     As filed with the Securities and Exchange Commission on July 19, 2000

                                                       Registration No. 333- ___
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                            PRISON REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in its Charter)

                  MARYLAND                                               6798                                  62-1763875
(State or other Jurisdiction of Incorporation                (Primary Standard Industrial                  (I.R.S. Employer
                or Organization)                              Classification Code Number)                  Identification No.)


                                                                               THOMAS W. BEASLEY
    10 BURTON HILLS BOULEVARD                                          CHAIRMAN OF THE BOARD OF DIRECTORS
     NASHVILLE, TENNESSEE 37215                                             10 BURTON HILLS BOULEVARD
          (615) 263-0200                                                    NASHVILLE, TENNESSEE 37215
                                                                               (615) 263-0200
(Address of Principal Executive Offices of Registrant)         (Name, Address of Agent for Service for Registrant)

                                   -----------
                                    Copy To:

                            ELIZABETH E. MOORE, ESQ.
                              ALBERT J. BART, ESQ.
                     STOKES BARTHOLOMEW EVANS & PETREE, P.A.
                                 SUNTRUST CENTER
                          424 CHURCH STREET, 28TH FLOOR
                           NASHVILLE, TENNESSEE 37219
                        (615) 259-1450/FAX (615) 259-1470

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend on reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

                                            Proposed
     Title Of Each Class Of                 Maximum               Amount Of
          Securities To                    Aggregate            Registration
          Be Registered                Offering Price(1)           Fee(2)
     ----------------------            -----------------         ------------
Common Stock, $0.01 par value
  per share(3)....................           (5)                     (5)

Warrants(4).......................           (5)                     (5)

Total..........................          $29,600,000             $7,814.40

(1) The aggregate offering price of all securities to be issued by the Registrant immediately prior to and at the time of the Merger pursuant to this Registration Statement, which is based on the total consideration to be paid by the Registrant in connection with the Merger, calculated in accordance with Rule 457 of the rules and regulations under the Securities Act of 1933, as amended, is not expected to exceed $29,600,000.

(2) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(3) Subject to the limitations set forth in Note (1), the shares of Common Stock being registered are to be issued by the Registrant immediately prior to, and at the time of, the merger of Corrections Corporation of America with and into a wholly owned subsidiary of the Registrant (the "Merger"), as well as subsequent to the Merger upon the exercise of the Warrants.

(4) Subject to the limitations set forth in Note (1), the Warrants representing rights to purchase shares of Common Stock being registered are to be issued by the Registrant immediately prior to the Merger.

(5)      Omitted pursuant to General Instruction J to Form S-4.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

                       CORRECTIONS CORPORATION OF AMERICA
                            10 BURTON HILLS BOULEVARD
                           NASHVILLE, TENNESSEE 37215

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON __________, SEPTEMBER ___, 2000

To our shareholders:

         Notice is hereby given that a special meeting of the shareholders of Corrections Corporation of America, a Tennessee corporation ("CCA"), will be held at 12:00 noon, local time, on ___________, September ___, 2000, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, for the following purposes:

         1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as June 30, 2000 by and among CCA and Prison Realty Trust, Inc., a Maryland corporation ("Prison Realty"), and a wholly owned subsidiary of Prison Realty, pursuant to which CCA will combine with Prison Realty through the merger of CCA with and into Prison Realty's wholly owned subsidiary. As part of the merger, each share of CCA common stock outstanding at the time of the merger (other than shares owned by Prison Realty) will be converted into the right to receive a certain number of shares of Prison Realty common stock, as described in the Agreement and Plan of Merger. Immediately prior to the merger, the shares of CCA common stock held by the Baron Asset Fund will be purchased by Prison Realty for non-cash consideration consisting of shares of Prison Realty common stock. Prison Realty may also purchase shares of CCA common stock held by Sodexho Alliance, S.A. for non-cash consideration consisting of shares of Prison Realty common stock immediately prior to the merger. In addition, Prison Realty will issue warrants to purchase shares of its common stock to Baron as consideration for its consent to the merger. Prison Realty will also purchase shares of CCA common stock held by former executive officers of Prison Realty for cash pursuant to the terms of certain severance agreements with such officers; and

         2. To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

         CCA has fixed the close of business on __________, July ___, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and at any adjournments or postponements thereof.

         The board of directors of CCA recommends that you vote "FOR" the merger agreement and related transactions.

         Your vote is important. Approval of the merger agreement and related transactions requires the affirmative vote of 80% of the outstanding shares of CCA common stock (class A common stock and class B common stock voting together as a single class) entitled to vote at the special meeting. If you fail to return a properly executed proxy or to vote in person at the special meeting, or if you abstain, the effect will be a vote against the merger agreement and related transactions. In addition, pursuant to the terms of an agreement between CCA and Baron, the merger agreement and related transactions must be approved separately by Baron. Baron will consent to the merger of CCA with Prison Realty and will vote the shares of CCA common stock held by it in favor of the merger agreement and related transactions.

         Your attention is directed to the joint proxy statement/prospectus accompanying this notice of special meeting for more complete information regarding the matters to be presented and acted upon at the special meeting.

         Shareholders who comply with Chapter 23 of the Tennessee Business Corporation Act (the "TBCA") will have the right to dissent from the merger and to obtain payment of the fair value of their shares of CCA common stock. A copy of Chapter 23 of the TBCA is attached as Appendix C to the accompanying joint proxy statement/prospectus. Please see the section entitled "Proposal to Approve the Merger and Related Transactions-- Rights of dissenting shareholders of CCA" in the joint proxy statement/prospectus for a discussion of the procedures to be followed in asserting these dissenters' rights.


                                          By Order of the Board of Directors of
                                          Corrections Corporation of America,



                                          Darrell K. Massengale, Secretary


Nashville, Tennessee
_______________, 2000

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                PRELIMINARY COPY
                        JOINT PROXY STATEMENT/PROSPECTUS

                            PRISON REALTY TRUST, INC.
                       CORRECTIONS CORPORATION OF AMERICA

                    PROPOSED MERGER AND RELATED TRANSACTIONS

         The board of directors of Corrections Corporation of America, a Tennessee corporation ("CCA"), has approved a merger and series of related transactions pursuant to which CCA will combine with Prison Realty Trust, Inc., a Maryland corporation ("Prison Realty"), with CCA merging with and into a wholly owned subsidiary of Prison Realty. Following the combination, the restructured company will be renamed Corrections Corporation of America and intends to operate as a taxable subchapter C corporation, rather than as a real estate investment trust, or REIT, commencing with its 2000 taxable year.

         As consideration for the merger, management and employee shareholders of CCA will obtain the right to receive shares of Prison Realty common stock valued at approximately $10.6 million in exchange for shares of CCA common stock that they own at the time of the merger. Immediately prior to the merger, Prison Realty will purchase the shares of CCA common stock held by the Baron Asset Fund, the holder of 16.9% of CCA's outstanding capital stock, for non-cash consideration consisting of shares of Prison Realty common stock valued at approximately $8.0 million. In addition, Baron will receive warrants to purchase $3.0 million in shares of Prison Realty common stock as consideration for its consent to the merger. Prison Realty is currently negotiating with Sodexho Alliance, S.A., the holder of 16.9% of CCA's outstanding capital stock, with respect to the purchase of the shares of CCA common stock held by it. Prison Realty will also purchase shares of CCA common stock held by former executive officers of Prison Realty for $800,000 cash pursuant to the terms of certain severance agreements with such officers. Shares of CCA held by Prison Realty will be canceled in the merger.

         CCA is seeking the votes of its shareholders in connection with the merger and related transactions.

         In connection with the matters discussed in this joint proxy statement/prospectus, Prison Realty is separately seeking the votes of its shareholders at a special meeting to approve a restructuring of Prison Realty, pursuant to which Prison Realty will amend its charter so as to permit it to complete the restructuring transactions, including the merger and related transactions described in this joint proxy statement/prospectus, and to elect not to be taxed as a REIT for federal income tax purposes commencing with its 2000 taxable year.

         After completion of the merger and related transactions and the restructuring of Prison Realty, shareholders of CCA receiving shares of Prison Realty common stock in, or immediately prior to, the merger will collectively own approximately 5.7% of the shares of Prison Realty common stock then outstanding, on a fully diluted basis, assuming a Prison Realty common stock price of $3.50 per share at the time of the merger, not including shares of Prison Realty common stock already owned by such shareholders and not received in connection with the merger.

         The merger and related transactions cannot be completed unless you and the other shareholders approve them.

         The attached joint proxy statement/prospectus provides additional information about the merger and related transactions, as well as information concerning the restructuring being considered by the shareholders of Prison Realty.

         THE RISKS ASSOCIATED WITH THE MERGER AND RELATED TRANSACTIONS AND WITH THE OWNERSHIP OF PRISON REALTY COMMON STOCK ARE DISCUSSED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 37 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

         This joint proxy statement/prospectus is also the prospectus of Prison Realty regarding shares of Prison Realty common stock to be issued to shareholders of CCA in connection with the merger and related transactions, valued at a maximum of $29.6 million (and warrants to purchase $3,000,000 in value of such shares), and the prospectus for the resale by a shareholder of CCA of shares of Prison Realty common stock constituting $11,000,000 in value of such shares. The shares of Prison Realty common stock are currently listed on the NYSE under the symbol "PZN" and the shares of Prison Realty common stock to be issued in connection with the merger and related transactions will be listed, subject to official notice of issuance, on the NYSE.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PRISON REALTY COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY/STATEMENT PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this joint proxy statement/prospectus is ____________, 2000, and it is first being mailed or delivered to shareholders of CCA on or about ______________, 2000.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE
     MERGER AND RELATED
     TRANSACTIONS AND PRISON REALTY
     RESTRUCTURING.................................................................................................1
WHO CAN HELP ANSWER YOUR QUESTIONS.................................................................................9
NOTE CONCERNING FORWARD-LOOKING
     STATEMENTS....................................................................................................10
SUMMARY OF THE JOINT PROXY
     STATEMENT/PROSPECTUS .........................................................................................11
       The companies...............................................................................................11
       The transactions............................................................................................15
       Selected unaudited pro forma combined financial
         information...............................................................................................26
       Selected historical consolidated financial
         information of Prison Realty..............................................................................29
       Selected historical consolidated financial
         information of CCA........................................................................................32
       Selected comparative per share data.........................................................................33
       Comparative per share market price and
         distribution/dividend information.........................................................................34
RISK FACTORS.......................................................................................................37
       You cannot be assured that the merger and
         related transactions will be completed....................................................................37
       Prison Realty currently has, and will have after
          completion of the merger and related
          transactions and the Prison Realty
          restructuring, a significant amount of debt..............................................................37
       Prison Realty will no longer be paying 95% of
         its taxable income as dividends...........................................................................39
       Prison Realty will pay higher federal income
         taxes after the merger and related transactions
         and the Prison Realty restructuring.......................................................................39
       Some employees, directors and shareholders of
         the companies will receive benefits different from
         and in addition to other shareholders in
         the merger and related transactions and the
         Prison Realty restructuring, creating potential
         conflicts of interest.....................................................................................39
       You may not know the number of shares of
         Prison Realty common stock to be issued to
         shareholders of CCA until as late as the day of
         the merger................................................................................................41
       Shares of Prison Realty common stock issued to
         certain shareholders of CCA in the merger
         cannot be sold or transferred for a period of
         time......................................................................................................41
       Prison Realty's business and operations will
         be adversely affected if it cannot attract and
         retain key personnel......................................................................................42
     After the merger and related transactions Prison
       will be more directly exposed to risks inherent in
       the management and operation of correctional
       and detention facilities....................................................................................42
     Although Prison Realty is entitled to receive 95%
       of PMSI's and JJFMSI's net income, as defined, in the
       form of dividends, the declaration and payment of
       such dividends is in the discretion of the boards
       of directors of each company................................................................................43
     Prison Realty and CCA are currently subject to certain
       litigation, and the outcome of such litigation
       could have a material adverse effect on Prison
       Realty......................................................................................................44
THE SPECIAL MEETING................................................................................................45
       Date, time and place........................................................................................45
       Matters to be considered at the meeting.....................................................................45
       Record date and outstanding shares..........................................................................45
       Quorum......................................................................................................45
       Voting method and proxies...................................................................................46
       Revocability of proxy.......................................................................................46
       Required vote...............................................................................................46
       Solicitation of proxies.....................................................................................47
       Cross conditionality of proposals...........................................................................47
       Abstentions.................................................................................................47
       Dissenters' rights..........................................................................................48
INFORMATION ABOUT PRISON REALTY....................................................................................49
     General.......................................................................................................49
     Business and operations.......................................................................................49
     Share ownership...............................................................................................51
     Recent developments...........................................................................................51
     Litigation ...................................................................................................69
     Business of Prison Realty following the
       completion of the merger and related
       transactions and the Prison Realty restructuring............................................................72
     Qualification of Prison Realty as a REIT for 1999.............................................................83
INFORMATION ABOUT CCA..............................................................................................100
     General.......................................................................................................100
     Business and operations.......................................................................................100
     Competition...................................................................................................100
     Employees and labor matters...................................................................................101
     Legal proceedings.............................................................................................101
     Ownership of CCA Capital Stock................................................................................101
     Distribution policy...........................................................................................103
     Management's discussion and analysis of
       financial condition and results of operations of
       CCA.........................................................................................................103
THE MERGER AND RELATED TRANSACTIONS
     AND THE PRISON REALTY
     RESTRUCTURING.................................................................................................117
       General.....................................................................................................117

       Background of the proposed Prison Realty
         restructuring transactions................................................................................117
       Prison Realty's reasons for the proposed
         restructuring transactions; Recommendation of
         the Prison Realty board of directors......................................................................138
       CCA's reasons for the merger;
         Recommendation of CCA's board of
         directors.................................................................................................143
       Interests of certain persons in the merger and
         related transactions and the Prison Realty
         restructuring.............................................................................................146
       Ownership of Prison Realty common stock.....................................................................150
       Regulatory filings and approvals required for the
         merger and related transactions and the Prison
         Realty restructuring......................................................................................153
       Description of the restructuring of Prison
         Realty....................................................................................................154
       Distribution policies.......................................................................................160
PROPOSAL TO APPROVE THE MERGER AND
RELATED TRANSACTIONS...............................................................................................161
       General ....................................................................................................161
       Effective time .............................................................................................161
       Terms of the merger.........................................................................................161
       The agreement and plan of merger............................................................................161
       Rights of dissenting shareholders of CCA....................................................................176
       Stock exchange listing of Prison Realty common
         stock.....................................................................................................178
       Federal securities law consequences; Resale
         restrictions .............................................................................................178
       Accounting treatment of the merger..........................................................................179
       Prison Realty capital stock.................................................................................179
       Comparison of the rights of shareholders of
         Prison Realty after the merger and related
         transactions and the Prison Realty
         restructuring and the rights of shareholders
         of CCA before the merger and related
         transactions and the Prison Realty
         restructuring.............................................................................................180
       Material federal income tax consequences
         of the merger.............................................................................................191
       Purchase of CCA common stock from Baron and
         Sodexho...................................................................................................192
       Recommendation of the CCA board.............................................................................194
ADDITIONAL INFORMATION REGARDING
     PRISON REALTY.................................................................................................195
     Management's discussion and analysis of
       financial condition and results of operations of
       Prison Realty...............................................................................................195
     Business objectives and strategies............................................................................229
     Leases and other contractual relationships with
       CCA.........................................................................................................233
     Government regulation.........................................................................................235
     Insurance.....................................................................................................237
     Employees.....................................................................................................237
     Legal proceedings.............................................................................................237
     Competition...................................................................................................238
     Properties....................................................................................................243
     Directors and executive officers..............................................................................246
     Compensation of Prison Realty's directors.....................................................................247
     Executive compensation........................................................................................253
     Certain relationships and related transactions................................................................256
OTHER MATTERS......................................................................................................256
LEGAL MATTERS......................................................................................................256
EXPERTS............................................................................................................256
WHERE YOU CAN FIND MORE
     INFORMATION...................................................................................................257
INDEX TO FINANCIAL STATEMENTS......................................................................................F-1
APPENDICES.........................................................................................................
     Agreement and Plan of Merger                                                                                     Appendix A
     Form of Articles of Amendment
       and Restatement of Prison Realty                                                                               Appendix B
     Tennessee Dissenters' Rights
       Statute                                                                                                        Appendix C

                         QUESTIONS AND ANSWERS ABOUT THE
                       MERGER AND RELATED TRANSACTIONS AND
                           PRISON REALTY RESTRUCTURING

Q:       WHY ARE CCA AND PRISON REALTY PROPOSING TO COMBINE?

A: As part of a comprehensive restructuring of Prison Realty Trust, Inc. ("Prison Realty") and Corrections Corporation of America ("CCA"), the companies are proposing to combine in order to simplify their corporate structure and address each company's liquidity and capital constraints through the newly combined company's operation as a subchapter C corporation. The companies believe that the combination is an essential step to the continued viability of the companies and the successful resolution of the companies' financial situation. The combination of Prison Realty with CCA is also a requirement of Prison Realty's recently amended bank indebtedness.

Q:       WHAT ARE THE TERMS OF CCA'S MERGER WITH PRISON REALTY?

A: CCA will be merged with and into a wholly owned subsidiary of Prison Realty, with the subsidiary being the surviving corporation. Shareholders of CCA at the time of the merger other than Prison Realty will receive shares of Prison Realty's common stock valued at approximately $10.6 million as consideration in the merger. The number of shares of Prison Realty common stock to be received by these shareholders is based on a formula in the merger agreement using the average closing price of Prison Realty's common stock on the New York Stock Exchange for the five trading day period ending two days prior to the completion of the merger. Because the market value of Prison Realty common stock will fluctuate before the closing of the merger, the exact number of shares of Prison Realty common stock to be issued in the merger cannot be predicted at this time.

Example:

         If the average closing price for the five trading day period ending two days prior to completion of the merger was $3.50, a CCA shareholder would receive 0.55 share of Prison Realty common stock for each share exchanged in the merger. If, however, the average closing price for the five trading day period ending two days prior to completion of the merger was $2.00, a CCA shareholder would receive 0.97 share of Prison Realty common stock for each share exchanged in the merger.

         Immediately prior to the merger, Prison Realty will purchase the shares of CCA common stock held by the Baron Asset Fund, the holder of 16.9% of CCA's outstanding capital stock, for non-cash consideration consisting of shares of Prison Realty common stock valued at $8.0 million. In consideration for Baron's consent to the merger (as necessary in order to effectuate the merger), Baron has required that Prison Realty also issue Baron warrants to purchase an aggregate of $3.0 million of shares of Prison Realty common stock. Prison Realty is currently negotiating with Sodexho Alliance, S.A., the holder of 16.9% of CCA's outstanding capital stock, with respect to the purchase of the shares of CCA common stock held by it. Prison Realty has conditioned its proposed purchase on the elimination of Sodexho's existing contractual right to have a representative on Prison Realty's board of directors. Prison Realty indicated to Sodexho that it was willing to satisfy its previous agreement to purchase the CCA shares in the form of Prison Realty common stock valued at $8.0 million, rather than in cash, as required by Prison Realty's amended bank credit facility. Sodexho has informed Prison Realty that Sodexho believes it should receive the same aggregate consideration as Prison Realty agreed to pay Baron. The merger agreement provides that Sodexho would receive fewer shares of Prison Realty common stock in the merger pursuant to the exchange ratio in the merger agreement. Prison Realty intends to continue negotiations with Sodexho regarding its purchase of the CCA common stock held by Sodexho for non-cash consideration of up to $8,000,000 in addition to the elimination of Sodexho's right to a representative on the Prison Realty board. If Prison Realty does not acquire Sodexho's shares prior to the merger, there can be no assurance that Sodexho will vote the shares of CCA common stock held by it in favor of the merger and related transactions described herein or the Prison Realty common stock held by it in favor of the charter amendments and the merger and related transactions being considered by the shareholders of Prison Realty. If no agreement is reached with Sodexho, Sodexho will maintain its existing contractual right to have a representative on the Prison Realty board.

Prison Realty will also purchase shares of CCA common stock held by former executive officers of Prison Realty for $800,000 in cash pursuant to the terms of certain severance agreements with such officers.

In the event Prison Realty purchases all of the shares of CCA common stock held by both Baron and Sodexho prior to the merger, Prison Realty will issue shares of its common stock valued at up to approximately $26.6 million as consideration for the merger (including up to $16.0 million in shares issued to Baron and Sodexho immediately prior to the merger and $10.6 million in shares issued to employee and management shareholders in the merger), in addition to the warrants to purchase $3.0 in shares of Prison Realty common stock issued to Baron. In the event Prison Realty purchases only the shares of CCA common stock held by Baron prior to the merger, Prison Realty will issue shares of its common stock valued at approximately $21.8 million as consideration for the merger (including $8.0 million in shares issued to Baron prior to the merger and

         $13.8 million in shares issued to employee and management shareholders and Sodexho in the merger), in addition to the warrants to purchase $3.0 million in shares of Prison Realty common stock issued to Baron.

         The shares of Prison Realty common stock received by CCA shareholders who are wardens of the facilities operated by CCA will be subject to forfeiture under a restricted stock plan, and shares received by CCA shareholders who are management of CCA or Prison Realty will be subject to certain contractual resale prohibitions. Shares received by executive officers and significant shareholders of CCA will also be subject to certain resale prohibitions under the federal securities laws.

         As a result of the merger, Prison Realty will also assume all of CCA's outstanding indebtedness at the time of the merger, and certain agreements between the parties providing for payments between the parties will be canceled or otherwise be of no further force and effect.

Q:       WHAT IS THE PROPOSED STRUCTURE OF PRISON REALTY AFTER THE MERGER?

A: Upon completion of Prison Realty's merger with CCA and the restructuring of Prison Realty, Prison Realty will hold 100% of the issued and outstanding capital stock of CCA Acquisition Sub, Inc., the successor by merger to CCA. As a result, Prison Realty, through itself and this subsidiary, will own and operate correctional and detention facilities, including operating those facilities currently operated by CCA.

         The terms of Prison Realty's recently announced amended bank credit facility permit Prison Realty to combine with the two service companies, Prison Management Services, Inc. and Juvenile and Jail Facility Management Services, Inc., which currently manage certain government-owned prison and jail facilities for non-cash merger consideration not to exceed $12.6 million. A maximum of $10.6 million in non-cash consideration may be paid to outside, non-warden stockholders of the service companies. Prison Realty has initiated discussions with representatives of the service companies regarding a merger of the companies into wholly-owned subsidiaries of Prison Realty; however, it is not expected that any agreement will be reached with respect to such combination.

         In the event the service companies are not combined with Prison Realty, Prison Realty will maintain its ownership of 100% of the non-voting common stock of the two service companies which entitles Prison Realty to receive 95% of each service company's net income, as defined, in the form of cash dividends. Prison Realty and its subsidiaries will also provide administrative services for the service companies for a cash fee and will license the use of the CCA name to the service companies under the terms of CCA's existing agreements with the service companies.

Q:       WHAT HAPPENS IF THE MERGER AND RELATED TRANSACTIONS ARE NOT COMPLETED?

A: The failure to complete the merger of CCA and Prison Realty will require the continuation of the existing structure, which requires Prison Realty to rely on CCA as its primary tenant to fund Prison Realty's operations, notwithstanding CCA's existing financial condition. The failure to complete the merger will also constitute an event of default under the terms of Prison Realty's recently amended bank credit facility, and, as a result, will cause a default under the terms of Prison Realty's other indebtedness and under CCA's indebtedness. In the event the merger and related transactions are not completed, both Prison Realty and CCA would be required to renegotiate the terms of their respective bank and other indebtedness on potentially significantly less favorable terms. In the alternative, Prison Realty and/or CCA may be required to seek protection under the federal bankruptcy laws.

Q:       WHAT ARE THE RESTRUCTURING TRANSACTIONS PROPOSED BY PRISON REALTY?

A: Prison Realty is proposing a comprehensive restructuring designed to address its current liquidity and capital constraints, simplify its corporate structure, create a new management team and satisfy certain conditions of its recently amended bank indebtedness. The restructuring includes combining Prison Realty and CCA into a simplified corporate structure that will not be taxed as a real estate investment trust, or REIT, commencing with its 2000 taxable year, as well as:

- amending Prison Realty's charter to accommodate these transactions by increasing the amount of Prison Realty's authorized capital stock, removing provisions requiring Prison Realty to operate and qualify as a REIT and changing the name of the company to "Corrections Corporation of America;" and

- selecting a new senior management team, including a new chief executive officer and chief financial officer.

Q: WHAT ARE THE ADVANTAGES OF COMPLETING THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING?

A: Throughout the process of considering all of the strategic alternatives available to the companies, including the equity proposal previously announced by Prison Realty, the companies' boards of directors have maintained that a combination of Prison Realty and CCA provides a simplified and more stable corporate and financial structure that will create the most value for each company's shareholders by allowing the surviving entity to retain earnings and use capital for growth opportunities and by eliminating potential conflicts of interest which have harmed Prison Realty's and CCA's credibility in the capital markets.

         In addition, the restructuring satisfies the requirement contained in Prison Realty's recently obtained waiver of events of default under, and amendments to, its senior bank indebtedness, as well as with respect to waivers of events of default obtained by CCA under the terms of its bank indebtedness.

         Moreover, the restructuring allows for the combined cash flows from operations to service the immediate financial and liquidity needs of Prison Realty and CCA, versus the restrictions on the uses of cash on a separate company basis. The restructuring also enhances management through the addition of a new chief executive officer and chief financial officer of the surviving company.

Q: WHAT ARE THE DISADVANTAGES OF COMPLETING THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING?

A: The existing holders of CCA common stock will hold only approximately 5.7% of Prison Realty's common stock upon completion of the merger and related transactions (assuming the purchase by Prison Realty of shares of CCA common stock held by Baron and Sodexho immediately prior to the merger and excluding shares of Prison Realty common stock already owned by such shareholders and not received in connection with the merger). As a result, existing holders of CCA common stock will have limited influence over the management and operations of Prison Realty following the completion of the merger and related transactions.

Q: HOW WILL THE NEWLY RESTRUCTURED PRISON REALTY DIFFER FROM THE EXISTING PRISON REALTY?

A: Upon the completion of the merger and related transactions and the restructuring of Prison Realty, in addition to the ownership, acquisition and development of correctional and detention facilities, Prison Realty's business will also include the operation and management of correctional and detention facilities for government entities. As a taxable subchapter C corporation commencing with its 2000 taxable year, Prison Realty will no longer be required to pay 95% of its taxable income to its shareholders as dividends but instead will be able to retain its earnings and reinvest them in its business. Prison Realty will, however, elect to be taxed as a REIT for the 1999 taxable year and, in satisfaction of its distribution requirements, will distribute to all of its common shareholders approximately $150.0 million of series

         B convertible preferred stock. The record date for determination of common shareholders entitled to receive the preferred stock distribution in satisfaction of Prison Realty's remaining 1999 REIT distribution requirements is expected to be during the third quarter of 2000, but in any event after the date of the special meeting, with the distribution to be made prior to December 31, 2000. Prison Realty does not intend to pay any cash dividends on its common stock in the foreseeable future, including any cash dividends in order to maintain its status as a REIT for 1999.

         In addition, Prison Realty has begun a search for a new chief executive officer and will begin a search for a new chief financial officer. Several candidates have been identified and interviews have begun. The selection process will be finalized as expeditiously as possible. Doctor R. Crants, the current chief executive officer of Prison Realty, will resign or be terminated once a new chief executive officer has been appointed. The search for the new chief financial officer will be undertaken after the selection of a new chief executive officer. Thomas
         W. Beasley, the current chairman of Prison Realty's board of directors and a founder of Prison Realty's predecessor company, will continue to serve as chairman.

         Prison Realty's board of directors currently consists of six members, including three independent directors, two of whom serve on the Independent Committee of Prison Realty's board of directors. Upon completion of the merger and related transaction and the Prison Realty restructuring, Prison Realty's board of directors will be restructured by increasing the size of the existing board of directors and appointing one or more additional directors to the newly created vacancies. In addition, certain existing directors are expected to resign, allowing the appointment of one or more new directors to the vacancies created by the resignations. Under Maryland law, each of these new directors must stand for election at the next annual meeting of shareholders following their appointment. It is expected that the Prison Realty 2000 annual meeting will be held in November 2000.

Q: DOES PRISON REALTY INTEND TO ELECT TO BE TAXED AS A REIT FOR ITS 1999 TAXABLE YEAR?

A: Yes. In accordance with the provisions of Prison Realty's charter, Prison Realty will elect to qualify and to be taxed as a REIT with respect to its 1999 taxable year. Because the requirements applicable to REITs are complex, however, no assurance can be given that Prison Realty will in fact qualify as a REIT for 1999. In order to satisfy its remaining 1999 REIT distribution requirements, Prison Realty will distribute to all of its common shareholders shares of its series B convertible preferred stock having a value of approximately $150.0 million. The series B convertible preferred stock will provide for dividends payable in additional shares of series B convertible preferred stock at a rate of 12% per year for the first three years following the shares' issuance and cash dividends at a rate of 12% per year thereafter, payable quarterly in arrears. Shares of the series B convertible preferred stock will be callable at the stated amount of $25 per share plus accrued dividends by Prison Realty at any time after six months following a date which is the later of (i) three years from the issuance of the series B convertible preferred stock or (ii) the 91st day following the redemption of Prison Realty's $100.0 million 12% senior notes, due 2006. The shares of series B convertible preferred stock will be convertible into shares of Prison Realty common stock during two separate conversion periods (the first consisting of a 10 business day period commencing on the sixth business day following issuance and the second consisting of a 10 business day period ending 90 calendar days following issuance), at a conversion price based on average closing prices of Prison Realty's common stock on the NYSE during the 10 trading days ending one day prior to conversion.

         Prison Realty believes that the distribution of the series B convertible preferred stock will satisfy its remaining REIT distribution requirements for 1999. There can be no assurance, however, that such distribution will ultimately satisfy the REIT requirements, or that additional distributions will not be required at a later time. In the event Prison Realty does not satisfy its distribution requirements through the issuance of the series B convertible preferred stock or another security, Prison Realty will be required to make its required REIT distribution in cash. Prison Realty does not have the resources to pay such distribution in cash, and, under the terms of its existing senior bank credit facility, such cash dividend payments are explicitly prohibited. Moreover, if Prison Realty is otherwise unable to qualify as a REIT with respect to its 1999 taxable year, Prison Realty will be required to pay federal income tax on its earnings at ordinary corporate rates, which tax is currently estimated to be as much as $100.0 million.

Q: WHY IS THE BOARD OF DIRECTORS OF CCA RECOMMENDING THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING?

A: The board of directors of CCA is recommending the merger and related transactions because it believes they represent the best alternative available to address the financial and liquidity constraints of Prison Realty and CCA. The board believes the combination is an essential step to the continued viability of CCA and the successful resolution of CCA's financial situation. The board further believes the failure to address these needs would significantly impair the business of CCA.

Q:       DO CCA SHAREHOLDERS HAVE ANY DISSENTERS' RIGHTS?

A: Yes. CCA shareholders have dissenters' rights in connection with the merger.

Q: WHEN DO YOU EXPECT THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING TO BE COMPLETED?

A: It is expected that the merger and related transactions and the Prison Realty restructuring, if approved, will be completed on or before September 15, 2000.

Q:       WHAT DO I NEED TO DO NOW?

A: After making a decision about the merger and related transactions, you should mark on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so your shares may be represented at the shareholders' meeting.

Q:       WHAT IF I DO NOT VOTE?

A: If you sign and send in your proxy, but do not mark how you want to vote, your proxy will be counted as a vote in favor of the proposal relating to the merger and related transactions. If you do not vote or if you abstain, the effect will be a vote against such proposal.

Q:       CAN I CHANGE OR REVOKE MY PROXY?

A: You may attend the shareholders' meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may revoke your proxy up to and including the day of such meeting by following the directions on page __ of this joint proxy statement/prospectus, and you may either change your vote or attend the meeting and vote in person.

Q:       SHOULD SHAREHOLDERS SEND IN STOCK CERTIFICATES NOW?

A: No, after the merger and related transactions are completed, Prison Realty will send CCA shareholders written instructions for exchanging their stock certificates.

                       WHO CAN HELP ANSWER YOUR QUESTIONS?

         If you have more questions about the merger and related transactions and the related Prison Realty restructuring, or if you would like additional copies of this joint proxy statement/prospectus, you should contact CCA at:

                            10 Burton Hills Boulevard
                           Nashville, Tennessee 37215
     Attention: Darrell K. Massengale, Chief Financial Officer and Secretary
                        Telephone Number: (615) 263-3000

                   NOTE CONCERNING FORWARD-LOOKING STATEMENTS

         This joint proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements with respect to Prison Realty's and CCA's financial condition, results of operations and business and the expected impact of the transactions descried in this joint proxy statement/prospectus on Prison Realty's and CCA's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements.

         These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

         - the possibility that the merger and related transactions and the restructuring of Prison Realty will not be completed;

         - the possibility that the anticipated benefits from the merger and related transactions and the restructuring of Prison Realty will not be fully realized; and

         - other risk factors as may be detailed from time to time in Prison Realty's public announcements and filings with the SEC.

         In evaluating the merger and related transactions and the restructuring of Prison Realty, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page __.

                 SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger and related transactions and the Prison Realty restructuring fully and for a more complete description of the legal terms of the transactions, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page ___. We have included page references to direct you to a more complete description of the topics presented in this summary.

                                  THE COMPANIES

PRISON REALTY TRUST, INC.
10 Burton Hills Boulevard
Nashville, Tennessee 37215
615-263-0200
www.prisonreit.com

BUSINESS AND OPERATIONS

         Prison Realty's existing business is the ownership of correctional and detention facilities. The company currently finances, designs, constructs and renovates new and existing jails and prisons that it leases to both private prison managers and government agencies.

         At July 17, 2000, Prison Realty owned, or was in the process of developing, 50 correctional and detention facilities, of which 45 facilities were operating, two were under construction and three were in the planning stages. At July 17, 2000, Corrections Corporation of America, or CCA, the company's primary tenant, leased 36 of Prison Realty's facilities, government agencies leased six of Prison Realty's facilities, and other private operators leased three of Prison Realty's facilities. In addition, at July 17, 2000, Prison Realty owned two corporate office buildings, one of which is leased to CCA and one of which is leased to TransCor America, LLC, a wholly owned subsidiary of CCA.

         Prison Realty has entered into lease agreements with CCA with respect to the correctional and detention facilities owned by Prison Realty and operated by CCA, as well as a series of additional agreements relating to the payment of certain fees by Prison Realty to CCA. As described in more detail herein under the heading "Information About Prison Realty - Recent developments," as the result of the companies' financial condition and in order to address the liquidity needs of each of the companies prior to the completion of the restructuring transactions described in this joint proxy statement/prospectus, Prison Realty and CCA have amended the terms of the lease agreements to defer, with interest, a substantial portion of the rental payments due to Prison Realty thereunder and amended the terms of the other agreements to defer payments due to CCA thereunder. Additionally, as required by the terms of a subordination agreement between Prison Realty, CCA and their respective bank lenders, CCA has deferred the payment of interest due to Prison Realty under the terms of a $137.0 million promissory note payable to Prison Realty. Prison Realty also owns 9.5% of the capital stock, consisting of non-voting common stock, of CCA. In addition, Prison Realty owns 100% of the non-voting common stock of Prison Management Services, Inc., or PMSI, and Juvenile and Jail Facility Management Services, Inc., or JJFMSI, both of which are privately-held service companies which manage certain government-owned prison and jail facilities under the "Corrections Corporation of America" name. As the owner of the non-voting common stock of the service companies, Prison Realty is entitled to receive 95% of each company's net income, as defined, as cash dividends.

         If the merger and related transactions and the Prison Realty restructuring described in this joint proxy statement/prospectus is completed, Prison Realty, by itself and through its subsidiaries, will be in the business of owning and operating correctional and detention facilities, including operating those facilities currently operated by CCA. As permitted by the terms of Prison Realty's recently amended credit facility, Prison Realty has initiated discussions with PMSI and JJFMSI regarding the combination of such companies with and into wholly owned subsidiaries of Prison Realty. It is not expected, however, that any agreement will be reached with respect to such combination. In the event PMSI and JJFMSI are not merged into Prison Realty, PMSI and JJFMSI will continue to operate those facilities currently operated by them, and Prison Realty will continue to be entitled to receive 95% of each service company's net income, as defined, as cash dividends on the shares owned by them, notwithstanding the completion of the merger and related transactions and the Prison Realty restructuring.

         Pursuant to the requirements of its charter, Prison Realty will elect and qualify to be taxed as a REIT for its taxable year ended December 31, 1999. In satisfaction of its remaining REIT distribution requirements for 1999, Prison Realty will issue shares of its series B convertible preferred stock having a value of approximately $150.0 million, to the holders of its common stock. The terms of the series B preferred stock provide for:

- for the first three years after issuance, quarterly dividends payable in additional shares of series B convertible preferred stock at a rate of 12% per year;

- following the first three years after issuance, cash dividends payable quarterly at a rate of 12% per year;

- "callable" by Prison Realty (or allowing Prison Realty to repurchase such shares) at the stated amount of $25 per share, plus accrued dividends, at any time commencing six months following a date which is the later of (i) three years from the issuance of the series B convertible preferred stock and (ii) the 91st day following the redemption of Prison Realty's 12% senior notes, due 2006; and

- convertible at the option of the holder into shares of Prison Realty's common stock during two separate conversion periods (the first consisting of a 10 business day period commencing on the sixth business day following issuance and the second consisting of a 10 business day period ending 90 calendar days following issuance), at a conversion price based on average closing prices of Prison Realty's common stock on the NYSE during the 10 trading days ending one day prior to conversion.

         Prison Realty's election and qualification to be taxed as a REIT with respect to its 1999 taxable year and the terms of the series B convertible preferred stock to be issued in connection therewith are more fully discussed in the section entitled "Information About Prison Realty - Qualification of Prison Realty as a REIT for 1999" on page
         ___.

ADDITIONAL INFORMATION

         For additional information concerning Prison Realty, see the section entitled "Information About Prison Realty" on page ___. This includes important information concerning recent developments, including information on transactions between Prison Realty and CCA, efforts to secure waivers of, and amendments to, the provisions of Prison Realty's outstanding indebtedness and certain litigation.

CORRECTIONS CORPORATION OF AMERICA
10 Burton Hills Boulevard
Nashville, Tennessee 37215
615-263-3000
www.correctionscorp.com

BUSINESS AND OPERATIONS

         CCA provides correctional and detention facility management services to government agencies. At July 17, 2000, CCA had contracts to manage 43 correctional and detention facilities with a total design capacity of 45,243 beds, of which 41 facilities with a total design capacity of 39,553 beds were in operation. At July 17, 2000, CCA's system-wide occupancy level was approximately 75.6%. CCA operates and manages the substantial majority of the facilities owned by Prison Realty and leases these facilities from Prison Realty under certain lease agreements described herein. At July 17, 2000, CCA leased 36 of the facilities owned by Prison Realty. CCA also provides certain business and facility development services for Prison Realty, as well as certain administrative services to each of PMSI and JJFMSI. The services provided by CCA to government agencies include the comprehensive operation and management of new and existing correctional and detention facilities.

         In addition to providing the fundamental residential services relating to inmates, CCA's facilities offer a large variety of rehabilitation and education programs including basic education, life skills and employment training and substance abuse treatment. CCA also provides health care (including medical, dental and psychiatric services), institutional food services, transportation requirements and work and recreational programs. CCA provides transportation services through its wholly owned subsidiary, TransCor America, LLC.

ADDITIONAL INFORMATION

         For additional information concerning CCA, see the section entitled "Information About CCA" on page ___; and the section entitled "Information About Prison Realty - Recent developments" on page ___.

                                THE TRANSACTIONS

THE MERGER AND RELATED TRANSACTIONS

GENERAL

         Pursuant to the terms of an agreement and plan of merger, CCA will be merged into a newly formed, wholly owned subsidiary of Prison Realty. Shareholders of CCA at the time of the merger other than Prison Realty will receive shares of Prison Realty common stock valued at approximately $10.6 million as the merger consideration pursuant to the exchange ratio described in the merger agreement. Shares held by Prison Realty at the time of the merger will be canceled in the merger.

         As described in the merger agreement, the exchange ratio for the merger depends on a formula using the average closing price of one share of Prison Realty common stock on the NYSE for the five trading day period ending two days prior to the closing date of the merger. Therefore, the exchange ratio will not be known at the time of the special meeting. No fractional shares of Prison Realty common stock will be issued as a result of the merger, but shareholders otherwise entitled to receive a fractional share will receive a cash payment in lieu thereof.

         The merger will be tax-free for the shareholders of CCA to the extent the shareholders of CCA receive Prison Realty common stock in the merger, but a shareholder will recognize taxable gain to the extent it receives cash in lieu of a fractional share of Prison Realty common stock. The merger is expected to be accounted for as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.

         Shareholders of CCA who comply with the provisions of the Tennessee Business Corporation Act will have the right to dissent from the merger and to obtain payment of the fair market value of their shares, as more fully discussed in the section of this joint proxy statement/prospectus entitled "Proposal to Approve the Merger and Related Transactions - Rights of dissenting shareholders of CCA."

CONSIDERATION TO BE PAID IN CONNECTION WITH THE MERGER

         Management and employee shareholders of CCA will receive shares of Prison Realty common stock with an aggregate value of approximately $10.6 million (or approximately 2.0% of Prison Realty's common stock on a fully-diluted basis) as the merger consideration, pursuant to the exchange ratio described in the merger agreement.

         Immediately prior to the merger, Prison Realty will purchase the shares of CCA common stock held by the Baron Asset Fund, the holder of 16.9% of CCA's outstanding capital stock, for non-cash consideration consisting of shares of Prison Realty common stock valued at $8.0 million (or approximately 2.3 million shares assuming a Prison Realty common stock price of $3.44 per share). As consideration for Baron's consent to the merger (as necessary in order to effectuate the merger) Baron has required that Prison Realty issue Baron warrants to purchase an aggregate of

$3.0 million of shares of Prison Realty common stock (or approximately 857,000 shares assuming a Prison Realty common stock price of $3.50 per share with respect to two-thirds of the warrants and a Prison Realty common stock price of $3.44 per share with respect to one-third of the warrants). Prison Realty is currently negotiating with Sodexho Alliance, S.A., the holder of 16.9% of CCA's outstanding capital stock, with respect to the purchase of the shares of CCA common stock held by it. Prison Realty indicated to Sodexho that it was willing to satisfy its previous contractual obligation to purchase the CCA shares in the form of Prison Realty common stock valued at $8.0 million rather than in cash, as required by Prison Realty's amended bank indebtedness. Sodexho informed Prison Realty that it should receive the same aggregate consideration as Prison Realty agreed to pay Baron. The merger agreement provides that Sodexho would receive fewer shares of Prison Realty common stock in the merger pursuant to the exchange ratio described above. Prison Realty intends to continue negotiations with Sodexho regarding its purchase of the CCA common stock held by Sodexho. Prison Realty intends to continue negotiations with Sodexho regarding its purchase of the CCA common stock held by Sodexho for non-cash consideration of up to $8.0 million. Prison Realty has conditioned and will condition its proposed purchase on the elimination of Sodexho's existing contractual right to have a representative on Prison Realty's board of directors. If Prison Realty does not acquire Sodexho's shares prior to the merger, there can be no assurance that Sodexho will vote the CCA common stock held by it in favor of the merger and related transactions or the Prison Realty common stock held by it in favor of the charter amendments and the merger and related transactions being considered by the shareholders of Prison Realty. If no agreement is reached with Sodexho, Sodexho will maintain its existing contractual right to have a representative on the Prison Realty board. The shares of Prison Realty common stock issued to Baron and Sodexho will not be subject to any contractual restrictions on transfer.

         Prison Realty will also purchase shares of CCA common stock held by former executive officers of Prison Realty for $800,000 in cash pursuant to the terms of certain severance agreements with such officers.

         In the event Prison Realty purchases all of the shares of CCA common stock held by Baron and Sodexho prior to the merger, Prison Realty will issue shares of its common stock valued at approximately $26.6 million as consideration for the merger (or 7.7 million shares, equal to approximately 5.1% of Prison Realty's common stock, on a fully diluted basis, assuming a Prison Realty common stock price of $3.50 per share) (including $16.0 million in shares issued to Baron and Sodexho prior to the merger and $10.6 million in shares issued to employee and management shareholders in the merger), in addition to warrants to purchase an aggregate of $3.0 million of shares of Prison Realty common stock. In the event Prison Realty purchases only the shares of CCA common stock held by Baron prior to the merger, Prison Realty will issue shares of its common stock valued at approximately $21.8 million in the merger (or approximately 6.3 million shares, equal to approximately 4.2% of Prison Realty's common stock, on a fully-diluted basis assuming a Prison Realty common stock price of $3.50 per share) (including $8.0 million in shares issued to Baron prior to the merger and $13.8 million in shares issued to employee and management shareholders and Sodexho in the merger), in addition to warrants to purchase an aggregate of $3.0 million of shares of Prison Realty common stock.

RESTRICTIONS ON SHARES ISSUED AS MERGER CONSIDERATION

         Shares of Prison Realty common stock owned by wardens of the correctional facilities operated by CCA and received in the merger will be subject to vesting and forfeiture provisions under a restricted stock plan. Shares of Prison Realty common stock owned by CCA shareholders who are management of CCA or Prison Realty and received in the merger will be subject to restrictions on transfer that prohibit any transfers for 180 days after the merger is completed. Transfers may be made according to the following percentages:

-        Up to 25% after 180 days;

-        Up to 50% after December 31, 2001;

-        Up to 75% after December 31, 2002; and

-        Up to 100% after December 31, 2003.

         Shares received by executive officers and significant shareholders of CCA will also be subject to certain resale prohibitions under the federal securities laws. See "Proposal to Approve the Merger and Related Transactions-- Federal securities law consequences; Resale restrictions" on page ____.


ADDITIONAL TERMS OF THE MERGER AGREEMENT

         The completion of the merger is subject to various conditions, including:

- receipt of approval by the shareholders of CCA, including the separate consent of Baron;

- receipt of shareholder approval of Prison Realty's election not to be taxed as a REIT commencing with its 2000 taxable year, but instead electing to be taxed as a subchapter C corporation;

-        receiving legal opinions on th tax-free nature of the mergers;

- Prison Realty's having purchased the shares of CCA common stock held by Baron;

-        obtaining certain required government and third-party consents; and

- the required waiting period under the antitrust laws expiring or being terminated.

         The merger agreement may be terminated:

-        by the written consent of Prison Realty and CCA;

- by Prison Realty or CCA if a final injunction or other order or decree has been issued by a court or government agency preventing completion of the merger transactions;

- by Prison Realty or CCA if the merger has not been completed on or before October 31, 2000;

- by Prison Realty or CCA if Prison Realty's shareholders do not approve Prison Realty's election not to be taxed as a REIT commencing with its 2000 taxable year;

- by Prison Realty if CCA breaches, and does not cure such breach of, any material provision of the merger agreement which is a condition to the completion of the merger transactions;

- by Prison Realty if the shareholders or board of directors (or any committee thereof) of CCA do not approve the merger and related transactions;

- by CCA if Prison Realty's board of directors (or any committee thereof) does not approve, or withdraws its approval of, the merger and related transactions;

- by CCA if Prison Realty breaches, and does not cure such breach of, any material provision of the merger agreement which is a condition to the completion of the merger transactions.

         For a detailed description of the conditions to the closing and the manner in which the merger agreement may be terminated, see the sections entitled "The Merger and Related Transactions and the Prison Realty Restructuring" on page ____ and "Proposal to Approve the Merger and Related Transactions-- The agreement and plan of merger" on page___.

         The merger agreement is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read it carefully. The merger and related transactions are more fully discussed in the section entitled "Proposal to Approve the Merger and Related Transactions" on page ___.

RESTRUCTURING OF PRISON REALTY

GENERAL

         Prison Realty is proposing a comprehensive restructuring designed to address its current liquidity and capital constraints, simplify its corporate structure, create a new management team and satisfy certain conditions of its recently amended senior bank indebtedness. The restructuring includes combining Prison Realty and CCA into a simplified corporate structure that will not be taxed as a real estate investment trust, or REIT, commencing with its 2000 taxable year, as well as:

- amending Prison Realty's charter to accommodate these transactions by increasing the amount of Prison Realty's authorized capital stock, removing provisions requiring Prison Realty to operate and qualify as a REIT and changing the name of the company to "Corrections Corporation of America;" and

- selecting a new senior management team through the appointment of a new chief executive officer and chief financial officer.

THE AMENDMENTS TO PRISON REALTY'S CHARTER

         The Prison Realty restructuring cannot be completed unless Prison Realty effects the amendments to its charter as described below and in the section of this joint proxy statement/prospectus entitled "The Merger and Related Transactions and the Prison Realty Restructuring Description of the restructuring of Prison Realty." In connection with the restructuring, Prison Realty will amend its charter to make the following changes, among others:

- remove ownership limitations and other provisions relating to Prison Realty's REIT status;

-        change Prison Realty's name to "Corrections Corporation of America;"
         and

-        increase the authorized capital stock of Prison Realty.

         The merger cannot be completed unless Prison Realty effects the amendments to its charter as described above.

RELATIONSHIP WITH THE SERVICE COMPANIES

         The terms of Prison Realty's recently amended bank credit facility permit Prison Realty to combine with PMSI and JJFMSI for non-cash consideration not to exceed $12.6 million. A maximum of $10.6 million in non-cash consideration may be paid to outside, non-warden stockholders of the service companies. Prison Realty has initiated discussions with representatives of PMSI and JJFMSI regarding a merger of the two companies with and into wholly-owned subsidiaries of Prison Realty in accordance with the terms of Prison Realty's bank indebtedness. The terms of such mergers, like the merger with CCA, would provide for the exchange of shares of each service company's common stock for shares of Prison Realty common stock in the merger at an exchange ratio determined by a formula using the average closing price of Prison Realty common stock over a period of time immediately prior to such merger. It is not expected, however, that any agreement will be reached as to the service company mergers.

         If PMSI and JJFMSI are not merged with Prison Realty upon completion of the restructuring, Prison Realty will maintain its existing ownership of 100% of the non-voting common stock of PMSI and JJFMSI, which will entitle Prison Realty to continue to receive 95% of each company's net income, as defined, as cash dividends on such shares. In addition, Prison Realty and its subsidiaries will provide administrative services for the service companies for a cash fee under the terms of an existing administrative services agreement between CCA and the service companies. Prison Realty will also license the use of the CCA name to the service companies for a cash fee under the terms of an existing service mark and trade name use agreement between CCA and the service companies.

DIRECTORS AND EXECUTIVE OFFICERS OF PRISON REALTY FOLLOWING THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING

         Prison Realty's board of directors currently consists of six members, including three independent directors, two of which serve on the independent committee of the board of directors. Upon completion of the merger and related transactions and the Prison Realty restructuring, Prison Realty's board of directors will be restructured by increasing the size of the existing board of directors and appointing one or more additional directors to the newly created vacancies. In addition, certain existing directors are expected to resign, allowing the appointment of one or more directors to the vacancies created by the resignations. Under Maryland law, each of these new directors must stand for election at Prison Realty's next annual meeting of shareholders following their appointment. It is expected that the Prison Realty 2000 annual meeting will be held in November 2000.

         Prison Realty has begun a search for a new chief executive officer and will begin a search for a new chief financial officer. Several candidates have been identified and interviews have begun. The selection process will be finalized as expeditiously as possible. Doctor R. Crants, the current chief executive officer of Prison Realty, will resign or be terminated once a new Prison Realty chief executive officer has been appointed. The search for the new chief financial officer will be undertaken after the selection of a new chief executive officer. Thomas W. Beasley, the current chairman of Prison Realty's board of directors, will continue to serve as chairman.

         For a more complete description of the changes in the management of Prison Realty, see the section entitled "The Merger and Related Transactions and the Prison Realty Restructuring - Operations and management of Prison Realty after the restructuring" on page _____.

MARKET PRICE INFORMATION

         Shares of Prison Realty common stock are listed on the NYSE. On Thursday, June 29, 2000, the last full trading day prior to the public announcement of the proposed merger and related transactions and Prison Realty restructuring, Prison Realty's common stock closed at $3.13 per share. We urge you to obtain current market quotations. The common stock of CCA is not publicly traded.

         For a more complete description of market price information, see the section entitled "Comparative per share market price and distribution/dividend information" on page _____.

TAX CONSEQUENCES OF THE MERGER

         Prison Realty has structured the merger so that CCA and its shareholders will not recognize gain or loss for federal income tax purposes as a result of the merger to the extent such shareholders receive in the merger Prison Realty common stock. Prison Realty will be taxable as a subchapter C corporation after the merger, commencing with its 2000 taxable year, and will no longer be subject to the distribution requirements for a REIT. For a detailed description of the tax consequences of the merger and related transactions and Prison Realty restructuring, see the section entitled "Proposal to Approve the Merger and Related Transactions, and the Prison Realty

Restructuring - Material federal income tax consequences of the merger" on page
____.

PRISON REALTY'S REASONS FOR THE RESTRUCTURING; RECOMMENDATION OF THE PRISON REALTY BOARD OF DIRECTORS

         The Prison Realty board believes that the restructuring:

- provides a simplified and more stable corporate and financial structure that will create the most value for Prison Realty shareholders by allowing Prison Realty to retain earnings and use capital for growth opportunities and by eliminating potential conflicts of interest which have harmed Prison Realty's credibility in the capital markets;

- represents the only available alternative to Prison Realty which satisfies the requirements contained in Prison Realty's recently obtained waiver and amendment with respect to its senior bank indebtedness;

- allows for combined cash flows from operations to service the immediate financial and liquidity needs of Prison Realty and CCA, on which Prison Realty's financial health depends, versus the restrictions on the use of cash on a separate company basis;

-        enhances management; and

- provides a more attractive alternative for Prison Realty than seeking relief under the federal bankruptcy laws.

         For a more detailed description of these reasons, see the section entitled "The Merger and Related Transactions and the Prison Realty Restructuring - Prison Realty's reasons for the proposed restructuring transactions" on page __.

CCA'S REASONS FOR THE MERGER AND RELATED TRANSACTIONS AND PRISON REALTY RESTRUCTURING; RECOMMENDATION OF THE CCA BOARD OF DIRECTORS

         The CCA board believes the merger and related transactions and related Prison Realty restructuring:

- represents the only available alternative to CCA to address its immediate financial and liquidity needs;

- provide a simplified and more stable corporate and financial structure that will create the most value for CCA shareholders;

- represents the only available alternative to Prison Realty which satisfies the requirements contained in Prison Realty's recently obtained waiver and amendment with respect to its senior bank indebtedness;

-        enhances management; and

- provides a more attractive alternative for both CCA or Prison Realty than seeking relief under the federal bankruptcy laws.

         For a more detailed description of these reasons, see the sections entitled "The Merger and Related Transactions and the Prison Realty Restructuring - CCA's reasons for the CCA merger;

Recommendation of CCA's board of directors" on page __.

RISKS OR DISADVANTAGES OF THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING

         The merger and related transactions and the Prison Realty restructuring may have negative consequences to CCA and its shareholders, including the consequence that the existing holders of CCA common stock will hold only approximately 5.7% of Prison Realty's common stock upon completion of the merger and related transactions (assuming the purchase of shares of CCA common stock held by Baron and Sodexho immediately prior to the merger and excluding shares of Prison Realty common stock already owned by such shareholders and not received in connection with the mergers). As a result, existing holders of CCA common stock will have limited influence over the management and operations of Prison Realty following the completion of the merger and related transactions.

         For a more complete description of the risks of completing the merger and related transactions and Prison Realty restructuring, see the section entitled "Risk factors" on page __ and the section entitled "The Merger and Related Transactions and the Prison Realty Restructuring" on page __.

RISKS OR DISADVANTAGES OF NOT COMPLETING THE MERGER AND RELATED TRANSACTIONS AND PRISON REALTY RESTRUCTURING

         If the merger and related transactions and Prison Realty restructuring are not completed, CCA and its shareholders will be subject to negative consequences, including:

- the continuation of the existing structure which would require CCA to make payments to Prison Realty for which CCA has insufficient liquidity, given its current financial condition;

- a default under the terms of Prison Realty's and CCA's bank indebtedness which would require Prison Realty and CCA to attempt to renegotiate the terms of their existing bank indebtedness on possibly significantly less favorable terms, and there is no assurance that such renegotiations could be accomplished or that such renegotiations would be a better alternative for Prison Realty and/or CCA than seeking protection under the federal bankruptcy laws; and

- a debt restructuring on less favorable terms or a decision to seek protection under the federal bankruptcy laws which could have a material adverse impact on the business of Prison Realty and CCA.

         For a more complete description of these risks or disadvantages, see the section entitled "Risk Factors" on page and the section entitled "The Merger and Related Transactions and the Prison Realty Restructuring" on page __.

RECOMMENDATIONS OF THE CCA BOARD

         The board of directors of CCA believes that the merger and related transactions are in your best interest and recommends that you vote for approval of the merger and related transactions described in this joint proxy statement/prospectus.

INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER AND RELATED TRANSACTIONS AND PRISON REALTY RESTRUCTURING

         When considering the recommendations of the board of directors of CCA you should be aware that some of the directors, officers and affiliates of Prison Realty and CCA have interests in the merger and related transactions and the Prison Realty restructuring that are different from, or in addition to, your interests. These interests include:

- Prison Realty's proposed issuance of shares of Prison Realty common stock valued at approximately $8.0 million and warrants to purchase an aggregate of $3.0 million of shares of its common stock immediately prior to the completion of the merger as consideration for the purchase of shares of CCA common stock held by Baron. A representative of Baron currently serves as a member of the board of directors of CCA;

- Prison Realty's proposed issuance of shares of Prison Realty common stock valued at up to approximately $8.0 million to Sodexho immediately prior to the completion of the merger as consideration for the purchase of shares of CCA stock held by Sodexho. A representative of Sodexho currently serves as a director of Prison Realty and CCA and will continue to serve as a director of the combined company unless the parties agree otherwise;

- Prison Realty will issue restricted shares of its common stock in the merger to certain members of Prison Realty's management, including J. Michael Quinlan and Vida H. Carroll, who hold shares of CCA common stock;

- Mr. Beasley will continue to serve as the chairman of the board of directors of Prison Realty upon completion of the restructuring;

- Executives including D. Robert Crants, III, former president of Prison Realty, and Michael W. Devlin, former chief operating officer of Prison Realty, received severance benefits in connection with their resignation. D. Robert Crants, III and Michael W. Devlin received payments of approximately $533,750 each for the purchase of a portion of their CCA common stock and to satisfy amounts owed to them under the terms of their respective employment contracts, which payment has been applied to reduce principal outstanding under $1.0 million loans from Prison Realty to each of Mr. Crants, III and Mr. Devlin. Under the original terms of these severance arrangements, CCA was to purchase the initial portion of the shares of CCA common stock by Messrs. Crants, III and Devlin. Because of certain restrictions on CCA's ability to repurchase these shares, these obligations were assigned to and assumed by Doctor R. Crants, who purchased the shares from Messrs. Crants, III and Devlin for $600,000 cash with the proceeds of a loan from PMSI. Prison Realty expects to pay $100,000 each to Mr. Crants, III and Mr. Devlin to purchase the remaining portion of their CCA common stock prior to the merger, which payment will be applied to further reduce the outstanding loan balance. Prison Realty also expects to pay $600,000 to Doctor R. Crants for the CCA shares acquired by him from Messrs. Crants, III and Devlin. It is expected that Doctor R. Crants will repay the loan from PMSI on the due date of such loan; and

- Other executives of Prison Realty and CCA, including Doctor R. Crants, Vida H. Carroll and Darrell K. Massengale are anticipated to receive certain benefits in connection with their employment with the companies, or the termination thereof.

         For a more complete description of the interests of related persons in the merger and related transactions and in the Prison Realty restructuring, see the section entitled "The Merger and Related Transactions and the Prison Realty Restructuring - Interests of certain persons in the merger and related transactions" on page __.

THE REQUIRED VOTE

         You are entitled to vote at the CCA special meeting if you owned shares of CCA common stock (class A common stock or class B common stock) on July __, 2000. You will have one vote for each share of CCA common stock that you owned on July __, 2000. CCA must obtain the vote of the holders of 80% of the outstanding shares of CCA capital stock to approve the merger agreement, and the consent of Baron, a holder of approximately 16.9% of CCA's outstanding common stock, pursuant to the terms of a contractual agreement. In consideration of the issuance of the warrants to Baron, Baron will consent to the merger of CCA with Prison Realty and will vote the shares of CCA common stock held by it for the merger.

         If you are entitled to vote at the CCA special meeting, you may take certain steps to dissent from the merger and obtain payment for the fair value of your shares of CCA common stock. For a detailed description of the requirements you must meet to exercise your dissenters' rights, see the section entitled "Proposal to Approve the Merger and Related Transactions-- Rights of dissenting shareholders of CCA" on page __.

         As of July __, 2000, directors and executive officers of CCA and their affiliates, including Baron and Sodexho, held approximately 67% of the voting power of CCA. The directors and executive officers other than Jean-Pierre Cuny have indicated that they will vote all of their shares in favor of the merger agreement and the related transactions, and it is expected that Baron will agree to vote all of its shares in favor of the merger agreement. The vote of these shares in favor of the merger agreement and the related transactions together with the affirmative vote of the shares of CCA common stock held by Prison Realty, will result in the affirmative vote of approximately 59% of the shares of CCA voting common stock entitled to vote at the CCA special meeting, or approximately 74% of the vote needed to approve the merger agreement and the related transactions.

         This joint proxy statement/prospectus may also be used as a prospectus for the reoffer and resale by Baron, of up to $11,000,000 in shares of our common stock issued hereunder.

         This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus carefully for a more complete understanding of the merger and related transactions and the Prison Realty restructuring. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement which is attached as Appendix A.

           SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following table sets forth certain selected unaudited pro forma combined financial information as of and for the three months ended March 31, 2000 and for the year ended December 31, 1999.

         The selected unaudited pro forma combined financial information as of and for the three months ended March 31, 2000 and for the year ended December 31, 1999 presents the pro forma effects of the merger of Prison Realty and CCA, as well as certain effects of the waiver and amendment to Prison Realty's bank credit facility and other financing transactions (as discussed below) related to Prison Realty's outstanding $40 million, 9.5% and $30 million, 7.5% convertible notes.

         The merger transactions will be accounted for as the purchase of CCA by Prison Realty. As such, Prison Realty will be treated as the acquiring company for financial reporting purposes. The general provisions of the purchase method of accounting prescribe that: (1) CCA assets and liabilities be recorded at fair market value, as required by Accounting Principles Board Opinion No. 16; and (2) Prison Realty's assets and liabilities be carried forward at historical cost.

         The purchase method of accounting prescribes that the assets and liabilities owned by CCA be adjusted to estimated fair market value with any excess of cost over fair value being recorded as goodwill and other intangible assets to be amortized over the respective life of the intangibles. The fair market values of the assets and liabilities of CCA have been determined based upon preliminary estimates and are subject to change as additional information is obtained. Management does not anticipate that the preliminary allocation of purchase costs based upon the estimated fair market value of the assets and liabilities will materially change; however, the allocation of purchase costs reflected in the following selected unaudited pro forma combined financial information is subject to final determination and may differ from the amounts ultimately determined.

         In connection with the proposed merger, Prison Realty has negotiated a waiver and amendment to its bank credit facility that, among other terms and requirements discussed herein, removes the existing additional 2% default rate of interest applied to the outstanding balance of Prison Realty's bank credit facility and applies the original interest rates to the bank credit facility subsequent to completion of the merger transactions. In addition, Prison Realty has initiated other financing transactions whereby Prison Realty has negotiated separate waivers of default with holders of Prison Realty's $40 million, 9.5% and $30 million, 7.5% convertible notes. In connection with the waivers obtained by Prison Realty associated with the 9.5% and 7.5% convertible notes, Prison Realty will not be subject to a significant default rate of interest under the $40 million, 9.5% convertible notes, but Prison Realty will have to pay

           SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                                   (CONTINUED)

an additional 0.5% interest rate to the holders of each of the 9.5% and 7.5% convertible notes subsequent to the completion of the merger transactions. Prison Realty incurred approximately $10.4 million in additional loan costs to obtain the waiver and amendment and to complete the other financing transactions. Due to the expected significant effects of the waiver and amendment and other financing transactions to Prison Realty's financial statements subsequent to the merger, Prison Realty has elected to present the pro forma effects of the waiver and amendment and other financing transactions as if the bank credit facility, the $40 million, 9.5% convertible notes and the $30 million, 7.5% convertible notes had been refinanced.

         The selected unaudited pro forma combined operating data is presented as if the merger transactions and effects of the waiver and amendment and other financing transactions had occurred as of the beginning of the period indicated and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Combined Statements of Operations included elsewhere herein. The selected unaudited pro forma combined balance sheet data is presented as if the merger transactions, the effects of the waiver and amendment and other financing transactions had occurred on March 31, 2000 and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Combined Balance Sheet included elsewhere herein. The pro forma information does not purport to represent what Prison Realty's financial position or results of operations actually would have been had the merger transactions, waiver and amendment or other financing transactions, in fact, occurred on such date or at the beginning of the period indicated, or to project Prison Realty's financial position or results of operations at any future date or for any future period.

                           PRISON REALTY TRUST, INC.
           SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                                   (CONTINUED)

                                                                                    THREE MONTHS
                                                                      YEAR ENDED        ENDED
                                                                     DECEMBER 31,     MARCH 31,
                                                                         1999           2000
                                                                    -------------   ------------
                                                                       (IN THOUSANDS, EXCEPT
                                                                         PER SHARE AMOUNTS)
OPERATING DATA:
Revenues:
  Management and other .................................             $ 491,230       $   137,952
  Rental ...............................................                 9,580             2,460
                                                                     ---------       -----------
                                                                       500,810           140,412
                                                                     ---------       -----------
Expenses:
  Operating ............................................               382,358           105,485
  Lease ................................................                 2,473               977
  General and administrative ...........................                39,303             8,702
  Impairment loss ......................................                76,433                --
  Depreciation and amortization ........................                56,550            15,909
                                                                     ---------       -----------
                                                                       557,117           131,073
                                                                     ---------       -----------
Operating income .......................................               (56,307)            9,339
  Equity earnings in subsidiaries and amortization of
     deferred gain .....................................               (22,886)           (6,113)
  Interest expense, net ................................                52,234            26,566
  Write-off of loan costs ..............................                14,567                --
  Loss on disposal of assets ...........................                 1,995                --
                                                                     ---------       -----------
Loss before income taxes ...............................              (102,217)          (11,114)
Provision (benefit) for income taxes ...................               (36,465)           (3,146)
                                                                     ---------       -----------
Net loss ...............................................               (65,752)           (7,968)
Dividends to preferred shareholders -- A ...............                 8,600             2,150
Dividends to preferred shareholders -- B ...............                17,413             4,462
                                                                     ---------       -----------
Net loss available to common shareholders ..............             $ (91,765)      $   (14,780)
                                                                     =========       ===========
Net loss per common share:
  Basic ................................................             $   (0.73)      $     (0.12)
  Diluted ..............................................             $   (0.73)      $     (0.12)
Weighted average common shares outstanding, basic ......               124,853           128,151
Weighted average common shares outstanding, diluted ....               124,853           128,151

BALANCE SHEET DATA (AT PERIOD END):
  Total current assets .................................                             $   149,901
  Total assets .........................................                               2,765,640
  Current portion of long-term debt ....................                                  12,267
  Long-term debt, net of current portion ...............                                 991,384
  Senior notes .........................................                                 100,000
  Total liabilities ....................................                               1,507,816
  Stockholders' equity .................................                               1,257,834

                           PRISON REALTY TRUST, INC.
             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth (i) selected consolidated historical financial data of Prison Realty (formerly Prison Realty Corporation) as of December 31, 1995, 1996 and 1997 and for each year in the two-year period ending December 31, 1996, before giving effect to the merger transaction, the waiver and amendment and other financing transactions, which has been derived from the audited consolidated financial statements of Prison Realty as of December 31, 1995, 1996 and 1997, and for each year in the two year period ended December 31, 1996, not included herein, (ii) selected consolidated historical financial data as of December 31, 1998 and 1999, and for each year in the three year period ended December 31, 1999, before giving effect to the merger transaction, the waiver and amendment and other financing transactions, which has been derived from the audited consolidated financial statements of Prison Realty as of December 31, 1998 and 1999, and for each year in the three year period ending December 31, 1999, included elsewhere herein and (iii) selected consolidated historical financial data as of and for the three months ended March 31, 2000, before giving effect to the merger transaction, the waiver and amendment and other financing transactions, which has been derived from Prison Realty's unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2000 included elsewhere herein. Due to the requirements of reverse acquisition accounting applied to the 1999 merger, the historical operating results of Prison Realty for all periods prior to January 1, 1999 reflect the operating results of old Corrections Corporation of America.

         All information contained in the following table should be read in conjunction with Prison Realty's consolidated financial statements (including the notes thereto), Prison Realty's Unaudited Condensed Financial Statements, Prison Realty's "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Prison Realty's Unaudited Pro Forma Combined Financial Statements contained elsewhere herein.

                           PRISON REALTY TRUST, INC.
                   SELECTED HISTORICAL FINANCIAL INFORMATION




                                                                                                                    THREE MONTHS
                                                                      YEARS ENDED DECEMBER 31,                          ENDED
                                                   --------------------------------------------------------------      MARCH 31,
                                                      1995        1996         1997          1998         1999          2000
                                                   ---------    --------    ---------     ---------     ---------   ------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

OPERATING DATA:
Revenues:
  Management and Other .........................   $ 207,241   $ 292,513    $ 462,249     $ 662,059    $       --    $       --
  Rental .......................................          --          --           --            --       270,134        11,460
  Licensing fees ...............................          --          --           --            --         8,699         2,576
  Interest .....................................          --          --           --            --         6,885         3,312
                                                   ---------    --------    ---------     ---------     ---------     ---------
                                                     207,241     292,513      462,249       662,059       285,718        17,348
Expenses:
  Operating ....................................     153,692     211,208      330,470       496,522            --            --
  Lease ........................................       5,904       2,786       18,684        58,018            --            --
  General and administrative ...................      13,506      12,607       16,025        28,628        24,125         2,543
  Impairment loss ..............................          --          --           --            --        76,433            --
  CCA compensation charge ......................          --          --           --        22,850            --            --
  Depreciation and amortization ................       6,524      11,339       14,093        15,973        44,062        12,924
  Write-off of amounts under lease
    arrangements ...............................          --          --           --            --        65,677         4,000
                                                   ---------    --------    ---------     ---------     ---------     ---------
                                                     179,626     237,940      379,272       621,991       210,297        19,467
                                                   ---------    --------    ---------     ---------     ---------     ---------
Operating income ...............................      27,615      54,573       82,977        40,068        75,421        (2,119)
  Equity earnings in subsidiaries and
    amortization of deferred gain ..............          --          --           --            --       (22,886)       (6,113)
  Interest (income) expense ....................       3,952       4,224       (4,119)       (4,380)       51,921        31,794
  Write-off of loan costs ......................          --          --           --         2,043        14,567            --
  Loss on disposal of assets ...................          --          --           --            --         1,995            --
                                                   ---------    --------    ---------     ---------     ---------     ---------
Income before income taxes .....................      23,663      50,349       87,096        42,405        29,824       (27,800)
Provision for income taxes .....................       9,330      19,469       33,141        15,424        83,200            --
                                                   ---------    --------    ---------     ---------     ---------     ---------
Net income (loss) before cumulative effect
  of accounting change .........................      14,333      30,880       53,955        26,981       (53,376)      (27,800)
Cumulative effect of accounting change, net
  of tax .......................................          --          --           --        16,145            --            --
                                                   ---------    --------    ---------     ---------     ---------     ---------
Net income (loss) ..............................      14,333      30,880       53,955        10,836       (53,376)      (27,800)
Dividends available to preferred
  shareholders .................................          --          --           --            --         8,600         2,150
                                                   ---------    --------    ---------     ---------     ---------     ---------
Net income (loss) available to common
  shareholders .................................   $  14,333    $ 30,880    $  53,955     $  10,836    $  (61,976)    $ (29,950)
                                                   =========    ========    =========     =========     =========     =========
Net income (loss) per common share: Basic net
  income (loss) per common share:
  Before cumulative effect of accounting
    change .....................................   $    0.26    $   0.49    $    0.80     $    0.38    $    (0.54)    $   (0.25)
  Cumulative effect of accounting change .......          --          --           --         (0.23)           --            --
                                                   ---------    --------    ---------     ---------     ---------     ---------
                                                   $    0.26    $   0.49    $    0.80     $    0.15    $    (0.54)    $   (0.25)
                                                   =========    ========    =========     =========     =========     =========
Diluted net (loss) income per common share:
  Before cumulative effect of accounting
    change .....................................   $    0.21    $   0.42    $    0.69     $    0.34    $    (0.54)    $   (0.25)
  Cumulative effect of accounting change .......          --          --           --         (0.20)           --            --
                                                   ---------    --------    ---------     ---------     ---------     ---------
                                                   $    0.21    $   0.42    $    0.69     $    0.14    $    (0.54)    $   (0.25)
                                                   =========    ========    =========     =========     =========     =========
Weighted average number of shares
  outstanding, basic ...........................      54,475      62,793       67,568        71,380       115,097       118,395
Weighted average number of shares
  outstanding, diluted .........................      71,396      76,160       78,959        78,939       115,097       118,395

                                                                     AS OF DECEMBER 31,                         AS OF
                                              ------------------------------------------------------------    MARCH 31,
                                                1995        1996        1997         1998          1999          2000
                                              --------    --------    --------    ----------    ----------    ----------
Balance Sheet Data:
Total assets .............................    $213,478    $468,888    $697,940    $1,090,437    $2,735,922    $2,698,611
Current portion of long-term debt ........      11,020       8,281       5,847         9,576       998,991       997,471
Senior notes .............................          --          --          --            --       100,000       100,000
Long-term debt, net of current portion ...      74,865     117,535     127,075       290,257            --            --
Total liabilities, excluding deferred
  gains ..................................     116,774     187,136     214,112       395,999     1,209,528     1,204,745
Total shareholders' equity ...............      96,704     281,752     348,076       451,986     1,420,349     1,390,490

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CCA

         The following table sets forth selected consolidated historical financial data of CCA as of and for the three months ended March 31, 2000, before giving effect to the merger transaction, the waiver and amendment and other financing transactions, which has been derived from CCA's unaudited financial information as of and for the three months ended March 31, 2000, which is included elsewhere herein. The following table also sets forth selected consolidated historical financial data of CCA as of and for the year ended December 31, 1999, before giving effect to the merger transaction, the waiver and amendment and other financing transactions, which has been derived from CCA's audited consolidated financial statements as of and for the year ended December 31, 1999 which are also included elsewhere herein.

                                                                     THREE MONTHS
                                                       YEAR ENDED        ENDED
                                                      DECEMBER 31,     MARCH 31,
                                                          1999           2000
                                                      ------------   ------------
                                                             (IN THOUSANDS)
OPERATING DATA:
Revenues .....................................         $ 499,292       $ 137,952
Expenses:
  Operating ..................................           376,724         105,485
  Lease ......................................           261,546          79,314
  General and administrative .................            26,166           6,159
  Depreciation and amortization ..............             8,601           2,170
  Trade name use .............................             8,699           2,576
                                                       ---------       ---------
                                                         681,736         195,704
                                                       ---------       ---------
Operating loss ...............................          (182,444)        (57,752)
  Interest expense ...........................            20,474           4,888
                                                       ---------       ---------
Loss before income taxes .....................          (202,918)        (62,640)
Provision for income taxes ...................                --              --
                                                       ---------       ---------
Net loss available to common shareholders ....         $(202,918)      $ (62,640)
                                                       =========       =========

                                                          AS OF           AS OF
                                                       DECEMBER 31,     MARCH 31,
                                                           1999           2000
                                                      -------------    ----------
BALANCE SHEET DATA:
   Total current assets ......................          $  88,647      $  82,208
   Total assets ..............................            184,701        175,918
   Current portion of long-term debt .........            153,214        143,180
   Total liabilities .........................            465,491        419,153
   Stockholders' equity ......................           (180,790)      (243,235)

                       SELECTED COMPARATIVE PER SHARE DATA

         The following table sets forth the historical per share data and the unaudited pro forma combined per share data giving effect to the merger and related transactions and the Prison Realty restructuring transactions. The pro forma combined data are not necessarily indicative of actual financial positions or future operating results or that which would have occurred or will occur upon completion of the restructuring transactions.

         The information shown below should be read in conjunction with (1) the consolidated financial statements and accompanying notes of Prison Realty, included in this joint proxy statement/prospectus, and (2) the unaudited pro forma financial statements of Prison Realty, included in this joint proxy statement/prospectus.

                                                 THREE MONTHS ENDED        TWELVE MONTHS ENDED
                                                   MARCH 31, 2000           DECEMBER 31, 1999
                                              ------------------------   ------------------------
                                              HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                              ----------   -----------   ----------   -----------
                                                           (UNAUDITED)                (UNAUDITED)
Income (loss) per common share:
  Basic.....................................   $ (.25)        $(.12)      $ (.54)        $(.73)
  Diluted...................................   $ (.25)        $(.12)      $ (.54)        $(.73)
Cash dividends declared per common share....   $   --         $  --       $ 1.80         $1.65
Book value per common share, at period
  end.......................................   $10.84         $8.98       $11.09           N/A

                     COMPARATIVE PER SHARE MARKET PRICE AND
                        DISTRIBUTION/DIVIDEND INFORMATION

         Shares of Prison Realty common stock have been traded on the NYSE under the symbol "PZN" since January 4, 1999, the first trading day following the date of completion of the merger of CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty"), and the old Corrections Corporation of America, a Tennessee corporation ("Old CCA") with and into Prison Realty (the "1999 Merger"). The common stock of CCA has no established public trading market and therefore has no public market price.

         Prior to the 1999 Merger, Old Prison Realty's common shares and Old CCA's common stock were traded on the NYSE under the symbols "PZN" and "CCA," respectively. The following table sets forth, for the fiscal quarters indicated,
(i) the range of high and low sale prices of shares of the Prison Realty common stock, the Old Prison Realty common shares and the Old CCA common stock on the NYSE, and (ii) the amount of cash distributions paid per share:

PRISON REALTY


                                                                      Prison Realty
                                                                       Sales Prices            Per Share Cash
                                                                   -------------------      Distribution Paid or
                                                                    High         Low        Expected to be Paid
                                                                   ------       ------      --------------------
FISCAL YEAR 1999
            First Quarter.......................................   $24.38       $16.63         $ 0.60
            Second Quarter......................................    22.38         9.25           0.60
            Third Quarter.......................................    14.19         9.00           0.60
            Fourth Quarter......................................    11.75         4.50           0.00

FISCAL YEAR 2000
            First Quarter.......................................     6.00         4.00           0.00
            Second Quarter......................................     4.00         2.00           0.00
            Third Quarter (through July 17, 2000)...............     3.25         2.38           0.00 (expected)

OLD PRISON REALTY

                                                                       Old Prison Realty          Per Share Cash
                                                                          Sales Prices             Dividend Paid
                                                                    ------------------------      ---------------
                                                                    High               Low
FISCAL YEAR 1998
            First Quarter.......................................    44.50              38.50           0.425
            Second Quarter......................................    41.94              26.38           0.425
            Third Quarter.......................................    30.69              17.50           0.480
            Fourth Quarter......................................    26.75              15.50           0.480

OLD CCA

                                                                             Old CCA              Per Share Cash
                                                                           Sales Prices           Dividend Paid
                                                                     ------------------------     --------------
                                                                     High               Low
FISCAL YEAR 1998
            First Quarter........................................    41.50              32.00          0.00
            Second Quarter.......................................    35.50              20.25          0.00
            Third Quarter........................................    24.88              13.13          0.00
            Fourth Quarter.......................................    22.38              10.50          0.00

         On June 29, 2000, the last trading day preceding public announcement of the execution of the agreement and plan of merger by and between Prison Realty and CCA relating to the merger and related transactions and the Prison Realty restructuring, the closing price per share of Prison Realty common stock was $3.13. On July __, 2000, the last full trading day for which closing prices were available at the time of printing of this joint proxy statement/prospectus, the closing price per share of Prison Realty common stock was $______. Shareholders of CCA are advised to obtain current market quotations for Prison Realty common stock. No assurance can be given as to the market price of Prison Realty common stock at any time before the completion of the merger or as to the market price of Prison Realty common stock after the merger. The number of shares of Prison Realty common stock received by shareholders of CCA in the merger will vary depending upon the average closing price of Prison Realty common stock for the five trading day period ending two days prior to the closing of the merger. See "Proposal to Approve the Merger and Related Transactions--The agreement and plan of merger" for further discussion regarding the consideration to be issued by Prison Realty to CCA shareholders.

         Subject to the approval of Prison Realty's shareholders, Prison Realty will cease to qualify as a REIT for federal income tax purposes commencing with its 2000 taxable year. In accordance with the provisions of its charter, Prison Realty will elect to be taxed and to qualify as a REIT with respect to its 1999 taxable year. In order to satisfy its remaining 1999 REIT distribution requirements, Prison Realty will distribute to its common shareholders shares of its series B convertible preferred stock having a value of approximately $150.0 million. Prison Realty believes that the distribution of the series B convertible preferred stock will satisfy its remaining REIT distribution requirements for 1999. There can be no assurance, however, that such distribution will ultimately satisfy the REIT requirements, or that additional distributions will not be required at a later time. In the event Prison Realty does not satisfy its distribution requirements through the issuance of the series B convertible preferred stock or another security, Prison Realty will be required to make its required REIT distribution in cash. Prison Realty does not have the resources to pay such distribution in cash, and, under the terms of its existing senior bank credit facility, such cash dividend payments are explicitly prohibited. Moreover, if Prison Realty is otherwise unable to qualify as a REIT with respect to its 1999 taxable year, Prison Realty will be required to pay federal income tax on its earnings at ordinary corporate rates, which is currently estimated to be as much as $100.0 million. See "Information About Prison Realty - Qualification of Prison Realty as a REIT for 1999." Following completion of the merger and related transactions and the Prison Realty restructuring, Prison Realty does not intend to pay any cash dividends on its common stock in the foreseeable future.

                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, you should carefully consider the following risk factors before you decide whether you wish to approve the merger and related transactions described herein.

YOU CANNOT BE ASSURED THAT THE MERGER AND RELATED TRANSACTIONS WILL BE COMPLETED

         The obligation of the companies to complete the merger and related transactions is subject to the satisfaction of certain conditions, as more fully described in "Proposal to Approve the Merger and Related Transactions--The agreement and plan of merger." These conditions include the following:

         - approval by Prison Realty's shareholders of Prison Realty's charter amendments to permit Prison Realty to elect not to be taxed as a REIT for federal income tax purposes commencing with Prison Realty's 2000 taxable year;

         - approval of the merger and related transactions by the shareholders of CCA;

         - the completion of the purchase of shares of common stock of CCA held by Baron; and

         -        antitrust clearance.

         As a result of these and other conditions, you cannot be assured that the merger and related transactions will be successfully completed.

PRISON REALTY CURRENTLY HAS, AND WILL HAVE AFTER COMPLETION OF THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING, A SIGNIFICANT AMOUNT OF DEBT

         Prison Realty currently has, and will continue to have upon completion of the merger and related transactions and the Prison Realty restructuring, a significant amount of debt. Prison Realty currently has a $1.0 billion bank credit facility, consisting of a $400.0 million revolving credit facility, a $250.0 million term loan facility and a $350.0 million term loan facility. Prison Realty has approximately $372.5 million currently outstanding under its revolving credit facility and approximately $593 million currently outstanding under its term loan facilities. In addition, as permitted by the waiver of existing events of default under, and amendments to, Prison Realty's bank credit facility, more fully described in "Information About Prison Realty Recent developments," Prison Realty may borrow up to $30.0 million under the bank credit facility at various times, in addition to the $25.0 million Prison Realty borrowed upon execution of the waiver and amendment. Prison Realty also has outstanding an aggregate principal amount of $100.0 million of its 12% senior unsecured notes, due June 2006, as well as a total of $70.0 million in convertible, subordinated notes.

         As more fully described in "Information About Prison Realty - Recent developments," Prison Realty recently obtained a waiver of existing events of default under, and amendments to, the provisions of its senior bank credit facility. In addition, Prison Realty recently obtained waivers of existing events of default under, and amendments to, its convertible, subordinated notes. Although the terms of Prison Realty's existing indebtedness, including the terms of its indebtedness which have been recently amended, permit Prison Realty to effect the merger and related transactions, the terms of this indebtedness require Prison Realty to meet various financial and operational covenants. The financial covenants require Prison Realty to achieve and maintain certain financial ratios. If actual results do not meet these covenants, Prison Realty would be in default under the applicable terms of its indebtedness. The operational covenants contained in Prison Realty's indebtedness restrict Prison Realty's ability to incur additional indebtedness, make certain capital expenditures or repurchase or redeem, or pay dividends upon, its debt or equity securities. Any violation of these operational covenants by Prison Realty would result in an event of default under the applicable provisions of Prison Realty's indebtedness. If Prison Realty were unable to obtain a waiver of any event of default under its indebtedness, the holders of such indebtedness would be able to accelerate all the indebtedness Prison Realty owed them, making it immediately due and payable. In addition, such an acceleration would trigger events of default under other indebtedness of Prison Realty allowing the holders thereof to accelerate that indebtedness, making it immediately due and payable.

         In addition, as more fully described in "Information about Prison Realty - Recent developments," CCA also obtained a waiver of events of default under, and amendments to, its bank credit facility. Although the terms of the waiver and amendment waive any events of default arising in connection with CCA's execution of the merger agreement with Prison Realty, the terms of the waiver and amendment provide that the waiver and amendment will terminate upon the earlier of: (i) the completion of the merger; (ii) September 30, 2000; (iii) the date CCA makes any lease payments to Prison Realty other than as set forth in the amended lease agreements; and (iv) the date Prison Realty's bank lenders exercise any rights with respect to any defaults under Prison Realty's credit facility. The terms of Prison Realty's bank credit facility provide that, upon completion of the merger, CCA's bank credit facility, or a reasonably satisfactory replacement facility, may continue in effect and continue to be secured by certain management contracts and accounts receivable. CCA is currently engaged in discussions with the agent of its bank credit facility with respect to additional amendments to the bank credit facility which would provide for the continued effectiveness of this facility following the merger and related transactions.

         Prison Realty's level of indebtedness could have important consequences. You cannot be assured that Prison Realty will be able to satisfy its debt service obligations or its obligations to pay dividends upon its equity securities, including its series A preferred stock, or its series B convertible preferred stock to be issued in satisfaction of Prison Realty's 1999 REIT distribution requirements. In addition, Prison Realty's bank credit facility currently restricts the payment of dividends on Prison Realty's series A preferred stock. Prison Realty's ability to make payments on or refinance its indebtedness will depend on its future financial and operating performance. This will be subject to prevailing economic and competitive conditions and to financial, business and other factors which are beyond Prison Realty's control. These factors could include operating difficulties, increased operating costs and delays in implementing Prison Realty's strategic plans.

PRISON REALTY WILL NO LONGER BE PAYING 95% OF ITS TAXABLE INCOME AS DIVIDENDS

         Following completion of the restructuring, Prison Realty will not qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 2000. As a taxable subchapter C corporation commencing with its 2000 taxable year, Prison Realty will no longer be required to pay 95% (90% for years beginning after December 31, 2000) of its taxable income to its shareholders as dividends. Prison Realty will, however, elect to be taxed as a REIT for the 1999 taxable year and, in satisfaction of its distribution requirements, will distribute to all of its common shareholders approximately $150.0 million of series B convertible preferred stock, as more fully described in "Information About Prison Realty - Qualification of Prison Realty as a REIT for 1999." Following completion of the restructuring, Prison Realty does not intend to pay any cash dividends on its common stock in the foreseeable future. See "The Merger and Related Transactions and the Prison Realty Restructuring--Description of the restructuring of Prison Realty."

PRISON REALTY WILL PAY HIGHER FEDERAL INCOME TAXES AFTER THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING

         Following completion of the restructuring, Prison Realty will be taxed as a subchapter C corporation commencing with its taxable year ending December 31, 2000. As a taxable subchapter C corporation, Prison Realty will be subject to federal income tax at regular corporate rates and will be required to pay its federal income tax when due.

SOME EMPLOYEES, DIRECTORS AND SHAREHOLDERS OF THE COMPANIES WILL RECEIVE BENEFITS DIFFERENT FROM AND IN ADDITION TO OTHER SHAREHOLDERS IN THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING, CREATING POTENTIAL CONFLICTS OF INTEREST

         You should be aware that several employees, directors or shareholders of CCA have interests in, and will receive benefits as a consequence of, the merger and related transactions and the Prison Realty restructuring that are separate from the interests of, and benefits to, shareholders of CCA generally. These benefits are summarized below and are more fully described in "The Merger and Related Transactions and the Prison Realty Restructuring--Interests of certain persons in the merger and related transactions and the Prison Realty restructuring."

         Immediately prior to the merger, Prison Realty will purchase from Baron all of the voting common stock of CCA owned by Baron (approximately 16.9% of the outstanding capital stock of CCA) in exchange for non-cash consideration, consisting of shares of Prison Realty common stock, valued at $8.0 million (or approximately 2.3 million shares assuming a Prison Realty common stock price of $3.44 per share). In addition, as consideration for Baron's consent to the merger, Prison Realty will issue warrants to purchase an aggregate of $3.0 million of Prison

Realty common stock. It is expected that Baron will vote in favor of the merger at the special meeting. Baron will have one vote per share of common stock owned on the applicable record date, even though it will not own these shares at the time of the CCA merger. Mitch Rubin, a representative of Baron, is a director of CCA. Mr. Rubin abstained from the vote of the CCA board approving the merger transactions.

         Prison Realty is currently negotiating with Sodexho with respect to the purchase of the shares of CCA common stock held by it. Prison Realty indicated to Sodexho that it was willing to satisfy its previous agreement to purchase the CCA shares in the form of Prison Realty common stock valued at $8.0 million, rather than in cash, as required by Prison Realty's amended bank credit facility. Prison Realty intends to continue negotiation with Sodexho regarding its purchase of the CCA common stock held by Sodexho and it expects, if it can reach an agreement with Sodexho, to pay Sodexho non-cash consideration consisting of shares of Prison Realty common stock valued at up to $8.0 million (or approximately 2.3 million shares assuming a Prison Realty common stock price of $3.44 per share) for its shares of CCA common stock, under the same terms as described above with respect to the purchase of shares of CCA common stock held by Baron. Prison Realty has conditioned and will condition its proposed purchase on the elimination of Sodexho's existing contractual right to have a representative on Prison Realty's board of directors. Jean-Pierre Cuny, a representative of Sodexho, is a director of Prison Realty and of CCA and, unless the parties agree otherwise, will continue to serve as a director of the restructured company. Mr. Cuny abstained from the vote of the Prison Realty board approving the restructuring.

         Certain members of the board of directors and management of Prison Realty also are members of the board of directors and management of CCA. Doctor
R. Crants, the current chief executive officer of Prison Realty, will resign from this position or be terminated upon the appointment of a new chief executive officer. Mr. Crants also currently serves as a member of the board of directors and chief executive officer of CCA. He will resign from these positions as well in connection with his resignation or termination as Prison Realty's chief executive officer. J. Michael Quinlan, president and chief operating officer of CCA and a member of its board of directors, is also the president of Prison Realty. Jean-Pierre Cuny is also a member of the board of directors of CCA.

         Prison Realty also has made, or will make, severance payments to certain current and former executive officers of Prison Realty and CCA. Prison Realty is obligated to provide severance payments and benefits to Doctor R. Crants in connection with his resignation or termination from his positions with Prison Realty as a result of Mr. Crants' existing employment agreement with Prison Realty. In addition, Prison Realty's board of directors approved certain additional modifications to the original terms of Mr. Crants' employment agreement in connection with Mr. Crants' resignation or termination. Vida H. Carroll, Prison Realty's chief financial officer, secretary and treasurer, also has received a severance payment from Prison Realty in connection with her resignation and will receive an additional severance payment in consideration for the extension of her employment through the completion of the merger and related transactions and the Prison Realty restructuring. Prison Realty also has made, and will make, certain severance payments to D. Robert Crants, III, the former president of Prison Realty, and Michael W. Devlin, the former chief operating officer of Prison Realty, in connection with their resignation from their positions with Prison Realty, including cash payments for the purchase of shares of CCA common stock held by each of them, the proceeds to be applied to the reduction of $1.0 million loan from Prison Realty to each of them. CCA also is obligated to make certain payments to, and vest any deferred or restricted shares or other equity incentive awards previously granted to, Darrell K. Massengale, the chief financial officer and secretary of CCA, in the event Mr. Massengale is not employed by Prison Realty after the completion of the merger and related transactions and the Prison Realty restructuring. CCA also has agreed to pay Mr. Massengale a retention bonus in consideration for the extension of his employment through the completion of the merger and related transactions and the Prison Realty restructuring.

         Prison Realty will issue restricted shares of its common stock to certain members of Prison Realty's and CCA's management, including Vida H. Carroll and J. Michael Quinlan who hold shares of CCA common stock, in the merger transactions. Certain executive officers, including Mr. Quinlan, also are expected to receive new employment contracts with Prison Realty following the completion of the merger transactions.

YOU MAY NOT KNOW THE NUMBER OF SHARES OF PRISON REALTY COMMON STOCK TO BE ISSUED TO SHAREHOLDERS OF CCA UNTIL AS LATE AS THE DAY OF THE MERGER

         The number of shares of Prison Realty common stock to be issued to shareholders of CCA other than Prison Realty in the merger is subject to adjustment based on changes in the market price of Prison Realty common stock prior to the special meeting. Specifically, the number of shares of Prison Realty common stock to be issued in consideration for each share of CCA voting common stock shall be determined by a formula based on the average closing price of Prison Realty common stock for the five trading day period ending two trading days prior to the date of the closing of the merger. The share price of Prison Realty common stock is subject to price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. Prison Realty cannot predict the market prices for Prison Realty common stock, and, therefore, the number of shares of Prison Realty common stock to be issued in the merger, at any time before completion of the merger. See "Proposal to Approve the Merger and Related Transactions--The agreement and plan of merger" for a complete description of the formula for the number of shares of Prison Realty common stock which will be issued in the merger.

SHARES OF PRISON REALTY COMMON STOCK ISSUED TO CERTAIN SHAREHOLDERS OF CCA IN THE MERGER CANNOT BE SOLD OR TRANSFERRED FOR A PERIOD OF TIME

         If the merger and related transactions are approved, shareholders of CCA who receive shares of Prison Realty common stock in the merger will be required to hold such shares for a period of time following the merger as a result of contractual restrictions. In addition, certain shareholders of CCA may be deemed to be an "affiliate" of CCA under the federal securities laws and, as such, may be subject to resale limitations following the mergers. See "Proposal to

Approve the Merger and Related Transactions--Federal securities law consequences; Resale restrictions" for a description of the resale restrictions applicable to such shareholders. As a result, such shareholders will be subject to market risks and other risks inherent in holding Prison Realty common stock, including the risk that the market price of Prison Realty common stock may decline.

PRISON REALTY'S BUSINESS AND OPERATIONS WILL BE ADVERSELY AFFECTED IF IT CANNOT ATTRACT AND RETAIN KEY PERSONNEL

         Following the merger and related transactions and the Prison Realty restructuring, Prison Realty's future operating results will substantially depend on the ability of its officers and key employees to manage the business and operations of the combined company. Prison Realty has begun a search for a new chief executive officer. Several candidates have been identified and interviews have begun. The selection process will be finalized as expeditiously as possible. Doctor R. Crants, the current chief executive officer of Prison Realty, will resign or be terminated once a new Prison Realty chief executive officer has been appointed. Vida H. Carroll has delivered her resignation as Prison Realty's chief financial officer. The search for the new chief financial officer will be undertaken after the selection of a new chief executive officer. Thomas W. Beasley, the current chairman of Prison Realty's board of directors, will continue to serve as chairman. Prison Realty's failure to select and retain qualified individuals to permanently fill these positions could adversely affect its business and operations.

AFTER THE MERGER AND RELATED TRANSACTIONS, PRISON REALTY WILL BE MORE DIRECTLY EXPOSED TO RISKS INHERENT IN THE MANAGEMENT AND OPERATION OF CORRECTIONAL AND DETENTION FACILITIES

         Following the merger and related restructuring, Prison Realty will, through its wholly owned subsidiary, operate and manage correctional and detention facilities formerly operated by CCA. In addition, Prison Realty will continue to own 100% of the non-voting common stock of each of PMSI and JJFMSI, companies whose business is the operation and management of correctional and detention facilities. Accordingly, Prison Realty will become more directly exposed to the risks inherent in the private corrections and detention industry. These risks include:

         - Cash flow and revenues generated from private prison management are dependent upon facility management contracts with government entities, which can be canceled on short notice without significant penalty.

         - The failure of one or more government entities to renew these management contracts or to send inmates to Prison Realty's facilities, or the failure of one or more government entities to receive sufficient appropriations to cover its contractual obligations, could have an adverse effect on Prison Realty's business.

         - Private prison managers are increasingly subject to public scrutiny regarding proposed facilities, opposition from organized labor and federal and state regulation and political conditions, which could make it more difficult for Prison Realty to maintain or expand its business.

         - Legislation has been proposed or enacted in several states, and has previously been proposed in the United States House of Representatives, restricting the ability of private prison managers to house certain types of inmates.

         - Prison Realty could be subject to potential claims or litigation by third parties or prisoners relating to personal injury or other damages resulting from a prisoner's escape from, or a disturbance or riot at, a facility owned by Prison Realty.

         - Nine of the facilities either owned or under development by Prison Realty are subject to an option to purchase by certain government agencies. If one or more of those facilities are repurchased by a government agency, Prison Realty may not be able to recoup its full investment from such facility or be able to invest the proceeds from the sale of the facility in one or more properties that yield as much revenue as the repurchased property.

ALTHOUGH PRISON REALTY IS ENTITLED TO RECEIVE 95% OF PMSI'S AND JJFMSI'S NET INCOME, AS DEFINED, IN THE FORM OF DIVIDENDS, THE DECLARATION AND PAYMENT OF SUCH DIVIDENDS IS IN THE DISCRETION OF THE BOARDS OF DIRECTORS OF EACH COMPANY

         Following completion of the merger and related transactions and the Prison Realty restructuring, Prison Realty will continue to own 100% of the non-voting common stock of PMSI and JJFMSI. As the owner of the non-voting common stock of PMSI and JJFMSI, Prison Realty is entitled, pursuant to the charter of each company, to receive 95% of each company's net income, as defined, as cash dividends on such shares. PMSI and JJFMSI paid approximately $11.6 million and approximately $10.7 million, respectively, as cash dividends to Prison Realty with respect to the 1999 fiscal year. As of June 30, 2000, PMSI and JJFMSI have paid approximately $3.8 million and approximately $2.2 million, respectively, as cash dividends to Prison Realty with respect to the first fiscal quarter of 2000.

         The charter of each of PMSI and JJFMSI provides that dividends shall be paid as and if declared by the board of directors of each company and that dividends payable to Prison Realty not declared and paid on a quarterly basis will accrue and shall be cumulative. As a result, each of PMSI and JJFMSI may not pay dividends to other shareholders without first paying, in cash, all accrued but unpaid dividends to Prison Realty. However, Prison Realty cannot be assured that the board of directors of each of PMSI and JJFMSI will declare and pay dividends to Prison Realty or to any other shareholder. The failure of PMSI and JJFMSI to pay regular quarterly cash dividends to Prison Realty following completion of the merger and related transactions and the Prison Realty restructuring would have a material adverse effect on Prison Realty's liquidity and financial condition. In addition, Prison Realty's ownership of 100% of the non-voting common stock of each of PMSI and JJFMSI does not enable Prison Realty to vote in the election of directors of each company.

PRISON REALTY AND CCA ARE CURRENTLY SUBJECT TO CERTAIN LITIGATION, AND THE OUTCOME OF SUCH LITIGATION COULD HAVE A MATERIAL ADVERSE EFFECT ON PRISON REALTY

         As more fully described in "Information About Prison Realty--Litigation," Prison Realty is currently subject to a series of purported class actions in federal and state court brought by current and former shareholders of Prison Realty. These actions, which generally arise out of Prison Realty's increase of fees payable to CCA in May of 1999 and Prison Realty's proposed transactions with both Fortress/Blackstone and Pacific Life, claim violations of federal and/or state laws, including violations of federal and state securities laws. The plaintiffs in these actions seek both monetary and equitable relief, and at least one action seeks injunctive relief to prevent the completion of the merger and related transactions and the Prison Realty restructuring. In addition, a complaint was recently filed in federal court by the Fortress/Blackstone investor group to recover $23.2 million in fees allegedly owed them as a result of Prison Realty's, CCA's, PMSI's and JJFMSI's termination of the Fortress/Blackstone securities purchase agreement. Prison Realty is also subject to certain additional claims arising from Old Prison Realty's acquisition of and merger with U.S. Corrections in 1998 and claims inherited from Old CCA which seek monetary damages, each as discussed herein under the section entitled "Information About Prison Realty--Litigation." Moreover, upon the completion of the merger and related transactions and the Prison Realty restructuring, Prison Realty will assume the liabilities arising from the litigation described herein under "Information About CCA--Litigation."

         Management of Prison Realty does not believe that it is feasible to predict the final outcome or resolution of these proceedings or to estimate the amount or potential range of loss with respect to the resolution of these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The possible outcomes or resolutions of these proceedings could include judgments against Prison Realty or settlements and could require substantial cash payments by Prison Realty that exceed its insurance coverage or the issuance of common or preferred equity securities. Prison Realty's management believes that adverse outcomes in the proceedings or any other resolutions, including any settlements, could have a material impact on Prison Realty's financial condition, results of operations or cash flows and could depress the market price of Prison Realty's securities and cause significant dilution to Prison Realty's existing shareholders.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

         The special meeting will be held on __________, September ____, 2000 at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, at 11:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE MEETING

         At the special meeting, the shareholders of CCA will be asked, in accordance with the Tennessee Business Corporation Act, to consider and vote on the merger agreement and to consider and act upon such other business as may properly come before the special meeting or any adjournments or postponements thereof. The CCA board is not currently aware of any business to be acted upon at the special meeting other than as described in this joint proxy statement/prospectus. If, however, other matters are properly brought before the special meeting, the persons appointed as proxies will have discretion to vote those matters according to their judgment.

         Representatives of CCA's independent auditors, Arthur Andersen LLP, will be present at the special meeting to respond to appropriate questions regarding the accounting and related effects of the proposal to be considered.

RECORD DATE AND OUTSTANDING SHARES

         The board of directors of CCA has fixed the close of business on __________, July __, 2000 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting. As of the record date, there were issued and outstanding __________ shares of CCA common stock (class A and class B) entitled to vote at the special meeting.

QUORUM

         The presence, either in person or by proxy, of the holders of shares representing a majority of the voting power of the outstanding shares of capital stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. In the absence of a quorum, the holders of shares representing a majority of the voting power of the shares represented at the meeting have the power to adjourn the meeting without further notice, other than by announcement at the meeting of the time of its adjournment. At any adjourned meeting at which a quorum exists, the shareholders entitled to vote may transact any business that might have been transacted at the original meeting. If and when a quorum exists at the meeting or any adjourned meeting, the shareholders present and represented at the meeting may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of shareholders counted in determining the existence of a quorum.

VOTING METHOD AND PROXIES

         You can vote on the matters to come before the meeting in two ways:

         -  by attending the meeting and casting your vote there; or

         -  by signing and returning the enclosed proxy card.

         All shares represented by properly executed proxies received prior to or at the shareholders' special meeting and not revoked will be voted in accordance with the instructions indicated on those proxies or, if no instructions are given, in favor of the merger and related transactions described in the proposal and in accordance with this joint proxy statement/prospectus. We urge you to mark the box on the proxy card to indicate how you want your shares of CCA common stock to be voted. If matters other than those described in this joint proxy statement/prospectus are properly presented at the special meeting, the persons named as the proxies will vote in accordance with their own judgment with respect to those matters.

REVOCABILITY OF PROXY

         Even if you submit a vote by proxy on the applicable enclosed form, you may still vote in person at the special meeting. A shareholder may revoke a proxy at any time prior to the time it is voted by either:

         - submitting a signed written revocation to the Secretary of CCA, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215;

         -  submitting a signed proxy bearing a later date; or

         -  appearing at the meeting and voting in person.

No special form of revocation is required if you intend to vote in person at any of the special meetings. However, attendance at a special meeting will not, in and of itself, constitute revocation of a proxy.

REQUIRED VOTE

         Holders of shares of CCA class A and class B common stock as of the record date are entitled to one vote per share on the proposal to approve the merger and related transactions set forth herein and other matters to be considered at the special meeting. Approval of the proposal to approve the merger and the related transactions at the special meeting will require the affirmative vote of the holders of 80% of all outstanding shares of CCA class A and class B stock (plus the separate approval of Baron) at the close of business on the record date.

         As of the record date, directors and executive officers of CCA and their affiliates, including Baron and Sodexho, beneficially owned and were entitled to vote approximately 6,899,064 shares of CCA voting common stock, which represented 67% of the shares of CCA voting common stock outstanding on the CCA record date. Each director and executive officer, other than Jean-Pierre Cuny has indicated his present intention to vote, or cause to be voted, the shares of CCA voting common stock so owned by him for approval of the merger agreement. The vote of these shares, together with shares of CCA common stock held by Prison Realty, in favor of the transactions will result in the affirmative vote of approximately 59% of the shares of CCA voting common stock entitled to vote at the CCA special meeting, or approximately 74% of the votes needed to approve the transactions.

SOLICITATION OF PROXIES

         CCA will pay the costs of soliciting proxies from its shareholders, including the costs of preparing, filing, printing and distributing this joint proxy statement/prospectus and any other solicitation materials that are used. In addition to solicitation by mail, the directors, officers and employees of CCA may solicit proxies from the company's shareholders by telephone or telegram or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for their reasonable out-of-pocket expenses in connection with such solicitation.

         Any questions or requests regarding proxies or related materials may be directed to Darrell K. Massengale at CCA at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, Telephone Number: (615) 263-3000.

CROSS CONDITIONALITY OF PROPOSALS

         In order for the restructuring transactions to be completed by Prison Realty, (i) the proposal herein regarding the merger and related transactions must receive the required approval from the shareholders of CCA as described above in "-- Required Vote" and (ii) the shareholders of Prison Realty must approve the amendments to Prison Realty's charter enabling Prison Realty to elect not to be taxed as a real estate investment trust commencing with its 2000 taxable year, as more fully described in "The Merger and Related Transactions and the Prison Realty Restructuring--The restructuring of Prison Realty."

ABSTENTIONS

         Abstentions will be included in determining the number of shares of CCA common stock present and voting at the special meeting and will have the same effect as votes against the merger and related transactions.

DISSENTERS' RIGHTS

         Shareholders of CCA who comply with Chapter 23 of the TBCA will have the right to dissent from the merger and to obtain payment of the fair value of their shares. A copy of Chapter 23 of the TBCA is attached as Appendix C to this joint proxy statement/prospectus. Please see the section entitled "Proposal to Approve the Merger and Related Transactions--Rights of dissenting shareholders of CCA" in this joint proxy statement/prospectus for a discussion of the procedures to be followed in asserting these dissenters' rights.

                        INFORMATION ABOUT PRISON REALTY

GENERAL

         Prison Realty, formerly Prison Realty Corporation, was formed in September 1998 and commenced operations on January 1, 1999, following the merger of the former Corrections Corporation of America, a Tennessee corporation ("Old CCA"), and CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty") with and into Prison Realty (the "1999 Merger"). Prison Realty currently finances, designs, constructs and renovates new and existing jails and prisons and leases them to both private prison managers and government agencies. At July 17, 2000, Prison Realty owned, or was in the process of developing 50 correctional and detention facilities in 17 states, the District of Columbia and the United Kingdom, of which 45 facilities were operating, two were under construction and three were in the planning stages. At July 17, 2000, Prison Realty leased 36 of its facilities to CCA, its primary tenant, six facilities to government agencies and three facilities to private operators. In addition, at July 17, 2000, Prison Realty owned two corporate office buildings, one of which is leased by CCA and one of which is leased by TransCor America, LLC, a wholly owned subsidiary of CCA.

BUSINESS AND OPERATIONS

         Prison Realty was formed to continue the success of its predecessors in capitalizing on the opportunities for privatization in the corrections and detention industry. The principal business strategy of Prison Realty has been to own, design, build and finance new correctional and detention facilities that meet Prison Realty's investment criteria, to acquire existing facilities meeting such criteria from both private prison managers and government entities, to expand the design capacity of its existing facilities, and to lease all such facilities under long-term "triple-net" leases to government entities and qualified third-party private prison managers.

         In connection with the 1999 Merger, Prison Realty entered into lease agreements with CCA with respect to the correctional and detention facilities owned by Prison Realty and operated by CCA. The terms of the CCA lease agreements are 12 years, which may be extended at fair market rates for three additional five-year periods upon the mutual agreement of Prison Realty and CCA. The total amount of lease payments required to be paid by CCA to Prison Realty during 1999 was approximately $263.5 million, all of which amount has been paid. In addition to the leases for correctional and detention facilities, Prison Realty and CCA have entered into a series of contractual arrangements whereby, among other things, CCA performs certain services for Prison Realty relating to the identification of new business and the development and construction of Prison Realty's new facilities in exchange for cash fees under the terms of a business development agreement and amended and restated services agreement, respectively. The total amount of fees required to be paid by Prison Realty to CCA pursuant to the business development agreement and the amended and restated services agreement during 1999 were approximately $15.0 million and $41.2 million, respectively, all of which amounts have been paid. Prison Realty also is required to pay CCA certain tenant incentive fees for opening new beds at Prison Realty-owned facilities under the terms of an amended and restated tenant incentive agreement. The total amount of fees required to be paid by Prison Realty to CCA pursuant to the amended and restated tenant incentive agreement during 1999 was approximately $68.6 million, all of which amount has been paid. CCA is required to pay Prison Realty a licensing fee for the use of the name "Corrections Corporation of America" pursuant to the terms of a service mark and trade name use agreement. The total amount of payments required to be paid pursuant to the service mark and trade name use agreement during 1999 was approximately $8.7 million, all of which has been paid. CCA is also required to make interest payments to Prison Realty under the terms of a promissory note, in the aggregate principal amount of $137.0 million, payable to Prison Realty by CCA. As more fully described in "- Recent developments," CCA did not make the first scheduled payment of interest on the CCA promissory note.

         A significant portion of Prison Realty's income is derived from its leases with CCA. To address CCA's liquidity needs, Prison Realty and CCA amended the terms of these leases to, among other things, defer payments due from CCA to Prison Realty. As a result, pursuant to the terms of the amended lease agreements, as of July 17, 2000, CCA has paid Prison Realty $18.0 million in lease payments for the year 2000. In addition, Prison Realty has amended the terms of the agreements pursuant to which Prison Realty makes payments to CCA to defer these payments. As a result of these amendments, as of July 17, 2000, Prison Realty has paid no fees to CCA under the business development agreement, the amended and restated services agreement, and the amended and restated tenant incentive agreement for the year 2000. As of July 17, 2000, Prison Realty has deferred the payment of $13.3 million in fees, not including interest, to CCA pursuant to these amendments. A discussion of the terms of these amendments can be found under the heading "- Recent developments." Under the terms of the service mark and trade name use agreement, CCA is required to pay Prison Realty approximately $2.6 million with respect to the first quarter of 2000. As of July 17, 2000, CCA has not made this payment. Upon the completion of the merger, if approved by the shareholders of the respective companies, these and the other agreements between Prison Realty and CCA will be terminated.

         Prison Realty owns 9.5% of the capital stock of CCA, consisting of non-voting common stock. In 1999, CCA paid no dividends on the shares of its capital stock. Prison Realty also owns 100% of the non-voting common stock of PMSI and JJFMSI. As the owner of the non-voting common stock of PMSI and JJFMSI, Prison Realty is entitled to receive 95% of each company's net income, as defined, as cash dividends on such shares. During 1999, the amount of dividends paid to Prison Realty by PMSI and JJFMSI was approximately $11.0 million and $10.6 million, respectively, which does not include dividends of approximately $580,000 and $120,000, respectively, paid in the first quarter of 2000 with respect to the fourth quarter of 1999. As of July 17, 2000, PMSI and JJFMSI have paid Prison Realty approximately $3.8 million and approximately $2.2 million in dividends, respectively, with respect to the first quarter of 2000.

         Certain information relating to Prison Realty and its business is included elsewhere in this joint proxy statement/prospectus, including under "Additional Information Regarding Prison Realty."

         If the merger and related transactions and Prison Realty restructuring described in this joint proxy statement/prospectus is completed, Prison Realty, by itself and through its subsidiaries, will be in the business of owning and operating correctional and detention facilities, including operating those facilities currently operated by CCA.

SHARE OWNERSHIP

         Information concerning the existing beneficial ownership of Prison Realty's common stock, as well as the expected beneficial ownership of Prison Realty's common stock following the completion of the merger and related transactions and the Prison Realty restructuring can be found herein under "The Merger and Related Transactions and the Prison Realty Restructuring--Ownership of Prison Realty common stock."

RECENT DEVELOPMENTS

TERMINATION OF RESTRUCTURINGS LED BY AFFILIATES OF FORTRESS AND BLACKSTONE AND PACIFIC LIFE

         Fortress/Blackstone. In order to address the capital and liquidity constraints facing Prison Realty and CCA, as well as concerns regarding the corporate structure and management of Prison Realty, Prison Realty, CCA, PMSI and JJFMSI previously entered into a series of agreements concerning a proposed restructuring led by a group of institutional investors consisting of an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group, together with an affiliate of Bank of America Corporation. Under the terms of the Fortress/Blackstone restructuring, Prison Realty proposed to:

         - complete the combination of the companies and operate as a taxable C corporation commencing with Prison Realty's 1999 taxable year;

         - raise up to $350.0 million by selling shares of convertible preferred stock and warrants to purchase shares of Prison Realty's common stock to the Fortress/Blackstone investors in a private placement and to Prison Realty's existing common shareholders in a $75.0 million rights offering;

         -  obtain a new $1.2 billion credit facility;

         - restructure existing management through a newly constituted board of directors and executive management team; and

         - amend Prison Realty's existing charter and bylaws to accommodate the Fortress/Blackstone restructuring.

         After publicly announcing the proposed Fortress/Blackstone restructuring, Prison Realty received an unsolicited proposal from Pacific Life Insurance Company ("Pacific Life") with respect to a series of restructuring transactions intended to serve as an alternative to the restructuring proposed by Fortress/Blackstone. After reviewing the terms of the Pacific Life proposal with its advisors and reviewing the companies' ability to satisfy certain conditions contained in the Fortress/Blackstone securities purchase agreement, the boards of directors of Prison Realty, CCA, PMSI and JJFMSI terminated the companies' agreement with Fortress/Blackstone and entered into a securities purchase agreement with Pacific Life. Fortress/Blackstone has commenced litigation against the companies claiming it is owed a transaction termination fee of $7.5 million, as well as a $15.7 million commitment fee, under the terms of the securities purchase agreement. To date, the companies have paid none of these fees. In addition, the payment of these fees is subject to certain claims in the shareholder litigation described herein under "- Litigation."

         Pacific Life. The companies' agreement with Pacific Life also contemplated a restructuring of the companies. Under the terms of the Pacific Life restructuring, Prison Realty proposed to:

         - complete the combination of the companies on substantially identical terms as proposed by Fortress/Blackstone, with Prison Realty electing to be taxed as a REIT with respect to its 1999 taxable year and operating as a taxable C corporation commencing with its 2000 taxable year;

         - raise up to $200.0 million in a common stock rights offering to existing shareholders, backstopped 100% by Pacific Life, which would purchase shares of Prison Realty series B convertible preferred stock in satisfaction of this commitment;

         - issue shares of convertible preferred stock in satisfaction of its remaining 1999 REIT distribution requirements;

         - refinance or renew $1.0 billion of Prison Realty's senior secured debt;

         - restructure existing management through a newly constituted board of directors and executive management team; and

         - amend Prison Realty's existing charter and bylaws to accommodate the Pacific Life restructuring.

         Following the execution of the Pacific Life securities purchase agreement, Prison Realty began taking steps necessary to fulfill the conditions to Pacific Life's obligations under the agreement, including the refinancing or renewal of Prison Realty's $1.0 billion senior secured bank credit facility. As part of this process, Prison Realty consulted with Pacific Life as to the terms for the renewal of the bank credit facility that would be satisfactory to Pacific Life. During these discussions, Pacific Life advised Prison Realty that, based on the draft of the waiver of events of default under, and amendments to, Prison Realty's bank credit facility it had reviewed, it would need more information before it could reach a definitive conclusion, but at least one material term in such draft was not satisfactory to Pacific Life. After Prison Realty obtained the waiver and amendment in connection with the bank credit facility as described below, upon a preliminary review of it, Pacific Life advised Prison Realty that it required certain information before it could reach a definitive conclusion, but based on the preliminary review, it had significant concerns with respect to a number of terms. As a result of Pacific Life's statements, it was unclear to Prison Realty whether the waiver and amendment to the bank credit facility would satisfy the condition contained in the securities purchase agreement that the renewal of the senior credit facility would be in a form reasonably acceptable to Pacific Life. Also, given the requirements of the waiver and amendment that a proxy statement be filed by Prison Realty with the SEC by July 1, 2000 with respect to a restructuring, the boards of directors of Prison Realty, CCA, PMSI and JJFMSI approved the execution of an agreement with Pacific Life mutually terminating the securities purchase agreement with Pacific Life. The boards of Prison Realty and CCA subsequently approved the restructuring of Prison Realty described in this joint proxy statement/prospectus, including the execution of the merger agreement described herein. Under the terms of the Pacific Life securities purchase agreement and the mutual termination, the companies are not liable for any fees or material expenses as the result of the termination of the Pacific Life securities purchase agreement and the completion of the restructuring proposed herein.

SOLICITATION OF WAIVERS OF EXISTING EVENTS OF DEFAULT UNDER, AND AMENDMENTS TO, PRISON REALTY'S AND CCA'S OUTSTANDING INDEBTEDNESS

         Financial condition of CCA. CCA, which is Prison Realty's primary lessee and Prison Realty's major source of income, incurred a net loss of $62.6 million for the three months ended March 31, 2000, and currently has a net working capital deficiency and a net capital deficiency. As previously described herein, in connection with the 1999 Merger, Prison Realty entered into the lease agreements with CCA with respect to the correctional and detention facilities owned by Prison Realty and operated by CCA, as well as a series of additional agreements relating to the payment of certain fees by Prison Realty to CCA. Due to CCA's liquidity position, CCA has been unable to make timely rental payments to Prison Realty under the original terms of the lease agreements. As more fully described hereinafter, the lease agreements have been amended to defer, with interest, until September 30, 2000, a substantial portion of rental payments due from CCA to Prison Realty in 2000 under the original terms of the lease agreements.

         Also as a result of CCA's current liquidity position, CCA has been required to defer the first scheduled payment of accrued interest, totaling approximately $16.4 million, on the $137.0 million promissory note payable by CCA to Prison Realty. Pursuant to the terms of the CCA promissory note, CCA was required to make the payment on December 31, 1999; however, pursuant to the terms of a subordination agreement, dated as of March 1, 1999, by and between Prison Realty and the agent of CCA's bank credit facility, CCA is prohibited from making scheduled interest payments on the CCA promissory note when CCA is not in compliance with certain financial covenants set forth in CCA's bank credit facility. As of December 31, 1999, CCA was not, and, notwithstanding the waiver of certain events of default under CCA's bank credit facility discussed herein, CCA currently is not, in compliance with these financial covenants. Consequently, CCA is prohibited from making the scheduled interest payment to Prison Realty. Pursuant to the terms of the subordination agreement, Prison Realty is prohibited from accelerating payment of the principal amount of the CCA promissory note or taking any other action to enforce its rights under the provisions of the CCA promissory note for so long as CCA's bank credit facility remains outstanding.

         1999 financial statements and going concern matters. Due to CCA's liquidity position and its inability to make required payments to Prison Realty under the original terms of the CCA lease agreements and the CCA promissory note, CCA's independent auditor included an explanatory paragraph in its report as to CCA's consolidated financial statements for the year ended December 31, 1999 that expresses substantial doubt as to CCA's ability to continue as a going concern. Accordingly, as the result of Prison Realty's financial dependence on CCA and Prison Realty's resulting liquidity position, as well as concerns with respect to Prison Realty's noncompliance with, and then-existing defaults under, certain provisions and covenants contained in its indebtedness and potential liability arising as the result of shareholder and other litigation commenced against Prison Realty, Prison Realty's independent auditor included an explanatory paragraph in its report as to Prison Realty's consolidated financial statements for the year ended December 31, 1999 that expresses substantial doubt as to Prison Realty's ability to continue as a going concern. Notwithstanding the receipt of waivers of events of default relating to these explanatory paragraphs under the terms of Prison Realty's and CCA's existing indebtedness described herein, the existence of these explanatory paragraphs may have a material adverse effect on Prison Realty's and CCA's relationships with its creditors and could have a material adverse effect on Prison Realty's business, financial condition, results of operation and liquidity.

         Execution of waiver of existing events of default under, and amendments to, Prison Realty's bank credit facility. As a result of the financial condition of Prison Realty and CCA, certain existing or potential events of default arose under the provisions of Prison Realty's bank credit facility. In addition, certain of the proposed restructuring transactions involving Prison Realty were not permitted under the terms of the bank credit facility. As a result, in order to obtain additional borrowings under the bank credit facility and in order to avoid certain events of default under the terms of Prison Realty's 12% senior notes and convertible, subordinated debt, Prison Realty, through Lehman Commercial Paper Inc., the administrative agent of Prison Realty's bank credit facility ("Lehman"), solicited the consent of the requisite percentage of the senior lenders under the bank credit facility for a waiver of the existing events of default under the bank credit facility and amendments to the terms of the bank credit facility to permit a restructuring of Prison Realty.

         Waivers of events of default. Following the approval of the requisite senior lenders, Prison Realty, certain of its wholly owned subsidiaries, various lenders and Lehman, as administrative agent, executed a waiver and amendment, dated as of June 9, 2000, to the provisions of the bank


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


credit facility, which waived all of the events of default under the provisions of Prison Realty's bank credit facility, specifically including:

         - Prison Realty's failure to comply with certain of the financial covenants contained in the bank credit facility for the fiscal quarters ended December 31, 1999, March 31, 2000 and June 30, 2000.

         - Prison Realty's declaration and payment of its regular quarterly dividend on shares of its series A preferred stock for the fiscal quarter ended March 31, 2000.

         - The failure of Prison Realty to deliver annual financial statements of Prison Realty and CCA unqualified as to the ability of each of Prison Realty and CCA to continue as a going concern.

         - Prison Realty's appointment of a new chairman of the board of directors and president, the elimination of the position of chief development officer and the execution and performance of certain conditions contained in the securities purchase agreement with Pacific Life, each of which constituted a "change of control" of Prison Realty under the terms of the bank credit facility upon the expiration of an applicable period.

         Transactions contemplated by the waiver and amendment. In connection with obtaining the waiver and amendment, Prison Realty agreed to complete certain transactions which were incorporated as covenants in the waiver and amendment. Specifically, the waiver and amendment provides that Prison Realty must:

         - Complete the CCA merger on or before the earlier of: (i) September 15, 2000; or (ii) five business days after the date upon which all required consents and authorizations necessary to complete the CCA merger have been obtained, upon the terms and conditions specified in the waiver and amendment, including the payment of non-cash consideration to all holders of equity securities of CCA, including Baron and Sodexho.

         - In connection with the CCA merger: (i) pending requisite shareholder approval, elect not to be taxed as a REIT for federal income tax purposes, commencing with the fiscal year ending December 31, 2000; and (ii) terminate all existing agreements between Prison Realty and CCA at the time of completion of the CCA merger.

         - Use commercially reasonable efforts to complete, prior to December 31, 2000, an offering of its common stock, through the distribution of rights to purchase shares of common stock to Prison Realty's then-current common shareholders, yielding net cash proceeds to Prison Realty of at least $50.0 million, with 40% of such proceeds to be applied to the repayment of Prison Realty's existing indebtedness under the bank credit facility.

         - Select a new chief executive officer and chief financial officer, reasonably satisfactory to the requisite percentage of senior lenders under the bank credit facility, on or before November 15, 2000, and, prior to such time, continue to retain a management consultant reporting to Prison Realty's board of directors reasonably satisfactory to Lehman.

         - Pay a dividend, in the form of Prison Realty's preferred stock, sufficient to satisfy Prison Realty's remaining REIT distribution requirements for the fiscal year ending December 31, 1999.

         - Effect an offering of securities by a subsidiary of Prison Realty, backed by lease payments from the U.K. government relating to the HMP Forrest Bank facility located in Salford, England, yielding net cash proceeds to Prison Realty of at least (pound)45.0 million (or the equivalent in U.S. dollars) on or before February 28, 2001.

         Prison Realty's failure to meet these requirements will result in an event of default under the terms of the bank credit facility. Generally, upon the occurrence of an event of default under the bank credit facility, the lenders under the bank credit facility, may, upon the expiration of any applicable cure period, accelerate the maturity of the aggregate principal amount of Prison Realty's borrowings under the bank credit facility. The waiver and amendment provides, however, that an event of default under the bank credit facility relating to Prison Realty's failure to complete the securitization of lease payments relating to the HMP Forrest Bank facility will not give rise to a right of the lenders to accelerate the maturity of Prison Realty's borrowings under the bank credit facility.

         The waiver and amendment also provides that Prison Realty may, but is not required to, complete certain transactions and amends the terms of the bank credit facility to permit such transactions. Specifically, the waiver and amendment provides that Prison Realty is permitted to:

         - Enter into an agreement with CCA deferring a substantial portion of CCA's rental payments to Prison Realty due and payable under the original terms of CCA's lease agreements with Prison Realty.

         - Sell Prison Realty's headquarters for cash proceeds of at least $12.0 million, and subsequently lease such headquarters from the purchaser thereof, on terms and conditions reasonably satisfactory to the requisite percentage of senior lenders under the bank credit facility.

         - Complete the merger of each of PMSI and JJFMSI with and into wholly owned subsidiaries of Prison Realty, upon the terms and conditions specified in the waiver and amendment, including the payment of aggregate non-cash consideration not to exceed $12.6 million to all holders of equity securities of PMSI and JJFMSI and the termination of all agreements between PMSI, JJFMSI and either Prison Realty or CCA.

         In addition, the terms of the waiver and amendment do not prohibit Prison Realty from making required interest payments under the terms of its currently outstanding 12% senior notes.

         Events of default related to Prison Realty's convertible, subordinated notes. As more fully described hereinafter, at the time of the effectiveness of the waiver and amendment Prison Realty was in default under the provisions of the agreements relating to Prison Realty's $40.0 million convertible, subordinated notes and its $30.0 million convertible, subordinated notes. Under the provisions of Prison Realty's bank credit facility, these defaults under the terms of the convertible, subordinated notes resulted in an event of default under Prison Realty's bank credit facility. In addition, as more fully described herein, certain other actions of Prison Realty in connection with the proposed restructuring of Prison Realty potentially would have resulted in additional events of default under the provisions of the agreements governing the convertible, subordinated notes. These potential defaults under the terms of the notes would also have resulted in an event of default under Prison Realty's bank credit facility.

         The waiver and amendment addressed each existing or potential event of default under Prison Realty's bank credit facility with respect to Prison Realty's convertible, subordinated notes described above. The waiver and amendment provides that, so long as a holder of any of the convertible, subordinated notes does not take any action adverse to Prison Realty or to the senior lenders under the bank credit facility, the existence of any of these events of default will not (i) prevent Prison Realty from making additional borrowings otherwise permitted under the bank credit facility, or (ii) permit Lehman or the senior lenders under the bank credit facility to exercise any remedies against Prison Realty which normally would be available upon an event of default under the bank credit facility. The waiver and amendment, however, provides that the senior lenders are not waiving these events of default and that the senior lenders expressly are not consenting to the repurchase of all or any portion of the convertible, subordinated notes or the payment or repayment of all or any portion of any amounts owing under the notes. Moreover, even if the aggregate principal amount of such convertible subordinated notes were accelerated, the repayment of such amounts is subordinate to the rights of the senior bank lenders.

         Prior to the effectiveness of the waiver and amendment, Prison Realty was required to pay a default rate of interest equal to 2% above the otherwise applicable rate of interest under the bank credit facility as a result of existing events of default under the bank credit facility, including the occurrence of events of default under Prison Realty's convertible, subordinated notes. Following the effectiveness of the waiver and amendment, Prison Realty was no longer required to pay such default rate of interest despite the continued existence of events of default under Prison Realty's convertible, subordinated notes. However, as described below, the waiver and amendment provides that the existence of any events of default relating to the convertible, subordinated notes will give rise to the right of the senior lenders to require Prison Realty to pay any applicable default rate of interest under the bank credit facility.


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


         As more fully described herein, Prison Realty has obtained waivers of all existing events of default under its convertible, subordinated notes. These waivers involve an amendment to the economic terms of such notes, including an increase in the applicable interest rate with respect to such notes. The waiver and amendment provides that, subject to certain limited exceptions, the interest rate applicable to all outstanding amounts under the bank credit facility will be increased by 2.0% above the otherwise applicable interest rate for any period during which Prison Realty pays an interest rate in excess of the stated coupon rate of the convertible, subordinated notes, except to the extent that such interest rate is increased in a manner satisfactory to the requisite percentage of the senior lenders under the bank credit facility in connection with a written waiver of existing or potential events of default under the convertible, subordinated notes. Prison Realty will submit these waivers to the lenders for their approval, but there can be no assurance that such approval will be obtained.

         Additional amendments to bank credit facility. In addition to the amendments to the provisions of the bank credit facility required to facilitate the transactions discussion above, the waiver and amendment contains certain other amendments to the provisions of the bank credit facility. These amendments allowed Prison Realty to borrow $25.0 million at the execution of the waiver and amendment and up to an additional $30.0 million under the bank credit facility at various times during the 2000 calendar year.

         In addition to the waiver of Prison Realty's compliance with the previously existing financial covenants contained in the bank credit facility described above, the waiver and amendment provides that, prior to the completion of the merger, Prison Realty shall be required to maintain certain monthly minimum liquidity thresholds. The waiver and amendment also provides that, following completion of the merger, the previously existing financial covenants contained in the bank credit facility will be replaced by the following financial covenants, each as defined in the waiver and amendment, designed to reflect Prison Realty's status as a subchapter C corporation rather than as a REIT: (i) total leverage ratio; (ii) interest coverage ratio; (iii) fixed charge coverage ratio; (iv) ratio of total indebtedness to total capitalization; (v) minimum EBITDA; and (vi) minimum occupancy percentage.

         The waiver and amendment provides that, in addition to quarterly consolidated financial statements, Prison Realty is required to provide monthly consolidated financial statements to Lehman. The waiver and amendment further provides that, prior to completion of the merger, Prison Realty is required to provide weekly statements of cash receipts and disbursements to Lehman. The waiver and amendment also requires that Prison Realty submit a business plan to Lehman setting forth Prison Realty's financial projections, planned capital expenditures and business strategy.

         The waiver and amendment provides that, generally, Prison Realty will be required to use the net cash proceeds received by Prison Realty from certain transactions, including the following, to repay outstanding indebtedness under the bank credit facility: (i) any disposition of real estate assets; (ii) the securitization of lease payments with respect to Prison Realty's HMP


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


Forrest Bank facility; and (iii) the sale-leaseback of Prison Realty's headquarters. Under the terms of the waiver and amendment, Prison Realty will also be required to apply a designated portion of its "excess cash flow," as such term is defined in the waiver and amendment, to the prepayment of outstanding indebtedness under the bank credit facility. In addition, Prison Realty is, and after the merger CCA will be, required by the waiver and amendment to transfer certain depository and other non-disbursement accounts to an account at a bank that is a senior lender under the bank credit facility and to grant perfected liens in such accounts in favor of Lehman for the benefit of the senior lenders under the bank credit facility.

         Under the terms of Prison Realty's amended bank credit facility, all of Prison Realty's subsidiaries, unless otherwise exempt, must guarantee and pledge substantially all of their assets to secure Prison Realty's bank credit facility. As such, substantially all of the assets formerly owned by CCA must be pledged to secure Prison Realty's obligations under the bank credit facility upon completion of the merger. However, the waiver and amendment provides that the accounts receivable and certain other assets of CCA need not be pledged to secure outstanding indebtedness under Prison Realty's bank credit facility if such assets are pledged to secure a new revolving bank credit facility or a refinancing or renewal of CCA's existing bank credit facility obtained by the surviving entity in the merger. Any such new bank credit facility or refinancing or renewal of CCA's existing bank credit facility must be on terms and conditions reasonably satisfactory to the requisite percentage of senior lenders under Prison Realty's bank credit facility.

         Additional events of default. As previously described, the waiver and amendment provides that Prison Realty's failure to complete the transactions required by the waiver and amendment will result in an event of default under the bank credit facility. The waiver and amendment also provides that, in addition to the existing events of default under the original terms of the bank credit facility, it shall be an event of default under the terms of the bank credit facility if:

         - Prison Realty settles its currently outstanding shareholder litigation for cash amounts not otherwise fully covered by Prison Realty's existing directors' and officers' liability insurance policies.

         - Prison Realty declares and pays dividends with respect to Prison Realty's currently outstanding series A preferred stock prior to the receipt of net cash proceeds of at least $100.0 million from the issuance of additional shares of common or preferred stock.

         - CCA shall amend or refinance its bank credit facility on terms and conditions less favorable than the existing terms of CCA's bank credit facility.

         - Prison Realty fails to distribute this proxy statement to Prison Realty's shareholders on or before August 1, 2000.


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


         - A "repurchase right event" or a "termination event" shall occur under the terms of the note purchase agreement governing Prison Realty's $40.0 million convertible, subordinated notes.

         Generally, upon the occurrence of an event of default under the bank credit facility, the senior lenders under the bank credit facility, may, upon the expiration of any applicable cure period, accelerate the maturity of the aggregate principal amount of Prison Realty's borrowings under the bank credit facility.

         Conditions to the continued effectiveness of waiver and amendment. The terms of the waiver and amendment provide that the continued effectiveness of the waiver and amendment is conditioned upon, among other things:

         - The existence of no default or events of default under Prison Realty's bank credit facility (other than the defaults with respect to Prison Realty's convertible, subordinated notes described above).

         - The effectiveness of a waiver of all events of default under CCA's bank credit facility.

         - Prison Realty's continued engagement of a management consultant, reporting to Prison Realty's board of directors, reasonably satisfactory to Lehman.

         - As more fully described hereinafter, in connection with CCA's deferral of a substantial portion of its rental payments to Prison Realty, the deferral of certain payments due from Prison Realty payable to CCA until completion of the CCA merger.

         Increased interest rate and additional fees. In connection with the execution of the waiver and amendment, Prison Realty was required to pay an amendment fee equal to 0.75% of the bank credit facility. Also as a result of this waiver and amendment, the interest rate applicable to all outstanding amounts under the bank credit facility was increased by 0.5% above the otherwise applicable rate through and including September 15, 2000, subject to extension by the requisite percentage of lenders under the credit facility for successive three-month periods thereafter. Prior to the effectiveness of the waiver and amendment, Prison Realty was required to pay a default rate of interest with respect to all outstanding amounts under the bank credit facility, which was equal to 2% above the otherwise applicable rate. In addition, the waiver and amendment provides that if the merger has not been consummated on or before September 15, 2000, or such later date as may be consented to by the requisite percentage of lenders under the bank credit facility, Prison Realty will be required to pay an additional fee equal to 0.375% of the bank credit facility.

         Amendments to agreements between Prison Realty and CCA. As previously described, the terms of the waiver and amendment provide that Prison Realty and CCA may defer a substantial portion of the rental payments due to Prison Realty under the CCA lease agreements in order to address CCA's liquidity needs. Accordingly, Prison Realty and CCA entered into the second


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


master amendment to lease agreements, dated as of June 9, 2000, pursuant to which Prison Realty and CCA agreed: (i) to defer, with the exception of certain scheduled payments, rental payments under the original terms of the CCA lease agreements until September 30, 2000, provided, that if Prison Realty pays to CCA, and CCA accepts, any payments of certain fees due to CCA from Prison Realty which have also been deferred, a portion of the rental payments which otherwise would have been due and payable had the CCA lease agreements not been amended shall become immediately due and payable; and (ii) that CCA shall pay interest, at an annual rate equal to the current non-default rate of interest applicable to its existing bank credit facility, subject to adjustment, on all rental payments which would have been payable to Prison Realty had the CCA lease agreements not been amended, from the date each such payment would have been payable until the date such payment is actually made.

         In connection with the amendments to the CCA lease agreements deferring a substantial portion of the rental payments due to Prison Realty thereunder, the terms of the waiver and amendment condition the effectiveness of the waiver and amendment upon the deferral of Prison Realty's payment of fees to CCA which would otherwise be payable pursuant to the terms of the amended and restated tenant incentive agreement, the business development agreement and the amended and restated services agreement. Accordingly, Prison Realty and CCA entered into: (i) amendment number one to amended and restated tenant incentive agreement, dated as of June 9, 2000; (ii) amendment number one to business development agreement, dated as of June 9, 2000; and (iii) amendment number one to amended and restated services agreement, dated as of June 9, 2000.

         The terms of each of these amendments provide: (i) that no payments shall be made by Prison Realty to CCA, under the original terms of the respective agreement being amended, until the termination of such agreement at the time of the merger, provided, with respect to amounts which otherwise would have been payable under such agreement, interest shall accrue, at the applicable non-default rate of interest under the terms of Prison Realty's bank credit facility, as amended by the waiver and amendment, and shall be payable by Prison Realty to CCA upon completion of the merger; (ii) during the period from January 1, 2000 to September 30, 2000, in the event that CCA pays to Prison Realty, and Prison Realty accepts, any rental payments in excess of the scheduled amounts set forth in the second master amendment to lease agreements, a similar portion of the amounts which otherwise would have been payable by Prison Realty to CCA under the original terms of the respective agreement being amended shall become immediately due and payable; and (iii) in the event that all rental payments originally due and payable by CCA under the original terms of the CCA lease agreements become immediately due and payable as a result of an event of default under the second master amendment to lease agreements, all fees which would have been payable by Prison Realty under the original terms of the respective agreement being amended shall become immediately due and payable.

         The terms of the indenture governing Prison Realty's 12% senior notes (described below) restrict amendments to the CCA lease agreements, the amended and restated tenant incentive agreement, the business development agreement and the amended and restated services


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


agreement without the delivery of an opinion as to the fairness, from a financial point of view, to Prison Realty of such amendments, issued by an accounting, appraisal, consulting or investment banking firm of national standing, to the trustee under the indenture of the 12% senior notes. In connection with this requirement, the effectiveness of the second master amendment to lease agreements, amendment number one to amended and restated tenant incentive agreement, amendment number one to business development agreement, and amendment number one to amended and restated services agreement was expressly conditioned upon the delivery of such fairness opinion. Prison Realty has, in accordance with the terms of the indenture, delivered to the trustee under the indenture a fairness opinion meeting the requirements of the indenture.

         12% senior notes. Prison Realty believes that it currently is not in default under the terms of the indenture governing its $100.0 million 12% senior notes. The indenture governing the 12% senior notes, however, contains a provision which allows the holders thereof to accelerate the outstanding principal amount of the 12% senior notes and to seek additional remedies if Prison Realty has a payment default under Prison Realty's bank credit facility or if Prison Realty's obligations under the bank credit facility have been accelerated. However, the amounts outstanding under the 12% senior notes are effectively subordinated to Prison Realty's obligations under the bank credit facility to the extent of the value of the assets securing the bank credit facility. In the event of acceleration of outstanding principal amounts under both the 12% senior notes and the bank credit facility, the lenders under the bank credit facility will be entitled to proceed against the collateral that secures Prison Realty's obligations under the bank credit facility, and such collateral will not be available to satisfy any amounts owed under the 12% senior notes.

         $40.0 million convertible, subordinated notes. The original provisions of the note purchase agreement relating to the $40.0 million convertible, subordinated notes issued by Prison Realty to MDP Ventures IV LLC and affiliated purchasers (which are subordinated by their terms to the bank credit facility) provide that the execution of the securities purchase agreement by and between Prison Realty and Pacific Life constituted a "change of control" of Prison Realty. This "change of control" gave rise to a right of the holders of such notes to require Prison Realty to repurchase the notes at a price of 105% of the aggregate principal amount of such notes within 45 days after the provision of written notice by such holders to Prison Realty, although the holders of the notes did not so required. In addition, as of February 5, 2000, Prison Realty was no longer in compliance with a financial covenant contained in the note purchase agreement. As a result of the violation of this covenant, Prison Realty was in default under the provisions of the note purchase agreement governing the notes, and the holders of such notes were permitted, at their option, to accelerate all or a portion of the outstanding principal amount of this indebtedness. Moreover, during any period in which Prison Realty is in default under the provisions of the note purchase agreement, the holders of the notes may require Prison Realty to pay an applicable default rate of interest of 20%. In addition to the default rate of interest, as a result of the default, Prison Realty was obligated, under the original terms of the note purchase agreement, to pay the holders of the notes contingent interest sufficient to permit the holders to receive a 15% rate of return on the $40.0 million principal amount, unless the holders of the notes elect to convert the


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


notes into Prison Realty's common stock under the terms of the note purchase agreement. Any such contingent interest is retroactive to the date of issuance of the notes.

         As previously described herein, the bank credit facility waiver and amendment provides that the lenders under Prison Realty's bank credit facility did not consent to the repurchase of all or any portion of the $40.0 million convertible, subordinated notes or the payment or repayment of all or any portion of any amounts owing under the notes. In addition, as previously described herein, the bank credit facility waiver and amendment also provides that the existence of any events of default under Prison Realty's bank credit facility as a result of an event of default under the terms of the $40.0 million convertible, subordinated notes will give rise to the right of the lenders under the bank credit facility to require Prison Realty to pay any applicable default rate of interest under the bank credit facility. Moreover, the bank credit facility waiver and amendment provides that, subject to certain limited exceptions, the interest rate applicable to all outstanding amounts under the bank credit facility will be increased by 2.0% above the otherwise applicable interest rate for any period during which Prison Realty pays an interest rate in excess of 9.5% with respect to the $40.0 million convertible, subordinated notes, except to the extent that such interest rate is increased in a manner satisfactory to the requisite percentage of the lenders under the bank credit facility in connection with a written waiver of existing defaults under the notes.

         On June 30, 2000, Prison Realty obtained a waiver of events of default under, and amendments to, the provisions of the note purchase agreement relating to these convertible, subordinated notes. The effectiveness of the waiver and amendment was subject to the fulfillment of certain conditions by Prison Realty, all of which have been met, including the payment of a waiver fee of $250,000.

         The waiver and amendment to the note purchase agreement provides for a waiver of the following events of default: (i) Prison Realty's failure to provide a "repurchase right notice" (as defined in the note purchase agreement) as a result of the occurrence of a change of control of Prison Realty under the terms of the note purchase agreement; (ii) Prison Realty's non-compliance with a financial covenant contained in the note purchase agreement; (iii) any failure of Prison Realty to fully enforce its rights under its lease agreements with CCA, including with respect to CCA's deferral of a substantial portion of its rental payments in 2000; (iv) termination of Prison Realty's status as a REIT for federal income tax purposes, commencing with its taxable year ending December 31, 2000;(v) Prison Realty's operation of correctional and detention facilities following completion of the merger; and (vi) certain defaults arising from Prison Realty's non-compliance with the provisions of its $30.0 million convertible, subordinated notes. The waiver and amendment to the note purchase agreement further provides that the completion of, or the failure to complete, certain transactions, including the merger, Prison Realty's election, pending shareholder approval, not to be taxed as a REIT, commencing with its taxable year ending December 31, 2000, and the rights offering required by the bank credit facility waiver and amendment, will not constitute an event of default or a "termination event" (as defined in the note purchase agreement) under the terms of the note purchase agreement.


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


         The waiver and amendment to the note purchase agreement also amends the economic terms of the notes to provide, subject to the approval of the requisite percentage of lenders under Prison Realty's bank credit facility, for an increase in the applicable interest rate of the notes by 0.5% per annum, which would require cash interest payments by Prison Realty equal to an interest rate of 10.0% per annum. The waiver and amendment provides that if such approval is not obtained, Prison Realty will be required to issue, in lieu of such additional cash interest payments, additional convertible, subordinated "paid in kind" notes on a pro rata basis to all holders. In addition, the waiver and amendment further requires Prison Realty to issue, following the execution of this waiver and amendment, additional convertible, subordinated "paid in kind" notes, in the aggregate principal amount of approximately $1.1 million on a pro rata basis to all holders, representing all interest on the convertible, subordinated notes which has accrued at an applicable default rate of interest as a result of the previously existing events of default under the note purchase agreement. Any "paid in kind" notes will be on substantially similar terms as the $40.0 million convertible, subordinated notes, although these notes do not provide for the payment of contingent interest, as such term is defined in the note purchase agreement.

         Also as a result of the waiver and amendment to the note purchase agreement, the conversion price of the notes will be adjusted to an initial conversion price equal to 125% of the average closing price of Prison Realty's common stock on the NYSE for a period of 30 days immediately preceding the earlier of (i) October 31, 2000 or (ii) the closing date of the merger. This conversion price will be subject to adjustment upon the occurrence of certain events. The waiver and amendment to the note purchase agreement further provides for the deletion of an existing financial covenant and the addition of certain post-merger financial covenants relating to Prison Realty's: (i) ratio of total indebtedness to total capitalization; (ii) interest coverage ratio; and (iii) fixed charge coverage ratio. The waiver and amendment to the note purchase agreement further adjusts the determination of when Prison Realty will be required to make payments of contingent interest with respect to the notes and provides for an increase in the applicable contingent interest rate with respect to the notes.

         The continued effectiveness of the waiver and amendment is subject to there being no occurrence of an event of default or termination event under the terms of the note purchase agreement, as amended by the waiver and amendment. There can be no assurance that Prison Realty will be able to maintain the effectiveness of this waiver and amendment to the note purchase agreement. If Prison Realty is unable to do so, and if the holders of these notes do not consent to an additional proposed waiver of events of default under, and amendments to, the note purchase agreement, Prison Realty may be required to repurchase or redeem the outstanding principal amount of the notes. If the aggregate principal amount of such convertible, subordinated notes were accelerated, however, the repayment of such amounts would be subordinate to the rights of the senior lenders under Prison Realty's bank credit facility. Any requirement to repurchase or redeem the outstanding principal amount of this indebtedness prior to its stated maturity would also trigger an event of default under the provisions of Prison Realty's other indebtedness, including the provisions of Prison Realty's bank credit facility.

      $30.0 million convertible, subordinated notes. The original provisions of the note purchase agreement relating to the $30.0 million convertible, subordinated notes issued to PMI Mezzanine Fund, L.P. contain certain financial covenants. As of March 31, 2000, Prison Realty was not in compliance with these financial covenants. However, Prison Realty has not been in default under the provisions of this note purchase agreement because the holder of the $30.0 million convertible, subordinated notes has not provided Prison Realty with written notice declaring such an event of default.

      As previously described herein, the bank credit facility waiver and amendment provides that the lenders under Prison Realty's bank credit facility did not consent to the repurchase of all or any portion of the $30.0 million convertible, subordinated notes or the payment or repayment of all or any portion of any amounts owing under the notes. In addition, as previously described herein, the bank credit facility waiver and amendment also provides that the existence of any events of default under Prison Realty's bank credit facility as a result of an event of default under the terms of the $30.0 million convertible, subordinated notes will give rise to the right of the lenders under the bank credit facility to require Prison Realty to pay any applicable default rate of interest under the bank credit facility. Moreover, the bank credit facility waiver and amendment provides that, subject to certain limited exceptions, the interest rate applicable to all outstanding amounts under the bank credit facility will be increased by 2.0% above the otherwise applicable interest rate for any period during which Prison Realty pays an interest rate in excess of 7.5% with respect to the $30.0 million convertible, subordinated notes, except to the extent that such interest rate is increased in a manner satisfactory to the requisite percentage of the lenders under the bank credit facility in connection with a written waiver of existing defaults under the notes.

      On June 30, 2000, Prison Realty obtained a waiver of events of default under, and amendments to, the provisions of the note purchase agreement relating to these convertible, subordinated notes. The effectiveness of the waiver and amendment to the note purchase agreement was subject to the fulfillment of certain conditions by Prison Realty, all of which have been met, including the payment of a waiver fee of $75,000.

      The waiver and amendment to the note purchase agreement provides for a waiver of the following events of default: (i) Prison Realty's non-compliance with certain financial covenants contained in the note purchase agreement prior to the execution of the waiver and amendment to the note purchase agreement, as well as Prison Realty's noncompliance with certain financial covenants prior to completion of the merger; and (ii) certain defaults arising from Prison Realty's non-compliance with the provisions of its $40.0 million convertible, subordinated notes. The waiver and amendment further provides that, generally, the completion of, or the failure to complete, certain transactions, including:
(i) the merger; (ii) Prison Realty's election, pending shareholder approval, not to be taxed as a REIT, commencing with its taxable year ending December 31, 2000; and (iii) the rights offering required by the bank credit facility waiver and amendment, will not constitute an event of default under the terms of the note purchase agreement. Specifically, the waiver and amendment to the note purchase agreement amends the provisions of the note purchase agreement to provide that Prison Realty may, following the merger, engage in the operation and management of correctional and detention facilities.

      The waiver and amendment to the note purchase agreement also amends the economic terms of the notes, through the issuance of a replacement note in the aggregate principal amount of $30.0 million, to provide, subject to the approval of the requisite percentage of lenders under Prison Realty's bank credit facility, for an increase in the applicable interest rate of the notes by 0.5% per annum, which would require cash interest payments by Prison Realty equal to an interest rate of 8.0% per annum. The amended terms of the notes provide that if such approval is not obtained, Prison Realty will be required to issue, in lieu of such additional cash interest payments, additional convertible, subordinated "paid in kind" notes on a pro rata basis to all holders. Any "paid in kind" notes will be on substantially similar terms as the $30.0 million convertible, subordinated notes.

      Also as a result of the waiver and amendment to the note purchase agreement, the conversion price of the notes will be adjusted to an initial conversion price equal to 125% of the average closing price of Prison Realty's common stock on the NYSE for a period of 30 days immediately preceding the earlier of (i) October 31, 2000 or (ii) the closing date of the merger. This conversion price will be subject to adjustment upon the occurrence of certain events. The waiver and amendment to the note purchase agreement further provides for the deletion of the existing financial covenants in the note purchase agreement upon completion of the merger and the addition of certain post-merger financial covenants relating to Prison Realty's: (i) maximum total leverage ratio; (ii) interest coverage ratio; and (iii) fixed charge coverage ratio.

      The continued effectiveness of the waiver and amendment is subject to there being no occurrence of an event of default or termination event under the terms of the note purchase agreement, as amended by the waiver and amendment. There can be no assurance that Prison Realty will be able to maintain the effectiveness of the waiver and amendment to the note purchase agreement. If Prison Realty is unable to do so, and if the holders of these notes do not consent to any additional proposed waiver of events of default under, and amendments to, the note purchase agreement, Prison Realty may be required to repurchase or redeem the outstanding principal amount of the notes. If the aggregate principal amount of such convertible subordinated notes were accelerated, however, the repayment of such amounts would be subordinate to the rights of the senior lenders under the bank credit facility. Any requirement to repurchase or redeem the outstanding principal amount of this indebtedness prior to its stated maturity would also trigger an event of default under the provisions of Prison Realty's other indebtedness, including the provisions of Prison Realty's bank credit facility.

         CCA's bank credit facility. On April 27, 2000, CCA obtained the consent of the requisite percentage of the senior lenders under its bank credit facility for a waiver of its bank credit facility's restrictions relating to:

         - Prison Realty's and CCA's amendments of the original terms of the CCA lease agreements, the amended and restated tenant incentive agreement, the business development agreement and the amended and restated services agreement.

         - CCA's violation of a net worth covenant contained in its bank credit facility.

         - CCA's execution of an agreement and plan of merger with respect to a merger of each of CCA, PMSI and JJFMSl with and into wholly owned subsidiaries of Prison Realty, in connection with the proposed Fortress/Blackstone restructuring.

         As consideration for the initial waiver, the CCA senior lenders required and were paid a fee equal to $2.0 million in cash. The terms of the initial waiver provided that the waiver would remain in effect until the earlier of (i) July 31, 2000; (ii) the date the Pacific Life securities purchase agreement is terminated; (iii) the date CCA makes any payments to Prison Realty other than as set forth in the amendments to CCA's agreements with Prison Realty; or (iv) the date the lenders under Prison Realty's bank credit facility exercise any rights with respect to any default or event of default under Prison Realty's bank credit facility.

         Because the termination of the Pacific Life securities purchase agreement resulted in a termination of the initial waiver and because CCA's proposed execution of the merger agreement was not addressed in the initial waiver, CCA requested that its senior lenders amend the waiver to provide for its continuation, notwithstanding the termination of the Pacific Life securities purchase agreement, and to permit CCA's execution of the merger agreement. CCA's senior lenders refused to agree to such amendments unless CCA paid an additional waiver fee of $1.0 million to CCA's senior lending group. Because of the ramifications of the existence of a default under the CCA bank credit facility, and the fact that such a default would cause an event of default under Prison Realty's recently amended bank credit facility, on June 30, 2000, CCA committed to pay its lenders the $1.0 million fee and obtained the consent of the requisite percentage of the senior lenders under its bank credit facility to extend the term of the initial waiver to September 30, 2000 and to permit: (i) the termination of the merger agreement relating to the proposed combination of Prison Realty; (ii) the execution by CCA of the merger agreement; and (iii) the termination of the Pacific Life securities purchase agreement.

      Effect of failure of Prison Realty to obtain and maintain requested waivers. With the exception of the events of default relating to Prison Realty's convertible, subordinated notes existing at the time of the Prison Realty bank credit facility waiver and amendment, as previously described, the Prison Realty bank credit facility waiver and amendment waived all known events of default under the bank credit facility. Prison Realty has subsequently obtained waivers of the defaults under the convertible, subordinated notes as also previously described. As a result of the foregoing, Prison Realty is currently not in default under the terms of any of its indebtedness, including under its credit facility, its 12% senior notes, and its convertible, subordinated notes.

      The effectiveness of the Prison Realty bank credit facility waiver and amendment is subject to conditions previously described herein. In the event Prison Realty is unable to maintain the Prison Realty bank credit facility waiver and amendment, or if Prison Realty is unable to obtain or maintain waivers of events of default under the terms of any of its other indebtedness, and such indebtedness is accelerated, the senior lenders under Prison Realty's bank credit facility are entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the bank credit facility. In such event, Prison Realty may be forced to seek protection under the federal bankruptcy code.

      Prison Realty's 12% senior notes and convertible, subordinated notes contain provisions which allow the holders of such indebtedness to accelerate the outstanding principal amount of such indebtedness and seek remedies if Prison Realty has a payment default under its bank credit facility or if the obligations under Prison Realty's bank credit facility have been accelerated. If the senior lenders under Prison Realty's bank credit facility elect to exercise their rights to accelerate Prison Realty's obligations under the bank credit facility, such action could result in the acceleration of all or a portion of the outstanding principal amount of Prison Realty's 12% senior notes or its convertible, subordinated notes, which would have a material adverse effect on Prison Realty's liquidity and financial position. Prison Realty does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all of Prison Realty's outstanding indebtedness.

      Effect of failure of CCA to maintain waivers of events of default under the provisions of its bank credit facility. As previously discussed, CCA has obtained waivers of certain events of default under the provisions of its bank credit facility. However, these waivers expire on July 31, 2000 and are subject to termination upon the occurrence of certain events, as previously described herein. There can be no assurance that CCA will be able to comply with and maintain the waivers. In the event CCA is unable to comply with and maintain the waivers, the senior lenders under the CCA bank credit facility are entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the bank credit facility. If the senior lenders elect to exercise their rights to accelerate CCA's obligations under CCA's bank credit facility, such events would have a material adverse effect on CCA's liquidity and financial position. CCA does not have sufficient working capital in the event of an acceleration of indebtedness under CCA's bank credit facility.

      In addition, as described above, the terms of the Prison Realty bank credit facility waiver and amendment provide that a condition to the continued effectiveness of the Prison Realty bank credit facility waiver and amendment is the continued effectiveness of a waiver of all existing events of default under CCA's bank credit facility. Prison Realty's bank credit facility, as


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


modified by the Prison Realty bank credit facility waiver and amendment, also provides that either of the following will result in an event of default under Prison Realty's bank credit facility: (i) the occurrence of an event of default under CCA's bank credit facility; or (ii) the amendment or refinancing of CCA's bank credit facility on terms and conditions less favorable than its existing terms. As a result of such an event of default, the senior lenders under Prison Realty's bank credit facility would be entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the bank credit facility. In such event, Prison Realty may be forced to seek protection under the federal bankruptcy code.

CCA MANAGEMENT CONTRACTS WITH GOVERNMENT ENTITIES

Federal Bureau of Prisons. On June 9, 2000, CCA received a notice of award with respect to two contracts with the Federal Bureau of Prisons ("FBOP") to house 3,316 federal detainees at Prison Realty's California City Correctional Facility located in California City, California and Prison Realty's Cibola County Corrections Center located in Milan, New Mexico. The contracts, which are expected to be dated as of mid-September, will have an initial term of three years with seven one-year renewal options. The terms of the contracts provide for a 95% guaranteed occupancy rate, and revenues for the contracts are expected to begin early in the fourth quarter of 2000.

State of North Carolina. CCA has commenced negotiations with the North Carolina Department of Correction with respect to the termination of CCA's management contracts for the Mountain View Correctional Institution located in Spruce Pine, North Carolina and the Pamlico Correctional Institution located in Bayboro, North Carolina. The 528-bed, medium security institutions are owned by Prison Realty and leased to the state of North Carolina pursuant to leases expiring in the fourth quarter of 2008, subject to extension for an additional 10 years upon the agreement of the parties. The facilities house adult male inmates for the state pursuant to contracts obtained by Old CCA as part of its acquisition of certain management contracts from U.S. Corrections Corporation in 1998. Prison Realty expects to continue leasing the facilities to the North Carolina Department of Correction.

POTENTIAL LIABILITY WITH REGARD TO BOND ISSUE

      In September 1997, Old CCA received a discretionary bonus of approximately $4.1 million in connection with its management of a correctional facility located in Hardeman County, Tennessee. The construction of the facility was financed with correction facilities revenue bonds in the total principal amount of approximately $72.7 million. The tax-exempt nature of the bonds is under review by the IRS. Because of the contractual relationship between Old CCA and the correctional facility, in the event the IRS determines that the bonds are taxable, there exists the risk that Prison Realty as the successor to Old CCA may be required to remit all or a portion of the bonus received, or, in the alternative, repurchase the principal amount of the bonds, plus accrued interest. Prison Realty intends to contest this matter vigorously.


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


LITIGATION

SHAREHOLDER LITIGATION

      On December 29, 1999, a purported class action lawsuit was filed on behalf of the shareholders of Prison Realty in the Chancery Court for Davidson County, Tennessee. The lawsuit, captioned Bernstein v. Prison Realty Trust, et al., names as defendants Prison Realty and its directors, as well certain affiliates of Fortress, Blackstone and Bank of America. The lawsuit alleges that the directors of Prison Realty breached their fiduciary duties to Prison Realty's shareholders by effectively selling control of Prison Realty for inadequate consideration and without having adequately considered or explored all other alternatives to the proposed Fortress/Blackstone restructuring or having taken steps to maximize stockholder value. The plaintiffs seek an injunction preventing the completion of the Fortress/Blackstone restructuring, declaratory relief, and costs and fees. On each of January 4, 2000 and January 12, 2000, nearly identical purported class action lawsuits were filed in the same court on behalf of different purported class representatives. The lawsuits, captioned Hardee v. Prison Realty Trust, et al. and Holle v. Prison Realty Trust, et al., name as defendants Prison Realty and its directors, as well as each of Fortress, Blackstone and Bank of America. These three actions were consolidated on February 18, 2000.

      On December 30, 1999, a purported class action lawsuit was filed in federal court in the United States District Court for the Middle District of Tennessee, on behalf of the stockholders of Prison Realty. The lawsuit, captioned Neiger v. Doctor Crants, et al., names as defendants Prison Realty, Doctor R. Crants and D. Robert Crants, III. The lawsuit alleges violations of federal securities laws based on the allegation that the defendants knew or should have known that Prison Realty would not make any further dividend payments on its common stock, including a special dividend, prior to the date on which it was disclosed to the public that Prison Realty had entered into an agreement with respect to the Fortress/Blackstone restructuring and would not elect to be taxed as a REIT beginning with its 1999 taxable year, and therefore, certain statements made by the defendants prior to that time were false and misleading. The plaintiffs seek an unspecified amount of monetary damages, equitable and/or injunctive relief and costs and fees. On February 4, 2000, a nearly identical purported class action lawsuit was filed in the same court on behalf of different purported class representatives. The lawsuit, captioned Anderson v. Doctor Crants, et al., names as defendants Prison Realty, Doctor R. Crants and D. Robert Crants, III. On February 24, 2000, a nearly identical purported class action lawsuit was filed in the same court on behalf of a different purported class representative. The lawsuit, captioned Brody v. Prison Realty Trust, Inc. et al., names as defendants Prison Realty, Doctor R. Crants, and D. Robert Crants, III. These three actions were consolidated on March 13, 2000. The plaintiffs filed a consolidated complaint on May 30, 2000. Additionally, on March 3, 2000, a similar lawsuit was filed on behalf of two plaintiffs in the Chancery Court for the State of Tennessee, Twentieth Judicial District. The lawsuit, captioned Buchanan v. Prison Realty Trust, Inc., et al., names as defendants Prison Realty, Doctor R. Crants, D. Robert Crants, III and


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


Darrell K. Massengale and alleges violations of state common and securities laws based on claims substantially identical to those enumerated above.

      Prison Realty is also currently subject to two separate purported class actions filed in federal court in the United States District Court for the Middle District of Tennessee, alleging securities fraud in connection with the agreements entered into by Prison Realty and CCA in May 1999 to increase payments made by Prison Realty to CCA under the terms of certain agreements. The plaintiffs' class in In re Old CCA Securities Litigation consists of former shareholders of Old CCA who acquired shares of Prison Realty as the result of the merger of Old CCA with and into Prison Realty. The plaintiffs' class in In re Prison Realty Securities Litigation consists of former shareholders of Old Prison Realty who acquired shares of Prison Realty as the result of the merger of Old Prison Realty with and into Prison Realty and all persons who acquired shares of Prison Realty in the open market prior to May 17, 1999. Each of these actions alleges violations of federal securities laws based, among other things, on the allegations that Prison Realty and the individual defendants in the actions knew or should have known of the increased payments to CCA prior to the date that they were disclosed to the public, and therefore certain public filings and representations made by Prison Realty and certain of the defendants were false and misleading. These two actions represent the consolidation of sixteen complaints filed in May and June 1999. On March 24, 2000, a purported class action nearly identical to In re Prison Realty Securities Litigation was filed in the United States District Court for the Middle District of Tennessee. It is anticipated that the lawsuit, captioned Mikovits v. Prison Realty Trust, et. al., will be coordinated and/or consolidated with In re Prison Realty Securities Litigation. In addition, a purported stockholders' derivative complaint has been filed in the Chancery Court for Davidson County, Tennessee in Nashville, captioned Wanstrath v. Crants, et al., against Prison Realty, CCA and persons who were directors at the time Prison Realty entered into the agreements regarding the increased payments to CCA. The derivative action alleges, among other things, that the directors of Prison Realty violated their fiduciary duties in approving the increased payments to CCA. The plaintiffs in this action have also moved for a preliminary injunction to prevent the payment of certain fees in connection with the Fortress/Blackstone restructuring and the payments to certain parties in connection with the Pacific Life restructuring.

      Prison Realty also is subject to a complaint filed in August 1998 in the Chancery Court for Davidson County, Tennessee, inherited from Old CCA as a result of Old CCA's merger with and into Prison Realty. The lawsuit, captioned Dasburg, S.A. v. Corrections Corporation of America, et al., claims that Old CCA and the individual named defendants violated state law by making false and misleading statements in order to keep Old CCA's stock price at an artificially high level during the period from April 1997 through April 1998, so that the individual named defendants could sell shares of Old CCA stock at inflated prices.

      Prison Realty is defending vigorously its actions in each of the shareholder lawsuits described herein. There exists the risk that additional lawsuits will be filed, or that the existing complaints filed in connection with the Fortress/Blackstone restructuring and/or the Pacific Life restructuring will be amended in connection with the proposed restructuring transactions. It is


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


possible that Prison Realty's liability in regard to the shareholder lawsuits will exceed Prison Realty's insurance coverage limits and will have a material adverse impact on Prison Realty's consolidated financial position, results of operations and cash flows. It is also possible that any settlement of the shareholder lawsuits will include the issuance by Prison Realty of a significant amount of equity securities which issuance would cause dilution to Prison Realty's existing shareholders. In addition, as previously described, the terms of the waiver and amendment provide that it shall be an event of default under Prison Realty's bank credit facility if Prison Realty settles its currently outstanding shareholder litigation for cash amounts not otherwise fully covered by Prison Realty's existing directors' and officers' liability insurance policies.

OTHER LITIGATION

      In addition to the shareholder litigation previously described and the matters described below, Prison Realty is, and will be upon completion of the merger and related transactions and the Prison Realty restructuring, also subject to certain other litigation, including routine litigation arising in the ordinary course of Prison Realty's business. All or a portion of any liabilities resulting from this litigation are expected to be covered by liability insurance, and all of such litigation collectively is not expected to have a material adverse effect on the financial condition of Prison Realty.

      Prison Realty was the subject of a purported class action complaint filed in the Circuit Court for Davidson County, Tennessee, on January 28, 2000. The lawsuit, captioned White v. Prison Realty Trust, Inc., et al., alleged that the defendants engaged in unfair and deceptive practice of permitting telephone service providers exclusive service rights in return for illegal payments and kickbacks, which exclusive agreements allow and require the providers to charge unconscionable fees for phone services. This complaint was subsequently dismissed by the Circuit Court on February 23, 2000. A similar complaint, captioned Hunt v. Prison Realty Trust, Inc., was filed on February 23, 2000 in the Circuit Court for Davidson County, Tennessee, naming as defendants Prison Realty, CCA, JJFMSI and PMSI. Plaintiffs are asking for unspecified treble damages pursuant to the Tennessee Consumer Protection Act plus restitution of the amounts collected by the defendants under such arrangements, as well as a permanent injunction restraining the defendants from engaging in such conduct, in addition to unspecified damages.

      At December 31, 1998, Old CCA was a party to two inmate lawsuits at the Northeast Ohio Correctional Center for wrongful deaths. These lawsuits were assumed by Prison Realty in the 1999 Merger. While the outcome of these lawsuits is not determinable, Prison Realty does not believe that such litigation, if resolved against Prison Realty, would have a material adverse effect upon its business or financial position.

      As previously described herein under "- Recent developments," on June 9, 2000, a complaint was filed in federal court in the United States District Court for the Southern District of New York by Fortress/Blackstone to recover $23.2 million in fees allegedly owed them as the result of the companies' termination of the Fortress/Blackstone securities purchase agreement.

The payment of these fees is also subject to certain claims in the shareholder litigation previously described herein.

      On September 14, 1998, a complaint captioned Thomas Horn, Ferman Heaton, Ricky Estes, and Charles Combs, individually and on behalf of the U.S. Corrections Corporations Employee Stock Ownership Plan and its participants v. Robert B. McQueen, Milton Thompson, the U.S. Corrections Corporation Employee Stock Ownership Plan, U.S. Corrections Corporation, and Corrections Corporation of America was filed in the U.S. District Court for the Western District of Kentucky alleging numerous violations of the Employees Retirement Income Security Act ("ERISA"), including but not limited to failure to manage the assets of the ESOP in the sole interest of the participants, purchasing assets without undertaking adequate investigation of the investment, overpayment for employer securities, failure to resolve conflicts of interest, lending money between the ESOP and employer, allowing the ESOP to borrow money other than for the acquisition of employer securities, failure to make adequate, independent, and reasoned investigation into the prudence and advisability of certain transaction, and otherwise. The plaintiffs are seeking damages in excess of $30,000,000 plus prejudgment interest and attorneys' fees. It is expected that all or a portion of any liability resulting from this claim will be covered by insurance. While the outcome of this lawsuit is not determinable, in the event any resulting liability is not covered by insurance proceeds, such liability would have a material adverse effect upon the business or financial position of Prison Realty.

      On October 15, 1998, a complaint captioned Fredrick & May Construction Co.
v. U.S. Corrections Corporation was filed in the Circuit Court for Lee County, Kentucky alleging a breach of contract regarding the construction of improvements to two correctional facilities acquired when Old CCA purchased and merged with U.S. Corrections Corporation ("USCC"). Frederick & May Construction Co. ("Fredrick & May") alleged that it had valid contracts for the completion of the improvements and that the contracts were wrongfully terminated. The issue of damages in this matter was tried to a jury in June 2000, subsequent to the Court granting summary judgment in favor of Frederick & May on the issue of the existence of a contract. The jury returned a verdict against USCC in an amount of approximately $753,000. The Plaintiff's motion to assess and determine the amount of prejudgment interest, if any, is presently pending before the Court. Prison Realty has vigorously defended this action to date and is in the process of appealing the judgment.

BUSINESS OF PRISON REALTY FOLLOWING THE COMPLETION OF THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING

      Following the completion of the merger and related transactions and the Prison Realty restructuring, Prison Realty will be a full-service provider of correctional and detention services and will continue to provide all of the services previously offered to customers of Prison Realty and CCA under the "Corrections Corporation of America" name. In addition, Prison Realty will no longer operate so as to qualify as a REIT and will instead conduct its business as a taxable subchapter C corporation, effective January 1, 2000.


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


OPERATIONS AND BUSINESS STRATEGY

      After the completion of the merger and related transactions and Prison Realty restructuring, if approved by the shareholder of each of CCA and Prison Realty, as may be required, Prison Realty intends to increase revenues and its position as the largest owner, developer and manager of privatized correctional and detention facilities worldwide through the following business strategies.

      Efficient development and management of facilities. The newly combined company will continue to provide high quality, cost-efficient management of its facilities. Prison Realty believes that the combined company's quality of personnel, efficient application of financial resources and adherence to proven policies and procedures will enable it to design, develop and manage correctional and detention facilities at costs lower than those of government agencies that are responsible for performing such services. Prison Realty believes that the reputations of its predecessors as innovative and effective owners and managers of facilities will enhance its ability to market its services and capitalize on a larger scope of opportunities with a variety of government agencies.

      Prison Realty also recognizes the importance of the facility administrator and the facility's management team in the successful financial performance of each facility. Prison Realty believes that CCA's reputation will enable it to attract highly-qualified facility administrators. Each CCA facility management team operates each facility in accordance with a company-wide policy and procedure regimen derived from industry standards and designed to ensure the delivery of consistent, high quality services in each of its facilities. The combined company will seek to minimize operating expenses by designing its facilities to optimize correctional officer staffing consistent with facility security requirements. The combined company will further control operating expenses through the continued use of electronic surveillance systems and other technologies.

      Development of domestic business opportunities. As a result of the growth in the demand for privatized correctional and detention facilities, the combined company will be selective in the projects it pursues. The combined company will continue to pursue projects based on probability of success, geographic location, size, potential profitability and political and community acceptability. Management believes this approach will allow the combined company to enhance its market share and optimize resource allocation, profitability and financial return. The combined company intends to continue its focus on institutions with an emphasis on medium to maximum security that are 500 to 1,000 beds or larger. Management believes that the experience and reputation of the newly combined company in managing large secure facilities will enable it to maintain its industry position and to capitalize on the trend of governments to privatize larger facilities.

      Expansion into international markets. Prison Realty believes that the majority of its new business will come from within the United States. While management will not detract from its domestic business to pursue international activities, Prison Realty will continue to participate in selected international projects it finds attractive. The combined company also believes that in order to compete effectively in international markets it must enter into alliances with strategic local partners in the international marketplace with access to local opportunities and familiarity with local business practices.

      Cost reduction programs. An important component of CCA's current strategy is to position itself as a low cost, high quality provider of prison management services in all of its markets. The newly combined company will continue this strategy. As cost containment pressures increase, the combined company will continue to focus on improving operating performance and efficiency through the following key operating initiatives: (i) standardization of supply and service purchasing practices and usage; (ii) improvement of inmate management, resource consumption and reporting procedures; and (iii) improvement in salary and wage expenses by reducing overtime, monitoring staff levels and developing productivity standards. Prison Realty intends to continue to apply these operating cost initiatives throughout its existing facilities and in new facilities.

FACILITIES TO BE OWNED AND/OR OPERATED BY PRISON REALTY UPON COMPLETION OF THE MERGER AND RELATED TRANSACTIONS AND PRISON REALTY RESTRUCTURING

      Information regarding each facility to be owned and/or operated by Prison Realty and/or its subsidiaries upon completion of the merger and related transactions and Prison Realty restructuring, including those facilities currently under construction or development, is set forth below, grouped by state:

                                                                                                           NO. OF         OWNED,
                                                          CONTRACTING                                     FACILITY       MANAGED
LOCATION           CITY/COUNTY   FACILITY                   PARTIES                     EXPIRATION          BEDS      AND/OR LEASED
--------           -----------   --------                 -----------                   ----------        --------    -------------
DOMESTIC
Arizona            Eloy          Eloy Detention Center    U.S. Department of            February 28, 2002    1,500        Owned and
                                                          Justice/FBOP                                                    managed

                   Florence      Central Arizona          U.S. Marshals Service         November 3, 2000     2,304        Owned and
                                 Detention Center         ("USMS")                                                        managed

                                                          Pinal County, Arizona         January 5, 2014

                                                          State of Alaska               June 30, 2001

                                                          State of Hawaii               June 30, 2001

                                                          Gila River Police Dept. of    (1)
                                                          Arizona

                                                          Pascua Yaqui Tribe of         (1)
                                                          Arizona

                                                                                                           NO. OF       OWNED,
                                                            CONTRACTING                                   FACILITY     MANAGED
LOCATION      CITY/COUNTY           FACILITY                  PARTIES                   EXPIRATION          BEDS    AND/OR LEASED
--------      -----------           --------                -----------                 ----------        --------  -------------
             Florence          Florence Correctional    State of Hawaii               June 30, 2001        1,600    Owned and
                               Facility                                                                             managed
                                                        Pascua Hagui Tribe of         (1)
                                                        Arizona

California   California City   California City          California City, California   October 31, 2024     2,304    Owned and
                               Correctional Facility                                                                managed

                                                        USMS                          November 15, 2000

                                                        FBOP                          November 9, 2003

             Live Oak          Leo Chesney              Cornell Corrections(2)        February 28, 2002      240    Owned and leased
                               Correctional Facility

             Mendota           Mendota Correctional     (3)                           (3)                  1,024    Owned and
                               Facility                                                                             managed

             San Diego         San Diego Correctional   Immigration and               December 31, 2000    1,200    Owned, managed
                               Facility                 Naturalization Service                                      and leased(4)
                                                        ("INS")

Colorado     Burlington        Kit Carson Correctional  Colorado Department of        June 30, 2001          768    Owned and
                               Facility                 Corrections ("DOC")                                         managed

                                                        City of Burlington            October 31, 2003

                                                        USMS                          (5)

             Las Animas        Bent County              Bent County, Colorado         August 17, 2018        700    Owned and
                               Correctional Facility                                                                managed
                                                        Colorado DOC

             Walsenburg        Huerfano County          Huerfano County               October 31, 2122       752    Owned and
                               Correctional             Correctional Facilities                                     managed
                               Center                   Authority

                                                        Colorado DOC

Georgia      Alamo             Wheeler Correctional     Georgia DOC                   June 30, 2001        1,524    Owned and
                               Facility                                                                             managed

             McRae             McRae Correctional       (3)                           (3)                  1,524    Owned and
                               Facility                                                                             managed

             Millen            Millen Correctional      (3)                           (3)                  1,524    Owned and
                               Facility                                                                             managed

             Nicholls          Coffee Correctional      Georgia DOC                   June 30, 2001        1,524    Owned and
                               Facility                                                                             managed

             Stewart County    Stewart County           (3)                           (3)                  1,524    Owned and
                               Correctional Facility                                                                managed

Indiana      --                Northeast Indiana        (3)                           (3)                    146    Owned and
                               Youth Village                                                                        managed

Kansas       Leavenworth       Leavenworth Detention    USMS                          December 31, 2000      483    Owned and
                               Center                                                                               managed

Kentucky     Beatyville        Lee Adjustment Center    Commonwealth of               December 11, 2001      756    Owned and
                                                        Kentucky                                                    managed

                                                                                                         NO. OF         OWNED,
                                                            CONTRACTING                                 FACILITY       MANAGED
LOCATION       CITY/COUNTY          FACILITY                  PARTIES                 EXPIRATION          BEDS      AND/OR LEASED
--------       -----------          --------                -----------               ----------        --------    -------------
               Louisville   River City Correctional   Jefferson County, Kentucky    June 30, 2000          363      Owned and
                            Center                                                                                  managed

               St. Mary     Marion Adjustment         Commonwealth of               December 7, 2001       856      Owned and
                            Center                    Kentucky                                                      managed

               Wheelwright  Otter Creek               Commonwealth of               December 7, 2001       656      Owned and
                            Correctional Center       Kentucky                                                      managed

Minnesota      Appleton     Prairie Correctional      Appleton Prison Corp.         July 31, 2009        1,338      Owned and
                            Facility                                                                                managed
                                                      Minnesota DOC                 June 30, 2001

                                                      Nebraska (USMS)               (5)

                                                      USMS                          September 20, 2000

                                                      State of Hawaii               June 30, 2001

                                                      North Dakota DOC              July 31, 2000

                                                      Wisconsin DOC                 December 22, 2000

Mississippi    Tallahatchie Tallahatchie County       Tallahatchie County           May 23, 2003         1,104      Owned and
                            Correctional Center       Correctional Authority                                        managed

                                                      Wisconsin DOC                 December 22, 2000

Montana        Shelby       Crossroads Correctional   Montana DOC                   August 31, 2003        512      Owned and
                            Center                                                                                  managed
                                                      Montana DOC                   June 30, 2002

Nevada         Las Vegas    Southern Nevada           State of Nevada, Nevada       June 30, 2015          500      Owned, managed
                            Women's Correctional      Dept. of Prisons                                              and leased(6)
                            Facility

New Mexico     Estancia     Torrance County           Torrance County, New          October 31, 2010       910      Owned and
                            Detention Facility        Mexico (management                                            managed
                                                      services)

                                                      Torrance County, New          October 31, 2010
                                                      Mexico

                                                      Lincoln County, New           (1)
                                                      Mexico

                                                      Valencia County, New          (1)
                                                      Mexico

                                                      USMS                          (5)

               Grants       New Mexico Women's        New Mexico DOC                June 30, 2001          596      Owned and
                            Correctional Facility                                                                   managed

               Milan        Cibola County             Cibola County, New            April 16, 2001       1,072      Owned and
                            Corrections Center        Mexico                                                        managed

                                                      State of Idaho                July 15, 2000


                                                                                                          NO. OF        OWNED,
                                                            CONTRACTING                                  FACILITY      MANAGED
LOCATION        CITY/COUNTY         FACILITY                  PARTIES                  EXPIRATION          BEDS     AND/OR LEASED
--------        -----------         --------                -----------                ----------        --------   -------------

                                                        State of Alaska             June 30, 2001

                                                        FBOP                        November 9, 2003

North Carolina  Bayboro       Pamlico Correctional      North Carolina DOC          September 1, 2003(7)    528     Owned, managed
                              Institution                                                                           and leased(6)

                Spruce Pine   Mountainview              State of North Carolina     November 30, 2003(7)    528     Owned, managed
                              Correctional Institution                                                              and leased(6)

Ohio            Cincinnati    Queensgate                Hamilton County, Ohio(2)    March 1, 2000           850     Owned and
                              Correctional Facility                                                                 leased(6)

                Youngstown    Northeast Ohio            Government of District of   September 8, 2000     2,016     Owned and
                              Correction Center         Columbia                                                    managed

Oklahoma        Cushing       Cimarron Correctional     Oklahoma DOC                June 30, 2001           960     Owned and
                              Facility                                                                              managed

                Holdenville   Davis Correctional        Oklahoma DOC                June 30, 2001           960     Owned and
                              Facility                                                                              managed

                Sayre         North Fork Correctional   Wisconsin DOC               December 22, 2000     1,440     Owned and
                              Center                                                                                managed
                                                        State of Hawaii             June 30, 2001

                                                        Sayre Industrial             April 30, 2018
                                                        Authority

                Watonga       Diamondback               Watonga Economic            July 31, 2018         1,440     Owned and
                              Correctional Facility     Development Authority                                       managed

                                                        State of Hawaii             June 30, 2001

                                                        Indiana DOC                 January 31, 2003

                                                        Oklahoma DOC                June 30, 2001

Tennessee       Mason         West Tennessee            City of Mason               July 29, 2010           600     Owned and
                              Detention Center                                                                      managed

                                                        USMS                        August 4, 2000

                                                        State of Hawaii             June 30, 2001

                                                        Wisconsin DOC               December 22, 2000

                Memphis       Shelby Training Center    Juvenile Court of Memphis   April 14, 2015          200     Owned and
                                                        and Shelby County,                                          managed
                                                        Tennessee

                                                        U.S. Department of Justice  December 31, 2000

                                                        Delaware Dept. of Services  June 30, 2001
                                                        for Children, Youth and
                                                        their Families

                                                        Nevada Dept. of Human       June 30, 2001
                                                        Resources Division of
                                                        Child and Family Services

                                                                                                          NO. OF         OWNED,
                                                            CONTRACTING                                  FACILITY       MANAGED
LOCATION        CITY/COUNTY         FACILITY                  PARTIES                  EXPIRATION          BEDS      AND/OR LEASED
--------        -----------         --------                -----------                ----------        --------    -------------

                                                         Idaho Dept. of Juvenile     November 30, 2000
                                                         Corrections

                Whiteville    Whiteville Correctional    Wisconsin DOC               December 22, 2000     1,536     Owned and
                              Facility                                                                               managed

Texas           Bridgeport    Bridgeport Pre-Parole      Texas Dept. of Criminal     August 31, 2000         200     Owned and
                              Transfer Facility          Justice                                                     managed

                Dallas        Community Education        Community Education         August 14, 2008          --     Owned and
                              Partners - Dallas          Partners(2)                                                 Leased


                Eden          Eden Detention Center      City of Eden                April 13, 2011        1,225     Owned and
                                                                                                                     managed
                                                         FBOP                        (5)

                Houston       Community Education        Community Education         June 30, 2008            --     Owned and
                              Partners - Houston         Partners(2)                                                 Leased

                Houston       Houston Processing         INS                         September 30, 2000      411     Owned and
                              Center                                                                                 managed

                Laredo        Laredo Processing          INS                         September 30, 2000      258     Owned and
                              Center                                                                                 managed

                Laredo        Webb County                Webb County                 October 1, 2018         480     Owned and
                              Detention Facility                                                                     managed

                                                         USMS                        February 8, 2001

                Mineral Wells Mineral Wells Pre-         Texas Dept. of Criminal     August 31, 2000       2,103     Owned and
                              Parole Transfer Facility   Justice                                                     managed

                Taylor        T. Don Hutto               Williamson County, Texas    January 21, 2003        480     Owned and
                              Correctional Center                                                                    managed

                                                         TDCJ                        October 31, 2000

                                                         USMS                        (5)

District of     Washington    Correctional Treatment     District of Columbia        March 15, 2017          866     Owned, managed
Columbia                      Facility                                                                               and leased(6)

INTERNATIONAL

United Kingdom  Salford       HMP Forrest Bank           HMP Secretary of State for  January 25, 2025        800     Owned, managed
                                                         the Home Department and                                     and leased(6)
                                                         Agecroft Prison
                                                         Management, Ltd.

--------------------

(1) Contract continues until either party provides the other with 30 days written notice of termination.

(2)      Indicates leasing party.

(3)      Facility currently under development or construction.

(4) Prison Realty is lessee under a ground lease with City of San Diego for the real property.

(5)      Contract expires when funding is no longer allocated by U.S. Congress.

(6) Facility is leased to the appropriate state or local government agency (or the District of Columbia).
(7) CCA is currently in discussion with the NCDOC with respect to the mutual termination of the contract.


RELATIONSHIP WITH THE SERVICE COMPANIES

         Upon completion of the merger and related transactions and the Prison Realty restructuring, Prison Realty will maintain its existing ownership of 100% of the non-voting common stock of PMSI and JJFMSI, which will entitle it to continue to receive 95% of each company's net income, as defined, in the form of cash dividends on such shares. In addition, Prison Realty and its subsidiaries will provide administrative services for the service companies for a cash fee under the terms of an existing administrative services agreement between CCA and the service companies. Prison Realty will also license the use of the CCA name to the service companies for a cash fee under the terms of an existing service mark and trade name use agreement between CCA and the service companies.

         The terms of Prison Realty's recently amended bank credit facility permit Prison Realty to combine with PMSI and JJFMSI for non-cash consideration not to exceed $12.6 million. A maximum of $10.6 million in non-cash consideration may be paid to outside, non-warden stockholders of the service companies. Prison Realty has initiated discussions with representatives of PMSI and JJFMSI regarding a merger of the two companies with and into subsidiaries of Prison Realty in accordance with the terms of Prison Realty's bank indebtedness. The terms of such merger would, like the merger with CCA, provide for the exchange of shares of each service companies' common stock for shares of Prison Realty common stock in the merger at an exchange ratio determined by a formula using the average closing price of Prison Realty common stock over a period of time immediately prior to such merger. It is not expected however, that any agreement will be reached as to the service company mergers.

         Prison Realty previously entered into agreements to purchase 85% of the voting common stock of each of PMSI and JJFMSI, which is held by outside, or non-employee, shareholders of each company in connection with the transactions contemplated by the Fortress/Blackstone restructuring and the Pacific Life restructuring. Due to the termination of the restructuring transactions with Fortress/Blackstone and Pacific Life, Prison Realty believes it has no remaining obligations under these agreements.

         Information regarding each facility to be operated by PMSI and JJFMSI upon completion of the merger and related transactions and the Prison Realty restructuring, is set forth below, grouped by state:

PMSI.

                                                                 CONTRACTING                                NO. OF        OWNED
                                                                 -----------                               FACILITY      MANAGED
  LOCATION           CITY               FACILITY                   PARTIES              EXPIRATION           BEDS     AND/OR LEASED
  --------           ----               --------                 -----------            ----------        ---------   -------------
Florida              Gadsden         Gadsden Correctional    State of Florida           July 1, 2001          896        Managed
                                     Institution             Correctional Privatization
                                                             Commission

                     Panama City     Bay Correctional        State of Florida           August 28, 2000       750        Managed
                                     Facility                Correctional Privatization
                                                             Commission

Idaho                Boise           Idaho Correctional      State of Idaho, Department June 30, 2003       1,250        Managed
                                     Facility                of Administration

Louisiana            Winnfield       Winn Correctional       Department of Public       March 18, 2003      1,538        Managed
                                     Center                  Safety and Corrections

Mississippi          Greenwood       Delta Correctional      Delta Correctional         October 25, 2001    1,016        Managed
                                     Facility                Authority

                     Woodville       Wilkinson County        Wilkinson County           January 5, 2003       900        Managed
                                     Correctional Center     Industrial Development
                                                             Authority

Puerto Rico          Guayama         Guayama Correctional    Administration of          December 17, 2000   1,000        Managed
                                     Center                  Corrections of the
                                                             Commonwealth of Puerto
                                                             Rico, Puerto Rico Public
                                                             Buildings Authority

                     Ponce           Ponce Adult             Administration of          February 6, 2002    1,000        Managed
                                     Correctional Facility   Corrections of the
                                                             Commonwealth of Puerto
                                                             Rico, Puerto Rico Public
                                                             Buildings Authority

Tennessee            Clifton         South Central           Tennessee DOC              February 28, 2002   1,506        Managed
                                     Correctional Facility

                     Whiteville      Hardeman County         Hardeman County            November 14, 2001   2,016        Managed
                                     Correctional Center     Correctional Facilities
                                                             Corp.

Virginia             Lawrenceville   Lawrenceville           Virginia DOC               March 22, 2003      1,500        Managed
                                     Correctional Center

JJFMSI.

                                                                 CONTRACTING                                NO. OF        OWNED
                                                                 -----------                               FACILITY      MANAGED
  LOCATION           CITY               FACILITY                   PARTIES              EXPIRATION           BEDS     AND/OR LEASED
  --------           ----               --------                 -----------            ----------        ---------   -------------
DOMESTIC

Florida              Brooksville     Hernando County Jail    Hernando County, Florida   October 1, 2010      302        Managed

                                                             USMS                       (2)

                     Lake City       Lake City Correctional  State of Florida           June 30, 2001        350        Managed
                                     Center                  Correctional Privatization
                                                             Commission

                                                              CONTRACTING                                    NO. OF        OWNED
                                                              -----------                                   FACILITY      MANAGED
  LOCATION        CITY               FACILITY                   PARTIES                EXPIRATION             BEDS     AND/OR LEASED
  --------        ----               --------                 -----------              ----------          ---------   -------------
                  Lecanto         Citrus County           Citrus County, Florida       September 30, 2000     400         Managed
                                  Detention Facility
                                                          Polk County, Florida         (1)

                  Panama City     Bay County Jail         Bay County, Florida          September 30, 2000     276         Managed

                  Panama City     Bay County Jail Annex   Bay County, Florida          September 30, 2000     401         Managed

                  Okeechobee      Okeechobee Juvenile     State of Florida Department  December 3, 2002        96         Managed
                                  Offender Correctional   of Juvenile Justice
                                  Center

Indiana           Vincennes       Southwest Indiana       Children and Family          June 30, 2002          170         Managed
                                  Regional Youth Village  Services Corporation

                                                          State of Delaware            June 30, 2001

                  Indianapolis    Marion County Jail II   Marion County, Indiana       November 20, 2001      670         Managed

                                                          Madison County, Indiana      (1)

New Jersey        Elizabeth       Elizabeth Detention     INS                          January 2, 2001        300         Managed
                                  Center

Oklahoma          Tulsa           David L. Moss           Tulsa County Criminal        August 22, 2002      1,440         Managed
                                  Criminal Justice Center Justice Authority

Puerto Rico       Ponce           Ponce Youthful          Administration of            February 6, 2002       500         Managed
                                  Offender Correctional   Corrections of the
                                  Facility                Commonwealth of Puerto
                                                          Rico, Puerto Rico Public
                                                          Buildings Authority

Tennessee         Chattanooga     Silverdale Facilities   Hamilton County,             September 19, 2000     576         Managed
                                                          Tennessee

                  Memphis         Tall Trees              Tennessee Dept. of           June 30, 2001           63         Managed
                                                          Children's Services (level
                                                          1)

                                                          Tennessee Dept. of           June 30, 2001
                                                          Children's Services (level
                                                          2)

                  Nashville       Metro-Davidson          Metropolitan Government      May 31, 2002         1,092         Managed
                                  County Detention        of Nashville and Davidson
                                  Facility                County, Tennessee

Texas             Bartlett        Bartlett State Jail     Texas Dept. of Criminal      August 31, 2001        962         Managed
                                                          Justice

                  Brownfield      Brownfield              Texas Dept. of Criminal      August 31, 2000        200         Managed
                                  Intermediate Sanction   Justice
                                  Facility

                  Liberty         Liberty County Jail     Liberty County, Texas        November 25, 2001      380         Managed

                                                          Delaware Dept. of Services   June 30, 2001
                                                          for Children, Youth and
                                                          their Families

                                                            CONTRACTING                                   NO. OF        OWNED
                                                            -----------                                  FACILITY       MANAGED
  LOCATION         CITY            FACILITY                   PARTIES               EXPIRATION             BEDS       AND/OR LEASED
  --------         ----            --------                 -----------             ----------           ---------    -------------
                                                     Nevada Dept. of Human         June 30, 2001
                                                     Resources Division of Child
                                                     and Family Services

                                                     USMS                          (2)

                                                     Short term contracts:         (1)
                                                     Orange County
                                                     Hardin County
                                                     Polk/Trinity/San Jacinto
                                                        Counties
                                                     Jefferson County
                                                     Montgomery County
                                                     Nacogdoches County
                                                     Tyler County
                                                     Chambers County
                                                     Baytown
                                                     Pascua Yaqui Tribe of
                                                        Arizona
                                                     First Judicial District
                                                        Juvenile Probation Dept.
                                                     Nevada Youth Training
                                                        Center
                                                     INS
                                                     BOP

                   Venus        Venus Pre-Release    Texas Dept. of Criminal       August 31, 2001       1,000        Managed
                                Center               Justice
INTERNATIONAL

Australia          Queensland   Borallon Corrections Queensland Correctional       September 30, 2000      492        Managed
                                Centre               Services and CCAustralia
                                                     PTY, Ltd.

                   Melbourne    Metropolitan Women's Department of Justice and     August 21, 2001         171        Owned, managed
                                Correctional Centre  Excor Investments PTY,                                           and leased(6)
                                                     Ltd.

                   Wooroloo     Acacia Prison        State of Western Australia    5 years from opening    750        Managed
                                                     and CCAustralia PTY, Ltd.     date (scheduled to be
                                                                                   November 1, 2000)

United Kingdom     Redditch     HMP Blakenhurst      HMP Secretary of State for    May 25, 2001            850        Managed
                                                     the Home Department and
                                                     UKDS Ltd.

---------------

(1) Contract continues until either party provides the other with 30 days written notice of termination.

(2)      Contract expires when funding is no longer allocated by U.S. Congress.

QUALIFICATION OF PRISON REALTY AS A REIT FOR 1999

TAX STATUS OF PRISON REALTY

         As required by the terms of Prison Realty's charter, Prison Realty will elect to be taxed as a REIT for federal income tax purposes with respect to its taxable year ended December 31, 1999. Following consummation of the merger and related transactions and the Prison Realty restructuring, Prison Realty will no longer operate as to qualify as a REIT. Therefore, commencing with its taxable year ending December 31, 2000, Prison Realty will be taxable as a regular subchapter C corporation. Because the requirements relating to qualification as a REIT are highly technical and complex, no assurance can be given that Prison Realty will in fact qualify as a REIT for 1999.

         In satisfaction of its remaining REIT distribution requirements for 1999, Prison Realty will issue shares of its newly-issued series B convertible preferred stock to the holders of its common stock. It is currently anticipated that Prison Realty will distribute approximately $150.0 million in shares of series B convertible preferred stock. This distribution of the series B convertible preferred stock is intended to constitute a taxable dividend.

QUALIFICATION OF PRISON REALTY AS A REIT

         Set forth below is a general discussion of the material U.S. federal income tax considerations relating to the qualification of Prison Realty as a REIT with respect to its 1999 taxable year. The discussion is based on the Code, current and proposed Treasury Regulations promulgated thereunder, administrative rulings and applicable judicial decisions, all of which are subject to change, possibly with retroactive effect. The discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular holders of Prison Realty's capital stock in view of their personal circumstances and, except as otherwise specifically indicated, is not addressed to certain types of holders subject to special treatment under federal income tax law, such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons that hold capital stock that is a hedge or that is hedged against currency risks or that are part of a "straddle" or "conversion" transaction, and foreign persons.

         EACH SHAREHOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF PRISON REALTY CAPITAL STOCK AND OF PRISON REALTY'S ELECTION TO BE TAXED AS A REIT FOR 1999, INCLUDING THE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         The following discussion sets forth only the material aspects of the federal income tax requirements applicable to REITs and their shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretation thereof.

         Taxation as a REIT. In general, a REIT is not subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed to its shareholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from investment in a corporation. However, a REIT may be subject to federal income tax in the following circumstances. First, a REIT will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, a REIT may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, to the extent a REIT has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business, or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, to the extent a REIT has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, to the extent a REIT fails to satisfy the 75% income test or the 95% income test (as discussed below) for any year, and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% income test or 95% income test, multiplied by a fraction intended to reflect the REIT's profitability. Sixth, to the extent a REIT fails to distribute with respect to any taxable year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods ("Minimum Distributions"), the REIT will be subject to a 4% excise tax (the "Excise Tax") on the excess of such Minimum Distributions over the amounts actually distributed. For purposes of the Excise Tax, any income, including net capital gains, on which a REIT pays regular corporate income tax is treated as having been distributed. Seventh, if a REIT has acquired any asset from a subchapter C corporation (i.e., a corporation which is generally subject to a full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the subchapter C corporation and the REIT recognizes gain on the disposition of the asset during the 10-year period beginning on the date on which such asset was acquired by the REIT, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition over the adjusted basis in such asset as of such time), such gain will be subject to tax at the highest regular corporate rate applicable. This result as to the recognition of "built-in gain" assumes that the REIT makes an election pursuant to IRS Notice 88-19 or applicable future administrative rules or Treasury Regulations.

         For Prison Realty to qualify as a REIT with respect to its 1999 taxable year, it must make certain additional distributions to its shareholders in 2000. Because Prison Realty failed to make the Minimum Distributions with respect to its 1999 taxable year, it will also be subject to Excise Tax equal to 4% of the excess of such Minimum Distributions over the amounts actually distributed. Prison Realty estimates that the amount of this Excise Tax will be approximately $5 million.

         Requirements for qualification. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(iii) which would be taxable as a domestic corporation but for the REIT provisions of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year, not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly (through the application of certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets.

         The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If a REIT complies with Treasury Regulations that provide procedures for ascertaining the actual ownership of its shares for such taxable year and the REIT did not know (and with the exercise of reasonable diligence could not have known) that it failed to meet the requirement of condition (vi) above for such taxable year, the REIT will be treated as having met the requirement of condition (vi) for such year.

         Prison Realty has satisfied the requirements set forth in (i) through
(iv) above with respect to its 1999 taxable year and has issued sufficient capital stock with sufficient diversity of ownership to allow it also to satisfy conditions (v) and (vi) above. The charter of Prison Realty includes certain restrictions regarding transfers of its common stock and preferred stock that are intended to assist Prison Realty in satisfying the stock ownership requirements described in (v) and (vi) above. However, such restrictions may not be adequate in all cases to prevent transfers of Prison Realty's capital stock in violation of the ownership limitations.


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         In addition to the foregoing organizational requirements, a REIT must also satisfy certain other tests (described below) regarding the nature of its income and assets. In applying these tests, a corporation that is a "qualified REIT subsidiary" (within the meaning of Section 856(i) of the Code) will not be treated as a separate corporation. Instead, all of its assets, liabilities, income, deductions and credits will be treated as owned, realized or incurred (as the case may be) directly by the REIT. In general, a qualified REIT subsidiary is a corporation all of the stock of which is owned by a REIT. Prison Realty has a number of "qualified REIT subsidiaries." In applying the income and asset tests described below to Prison Realty, the separate existence of these subsidiaries will be ignored, and their assets, liabilities, income, deductions and credits will be treated as assets, liabilities, income, deductions and credits of Prison Realty.

         Income tests. For Prison Realty to qualify as a REIT for 1999, it must satisfy two gross income requirements. First, at least 75% of Prison Realty's gross income (excluding gross income from prohibited transactions) for 1999 must be derived directly or indirectly from investments relating to real property (including rents from real property, lease commitment fees, certain mortgage interest and dividends from qualified REITs) or from "qualified temporary investment income" (generally, income attributable to the temporary investment of new capital received by Prison Realty) (the "75% income test"). Second, at least 95% of Prison Realty's gross income (excluding gross income from prohibited transactions) for 1999 must be derived from the foregoing sources or from dividends, interest and gain from the sale or disposition of stock or securities (the "95% income test").

         If Prison Realty fails to satisfy one or both of the 75% income test or the 95% income test, it may nevertheless qualify as a REIT if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) a schedule of the sources of qualifying income is attached to Prison Realty's federal income tax return for such taxable year, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether Prison Realty would be entitled to the benefit of these relief provisions if the IRS were to determine that Prison Realty for any reason failed to satisfy either the 75% income test or the 95% income test for its 1999 taxable year. Moreover, even if these relief provisions were to apply, Prison Realty would still be subject to a tax on the amount of the excess net income.

         "Rents from real property" generally means the gross amount received for the use of, or the right to use, a REIT's real property. For the rents received by Prison Realty to qualify as "rents from real property," the leases under which the rents were paid must be respected as true leases for federal income tax purposes and must not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether a lease is a true lease depends on surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement; (iii) the degree of control over the property retained by the property owner (e.g.,


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whether the lessee has substantial control over the operation of the property or whether the lessee is required to use its best efforts to perform its obligations under the agreement); (iv) the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage with respect to the property); and (v) the extent to which the property owner retains the burdens and benefits of ownership of the property.

         Under Code Section 7701(e), a contract that purports to be a service contract (or a partnership agreement) will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

         CCA was Prison Realty's primary lessee during 1999. The leases between Prison Realty and CCA should qualify as true leases for federal income tax purposes, based in part on the following facts: (i) the leases are styled as leases (e.g., Prison Realty holds legal title to the facilities, and the leases give CCA the right to possession of the facilities), and Prison Realty and CCA have represented that they intend their relationship to be that of lessor and lessee; (ii) Prison Realty has represented that the useful life of each of the facilities extends for a significant period of time beyond expiration of the leases; (iii) the facilities should have significant residual value after expiration of the terms of the leases; (iv) the leases do not provide CCA with the right to purchase the facilities at a bargain price; (v) Prison Realty is entitled to receive significant rental income under the leases; and (vi) Prison Realty and CCA have represented that at the time the leases were entered into, the rents payable under the leases represented fair market rents.

         There are, however, no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as the CCA leases that address whether such leases are true leases for federal income tax purposes. If these leases are recharacterized as


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service contracts or partnership agreements rather than true leases, then part or all of the payments that Prison Realty received from CCA during 1999 would not be considered rent and would not otherwise satisfy the various requirements for qualification as "rents from real property." In that event, Prison Realty likely would not satisfy either the 75% income test or the 95% income test and, as a result, would not qualify as a REIT with respect to its 1999 taxable year.

         Another requirement for the qualification of rents as "rents from real property" is that Prison Realty, or an owner of 10% or more of Prison Realty, must not own, directly or constructively (through the application of certain stock attribution rules), 10% or more of the voting power or total number of outstanding shares of a corporate tenant or 10% or more of the assets or net profits of a non-corporate tenant (a "Related Party Tenant") at any time during a taxable year. To enable Prison Realty to comply with these rules, Prison Realty's charter provides that no person may own, directly or constructively (through application of certain stock attribution rules), more than 9.8% of the outstanding shares of Prison Realty's common stock or 9.8% of the outstanding shares of Prison Realty's preferred stock. Assuming these ownership limitations were complied with, no person should have owned (directly or constructively) during 1999 10% or more of both Prison Realty and any tenant of Prison Realty. The stock attribution rules, however, are highly complex and difficult to apply, and Prison Realty may have inadvertently entered into leases with tenants who, through application of such rules, constituted Related Party Tenants. In such event, rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize Prison Realty's ability to qualify as a REIT with respect to its 1999 taxable year.

         Prison Realty owns directly all of the non-voting common stock of CCA. The total number of shares of the CCA non-voting common stock equals approximately 9.5% of the shares of CCA capital stock outstanding, and such shares represent approximately a 9.5% economic interest in CCA. Therefore, Prison Realty's ownership of these shares was not a violation of the Related Party Tenant rules.

         Prison Realty also holds a promissory note from CCA in the original principal amount of $137.0 million. If this note is treated for federal income tax purposes as equity rather than debt, Prison Realty could be deemed to own in excess of 10% of the total outstanding CCA capital stock in violation of the Related Party Tenant rules. Classification of an instrument as debt or equity is generally determined based on all facts and circumstances as they existed at the time the instrument was executed. Among the relevant criteria are the following: (i) the intent of the parties, (ii) the extent of participation in management by the holder of the instrument, (iii) the ability of the corporation to obtain funds from outside sources, (iv) the "thinness" of the capital structure in relation to debt (based on fair market value of the debtor's assets, including intangible assets), (v) the risk involved, (vi) the formal indicia of the arrangement, (vii) the relative position of the creditor in question versus other creditors regarding payment of interest and principal,
(viii) the voting power of the holder of the instrument, (ix) the provision of a fixed rate of interest, (x) the contingency of the obligation to repay, (xi) the source of repayment, (xii)


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the presence or absence of a fixed maturity date, and (xiii) whether the note is guaranteed or otherwise secured.

         The CCA note should be treated as debt for federal income tax purposes based, in part, on various facts and circumstances, including that the note (i) is clearly denominated as debt, (ii) has a fixed maturity of 10 years, (iii) provides for a fixed rate of interest, (iv) requires that interest be paid annually during the first four years of the term of the note and that principal be amortized over years five through 10 of such term, (v) requires that certain excess cash flow be used to prepay the note and (vi) is partially guaranteed by Doctor R. Crants. There are, however, no controlling Treasury Regulations, published rulings or judicial decisions involving indebtedness with terms substantially the same as the CCA note that address whether such indebtedness is to be treated as debt for federal income tax purposes. If the CCA note is recharacterized as equity, part or all of the payments that Prison Realty received from CCA in 1999 likely would not qualify as "rents from real property." In that event, based upon the expected amount of rent to be paid to Prison Realty by CCA under the CCA leases, Prison Realty likely would not satisfy either the 75% income test or the 95% income test and, as a result, would lose its REIT status.

         In addition to the foregoing requirements, the amount of rent, to qualify as "rents from real property," must not be based in whole or in part on the income or profits of any person. However, rents received or accrued generally will not be disqualified as "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Also, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, rents received by Prison Realty for 1999, subject to certain exceptions, will not qualify as "rents from real property" if Prison Realty operated or managed the property or furnished or rendered services to the tenants of such property, other than through an independent contractor who was adequately compensated and from whom Prison Realty derived no income. All rents received by Prison Realty during 1999 should satisfy these requirements.

         All interest (other than interest based on the net income of any person) is qualifying income for purposes of the 95% income test. However, only interest on obligations secured by mortgages on real property or on interests in real property is qualifying income for purposes of the 75% income test. If the loan value of real property (determined as of the time the commitment to make or purchase the loan becomes binding) equals or exceeds the amount of the loan, all interest on the loan will be allocated to the real property and will thus qualify as mortgage interest. If the loan value is less than the amount of the loan, interest will be allocated to the real property in the same proportion as the loan value bears to the amount of the loan.


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Interest received under an installment contract for the sale of real property should be treated as mortgage interest to the extent of the value of the underlying real property.

         Prison Realty acquired in the 1999 Merger certain leases to government entities. Under each of these leases, either (i) the government entity, as lessee, has an option to purchase the leased facility for a specified, below-market amount, which typically declines over the term of the lease, or
(ii) the facility automatically reverts to the government entity at the conclusion of the lease. Primarily because of these features, it is likely that the leases will be treated as financing arrangements for federal income tax purposes rather than as true leases. Therefore, a portion of each lease payment will be treated as interest income, and a portion will be treated as a return of principal. The interest should be treated as mortgage interest to the extent of the value of the underlying facility and therefore as qualifying income for purposes of both the 75% income test and the 95% income test. If, however, the amount financed exceeds the value of the underlying real property, interest will be allocated to the underlying property (and thus treated as mortgage interest) in the same proportion as the loan value of the property bears to the amount of the loan.

         In addition to real property rents and mortgage interest, Prison Realty received in 1999 income from a variety of other sources. These included
(i) interest income under the CCA note, (ii) license fees under the trade name use agreement relating to the use of the CCA name, and (iii) dividend income on its non-voting common stock in PMSI and JJFMSI. The interest income under the CCA note and the dividends from PMSI and JJFMSI should be qualifying income for purposes of the 95% income test but not for purposes of the 75% income test. The license fees under the trade name use agreement are nonqualifying for purposes of both the 95% income test and the 75% income test. Taking into account these other sources of income, Prison Realty still satisfied the 75% income test and the 95% income test with respect to its 1999 taxable year.

         The IRS has the authority under a number of Code sections to reallocate income and deductions between Prison Realty and CCA. For example, the IRS may assert that the rents payable by CCA are excessive and treat the excess as attributable to the trade name use agreement, the management contracts acquired with the CCA note or some other source. Such a reallocation could cause Prison Realty to fail one or both of the 75% income test and the 95% income test, which in turn could cause Prison Realty to lose its status as a REIT. To ensure that the amounts charged as rent under the CCA leases are fair market rents, Prison Realty obtained independent appraisals of the facilities and an independent analysis of the appropriate lease rates for the facilities. This appraisal and analysis will not be binding on the IRS, however, and the IRS may attempt to reallocate the payments from CCA as described above. If the IRS were to be successful, Prison Realty may not qualify as a REIT for 1999.

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         Asset tests. For Prison Realty to qualify as a REIT, at the close of each quarter of its taxable year it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Prison Realty's total assets must be represented by real estate assets (which for this purpose includes real estate assets held by a "qualified REIT subsidiary" of Prison Realty) and cash, cash items and government securities. Second, no more than 25% of Prison Realty's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Prison Realty may not exceed 5% of the value of Prison Realty's total assets, and Prison Realty may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a "qualified REIT subsidiary" or another
REIT).

         Total assets for purposes of these tests include only those assets that appear on Prison Realty's balance sheet prepared in accordance with generally accepted accounting principles. In applying the 5% and 10% tests, the term "issuer" has the same meaning as when used in the Investment Company Act of 1940, as amended (the "ICA"). Under the ICA, such term means generally "every person who issues or proposes to issue any security, or has outstanding any security which it has issued." Under this definition and various administrative rulings interpreting this definition, each of CCA, PMSI and JJFMSI should be treated as a separate issuer.

         Subject to certain exceptions, the asset tests are applied as of the close of each calendar quarter. Shares in other REITs generally are valued at the higher of market value or asset value. Securities (other than REIT shares) for which market quotations are readily available must be valued at market value. The value of all other REIT assets must be determined in good faith by the Prison Realty board of directors. After initially meeting the asset tests at the close of any quarter, a REIT will not lose its status as such for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

         In an effort to ensure compliance with the 75% and 5% asset tests, Prison Realty obtained appraisals of the facilities. Based in part on these appraisals, Prison Realty satisfied the 75% and 5% asset tests as of the close of each calendar quarter during 1999. In addition, Prison Realty did not at any time during 1999 own 10% or more of the voting securities of any issuer.

         Although Prison Realty has maintained adequate records of the value of its assets to document compliance with the asset tests, there can be no assurance that Prison Realty has taken all action necessary to satisfy the tests. Furthermore, the appraisals obtained by Prison Realty are not binding on the IRS, and the IRS may challenge the values determined by Prison Realty using these appraisals. The IRS could also attempt to treat one or more of CCA, PMSI and JJFMSI as a single issuer rather than as separate issuers. If the IRS is successful with any of these arguments, Prison Realty might lose its ability to qualify as a REIT.


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         Distribution requirements. To be taxed as a REIT for 1999, Prison
Realty is required to meet certain distribution requirements. First, Prison Realty must have distributed prior to the end of 1999 dividends to its shareholders in an amount equal to all of the earnings and profits inherited from Old CCA in the 1999 Merger. Second, Prison Realty must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (1) the sum of (a) 95% of Prison Realty's "REIT taxable income" (computed without regard to the dividends paid deduction and Prison Realty's net capital gain) and (b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (2) the sum of certain items of non-cash income. Prison Realty was required generally to pay these dividends in 1999, but may pay them in 2000 if, among other things, it declares the dividends before it timely files its 1999 tax return and pays the dividends on or before the date it pays any dividends for its 2000 taxable year.

         To the extent that Prison Realty does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its REIT taxable income, as adjusted, it is subject to tax on the undistributed portion, at regular capital gains and ordinary corporate tax rates. Furthermore, to the extent Prison Realty failed to distribute in 1999 at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed ordinary income and capital gain net income from prior periods ("Minimum Distributions"), it is subject to a 4% excise tax (the "Excise Tax") on the excess of such required distribution over the amounts actually distributed.

         In 1999, Prison Realty paid dividends on its common and preferred stock of approximately $217.7 million. It succeeded to earnings and profits from Old CCA of approximately $152 million. Under applicable ordering rules, distributions made by Prison Realty during 1999 were treated as having been made first from Old CCA's earnings and profits, and then from Prison Realty's current earnings and profits. Thus, Prison Realty has satisfied its earnings and profits distribution requirement. To satisfy its remaining REIT distribution requirements, Prison Realty will distribute approximately $150.0 million of its newly issued series B convertible preferred stock to its common shareholders. Although the distribution is intended to enable Prison Realty to satisfy its distribution requirements for 1999, it will be taxable to Prison Realty's common shareholders in 2000. Because Prison Realty failed to make the Minimum Distributions with respect to its 1999 taxable year, it will be subject to Excise Tax equal to 4% of the excess of such Minimum Distributions over the amounts actually distributed. Prison Realty estimates that the amount of this Excise Tax will be approximately $5 million.

         The IRS may in the future make adjustments increasing the amount of Old CCA's earnings and profits or the amount of Prison Realty's 1999 taxable income. These adjustments, if sufficiently large, may cause Prison Realty to fail to satisfy the foregoing distribution


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requirements. Under certain circumstances, however, Prison Realty may be able to rectify such a failure by paying "deficiency dividends" or by making "qualified designated distributions" to shareholders within a specified period of time following the date of the adjustment. Prison Realty thus may be able to avoid disqualification as a REIT. In such circumstances, however, Prison Realty will be required to pay interest based on that part of the adjustment that Prison Realty distributes as a deficiency dividend or as a qualified designated distribution.

         Failure to qualify. If Prison Realty fails to qualify for taxation as a REIT with respect to its 1999 taxable year, and certain relief provisions do not apply, Prison Realty would be subject to tax (including any applicable alternative minimum tax) on its income at regular corporate rates, amounting to approximately $100.0 million. Additionally, distributions paid by Prison Realty to its shareholders in 1999 will not be deductible by Prison Realty and will be taxable to shareholders as ordinary income to the extent of current or accumulated earnings and profits, although corporate distributees may be eligible for the dividends received deduction.

         Other tax consequences. Prison Realty and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Prison Realty and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Prison Realty.

DESCRIPTION OF THE SERIES B CONVERTIBLE PREFERRED STOCK

         The following summarizes material terms of the shares of series B convertible preferred stock to be issued to Prison Realty shareholders in satisfaction of Prison Realty's remaining 1999 REIT distribution requirements.

         Rank and preference. The series B articles supplementary will classify
8.0 million shares of Prison Realty's preferred stock as series B convertible preferred stock with a fixed stated amount of $25.00 per share. The shares of series B convertible preferred stock will rank senior as to dividends and liquidation preference to all classes of Prison Realty's common stock and, unless the issuance is approved by the holders of the shares of series B convertible preferred stock, to any future Prison Realty preferred stock ranking senior to the series B convertible preferred stock. The series B convertible preferred stock will rank, as to dividends and liquidation preference, on a parity with all capital stock of Prison Realty the terms of which specifically provide that such capital stock ranks on a parity with the series B convertible preferred stock.

         Dividends. For the first three years following the date of issuance of the series B convertible preferred stock, Prison Realty will pay cumulative preferential dividends payable in additional shares of series B preferred stock, payable quarterly, on shares of the series B convertible preferred stock at a rate of 12% per annum of the stated amount. Following the third


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anniversary of the issuance of the shares of series B convertible preferred stock, Prison Realty will pay cumulative preferential cash dividends, payable quarterly, on shares of the series B convertible preferred stock at a rate of 12% per annum of the stated amount. Dividends on the shares of series B convertible preferred stock will accrue whether or not such dividends are declared by Prison Realty and whether or not funds are legally available for payment of such dividends. Any dividend payment made on shares of series B convertible preferred stock shall first be credited against the current dividend and then against the earliest accrued but unpaid dividend.

         For so long as any shares of series B convertible preferred stock are outstanding, all dividends declared and paid by Prison Realty upon shares of the series B convertible preferred stock or upon any shares of capital stock of Prison Realty ranking on a parity with the shares of series B convertible preferred stock shall be declared pro rata based upon the amount of unpaid and accrued dividends outstanding upon the shares of series B convertible preferred stock and upon such parity stock, if any. In addition, for so long as any shares of series B convertible preferred stock are outstanding, and until all accrued dividends on the shares of series B convertible preferred stock are declared and paid in full (or a sum sufficient for payment is set apart for payment):

         - Prison Realty may not declare or pay, or set apart for payment, dividends on any shares of capital stock of Prison Realty ranking junior to the shares of series B convertible preferred stock (other than (i) dividends payable in shares of such junior stock and (ii) distribution of rights to purchase shares of common stock or preferred stock to common shareholders); and

         - Prison Realty may not make any payment on account of, or set apart for payment, money for a sinking or similar fund for the purposes of the purchase, redemption or retirement of any shares of capital stock of Prison Realty ranking on a parity with, or junior to, the shares of series B convertible preferred stock, or of warrants, rights, calls or options exercisable or convertible into such shares of Prison Realty's capital stock (or cause any entity directly or indirectly controlled by Prison Realty to effect such repurchase, redemption or retirement).

         Conversion into common stock at the option of the holder. Each share of series B convertible preferred stock may, at the option of its holder, be converted into shares of Prison Realty common stock during either: (i) the period of 10 business days commencing on the sixth business day after the date of issuance of the series B convertible preferred stock; or (ii) the period of 10 business days ending 90 calendar days after the date of issuance of the series B convertible preferred stock (or the first business day thereafter). For each share of series B convertible preferred stock converted into shares of Prison Realty's common stock, the holder will receive that number of shares of Prison Realty's common stock equal to the stated amount ($25.00) per share, divided by the conversion price of the shares of series B convertible preferred stock. The conversion price of the series B convertible preferred stock shall be fixed at a price


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equal to the average of the closing prices of Prison Realty's common stock on the NYSE for the 10 consecutive trading days ending one day prior to the applicable date of conversion.

         During: (i) any period in which shares of series B convertible preferred stock may be converted into Prison Realty common stock; or (ii) any period during which the conversion price of shares of series B convertible preferred stock is being determined, Prison Realty may not declare a dividend or make a distribution on the outstanding shares of Prison Realty's common stock, in either case, in shares of Prison Realty's common stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Prison Realty's common stock into a greater or lesser number of shares of common stock.

         Redemption at the option of Prison Realty. At any time or from time to time commencing six months following the date which is the later of: (i) the third anniversary of the issuance of the series B preferred stock; or (ii) the date which is the 91st day following the repayment in full of Prison Realty's 12% senior notes, due June 2006, Prison Realty shall have the right, at its sole option and election, to redeem, out of funds legally available therefor, all, or a portion, of the outstanding shares of series B convertible preferred stock. Prison Realty may redeem the shares of series B convertible preferred stock at a cash price per share equal to the stated amount ($25.00) per share, plus any accrued but unpaid dividends. If less than all shares of series B convertible preferred stock outstanding at the time are to be repurchased by Prison Realty, the shares of series B convertible preferred stock to be repurchased shall be selected pro rata; provided, however, that in the event that less than 10% of the number of shares of series B convertible preferred stock originally issued are then outstanding, Prison Realty shall be required to repurchase all of such outstanding shares if it elects to repurchase any shares.

         Voting rights. Holders of the series B convertible preferred stock will not have any voting rights, except as set forth below or as required by law.

         Whenever dividends on any shares of series B convertible preferred stock shall be in arrears for four quarterly periods, such holders of such shares of series B convertible preferred stock (voting separately as a class with all other series of preferred stock ranking on a parity with the series B convertible preferred stock as to dividends or on liquidation upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of one additional director of Prison Realty at a special meeting called by the holders of record of at least 20% of the outstanding shares of series B convertible preferred stock or the holders of shares of any other series of preferred stock ranking on a parity with the series B convertible preferred stock so in arrears or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of series B convertible preferred stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or authorized and a sum sufficient for the payment thereof is set aside for payment in full.


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

         The above voting provisions will not apply if all outstanding shares of series B convertible preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited or set aside to effect such redemption.

         Effect of consolidation or merger upon conversion of series B convertible preferred stock. In the event of: (i) any capital reorganization or reclassification of Prison Realty common stock; (ii) any consolidation, share exchange or merger of Prison Realty with or into another entity; or (iii) any sale or conveyance to another entity of all or substantially all of the property of Prison Realty, each share of series B convertible preferred stock will thereafter not be convertible into shares of Prison Realty's common stock issuable immediately prior to the completion of such transaction. Instead, each share of series B convertible preferred stock will be convertible into the kind and amount of shares of stock and other securities and property receivable in the transaction by a holder of that number of shares of Prison Realty's common stock into which one share of series B convertible preferred stock was convertible immediately prior to the transaction.

         Ability to receive preferential cash payment upon liquidation. Upon the occurrence of an event of liquidation or dissolution of Prison Realty (which shall not include a merger, consolidation or other business combination involving Prison Realty), the holders of the shares of series B convertible preferred stock will be entitled to receive, on a parity with holders of Prison Realty's preferred stock ranking on a parity with the series B convertible preferred stock, a liquidating distribution per share, out of assets legally available for distribution to shareholders, equal to the stated amount ($25.00) per share, plus any accrued but unpaid dividends.

         After payment of the full amount of the greater of the amounts above, the holders of shares of series B convertible preferred stock will not be entitled to any further participation in any distribution of assets of Prison Realty. If, upon any liquidation, dissolution or winding up of Prison Realty, the available assets of Prison Realty are insufficient to pay the amount of the liquidating distributions on all outstanding shares of series B convertible preferred stock and upon all outstanding shares of Prison Realty's capital stock ranking on a parity with the shares of series B convertible preferred stock, then the holders of shares of the series B convertible preferred stock and such parity stock will share equally and ratably in any distribution of assets of Prison Realty.

TAX CONSEQUENCES

         The following is a general discussion of material federal income tax consequences to holders of the common stock who receive distribution of the series B convertible preferred stock. There can be no assurance that the IRS will not successfully challenge one or more of the tax consequences described herein, and Prison Realty has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the Prison Realty common stock.

         This discussion does not deal with all aspects of U.S. federal income taxation that may be important to holders of the Prison Realty common stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to a particular holder in light of its personal circumstances (such as holders subject to the alternative minimum tax provisions of the Code), or to certain types of holders (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who hold the common stock in connection with a straddle or hedge, a conversion transaction or other integrated transactions or persons whose "functional currency" is not the U.S. dollar) that may be subject to special rules.

         SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DISTRIBUTION OF THE SERIES B CONVERTIBLE PREFERRED STOCK AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

         Distribution of series B convertible preferred stock. The distribution of the series B convertible preferred stock will generally be treated as a dividend to the extent paid or deemed paid out of Prison Realty's current and accumulated earnings and profits. Accordingly, each shareholder generally will be required to include in gross income (as ordinary income) the fair market value of the series B convertible preferred stock as of the time of distribution. To the extent the fair market value of the series B convertible preferred stock exceeds the amount of Prison Realty's current and accumulated earnings and profits, the distribution will be treated as a return of capital, which will reduce (but not below zero) each shareholder's basis in its shares of Prison Realty common stock. Thereafter, the distribution will be treated as gain from the sale or exchange of Prison Realty common stock. Such gain will be capital gain, assuming the stock is held as a capital asset at the time of the distribution, and will be long-term if the shareholder's holding period for the stock exceeds one year. If the shareholder is an individual, any long term capital gain will generally be taxed at a maximum federal income tax rate of 20%.

         To the extent the dividend is deemed to be paid from earnings and profits generated by Prison Realty in 1999 or in earlier years, the dividend generally will not be eligible for the dividends received deduction. To the extent the dividend is deemed to be paid from earnings and profits generated by Prison Realty after 1999, the dividend generally will be eligible for the dividends received deduction.

         Dividends on series B convertible preferred stock. Distributions with respect to the series B convertible preferred stock will generally be treated as dividends to the extent paid or deemed paid out of Prison Realty's current or accumulated earnings and profits. Accordingly, each shareholder generally will be required to include in gross income (as ordinary income) the amount of cash and the fair market value of the additional shares of series B convertible preferred stock as of the time of distribution. To the extent the amount of dividends exceeds the amount of Prison Realty's current and accumulated earnings and profits, the distribution will be treated as a


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

return of capital, which will reduce (but not below zero) each shareholder's basis in its shares of the series B convertible preferred stock. Thereafter, the distribution will be treated as gain from the sale or exchange of the series B convertible preferred stock. Such gain will be capital gain, assuming the stock is held as a capital asset at the time of the distribution, and will be long-term if the shareholder's holding period for the stock exceeds one year. If the shareholder is an individual, any long term capital gain will generally be taxed at a maximum federal income tax rate of 20%. The amount of any dividend generally will be eligible for the dividends received deduction.

         Sale or exchange of shares of series B convertible preferred stock. If a shareholder sells or exchanges its series B convertible preferred stock, it will generally recognize gain or loss equal to the difference between the amount realized and its basis in the shares. Such gain or loss will be capital gain or loss, assuming the stock is held as a capital asset at the time of the sale or exchange, and will be long term if the shareholder's holding period for the stock exceeds one year. If the shareholder is an individual, any long term capital gain will generally be taxed at a maximum federal income tax rate of 20%. The deductibility of capital losses is subject to certain limitations.

         Redemption of shares. If Prison Realty redeems shares of series B convertible preferred stock solely for cash, such redemption will be treated as a sale or exchange of the shares if the redemption (i) results in a "complete termination" of the holder's stock interest under Code Section 302(b)(3), (ii) is "substantially disproportionate" with respect to the holder under Code
Section 302(b)(2), (iii) is "not essentially equivalent to a dividend" with respect to the holder under Code Section 302(b)(1), or (iv) is from a non-corporate holder in partial liquidation under Code Section 302(b)(4). In applying these tests, shares actually owned and shares deemed to be owned by a shareholder by reason of the constructive ownership rules of Code Section 318 (pursuant to which a shareholder will be deemed to own shares owned by certain related individuals and entities and shares subject to an option) must generally be taken into account. If a redemption of shares solely for cash satisfies any of the foregoing tests, the shareholder will recognize gain or loss based on the difference between the amount of cash received and its tax basis in the redeemed shares in the same manner as if the shareholder had sold the shares. If a redemption does not satisfy any of the foregoing tests, the gross proceeds will be treated as a dividend to the extent of Prison Realty's current and accumulated earnings and profits, and any excess will be treated first as a return of capital and then as gain upon a sale or exchange of the shares. In such event, the shareholder's basis in its shares (reduced for any amounts treated as a non-taxed portion of extraordinary dividends or a return of capital) to any stock interest retained in Prison Realty.

         Conversion. In general, no gain or loss will be recognized for federal income tax purposes upon conversion of shares of series B convertible preferred stock into shares of Prison Realty common stock. A shareholder's basis in the shares of Prison Realty common stock received upon conversion will be equal to the shareholder's adjusted basis in the shares so converted, and, provided that the shares of series B convertible preferred stock were held as a


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

capital asset, the holding period for the shares of Prison Realty common stock received will include the holding period for the shares converted. A shareholder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of Prison Realty common stock in an amount equal to the difference between the amount of cash received and the shareholder's adjusted basis in the shares for which cash was received.

         Information reporting and backup withholding. Under the backup withholding rules of the Code, a shareholder may be subject to 31% backup withholding with respect to any reportable payments made to the shareholder pursuant to the REIT distribution or upon any sale of Prison Realty stock or series B convertible preferred stock. A shareholder will not be subject to backup withholding if it:

         - Is a corporation or falls within certain other exempt categories and, when required, demonstrates that fact; or

         - Provides a correct taxpayer identification number and certifies under penalties of perjury that its taxpayer identification number is correct and that it is not subject to backup withholding because it previously failed to report all dividends and interest income.

         Any amount withheld under these rules will be credited against the shareholder's federal income tax liability, provided that the required information is given to the IRS. Prison Realty may require a shareholder to establish its exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

         Withholding requirements with respect to Sodexho. Sodexho owns approximately 8.8% of the total number of outstanding shares of Prison Realty common stock and thus will receive in the distribution Series B preferred stock valued at approximately $13.2 million. Because Sodexho is a foreign corporation, this distribution will be subject to a 30% withholding requirement. Accordingly, Prison Realty will be required to withhold 30% from the amount distributed to Sodexho and to remit approximately $3.96 million in cash to the IRS on Sodexho's behalf.

                              INFORMATION ABOUT CCA

GENERAL

        CCA, formerly Correctional Management Services Corporation, was formed in September 1998 and commenced operations on January 1, 1999, in connection with the 1999 Merger. CCA was formed to manage and operate certain facilities operated and managed by Old CCA and owned by Old Prison Realty prior to the 1999 Merger. At July 17, 2000, CCA had contracts to manage or plans to develop 43 correctional and detention facilities with a total design capacity of 45,243 beds, of which 41 facilities with a total design capacity of 39,553 beds were in operation. At July 17, 2000, CCA's system-wide occupancy level was approximately 75.6%. CCA operates and manages the substantial majority of the facilities owned by Prison Realty and leases these facilities from Prison Realty under the CCA lease agreements as described herein. At July 17, 2000, CCA leased 36 of the facilities owned by Prison Realty. CCA also provides certain business and facility development services for Prison Realty for fees. See "Information About Prison Realty - Recent developments."

BUSINESS AND OPERATIONS

        CCA provides correctional and detention facility management services to government agencies under management contracts with federal, state and local government agencies and authorities which generally may be canceled by such agencies and authorities on short notice and without significant penalty. Accordingly, the relationship of such agencies and authorities with CCA, and their confidence in CCA, is crucial to its business. The services provided by CCA to government agencies include the comprehensive operation and management of new and existing correctional and detention facilities. In addition to providing the fundamental residential services relating to inmates, CCA's facilities offer a large variety of rehabilitation and education programs including basic education, life skills and employment training and substance abuse treatment. CCA also provides health care (including medical, dental and psychiatric services), institutional food services, transportation requirements and work and recreational programs. CCA provides inmate transportation services through its wholly owned subsidiary, TransCor America, LLC.

COMPETITION

        The correctional and detention facilities managed by CCA are, and any additional correctional and detention facilities managed by CCA or its successor in the future will be, subject to competition for inmates from other private prison managers. The number of inmates in a particular area could have a material adverse effect on the operating revenues generated by CCA-managed facilities. In addition, revenues of these facilities may be affected by a number of factors, including the demand for inmate beds and general economic conditions.

EMPLOYEES AND LABOR MATTERS

        At June 30, 2000, CCA employed 8,243 full-time employees and 125 part-time employees. Of such full-time employees, 182 were employed at CCA's corporate offices and 8,061 were employed at CCA's facilities and in its inmate transportation business. CCA employed personnel in the following areas: clerical and administrative, including facility administrators/wardens, security, food service, medical, transportation and scheduling, maintenance, teachers, counselors and other support services.

        As of the date of this joint proxy statement/prospectus, CCA, and prior to the 1999 Merger, Old CCA, has never experienced a strike or work stoppage at any of its facilities. CCA is subject to an agreement with a union to represent 38 non-security personnel and an agreement with a union to represent approximately 60 correctional officers at its Shelby Training Center. In addition, CCA is subject to an agreement to represent approximately 120 correctional officers and other support services staff at the D.C. Correctional Treatment Facility. In the opinion of CCA management, overall employee relations are considered good.

LEGAL PROCEEDINGS

        In February 2000, a complaint was filed in federal court in the United States District Court for the Western District of Texas against TransCor, inmate transportation subsidiary. The lawsuit, captioned Cheryl Schoenfeld v. TransCor America, Inc., et. al., names as defendants TransCor and its directors. The lawsuit alleges that two drivers sexually assaulted and raped the Plaintiff during her transportation to a facility in Texas. While the case is in the very early stages of discovery, the Plaintiff recently submitted a $21.0 million settlement demand. CCA and TransCor intend to defend the action vigorously. It is expected that a portion of any liabilities resulting from this litigation will be covered by liability insurance.

        CCA and/or its officers and directors are also subject to certain litigation described in this joint proxy statement/prospectus under "Information About Prison Realty - Litigation," which, if resolved against CCA, could result in a material adverse effect upon its business or financial position.

        In addition to the litigation described above, CCA, as an owner and operator of privatized correctional and detention facilities is subject to a variety of legal proceedings arising in the ordinary course of operating such facilities, including proceedings relating to personal injury and property damage. Such proceedings are generally brought against the operator of a correctional facility. Accordingly, CCA expects that, in connection with the operation of correctional and detention facilities, it will be a party to such proceedings. CCA does not believe that litigation arising out of its operation of correctional and detention facilities, if resolved against it, would have a material adverse effect upon its business or financial position.

OWNERSHIP OF CCA CAPITAL STOCK

        The following table sets forth certain information concerning the beneficial ownership of CCA's common stock as of July 17, 2000 for the following: (i) each person or entity known to CCA to beneficially own at least 5.0% of the outstanding shares of CCA's common stock; (ii) each of CCA's current directors and chief executive officer and other most highly compensated officers for its 1999 fiscal year (the "Named Executive Officers"); and (iii) all executive officers and directors as a group. Percentage of ownership is based on approximately 10,330,454 shares of CCA common stock outstanding as of July 17, 2000.

                                                            Number of Shares of CCA
                                                            Common Stock Beneficially
Name of Beneficial Owner                                    Owned as of July 17, 2000            Percentage of Class(1)
------------------------                                    -------------------------            ----------------------
Prison Realty Trust, Inc.                                         1,038,793(2)                            10.0
10 Burton Hills Boulevard
Nashville, Tennessee 37215

Baron Capital Group                                               1,749,532                               16.9
767 Fifth Avenue, 49th Floor
New York, New York 10153

Sodexho Alliance, S.A                                             1,749,532                               16.9
31 Rue Cardinet
75017, Paris France

CFE, Inc. (GECC) and                                                546,729(3)                             5.0
Bank of America, N.A
Lucius E. Burch, III (director)                                           0                                  0
J. Michael Quinlan (director)                                       200,000                               1.93
Jean-Pierre Cuny (director)                                       1,749,532(4)                            16.9
Mitch Rubin (director)                                            1,749,532(5)                            16.9
R. Clayton McWhorter (director)                                           0                                  0
Doctor R. Crants (director)                                         300,000(6)                             2.9
Darrell K. Massengale                                               200,000                               1.93
Todd Mullenger                                                      200,000                               1.93
David L. Myers                                                      200,000                               1.93
W. Brent Turner                                                     200,000                               1.93
Gay E. Vick, III                                                    200,000                               1.93
All directors and executives as a group (14 persons)              6,899,064                               66.8%



(1) Consists of 9,349,061 shares of Class A common stock and 981,393 shares of Class B common stock.

(2) Consists of 981,393 shares of Class B common stock and includes a warrant to purchase 57,400 shares of CCA Class B common stock

(3) Includes a warrant to purchase 546,729 shares of CCA Class A common stock

(4) Includes shares of Class A common stock held by Sodexho, of which he is an officer and the designee to the CCA board

(5) Includes shares of Class A common stock held by Baron, of which he is an officer and the designee to the CCA board

(6) Comprised of shares of Class A common stock purchased from D. Robert Crants, III and Michael W. Devlin

DISTRIBUTION POLICY

        For a discussion of CCA's distribution policy, see the section of this joint proxy statement/prospectus entitled "The Merger and Related Transactions and the Prison Realty Restructuring-Distribution policies."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CCA

        Certain historical and pro forma financial information regarding CCA is included elsewhere in this joint proxy statement/prospectus. The following discussion and analysis should be read in conjunction with that financial information.

OVERVIEW

         CCA was initially formed as Correctional Management Services Corporation, a Tennessee corporation, on September 11, 1998 and changed its name to Corrections Corporation of America on May 14, 1999. CCA was formed in anticipation of the 1999 Merger between Old CCA, Old Prison Realty and Prison Realty. On September 22, 1998, CCA issued 5.0 million shares of Class A voting common stock to certain founding shareholders at par value. Additionally, on September 22, 1998, CCA issued 0.8 million restricted shares of Class A voting common stock to certain wardens of Old CCA's facilities at the implied fair market value of $3.9 million. Immediately prior to CCA's acquisition of management contracts from Old CCA on December 31, 1998, CCA issued 3.5 million shares of Class A voting common stock to outside investors in consideration of cash proceeds totaling $16.0 million.

         CCA operates and manages prisons and other correctional and detention facilities and provide prisoner transportation services for federal, state and local governmental agencies. At July 17, 2000, CCA had contracts to manage 43 correctional and detention facilities with an aggregate design capacity of 45,243 beds, of which 41 facilities with a total design capacity of 39,553 beds were in operation.

         On December 31, 1998, immediately prior to the 1999 Merger, CCA acquired all of the issued and outstanding capital stock of certain wholly owned corporate subsidiaries of Old CCA, certain management contracts and certain other related assets and liabilities of Old CCA. In exchange, CCA issued to Old CCA an installment promissory note in the principal amount of $137.0 million and 100% of CCA's Class B non-voting common stock, which represents 9.5% of CCA's outstanding capital stock. The Class B non-voting common stock was valued at the implied fair market value of $4.75 million. Prison Realty succeeded to the note and the Class B common stock as a result of the 1999 Merger.

        On December 31, 1998, immediately prior to the 1999 Merger and in connection with the transactions described above, CCA entered into a trade name use agreement with Old CCA. Under the trade name use agreement, which has a term of 10 years, CCA obtained the right to use the name "Corrections Corporation of America" and derivatives thereof, in return for a quarterly fee based on the revenues of Prison Realty.

        In connection with the 1999 Merger, on January 1, 1999, CCA entered into a master lease agreement and leases with respect to the substantial majority of the properties owned by Prison Realty. The initial terms of the CCA leases are 12 years and may be extended at fair market rates for three additional five-year periods upon the mutual agreement of CCA and Prison Realty. As more fully described in "Information About Prison Realty--Recent developments," the CCA leases have been amended, and in connection with the merger and related transactions and the Prison Realty restructuring, it is anticipated that the CCA leases will be canceled.

         CCA began operations on January 1, 1999. Accordingly, CCA has a limited operating history upon which its business can be evaluated. As a result, period-to-period comparisons of CCA's operating results do not exist with respect to periods before CCA began operations. In addition, management of CCA believes that period-to-period comparisons of CCA's operating results, to the extent such comparisons exist, may not be a good indication of CCA's operating performance.

FINANCIAL CONDITION OF CCA AND PRISON REALTY

         A substantial majority of the correctional and detention facilities operated and managed by CCA are owned by Prison Realty. Accordingly, if CCA's leases with Prison Realty were no longer in effect and CCA was not permitted to operate such facilities, CCA would lose a substantial majority of its revenues derived from operating and managing correctional and detention facilities. In addition, as a result of the 1999 Merger and certain contractual relationships existing between CCA and Prison Realty, CCA is entitled to receive payments from Prison Realty for services rendered to Prison Realty, in the development of its correctional and detention facilities. See "Information About Prison Realty--Recent developments" for a complete description of the contractual relationships between Prison Realty and CCA and recent amendments to these contractual relationships.

         CCA incurred a net loss of $202.9 million for the year ended December 31, 1999 and incurred a net loss of $62.6 million for the three months ended March 31, 2000, and currently has a net working capital deficiency and a net capital deficiency. As more fully described in "Information About Prison Realty--Recent developments," due to CCA's liquidity position, CCA has been unable to make timely rental payments to Prison Realty under the original terms of the CCA leases and has been required to defer the first scheduled payment of accrued interest on the $137.0 million promissory note payable by CCA to Prison Realty.

         As of December 31, 1999, CCA was in default under the provisions of its bank credit facility, although such events of default were waived subsequent to December 31, 2000, as more fully described in "Information About Prison Realty--Recent developments." The waiver and amendment, which was originally obtained on April 27, 2000 and which was amended on June 30, 2000, will remain in effect until the earlier of: (i) the completion of the merger of CCA with and into a wholly owned subsidiary of Prison Realty; (ii) September 30, 2000;
(iii) the date CCA makes any lease payment to Prison Realty other than as set forth in the amended CCA leases (as described herein); or (iv) the date the lenders under Prison Realty's bank credit facility exercise any rights with respect to any default or event of default under Prison Realty's bank credit facility.

         As a result of CCA's financial and liquidity condition, the independent public accountants of CCA have indicated in their opinion on CCA's 1999 consolidated financial statements that there is substantial doubt about CCA's ability to continue as a going concern.

         As discussed in "Information About Prison Realty--Recent developments," Prison Realty and CCA have amended the original terms of the CCA leases to defer, with interest, rental payments originally due to Prison Realty during the period from January 2000 to June 2000 until September 30, 2000, with the exception of certain scheduled payments. Pursuant to the terms of this amendment, CCA shall pay interest on such deferred rental payments, at an annual rate equal to the current non-default rate of interest applicable to CCA's credit facility (subject to adjustment if and to the extent that such rate of interest under such existing bank credit is adjusted) from the date each such payment would have been payable under the original terms of the CCA leases until the date such payment is actually paid. CCA's obligation to make payments under the CCA leases is not secured by any of the assets of CCA, although the obligations under the CCA leases are cross-defaulted so that Prison Realty could terminate all of the CCA leases if CCA fails to make required lease payments. In addition, as described in "Information About Prison Realty--Recent developments," Prison Realty and CCA have deferred, with interest, Prison Realty's payment of fees to CCA pursuant to the terms of the amended and restated services agreement, the amended and restated tenant incentive agreement and the business development agreement.

        Continued operating losses by CCA; declarations of events of default and acceleration actions by CCA's creditors; the continued inability of CCA to make contractual payments to Prison Realty; and CCA's limited resources currently available to meet its operating, capital expenditure and debt service requirements will have a material adverse impact on CCA's consolidated financial position, results of operations and cash flows. In addition, these matters raise substantial doubt about CCA's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of asset carrying amounts or the amounts of liabilities that might result should CCA be unable to continue as a going concern.

         CCA has limited resources currently available to meet its operating, capital and debt service requirements. As a result, CCA currently is, and will continue to be, dependent on its ability to borrow funds under the terms of its credit facility to meet these requirements. Due to CCA's financial condition, the availability of borrowings under its bank credit facility is uncertain, notwithstanding the recently obtained waiver and amendment to its credit facility. The terms of the waiver and amendment to CCA's bank credit facility provide that the waiver and amendment will remain in effect only until the earlier of: (i) the completion of the merger of CCA with and into a wholly owned subsidiary of Prison Realty; (ii) September 30, 2000; (iii) the date CCA makes any lease payment to Prison Realty other than as set forth in the amendments to the CCA leases (as described herein); or (iv) the date the lenders under Prison Realty's bank credit facility exercise any rights with respect to any default or event of default under Prison Realty's bank credit facility. Accordingly, there can be no assurance that CCA will be able to meet its operating, capital expenditure and debt service requirements in the future.

LENDER CONSENTS

         As a result of the financial condition of CCA, certain existing events of default arose under the provisions of CCA's credit facility. In addition, certain of the proposed restructuring transactions involving Prison Realty were not permitted under the terms of CCA's indebtedness. As more fully described in "Information About Prison Realty--Recent developments" and in "--Liquidity and capital resources" CCA has obtained a waiver of previously existing events of default under the provisions of its credit facility. CCA also has obtained an amendment to the provisions of its credit facility to permit the restructuring transactions and the amendments to the CCA leases and the other contractual arrangements between Prison Realty and CCA. As of July 17, 2000, the waiver and amendment remained in effect, and, as a result, CCA was not in default under the terms of its credit facility. See "Information About Prison Realty--Recent developments."

AMENDMENTS TO CCA LEASES AND OTHER AGREEMENTS

        On December 31, 1999, Prison Realty and CCA amended the terms of the CCA leases to change the annual base rent escalation formula with respect to each facility leased to CCA. Previously, each facility's annual base rent was subject to increase each year in an amount equal to a percentage of the total rental payments with respect to each facility, such percentage being the greater of:
(i) 4%; or (ii) 25% of the percentage increase of gross management revenue derived from such facility. As a result of this amendment, each facility's annual base rent is subject to increase each year in an amount equal to the lesser of: (i) 4% of the annualized yearly rental payments with respect to such facility; or (ii) 10% of the excess of CCA's aggregate gross management revenues for the prior year over a base amount of $325.0 million.

         In an effort to address the liquidity needs of CCA prior to the completion of the restructuring, and as permitted by the terms of the waiver and amendment to Prison Realty's bank credit facility, Prison Realty and CCA have amended the terms of the CCA leases. As previously described in "Information About Prison Realty--Recent developments" and in "--Liquidity and capital resources," lease payments under the CCA leases will be due and payable on June 30 and December 31 of each year, instead of monthly. In addition, Prison Realty and CCA have agreed to defer, with interest, and with the exception of certain scheduled payments, the first semi-annual rental payment under the revised terms of the CCA lease agreements, due June 30, 2000, until September 30, 2000. Pursuant to the terms of this amendment, CCA shall pay interest on such deferred rental payments, at an annual rate equal to the current non-default rate of interest applicable to CCA's credit facility (subject to adjustment if and to the extent that such rate of interest under such existing bank credit is adjusted) from the date each such payment would have been payable under the original terms of the CCA leases until the date such payment is actually paid.

        As described in "Information About Prison Realty--Recent developments," in connection with the amendments to the CCA leases deferring a substantial portion of the rental payments due to Prison Realty thereunder, the terms of the waiver and amendment to Prison Realty's bank credit facility condition the effectiveness of the waiver and amendment upon the deferral of Prison Realty's payment of fees to CCA which would otherwise be payable pursuant to the terms of the amended and restated tenant incentive agreement, the business development agreement and the amended and restated services agreement. Also as described in "Information About Prison Realty--Recent developments," Prison Realty and CCA have deferred, with interest, the payment of such amounts. The terms of CCA's recently amended waiver and amendment to the provisions of its bank credit facility permit the deferral of these payments.

RESULTS OF OPERATIONS

         Revenues for operation of correctional and detention facilities are recognized as the services are provided, based on a rate per day per inmate ("per diem" rate). The per diem rates vary according to the type of facility and the extent of services provided at the facility. Transportation revenues are based on a per mile charge or a fixed fee per trip.

         CCA recognizes revenue from its contractual relationships with PMSI and JJFMSI. Pursuant to an administrative services agreement between CCA and each of PMSI and JJMSI, CCA provides administrative services (including, but not limited to, legal, finance, management information systems and government relations services) to each of PMSI and JJFMSI for a management fee. In addition, CCA has granted each of PMSI and JJFMSI the right to use the name "Corrections Corporation of America."

         CCA also recognizes certain revenue and reductions in lease and operating expense as a result of its contractual relationships with Prison Realty. CCA provides services to Prison Realty related to the development of new correctional and detention facilities pursuant to the terms of an amended and restated services agreement and a business development agreement.

         Facility payroll and related taxes constitute the majority of facility operating expenses. Substantially all other operating expenses consist of food, clothing, medical services, utilities, supplies, maintenance, insurance and other general operating expenses. As inmate populations increase following the start-up of a facility, operating expenses generally decrease as a percentage of related revenues.

         Pursuant to the terms of a trade name use agreement, Prison Realty has granted CCA the right to use the name "Corrections Corporation of America" in exchange for a fee. The fee payable by CCA with respect to the trade name use agreement is based upon gross revenues of CCA, subject to a limitation based on the gross revenues of Prison Realty.

         CCA's lease expense consists primarily of rents payable to Prison Realty under the terms of the leases between CCA and Prison Realty. As previously described, the CCA leases have been amended to defer, with interest, a substantial portion of the rental payments due to Prison Realty under the original terms of the CCA leases. CCA continues to recognize in its statement of operations the actual lease expenses as incurred.

         General and administrative costs consist of salaries of officers and other corporate headquarters personnel, legal, accounting and other professional fees, travel expenses, and promotional and marketing expenses.

         Operating income for each facility depends upon the relationship between operating and lease costs, the rate at which CCA is compensated per manday, and the occupancy rate. The rates of compensation are fixed by contract and approximately two-thirds of all operating costs, including costs related to the CCA lease expense, are fixed costs. Therefore, operating income will vary from period to period as occupancy rates fluctuate. Operating income will be affected adversely as CCA increases the number of newly-constructed or expanded facilities under management and experiences initial low occupancy rates.

         Three months ended March 31, 2000 as compared to the three months ended March 31, 1999. Primarily as a result of its obligations under the CCA leases, CCA incurred an operating loss of $62.6 million and $39.8 million for the three months ended March 31, 2000 and 1999, respectively, and currently has a net working capital deficiency and net capital deficiency.

        Continued operating losses by CCA; potential declarations of events of default and potential acceleration actions by CCA's creditors in the event that CCA is unable to maintain in effect existing waivers of events of default; the continued inability of CCA to make contractual payments to Prison Realty under their original terms and the resulting suspension of Prison Realty's contractual payments to CCA under their original terms; and CCA's limited resources currently available to meet its operating, capital expenditure and debt service requirements will have a material adverse impact on CCA's consolidated financial position, results of operations and cash flows.

        Revenues. Revenues for the first quarter of 2000 increased 22.8% over the comparable period of 1999. Management revenues increased $27.5 million or 26.0%, transportation revenues increased $67,000 or 1.4% and development fees decreased $2.0 million or 100% in the first three months of 2000 as compared to the same period in 1999. The increase in management revenues was primarily due to a 22.8% increase in compensated mandays. During the first quarter of 2000, CCA expanded two facilities totaling 512 beds and also realized the full period effect of 7,624 beds brought on line over the course of 1999. Development fees decreased as a result of the agreement between CCA and Prison Realty to defer these payments until the merger is completed; provided, however, that all of such deferred payments would be due and payable prior to completion of the merger if CCA pays to Prison Realty, prior to the merger, any rental payments other than the scheduled payments previously agreed to by Prison Realty and CCA.

         Operating expenses. Operating expenses for the first quarter of 2000 increased 28.4% over the comparable quarter in 1999. This increase was due to the increased compensated mandays and compensated mileage that CCA realized in 2000 as described above. As a percentage of revenues, operating expenses increased to 76.6% for the first quarter of 2000 from 75.4% for the same period in 1999. CCA expanded two facilities during the first quarter of 2000 and opened two new facilities totaling 3,904 beds in the fourth quarter of 1999. The increase in operating expenses as a percentage of revenues was due to costs incurred in the ramp-up of these two facilities as staff were added and other preparations were made in advance of receiving inmates.

         Trade name use expense. Trade name use expense for the first quarter of 2000 increased 20.4% over the comparable period of 1999. This fee is based upon gross revenues of CCA, subject to a limitation of 2.75% of the gross revenues of Prison Realty.

         Lease expense. Lease expense for the first quarter of 2000 decreased $1.4 million, or 1.8% over the comparable period of 1999. During the first three quarters of 1999, CCA recognized lease expense on a straight-line basis over the life of the lease. As previously discussed, the CCA leases were amended in the fourth quarter of 1999, and CCA currently records actual lease expense as incurred. Lease expense disregarding straight-line rent accruals increased $17.6 million for the first quarter of 2000 over the comparable period of 1999. This increase was attributed to five new leases entered into, three expanded facilities and scheduled rent increases.

         General and administrative expense. General and administrative expenses increased 6.7% for the first quarter of 2000 as compared to the first quarter of 1999. The increase was due to the expanded activity and staffing necessary to administer the increased beds under management. Even though these costs increased in amount, general and administrative expenses decreased as a percentage of revenues to 4.5% in the first quarter of 2000 from 5.1% during the comparable period of 1999.

         Depreciation and amortization. Depreciation and amortization expense for the first quarter of 2000 increased 5.2% as compared to the first quarter of 1999. This increase was due to the equipment purchased for the growth in beds.

         Interest expense. Interest expense, net for the first quarter of 2000 decreased $1.7 million over the comparable period of 1999. This decrease was due to the write-off of loan costs during the first quarter of 1999 in conjunction with debt refinancing.

        Income taxes. During the first quarter of 1999, CCA was recording income tax benefits relating to its losses. During the third quarter of 1999, CCA made the decision that the income tax benefits should be fully reserved after considering CCA's ability to generate taxable income within the net operating loss carryforward period. Thus, no income but benefit was recorded in the first quarter of 2000.

        For the year ended December 31, 1999.

        CCA, which was incorporated on September 11, 1998, began operations on January 1, 1999. Accordingly, CCA has a limited operating history upon which its business can be evaluated. As a result, period-to-period comparisons of CCA's operating results do not exist with respect to periods before CCA began operations.

        Revenues. Total revenues for 1999 were $499.3 million and were generated primarily from the management of correctional and detention facilities and transportation revenues. Transportation revenues were $18.7 million.

        Operating expenses. Operating expenses totaled $376.7 million in 1999 with $16.7 million related to costs of transporting inmates. Other components of operating expenses included salaries and related benefits, inmate medical services and supplies, food costs, utilities, repairs and maintenance, taxes and insurance and operating supplies.

        Trade name use agreement. The expense associated with the trade name use agreement was $8.7 million in 1999. This expense was based on gross revenues of CCA, subject to a limitation of 2.75% of the gross revenues of Prison Realty.

        Lease. Lease expense totaled $261.5 million in 1999. At December 31, 1999, CCA leased 34 operating properties from Prison Realty.

        General and administrative expense. General and administrative expenses totaled $26.2 million in 1999.

        Depreciation and amortization. Depreciation and amortization expenses totaled $8.6 million in 1999.

        Interest expense. Interest expense totaled $20.5 million in 1999, primarily as a result of the $137.0 million note payable to Prison Realty that bears interest at 12% and CCA's interest expense under its working capital credit facility.

LIQUIDITY AND CAPITAL RESOURCES

        CCA incurred a net loss of $202.9 million for the year ended December 31, 1999 and a net loss for the quarter ended March 31, 2000 of $62.6 million, had a net working capital deficiency and a net capital deficiency at December 31, 1999 and as of March 31, 2000, and, prior to its execution of a waiver of existing events of default under, and amendments to, its bank credit facility, was in default under the provisions of its credit facility. CCA's default under its revolving credit facility related to, among other things, a failure to comply with certain financial covenants. In addition, notwithstanding the waiver and amendment to CCA's credit facility, as of December 31, 1999, CCA was, and CCA currently is, prohibited under the terms of the credit facility, and a related subordination agreement, from making the first scheduled interest payment under the terms of the CCA note, totaling approximately $16.4 million. Also as a result of CCA's current liquidity position, the independent public accountants of CCA have indicated in their opinion on CCA's 1999 consolidated financial statements that there is a substantial doubt about CCA's ability to continue as a going concern.

        CCA has also not made certain scheduled lease payments to Prison Realty pursuant to the original terms of the CCA leases. As of March 31, 2000, approximately $92.1 million of rents due from CCA to Prison Realty under the original terms of the CCA leases were unpaid. Subsequent to March 31, 2000, CCA paid $11.9 million of rents due to Prison Realty with respect to 1999. As previously described in "Information About Prison Realty--Recent developments," the CCA leases have been amended to provide that lease payments under the CCA leases will be due and payable on June 30 and December 31 of each year, instead of monthly. In addition, as previously described, Prison Realty and CCA have agreed to defer, with interest, and with the exception of certain scheduled payments, CCA's first semi-annual rental payment under the revised terms of the CCA leases until September 30, 2000. Subsequent to March 31, 2000 and through July 17, 2000, CCA has paid $18.0 million of lease payments related to 2000 in accordance with the payment schedule previously agreed upon by Prison Realty and CCA. At July 17, 2000, $143.8 million of lease payments were accrued but unpaid under the original terms of the CCA leases.

        In response to the significant losses experienced by Prison Realty and by CCA during 1999 and in response to the then-existing defaults under Prison Realty's and CCA's debt agreements, Prison Realty, CCA, PMSI and JJFMSI had entered into an agreement with Pacific Life with respect to a comprehensive restructuring of Prison Realty. As more fully described in "Information About Prison Realty--Recent developments," the companies entered into a mutual termination of the Pacific Life securities purchase agreement, and Prison Realty and CCA subsequently entered into an agreement and plan of merger contemplating the merger of CCA with and into a wholly owned subsidiary of Prison Realty. The recently obtained waivers and amendments relating to each of Prison Realty's and CCA's indebtedness contemplated these transactions, and, as a result, the termination of the Pacific Life securities purchase agreement and the execution of the agreement and plan of merger did not result in an event of default under the provisions of Prison Realty's and CCA's indebtedness.

        Cash flow from operating, investing and financing activities.

        For the quarter ended March 31, 2000, as compared to the quarter ended March 31, 1999. CCA's cash flow provided by operating activities was $2.2 million and cash flow used in operating activities was $5.6 million for the three months ended March 31, 2000 and 1999, respectively. CCA's cash flow used in investing activities was $0.4 million and $1.0 million for the three months ended March 31, 2000 and 1999, respectively. CCA's cash flow used in financing activities was $10.0 million and $1.5 million for the three months ended March 31, 2000 and 1999, respectively. These changes are attributable, in part, to the fact that, during the three months ended March 31, 2000 CCA paid $12.9 million to Prison Realty pursuant to the CCA leases, CCA paid $2.2 million to Prison Realty pursuant to the trade name use agreement, and CCA received $1.4 million in fees from Prison Realty related to the amended and restated services agreement, amended and restated tenant incentive agreement and the business development agreement. By comparison, during the three months ended March 31, 1999, CCA paid $38.2 million to Prison Realty pursuant to the CCA leases, CCA paid $0 to Prison Realty pursuant to the trade name use agreement, and CCA received $21.7 million in fees from Prison Realty related to a services agreement and a tenant incentive agreement.

        For the year ended December 31, 1999. CCA's cash flow used in operating activities was $16.3 million for 1999. CCA's cash flow used in investing activities was $2.1 million for 1999. CCA's cash flow provided by financing activities was $10.1 million for 1999. During 1999 CCA paid $238.6 million to Prison Realty pursuant to the CCA leases, CCA paid $6.5 million to Prison Realty pursuant to the trade name use agreement and CCA received $123.0 million in fees from Prison Realty related to the amended and restated services agreement, amended and restated tenant incentive agreement and the business development agreement.

        To offset the cash requirements of its operating losses, CCA has utilized cash from borrowings under its revolving credit facility and payments from Prison Realty for tenant incentive arrangements and other services as well as the deferral of lease and interest payments due to Prison Realty. CCA expects to continue to use borrowings under its revolving credit facility and defer lease and interest payments to Prison Realty to offset its anticipated losses from operations. There can be no assurance that CCA will be able to meet its operating, capital expenditure and debt service requirements in the future.

        CCA credit facility. On March 1, 1999, CCA obtained a revolving credit facility of up to $100.0 million pursuant to the terms of a credit agreement with Foothill Capital Corporation. This facility replaced a $30.0 million revolving credit facility previously obtained by CCA with General Electric Capital Corporation ("GECC"). In connection with the credit facility obtained from GECC, a warrant to purchase 546,729 shares of CCA was granted to an affiliate of GECC.

        CCA's existing credit facility is secured by substantially all of the assets of CCA, including its trade accounts receivable. The credit facility matures March 1, 2002 and bears interest at a floating rate of Prime plus 2.5%. At July 13, 2000, this rate was 12%.

        As more fully described in "Information About Prison Realty--Recent developments," CCA previously obtained on April 27, 2000 the consent of the requisite percentage of the lenders under its bank credit facility for a waiver of the bank credit facility's restrictions relating to CCA's violation of a financial covenant and certain transactions effected or to be effected by Prison Realty. However, the terms of this waiver provided that it would expire upon the termination of the Pacific Life securities purchase agreement. Accordingly, as more fully described in "Information About Prison Realty--Recent developments," on June 30, 2000 CCA obtained an amendment to the waiver and amendment to its bank credit facility which, among other things, continued to waive the previously-waived events of default and permitted: (i) the termination of the Pacific Life securities purchase, and the related termination of the merger agreement contemplated by such securities purchase agreement; and (ii) CCA's execution of the agreement and plan of merger with Prison Realty.

        As of March 31, 2000, CCA had $6.2 million outstanding under the bank credit facility, and as of July 17, 2000, CCA had $15.2 million outstanding under the bank credit facility. CCA places significant reliance on the availability of these borrowings to meet its day to day liquidity needs. CCA's continued eligibility to borrow under its bank credit facility is material to CCA's ability to offset a portion of its anticipated losses from operations. There can be no assurance, however, that CCA will be able to comply with and maintain the waiver and amendment to its bank credit facility. The waiver and amendment, which was originally obtained on April 27, 2000 and which was amended on June 30, 2000, will remain in effect until the earlier of: (i) the completion of the merger of CCA with and into a wholly owned subsidiary of Prison Realty;
(ii) September 30, 2000; (iii) the date CCA makes any lease payment to Prison Realty other than as set forth in the amended CCA leases (as described herein); or (iv) the date the lenders under Prison Realty's bank credit facility exercise any rights with respect to any default or event of default under Prison Realty's bank credit facility. In the event CCA is unable to comply with and maintain the waiver and amendment, the lenders under the CCA bank credit facility are entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the bank credit facility. If the lenders elect to exercise their rights to accelerate CCA's obligations under CCA's bank credit facility, such events would have a material adverse effect on CCA's liquidity and financial position. CCA does not have sufficient working capital in the event of an acceleration of indebtedness under CCA's bank credit facility.

         In addition, as described in "Information About Prison Realty--Recent developments," the terms of the Prison Realty bank credit facility waiver and amendment provide that the continued effectiveness of the Prison Realty bank credit facility waiver and amendment is conditioned upon the continued effectiveness of a waiver of all existing events of default under CCA's bank credit facility. Prison Realty's bank credit facility, as modified by the Prison Realty bank credit facility waiver and amendment, also provides that the occurrence of an event of default under CCA's bank credit facility will result in an event of default under Prison Realty's bank credit facility. As a result of such an event of default, the senior lenders under Prison Realty's bank credit facility would be entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the bank credit facility.

         Prospective restructuring transactions. In order to address the capital and liquidity constraints facing CCA and Prison Realty, as well as concerns regarding the corporate structure and management of Prison Realty, Prison Realty entered into a securities purchase agreement with Pacific Life, pursuant to which the companies were to complete a comprehensive restructuring, including, among other things: (i) the combination of Prison Realty with each of CCA, PMSI and JJFMSI; (ii) a $200.0 million equity investment in Prison Realty; and (iii) a restructuring of Prison Realty's existing board of directors and management. These transactions were intended to serve as an alternative to a series of restructuring transactions provided for under an agreement entered into between Prison Realty, CCA, PMSI, JJFMSI and the Fortress/Blackstone investor group.

         As more fully discussed in "Information about Prison Realty--Recent developments," based on certain statements from Pacific Life, the boards of directors of Prison Realty, CCA, PMSI and JJFMSI determined that it was unclear whether the waiver and amendment to Prison Realty's bank credit facility would satisfy the condition contained in the Pacific Life securities purchase agreement that the renewal of Prison Realty's bank credit facility would be in a form reasonably acceptable to Pacific Life. Also, given the requirements of the Prison Realty bank credit facility waiver and amendment that a proxy statement be filed by Prison Realty with the SEC by July 1, 2000 with respect to a restructuring, the boards of directors of Prison Realty, CCA, PMSI and JJFMSI approved the execution of an agreement with Pacific Life mutually terminating the securities purchase agreement with Pacific Life. The boards of Prison Realty and CCA subsequently approved the merger of the two companies and related transactions, including the execution of the merger agreement described herein.

        Equity capital. On December 28, 1998, CCA issued 1,749,532 shares of class A voting common stock to each of Baron and Sodexho in a private placement. Each of Baron and Sodexho purchased these shares of common stock for an aggregate purchase price of $8.0 million. Proceeds from such sales were used for general corporate purposes.

        Cash flow related to Prison Realty.

        CCA note. In connection with the 1999 Merger, Old CCA received the $137.0 million CCA note. Prison Realty succeeded to the CCA note as a result of the 1999 Merger. Interest on the CCA note is payable annually at the rate of 12%. Interest only is payable for the first four years of the CCA note. Principal is due in six equal annual installments of approximately $22.8 million, beginning December 31, 2003. In addition, notwithstanding the waiver and amendment to CCA's credit facility, as of December 31, 1999, CCA was, and CCA currently is, prohibited under the terms of the credit facility, and a related subordination agreement, from making the first scheduled interest payment under the terms of the CCA note, totaling approximately $16.4 million.

        CCA leases. For the year ended December 31, 1999, CCA recognized gross rental expense as a result of the CCA leases of $263.5 million. Based on the CCA leases in effect at December 31, 1999, the future minimum lease payments scheduled to be paid to Prison Realty by CCA under the original terms of the CCA leases as of January 1, 2000 are as follows:

                                                               (IN THOUSANDS)
          Years Ending December 31:
          2000                                                  $  310,651
          2001                                                     310,651
          2002                                                     310,651
          2003                                                     310,651
          2004                                                     310,651
          Thereafter                                             1,890,193
                                                                ----------
                                                                $3,443,448
                                                                ==========

        As of March 31, 2000, approximately $92.1 million of rents due from CCA to Prison Realty under the original terms of the CCA leases were unpaid. Subsequent to March 31, 2000, CCA paid $11.9 million of rents with respect to 1999, representing the remainder of rents to Prison Realty with respect to 1999. The original terms of the CCA leases provide that such rental payments were due and payable on December 25, 1999. Under the terms of the CCA leases, an event of default occurs if CCA fails to pay all required lease payments owed to Prison Realty under the CCA leases within 15 days of receiving a notice of nonpayment from Prison Realty. No such notice of nonpayment was provided by Prison Realty. As described in "Information About Prison Realty--Recent developments," the CCA leases have been amended to defer, with interest, rental payments originally due during the period from January 2000 to June 2000, with the exception of certain installment payments. Subsequent to March 31, 2000 and through July 17, 2000, CCA paid $18.0 million of lease payments related to 2000 in accordance with the payment schedule previously agreed upon by Prison Realty and CCA. At July 17, 2000, $143.8 million of lease payments were accrued but unpaid under the original terms of the CCA leases.


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
        In addition, CCA expects that, in connection with the merger and related transactions and the Prison Realty restructuring, the CCA leases will be canceled.

        Trade name use agreement. For the year ended December 31, 1999, CCA recognized expense of $8.7 million under the terms of the trade name use agreement. As of December 31, 1999, CCA had recorded a payable of $2.2 million to Prison Realty for licensing fees due under the trade name use agreement. It is anticipated that, in connection with the merger and related transactions and the Prison Realty restructuring, this agreement will be canceled.

        Amended and restated tenant incentive agreement. The incentive fees received by CCA are being deferred and amortized as reductions in lease expense over the terms of the respective leases. For the year ended December 1999, CCA had received from Prison Realty tenant incentive fees of $68.6 million, with $4.1 million of those fees amortized against rental expense. For the first quarter of 2000, CCA had received from Prison Realty tenant incentive fees of $0, with $1.1 million of total fees received amortized against rental expense. During the fourth quarter of 1999, Prison Realty and CCA undertook a plan that contemplates Prison Realty either merging with CCA and thereby eliminating the CCA leases or amending the CCA leases to reduce the lease payments to be paid by CCA to Prison Realty during 2000. As described in "Information About Prison Realty--Recent developments," CCA and Prison Realty amended this agreement to defer, with interest, payments to CCA by Prison Realty pursuant to this agreement. At July 17, 2000, $8.4 million of payments under the amended and restated tenant incentive agreement were accrued but unpaid under the original terms of this agreement. It is anticipated that, in connection with the merger and related transactions and the Prison Realty restructuring, this agreement will be canceled.

        Amended and restated services agreement. CCA billed $41.6 million in fees to Prison Realty under the amended and restated services agreement for the year ended December 31, 1999, of which $39.4 million had been collected as of December 31, 1999. During 1999, CCA recognized $8.1 million as revenues for services provided in projects where CCA does not lease the facility from Prison Realty, $5.6 million as a reduction in operating expenses, and deferred $27.9 million as deferred credits, of which $0.1 million was amortized as a reduction in lease expense. As described in "Information About Prison Realty--Recent developments," CCA and Prison Realty amended this agreement to defer, with interest, payments to CCA by Prison Realty pursuant to this agreement. For the three months ended March 31, 2000, CCA collected $2.2 million of amounts billed in 1999, billed $3.0 million and recognized $0.3 million as a reduction of lease expense. Due to the agreement to defer cash payments, as described above, for the three months ended March 31, 2000, CCA recognized $0 as revenues and $0 as a reduction in operating expense. At July 17, 2000, $0.6 million of payments under the amended and restated services agreement were accrued but unpaid under the original terms of this agreement. It is anticipated that, in connection with the merger and related transactions and the Prison Realty restructuring, this agreement will be canceled.

        Business development agreement. The fees received by CCA from Prison Realty pursuant to the business development agreement are being deferred and amortized as reductions in lease expense over the terms of the respective leases. CCA received $15.0 million in fees under the business development agreement for the year ended December 31, 1999. CCA amortized $0.2 million as reductions in lease expense, with $14.8 million remaining in deferred credits at December 31, 1999. For the three months ended March 31, 2000, CCA amortized $0.1 million as a reduction in lease expense, with $14.7 million remaining as deferred credits at March 31, 2000. As described in "Information About Prison Realty--Recent developments," CCA and Prison Realty amended this agreement to defer, with interest, payments to CCA by Prison Realty pursuant to this agreement. At July 17, 2000, $4.3 million of payments under the business development agreement were accrued but unpaid under the original terms of this agreement. It is anticipated that, in connection with the merger and related transactions and the Prison Realty restructuring, this agreement will be canceled.

        Commitments and contingencies.

        Litigation. CCA is subject to a variety of legal proceedings, some of which, if resolved against CCA, could have a material adverse effect upon the business and financial position of Prison Realty. A complete description of the material litigation currently commenced against CCA is set forth herein under the headings "Information About Prison Realty--Recent developments." CCA also is subject to certain other litigation arising in the ordinary course of its business, all of which, taken together, is not expected to have a material adverse effect on CCA's business and financial position.

        Year 2000 compliance. In 1999, CCA completed an assessment of its key information technology systems, including its client server and minicomputer hardware and operating systems and critical financial and non-financial applications, in order to ensure that these date sensitive critical information systems would properly recognize the Year 2000 as a result of the century change on January 1, 2000. Based on this assessment, CCA determined that these key information systems were Year 2000 compliant. CCA also evaluated its non-critical information technology systems for Year 2000 compliance and determined that such non-critical systems were compliant. CCA's systems did not subsequently experience any significant disruptions as a result of the century change on January 1, 2000. In 1999, CCA also completed communications with third parties with whom it has important financial or operational relationships to determine the extent to which they were vulnerable to the Year 2000 issue. Based on responses from these third-parties, CCA determined that there were no third party related Year 2000 noncompliance issues that would have a material adverse impact on CCA's operations. These third parties did not subsequently experience any significant disruptions as a result of the century change on January 1, 2000 that had a material adverse impact on CCA's operations.

        CCA incurred expenses allocable to internal staff, as well as costs for outside consultants, computer systems remediation and replacement and non-information technology systems remediation and replacement (including validation). Through March 31, 2000, CCA spent approximately $6.4 million which included $3.4 million related to the replacement leased equipment, $2.4 million for travel and services and $0.6 million for software. These costs were expensed as incurred. CCA does not expect to incur any significant costs in connection with the Year 2000 subsequent to March 31, 2000.

        Inflation. Many of CCA's facility contracts provide periodic adjustments in the compensation paid to CCA in accordance with changes in the consumer price index during such period. Management of CCA does not believe that inflation has had a material adverse effect on the revenues or expenses of CCA. CCA's leases with Prison Realty include clauses enabling Prison Realty to pass through to CCA certain operating costs, including real estate taxes, utilities and insurance, thereby increasing CCA's exposure to increases in costs and operating expenses


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
resulting from inflation. Additionally, the CCA leases contain provisions which would increase interest expense to CCA in the future. It is anticipated that, in connection with the merger and related transactions and the Prison Realty restructuring, the CCA leases will be canceled.

        Newly issued accounting standard. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective, as amended, for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be recognized in the statement of financial position and to be measured at fair market value. CCA anticipates that it (or any successor as a result of the merger) will adopt the provisions of SFAS No. 133 effective January 1, 2001 and does not believe the adoption of SFAS No. 133 will have a material impact on CCA's (or any successor's) consolidated financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        CCA's primary market risk exposure is to changes in U.S. interest rates. CCA is exposed to market risk related to its bank credit facility as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources." The interest on the CCA bank credit facility is subject to fluctuations in the market. If the interest rate for CCA's outstanding indebtedness under the bank credit facility was 100 basis points higher or lower in 1999, CCA's interest expense, net of amounts capitalized, would have been increased or decreased by approximately $76,000. If the interest rate for the CCA bank credit facility debt was 100 basis points higher or lower during the three months ended March 31, 2000, CCA's interest expense net of amounts capitalized would have been increased or decreased by approximately $49,000.

        Additionally, CCA may, from time to time, invest its cash in a variety of short-term financial instruments. These instruments generally consist of highly liquid investments with original maturities at the date of purchase between three and 12 months. While these investments are subject to interest rate risk and will decline in value if market interest rates increase, a hypothetical 10% increase in market interest rates would not materially affect the value of these investments.

        Although it is not currently anticipated that it will do so, CCA also could use long-term and medium-term debt as a source of capital. These debt instruments, if issued, would typically bear fixed interest rates. When these debt instruments mature, CCA could may refinance such debt at then-existing market interest rates which may be more or less than the interest rates on the maturing debt. In addition, CCA could attempt to reduce interest rate risk associated with a forecasted issuance of new debt. In order to reduce interest rate risk associated with these transactions, CCA could enter into interest rate protection agreements. CCA does not believe it has any other material exposure to market risks associated with interest rates.

        CCA does not have a material exposure to risks associated with foreign currency fluctuations related to its operations. CCA does not use derivative financial instruments in its operations or investment portfolio.


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                   THE MERGER AND RELATED TRANSACTIONS AND THE
                           PRISON REALTY RESTRUCTURING

GENERAL

        The boards of directors of Prison Realty and CCA have approved the merger and related transactions pursuant to which CCA will combine with Prison Realty, with CCA merging with and into a wholly owned subsidiary of Prison Realty. Following the combination, the restructured company will be renamed Corrections Corporation of America and intends to operate as a taxable subchapter C corporation, rather than as a real estate investment trust, or REIT, commencing with its 2000 taxable year. In addition, Prison Realty will complete a series of additional transactions, including a restructuring of Prison Realty's senior management through the selection of a new chief executive officer and chief financial officer and the raising of additional capital through the completion of a common stock rights offering.

        The merger and related transactions and the Prison Realty restructuring described herein was adopted by the boards of directors as an alternative to a previously disclosed restructuring of Prison Realty led by Fortress/Blackstone and a previously disclosed restructuring led by Pacific Life. The Fortress/Blackstone-led restructuring contemplated a $350.0 million equity investment, including a $75.0 million rights offering, and the combination of Prison Realty, CCA, PMSI and JJFMSI into a single entity operating as a subchapter C corporation for federal income tax purposes commencing with Prison Realty's 1999 taxable year. The Prison Realty board of directors terminated its agreement with Fortress/Blackstone in favor of the proposed Pacific Life restructuring. The Pacific Life-led restructuring contemplated a $200.0 million equity investment, including a $200.0 million common stock rights offering backstopped 100% by Pacific Life and the combination of Prison Realty, CCA, PMSI and JJFMSI into a single entity as a subchapter C corporation for federal income tax purposes commencing with Prison Realty's 2000 taxable year. Due to the uncertainty as to whether the Pacific Life restructuring would be consummated, the respective boards of the companies terminated the agreement with Pacific Life and proposed the current restructuring.

BACKGROUND OF THE PROPOSED PRISON REALTY RESTRUCTURING TRANSACTIONS

GENERAL

        The combination of Prison Realty with CCA was considered by the board of directors of each of Prison Realty and CCA in connection with its analysis of various strategic alternatives designed to address the capital needs of Prison Realty and the general financial health and well being of Prison Realty, and CCA as its primary tenant. Moreover, as Prison Realty solicited proposals from potential equity investors and financial partners, it became apparent that the combination would be a condition to any equity investment by a third party or the restructuring of Prison Realty's senior bank indebtedness. Accordingly, the considerations and ultimate determinations of each of the Prison Realty board and the CCA board centered around the


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combination of the companies in connection with the equity investment in Prison
Realty. The following description of the background of Prison Realty's restructuring, which includes the merger of the companies, sets forth the series of events that led to Prison Realty's determination to combine with CCA.

        Prison Realty, in its current form, is the result of the 1999 Merger. As part of the 1999 Merger, CCA, PMSI and JJFMSI assumed the business of operating correctional facilities, with CCA being the lessee of a substantial number of Prison Realty's facilities. The agreements and contractual obligations entered into by these parties in connection with these transactions are described in detail under the headings "Information About Prison Realty" on page ___ of this joint proxy statement/prospectus. The rates on the leases between CCA and Prison Realty were set with the intention that the public shareholders of Prison Realty would receive as much of the benefit as possible from owning and operating the correctional facilities, while at the same time Prison Realty would be able to maintain its status as a REIT. This status as a REIT would enable Prison Realty to pay no corporate income tax, but would require it to pay out large amounts of dividends to the Prison Realty shareholders. In fact, the lease rates were set so that CCA was projected to lose money for the first several years of its existence. Both Prison Realty and CCA believed that CCA would have access to adequate debt financing to fund this deficit until CCA became profitable. After completion of the first quarter of 1999, the first quarter in which operations were conducted in this new structure, the management of Prison Realty and the management of CCA discovered that CCA had not performed as well as projected for several reasons: occupancy rates at its facilities were lower than in 1998; operating expenses were higher as a percentage of revenues than in 1998; and certain aspects of the lease arrangements with Prison Realty, including the obligation of CCA to begin making full lease payments even before a facility accepted inmates, adversely affected CCA. As a result, in May 1999, Prison Realty and CCA amended certain of the agreements between them to provide CCA with additional cash flow. The objective of these changes was to allow CCA to be able to continue to make its full lease payments, to allow Prison Realty to continue to make dividend payments to its shareholders and to provide time for CCA to improve its operations so that it might ultimately perform as projected and be able to make its full lease payments. However, after these changes were announced, a chain of events occurred which adversely affected both Prison Realty and CCA. Prison Realty's stock price fell dramatically, resulting in the commencement of shareholder litigation against Prison Realty and its directors. These events made it more difficult for Prison Realty to raise capital. A lower stock price meant that Prison Realty had more restricted access to equity capital, and the uncertainties caused by the falling stock price, the shareholder litigation and the results of operations at CCA made it much more difficult for Prison Realty to obtain debt financing. In addition, the stock prices of REITs generally suffered in the capital markets during this period as a result of both general market and REIT-specific factors. During this time, Prison Realty was trying to raise approximately $300.0 million of debt financing through an offering of high-yield notes. Because of these events and the conditions of the capital markets generally, Prison Realty was only able to raise $100.0 million in this financing, and the notes bore interest at a much higher rate than was expected.


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        Raising capital was important to Prison Realty because as a REIT, it had to pay out 95% of its taxable income as dividends. During the first three quarters of 1999, Prison Realty paid out approximately $217.7 million in cash as dividends. At the same time, Prison Realty's business strategy was to develop, finance and own prison facilities. Prison Realty believes that providing this construction financing for federal, state and local governments has been an important factor in its success. Building prison facilities is very expensive; the cost of the average prison facility built by Prison Realty over the last three years has been approximately $43.5 million. In addition to the need for capital to build prisons, it is very important that both Prison Realty and CCA have adequate capital to fund their operations because the business of owning and operating correctional facilities involves significant issues with respect to public safety. It is essential that the government customers of Prison Realty and CCA believe that Prison Realty and CCA have adequate capital resources to conduct their business. Accordingly, if Prison Realty was required to pay out large amounts of cash as dividends and could not raise debt or equity capital, its business would suffer.

        During the summer of 1999, Prison Realty was able to increase its line of credit from $650.0 million to $1.0 billion. However, for the reasons described above, this financing had higher interest rates and transaction costs and also imposed other significant requirements on Prison Realty. One of the financing requirements was that Prison Realty raise $100.0 million and CCA raise $25.0 million in new equity in order for Prison Realty to make the distributions that would be necessary to enable Prison Realty to qualify as a REIT in cash; provided, however, that such requirement did not prohibit Prison Realty from making such required distributions in certain combinations of its securities. As a result, management and the board of directors of Prison Realty decided that Prison Realty needed to retain a financial advisor to assist it in raising this capital. In addition, the Prison Realty board and the special committee described below decided that it was important to attract not just financing but also an investor with credibility and expertise in managing companies that were facing challenges. What follows is a chronological description of the events that took place over an eleven-month period leading up to the proposed restructuring.

PRISON REALTY BOARD OF DIRECTORS

        On Friday, August 27, 1999, the Prison Realty board of directors held a special meeting for the purpose of considering and selecting a strategic financial advisor for Prison Realty. At the meeting, presentations were made to the board of directors and management of Prison Realty by representatives of two investment banking firms, one of which was Merrill Lynch & Co. ("Merrill Lynch"). Following the presentations, the members of the Prison Realty board engaged in a discussion with management regarding the selection of a financial advisor, including Prison Realty's existing and prospective relationships with each of the firms. The Prison Realty board also deliberated without the presence of management. Based on these deliberations, it was agreed that Merrill Lynch would be engaged as Prison Realty's financial advisor due to, among other things, its substantial resources, its ability to quickly and efficiently analyze Prison Realty's current financial situation, and its relationship with potential investors. Subsequent to this


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meeting and Prison Realty's engagement of Merrill Lynch, the CCA board also determined to engage Merrill Lynch to act as its financial advisor with respect to these transactions. The Prison Realty board did not view Merrill Lynch's role as financial advisor to both Prison Realty and CCA as creating a conflict because of the dependence of the two companies on each other and because both companies needed to raise new equity capital.

        In connection with the foregoing, at the request of the independent committee of the board of directors of Prison Realty, the boards of each of Prison Realty, CCA, PMSI and JJFMSI approved the formation of a special coordinating committee to monitor the financial situation of both Prison Realty and CCA and to coordinate with the companies' advisors regarding the consideration of strategic alternatives. The independent committee of the Prison Realty board is composed of independent directors and, under the bylaws of Prison Realty, the independent committee is required to review transactions between Prison Realty and CCA. Certain existing members of the independent committee of the Prison Realty board, together with Jean-Pierre Cuny, the Sodexho designee to the Prison Realty board and the CCA board, Thomas W. Beasley, chairman of the PMSI board, Lucius E. Burch, III, chairman of the CCA board, and Samuel W. Bartholomew, Jr., chairman of the JJFMSI board, were appointed to serve as members of the special committee, and Joseph V. Russell, chairman of the independent committee of the Prison Realty board, was appointed to serve as the special committee's chairman. Throughout the process, both the special committee and the independent committee had numerous opportunities to meet with Merrill Lynch and their other advisors and to deliberate without management present.

        On Tuesday, August 31, 1999, representatives of Merrill Lynch presented the special committee with a preliminary analysis and overview of various strategic alternatives to be considered by Prison Realty and CCA in light of the financial condition of both companies and the current conditions in the capital markets. In analyzing the strategic alternatives available to Prison Realty, Merrill Lynch reviewed a number of potential alternatives including, among others: (i) maintenance of the current operating structure while reducing the lease payments made by CCA to Prison Realty; (ii) the creation of a "paper-clip" operating structure whereby the stock of one or both of PMSI and JJFMSI held by Prison Realty would be distributed to Prison Realty's shareholders, with one or both of PMSI or JJFMSI then being merged with and into CCA; (iii) an investment by a third-party investor in equity securities of Prison Realty, coupled with a merger of CCA with and into an affiliate of the third-party investor; and (iv) the merger of CCA and each of PMSI and JJFMSI with and into Prison Realty, either standing alone, together with a rights offering to Prison Realty's existing shareholders, or in conjunction with an investment by a third-party investor in equity securities of Prison Realty. The members of the special committee and Merrill Lynch also discussed the range of investment proposals which Prison Realty might receive, Merrill Lynch's strategy with respect to certain investors, and the existing role of Prison Realty's management.

        Following the meeting and through the first three weeks of September 1999, the representatives of Merrill Lynch worked with the management of each of Prison Realty and CCA

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and the special committee to develop financial models and analyses of the companies on a going-forward basis. Merrill Lynch and members of the special committee engaged in intense review of these models during this period, including the assumptions being used therein.

        The Prison Realty board and the special committee and its advisors met on Friday, September 24, 1999. At the meeting, Merrill Lynch presented its preliminary conclusions with respect to the various strategic alternatives available to Prison Realty. The representatives of Merrill Lynch discussed the financial models of Prison Realty and CCA and analyzed the various strategic alternatives in light of these models. Based on this analysis, Merrill Lynch determined that the viable alternatives available to Prison Realty were: (i) a combination of the companies into a single entity taxable as a C corporation;
(ii) a merger of the companies accompanied with a strategic equity placement of up to $150.0 million; (iii) a merger of the companies accompanied with a strategic equity placement of up to $500.0 million; (iv) a sale or merger of Prison Realty to or with another entity; and (v) a "going private" transaction. Merrill Lynch and the members of the board and special committee then discussed potential financial partners that could assist Prison Realty in completing one of these strategic alternatives. The representatives of Merrill Lynch informed the board and special committee that virtually all the potential financial partners that they had contacted that were interested in making an investment of greater than $150.0 million in Prison Realty had indicated that any such investment would need to be made in connection with a merger of the companies into a C corporation, absent an outright purchase of Prison Realty and/or CCA.

        Beginning in the last week of September, Merrill Lynch contacted the parties who may have had an interest in completing an equity investment and a related restructuring with Prison Realty and CCA, including several private equity firms in the business of investing in capital stock of other companies. During the weeks of October 4 and October 11, Prison Realty entered into confidentiality and standstill agreements with 12 of the private equity firms contacted and distributed information to these parties concerning a possible investment in Prison Realty. Prison Realty received preliminary inquiries from an additional 18 parties, but none of these parties entered into a confidentiality and standstill agreement, and, as a result, did not receive any due diligence materials from Prison Realty.

        During this period, the Prison Realty board and the CCA board instructed management of the companies and Merrill Lynch to pursue discussions with the firms or groups, including representatives of the Fortress/Blackstone investment group, who had indicated an interest in investing in the companies, in an effort to obtain the best offer available.

        Because most of the strategic alternatives involved a transaction with CCA, approval of the transaction by the independent committee was required by Prison Realty's bylaws. Accordingly, the independent committee engaged its own special counsel and Wasserstein Perella & Co., Inc. ("Wasserstein Perella") to serve as financial advisor to the independent committee in its consideration of strategic alternatives being considered by the special committee and the Prison Realty board. Prison Realty's law firm continued in its capacity as counsel to


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Prison Realty and the special committee with respect to the consideration of strategic alternatives. In November 1999, the board of directors of CCA subsequently engaged counsel to the CCA board.

        During the last two weeks of October, Merrill Lynch engaged in discussions with the various firms or companies who had received information from the companies, including the Fortress/Blackstone investment group. Merrill Lynch received a total of four written proposals, one from the Fortress/Blackstone investment group, one from a private equity investment firm and two alternative proposals from a public company.

        During the final week of October and during the first few days of November, representatives of Merrill Lynch engaged in numerous discussions with the members of the special committee and its advisors, as well as Prison Realty's legal, tax and accounting advisors regarding the terms of the various proposals. In addition, Merrill Lynch was specifically instructed by the special committee to explore certain "standalone" alternatives in greater detail in an effort to determine the capital requirements of Prison Realty and the liquidity needs of CCA, as well as the viability of the companies and their ability to continue operating without an equity investment.

        The proposals received were based on varying assumptions as to Prison Realty's dividend requirements. During this period, the Prison Realty board and the special committee continued discussions with Merrill Lynch and Prison Realty's legal, tax and accounting advisors as to the form of, and the timing and amount of dividend payments required to be made by Prison Realty, including the requirement to distribute the accumulated earnings and profits of Old CCA to which Prison Realty succeeded in the 1999 Merger.

        The special committee held a meeting on Thursday, November 4, 1999 to review the proposals which Merrill Lynch had evaluated as offering the best alternatives for Prison Realty. The representatives of Merrill Lynch distributed materials to each person at the meeting summarizing Merrill Lynch's analysis of the strategic alternatives available to Prison Realty and CCA, based on the following objectives: (i) maximizing Prison Realty shareholder value; (ii) improving financial stability; (iii) reducing the cost of capital; and (iv) increasing the availability of capital. Merrill Lynch reviewed the four proposals which had been received and presented its financial evaluation of each proposal. Merrill Lynch also informed the special committee that it had performed a financial evaluation of certain standalone alternatives in which neither Prison Realty nor CCA would complete a transaction with a strategic investor, and that based on its review, the standalone alternatives were not the best options due to, among other things, the negative impact they would have on Prison Realty's ability to restructure its existing debt, and accordingly, Prison Realty and CCA should consider and choose among one of the four proposals received from the potential strategic partners. At the time Wasserstein Perella delivered its opinion to the independent committee, it concluded, based on information provided to it, that the standalone alternatives were not feasible.


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        Following the November 4, 1999 meeting, the special committee engaged in discussions with its legal, tax and accounting advisors and with the representatives of Merrill Lynch in an effort to determine which of the four proposals provided the best alternative for Prison Realty. The special committee and the independent committee decided that the proposals submitted to Merrill Lynch by the Fortress/Blackstone investment group and by an additional proposed private equity investor provided better opportunities to Prison Realty and its shareholders than the two alternative proposals presented by the public company. In addition, when invited to make a presentation to the special committee regarding its alternative proposals, the public company indicated that it had decided to withdraw from the process and not make any definitive offer to Prison Realty. Representatives of the Fortress/Blackstone investment group and the other proposed private equity investor were subsequently invited to give presentations to the special committee and the independent committee regarding their respective proposals. The Fortress/Blackstone investment group and the additional proposed investor accepted the invitation and on November 9 and 11, the special committee and the independent committee and their advisors heard presentations from the two prospective investor groups. During the presentations, representatives from both investor groups addressed the special committee and the independent committee regarding their respective proposals, investment philosophy and perspective regarding Prison Realty's REIT status and dividend requirements and each responded to various questions from the directors regarding the same. At the Fortress/Blackstone presentation, representatives of Fortress/Blackstone described their proposal as contemplating an investment of $250.0 million through the purchase of convertible preferred stock at a conversion price of $10.00 per share and the purchase of warrants to purchase shares of Prison Realty's common stock at an exercise price of $12.00 per share. Fortress/Blackstone's proposal also contemplated that Prison Realty maintain
REIT status through 1999. Having observed and discussed the presentations made by the representatives of the proposed investor groups, the special committee instructed Merrill Lynch to solicit final proposals from each.

        The special committee and independent committee held a special joint meeting, and the Prison Realty board held a meeting immediately following this joint meeting, on Tuesday, November 16, 1999, at which the representatives of Merrill Lynch reviewed the status of the most recent proposals submitted by the two proposed investor groups. While the proposals were similar in many respects, the Prison Realty board and the special and independent committees observed that the proposal from the investor group other than Fortress/Blackstone contained a continuous adjustment feature to the conversion rate, based on the trading price of Prison Realty's common stock during a certain period following the closing of the proposed transaction. Merrill Lynch then informed the special committee and independent committee that the Fortress/Blackstone investment group had conditioned their most recent proposal on the requirement that the companies enter into an exclusivity agreement with Fortress/Blackstone. Representatives of Merrill Lynch further indicated that it was their belief that Fortress/ Blackstone was significantly further along in the due diligence process and were more likely to enter into a definitive agreement within the necessary time constraints created by Prison Realty's distribution requirements. Based on this development, and on Merrill Lynch's belief that the other potential investor would remain interested in an investment in Prison Realty and would be willing to


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proceed should the Fortress/Blackstone investment group fail to do so, Merrill
Lynch recommended that the companies enter into an exclusivity agreement with Fortress/Blackstone. As a result, Prison Realty and CCA subsequently entered into an exclusivity arrangement with Fortress/Blackstone for a period ending on December 3, 1999.

        During the exclusivity period, representatives of the companies, including the special committee, along with their counsel and Merrill Lynch, negotiated the draft purchase agreement with representatives of Fortress/Blackstone and their counsel and financial advisors. On December 3, 1999, the exclusivity agreement expired. Despite this expiration, the parties continued to negotiate the draft purchase agreement. On December 4, 1999, Fortress/Blackstone advised Prison Realty that for a variety of reasons, including the fact that the third quarter earnings results for the companies on a combined basis were significantly below the projected financial performance for the companies and CCA's liquidity concerns were greater than originally estimated, they were not prepared to proceed with the transaction as proposed. In order to move quickly to complete a transaction, the special committee advised Merrill Lynch to reestablish communications with the other proposed investors, including the public company, in addition to continuing to pursue the proposal with Fortress/Blackstone. During this period, the Prison Realty board received a revised proposal from Fortress/Blackstone which (i) increased the total amount of the investment from $250.0 million to $350.0 million (as required by the proposed lending group), (ii) decreased the conversion price of the convertible preferred stock (from $10.00 to $8.00) and the exercise price of the warrants (from $12.00 to $10.00), (iii) increased the fees to be paid to Fortress/Blackstone in connection with the transaction reflecting the increase in the proposed equity investment, (iv) added an adjustment to the conversion price of the convertible preferred stock and warrants in the event certain payments made by Prison Realty in connection with certain shareholder litigation exceed $50.0 million, (v) limited the cash consideration to be paid for CCA, PMSI and JJFMSI, and (vi) required that Prison Realty submit for shareholder vote the election of subchapter C corporation status in lieu of REIT status for calendar year 1999, which would result in Prison Realty's not paying further dividends on its common stock and Prison Realty being required to pay federal income taxes on its earnings for 1999. Moreover, in view of the continuing liquidity needs of Prison Realty, Fortress/Blackstone's revised proposal required that no further distributions be made. In response to this proposal, the special committee and management of Prison Realty solicited a revised proposal from the other potential investor. While the other potential investor was willing to consider the transaction, and in fact orally proposed a transaction which was on substantially similar economic terms to Fortress/Blackstone's proposal, the other potential investor's proposal still contained the continuous adjustment feature to the conversion rate of the convertible preferred stock and required a period of additional due diligence prior to the execution of a definitive agreement. On December 6, 1999, the special committee decided to pursue Fortress/Blackstone's revised proposal rather than the other group's revised proposal after concluding, (i) that the companies should raise between $300.0 and $350.0 million in equity to address their liquidity needs and meet the demands of the proposed lending group, (ii) that the dividend rate on the convertible preferred stock proposed by Fortress/Blackstone was lower than the dividend rate on the convertible preferred stock proposed by the other investor, and (iii) the conversion price on the


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convertible preferred stock proposed by Fortress/Blackstone was higher than the conversion price of the convertible preferred stock proposed by the other investor. In addition, after consultation with its advisors, the independent committee concurred with this decision. However, as a condition to their decision to pursue Fortress/Blackstone's proposal, the special committee and the independent committee insisted that the shareholders of Prison Realty be allowed to participate in the proposed investment through a rights offering in which Prison Realty shareholders would be able to purchase up to $75.0 million in convertible securities with the same economic terms as offered to Fortress/Blackstone.

        The Prison Realty board, together with the special and independent committees, convened on Sunday, December 12, 1999, in order to receive a presentation from Merrill Lynch regarding its opinion with respect to the fairness of the proposed Fortress/Blackstone equity investment to Prison Realty and its shareholders from a financial point of view. The representatives of Merrill Lynch reviewed the latest terms of Fortress/Blackstone's proposal with the members of the special committee and the Prison Realty board and also discussed the reasoning and analysis utilized in reaching their conclusion that maintaining REIT status was not in the best interests of Prison Realty and would not maximize shareholder value. At this meeting, Prison Realty's counsel provided the members of the committees and the board with a detailed summary of the terms of the most recent drafts of the purchase agreement and other documents prepared in connection with the transactions. Following this discussion, representatives of Merrill Lynch reviewed with the Prison Realty board and the special committee an analysis of the strategic alternatives available to the companies. This discussion included an overview of the companies' process in reviewing the strategic alternatives to date, as well as an analysis of the potential advantages and disadvantages of Fortress/Blackstone's proposal, the earlier proposal from the other investor group and the standalone strategy. This meeting was adjourned to provide Merrill Lynch with additional time to finalize the terms of the new credit facility to be obtained in connection with this transaction and to analyze the companies' ability to comply with certain financial covenants contained in the commitment letter. In addition, representatives of Wasserstein Perella reviewed with the independent committee its analysis of the feasibility of the standalone alternatives and the proposed equity investment.

        In assessing whether the companies would be able to meet certain earnings requirements contained in the credit facility commitment letter, the companies and Fortress/Blackstone determined that the fourth quarter earnings results of the combined companies would also be significantly below the projected financial performance for the companies. Fortress/Blackstone advised the special committee and the board that based on the revised earnings estimates, they would be willing to proceed with their proposed investment only if the conversion price of the convertible preferred stock was reduced to $6.50, the warrant exercise price was reduced to $7.50 and the companies agreed to attempt to settle certain existing shareholder litigation matters prior to closing. In addition, Fortress/Blackstone and the special committee and the Prison Realty board discussed certain changes with respect to Prison Realty's management and the operation of Prison Realty following the completion of the transaction. Based on these discussions, Prison Realty's board determined that it should make certain changes in its management, including


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changes in management prior to the completion of any transaction and the restructuring of Prison Realty's board of directors subsequent to the closing of the transaction.

        Because the proposal by Fortress/Blackstone required that Prison Realty not elect REIT status for 1999, the tax advisors to Prison Realty began at this time to focus on what additional distributions, if any, Prison Realty would have to make in 1999 to retain the option of electing REIT status should the equity investment and the related restructuring for any reason not be completed. To elect REIT status for 1999, Prison Realty has to meet two distribution requirements. First, it has to distribute all of the accumulated earnings and profits of Old CCA, and second, it has to distribute 95% of its 1999 REIT taxable income. Under certain ordering rules contained in the Code, distributions by Prison Realty during 1999 were applied first to the earnings and profits distribution requirement with the excess, if any, being applied to the 95% distribution requirement.

        Under certain relief provisions contained in the Code, Prison Realty's tax advisors concluded that Prison Realty could meet the 95% distribution requirement as late as December 31, 2000, so long as certain conditions were satisfied. They also concluded, however, that these relief provisions were not available with respect to the earnings and profits distribution requirement and that Prison Realty would have to satisfy the earnings and profits distribution requirement not later than January 31, 2000. Therefore, Prison Realty had to determine whether its distributions in 1999 were sufficient to satisfy the earnings and profits distribution requirement and, if not, the amount of additional distributions it would have to make.

        At that time, Prison Realty had made 1999 distributions of approximately $217.7 million. Prison Realty estimated the accumulated earnings and profits of Old CCA to be approximately $235.0 million. The accumulated earnings and profits of Old CCA consisted generally of two components, the first being earnings and profits as they then existed and the second being a "cushion" amount to allow for possible adjustments to earnings and profits by the IRS. It was necessary to include "cushion" amounts in the calculation of earnings and profits, since it was not clear under the Code that Prison Realty could make remedial distributions if the Internal Revenue Service were later to make adjustments increasing Old CCA's earnings and profits. Given this estimate of the earnings and profits and the amount of Prison Realty's distributions to date, the Prison Realty board determined preliminarily to pay a fourth quarter dividend of approximately $20.0 million and began discussing the form and timing of the dividend and the concern that Prison Realty did not have sufficient liquidity to pay such dividend in cash.

        On December 17, 1999, President Clinton signed into law the Work Incentive Improvements Act of 1999 (the "WIIA"). The WIIA included provisions relating to REITs and specifically contained relief provisions for REITs which inherit subchapter C corporation earnings and profits. Under these relief provisions, if a REIT inherits subchapter C corporation earnings and profits and the IRS later makes adjustments to increase those earnings and profits, the REIT may at that time make additional distributions to eliminate the amount of the increase. In light of this legislation, and because Prison Realty had already distributed in 1999 amounts in


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excess of Old CCA's actual accumulated earnings and profits (excluding the
"cushion" amounts), Prison Realty and Fortress/Blackstone determined that no additional distributions were necessary at that time for Prison Realty to maintain the option of electing REIT status for 1999. Moreover, in view of the continuing liquidity needs of Prison Realty, Fortress/Blackstone required that no further distributions be made.

        Given these circumstances, Prison Realty determined that it would request an automatic extension of time to file its 1999 tax return from March 15, 2000 to September 15, 2000 and thus defer its election to be taxed as a REIT for 1999 until September 2000, while paying no further dividends on its common stock in the interim. Accordingly, by obtaining an extension, Prison Realty would retain the ability to elect REIT status while awaiting the outcome of any required shareholder vote on Prison Realty's determination not to elect REIT status. If shareholder approval were not obtained, then Prison Realty could still take such actions prior to or upon filing its 1999 tax return as may be necessary to elect REIT status for 1999, including declaring sufficient dividends with respect to its 1999 taxable year and filing an election to be taxed as a REIT for 1999. Because of liquidity constraints, however, Prison Realty determined preliminarily that in such event any dividends paid for 1999 would be paid in whole or in part in the form of securities.

        The Prison Realty board and the special and independent committees reconvened on Wednesday, December 22, 1999, at which time representatives of Merrill Lynch provided an update on certain revised terms of Fortress/Blackstone's proposal and the status of the commitment for the new credit facility and discussed the strategy to be employed by Prison Realty with respect to certain pending shareholder litigation. The meeting was then subsequently adjourned again until Sunday, December 26, 1999, to provide the representatives of Merrill Lynch and the members of the special committee and their counsel with sufficient time to negotiate the final terms of the proposed transaction.

        On Sunday, December 26, 1999, representatives of Merrill Lynch made their final presentation to the special committee and the Prison Realty board and delivered their oral opinion to the Prison Realty board that, based on the matters presented to the Prison Realty board and as set forth in its opinion, as of the date of the opinion, the equity investment contemplated by the Fortress/Blackstone proposal was fair from a financial point of view to Prison Realty and its shareholders. They also informed the Prison Realty board that they were delivering an opinion to the CCA board in connection with the merger and related transactions. Counsel to the Prison Realty board and the special committee then summarized the terms of the draft securities purchase agreement relating to the equity investment contemplated by the Fortress/Blackstone proposal, including the revised conversion price of the preferred shares and the revised exercise price of the warrants. Merrill Lynch also reconfirmed its conclusion that Prison Realty's standalone alternatives did not represent the best options available to Prison Realty at that time. After a full discussion, the members of the special committee then approved the equity investment contemplated by the Fortress/Blackstone proposal, the merger and the transactions contemplated thereby, and recommended the same for the review of and approval by the


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independent committee and the full Prison Realty board. Wasserstein Perella delivered its oral opinion, which opinion was subsequently confirmed in a written opinion, to the independent committee to the effect that, based on the matters presented to the independent committee and as set forth in its opinion, as of the date of the opinion, the equity investment contemplated by the Fortress/Blackstone proposal was fair, from a financial point of view, to Prison Realty and its shareholders. After a full discussion of that presentation and the terms of the transactions, the members of the independent committee then unanimously approved the equity investment contemplated by the Fortress/Blackstone proposal and the related restructurings, and recommended the same for approval by the Prison Realty board. After a full discussion, the Prison Realty board, with Jean-Pierre Cuny and Michael W. Devlin abstaining, approved the equity investment contemplated by the Fortress/Blackstone proposal, the merger and the transactions contemplated thereby and resolved to recommend the same for approval by the shareholders of Prison Realty.

        A securities purchase agreement with Fortress/Blackstone and the merger agreement were executed on Sunday, December 26, 1999. The equity investment and the related restructurings contemplated by the Fortress/Blackstone proposal were publicly announced on Monday, December 27, 1999.

        Throughout the month of January 2000 and the first two weeks of February 2000, Prison Realty and Fortress/Blackstone worked together on the preparation of preliminary proxy materials to be filed with the SEC with respect to a special meeting of Prison Realty's shareholders to be held in the second quarter of 2000 to approve the transactions contemplated by the Fortress/Blackstone proposal. At the same time, Prison Realty was preparing a registration statement to be filed with the SEC with respect to the registration of shares of Prison Realty common stock to be issued to employee shareholders of CCA, PMSI and JJFMSI in the merger transactions. On February 17, 2000, Prison Realty filed the preliminary proxy materials with the SEC.

        Subsequently, on Wednesday, February 23, 2000, the Prison Realty board of directors received an unsolicited proposal from Pacific Life regarding a transaction intended to serve as an alternative to the equity investment and restructuring transactions led by Fortress/Blackstone. Pacific Life, the beneficial owner of approximately 4.5 million shares of Prison Realty common stock, an affiliate of a limited partner and an affiliate of the general partner of the holder of the $30.0 million 7.5% convertible, subordinated notes, proposed an equity investment in Prison Realty of $200.0 million and a restructuring of Prison Realty in which CCA, PMSI and JJFMSI would combine with Prison Realty under terms substantially similar to those proposed by Fortress/Blackstone. Specifically, pursuant to the terms of the Pacific Life proposal, Prison Realty would conduct a rights offering in which it would offer its common shareholders the right to purchase up to $200.0 million in shares of Prison Realty common stock at a purchase price of the lower of $4.00 per share or 75% of the average market price for a specified number of trading days prior to the commencement of the offering, with Pacific Life purchasing an amount of newly-issued series of convertible preferred stock equal to the amount by which the rights


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offering subscriptions were less than $200.0 million. The shares of the convertible preferred stock would be convertible into shares of Prison Realty common stock at a conversion price equal to the rights offering subscription price and would pay a 6% cash dividend and a 4% paid-in-kind dividend per year for the first three years and a 10% cash dividend per year thereafter. In consideration of this commitment, Pacific Life would receive warrants to purchase Prison Realty common stock, with such warrants being exercisable for a period of 15 years at an exercise price equal to 125% of the rights offering purchase price, or $5.00 per share. Also pursuant to the proposal, Prison Realty would (i) elect to qualify as a REIT with respect to its 1999 taxable year, and would distribute an undetermined amount of convertible, preferred securities in satisfaction of the REIT distribution requirements, and (ii) combine with CCA, PMSI and JJFMSI on the same terms as proposed by Fortress/Blackstone. On Thursday, February 24, 2000, pursuant to the terms of the Fortress/Blackstone securities purchase agreement, Prison Realty notified Fortress/Blackstone of Prison Realty's receipt of the unsolicited proposal from Pacific Life and the material terms of the transaction contemplated thereby.

        On Friday, February 25, 2000, the Prison Realty board of directors, together with the special committee and the independent committee, held a special joint meeting for the purpose of reviewing the Pacific Life proposal and to determine whether such proposal merited further consideration from the Prison Realty board and its respective financial, legal, and accounting advisors. After considerable discussion regarding the Pacific Life proposal, the Prison Realty board and the special and independent committees determined that the Pacific Life proposal appeared to have sufficient credibility to require that the board and the committees, in the exercise of their fiduciary duties, request that their respective financial and legal advisors review the terms of the Pacific Life proposal and report to the board and the committees on their findings. Following this meeting, information regarding the Pacific Life proposal was disseminated to the financial advisors of the board and the Committees, who were instructed to review the terms of the Pacific Life proposal and compare such terms with those set forth in the Fortress/Blackstone securities purchase agreement. On February 25, 2000, Pacific Life also publicly announced its submission of the proposal to Prison Realty, as well as certain terms of the proposal.

        On Sunday, February 27, 2000, the Prison Realty board held another joint meeting with the special and independent committees at which representatives of each of Merrill Lynch and Wasserstein Perella were present. Representatives from each of Merrill Lynch and Wasserstein Perella made a presentation outlining and analyzing the economic terms of the Pacific Life proposal. Following the presentations by Merrill Lynch and Wasserstein Perella, the members of the Prison Realty board and the special and independent committees engaged in a discussion with management and their respective advisors regarding the merits of the Pacific Life proposal compared to the terms of the Fortress/Blackstone securities purchase agreement and the fiduciary duties of the board with respect to its consideration of the proposal. Based on these deliberations, the board and the special and independent committees agreed that Prison Realty should commence negotiations with Pacific Life in order to reach an agreement on more favorable terms than those contemplated by the Fortress/Blackstone securities purchase


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agreement. At the February 27 meeting, it was also determined that Wasserstein
Perella should be engaged by the full board as its financial advisor along with Merrill Lynch for the purpose of negotiating with Pacific Life. Due to the fact that the interests of the full board were aligned with the interests of the independent committee, Wasserstein Perella's dual representation of the full board and the independent committee was deemed acceptable.

        Following this meeting, representatives of the Prison Realty board contacted representatives of Pacific Life regarding the possibility of completing a restructuring of Prison Realty combined with an equity investment by Pacific Life. Negotiations regarding the terms of the proposed equity investment ensued between representatives of Prison Realty and Pacific Life. Following the board's decision to commence negotiations with Pacific Life, Prison Realty and Fortress/Blackstone amended the terms of the Fortress/Blackstone securities purchase agreement to clarify the provisions governing Fortress/Blackstone's right to match the terms of any superior unsolicited proposals for an equity investment in and restructuring of Prison Realty. At the same time, representatives of Prison Realty continued negotiations with representatives of Pacific Life in an attempt to reach an agreement for an equity investment and restructuring which would be more favorable to Prison Realty and its shareholders than the transactions contemplated by the Fortress/Blackstone securities purchase agreement. On Tuesday, February 29, 2000, Prison Realty publicly announced its receipt of the Pacific Life proposal and that, after reviewing the Pacific Life proposal with its financial and legal advisors, its board of directors had determined that it was appropriate to commence negotiations with Pacific Life regarding a potential transaction. On Wednesday, March 1, 2000, Prison Realty filed a Current Report on Form 8-K (File no. 0-25245) with the SEC containing the full text of the Pacific Life proposal, as well as a copy of the Fortress/Blackstone securities purchase agreement amendment.

        On Wednesday, March 22, 2000, the Prison Realty board held a special joint meeting with the special and independent committees, at which representatives of Pacific Life were in attendance. The representatives of Pacific Life made a presentation to the board and the committees regarding the status of its proposal, its investment philosophy, its perspective regarding Prison Realty's REIT status and the distribution requirements relating thereto and the prospects of refinancing Prison Realty's existing credit facility, and they responded to various questions from the members of the Prison Realty board and the Committees regarding the same. Having observed and discussed the presentations made by the representatives of Pacific Life, the board, together with the special and independent committees, instructed their respective financial advisors to solicit a final proposal from Pacific Life so that Prison Realty could make a determination whether to enter into a definitive agreement with Pacific Life which encompassed the terms of its proposal.

        Also, on Wednesday, March 22, 2000, the Prison Realty board received an unsolicited proposal from an investment banking firm, on behalf of a competitor of the companies, outlining a proposed combination of Prison Realty, CCA, PMSI, JJFMSI with the competitor. Under this proposal, the surviving company would be managed by the existing management of the competitor.


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        In late March 2000, Prison Realty management conducted a preliminary review of the companies' anticipated combined financial results for the first quarter of 2000, and concluded that there was a substantial likelihood that the companies would not satisfy certain financial covenants contained in the Fortress/Blackstone securities purchase agreement and related bank commitment letter related to the companies' consolidated combined first quarter EBITDA. During this time, representatives of Fortress/Blackstone reviewed the status of the companies' financial results for the fourth quarter of 1999, as well as the status of the audits of the companies' year-end financial statements. Fortress/Blackstone was informed at this time that forth quarter results were lower than expected and that it was anticipated that first quarter results would also be lower than expected, and that as such, it was unlikely that the companies would be able to satisfy the first quarter EBITDA covenants contained in the Fortress/Blackstone securities purchase agreement and in the related CSFB bank financing commitment letter issued in connection therewith. In light of the actual and anticipated financial results, management of the companies asked Fortress/Blackstone to confirm (i) whether Fortress/Blackstone intended to waive any breach of such covenants and consummate the transactions contemplated by the Fortress/Blackstone securities purchase agreement, and (ii) whether CSFB was willing to waive any breach of the covenant set forth in its commitment letter. The companies received no definitive response from Fortress/Blackstone or representatives of CSFB to these inquiries. Accordingly, on March 31, 2000, Prison Realty requested in writing that Fortress/Blackstone confirm to the companies in writing (i) whether Fortress/Blackstone intended to waive the breach of such covenants and consummate the transactions contemplated by the Fortress/Blackstone securities purchase agreement, and (ii) whether CSFB was willing to waive the breach of the covenant set forth in its commitment letter.

        On Monday, April 3, 2000, the Prison Realty board received the final terms of the proposal from Pacific Life. Following the delivery of the final proposal to Prison Realty, on Wednesday, April 5, 2000, Pacific Life delivered to the Prison Realty board a securities purchase agreement, executed by representatives of Pacific Life, which incorporated the terms of the final Pacific Life proposal previously delivered. Additionally, on April 5, 2000, Prison Realty received a written reply to its March 31, 2000 letter from Fortress/Blackstone in which Fortress/Blackstone stated that due to its and CSFB's need to complete additional due diligence on the companies' financial results and the reasons behind any actual or anticipated earnings shortfalls, it was currently uncertain as to whether it would proceed to close the transactions contemplated by the Fortress/Blackstone securities purchase agreement and whether CSFB would provide financing under the terms of its commitment letter in light of Prison Realty's anticipated failure to meet the EBITDA covenants. Upon receiving the executed securities purchase agreement from Pacific Life, Prison Realty and its financial and legal advisors reviewed the terms of the agreement with Pacific Life and its counsel and made certain revisions to the terms of the securities purchase agreement. Pacific Life subsequently provided the companies with an executed copy of the final revised agreement. Having received the final Pacific Life proposal and a final executed securities purchase agreement, and following the reply from Fortress/Blackstone, on Thursday, April 6, 2000, the Prison Realty board held a special joint


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meeting with the special and independent committees, together with their respective financial advisors, for the purpose of discussing the alternatives available to Prison Realty and deciding which, if any, proposal to approve. After discussing the proposal submitted by Prison Realty's competitor on March 22, 2000, the Prison Realty board and the special and Independent committees determined that the proposal was not in the best interests of Prison Realty and its shareholders, as the proposal, among other things, contained no provision to provide Prison Realty with the capital required to address its liquidity concerns and to finance its business strategy. Representatives of both Merrill Lynch and Wasserstein Perella then made presentations regarding the transaction contemplated by the terms of the Pacific Life proposal. The members of the board and the Committees then engaged in lengthy discussions with their financial advisors regarding the merits and disadvantages of the Pacific Life proposal and the agreement with Fortress/Blackstone, as well as the negotiating strategies which should be pursued with respect to each of Pacific Life and Fortress/Blackstone. Following such discussions, the Prison Realty board, together with the special and independent committees, determined that the terms of the Pacific Life proposal were superior to the terms set forth in the Fortress/Blackstone securities purchase agreement, and the adoption of the Pacific Life proposal, as set forth by the terms of the Pacific Life securities purchase agreement, was approved by the special and independent committees, and such proposal was subsequently submitted for the approval of, and approved and adopted by, the Prison Realty board. The members of the Prison Realty board then authorized representatives of Prison Realty (i) to contact Fortress/Blackstone and to notify their representatives, pursuant to the terms of the Fortress Blackstone securities purchase agreement, that the Prison Realty board had approved a superior unsolicited proposal and that Fortress/Blackstone had a period of five business days to match the terms of the Pacific Life proposal, and (ii) to execute the securities purchase agreement with Pacific Life if Fortress/Blackstone failed to match the terms of the Pacific Life proposal.

        A copy of the Pacific Life securities purchase agreement was delivered to representatives of Fortress/Blackstone on Friday, April 7, 2000. Pursuant to the terms of the Fortress/Blackstone securities purchase agreement, Fortress/Blackstone had until midnight on Friday, April 14, 2000, to match the terms of the Pacific Life proposal. On Friday, April 14, 2000, representatives of Fortress/Blackstone confirmed to the Prison Realty board that Fortress/Blackstone would not match the terms of the Pacific Life proposal.

        On Sunday, April 16, 2000, the Prison Realty board, together with the special and independent committees, held a special joint meeting, in which representatives of Merrill Lynch and Wasserstein Perella participated, at which the members of the board were informed that Fortress/Blackstone had elected not to match the terms of the Pacific Life proposal. The representatives of Merrill Lynch and Wasserstein Perella then delivered their respective final fairness opinions with respect to the proposed equity investment by Pacific Life. The Prison Realty board reconfirmed its previous decision to authorize the execution of the Pacific Life securities purchase agreement based upon the fairness opinions delivered by Merrill Lynch and Wasserstein Perella. Upon authorization by the Prison Realty board, representatives of Prison


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Realty executed the Pacific Life securities purchase agreement, and delivered a letter to Fortress/Blackstone terminating the Fortress/Blackstone securities purchase agreement.

        During the final weeks of April and during the month of May, Prison Realty worked with representatives of Lehman to secure the necessary waiver of existing defaults under the bank credit facility so as to allow for additional borrowings by Prison Realty. At the same time the parties worked together to make certain amendments to the bank credit facility so as to provide for the comprehensive restructuring of the companies as provided for by Prison Realty's agreement with Pacific Life. During the course of these negotiations, Prison Realty contacted representatives from Pacific Life in order to obtain their input on the terms of the waivers and amendments. Specifically, in early May, Prison Realty presented Pacific Life with the terms of the waiver and amendment as proposed by Lehman. At that time, Pacific Life indicated to Prison Realty and Lehman that, among other things, the amendments to the credit facility should include a four year extension of the maturities of the loans outstanding under the facility. Pacific Life was reminded by Lehman that such an amendment would require the approval of 100% of the lenders under the bank credit facility (as opposed to 66.6% which is required for the amendments proposed by Prison Realty and Lehman) and that, in Lehman's opinion, such approval could not likely be obtained. Prison Realty and Lehman then continued to negotiate the term of the waiver and amendment and, in late May, submitted those terms, including an extension of the maturities as requested by Pacific Life, to the lenders under the bank credit facility for their approval.

        The requisite percentage of the lenders under the bank credit facility did not approve the extension of maturities under the waiver and amendment as proposed by Prison Realty, but subsequently approved the waiver and amendment previously disclosed by Prison Realty and as described in this joint proxy statement/prospectus. Accordingly, Prison Realty obtained the waiver and amendment on June 9, 2000. Prison Realty publicly disclosed this event on June 12, 2000 and filed a Current Report on Form 8-K (File no. 0-25245) with the SEC containing the full text of the waiver and amendment, at which time it also submitted the waiver and amendment to Pacific Life in order to determine whether the terms of the waiver and amendment were reasonably acceptable to Pacific Life and therefore satisfied the condition contained in the securities purchase agreement.

        At the same time Prison Realty was negotiating with the lenders with respect to the waiver and amendment, Prison Realty was involved in settlement negotiations with representatives of the plaintiffs in the shareholder litigation pending against Prison Realty. In early May, the parties participated in a settlement conference. During the remainder of May and through the month of June, Prison Realty continued settlement discussions with representatives of the plaintiffs.

        On Monday, June 12, 2000, Prison Realty forwarded a copy of the executed waiver and amendment to Pacific Life for its review and asked Pacific Life whether the terms of the waiver and amendment were acceptable to it and whether Pacific Life believed the waiver and amendment satisfied the condition contained in the Pacific Life securities purchase agreement


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that Prison Realty refinance or renew its bank credit facility on terms reasonably acceptable to Pacific Life. At the same time, Prison Realty, CCA, PMSI and JJFMSI contacted the outside shareholders of CCA, PMSI and JJFMSI and commenced negotiations with respect to the combination of the companies in accordance with the terms of the waiver and amendment. On Friday, June 16, 2000, Pacific Life informed Prison Realty in writing that it was unable to determine whether the terms of the waiver and amendment were acceptable to it at that time. During the week of June 19, 2000, Prison Realty provided Pacific Life with additional information, but was unable to obtain any assurances from Pacific Life that the terms of the waiver and amendment were acceptable to it and that the condition to the securities purchase agreement was satisfied. Also during the week of June 19, 2000, Prison Realty, CCA, PMSI and JJFMSI continued to negotiate with the outside shareholders of CCA, PMSI and JJFMSI regarding the termination of the existing merger agreement among the companies with respect to PMSI and JJFMSI in the event the outside shareholders determined not to sell their shares to Prison Realty and the combination of Prison Realty and CCA under the terms of the waiver and amendment.

        During the week of June 25, 2000, Prison Realty reached an agreement with Baron regarding Prison Realty's purchase of the shares of CCA common stock held by Baron for non-cash consideration consisting of shares of Prison Realty common stock valued at $8.0 million. In consideration for Baron's consent to the merger (as necessary in order to effectuate the merger), Baron required that Prison Realty also issue Baron warrants to purchase $3.0 million in shares of Prison Realty common stock. Also during the week of June 25, 2000, Prison Realty indicated to Sodexho that it was willing to satisfy its previous contractual obligation to purchase the CCA shares held by it in the form of Prison Realty common stock valued at $8.0 million as required by Prison Realty's amended bank facility. In response to this offer, Sodexho informed Prison Realty that it should receive the same aggregate consideration as Prison Realty agreed to pay Baron. Prison Realty informed Sodexho that it was not willing to do so.

        On Wednesday, June 28, 2000, the Prison Realty board, together with its special and independent committees, held a special joint meeting in which representatives of Merrill Lynch and Wasserstein Perella participated. At that meeting, the board and the committees engaged in a lengthy discussion of the likelihood that the transactions contemplated by the Pacific Life securities purchase agreement would be completed. The board and committee members were informed that Pacific Life had indicated that the terms of the waiver and amendment were currently not acceptable to it and that Pacific Life had provided no assurance that it would waive the condition in the securities purchase agreement. The board and the committee members also were informed that Pacific Life had indicated to Prison Realty its belief that Prison Realty had experienced a "material adverse change" under the terms of the Pacific Life securities purchase agreement and that, as a result, a condition to Pacific Life's obligation to complete the transactions contemplated by the securities purchase agreement would not be satisfied. The board and the committee members then discussed the fact that Pacific Life had provided no assurance that it would waive such condition. After a review of the status of Prison Realty's negotiations with representatives of the plaintiffs in certain outstanding shareholder litigation


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against Prison Realty, the board and the committee members discussed the fact that it was unlikely that the litigation would be settled in a manner satisfactory to Pacific Life prior to completion of the transactions contemplated by the Pacific Life securities purchase agreement. The board and committee members were then informed that Pacific Life had given no indication that it would waive the condition to its obligations under the securities purchase agreement that such litigation be settled in a manner satisfactory to it.

        The board and the committees then engaged in lengthy conversations regarding the restructuring transactions required under the waiver and amendment and the requirement that Prison Realty file preliminary proxy materials with the SEC on or before July 1, 2000. As a result of Pacific Life's unwillingness to provide the companies with any assurances with respect to its willingness to waive the conditions to its obligation to complete the transactions contemplated by the Pacific Life securities purchase agreement described herein, and the requirements of the waiver and amendment, on Wednesday, June 28, 2000, the Prison Realty board concluded that the completion of the transactions contemplated by the Pacific Life securities purchase agreement was unlikely and determined to enter into negotiations with Pacific Life with respect to a mutual termination of the Pacific Life securities purchase agreement. The Prison Realty board also approved the execution of the merger agreement with CCA and the filing of this joint proxy statement/prospectus pending termination of the Pacific Life securities purchase agreement. On Wednesday, June 28, 2000 the CCA board also determined to enter into negotiations with Pacific Life with respect to a mutual termination of the Pacific Life securities purchase agreement and approved the execution of the merger agreement with Prison Realty pending termination of the Pacific Life securities purchase agreement. Representatives of Prison Realty and CCA accordingly entered into negotiations with Pacific Life with respect to a mutual termination, and, on Friday, June 30, 2000, the companies and Pacific Life agreed to mutually terminate the Pacific Life securities purchase agreement.

        On Friday, June 30, 2000, Prison Realty and CCA executed the merger agreement and Prison Realty filed preliminary proxy materials with the SEC.

CCA BOARD OF DIRECTORS

        On Thursday, August 26, 1999, the CCA board met with members of CCA's management to discuss, among other things, CCA's financial performance for the second quarter of 1999. After reviewing CCA's revenues and net losses for the year-to-date, management of CCA informed the board that they expected CCA to experience continued cash shortfalls for the remainder of 1999 and 2000. The CCA board discussed the factors resulting in the shortfalls, including the terms of the contractual arrangements between CCA and Prison Realty. The CCA board also considered the requirement under Prison Realty's credit facility that CCA raise $25.0 million in additional equity or subordinated debt in order for Prison Realty to make certain required distributions to its shareholders by the end of 1999.


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        Following the August 26 meeting, certain members of the CCA board met with representatives of Merrill Lynch, who had been selected by Prison Realty as its financial advisor to assist Prison Realty in satisfying the capital-raising requirements set forth in Prison Realty's credit facility. Based on these meetings, CCA selected Merrill Lynch as its financial advisor for the purpose of assisting CCA in raising capital to alleviate its liquidity concerns. During the first three weeks of September, representatives of Merrill Lynch worked with the management of each of CCA and Prison Realty and their advisors to develop financial models and analyses of the companies on a going-forward basis. Once these financial models were developed, Merrill Lynch initiated communications with various parties in an attempt to raise capital for CCA and Prison Realty.

        Merrill Lynch's efforts continued throughout the month of October and into November, a period during which representatives of Merrill Lynch received various proposals for investments in CCA and Prison Realty, although the substantial majority of the proposals received contemplated an investment in Prison Realty and a combination of Prison Realty, CCA, PMSI and JJFMSI into a single entity. After extensive discussions of these proposals with Prison Realty and Merrill Lynch, the CCA board and the Prison Realty board reached an agreement that the proposal submitted by the investors, which contemplated a substantial equity investment in Prison Realty and the merger of CCA, PMSI and JJFMSI with and into Prison Realty, presented the best alternative for the companies.

        The CCA board met on Friday, November 19, 1999, with representatives of Merrill Lynch. The CCA board considered the investors' request for an exclusivity agreement. Merrill Lynch informed the CCA board of its belief that another investor group would remain interested on comparable economic terms if the investors failed to complete the transaction or if the pending proposal was ultimately deemed to be unacceptable. Representatives of Merrill Lynch further indicated that it was their belief that the investors were significantly further along in the performance of their due diligence review and were more likely to close a transaction. Merrill Lynch recommended that CCA enter into the exclusivity agreement with the investors for a period ending on December 3, 1999. The CCA board approved the execution of the exclusivity agreement with the investors. At or about the same time, Prison Realty entered into the exclusivity agreement.

        The CCA board met again with representatives of Merrill Lynch on Wednesday, December 1, 1999. The CCA board considered and discussed the terms of the proposed merger agreement and the CCA merger. While there were material financial details to be completed, the CCA board considered the general form and nature of the proposed CCA merger. Of particular interest was the treatment to be accorded to the shareholders of CCA in connection with the CCA merger. On a preliminary basis, Merrill Lynch indicated that in their opinion the consideration to be paid to the shareholders of CCA in the CCA merger was fair, from a financial point of view, to the CCA shareholders. The CCA board received a report from the Prison Realty board regarding the status of the negotiations with the investors. Subject to receipt of additional financial and other relevant material terms, the CCA board, with Jean-Pierre Cuny abstaining,


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tentatively approved the general terms and structure of the CCA merger, as proposed. This conditional approval was subject to review by the CCA board of the additional financial terms and other information and the execution of all the relevant documents by Prison Realty, the investors, and all other affected parties. The CCA board then adjourned without closing the meeting in order to meet more promptly in case financial terms were received to be considered. This meeting was reconvened on Friday, December 3, 1999, and adjourned to Monday, December 6, 1999. The December 6 meeting was adjourned and completed without further action.

        Financial terms and other material information relevant to the CCA merger and the investors' proposal were subsequently delivered to the CCA board as received from Merrill Lynch and the investors. The CCA board reviewed and considered such information. In addition, representatives of Merrill Lynch communicated with the CCA board and on December 26, 1999 delivered their oral opinion that, based upon the matters presented to the CCA board and as set forth in its opinion, as of the date of the opinion, the CCA merger, taken as a whole, was fair, from a financial point of view, to CCA and it shareholders. After review and consideration, the CCA board, with Jean-Pierre Cuny abstaining, approved of the merger agreement, the CCA merger and certain related transactions.

        On Wednesday, February 25, 2000, the Prison Realty board received an unsolicited proposal from Pacific Life regarding a transaction intended to serve as an alternative to the equity investment and restructuring transaction led by Fortress/Blackstone, which proposal had been reviewed by the board and special committee of Prison Realty. Early in April 2000, a copy of the proposed securities purchase agreement was distributed to the CCA board.

        On Friday, April 14, 2000, the CCA board met with representatives of CCA management and with the Prison Realty board and representatives of Merrill Lynch, to consider the Pacific Life proposal. In considering the proposed transaction with Pacific Life, the CCA board noted, in particular, that the Pacific Life proposal treated CCA shareholders in the same manner as the Fortress/Blackstone proposal did since it adopted and incorporated the merger agreement between CCA and Prison Realty previously approved by the CCA board at its December 1, 1999, meeting. In the course of the meeting, the representatives of Merrill Lynch expressed the same view, noting that the consideration to be paid to the CCA shareholders, aside from Sodexho and Baron, would also be the same as proposed by Fortress/Blackstone, adding that Merrill Lynch believed that the transaction made sense for CCA equity holders. The CCA board then approved, with Jean-Pierre Cuny abstaining, going forward with the Pacific Life proposal, conditioned upon its subsequent acceptance by Prison Realty and, in connection with that approval, reaffirmed CCA's representations and warranties made in connection with the merger agreement at its December 1, 1999, meeting.

        On Thursday, June 8, 2000, the CCA board met again to consider amendments to certain of its master agreements with Prison Realty as required by the lenders under Prison Realty's bank credit facility in order for Prison Realty to be granted a waiver and amendment with regard to


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certain existing defaults by Prison Realty under its credit facility. After a review by management and counsel for the benefit of the board of the effect of the proposed amendments, the board unanimously approved of the various amendments in order to allow Prison Realty to obtain the waiver and amendment.

         Prison Realty subsequently obtained the waiver and amendment but, on Friday, June 16, 2000, was informed by Pacific Life that Pacific Life was unable to conclude that the terms of the waiver and amendment were acceptable to it or that the obtaining of the waiver and amendment, which was a condition precedent to its securities purchase agreement, had been satisfied. During that same week, Prison Realty management and CCA management continued negotiations with the outside shareholders of CCA, among others, regarding the terms of the merger agreement in light of Pacific Life proposal and the requirement of the waiver and amendment that the merger of CCA into Prison Realty be effected solely for a non-cash consideration. On the morning of Wednesday, June 28, 2000, the CCA board met again for the purposes of receiving an update on the status of the Pacific Life transaction and of a proposed reconsolidation of CCA with Prison Realty. In that meeting, the board was advised that: (i) at that point it was certain that the proposed investment by Pacific Life in Prison Realty would be terminated, and (ii) as an alternative, it had been proposed that Prison Realty and CCA engage in a stand alone reconsolidation of their entities in accordance with the terms of an amended merger agreement. Attention then focused on the continuing requirement of Prison Realty's lenders that such a reconsolidation be effected for non-cash consideration and, in particular, upon the effect of this requirement upon Baron and Sodexho. After confirming that the proposed amended merger agreement involved no non-cash consideration for any CCA shareholder, and that the consideration be received by CCA shareholders remained essentially the same as had been proposed under both the Fortress/Blackstone and Pacific Life proposals, the board agreed to terminate the Pacific Life securities purchase agreement originally approved by the board at it's April 14, 2000, meeting and the merger agreement originally approved by the board at its December 1, 1999, meeting, each action conditioned upon Prison Realty taking the same action at its meeting later that day. After taking those actions, the CCA board then unanimously approved of the proposed amended merger agreement between Prison Realty and CCA.

PRISON REALTY'S REASONS FOR THE PROPOSED RESTRUCTURING TRANSACTIONS; RECOMMENDATION OF PRISON REALTY'S BOARD OF DIRECTORS

        The Prison Realty board and its special and independent committees believe that the restructuring is fair to and in the best interests of Prison Realty's shareholders. The Prison Realty board and its special and independent committees also believe that the transactions will create short-term shareholder value by allowing for the combined cash flows from operations of Prison Realty and CCA to service the immediate financial and liquidity needs of the companies and avoiding a filing by Prison Realty and/or CCA under Chapter 11 of the Federal Bankruptcy Code which could adversely impact Prison Realty's and CCA's relationships with key government entities. Additionally, the Prison Realty board and its special and independent committees believe that the transactions will create long-term shareholder value by providing the combined company with a more simplified and stable operating structure.


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Moreover, the Prison Realty board believes the combination of the companies and the restructuring is an essential step to the continued viability of each company and the successful resolution of the companies' financial situation.

        The Prison Realty board and its special and independent committees have approved the restructuring and have recommended that shareholders of Prison Realty vote for the transactions required to complete the restructuring, including amendments to Prison Realty's charter and the merger and related transactions. In reaching this decision, the Prison Realty board and its special and independent committees consulted with members of management of each of Prison Realty, CCA, PMSI and JJFMSI, as well as financial advisors, legal counsel and accountants of the companies, and considered a number of factors.

        In making their determination with respect to the restructuring, the Prison Realty board, the special committee and the independent committee considered the following factors:

        - The Prison Realty board determined that combining Prison Realty and CCA and operating as a subchapter C corporation is the structure which will create the most value for Prison Realty shareholders.

               - Prison Realty's lenders required the combination with CCA as a condition to providing the waiver and amendment.

               - Combining Prison Realty and CCA eliminates the potential conflicts of interest which have previously existed and adversely affected Prison Realty's credibility in the capital markets, including those conflicts arising out of the landlord-tenant and debtor-creditor relationship between Prison Realty and CCA.

               - Since the 1999 Merger, trading prices for shares of REITs have suffered in the stock market, making it more difficult for REITs to raise equity or debt capital.

               - As a subchapter C corporation, the combined company will be able to retain earnings to help fund future growth.

        - As a result of additional borrowings made available to Prison Realty under its bank credit facility pursuant to the waiver and amendment and access to additional sources of liquidity and capital, the Prison Realty board determined that the proposed restructuring without the equity investment proposed by Pacific Life was a viable alternative for the Company and a better alternative than seeking relief under the federal bankruptcy laws.


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        -      The restructuring was the result of an exhaustive eleven-month long process designed to produce a proposal which would provide the most long-term value for Prison Realty and its shareholders. On behalf of Prison Realty, Merrill Lynch contacted 47 potential investors and merger partners. Prison Realty received a proposal from Fortress/Blackstone, which at that time represented the best offer from the four proposals received and represented the only offer which could be accomplished quickly because Fortress/Blackstone had completed their due diligence and had made arrangements for refinancing Prison Realty's existing indebtedness. The Prison Realty board and the special committee and independent committee believe Merrill Lynch's contact with the large pool of potential investors and merger partners resulted in the best and most relevant proposals available to Prison Realty. Prior to consummating a transaction with Fortress/Blackstone, Prison Realty received two unsolicited proposals and concluded that the proposal received from Pacific Life was a superior proposal to the Fortress/Blackstone proposal and all other proposals received, especially since Fortress/Blackstone and its proposed bank lender could not provide assurance to Prison Realty that they would waive certain conditions to their obligations, which were not expected to be satisfied. Further, Fortress/Blackstone elected not to exercise their right to match the terms and conditions of the Pacific Life proposal as provided in the Fortress/Blackstone securities purchase agreement and that agreement was terminated. Subsequent to reaching an agreement with Pacific Life, but prior to completion of the transactions with Pacific Life, Prison Realty determined that it was likely that Pacific Life would be unwilling to proceed with the completion of the transactions contemplated under the companies' securities purchase agreement with Pacific Life. Prison Realty's board and its special and independent committees reached this determination based upon Pacific Life's failure to provide assurances that it would waive certain conditions to its obligation to complete the transactions contemplated by the Pacific Life securities purchase agreement, including conditions relating to (i) the refinancing or renewal of Prison Realty's bank credit facility, (ii) Pacific Life's view that there had occurred a "material adverse change" in Prison Realty, and (iii) the settlement of certain shareholder litigation on terms satisfactory to Pacific Life. Accordingly, based on its determination that the transactions contemplated by the Pacific Life securities purchase agreement were unlikely to be completed and in order to satisfy the conditions contained in the waiver and amendment relating to the timing of the restructuring, Prison Realty determined to terminate the Pacific Life securities purchase agreement and complete the restructuring.

        - No party has expressed a willingness to complete an investment in, or pursue any other business combination transaction with Prison Realty, on terms that are feasible.


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        -      The proposed restructuring represents the only alternative available to Prison Realty which satisfies the conditions of its bank credit facility as a result of the waiver and amendment.

        - Action had to be taken to preserve the financial health of Prison Realty and CCA. Since CCA is Prison Realty's primary tenant, its financial problems are also borne by Prison Realty.

               - CCA did not meet its operating projections. Occupancy rates at its facilities were adversely affected by the opening of a substantial number of new facilities; operating expenses were higher as a percentage of revenues than in 1998, and there were significant expenses associated with newly-opened facilities.

               - During 1999 and the first quarter of 2000, the operating performance of CCA continued to decline. The Prison Realty board believed that the restructuring would give the company the opportunity to correct its financial problems and to bring in a new management team to improve the company's operating results.

        - Prison Realty considered significantly lowering the lease payments owing to Prison Realty by CCA and maintaining the current structure of the companies.
               This alternative was rejected.

               - Reducing the lease payments could be a default under the agreements governing Prison Realty's indebtedness.

               - Reducing the lease payments could cause Prison Realty to violate the rules applicable to REITs, which would subject Prison Realty to corporate income tax.

               -       Conflicts of interest would continue to exist.

        - The Prison Realty board believes that the consideration being paid to shareholders of CCA is the minimum amount that could be paid and still accomplish the transactions without resulting in an event of default under Prison Realty's bank credit facility as a result of the waiver and amendment.

               - Baron, an outside investor in CCA, stated that they would not accept any amount of consideration less than the payment being made to them. Baron has the contractual right to approve any merger of CCA.


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               -       CCA possesses all the contracts with government agencies,
                       the employees and infrastructure necessary to operate Prison Realty's properties. Any effort to force CCA's shareholders to accept less was likely to result in significant disruption of relationships with government agencies and substantial loss of value.

               - The Prison Realty board noted that significant restrictions on the transfer of the shares issued to members of management and key employees would exist following the merger.

               - The Prison Realty board also considered what would happen to the companies and their shareholders if the transactions were not approved.

        - Because the companies' business involves public safety, the Prison Realty board believes it would have a serious adverse impact upon its business if the government entities for which the companies house inmates viewed the companies as not having the financial resources to carry out their public safety obligations.

        In making its determination with respect to the restructuring, the Prison Realty board, the special committee and the independent committee also considered the following potentially negative factors:

        - Prison Realty cannot be assured that it will qualify as a REIT with respect to its 1999 taxable year or that the distribution of series B preferred stock or other securities will satisfy its 1999 remaining REIT distribution requirements.

        - The combined company's net income per share will be lower due to the increase in the number of shares as a result of the issuance of the shares of common stock to CCA shareholders in the merger.

        - Completion of the restructuring will require the companies to incur approximately $60.0 million of transaction costs (a substantial portion of which has either been incurred or contractually committed), which includes approximately $26.5 million in fees and expenses incurred in connection with the previously announced restructuring transactions or claimed by Fortress/Blackstone as described above, and will require a substantial amount of management's time. These resources could have otherwise been used by the companies to further their respective business objectives.

        - Completing the restructuring will place significant demands on the combined company's liquidity as the result of the above described fees and expenses as well as from the payment of federal income tax as a subchapter C corporation


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               commencing with its 2000 taxable year. The company's ability to meet these liquidity requirements will depend on its ability to borrow under its credit facility and to generate sufficient cash from operations.

        - Following the completion of the merger and related transactions, as the result of the beneficial ownership of 8.5 million shares of Prison Realty common stock, on a fully diluted basis, not including shares of Prison Realty common stock owned by such parties and not received in connection with the merger and related transactions, the existing shareholders of CCA will hold approximately 6.7% of the voting power of Prison Realty. The voting power held by the existing CCA shareholders following the merger and related transactions will reduce the voting power currently held by Prison Realty's existing shareholders.

        In the Prison Realty board's opinion, the factors listed immediately above, along with the other factors discussed in this joint proxy statement/prospectus, represent the material potential risks and adverse consequences of the restructuring. The Prison Realty board considered the impact of these risks and consequences to the existing shareholders in evaluating the restructuring. In the Prison Realty board's opinion, however, these potential risks and consequences were outweighed by the potential positive factors and the risks of not consummating the restructuring discussed above. Accordingly, the Prison Realty board voted to approve the restructuring.

        In view of the wide variety of factors considered by the Prison Realty board, the Prison Realty board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making the recommendations.

CCA'S REASONS FOR THE MERGER; RECOMMENDATION OF CCA'S BOARD OF DIRECTORS

        In making its recommendation to approve the merger, the CCA board considered the following factors, the order of which does not necessarily reflect their relative significance:

        The CCA board believes that the merger and related transactions are fair to and in the best interests of CCA's shareholders. The CCA board believes that the merger and related transactions will create short-term shareholder value by allowing CCA's shareholders to acquire an interest in an entity which will be able to use the combined cash flows from operations to service the immediate financial and liquidity needs of the combined companies and by avoiding a debt restructuring which could include more onerous terms and adversely impact both CCA's and Prison Realty's relationships with key governmental entities. Additionally, the CCA board believes that the merger and related transactions will create long-term shareholder value by creating a simplified corporate structure which will increase the combined company's access to working and growth capital to fund its development strategy. Moreover, the CCA board believes the combination is an essential step to the continued viability of each company and the successful resolution of the companies' financial situation.


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        THE CCA BOARD HAS APPROVED THE MERGER AND RELATED TRANSACTIONS AND
RECOMMENDS THAT THE SHAREHOLDERS OF CCA VOTE FOR THE PROPOSAL SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS. In reaching this decision, the CCA board consulted with members of management of each of the combining companies, as well as financial advisors, legal counsel and accountants of the companies, and considered a number of factors.

        In making its determination with respect to the merger and the related transactions, the CCA board considered the following factors:

- The proposed merger and related transactions represent the best alternative available to CCA.

        - The merger proposal was the result of an exhaustive eleven-month long process designed to produce a proposal which would alleviate CCA's significant liquidity problems and would provide the most long-term value to its shareholders. On behalf of CCA, Merrill Lynch contacted many potential investors or merger partners. In the process of soliciting proposals for investments in CCA and/or Prison Realty, it became readily apparent to Merrill Lynch and the CCA board that the parties contacted had no interest in making an investment directly in CCA. As such, the merger proposal represented the best alternative to alleviate CCA's liquidity crisis.

        - If a more favorable transaction is proposed by a third party, the CCA board has the right to consider and accept such proposal.

- The combination of CCA and Prison Realty is the structure which will create the most value for CCA's shareholders.

        - CCA has experienced significant liquidity problems. At the time the lease rates were established for the facilities leased from Prison Realty to CCA, CCA believed that it would be able to make those lease payments despite the fact that it was expected during the early years of the leases that CCA would experience operating deficits. However, during 1999, CCA did not perform as well as projected for several reasons: occupancy rates at its facilities were lower than in 1998; operating expenses were higher as a percentage of revenues than in 1998; and certain aspects of the lease arrangements with Prison Realty, including the obligation of CCA to begin making full lease payments even before a facility had accepted inmates adversely affected CCA. These operating problems significantly impaired CCA's access to capital. Because it had been anticipated that CCA would experience operating deficits in its first several years in any event, the more restricted access to capital meant that CCA was having a difficult time making all of the payments that it owed to Prison Realty. Therefore, the CCA board


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                concluded that it was not a viable alternative for CCA to
                continue making payments to Prison Realty under the arrangements as currently in effect.

        - CCA's inability to raise capital, combined with increased operating expenses, has significantly impaired CCA's ability to remain current in its payments to Prison Realty and various other parties. Because CCA is the primary tenant for Prison Realty's facilities, CCA's inability to make payments to Prison Realty would have a direct negative impact on Prison Realty's financial condition, and it is likely that Prison Realty would be forced to seek alternate lessees for its facilities.

        - The merger will create short-term shareholder value by allowing for the combined cash flow from operations to service the immediate financial and liquidity needs of Prison Realty and CCA, versus the restrictions on the use of cash on a separate company basis. Additionally, the transactions offer the best opportunity to create long-term shareholder value by providing the combined company with working and growth capital to fund the current business development plans of Prison Realty and CCA.

        - Combining the companies eliminates the potential conflicts of interest which have previously existed and affected both CCA's and Prison Realty's credibility in the capital markets, including those conflicts arising out of the landlord-tenant and debtor creditor relationship between Prison Realty and CCA.

        - As a subchapter C corporation, the combined company will be able to retain earnings to help fund future growth.

        In making its determination with respect to the merger and the related transactions, the CCA board also considered the following potentially negative factors:

        - Following the completion of the merger and related transactions, the shareholders of CCA will own only a small interest in the combined company, and as such will have limited control over the management and operations of the combined company.

        - The Prison Realty common stock to be issued to the CCA shareholders in connection with the merger will be subject to the terms of either a restricted stock plan or a lock-up agreement, both of which will restrict the ability of the shareholder to sell or otherwise transfer the shares of Prison Realty common stock received in the merger.

        In the opinion of the CCA board, the factors listed immediately above, along with the other factors discussed in this joint proxy statement/prospectus, represent the material potential risks and adverse consequences to CCA's shareholders which could occur as part of the CCA merger and related transactions. The CCA board considered the impact of these risks and consequences to CCA's shareholders in evaluating the merger and related transactions. In the


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CCA board's opinion, however, these potential risks and consequences were outweighed by the potential positive factors discussed above. Accordingly, the CCA board voted to approve the merger and related transactions.

        In view of the wide variety of factors considered by the CCA board, it did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making the recommendations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING

        In considering the recommendations of the CCA board to approve the merger and related transactions, shareholders of CCA should be aware that some of the directors, executive officers and shareholders of Prison Realty and CCA have interests in, and will receive benefits as a consequence, of the merger and related transactions and the Prison Realty restructuring, that are separate from the interests of, and benefits to the shareholders of CCA generally. The CCA board was aware of these interests when it approved the merger and related transactions.

PURCHASE OF CCA COMMON STOCK FROM BARON AND SODEXHO

        Baron. Pursuant to the terms of a stock purchase agreement by and among Prison Realty and Baron, immediately prior to the completion of the merger, Prison Realty will purchase all of the shares of the voting common stock of CCA which are owned by Baron for non-cash consideration consisting of shares of Prison Realty common stock valued at $8.0 million (or approximately 2.3 million shares assuming a Prison Realty common stock price of $3.44 per share). The number of shares of Prison Realty common stock to be issued and delivered to Baron as the purchase price under the agreement shall be determined by dividing $8.0 million by the lesser of: (i) $3.4375, the closing price of shares of Prison Realty common stock on the NYSE on Friday, June 23, 2000; (ii) the average closing price of Prison Realty common stock on the NYSE over the five trading days ending two trading days prior to the closing of the merger; (iii) the conversion price of Prison Realty's secured or unsecured indebtedness existing prior to the merger; and (iv) the exercise price of any equity securities issued by Prison Realty prior to the merger in satisfaction of its existing contractual obligations.

        As consideration for Baron's consent to the merger (as necessary in order to effectuate the merger), Baron has required that Prison Realty issue to Baron warrants to purchase $3.0 million in shares of Prison Realty common stock (or approximately 857,000 shares assuming a Prison Realty common stock price of $3.50 per share with respect to two-thirds of the warrants and a Prison Realty common stock price of $3.44 per share with respect to one-third of the warrants). Specifically, Prison Realty will issue and deliver to Baron (i) series A warrants to purchase shares of Prison Realty common stock having an aggregate value of $2.0 million, as calculated below, with an exercise price equal to $0.01 per share and (ii) series B warrants to purchase shares of Prison Realty common stock having an aggregate value of $1.0 million, as calculated


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below, at an exercise price equal to the lesser of: (a) $3.4375, the closing price of shares of Prison Realty common stock on the NYSE on Friday, June 23, 2000; (b) the average closing price of Prison Realty common stock on the NYSE over the five trading days ending two trading days prior to the closing of the merger; (c) the conversion price of any of Prison Realty's secured or unsecured indebtedness existing prior to the merger; and (d) the exercise price of any equity securities issued prior to the merger in satisfaction of its existing contractual obligations. The warrants shall be exercisable for a period of five years commencing on the date of issuance of the warrants. The number of shares of Prison Realty common stock Baron shall receive as the result of its exercise of the series A warrants shall be determined by dividing $2.0 million by the lesser of: (a) $3.4375, the closing price of the shares of Prison Realty common stock on the NYSE on Friday, June 23, 2000; (b) average closing price of Prison Realty common stock on the NYSE over the 5 trading days ending two trading days prior to the closing of the merger; (c) the conversion price of Prison Realty's existing secured or unsecured indebtedness existing prior to the merger; and (d) the exercise price or conversion price of any equity securities issued by Prison Realty in satisfaction of its existing contractual obligations. The number of shares of Prison Realty common stock Baron shall receive as the result of its exercise of the series B warrants shall be determined by dividing $1.0 million by the lesser of: (a) $3.4375, the closing price of shares of Prison Realty common stock on the NYSE on Friday, June 23, 2000; (b) the average closing price of Prison Realty common stock on the NYSE over the five trading days ending two trading days prior to the closing of the merger; (c) the conversion price of any of Prison Realty's secured or unsecured indebtedness existing prior to the merger; and (d) the exercise price of any equity securities issued by Prison Realty prior to the merger in satisfaction of its existing contractual obligations.

        In addition, certain of the agreements entered into by Baron in connection with its initial purchase of the shares from CCA will be canceled and will be of no further force or effect. The completion of the transactions contemplated by the Baron stock purchase as set forth in the Baron purchase agreement is subject to (i) the voting by Baron of their shares of CCA common stock in favor of the merger, and (ii) obtaining the necessary shareholder approval of the merger. Baron has designated a representative serving on the CCA board.

        Sodexho. Prison Realty is currently negotiating with Sodexho with respect to the purchase of the shares of CCA common stock held by it. Prison Realty expects, if it can reach an agreement with Sodexho, to pay Sodexho non-cash consideration consisting of shares of Prison Realty common stock valued at up to $8.0 million (or approximately 2.3 million shares assuming a Prison Realty common stock price of $3.44 per share) for its shares of CCA common stock, under the same terms as described above with respect to the purchase of shares of CCA common stock held by Baron. Prison Realty indicated to Sodexho that it was willing to satisfy its previous agreement to purchase the CCA shares in the form of Prison Realty common stock valued at $8.0 million as required by Prison Realty's amended bank


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facility. Sodexho informed Prison Realty that it should receive the same aggregate consideration as Prison Realty agreed to pay Baron. The merger agreement provides that Sodexho would receive fewer shares of Prison Realty common stock in the merger pursuant to the exchange ratio set forth in the merger agreement. Prison Realty intends to continue negotiations with Sodexho regarding its purchase of the CCA common stock held by Sodexho. Prison Realty intends to continue negotiations with Sodexho regarding its purchase of the CCA common stock held by Sodexho for non-cash consideration of up to $8.0 million. Prison Realty has conditioned and will condition its proposed purchase on the elimination of Sodexho's existing contractual right to have a representative on Prison Realty's board. In the event Prison Realty does not acquire such shares prior to the merger, there can be no assurance that Sodexho will vote the CCA common stock held by it in favor of the merger or the Prison Realty common stock held by it in favor of the charter amendments and the merger and related transactions. If no agreement is reached with Sodexho, Sodexho will maintain its existing contractual right to have a representative on the Prison Realty board.

BOARD OF DIRECTORS AND SENIOR MANAGEMENT

        Doctor R. Crants, the current chief executive officer of Prison Realty, will resign from this position or be terminated upon the appointment of a new chief executive officer. Mr. Crants also currently serves as a member of the board of directors and chief executive officer of CCA. He will resign from these positions as well in connection with his resignation or termination as Prison Realty's chief executive officer.

        J. Michael Quinlan, president and chief operating officer of CCA and a member of its board of directors is also the president of Prison Realty.

        Jean-Pierre Cuny is a member of the board of directors of CCA and Prison Realty.

SEVERANCE ARRANGEMENTS WITH CURRENT AND FORMER PRISON REALTY AND CCA EXECUTIVE OFFICERS

        On January 1, 1999, Prison Realty entered into an employment agreement with Doctor R. Crants which provided for a term of three years with an additional three year renewal option. The agreement provided for annual compensation and incentive compensation as determined by Prison Realty's Compensation Committee of the board of directors and also provided for certain non-cash benefits such as life and health insurance. Doctor R. Crants has since resigned from his position as chairman of the Prison Realty board and, following the appointment of a new chief executive officer, will resign or be terminated as the chief executive officer of Prison Realty. In connection with Doctor R. Crants' agreement to resign or be terminated, the board of directors of Prison Realty has approved modifications to certain agreements and arrangements between Prison Realty and Doctor R. Crants relating to his employment and compensation. Specifically, the board approved: (i) an amendment to his employment agreement with Prison Realty removing Prison Realty's right to offset payments owed to Doctor R. Crants upon his termination under the employment agreement (consisting of three years of salary) against amounts earned by Mr. Crants through other employment; (ii) a modification to the $1.0 million loan granted to Mr. Crants under the Prison Realty Executive Equity Loan Plan whereby the outstanding principal amount of the loan will not become immediately due and payable upon Mr. Crants' termination, but rather Mr. Crants will make interest only payments on the loan for the first three years


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
following the modification at the rate of 250 basis points over the thirty-day LIBOR rate in effect on such date and 33.3% of the principal amount of the loan, and all accrued and unpaid interest thereon, shall be paid in three equal amounts on the fourth, fifth and sixth anniversaries of the modification; and
(iii) the immediate vesting of 140,000 deferred shares of Prison Realty common stock granted to Mr. Crants in November 1995 by Old CCA pursuant to a stock bonus plan adopted by Prison Realty in the 1999 Merger which would either be forfeited upon Mr. Crants' termination or would not vest until November 2005. The provisions of Mr. Crants' employment agreement prohibit him from competing with Prison Realty for a period of one year after termination of his employment.

        In connection with Ms. Carroll's resignation from her position as chief financial officer, secretary and treasurer of Prison Realty which was originally to be effective June 30, 2000, the board of directors of Prison Realty granted Ms. Carroll cash severance equal to six months salary. In consideration for the extension of Ms. Carroll's employment through September 15, 2000, Prison Realty has agreed to pay Ms. Carroll an additional cash severance payment of $78,750 on or about the time of the completion of the restructuring and the merger. In the event the restructuring and merger are not completed by September 15, 2000. Ms. Carroll will remain employed by Prison Realty at her current salary until the earlier of the completion of the restructuring and merger and the naming of her successor.

        In connection with the resignation of D. Robert Crants, III from his position as president of Prison Realty and as a member of the Prison Realty board, and the resignation of Michael W. Devlin from his position as chief operating officer of Prison Realty and as a member of the Prison Realty board, the employment agreements previously entered into between Prison Realty and each of Mr. Crants, III and Mr. Devlin have been terminated. Prison Realty and CCA have entered into a severance agreement with each executive pursuant to which payments have and shall be made to each executive totaling approximately $633,750. Among the payments to be made to each executive pursuant to the terms of the severance agreements are (i) a payment of $233,750, which represents amounts that were payable to each executive pursuant to the terms of his respective employment agreement; and (ii) a payment made to each executive on December 31, 1999 of $300,000 in exchange for 150,000 shares of CCA common stock (representing 75% of each executive's ownership interest in CCA). The remaining $100,000 of the payment will be used to purchase the remainder of each executive's remaining CCA common stock immediately prior to the closing of the merger of Prison Realty and CCA, subject to the satisfaction of certain conditions to the merger. Under the original terms of these severance agreements, CCA was to purchase the initial portion of the shares of CCA common stock held by Messrs. Crants, III and Devlin on December 31, 1999, with Prison Realty purchasing the balance immediately prior to the closing of the merger. However, as a result of restrictions on CCA's ability to purchase these shares, the rights and obligations were assigned to and assumed by Doctor R. Crants. In connection with this assignment, Mr. Crants received a loan in the aggregate principal amount of $600,000 from PMSI, the proceeds of which were used to purchase the 300,000 shares of CCA common stock owned by Messrs. Crants and Devlin. Prison Realty expects to pay $600,000 to Doctor R. Crants for the CCA shares acquired by him from Messrs. Crants, III and


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
Devlin immediately prior to the completion of the merger. It is expected that Doctor R. Crants will repay the loan from PMSI on the due date of such loan. All payments made to Messrs. Crants, III and Devlin have been and will be applied to reduce the outstanding aggregate principal amount of three loans granted to each executive in the aggregate principal amount of $1.0 million under the Prison Realty Executive Equity Loan Plan. Additionally, any stock options or similar rights which have not been exercised by each executive, and any other awards of stock or equity interests in which each executive has not become vested, have been terminated or forfeited to Prison Realty.

        In the event Darrell K. Massengale, the chief financial officer and secretary of CCA, is not employed after the completion of the restructuring and merger, pursuant to the terms of an employment agreement between CCA and Mr. Massengale, CCA is obligated to pay Mr. Massengale his annual salary for three years following the date of his termination. However, CCA shall be entitled to receive as an off-set against its payments to Mr. Massengale, any amounts he may earn in any active employment during the three year period.

        In addition, all outstanding options to purchase common stock or other securities of CCA or Prison Realty granted to Mr. Massengale after the date of his employment agreement but prior to the date of Mr. Massengale's termination under the terms of any stock option incentive, stock incentive, or other stock benefit plans currently adopted and administered by CCA or Prison Realty, shall become immediately vested and exercisable upon Mr. Massengale's termination, and all deferred or restricted shares of common stock or other securities of CCA or Prison Realty granted to Mr. Massengale after the date of the agreement but prior to his termination shall become immediately vested upon his termination. CCA has also agreed to pay Mr. Massengale a retention bonus equal to 50% of his annual salary to be paid on September 15, 2000 for his services to CCA through that date.

OWNERSHIP OF PRISON REALTY COMMON STOCK

        The following table sets forth certain information with respect to the beneficial ownership of shares of Prison Realty common stock as of July 17, 2000, compared to the beneficial ownership of shares of Prison Realty common stock outstanding immediately following the completion of the merger and related transactions and the Prison Realty restructuring (assuming that an aggregate of approximately 7.6 million shares of Prison Realty common stock are issued immediately prior to and in the merger) and not including shares of Prison Realty common stock issuable upon the exercise of warrants issued to Baron, by:
(i) each shareholder of Prison Realty that Prison Realty believes currently holds more than a 5% beneficial interest in Prison Realty common stock, (ii) each existing director of Prison Realty, (iii) each of Prison Realty's existing executive officers, and (iv) all directors and executive officers as a group. Except as otherwise indicated, Prison Realty believes that the beneficial owners of the shares of Prison Realty common stock listed below, based on information furnished by such owners and/or from information contained in reports filed by the beneficial owner with the SEC pursuant to Section 13 of the Exchange Act, have sole voting and investment power with respect to such shares.

Ownership percentages in the following table were computed in compliance with regulations under the Exchange Act and do not necessarily reflect the "fully diluted" ownership percentages discussed elsewhere in this document.

                                                                        NUMBER OF SHARES OF PRISON
                                                                            REALTY COMMON STOCK
                                          NUMBER OF SHARES OF PRISON    EXPECTED TO BE BENEFICIALLY
                                              REALTY COMMON STOCK         OWNED UPON CONSUMMATION
                                           BENEFICIALLY OWNED AS OF          OF RESTRUCTURING
                                               JULY 17, 2000(1)                TRANSACTIONS
                                          ---------------------------   ---------------------------
                                           NUMBER OF      PERCENT OF     NUMBER OF      PERCENT OF
NAME OF BENEFICIAL OWNER                    SHARES         CLASS(2)       SHARES         CLASS(3)
------------------------                  -----------     -----------   -----------     -----------
Dreman Value Management, L.L.C. ........  13,324,690(4)     11.3%       13,324,690        10.6%
  10 Exchange Place, Suite 2150
  Jersey City, New Jersey 07302-3913
Sodexho Alliance, S.A. .................  10,464,131(5)       8.8       12,791,404(5)      10.1
  Port de la Bourdonnais
  75007, Paris France
Scudder Kemper Investments, Inc. .......   8,923,325(6)       7.5        8,923,325(6)       7.0
  345 Park Avenue
  New York, New York 10154
Gotham Partners, L.P. ..................   8,046,100(7)       6.8        8,046,100(7)       6.4
  Gotham Partners III, L.P.
  Gotham International Advisors, L.L.C.
  Gotham Holdings II, L.L.C.
  110 East 42nd Street, 18th Floor
  New York, New York 10017
Thomas W. Beasley.......................   2,490,626(8)       2.1        2,490,626(8)       2.0
Doctor R. Crants........................   1,460,708(9)       1.2        1,460,708(9)       1.1
J. Michael Quinlan......................     427,745(10)        *          537,745(10)        *
C. Ray Bell.............................     168,281(11)        *          168,281(11)        *
Jean-Pierre Cuny........................      26,250(12)        *           26,250(12)        *
Ted Feldman.............................      33,614(13)        *           33,614(13)        *
Joseph V. Russell.......................     154,771(14)        *          154,771(14)        *
Charles W. Thomas.......................      80,017(13)        *           80,017(13)        *
All executive officers and directors as
  a group...............................   4,906,024(15)      4.1        5,126,024(15)      4.0

-------------------------
  * Represents beneficial ownership of less than 1% of the outstanding shares of Prison Realty common stock.

(1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power as these terms are defined in Rule 13d-3(a) of the Exchange Act. Shares of Prison Realty common stock underlying options to purchase shares of Prison Realty common stock, which are exercisable, or become exercisable within 60 days after June 19, 2000, are deemed to be outstanding for the purpose of computing the outstanding shares of Prison Realty common stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.

(2) Based on 118,409,619 shares of Prison Realty common stock issued and outstanding on July 17, 2000.

(3) The ownership percentages reflected in this column were computed in compliance with the Exchange Act regulations. As a result, the ownership percentages do not necessarily reflect the "fully diluted" ownership percentages discussed elsewhere in this document. Based on 126,061,663 shares of Prison Realty common stock issued and outstanding upon completion of the merger and restructuring transactions, assuming the issuance of an aggregate of approximately 7.6 million shares of Prison Realty common stock in the merger transactions. Does not include an aggregate of approximately 860,000 shares of Prison Realty common stock issuable upon the exercise of warrants to be granted to Baron under the terms of its agreement with Prison Realty, assuming a price per share of $3.44 in accordance with the terms of such agreement.

(4) This beneficial ownership information was received by Prison Realty from a
Schedule 13G filed with the SEC and dated January 5, 2000. Dreman Value Management, L.L.C. beneficially owns, and has the sole power to vote


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
12,581,140 shares, and has shared voting power for 66,150 shares of Prison Realty common stock. Dreman Value Management, L.L.C. has sole disposition power for 13,324,690 shares of Prison Realty common stock.

(5) Includes 80,626 shares of Prison Realty common stock issuable upon the exercise of certain options issued to Jean-Pierre Cuny and transferred by Mr. Cuny to Sodexho. Assumes the issuance of a total of approximately $8.0 million in Prison Realty common stock, or 2,327,273 shares of Prison Realty common stock at a price per share of $3.44, in accordance with the terms proposed to Sodexho by Prison Realty with respect to the exchange for all shares of CCA common stock owned by Sodexho immediately prior to the CCA merger. Sodexho, however, has not accepted the terms of such proposal.

(6) This beneficial ownership information was received by Prison Realty from a
Schedule 13G filed with the SEC on January 28, 2000. Scudder Kemper Investments, Inc. beneficially owns, and has the sole power to dispose or direct the disposition of, 8,923,325 shares of Prison Realty common stock. Of this amount, Scudder Kemper Investments, Inc. has the sole power to vote or direct the vote of 8,922,100 shares of Prison Realty common stock.

 (7) This beneficial ownership information was received by Prison Realty from a
Schedule 13D filed with the SEC on March 31, 2000. Gotham Partners, L.P. has sole voting and investment power with respect to 5,215,451 shares of Prison Realty common stock. Gotham Partners III, L.P. has sole voting and investment power with respect to 233,962 shares of Prison Realty common stock. Gotham International Advisors, L.L.C. has sole voting and investment power with respect to 2,204,086 shares of Prison Realty common stock. Gotham Holdings II, L.L.C. has sole voting and investment power with respect to 392,601 shares of Prison Realty common stock. Section H Partners, L.P. is the sole general partner of Gotham Partners, L.P. and Gotham Partners III, L.P. Karenina Corp., which is wholly owned by William A. Ackman, and DPB Corp., which is wholly owned by David
P. Berkowitz, are the sole general partners of Section H Partners, L.P. Messrs. Ackman and Berkowitz are the senior managing members of Gotham International Advisors, L.L.C., which, pursuant to an investment management agreement, has the power to vote and dispose of all of the shares of Prison Realty common stock owned by Gotham Partners International, Ltd. Gotham Holdings Management L.L.C. is the manager of Gotham Holdings II, L.L.C. Messrs. Ackman and Berkowitz are the senior managing members of Gotham Holdings II, L.L.C.

(8) Includes 5,000 shares of Prison Realty common stock issuable upon the exercise of vested options, 26,211 shares of Prison Realty common stock held in a 401(k) plan, 19,750 shares of Prison Realty common stock owned by Thomas W. Beasley's wife, and an aggregate of 14,567 shares of Prison Realty common stock owned by Mr. Beasley's three children.

(9) Includes 375,000 shares of Prison Realty common stock issuable upon the exercise of vested options and 43,163 shares of Prison Realty common stock held in a 401(k) plan.

(10) Includes 393,750 shares of Prison Realty common stock issuable upon the exercise of vested options, 900 shares of Prison Realty common stock owned by Mr. Quinlan's daughters, 21,000 shares of Prison Realty common stock owned by Mr. Quinlan's wife and 2,645 shares of common stock held in an Individual Retirement Account. A total of approximately $400,000 in Prison Realty common stock, or approximately 110,000 shares assuming a price of $3.50 per share, will be issued to Mr. Quinlan in the merger of CCA with and into Prison Realty in exchange for 200,000 shares of CCA voting common stock owned by Mr. Quinlan.

(11) Includes 20,000 shares of Prison Realty common stock issuable upon the exercise of vested options and 1,000 shares of Prison Realty common stock owned jointly by Mr. Bell and his wife.

(12) Mr. Cuny serves as the Senior Vice-President of The Sodexho Group, an affiliate of Sodexho. Mr. Cuny beneficially owns 26,250 shares of Prison Realty common stock issuable upon the exercise of vested options. This number does not include shares of Prison Realty common stock beneficially owned by Sodexho, of which Mr. Cuny disclaims beneficial ownership.


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
(13) Includes 20,000 shares of Prison Realty common stock issuable upon the exercise of vested options.

(14) Includes 20,000 shares of Prison Realty common stock issuable upon the exercise of vested options and 437 shares of Prison Realty common stock owned jointly by Mr. Russell and his daughter.

(15) Includes an aggregate of 548,126 shares of Prison Realty common stock issuable upon the exercise of vested options. A total of approximately $400,000 in Prison Realty common stock, or approximately 110,000 shares assuming a price of $3.50 per share, will be issued to each of J. Michael Quinlan and Vida H. Carroll in the merger of CCA with and into Prison Realty in exchange for 200,000 shares of CCA voting common stock owned by each of J. Michael Quinlan and Vida
H. Carroll.

REGULATORY FILINGS AND APPROVALS REQUIRED FOR THE MERGER AND RELATED TRANSACTIONS AND PRISON REALTY RESTRUCTURING

        Prison Realty and CCA do not believe that any governmental filings in the United States in regard to the merger and related transactions and the Prison Realty restructuring are required, other than the following:

        - filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

        - articles of amendment and restatement to the charter of Prison Realty to be filed with the State Department of Assessments and Taxation of the State of Maryland;

        - articles supplementary to the charter of Prison Realty to be filed with the State Department of Assessments and Taxation of the State of Maryland classifying the series B convertible preferred stock and setting forth the rights, terms and preferences of the shares of the series B convertible preferred stock issued in satisfaction of Prison Realty's remaining 1999 REIT distribution requirement;

        - filings with the SEC to register Prison Realty securities to be issued in the merger and related transactions; and

        - filing of Articles of Merger with the Tennessee Secretary of State with respect to the merger of CCA with and into the wholly-owned acquisition subsidiary of Prison Realty.

        Completion of the merger and related transactions and the Prison Realty restructuring is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other orders issued by any court or other judicial or administrative body with competent jurisdiction which prohibits or prevents completion of the merger and related transactions.


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
DESCRIPTION OF THE RESTRUCTURING OF PRISON REALTY

        This section of the joint proxy statement/prospectus describes certain aspects of the proposed restructuring of Prison Realty, including the provisions of Prison Realty's amended and restated charter. While the companies believe that the description covers the material terms of the restructuring, the following summary does not purport to be complete and is qualified in its entirety by reference to the amended and restated charter of Prison Realty, which is attached hereto as Appendix B and incorporated herein by their reference. All shareholders are urged to read the amended and restated charter carefully and in its entirety for a more complete understanding of the information discussed below and the restructuring in general.

AMENDED AND RESTATED CHARTER OF PRISON REALTY

        In order to complete the restructuring, including the merger, Prison Realty will be required to make certain amendments to its existing charter. If approved by the affirmative vote of the holders of two-thirds of all the votes entitled to be cast at Prison Realty's special shareholders' meeting, Prison Realty's existing charter will be amended and restated.

        Name change. The amended and restated charter includes a provision changing the name of Prison Realty from "Prison Realty Trust, Inc." to "Corrections Corporation of America."

        Increase in authorized stock. The proposed amended and restated charter also contains certain changes to Prison Realty's existing charter designed to provide Prison Realty with the ability to address future capital and operational requirements. The proposed amended and restated charter of Prison Realty would increase the authorized capital stock of Prison Realty to 450.0 million shares, consisting of 400.0 million shares of common stock and 50.0 million shares of preferred stock. Prison Realty's charter currently authorizes the issuance of
320.0 million shares of capital stock, consisting of 300.0 million shares of common stock and 22.8 million shares of preferred stock, of which 4.3 million shares have been designated as 8% series A preferred stock. Prison Realty has an aggregate of approximately 118.4 million shares of common stock currently issued and outstanding. Prison Realty also has approximately 20.0 million shares of common stock reserved for issuance under various employee and director benefit plans and pursuant to the conversion of an aggregate of $70.0 million of convertible, subordinated notes. The Prison Realty charter currently provides for "blank check" stock whereby the Prison Realty board is permitted to classify or reclassify any unissued stock without shareholder approval. However, the board may not issue shares of capital stock in excess of the amount authorized under the charter.

        The merger and related transactions and the Prison Realty restructuring will require, if completed, Prison Realty to issue additional shares of its common stock. Prison Realty will also issue shares of its series B convertible preferred stock in satisfaction of its remaining 1999 REIT distribution. In addition, it is possible that any settlement with respect to the existing shareholder litigation may involve the issuance of equity securities by Prison Realty although no settlement agreement has been reached and there can be no assurance that any settlement will be reached. In connection with the merger and the proposed purchase of CCA shares from Baron and Sodexho prior to the merger, Prison Realty will issue approximately $7.6 million in Prison Realty common stock in exchange for shares of CCA common stock, as well as warrants to purchase $3.0 million in shares of Prison Realty common stock. Assuming a $3.50 per share closing price for Prison Realty common stock and applying the formulas set out in the merger agreement, the merger transactions will result in approximately 8.5 million shares of Prison Realty common stock being issued. Prison Realty also will issue a minimum of $150.0 million of its series B convertible preferred stock into shares of its common stock in satisfaction of its remaining REIT distribution requirements for 1999. Assuming a value of $25.00 per share, Prison Realty will issue up to 6.0 million shares of series B convertible preferred stock. Since the shares of series B convertible preferred stock will pay a 12% annual paid-in-kind dividend prior to conversion and are only convertible during two separate 10 day periods, Prison Realty will be required to issue an undetermined number of shares of Prison Realty common stock as a result of the distribution. In addition, Prison Realty is required by the terms of the waiver and amendment to use commercially reasonable efforts to complete an offering of its common stock, through the distribution of rights to purchase common stock, yielding cash proceeds to Prison Realty of $50.0 million. Assuming a value of $3.00 per share, Prison Realty will issue approximately 16.7 million shares of common stock in an offering yielding cash proceeds of $50.0 million.

        Prison Realty believes that the authorization of additional shares of common and preferred stock will give Prison Realty the ability to meet its immediate issuance requirements under the terms of the merger and pursuant to the transactions required by the waiver and amendment and in satisfaction of its REIT distribution requirements. Prison Realty believes that the availability of additional shares of common and preferred stock will enable it to act promptly to take advantage of corporate opportunities as they arise without the delay or cost of calling a special meeting of shareholders, including the potential completion of the merger of each of PMSI and JJFMSI with and into Prison Realty at an undetermined later date. Prison Realty also believes that additional authorization of shares of preferred stock, combined with the board's ability to set the terms of the preferred stock, such as dividend rates, conversion prices, voting rights, redemption prices and maturity dates, in accordance with the terms of particular transactions, will benefit Prison Realty in its efforts to address future capital and financing needs. The increase in the number of authorized shares of capital stock may, however, discourage attempts to acquire Prison Realty by making them more difficult and costly.

        Non-shareholder constituencies. The proposed amended and restated charter of Prison Realty contains a provision authorizing, but not requiring, the Prison Realty board of directors, when considering the effect of a potential acquisition of control of Prison Realty, to consider the effect of such action upon constituencies in addition to Prison Realty's shareholders. The current Prison Realty charter contains no such provision.

        Removal of REIT provisions. Prison Realty's existing charter contains provisions relating to Prison Realty's operating in a manner so as to qualify as a REIT. These provisions require the Prison Realty board to: (i) use all reasonable efforts to ensure that Prison Realty satisfies the requirements for qualification as a REIT; and (ii) take no action to disqualify Prison Realty as a REIT or to otherwise revoke Prison Realty's election to be taxed as a REIT. In addition, Prison Realty's existing charter also contains certain ownership restrictions that, among other things, generally prohibit any individual from owning more than 9.8% of the outstanding shares of Prison Realty common stock or Prison Realty preferred stock. The proposed amended and restated charter of Prison Realty would remove all provisions relating to Prison Realty's operation as a REIT, as well as other references thereto, contained in Prison Realty's current charter. If Prison Realty's shareholders approve the charter amendments, Prison Realty will not operate so as to qualify as a REIT beginning with its taxable year ending December 31, 2000.

        Restructuring of board of directors. Prison Realty's existing charter provides that the board of directors will consist of the number of directors determined from time to time by resolution of the Prison Realty board in accordance with the Prison Realty bylaws, provided that the number of directors may be no less than the minimum numbers required by Maryland law. The Prison Realty charter also divides the directors into three separate classes with the number of directors in each class being as equal as possible. The charter also requires that at least three members of the board must be "independent directors." For purposes of Prison Realty's charter, an independent director is defined to be an individual who is not an officer or employee of Prison Realty, CCA, PMSI or JJFMSI, or any of Prison Realty's tenants. Each director serves for a term ending on the third anniversary date of the special meeting of shareholders at which he or she was elected. By resolution of the Prison Realty board, the board is currently comprised of seven members, three of whom are independent and two of which serve on the board's independent committee. Currently, Prison Realty has two Class I Directors whose terms expire at Prison Realty's 2002 annual meeting, one Class II Director whose term expires at Prison Realty's 2001 annual meeting, and three Class III Directors whose terms expire at Prison Realty's 2000 annual meeting.

        The proposed articles of amendment and restatement to Prison Realty's charter provide that the board of directors will consist of the number of directors determined from time to time by resolution of the board in accordance with the Prison Realty bylaws except as otherwise provided in the charter, provided that the number of directors may be no less than the minimum number required by Maryland law. The proposed articles of amendment and restatement do not divide the directors into classes. Accordingly, under Maryland law, all directors will be elected annually for one-year terms and until the next annual meeting of shareholders. The proposed articles of amendment and restatement also require that at least two members of the board must be "independent directors." For purposes of Prison Realty's amended and restated charter, an "independent director" is defined to be an individual who: (i) is not an officer or employee of Prison Realty; (ii) is not the beneficial owner of more than 5% of any class of equity securities of Prison Realty or an officer, employer or "affiliate" of such security holder, as defined under federal securities laws; or (iii) does not have an economic relationship with Prison Realty that requires disclosure under federal securities laws. According to the articles of amendment and restatement, the board will be composed of seven directors at the time of the amendment and restatement.

        Prison Realty's board of directors currently consist of six members, including three independent directors, two of which serve on the board's independent committee. Upon completion of the restructuring, Prison Realty's board of directors will be restructured by increasing the size of the existing board of directors and appointing one or more additional directors to the newly created vacancies. In addition, certain existing directors are expected to resign allowing the appointment of one or more directors to the vacancies created by the resignations. Under Maryland law, each of these new directors must stand for election at the next annual meeting of shareholders following their appointment. It is expected that the Prison Realty 2000 annual meeting will be held in November 2000.

        If CCA's shareholders approve the merger and related transactions, and Prison Realty's shareholders approve the restructuring, each of the amendments to Prison Realty's charter described above will be effected.

OPERATIONS AND MANAGEMENT OF PRISON REALTY AFTER THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING

        Structure and operations. In connection with the merger and related transactions, CCA will be merged with and into a wholly owned subsidiary of Prison Realty. Prison Realty would not be able to combine the operations of CCA in the merger transactions and still qualify as a REIT. Because Prison Realty will operate as a subchapter C corporation following the merger and related transactions, it will no longer be subject to restrictions regarding the amount and character of the revenues that it may earn, the types of assets which it may own or the nature of the business activities which it may conduct. The absence of these restrictions allows Prison Realty to be the sole owner of the outstanding stock of each acquisition subsidiary after the merger transactions, each of which will succeed to various contracts for the management and operation of correctional and detention facilities as well as certain assets related to these contracts from CCA. Consequently, Prison Realty will expand its current business, the ownership and leasing of correctional and detention facilities, to include the management and operations of correctional and detention facilities.

        Although the subsidiary will maintain ownership of its assets for liability purposes, in all practical respects, and for tax and accounting purposes the companies will operate and will be treated as a single entity under the name "Corrections Corporation of America." As such, the existing agreements between Prison Realty and CCA, including a promissory note issued by CCA to Prison Realty in the original aggregate principal amount of $137.0 million, will be canceled and will be of no further force and effect.


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        Management. Prison Realty's board of directors currently consists of six members, including three independent directors, two of which serve on the independent committee of the board of directors. Upon completion of the restructuring, Prison Realty's board of directors will be restructured by increasing the size of the existing board of directors and appointing one or more additional directors to the newly created vacancies. In addition, certain existing directors are expected to resign, allowing the appointment of one or more directors to the vacancies created by the resignations. Under Maryland law, each of these new directors must stand for election at the next annual meeting of shareholders following their appointment. It is expected that the Prison Realty 2000 annual meeting will be held in November 2000.

        Prison Realty has begun a search for a new chief executive officer, as well as a new chief financial officer. Several candidates have been identified and interviews have begun. The selection process will be finalized as expeditiously as possible. Doctor R. Crants, the current chief executive officer of Prison Realty, will resign or be terminated once a new Prison Realty chief executive officer has been appointed. The search for the new chief financial officer will be undertaken after the selection of a new chief executive officer. Thomas W. Beasley, the current chairman of Prison Realty's board of directors, will continue to serve as chairman.

        Tax status of the combined company. As required by the terms of its charter, Prison Realty will elect to be taxed as a REIT for federal income tax purposes with respect to its taxable year ending December 31, 1999. Following consummation of the merger and related transactions, however, Prison Realty will no longer operate as to qualify as a REIT. Therefore, commencing with its taxable year ending December 31, 2000, Prison Realty will be taxable as an ordinary subchapter C corporation. As a result of its failure to qualify as a REIT, Prison Realty, commencing with its taxable year ending December 31, 2000, will no longer be required to make annual distributions to its shareholders of at least 95% (90% for years beginning after December 31, 2000) of its taxable income. Furthermore, Prison Realty does not intend to make any distributions to its common shareholders in the foreseeable future, except for distributions that may be required for Prison Realty to qualify as a REIT for 1999.

        Termination of Prison Realty's status as a REIT for 2000 and thereafter will result in the following charges to operations:

        - Prison Realty will be required to provide for current tax liabilities for the most recent federal and state reporting periods during which Prison Realty did not qualify as a REIT.

        - Prison Realty will be required to provide for all existing deferred tax assets and liabilities in accordance with SFAS No. 109 related to temporary book versus tax differences as well as certain imbedded permanent differences in book versus tax balances contained in Prison Realty's fixed asset balances.


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        Termination of Prison Realty's status as a REIT for 2000 and thereafter will have the following impact on its liquidity and capital resources:

        - Prison Realty will no longer be required to distribute at least 95% (90% for years beginning after December 31, 2000) of its REIT taxable income to its shareholders. Prison Realty does not currently have the liquidity or financial resources to make any such payments for 1999 in cash, and is restricted by the terms of its bank credit facility from doing so. Prison Realty's distributions per share of common stock equaled $1.80 in 1999. Old Prison Realty, which operated as a REIT, made distributions per share of common stock equal to $1.80 in 1998 and $0.77 in 1997 (July to December 31). Prison Realty does not intend to make any distributions to holders of its common stock following the completion of the merger, other than as necessary to qualify as a REIT for its 1999 taxable year.

        - Prison Realty will be required to pay income taxes each year estimated on a quarterly basis, based upon its taxable income, beginning with its 2000 taxable year.

        - Prison Realty will be able to retain after-tax earnings that would otherwise have been required to be distributed as a REIT.

        As a consequence of not qualifying as a REIT in 2000 and thereafter, Prison Realty will instead be taxable as an ordinary subchapter C corporation. As a result, distributions to the shareholders of Prison Realty will not be deductible for purposes of computing Prison Realty's taxable income, and Prison Realty will be subject to income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, without offset for distributions of such income to shareholders. As such, Prison Realty will be required to reflect the appropriate provision for income taxes in its financial statements for 2000 in accordance with SFAS No. 109. Although Prison Realty would have been required to distribute at least 95% (90% for years beginning after December 31, 2000) of its REIT taxable income annually in order to maintain its qualification as a REIT, no such minimum distribution requirements will apply to Prison Realty beginning January 1, 2000, and it is expected that no dividends will be paid with respect to shares of Prison Realty common stock in the foreseeable future, other than as necessary to qualify as a REIT for 1999. Moreover, Prison Realty will be precluded from electing REIT status again until the fifth taxable year after termination of REIT status. It is highly unlikely, however, that Prison Realty will elect, or be eligible, to qualify as a REIT at a future date.

        As a result of the termination of Prison Realty's status as a REIT, investments in Prison Realty common stock will be taxed under the general rules applicable to investments in stock of ordinary subchapter C corporations, and a holder of Prison Realty common stock will no longer be subject to the special rules governing REITs. For example, no dividends paid by Prison Realty, if any, will be eligible for the favorable treatment accorded capital gain dividends paid by REITs, and all distributions will be taxed as ordinary income to the extent of Prison Realty's


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current and accumulated earnings and profits. Additionally, Prison Realty could pay up to 40% of its taxable income in federal and state income taxes and would have to pay approximately $100.0 million in federal income tax, interest and penalties for its 1999 taxable year if REIT status is not elected. On the other hand, distributions paid by Prison Realty to a corporate shareholder may be eligible for the dividends received deduction, subject to certain limitations set forth in the Code, whereas distributions paid by REITs are not eligible for the dividends received deduction.

DISTRIBUTION POLICIES

CCA'S DISTRIBUTION POLICY

        Since inception, CCA has never declared or paid a cash dividend on its common stock. CCA's board of directors has determined that, given CCA's current financial condition, liquidity requirements, restrictions on financing agreements and other factors deemed relevant by CCA's board of directors, it is in the best interests of CCA to refrain from declaring or paying such dividends. Accordingly, it has been the policy of the board of directors of CCA to retain all earnings of CCA to support CCA's operations.

DISTRIBUTION POLICY OF PRISON REALTY FOLLOWING THE MERGER

        Following the merger and related transactions and the Prison Realty restructuring, Prison Realty will operate so as to be treated as a taxable subchapter C corporation for federal income tax purposes commencing with its 2000 taxable year. Prison Realty anticipates that following the merger and related transactions and the Prison Realty restructuring, it will be the policy of Prison Realty's board of directors to retain all earnings to support operations and Prison Realty will not declare or pay cash dividends on shares of Prison Realty's common stock in the foreseeable future. The terms of Prison Realty's bank credit facility also prohibit Prison Realty from paying any cash dividends on shares of the Prison Realty common stock without prior approval of the lenders. Any declaration and payment of cash dividends on shares of Prison Realty's common stock in the future will be determined based on a number of factors, including Prison Realty's earnings, financial condition, liquidity requirements, restrictions on financing agreements and other factors deemed relevant by Prison Realty's board of directors.


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                                    PROPOSAL

             PROPOSAL TO APPROVE THE MERGER AND RELATED TRANSACTIONS

GENERAL

        This section of the joint proxy statement/prospectus describes aspects of the merger and related transactions. This section provides information relating to each of Prison Realty and CCA, each company's role in the merger and related transactions, and the effects of the merger and related transactions on its shareholders. Shareholders of CCA should also consider carefully the other information in this joint proxy statement/prospectus concerning the companies, the merger and related transactions and the Prison Realty restructuring, including the section entitled "The Merger and Related Transactions and the Prison Realty Restructuring."

EFFECTIVE TIME

        If the merger agreement is approved by the shareholders of CCA and the other conditions are satisfied or waived, if permissible, the merger will be completed no later than the fifth business day following the satisfaction or waiver of such conditions, at the time of day specified in the Articles of Merger filed with and accepted for recording by the Secretary of State of Tennessee.

TERMS OF THE MERGER

        The merger agreement provides for a business combination between Prison Realty and CCA in which CCA will merge with and into an acquisition subsidiary of Prison Realty, with such subsidiary as the surviving corporation in the merger. Shareholders of CCA at the time of the merger other than Prison Realty will receive shares of Prison Realty common stock as the merger consideration, pursuant to the exchange ratio specified in the merger agreement and described below in the section entitled "--The agreement and plan of merger." The exchange ratio for the merger depends on the average closing price of one share of Prison Realty common stock for the five trading days ending two days prior to the closing date for the merger. Therefore, the exchange ratio will not be known at the time of the shareholders' meeting.

THE AGREEMENT AND PLAN OF MERGER

        The following summarizes material terms of the merger agreement. The merger agreement is attached hereto as Appendix A and is incorporated herein by reference. The discussion below is not a complete description of the terms of the merger agreement, and all shareholders of CCA are urged to read the merger agreement and related agreements carefully and in their entirety for a more complete understanding of the terms of the agreements.


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GENERAL

        No later than the fifth business day following the satisfaction or waiver of conditions set forth in the merger agreement, Articles of Merger and all other appropriate documents will be filed by the parties with the Secretary of State of the State of Tennessee, and the merger will become effective on the closing date at the time of day provided in the Articles of Merger.

        At the effective time, CCA will be merged with and into a newly formed, wholly owned subsidiary of Prison Realty and the management and employee shareholders of CCA will receive shares of Prison Realty common stock with an aggregate value of approximately $10.6 million as the merger consideration. The separate corporate existence of CCA will cease and the subsidiary of Prison Realty will continue as a surviving corporation. As a result of the merger, the subsidiary of Prison Realty will succeed to and assume all the rights and obligations of CCA in accordance with the TBCA.

CONVERSION OF SECURITIES

        Pursuant to the merger agreement, at the effective time, each share of CCA common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive a number of shares of Prison Realty common stock determined by a formula that uses the average closing price of Prison Realty common stock over the five trading days ending two trading days prior to the closing date (the "Prison Realty Closing Price"). The number of shares of Prison Realty common stock to be issued as merger consideration for each share of CCA common stock will be determined as follows:

                   number of shares of CCA                                      number of shares of CCA
                   common stock outstanding                                     common stock
                   prior to effective time,            / Prison Realty /        outstanding prior to
$20.0 million x    excluding shares owned by             Closing Price          effective time, excluding
                   parties to the merger                                        shares owned by parties
                   -------------------------                                    to the merger
                   number of shares of CCA
                   common stock outstanding
                   prior to effective time,
                   including shares owned by
                   parties to the merger

        For example, there are currently 10,330,454 shares of CCA common stock outstanding, and 981,393 are owned by Prison Realty. It is anticipated that Prison Realty will purchase 1,749,532 shares of CCA common stock from each of Sodexho and Baron prior to the merger in exchange for non-cash consideration consisting of Prison Realty common stock. In addition, Prison Realty will purchase an aggregate of 300,000 shares previously owned by D. Robert Crants, III and Michael W. Devlin from Doctor R. Crants and 100,000 shares owned by Messrs. Crants, III and Devlin for cash consideration of $800,000. Assuming there were 10,330,454 shares of CCA common stock outstanding, 4,880,457 of which were owned by Prison Realty,


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immediately prior to the effective time, and assuming the Prison Realty Closing
Price was $3.50, the formula would be as follows:

$20.0 million x   52.76%      / $3.50 / 5,449,997 =     .55 shares of Prison
                                                         Realty common stock

Therefore, in this example, for each CCA share held immediately prior to the effective time, a CCA shareholder would receive approximately .55 shares of Prison Realty common stock.

        If, however, the Prison Realty Closing Price was $2.00, the formula would be as follows:

$20.0 million x   52.76%       / $2.00 / 5,449,997 =     .97 shares of Prison
                                                          Realty common stock

        Promptly after the effective time, Prison Realty will send to each holder of record of a certificate or certificates which immediately prior to the effective time represented outstanding shares of CCA common stock, a letter of transmittal and instructions on how to surrender the certificates in exchange for the applicable merger consideration. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to a certificate will pass, only upon proper delivery of such certificate to Prison Realty. Each holder of record of a certificate will, upon surrender to Prison Realty of such certificate, be entitled to receive in exchange therefor the applicable merger consideration in respect of each share of CCA common stock previously represented by such certificate. The certificate so surrendered will be canceled. Payment of the applicable merger consideration may be made to a person other than the person in whose name the certificate so surrendered is registered if, and only if, such certificate represents transferrable shares and is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment of the applicable merger consideration to a person other than the registered holder of such certificate or establishes to the satisfaction of Prison Realty that such tax has been paid or is not applicable. Until surrendered, each certificate will be deemed at any time after the effective time to represent only the right to receive upon such surrender the applicable merger consideration.

        After the effective time, there will be no further registration of transfers on the share transfer books of CCA of the shares of CCA common stock which were outstanding immediately prior to the effective time, and if, after the effective time, certificates are presented to Prison Realty for transfer, they will be canceled and exchanged for the applicable merger consideration as provided in the merger agreement.

        No dividends, interest or other distributions with respect to securities of Prison Realty constituting part of the merger consideration shall be paid to the holder of any unsurrendered certificates until such certificates are surrendered as provided in the merger agreement. Upon such surrender, there shall be paid, without interest, to the person in whose name the securities of


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Prison Realty have been registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the effective time.

        The shares of Prison Realty common stock to be issued to the shareholders of CCA who are also wardens of the facilities operated by CCA will be subject to the terms and provisions of a newly-adopted Prison Realty restricted stock plan. Under the terms of the restricted stock plan, the shares of restricted stock held by warden shareholders will vest only if they remain employed by Prison Realty or by one of its subsidiaries from the closing date of the merger through December 31, 2003. If a warden shareholder does not remain employed by Prison Realty or by its subsidiaries for such period, the shares of Prison Realty common stock issued to such warden will be forfeited but shall remain outstanding, and such shares will be held in trust for the benefit of the remaining wardens until December 31, 2003. At this time, such shares will vest and will be distributed pro-rata to the wardens still employed. Shares of Prison Realty common stock owned by other CCA shareholders and received in the merger transactions will be subject to restrictions on transfer under the terms of a lock-up agreement, which restrictions prohibit transfers of such stock for a period of 180 days after the merger transactions are completed. After this 180-day period, and through December 31, 2003, transfers may be made according to the following percentages:

        -       Up to 25% after 180 days;

        -       Up to 50% after December 31, 2001;

        -       Up to 75% after December 31, 2002; and

        -       Unlimited after December 31, 2003.

FRACTIONAL SHARES

        No fractional shares of Prison Realty common stock shall be issued as a result of the merger, but in lieu thereof each holder of shares of CCA common stock otherwise entitled to receive a fractional share of Prison Realty common stock will be entitled to receive a cash payment representing such holder's proportionate interest in the net proceeds resulting from the sale (after deduction of all expenses resulting from such sale) on the NYSE, through one or more of its member firms, of the fractional shares of Prison Realty common stock that all holders of shares of CCA common stock would otherwise be entitled to receive as a result of the merger.

WARRANTS TO PURCHASE CCA COMMON STOCK

        At the effective time of the merger, each outstanding warrant to purchase shares of CCA common stock, whether or not exercisable, shall be deemed to constitute a warrant to acquire, on substantially the same terms and conditions as were applicable to the original warrant to which it relates, the same number of shares of Prison Realty common stock as the holder of such warrant would have been entitled to receive in the merger if the holder had exercised such warrant in full


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
immediately prior to the effective time, at a price per share of Prison Realty common stock computed in compliance with the terms of such warrant.

REPRESENTATIONS AND WARRANTIES

        The merger agreement contains various representations and warranties of each of CCA and Prison Realty with respect to such party relating to, among other things, as applicable: (a) its corporate organization, existence and good standing and similar corporate matters; (b) its capitalization; (c) the authorization, execution, delivery and enforceability of the merger agreement;
(d) the absence of conflicts, violations and defaults under its charter or declaration of trust, or bylaws and certain other agreements and documents; (e) the absence of required consents, approvals, orders, or authorizations of, or registrations, declarations or filings with, certain government entities relating to the merger; (f) the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein (in the case of Prison Realty); (g) this joint proxy statement/prospectus and the accuracy and completeness of the information contained herein; (h) the absence of a material adverse change on such party or certain other material changes or events since March 31, 2000; (i) the existence of necessary permits or approvals from certain government entities, the absence of material pending or threatened litigation and compliance with applicable laws; (j) filing of tax returns and payment of taxes; (k) the absence of defaults under material contracts; (l) owned and leased real property matters; (m) environmental matters; (n) labor matters; (o) benefit plans and other matters relating to ERISA; (p) the absence of undisclosed liabilities; (q) qualification as an investment company; (r) reporting under the Securities Exchange Act of 1934 (in the case of Prison Realty); (s) insurance; (t) affiliate transactions; (u) internal accounting controls; (v) the shareholder vote required to approve the merger; (w) the recommendation of such party's board with respect to the merger agreement; (x) the inapplicability of state antitakeover statutes to the merger; (y) brokers' fees and expenses; and (z) the receipt of an opinion of such party's financial advisor with respect to the merger; and (aa) ownership of capital stock of the other parties to the merger.

        As used in the merger agreement, the term "material adverse effect" means, when used in connection with a party, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of (a) the economy or securities markets in general, (b) the merger agreement or the transactions contemplated thereby or the announcement thereof, or (c) the private corrections industry in general, and not specifically relating to such party or its subsidiaries.

CONDUCT OF BUSINESS PENDING THE MERGER; COVENANTS OF CCA

        CCA has agreed as to itself and its subsidiaries that, except as set forth in the merger agreement or the disclosure schedule to the merger agreement, during the period from the date of the merger agreement until the effective time, CCA and its subsidiaries will conduct business


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only in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws and regulations and will use their reasonable efforts to preserve intact their current business organizations and to preserve their relationships with those persons having business dealings with them.

        CCA has further agreed as to itself and its subsidiaries that (except as expressly contemplated by the merger agreement or as set forth in its disclosure schedule to the merger agreement), during the period from the date of the merger agreement until the effective time, such party will not, nor will it permit any of its subsidiaries to:

        - (i) declare, set aside or pay any dividends on or make other distributions in respect of any capital stock, (ii) split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for capital stock, or (iii) purchase, redeem or otherwise acquire or permit any subsidiary to purchase or otherwise acquire, any shares of capital stock or any debt securities, warrants or options, in each case issued by the company or any of its subsidiaries;

        - issue, deliver or sell, pledge or otherwise encumber or subject to any lien any of its shares of capital stock or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any of the foregoing;

        -       amend its charter or similar documents or its bylaws;

        - acquire any business or any equity interest in any person not an affiliate;

        - sell, lease, exchange, license, mortgage, encumber or otherwise dispose of any of its real properties or other assets, or enter into any new joint ventures or development projects;

        -       subject to certain exceptions, change its methods of accounting;

        - subject to certain exceptions, settle or compromise any pending or threatened proceeding;

        - subject to scheduled exceptions, create, renew, amend or * terminate material agreements;

        - except for scheduled capital commitments and indebtedness in connection with the merger and related transactions, and an increase to amounts outstanding its revolving credit agreement, incur any indebtedness for borrowed money;


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        -       subject to scheduled exceptions, enter into any new or increase any existing capital or take-out commitments;

        - certain actions with respect to its directors, officers and employees, including entering into employment agreements, increasing compensation (other in the ordinary course of business consistent with past practice) or increasing severance or termination benefits; or amending, adopting or terminating, benefit plans;

        - enter into specified related party transactions including loans, sales or purchases of assets;

        - permit any material insurance policy to be canceled or terminated; or

        - fail to advise the parties of any change or event which would cause or constitute a material breach of any of the representations or warranties of such party contained in the merger agreement.

CONDUCT OF BUSINESS PENDING THE MERGER; COVENANTS OF PRISON REALTY

        Prison Realty has agreed as to itself and its subsidiaries that, except as set forth in the merger agreement or its disclosure schedule, during the period from the date of the merger agreement until the effective time of the mergers, Prison Realty and its subsidiaries will:

        - carry on their respective businesses only in the usual, regular and ordinary course consistent with past practice in all material respects and use their reasonable best efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired at the effective time of the mergers;

        - conduct operations in a manner so as to continue to qualify as a REIT under the Code;

        - refrain from taking any action that would result in any of its representations and warranties set forth in the merger agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the merger set forth in the merger agreement not being satisfied.

        - advise the other parties from time to time of the proposed structure of Prison Realty and its subsidiaries and affiliated entities at and after the effective time for purposes of their evaluation of the mergers; and


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        -       advise the other parties of any change or event which would cause or constitute a material breach of any of its representations or warranties contained in the merger agreement and file all reports required to be filed by it with the SEC or the NYSE between the date of the merger agreement and the effective time of the merger and deliver to the other parties copies of all such reports promptly after the same are filed.

CONDITIONS TO THE MERGER

        Conditions to obligations of each company. The respective obligations of Prison Realty and CCA to effect the merger are subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

        - the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated;

        - no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any government entity of competent jurisdiction enjoining or otherwise preventing the completion of the merger being in effect; provided, however, that each of such parties has agreed to use reasonable best efforts to prevent the entry of any such injunction or other order or decree and to cause any such injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect;

        - the Prison Realty common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance, if applicable;

        - the Prison Realty Registration Statement on Form S-4 being satisfactory in all material respects to Prison Realty and CCA and having been declared effective, and no stop order suspending the effectiveness of the Prison Realty Registration Statement on Form S-4 being in effect and no proceedings for such purpose being pending before or threatened by the SEC; and

        - Prison Realty and CCA having obtained the opinion of its tax advisor that the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code.

        Conditions to obligations of Prison Realty. The obligation of Prison Realty to effect the merger is also subject to the satisfaction of the following conditions unless waived by Prison Realty:


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        -       the required approvals of shareholders of Prison Realty and CCA shall have been obtained;

        - the representations and warranties of CCA set forth in the merger agreement being true and correct, except that this condition will be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a material adverse effect on CCA, as of the date of the merger agreement and as of the effective time except as otherwise contemplated by the merger agreement, and Prison Realty's receipt of a certificate to such effect signed on behalf of CCA by its chief executive officer and secretary;

        - CCA having performed in all material respects all material obligations required to be performed by it under the merger agreement at or prior to the effective time, and Prison Realty's receipt of a certificate to such effect signed on behalf of CCA by its chief executive officer or chief financial officer;

        - Prison Realty's receipt of evidence, in form and substance reasonably satisfactory to it, that such consents, approvals, authorizations, qualifications and orders of government entities and other third parties as are necessary in connection with the transactions contemplated by the merger agreement have been obtained, other than those the failure of which to be obtained, individually or in the aggregate, would not have a material adverse effect on Prison Realty or CCA;

        - CCA shall have obtained consents of governmental authorities to the performance of facility management contracts by Prison Realty or its subsidiaries after the merger where required by applicable law or such contracts;

        - the Lock-up Agreement shall have been executed and delivered by the holders of CCA common stock whose shares will not be subject to the new restricted stock plan; and

        - Prison Realty shall have purchased the CCA common stock held by Baron for aggregate non-cash consideration of $8.0 million.

        Conditions to obligations of CCA. The obligation of CCA to effect the merger is also subject to the satisfaction of the following conditions unless waived by CCA:

        - the representations and warranties of Prison Realty set forth in the merger agreement being true and correct, except that condition will be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a material adverse effect on Prison Realty, as of the date of the merger agreement and as of the effective date


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
                of the mergers, except as otherwise contemplated by the merger agreement, and CCA's receipt of a certificate to such effect signed on behalf of Prison Realty by its chief executive officer and secretary;

        - Prison Realty having performed in all material respects all material obligations required to be performed by it under the merger agreement at or prior to the effective date of the merger, and CCA's receipt of a certificate to such effect signed on behalf of Prison Realty by its Chief Executive Officer and Secretary;

        - the required approvals of Prison Realty's shareholders and CCA's shareholders shall have been obtained; and

        - Prison Realty shall have purchased the CCA common stock held by Baron for aggregate non-cash consideration of $8.0 million.

        The merger agreement further provides that no party may rely on the failure of any condition described in this section to be satisfied if such failure was caused by such party's failure to use all reasonable best efforts to complete the merger and the other transactions contemplated by the merger agreement.

        All of the conditions to the merger may be waived by the company entitled to assert the condition, with the exception of the material condition of the approval of the merger agreement by the shareholders of CCA and Prison Realty, which may not be waived.

NO SOLICITATION

        No solicitation by Prison Realty. Prison Realty agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Prison Realty or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate the submission of any alternative proposal (as hereinafter defined) or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any alternative proposal; provided, however, that prior to the approval of the merger agreement by the shareholders of Prison Realty, Prison Realty may, in response to a bona fide alternative proposal that constitutes a superior proposal (as hereinafter defined) and that was made after the date of the merger agreement (and not solicited by Prison Realty after the date of the merger agreement) by any person, and subject to Prison Realty's obligations to notify CCA, as described below, (A) furnish information with respect to Prison Realty and its subsidiaries to such person and its representatives pursuant to a confidentiality agreement and discuss such information with such person and its representatives and (B) participate in negotiations regarding such alternative proposal.


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
        As used in the merger agreement and this joint proxy statement/prospectus, the term "alternative proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets (based on the fair market value thereof) of Prison Realty and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement, or of 10% or more of any class of equity securities of Prison Realty or any of its subsidiaries or any tender offer or exchange offer (including by Prison Realty or any of its subsidiaries) that if completed would result in any person beneficially owning 10% or more of any class of equity securities of Prison Realty or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Prison Realty or any of its subsidiaries other than the transactions contemplated by the equity investment and related Prison Realty restructuring.

        Except as described in this section, the Prison Realty board may not (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to CCA, the approval or recommendation by the Prison Realty board of the merger or the merger agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any alternative proposal, or (iii) cause or agree to cause Prison Realty to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any alternative proposal. Notwithstanding the foregoing, if the Prison Realty board receives a superior proposal, the Prison Realty board may, prior to the receipt of the approval of the merger by the shareholders of Prison Realty, withdraw or modify its approval or recommendation of the merger and the merger agreement, approve or recommend a superior proposal or terminate the merger agreement, but in each case only at a time that is at least five business days after receipt by CCA of written notice advising it that the Prison Realty board has resolved to accept a superior proposal if it continues to be a superior proposal at the end of such five business day period. As used in the merger agreement and this joint proxy statement/prospectus, the term "superior proposal" means any bona fide alternative proposal (which, for purposes of the provisions described in the previous paragraph only, may be subject to a due diligence condition), which proposal was not solicited by Prison Realty after the date of the merger agreement, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 10% of the shares of Prison Realty capital stock then outstanding or all or substantially all the assets of Prison Realty and its subsidiaries and otherwise on terms which the Prison Realty board determines in good faith (after consultation with its financial advisor) to be more favorable to Prison Realty's shareholders than the equity investment and related Prison Realty restructuring and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Prison Realty board, is reasonably capable of being financed by such third party.

        In addition to the obligations of Prison Realty set forth in the preceding paragraphs, Prison Realty will promptly advise CCA orally and in writing of any request for information or of any alternative proposal, the material terms and conditions of such request or alternative proposal and the identity of the person making any such request or alternative proposal and any determination by the Prison Realty board that an alternative proposal is or may be a superior


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proposal. Prison Realty will keep CCA informed as to the status and material details (including amendments or proposed amendments) of any such request or alternative proposal.

        No solicitation by CCA. CCA has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate the submission of any alternative proposal (as hereinafter defined) or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any alternative proposal.

        Except as described in this section, the board of directors of CCA may not (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Prison Realty, the approval or recommendation by CCA's board of the merger or the merger agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any alternative proposal, or (iii) cause or agree to cause such entity to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any alternative proposal.

        In addition to the obligations of CCA set forth in the preceding paragraphs, CCA will promptly advise Prison Realty orally and in writing of any request for information or of any alternative proposal, the material terms and conditions of such request or alternative proposal and the identity of the person making any such request or alternative proposal. CCA will keep Prison Realty informed as to the status and material details (including amendments or proposed amendments) of any such request or alternative proposal.

ACCESS TO INFORMATION

        Each of Prison Realty and CCA has further agreed that it will, and will cause each of its subsidiaries to, afford to the other party to the merger agreement and to its officers, employees, accountants, counsel and other representatives (including environmental consultants), reasonable access, during normal business hours during the period prior to the effective time, to their respective properties, books, records and personnel and, during such period, each of Prison Realty and CCA will, and will cause each of its subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, and
(ii) such other information concerning its business, properties and personnel as the other party may reasonably request.

REASONABLE BEST EFFORTS

        Subject to the terms and conditions of the merger agreement, each party will, and will cause its subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all


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things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any government entity and/or any other public or private third party which is required to be obtained by such party or any of its subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement (provided that no party will pay or agree to pay any material amount to obtain a consent without the prior approval of Prison Realty, which approval will not be unreasonably withheld or delayed), and the making or obtaining of all necessary filings and registrations with respect thereto, (ii) the defending of any lawsuits or other legal proceedings challenging the merger agreement, and (iii) the execution and delivery of any additional instruments necessary to complete the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

TERMINATION

        The merger agreement may be terminated at any time prior to the effective time, whether before or after the approval of the merger agreement by the shareholders of Prison Realty and CCA:

        -       by mutual written consent of the parties;

        - by Prison Realty or CCA upon written notice to the other parties:

                (i) if any government entity of competent jurisdiction has issued a permanent injunction or other order or decree enjoining or otherwise preventing the completion of the merger and such injunction or other order or decree has become final and nonappealable; provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to prevent or contest the imposition of, or seek the lifting or stay of, such injunction, order or decree;

                (ii) if the merger has not been completed on or before October 31, 2000 unless the failure to complete the merger is the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement; or

                (iii) if, upon a vote at a duly held meeting of the shareholders of Prison Realty or any adjournment thereof, the approval of the merger agreement by such shareholders is not obtained;

        -       by Prison Realty upon written notice to the other parties:

                (i) unless Prison Realty is in material breach of its obligations under the merger agreement, if CCA breaches or fails to perform any of its representations, warranties, covenants or other agreements under the merger agreement, which


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                breach or failure to perform (A) would give rise to the failure of a condition to the closing relating to its representations and warranties or a condition to the closing relating to its covenants or other agreements and (B) is incapable of being cured by the party so breaching or failing to perform or is not cured within 30 days after Prison Realty gives written notice of such breach to the other party and such a cure is not effected during such period;

                (ii) if any of the approvals of the CCA shareholders are not obtained upon a vote at a duly held shareholders' meeting; or

                (iii) if the board of directors of CCA or any committee thereof withdraws or modifies in a manner adverse to Prison Realty its approval or recommendation of the merger or the merger agreement, or resolves to do so;

        -       by CCA upon written notice to the remaining parties:

                (i) if the Prison Realty board or any committee thereof has withdrawn or modified in a manner adverse to such terminating party its approval or recommendation of the merger or the merger agreement or resolves to do so; or

                (ii) unless the party seeking to terminate is in material breach of its obligations under the merger agreement, if Prison Realty breaches or fails to perform any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure to perform (A) would give rise to the failure of a condition to the closing relating to its representations and warranties or a condition to the closing relating to its covenants or other agreements and (B) is incapable of being cured by Prison Realty or failing to perform or is not cured within 30 days after such terminating party gives written notice of such breach to Prison Realty and such a cure is not effected during such period.

FEES AND EXPENSES

        Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses.

AMENDMENT AND WAIVER

        The merger agreement may be amended by the parties thereto at any time before or after approval of the merger by the shareholders of Prison Realty and CCA, provided that after such approval, no amendment may be made which by law requires further approval by such shareholders without such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.


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        At any time prior to the effective time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto and (c) subject to the provisions described in the preceding paragraph, waive compliance with any of the agreements or conditions contained in the merger agreement. If material conditions to the merger are waived by either party after the date of this joint proxy statement/prospectus, or any supplement thereto, the companies expect to resolicit shareholder approval of the merger. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

BENEFIT PLANS; STOCK AND EQUITY PLANS

        The merger agreement provides that following the effective time, except as otherwise provided in the merger agreement, Prison Realty will honor, or cause to be honored, all obligations under employment agreements, all Prison Realty benefit plans and all other employee benefit plans, programs, policies and arrangements of parties to the merger in accordance with the terms thereof. Nothing in the merger agreement prohibits new Prison Realty from amending or terminating such agreements, programs, policies and arrangements in accordance with the terms thereof and with applicable law.

        As part of the merger and related transactions, Prison Realty will adopt the CCA 401(k) Plan and shall cause benefits under the Prison Realty 401(k) Plan to cease to accrue, but shall not cause the Prison Realty 401(k) Plan to be terminated. After the merger, the Prison Realty 401(k) Plan and the CCA Prison Realty Trust Employee Savings and Stock Ownership Plan (the benefits under which ceased to accrue as of December 31, 1998) will be merged into the CCA 401(k) Plan. Participants in the CCA 401(k) Plan will be permitted to direct the investment of their account balances and will be allowed to choose from several investment alternatives, including Prison Realty common stock.

        The merger agreement also provides that as of the effective time, the restricted stock plans of CCA shall be merged into a single restricted stock plan with similar terms and conditions, except that any shares forfeited under the new restricted stock plan shall be forfeited to all plan participants.

        Also, following the completion of the merger and related transactions, Prison Realty will adopt a new stock option plan and/or equity-based compensation plan for the benefit of its employees and the employees of the new subsidiary (formerly CCA). Under such plan, Prison Realty will be permitted to issue incentive stock options, non-qualified stock options or other equity-based compensation to management and other key employees.


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RIGHTS OF DISSENTING SHAREHOLDERS OF CCA

        Pursuant to Sections 48-23-101 through 48-23-302, inclusive, of the Tennessee Business Corporation Act, a dissenting shareholder of CCA, who desires to dissent from the merger of CCA and to obtain payment of the fair value of his or her CCA common stock may do so by following the procedure described below. As more fully discussed in the section entitled "The Special Meeting--Required vote" the holders of CCA capital stock are entitled to vote on the merger and related transactions and thus only those holders may dissent and receive the fair value of their shares. The following is a summary of the relevant provisions of Tennessee law and is qualified in its entirety by reference to such provisions, a copy of which is attached as Appendix C hereto.

        In order to dissent from the merger, a shareholder must:

        - deliver to CCA before the shareholder vote, written notice of his or her intent to demand payment for his or her shares if the merger is completed; and

        -       not vote his or her shares in favor of the respective merger.

Any shareholder who fails to take these two steps is not entitled to payment.

        If the respective merger is authorized at the shareholder meetings, CCA must deliver a written dissenters' notice to all shareholders who complied with the steps described above. The dissenters' notice must be sent no later than ten days after the merger is authorized or completed, whichever is the first to occur, and must:

        - supply a form for the first payment demand that includes the date of the first announcement to news media or to shareholders of the principal terms of the merger and requires the shareholder to certify whether or not he or she acquired beneficial ownership of his or her shares before that date;

        - state where the dissenting shareholder's first payment demand must be sent and when it must be received, which date may not be fewer than one nor more than two months after the date the dissenter's notice is delivered; and

        - inform the holders where and when certificates for certificated shares must be deposited and to what extent transfers of uncertificated shares will be restricted after the first payment demand is received.

Any shareholder who does not make the first payment demand or who fails to deposit his or her share certificates where required by the date set in the dissenters' notice is not entitled to dissent.


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
        As soon as the merger is completed or upon receipt of the first payment demand, whichever is later, CCA must pay each dissenter who was the beneficial owner of his or her shares on the date set forth in the dissenters' notice the amount CCA estimates to be the fair value of each dissenter's shares, plus accrued interest. CCA may withhold payment from any dissenter who was not the beneficial owner of his or her shares before the date set forth in the dissenters' notice. If CCA chooses to withhold payment in this situation, after the merger is completed CCA must offer to pay each such dissenter the amount CCA estimates to be the fair value of each such dissenter's shares, plus accrued interest and must pay this amount to any such dissenter who agrees to accept it in full satisfaction of his or her first payment demand.

        If a dissenter believes that the amount paid or offered is less than the fair value of his or her shares or that the interest due is incorrectly calculated or if CCA fails to pay the dissenter within two months after the deadline for the first payment demand, a dissenter may make a second written payment demand for his or her own estimate of the fair value of his or her shares and the amount of interest due. This second payment demand must be made in writing within one month after CCA made or offered payment for the dissenter's shares.

        If the second payment demand remains unsettled, CCA must commence a court proceeding to determine the fair value of the shares and accrued interest within two months after the receipt of the second payment demand. If CCA does not commence the proceeding within the two month period, CCA must pay each dissenter whose demand remains unsettled the amount demanded.

        The determination of a "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. Tennessee law provides that, for purposes of dissenters' rights, the value of the CCA common stock should be determined immediately before the consummation of the merger and that the fair value excludes any appreciation or depreciation in anticipation of the merger.

        The foregoing is only a summary of the rights of dissenting shareholders of CCA. Any shareholder who intends to dissent should carefully review the relevant provisions of Tennessee law as set forth in Appendix C and should consult with an attorney. The failure of a shareholder to follow precisely the procedure summarized above and set forth in Appendix C may result in the loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any step associated therewith will be furnished to shareholders, except as indicated above or otherwise required by law.

        Any dissenting shareholder who perfects his or her right to be paid the value of his or her shares will recognize taxable gain or loss upon receipt of cash for the shares for U.S. federal income tax purposes. For a more complete description of the federal income tax consequences of the merger, see the section entitled "-Material federal income tax consequences of the merger" on page __.


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STOCK EXCHANGE LISTING OF PRISON REALTY COMMON STOCK

        Prison Realty will apply to list the shares of Prison Realty common stock to be issued in the merger on the NYSE, subject to official notice of issuance, prior to the effective time.

FEDERAL SECURITIES LAW CONSEQUENCES; RESALE RESTRICTIONS

        This joint proxy statement/prospectus does not cover resales of the shares of Prison Realty common stock to be received by the management and employee shareholders of CCA upon completion of the merger and no such persons are authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

        All shares of Prison Realty common stock received by CCA shareholders in the merger and related transactions will be freely transferable under the securities laws except that the shares of Prison Realty common stock received by persons who are deemed to be "affiliates" (as such term is defined in the Securities Act) of CCA and Prison Realty may be resold by them only in transactions permitted by the resale provisions of Rule 145 of the Rules and Regulations promulgated under the Securities Act or Rule 144 in the case of such persons who become affiliates of Prison Realty or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of CCA and Prison Realty, generally include individuals or entities that control, are controlled by, or are under common control with such party and may include officers and directors of CCA and Prison Realty, as well as significant shareholders.

        The shares of Prison Realty common stock to be issued to the shareholders of CCA who are also wardens of the facilities operated by CCA will be subject to the terms and provisions of a newly-adopted Prison Realty restricted stock plan. Under the terms of the restricted stock plan, the shares of restricted stock held by warden shareholders will vest only if they remain employed by Prison Realty or by one of its subsidiaries from the closing date of the merger through December 31, 2003. If a warden shareholder does not remain employed by Prison Realty or by one of its subsidiaries for such period, the shares of Prison Realty common stock issued to such warden will be forfeited but shall remain outstanding, and such shares will be held in trust for the benefit of the remaining wardens until December 31, 2003. At this time, such shares will vest and will be distributed pro-rata to the wardens still employed. Shares of Prison Realty common stock owned by other CCA shareholders and received in the merger transactions will be subject to restrictions on transfer under the terms of a lock-up agreement, which restrictions prohibit transfers of such stock for a period of 180 days after the merger transactions are completed. After 180 days, and through December 31, 2003, transfers may be made according to the following percentages:

        -       Up to 25% after 180 days;

        -       Up to 50% after December 31, 2001;

        -       Up to 75% after December 31, 2002; and

        -       Unlimited after December 31, 2003.


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
ACCOUNTING TREATMENT OF THE MERGER

         Prison Realty intends to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of CCA will be included in the consolidated financial statements of Prison Realty. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of CCA acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

PRISON REALTY CAPITAL STOCK

         This section of the joint proxy statement/prospectus describes certain aspects of Prison Realty's capital stock. As described in this joint proxy statement/prospectus, in connection with the merger and related transactions, Prison Realty will issue shares of its common stock to existing CCA shareholders. The following description of Prison Realty's capital stock, including Prison Realty's common stock, should be read in conjunction with the information contained in this joint proxy statement/prospectus under the heading "Comparison of the rights of shareholders of Prison Realty after the merger transactions and related restructuring and the rights of shareholders of CCA before the merger and related transactions and the Prison Realty restructuring" and with the articles of amendment and restatement to the Prison Realty charter attached hereto as Appendix B.

GENERAL

         The proposed amended and restated charter of Prison Realty would increase the authorized capital stock of Prison Realty to 450.0 million shares, consisting of 400.0 million shares of common stock and 50.0 million shares of preferred stock. Prison Realty's charter currently authorizes the issuance of
320.0 million shares of capital stock, consisting of 300.0 million shares of common stock and 20.0 million shares of preferred stock, of which 4.3 million shares have been designated as 8% series A preferred stock. Prison Realty has an aggregate of approximately 118.4 million shares of common stock currently issued and outstanding. Prison Realty also has approximately 22.8 million shares of common stock reserved for issuance under various employee and director benefit plans and pursuant to the conversion of an aggregate of $70.0 million of convertible, subordinated notes. The Prison Realty charter currently provides for "blank check" stock whereby the Prison Realty board is permitted to classify or reclassify any unissued stock without shareholder approval. However, the board may not issue shares of capital stock in excess of the amount authorized under the charter.

COMMON STOCK

         The holders of shares of Prison Realty common stock are entitled to one vote per share on all matters voted on by holder of Prison Realty common stock, including the election of directors,


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and, except as otherwise required by law or provided in any resolution adopted by the Prison Realty board of directors with respect to any series of Prison Realty preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series, the holders of such Prison Realty common stock exclusively possess all voting power. The Prison Realty charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of holders of shares of the Prison Realty series A preferred stock or any other outstanding series of Prison Realty preferred stock, the holders of shares of Prison Realty common stock are entitled to such distributions as may be declared from time to time by the Prison Realty board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of Prison Realty available for distribution to such holders. All shares of Prison Realty common stock and Prison Realty series A preferred stock are fully paid and nonassessable and the holders thereof do not have preemptive rights.

PREFERRED STOCK

         Prison Realty is authorized to issue shares of Prison Realty preferred stock, from time to time, in one or more series, with such designating powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by the MGCL and as the Prison Realty board of directors may determine prior to issuance thereof by filing articles supplementary to the Prison Realty charter, without any further vote or action by Prison Realty's stockholders. An aggregate of 4.3 million shares of Prison Realty series A preferred stock have been authorized and issued. The shares of the Prison Realty series A preferred stock represent the only series of Prison Realty preferred stock that are currently issued. The rights and preferences of the Prison Realty series A preferred stock can be found in the articles of amendment and restatement to the Prison Realty charter attached hereto as Appendix B.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF PRISON REALTY AFTER THE MERGER TRANSACTIONS AND RELATED RESTRUCTURING AND THE RIGHTS OF SHAREHOLDERS OF CCA BEFORE THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING

         Prison Realty's charter, as amended, its bylaws and Maryland law currently govern the rights of shareholders of Prison Realty. If the holders of Prison Realty's common stock approve the proposed amendment and restatement to the Prison Realty charter, charter provisions relating to Prison Realty's status as a REIT will be removed, and Prison Realty's name will be changed to "Corrections Corporation of America."

         The rights of the holders of CCA common stock are currently governed by CCA's charter, as amended and restated, its bylaws and Tennessee law. After the completion of the merger and related transactions and the Prison Realty restructuring, a condition of which is that the holders of Prison Realty's common stock approve the amendment and restatement of the Prison Realty charter, holders of CCA's voting common stock will become shareholders of Prison Realty. As a result, the rights of holders of CCA's voting common stock will be governed by Prison Realty's amended and restated charter and its bylaws. Furthermore, because Prison


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
Realty is a Maryland corporation, after the mergers, the rights of holders of CCA's voting common stock will be governed by Maryland law, rather than Tennessee law.

         The following chart summarizes certain differences among the rights of the holders of common stock of Prison Realty after the merger and related transactions and the Prison Realty restructuring and the rights of the holders of common stock of CCA under CCA's charter, bylaws and the laws of Tennessee, its state of incorporation.

         This summary is not a complete description of the rights of shareholders of Prison Realty or CCA. We encourage you to read the proposed articles of amendment and restatement to Prison Realty's charter carefully. We also encourage you to read the current charter and bylaws of Prison Realty. Each of these documents may be obtained, without charge, by contacting Prison Realty as described herein under "Where You Can Find More Information." You may also obtain the current charter and bylaws of CCA, without charge, by contacting Darrell K. Massengale, the chief financial officer and secretary of CCA, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215.


                                               PRISON REALTY
                                                 (MARYLAND
                                               CORPORATION)
                                (AFTER THE AMENDMENT AND RESTATEMENT OF THE                        CCA
                                          PRISON REALTY CHARTER)                          (TENNESSEE CORPORATION)
Common stock                    The Prison Realty charter authorizes for       The CCA charter authorizes for issuance
                                issuance 400.0 million shares of common        200.0 million shares of common stock.  Two
                                stock.  One class of common stock is issued    classes of common stock, class A common
                                and outstanding.  Holders are entitled to      stock and class B common stock, are issued
                                one vote per share.                            and outstanding.  Holders of class A common
                                                                               stock are entitled to one vote per share.
                                                                               Holders of class B common stock have no
                                                                               voting rights.

Preferred stock                 The Prison Realty charter authorizes for       The CCA charter authorizes for issuance 50.0
                                issuance 50.0 million shares of preferred      million shares of preferred stock.  The
                                stock.  Prison Realty has 4.3 million shares   board of directors may issue shares of
                                of preferred stock designated as series A,     preferred stock in one or more series and
                                and will designate 8.0 million shares of       may fix and determine the relative rights
                                preferred stock as series B.  The terms of     and preferences of the shares of any series
                                the series B  convertible preferred stock      so established.
                                are described in the section entitled
                                "Information About Prison Realty --
                                Qualification as a REIT for 1999."

Shareholder rights plan         Under Maryland law, the board of directors     Tennessee law does not contain a provision
                                of a corporation may set the terms and         regarding shareholder rights plans, and CCA
                                conditions of rights, options or warrants      has not adopted a shareholder rights plan.
                                under a shareholder rights plan and may
                                issue rights, options or warrants under a
                                shareholder rights plan to designated
                                persons or classes of persons.  The rights
                                plan may include any limitation, restriction
                                or condition that precludes, limits,
                                invalidates or voids the exercise, transfer
                                or receipt of the rights, options or
                                warrants by designated persons or classes of
                                persons in specified circumstances.  In
                                addition, the rights plan may


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

                                               PRISON REALTY
                                                 (MARYLAND
                                               CORPORATION)
                                (AFTER THE AMENDMENT AND RESTATEMENT OF THE                        CCA
                                          PRISON REALTY CHARTER)                          (TENNESSEE CORPORATION)
                                include any limitation, restriction or
                                condition that limits for a period not to
                                exceed 180 days the power of a future
                                director to vote for the redemption,
                                modification or termination of the rights,
                                options or warrants. Prison Realty has not
                                adopted a shareholder rights plan.

Entity status                   The Prison Realty charter does not contain     The CCA charter does not contain provisions
                                provisions requiring specific actions based    requiring specific actions based on its
                                on its status as a corporation.                status as a corporation.

Distributions                   The Prison Realty charter does not require     The CCA charter does not require the board
                                the board of directors to make distributions   of directors to make distributions to its
                                to its shareholders.                           shareholders.  The CCA charter provides that
                                                                               any dividends or distributions, when and as
                                                                               declared, shall be paid to the holders of
                                                                               shares of CCA's class A common stock and
                                                                               CCA's class B common stock pari passu.

Special meeting of              Under Maryland law, a special meeting of       Under Tennessee law, a special meeting of
shareholders                    shareholders may be called by the president,   the shareholders may be called by the board
                                the board of directors or any other person     of directors or any person authorized to do
                                specified in the charter or the bylaws.  In    so by the charter or bylaws.
                                addition, Maryland law provides that a
                                special meeting of shareholders may also be    CCA's bylaws allow the board of directors,
                                called on the written request of the holders   the chairman of the board or the president
                                of at least 25% of the votes entitled to be    to call a special meeting of shareholders.
                                cast at the meeting, or such greater or        CCA's bylaws also allow the holders of at
                                lesser percentages as the charter or bylaws    least 20% of all the votes entitled to be
                                provide, of all the votes entitled to be       cast at the meeting to call a special
                                cast at the meeting.                           meeting of shareholders.

                                Prison Realty's bylaws allow the president,    CCA's bylaws provide that the board of
                                chairman of the board, a majority of the       directors may fix a future date as the
                                board of directors or a committee of the       record date for determining shareholders
                                board of directors which has been duly         entitled to request a special meeting of
                                designated by the board of directors and       shareholders and for determining
                                whose powers and authority, as provided in a   shareholders entitled to notice of and to
                                resolution of the board of directors or the    vote at a special meeting, provided that the
                                bylaws, include such power, to call a          record date shall not be more than 70 days
                                special meeting of the shareholders.  Prison   before the meeting or action by the
                                Realty's bylaws also require the secretary     shareholders.  If no record date is fixed by
                                of the corporation to call a special meeting   the board of directors, the record date
                                on the written request of the holders of at    shall be at the close of business on the
                                least a majority of all the votes entitled     next day preceding the day on which notice
                                to be cast at the meeting.                     is given, and the record date for the
                                                                               determination of shareholders for any other
                                Maryland law provides that the board of        purpose shall be at the close of business on
                                directors has the sole power to fix the        the date on which the board of directors
                                record date for determining shareholders       adopts the resolution relating thereto.
                                entitled to request a special meeting of
                                shareholders and for determining               Neither Tennessee law, nor the CCA charter
                                shareholders entitled to notice of and to      or bylaws, contain provisions regarding the
                                vote at the special meeting and to fix the     determination of the date and time of a
                                date, time and place of the special meeting.   special meeting of shareholders.  The CCA
                                                                               bylaws provide that a special meeting of
                                                                               shareholders

                                               PRISON REALTY
                                                 (MARYLAND
                                               CORPORATION)
                                (AFTER THE AMENDMENT AND RESTATEMENT OF THE                        CCA
                                          PRISON REALTY CHARTER)                          (TENNESSEE CORPORATION)
                                                                               shall be held at the principal office of the
                                                                               corporation or at such other place as the board
                                                                               of directors, the chairman of the board or the
                                                                               president shall designate.

Action by written consent in    Under Maryland law, shareholders may take      Under Tennessee law, shareholders may take
lieu of shareholders meeting    action by written consent in lieu of voting    action by written consent in lieu of voting
                                at a shareholders meeting if an unanimous      at a shareholders meeting.  If all
                                written consent that sets forth the action     shareholders entitled to vote on the action
                                is signed by each shareholder entitled to      consent to taking the action without a
                                vote on the matter.                            meeting, the affirmative vote of the number
                                                                               of shares that would be necessary to
                                                                               authorize or take such action at a meeting
                                                                               is the act of the shareholders.  The action
                                                                               must be evidenced by one or more written
                                                                               consents describing the action taken, signed
                                                                               by each shareholder entitled to vote and
                                                                               indicating each signing shareholder's vote
                                                                               or abstention on the action.

Voting groups                   The Prison Realty charter allows the holders   Tennessee law requires that holders of
                                of preferred stock, including the holders of   outstanding shares of a class of stock are
                                the Prison Realty series B preferred stock     entitled to vote as a separate voting group
                                issued in satisfaction of Prison Realty's      on certain amendments to the charter that
                                remaining 1999 REIT distribution, to vote      affect the standing of shares of that class.
                                separately on certain matters.

                                Under Maryland law, if two or more classes of stock are entitled to vote separately on any matter for which Maryland law requires approval by two-thirds of all the votes entitled to be cast, the matter shall be approved by two-thirds of all the votes of each class.

Advance notice provisions for   The Prison Realty bylaws require that          The CCA bylaws do not contain advance notice
director nominations and        nominations of persons for election to the     provisions.
other proposals -- annual       board of directors and the proposal of
meeting                         business to be considered at an annual
                                meeting of shareholders must be made by the
                                board of directors or by a shareholder who
                                gives proper notice.  If made by a
                                shareholder, the proposal or nomination must
                                be made by advance written notice given to
                                the corporation between 60 and 90 days prior
                                to the first anniversary of the preceding
                                year's annual meeting of shareholders,
                                provided that if the annual meeting is
                                advanced by more than 30 days or delayed
                                more than 60 days from such anniversary
                                date, notice must be given to the
                                corporation not earlier than the 90th day
                                prior to such annual meeting and not later
                                than the later of the 60th day prior to such
                                annual meeting or the tenth day following
                                the day on which the date of such annual
                                meeting is first publicly announced.

Advance notice provisions for   The Prison Realty bylaws provide that the      The CCA bylaws do not contain advance notice
director nominations and        only business that can be conducted at         provisions.
other                           special meetings of shareholders will be the
                                business set forth in the

                                               PRISON REALTY
                                                 (MARYLAND
                                               CORPORATION)
                                (AFTER THE AMENDMENT AND RESTATEMENT OF THE                        CCA
                                          PRISON REALTY CHARTER)                          (TENNESSEE CORPORATION)
proposals --  special           notice of the special meeting. The Prison
meetings                        Realty bylaws require that nominations of
                                persons for election to the board of
                                directors must be made by the board of
                                directors or by a shareholder who gives
                                proper notice. If made by a shareholder, the
                                proposal or nomination must be made by
                                advance written notice given to the
                                corporation not earlier than the 90th day
                                prior to such special meeting and not later
                                than the later of the 60th day prior to such
                                special meeting or the tenth day following
                                the day on which the date of such special
                                meeting is first publicly announced.

Inspection of books and         Under Maryland law, a shareholder may          Under Tennessee law, a shareholder may
records                         inspect and copy, during usual hours of        inspect and copy, during usual hours of
                                business, the corporation's bylaws, minutes    business, the minutes of shareholders
                                of shareholders meetings, annual statements    meetings, the charter, bylaws, annual report
                                of affairs and voting trust agreements on      and certain other corporate records if the
                                file with the corporation and may view a       shareholder submits a written request at
                                statement showing all securities issued by     least five business days in advance.  In
                                the corporation in the previous 12 months if   addition, a shareholder who makes a demand
                                the shareholder submits a timely written       in good faith and for a proper purpose, and
                                request.  In addition, Maryland law allows     who describes his or her purpose and the
                                persons who have been shareholders of the      records he or she desires to inspect, may,
                                corporation for more than six months and who   if the records are directly connected with
                                also own at least 5% of the outstanding        that purpose, inspect and copy accounting
                                stock of any class of the corporation, if      records, excerpts from the minutes of board
                                the shareholder submits a timely written       meetings, records of certain actions taken
                                request, to inspect and copy the               by committees and actions taken by the
                                corporation's books of account and stock       shareholders or the board without a meeting.
                                ledger, obtain a written statement of the
                                corporation's affairs and obtain a list of
                                the corporation's shareholders.

Classified board of directors   Maryland law provides that a corporation's     Tennessee law provides that a corporation's
                                charter may divide its directors into          board of directors may be divided into
                                classes with specified terms of office.  The   various classes with staggered terms of
                                Prison Realty charter does not provide for a   office.  The CCA charter does not provide
                                classified board of directors.                 for staggered terms of office.

Number of directors             The Prison Realty charter provides that the    The CCA bylaws provide that the number of
                                board of directors shall consist of the        directors shall be fixed from time to time
                                 number of directors determined by resolution   by the board of directors, provided,
                                of the board of directors in accordance with   however, that at no time shall the number be
                                the Prison Realty bylaws, except as            less than three nor more than seven.
                                otherwise provided by the charter, provided    Currently, there are six members of the CCA
                                that the number of directors shall never be    board of directors.
                                less than the minimum number required by
                                Maryland law.  Maryland law requires that
                                there shall be at least one director. The
                                Prison Realty bylaws provide that the board
                                of directors shall not be less than three
                                nor more than 16, as determined from time to
                                time by resolution adopted by a majority of
                                the board of directors.

                                In addition, the Prison Realty charter
                                provides that, in the event of an increase or decrease in the number of

                                               PRISON REALTY
                                                 (MARYLAND
                                               CORPORATION)
                                (AFTER THE AMENDMENT AND RESTATEMENT OF THE                        CCA
                                          PRISON REALTY CHARTER)                          (TENNESSEE CORPORATION)
                                directors, directors then serving shall
                                continue as directors until the expiration
                                of their term or until their prior death,
                                retirement, resignation or removal.

Required committees             The Prison Realty bylaws require that there    The CCA bylaws do not require specific
                                be an independent committee composed solely    committees.  Currently, CCA has not
                                of independent directors, an Audit             designated any committees of the board of
                                Committee, and a Compensation Committee.       directors.

Special meetings of the board   The Prison Realty bylaws provide that the      The CCA bylaws provide that the chairman of
of directors                    chairman of the board, the chief executive     the board, the president or any two
                                officer, the president or a majority of the    directors may call a special meeting of the
                                directors then in office may call a special    directors.  Notice of such a meeting must be
                                meeting of the directors.  Notice of such a    delivered at least two days prior to the
                                meeting must be delivered by telephone at      meeting.
                                least 24 hours prior to the meeting,
                                delivered personally or telegraphed at least
                                two days prior to the meeting or delivered
                                by mail at least five days prior to the
                                meeting.

Action by the board of          Under Maryland law, a majority of the board    Under Tennessee law, a majority of the
directors                       of directors constitutes a quorum, and, if a   number of prescribed directors constitutes a
                                quorum is present when a vote is taken, the    quorum.   Under Tennessee law, if a quorum
                                affirmative vote of a majority of the          is present when a vote is taken, the
                                directors present is the act of the board.     affirmative vote of a majority of the
                                Notwithstanding the foregoing, two-thirds of   directors present is the act of the board.
                                the directors then in office shall be
                                necessary to constitute a quorum to approve    The CCA bylaws specify that at no time shall
                                certain actions set forth in the bylaws, and   a quorum consist of fewer than one-third of
                                such actions shall not be effective unless     the number of directors then prescribed.
                                approved by two-thirds of the directors then
                                in office.

Standard of conduct for         Under Maryland law, a director must perform    Under Tennessee law, a director shall
directors                       his duties as a director in good faith, in a   discharge his duties as a director in good
                                manner he reasonably believes to be in the     faith, in a manner he reasonably believes to
                                best interest of the corporation and with      be in the best interests of the corporation
                                the care that an ordinarily prudent person     and with the care that an ordinarily prudent
                                in a like position would use under similar     person in a like position would exercise
                                circumstances.  An act of a director is        under similar circumstances.
                                presumed to satisfy these standards.

                                Under Maryland law, an act of a director relating to or affecting an acquisition of control of the corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director. The duty of directors to a corporation does not require them to:
                                - accept, recommend or respond on behalf of the corporation to any proposal by an acquiring person;
                                - authorize the corporation to redeem any rights under, modify or render inapplicable a shareholder rights plan;
                                - take certain actions under Maryland's
                                anti-takeover statutes; or

                                               PRISON REALTY                                       CCA
                                                 (MARYLAND                              (TENNESSEE CORPORATION)
                                                CORPORATION)
                                        (AFTER THE AMENDMENT AND
                                    RESTATEMENT OF THE PRISON REALTY
                                                  CHARTER)
                                - act or fail to act solely because of the
                                effect an action or failure to act may have
                                on an acquisition of control of the
                                corporation, or the amount or type of any
                                consideration that may be offered or paid to
                                shareholders in an acquisition.

Removal of directors            Unless the charter provides otherwise, under   Under Tennessee law, the shareholders may
                                Maryland law, if the shareholders of any       remove directors with or without cause and,
                                class are entitled to separately elect one     if so provided by the charter, directors may
                                or more directors, a director so elected may   be removed for cause by a vote of a majority
                                not be removed without cause except by the     of the entire board of directors.  The CCA
                                affirmative vote of a majority of the shares   bylaws allow the shareholders to remove
                                of that class.  The Prison Realty charter      directors with or without cause and allow a
                                provides that the shareholders may, at any     majority of the number of directors then
                                time, remove a director, with or without       prescribed to remove directors for cause.
                                cause, by an affirmative vote of majority of
                                shareholders entitled to vote in the
                                election of that director.

Director vacancies              Under Maryland law, vacancies which result     Under Tennessee law, vacancies may be filled
                                from the removal of a director may be filled   by the shareholders, the board of directors
                                by the shareholders or by a majority of the    or a majority of the remaining directors.
                                remaining directors, provided that if the
                                vacancy results from the removal of a
                                director elected by a particular class, only
                                the shareholders of that particular class or
                                a majority of the remaining directors
                                elected by that particular class may fill
                                the vacancy.

Indemnification                 The Prison Realty bylaws specifically          The CCA bylaws provide that the corporation
                                require indemnification of directors and       shall indemnify and advance expenses to each
                                officers who have been successful on the       director and officer to the fullest extent
                                merits or otherwise in the defense of a        permitted by Tennessee law.
                                proceeding, and the Prison Realty bylaws
                                provide that directors and officers shall be   The CCA bylaws also provide that the
                                indemnified to the fullest extent permitted    corporation may indemnify and advance
                                by Maryland law against any claim or           expenses to any employee or agent of the
                                liability to which they become subject         corporation, if the board of directors
                                because of their status unless it is           determines that doing so is in the best
                                established that his or her act or omission    interests of the corporation.
                                was material to the matter giving rise to
                                the proceeding and was committed in bad
                                faith or was the result of active and
                                deliberate dishonesty, he or she actually
                                received an improper benefit in money,
                                property or services or, in the case of a
                                criminal proceeding, he or she had
                                reasonable cause to believe that his or her
                                act or omission was unlawful.

                                The Prison Realty bylaws provide that the corporation shall pay or reimburse reasonable expenses incurred by such person. The Prison Realty bylaws, however, require that before any such payment, the corporation must have received a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and must have received a



                                               PRISON REALTY                                       CCA
                                                 (MARYLAND                              (TENNESSEE CORPORATION)
                                                CORPORATION)
                                        (AFTER THE AMENDMENT AND
                                    RESTATEMENT OF THE PRISON REALTY
                                                  CHARTER)

                                written undertaking by or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the applicable standard of conduct was not met.

                                The Prison Realty bylaws also provide that the corporation may, with the approval of the Prison Realty board of directors, indemnify or advance expenses to any other persons permitted to be indemnified by Maryland law.

Limitation of liability         Under Maryland law, director monetary          Under Tennessee law, director liability may
                                liability to the corporation or its            not be limited or eliminated for any breach
                                shareholders may not be limited or             of the director's duty of loyalty to the
                                eliminated to the extent that it is proved     corporation or its shareholders, for acts or
                                that the director or officer actually          omissions not in good faith or which involve
                                received an improper benefit or profit in      intentional misconduct or a knowing
                                money, property or services for the amount     violation of law or for unlawful
                                of the benefit or profit in money, property    distributions.
                                or services actually received or to the
                                extent that a judgment or other final          The CCA charter provides that, to the
                                adjudication adverse to the director or        fullest extent permitted by Tennessee law, a
                                officer is entered in a proceeding based on    director of the corporation shall not be
                                a finding in the proceeding that the           liable to the corporation or its
                                director's or officer's action, or failure     shareholders for monetary damages for breach
                                to act, was the result of active and           of fiduciary duty as a director.
                                deliberate dishonesty and was material to
                                the cause of the action adjudicated in the
                                proceeding.

                                The Prison Realty charter provides that, to the maximum extent permitted by Maryland law, no person who is or was a director or officer of the corporation shall be personally liable to the corporation or its shareholders for money damages.

Amendments to the charter       Under Maryland law, the charter of the         Under Tennessee law, the charter of the
                                corporation may be amended if the board of     corporation may be amended if the board of
                                directors adopts a resolution setting forth    directors recommends the amendment to the
                                the proposed amendment, declares it            shareholders and if the shareholders approve
                                advisable and directs the proposed amendment   the amendment by a majority of the votes
                                be submitted to the shareholders entitled to   entitled to be cast on the amendment by any
                                vote on the matter and the shareholders        voting group with respect to which the
                                approve the amendment by the affirmative       amendment would create dissenters' rights
                                vote of two-thirds of all the votes entitled   and by a majority of the votes cast by all
                                to be cast on the matter.                      shareholders entitled to vote on the
                                                                               amendment.

                                In addition, Maryland law allows the board
                                of directors of a corporation with a class      The CCA charter reserves for the
                                of equity securities registered under the      corporation the right to amend, alter,
                                Exchange Act which elects to be subject to     change or repeal any provision contained in
                                certain provisions of the MGCL and which has   the charter in the manner prescribed by
                                at least three independent directors,          Tennessee law.
                                without shareholder approval and without
                                regard to contrary provisions in its charter
                                or bylaws, to:
                                -classify the board of directors into three
                                classes;
                                -require a two-thirds shareholder vote for
                                removal of directors;
                                -provide that the number of directors
                                constituting the board of directors shall be
                                fixed only by the board of directors;

                                               PRISON REALTY                                       CCA
                                                 (MARYLAND                              (TENNESSEE CORPORATION)
                                                CORPORATION)
                                        (AFTER THE AMENDMENT AND
                                    RESTATEMENT OF THE PRISON REALTY
                                                  CHARTER)
                                -provide that all vacancies on the board of
                                directors may be filled only by the
                                affirmative vote of a majority of the
                                remaining directors in office, even if the
                                remaining directors do not constitute a
                                quorum; and
                                -require that a special shareholders meeting
                                be called only at the request of
                                shareholders entitled to cast at least a
                                majority of the votes entitled to be cast at
                                the meeting.

                                The board of directors may not, however, override charter provisions that designate the terms and voting powers of directors elected by a certain class or series of stock. In addition, the board of directors may prohibit itself from taking such actions by adopting a charter provision or board resolution to that extent. Prison Realty has not taken any action to prohibit itself from taking such actions.

Amendments to the bylaws        The Prison Realty bylaws provide that the      Under Tennessee law, the bylaws may be
                                board of directors shall have the exclusive    amended or repealed, and new bylaws may be
                                power to adopt, alter or repeal any            adopted, by the board of directors or the
                                provision of the bylaws and to make new        shareholders of the corporation.
                                bylaws.

Consolidation; merger; share    Under Maryland law, the corporation may be     Under Tennessee law, the corporation may be
exchange or transfer of assets  consolidated or merged, its shares may be      merged or its shares may be exchanged if the
                                exchanged or its assets may be transferred     board of directors adopts the plan of merger
                                if the board of directors adopts a             or exchange and recommends that the
                                resolution which declares that the proposed    shareholders approve the plan and if the
                                transaction is advisable and directs the       shareholders approve the plan by a majority
                                matter be submitted to the shareholders        of all the votes entitled to be cast on the
                                entitled to vote on the matter and the         plan of merger or exchange.
                                shareholders approve the transaction by the
                                affirmative vote of two-thirds of all the      CCA's charter provides that CCA shall not be
                                votes entitled to be cast on the matter.       merged with or sold to another entity
                                                                               without the prior consent of the holders of
                                                                               80% of the capital stock of the
                                                                               corporation.  In addition, pursuant to an
                                                                               agreement between CCA and Baron, CCA shall
                                                                               not be merged with or sold to another entity
                                                                               without the prior approval of Baron.

Dissenters' rights              Under Maryland law, a shareholder may demand   Under Tennessee law, a shareholder may
                                and receive payment of the fair value of the   dissent from, and obtain payment of the fair
                                shareholder's shares if:                       value of the shareholder's shares in the
                                - the corporation consolidates or merges       event of, the following corporate actions:
                                with another corporation;                      - the consummation of a plan of merger or
                                - the shareholder's stock is to be acquired    share exchange;
                                in a stock exchange;                           - a sale of all or substantially all of the
                                - the corporation transfers all or             assets of the corporation;
                                substantially all of its assets;               - an amendment to the corporation's charter
                                - the corporation amends its charter in a      that materially affects the shareholder's
                                way that substantially adversely affects the   rights; or
                                shareholder's rights; or                       - any other action taken by the corporation,
                                - the corporation enters into certain          to the extent the charter, bylaws or a
                                transactions                                   resolution of the board of directors of the
                                                                               corporation provides

                                               PRISON REALTY                                       CCA
                                                 (MARYLAND                              (TENNESSEE CORPORATION)
                                                CORPORATION)
                                        (AFTER THE AMENDMENT AND
                                    RESTATEMENT OF THE PRISON REALTY
                                                  CHARTER)
                                governed by the business combination           that shareholders are entitled to dissent
                                provisions of Maryland law.                    and obtain payment for their shares.

                                Under Maryland law, unless the transaction
                                is governed by the business combination
                                provisions of Maryland law, such rights are    Under Tennessee law, no shareholder may
                                not available if:                              dissent as to shares of any security which
                                - the stock is listed on a national            is listed on an exchange registered under
                                securities exchange or designated as a         Section 6 of the Exchange Act or which is a
                                national market system security on an          "national market system security," as
                                interdealer quotation system by the National   defined in rules promulgated pursuant to the
                                Association of Securities Dealers or           Exchange Act.
                                designated for trading on the NASDAQ Small
                                Cap Market;
                                - the stock is that of a successor in a
                                merger, unless the merger alters the
                                contract rights of the stock or the stock is
                                converted into something other than stock of
                                the successor or cash;
                                - a corporation limits stockholder appraisal
                                rights in its charter, or the stockholders
                                who own stock not entitled to vote on the
                                transaction or who own stock acquired after
                                the record date for the transaction.

Business combinations           Under Maryland law, unless exempt, "business   Under Tennessee law, "business combinations"
                                combinations" with "interested shareholders"   with "interested shareholders" are subject
                                are subject to a moratorium of five years      to a moratorium of five years unless
                                unless specified conditions are met.  After    specified conditions are met.  After this
                                this five year period, any business            five year period, any business combination
                                combination with an interested shareholder     with an interested shareholder must be
                                must be approved by 80% of all voting stock    approved by two-thirds of the disinterested
                                and two-thirds of the disinterested voting     voting stock or must meet certain financial
                                stock.  These provisions of Maryland law do    conditions.  Unless its charter provides
                                not apply to business combinations with        otherwise, a corporation is exempt from
                                interested shareholders that have been         these restrictions if it does not have a
                                exempted by resolution of the board of         class of voting stock registered or traded
                                directors prior to the determination date.     on a national securities exchange or
                                                                               registered with the SEC pursuant to Section
                                                                               12(g) of the Exchange Act.  CCA's charter
                                                                               does not "opt out" of this exemption.

Non-shareholder constituencies  Under Maryland law, a corporation's charter    Under Tennessee law, if the charter of the
                                may include a provision that allows the        corporation allows, directors and officers
                                board of directors, in considering a           are exempt from liability if they fail to
                                potential acquisition of control of the        approve a proposed business combination if
                                corporation, to consider the effect of the     they acted in good faith belief that the
                                potential acquisition on shareholders,         proposed business combination would
                                employees, suppliers, customers and            adversely affect the corporation's
                                creditors of the corporation and communities   employees, customers, suppliers or the
                                in which offices or other establishments of    communities in which the corporation
                                the corporation are located.  The Prison       operates.  The CCA charter does not include
                                Realty charter includes such a provision.      such a provision.

Control share acquisitions      Under Maryland law, shares of the              Under Tennessee law, shares of the
                                corporation acquired in a "control share       corporation acquired in a "control share
                                acquisition" (as defined by Maryland law)      acquisition" (as defined by Tennessee law)
                                will have no voting rights except to the       have no voting rights except to the extent
                                extent approved by a vote of two-thirds of     authorized by a vote at a special meeting of
                                all disinterested shareholders at a special    a majority of the disinterested shareholders.
                                meeting of shareholders.  This provision       This provision does not apply to
                                applies to the

                                               PRISON REALTY                                       CCA
                                                 (MARYLAND                              (TENNESSEE CORPORATION)
                                                CORPORATION)
                                        (AFTER THE AMENDMENT AND
                                    RESTATEMENT OF THE PRISON REALTY
                                                  CHARTER)
                                corporation unless it "opts out" of the        the corporation unless it "opts into" the
                                provisions in its charter or  bylaws. Prison   provisions in its charter or bylaws.  CCA
                                Realty has "opted out" of these provisions     has not "opted into" these provisions in its
                                in its bylaws.                                 charter or bylaws.

Investor protection             Maryland law does not contain a provision      Under Tennessee law, persons making tender
                                regarding investor protection.                 offers for purchases of CCA securities must
                                                                               make certain filings with the Tennessee
                                                                               Commissioner of Commerce and Insurance.
                                                                               This provision does not apply to tender
                                                                               offers that are adopted by the board of
                                                                               directors.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion describes the material federal income tax consequences applicable to CCA and its shareholders that are expected to result from the merger of CCA with and into a newly-formed subsidiary of Prison Realty, and the resulting exchange of the common stock of CCA for Prison Realty common stock and cash. This discussion assumes that each holder holds stock in CCA as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of taxation of the merger and related transactions that may be relevant to particular shareholders in light of their personal investment or income tax circumstances or to particular types of shareholders subject to special tax treatment under the federal income tax laws (including, without limitation, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, foreign persons (including foreign corporations) and taxpayers subject to the alternative minimum tax). This discussion is based on the Code, applicable Department of Treasury regulations, and judicial and administrative rulings, interpretations and practice, all as of the date of this joint proxy statement/prospectus.

         SHAREHOLDERS OF CCA ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND RELATED TRANSACTIONS AND THE PRISON REALTY RESTRUCTURING, INCLUDING APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAX CONSEQUENCES OF THE MERGER

         Stokes Bartholomew Evans & Petree, P.A., tax counsel to Prison Realty and special tax counsel to CCA, will deliver an opinion to Prison Realty and to CCA dated the closing date to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Stokes Bartholomew Evans & Petree, P.A. is based on various assumptions and on certain factual representations of Prison Realty and CCA and is not binding on the IRS or any court. Accordingly, no assurance can be given that the IRS will not challenge the opinion of Stokes Bartholomew Evans & Petree, P.A. or that any such challenge would not be successful. Stokes Bartholomew Evans & Petree, P.A. will render no opinion on the tax consequences of the purchase by Prison Realty of the shares of CCA common stock held by Baron or, if applicable, Sodexho.

         In the opinion of Stokes Bartholomew Evans & Petree, P.A., the federal income tax consequences of the merger will generally be as follows:

              (i) CCA will not recognize gain or loss on the transfer of its assets and liabilities to Prison Realty's acquisition subsidiary pursuant to the terms of the merger;

              (ii) Prison Realty will not recognize gain or loss on the transfer of Prison Realty common stock to the shareholders of CCA pursuant to the merger;

              (iii) No gain or loss will be recognized by the shareholders of CCA as a result of the merger (except as described in (vi) below);

              (iv) The aggregate tax basis of the shares of Prison Realty common stock received by a shareholder of CCA pursuant to the merger (including any fractional share of Prison Realty common stock for which cash is received) will be equal to the aggregate tax basis of such shareholder's shares of CCA common stock exchanged therefor;

              (v) A shareholder's holding period with respect to the Prison Realty common stock received in the merger will include the holding period of the CCA common stock exchanged therefor if the shareholder holds its CCA common stock as a capital asset on the closing date; and

              (vi) Cash received by a shareholder of CCA in lieu of a fractional share of Prison Realty common stock will be treated as received in exchange for such fractional interest, and gain or loss will be recognized by such shareholder in an amount equal to the difference between the amount of cash received and the portion of that shareholder's adjusted tax basis in the shares of CCA common stock allocated to such fractional interest. Such gain or loss generally will be treated as capital gain or loss if the shareholder holds its CCA common stock as a capital asset on the closing date.

LIMITATIONS ON ABILITY TO UTILIZE LOSSES OF CCA

         It is likely that the merger and related transactions will trigger certain limitations on Prison Realty's and/or CCA's ability to use certain net operating losses and capital loss carryforwards to offset taxable income generated by Prison Realty or the acquisition subsidiary following the closing of the merger and related transactions. As of March 30, 2000, CCA and certain affiliated subsidiaries had net operating loss carryforwards of approximately $138.7 million.

PURCHASE OF CCA COMMON STOCK FROM BARON AND SODEXHO

BARON

         Prison Realty will purchase all of the shares of the voting common stock of CCA which are owned by Baron for non-cash consideration consisting of shares of Prison Realty common stock valued at $8.0 million (or approximately
2.3 million shares assuming a Prison Realty common stock price of $3.44 per share). The number of shares of Prison Realty common stock to be issued and delivered to Baron as the purchase price under the agreement shall be determined by dividing $8.0 million by the lesser of: (i) $3.4375, the closing price of shares of Prison Realty common stock on the NYSE on Friday, June 23, 2000; (ii) the average closing price of Prison Realty common stock on the NYSE over the five trading days ending two trading days prior to the closing of the merger;
(iii) the conversion price of Prison Realty's secured or unsecured indebtedness existing prior to the merger; and (iv) the exercise price of any equity securities issued by Prison Realty prior to the merger in satisfaction of its existing contractual obligations.

         As consideration for Baron's consent to the merger (as necessary in order to effectuate the merger), Baron has required that Prison Realty issue to Baron warrants to purchase $3.0 million in shares of Prison Realty common stock (or approximately 857,000 shares assuming a Prison Realty common stock price of $3.50 per share with respect to two-thirds of the warrants and a Prison Realty common stock price of $3.44 per share with respect to one-third of the warrants).

Specifically, Prison Realty will issue and deliver to Baron (i) series A warrants to purchase shares of Prison Realty common stock having an aggregate value of $2.0 million, as calculated below, with an exercise price equal to $0.01 per share and (ii) series B warrants to purchase shares of Prison Realty common stock having an aggregate value of $1.0 million, as calculated below, at an exercise price equal to the lesser of: (a) $3.4375, the closing price of shares of Prison Realty common stock on the NYSE on Friday, June 23, 2000; (b) the average closing price of Prison Realty common stock on the NYSE over the five trading days ending two trading days prior to the closing of the merger;
(c) the conversion price of any of Prison Realty's secured or unsecured indebtedness existing prior to the merger; and (d) the exercise price of any equity securities issued prior to the merger in satisfaction of its existing contractual obligations. The warrants shall be exercisable for a period of five years commencing on the date of issuance of the warrants. The number of shares of Prison Realty common stock Baron shall receive as the result of its exercise of the series A warrants shall be determined by dividing $2.0 million by the lesser of: (a) $3.4375, the closing price of the shares of Prison Realty common stock on the NYSE on Friday, June 23, 2000; (b) average closing price of Prison Realty common stock on the NYSE over the 5 trading days ending two trading days prior to the closing of the merger; (c) the conversion price of Prison Realty's existing secured or unsecured indebtedness existing prior to the merger; and (d) the exercise price or conversion price of any equity securities issued by Prison Realty in satisfaction of its existing contractual obligations. The number of shares of Prison Realty common stock Baron shall receive as the result of its exercise of the series B warrants shall be determined by dividing $1.0 million by the lesser of: (a) $3.4375, the closing price of shares of Prison Realty common stock on the NYSE on Friday, June 23, 2000; (b) the average closing price of Prison Realty common stock on the NYSE over the five trading days ending two trading days prior to the closing of the merger; (c) the conversion price of any of Prison Realty's secured or unsecured indebtedness existing prior to the merger; and (d) the exercise price of any equity securities issued by Prison Realty prior to the merger in satisfaction of its existing contractual obligations.

         In addition, certain of the agreements entered into by Baron in connection with its initial purchase of the shares from CCA will be canceled and will be of no further force or effect. The completion of the transactions contemplated by the Baron stock purchase as set forth in the Baron purchase agreement is subject to (i) the voting by Baron of their shares of CCA common stock in favor of the merger, and (ii) obtaining the necessary shareholder approval of the merger. Baron has designated a representative serving on the CCA board.

SODEXHO

         Prison Realty is currently negotiating with Sodexho with respect to the purchase of the shares of CCA common stock held by it. Prison Realty expects, if it can reach an agreement with Sodexho, to pay Sodexho non-cash consideration consisting of shares of Prison Realty common stock valued at up to $8.0 million (or approximately 2.3 million shares assuming a Prison Realty common stock price of $3.44 per share) for its shares of CCA common stock, under the same terms as described above with respect to the purchase of shares of CCA common stock held by Baron. Prison Realty indicated to Sodexho that it was willing to satisfy its previous agreement to purchase the CCA shares in the form of Prison Realty common stock valued at $8.0 million as required by Prison Realty's amended bank credit facility. Sodexho informed Prison Realty that it should receive the same aggregate consideration as Prison Realty agreed to pay Baron. The merger agreement provides that Sodexho would receive fewer shares of Prison Realty common stock in the merger pursuant to the exchange ratio set forth in the merger agreement. Prison Realty intends to continue negotiations with Sodexho regarding its purchase of the CCA common stock held by Sodexho for non-cash consideration of up to $8.0 million. Prison Realty has conditioned and will condition its proposed purchase on the elimination of Sodexho's existing contractual right to have a representative on Prison Realty's board of directors. In the event Prison Realty does not acquire such shares prior to the merger, there can be no assurance that Sodexho will vote the CCA common stock held by it in favor of the merger or the Prison Realty common stock held by it in favor of the charter amendments and the merger and related transactions. If no agreement is reached with Sodexho, Sodexho will maintain its existing contractual right to have a representative on the Prison Realty board.

RECOMMENDATION OF THE CCA BOARD

         THE CCA BOARD HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE RELATED TRANSACTIONS. THE CCA BOARD BELIEVES THAT THE MERGER AGREEMENT, THE MERGER AND THE RELATED TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF, CCA AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE CCA SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE RELATED TRANSACTIONS.

                 ADDITIONAL INFORMATION REGARDING PRISON REALTY

         The following information should be read in conjunction with the information regarding Prison Realty included elsewhere in this joint proxy statement/prospectus, including the information set forth under "Information About Prison Realty."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PRISON REALTY

         Certain historical and pro forma financial information regarding Prison Realty is included elsewhere in this joint proxy statement/prospectus. The following discussion and analysis should be read in conjunction with that financial information.

OVERVIEW

         Prison Realty, a Maryland corporation formed in September 1998, commenced operations on January 1, 1999 following the 1999 Merger of Old CCA and Old Prison Realty with and into Prison Realty.

         The 1999 Merger has been accounted for as a reverse acquisition of Prison Realty by Old CCA and as an acquisition of Old Prison Realty by Prison Realty. As such, Old CCA's assets and liabilities have been carried forward at historical cost, and the provisions of reverse acquisition accounting prescribe that Old CCA's historical financial statements be presented as Prison Realty's historical financial statements prior to January 1, 1999. The historical equity section of the financial statements and earnings per share have been retroactively restated to reflect Prison Realty's equity structure, including the exchange ratio and the effects of the differences in par values of the respective companies' common stock. Old Prison Realty's assets and liabilities have been recorded at fair market value, as required by Accounting Principles Board Opinion No. 16, ("Business Combinations") ("APB 16").

OPERATIONS

         Prior to the 1999 Merger, Old CCA operated and managed prisons and other correctional and detention facilities and provided prisoner transportation services for governmental agencies. Old CCA also provided a full range of related services to governmental agencies, including managing, financing, developing, designing and constructing new correctional and detention facilities and redesigning and renovating older facilities. Since the 1999 Merger, Prison Realty has specialized in acquiring, developing and owning correctional and detention facilities. As required by its governing instruments, Prison Realty currently intends to elect to be taxed as, and has operated so as to preserve its ability to qualify as, a real estate investment trust, or REIT, for federal income tax purposes for its taxable year ending December 31, 1999. In the event the merger and related transactions and the Prison Realty restructuring are approved by the shareholders of Prison Realty and CCA, Prison Realty will be required to be taxed as a subchapter C corporation commencing with the taxable year ended December 31, 2000. There can be no assurance, however, that Prison Realty will qualify as a REIT for its 1999 taxable year in the event it elects such.

         Prison Realty's results of operations for all periods prior to January 1, 1999 reflect the operating results of Old CCA, and the results of operations subsequent to January 1, 1999 reflect the operating results of Prison Realty as a REIT. Management of Prison Realty believes the comparison between 1999 and the years 1998 and 1997 (and the comparison between the quarter ended March 31, 2000 and the fiscal quarters ended March 31, 1998 and March 31, 1997) is not meaningful because the financial condition, results of operations and cash flows of the years 1998 and 1997 (and of the fiscal quarters ended March 31, 1998 and March 31, 1997) reflect the operations of Old CCA and the 1999 (and the fiscal quarters ended March 31, 1999 and March 31, 2000) financial condition, results of operations and cash flows reflect the operations of Prison Realty as a REIT.

         The following unaudited pro forma operating information presents a summary of comparable consolidated results of combined operations as a REIT of Old CCA and Old Prison Realty for the year ended December 31, 1998 (excluding
(i) Old CCA's historical operations, (ii) the CCA compensation charge, (iii) the cumulative effect of accounting change, (iv) any write off of loan costs, (v) any non-recurring expenses related to the 1999 Merger, (vi) any write-offs of amounts due under lease arrangements, (vii) any impairment loss, (viii) any loss or disposals of assets, and (ix) any provision for income taxes or charge in tax status), as if the 1999 Merger had occurred as of January 1, 1998. The unaudited pro forma operating information is presented for comparison purposes only and does not purport to represent what Prison Realty's results of operations actually would have been had the 1999 Merger, in fact, occurred on January 1, 1998.

                                                                   Pro Forma
                                                              Twelve Months Ended

                                                            December 31, 1998
                                                                (Unaudited)
                                                           (In Thousands, Except
                                                              Per Share Amounts)

      Revenues                                              $           218,587
      Operating income                                                  181,238
      Net income available to common shareholders                       174,888
      Net income per common share:
         Basic                                                             1.88
         Diluted                                                           1.73


         On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to CCA all of the issued and outstanding capital stock of certain wholly owned corporate subsidiaries of Old CCA, certain management contracts and certain other assets and liabilities, and entered into the trade name use agreement. In exchange, Old CCA received the CCA note in the principal amount of $137.0 million and 100% of the non-voting common stock of CCA. The non-voting common stock represents a 9.5% economic interest in CCA and was valued at the implied fair market value of $4.8 million. Prison Realty succeeded to these interests as a result of the 1999 Merger. The sale to CCA generated a deferred gain of $63.3 million.

         On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to Prison Management Services, LLC certain management contracts and certain other assets and liabilities relating to government-owned adult prison facilities. On January 1, 1999, Prison Management Services, LLC merged with PMSI. In exchange, Old CCA received 100% of the non-voting membership interest in PMSI valued at the implied fair market value of $67.1 million. Prison Realty succeeded to this interest as a result of the 1999 Merger. The sale to PMSI generated a deferred gain of $35.4 million.

         On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to Juvenile and Jail Facility Management Services, LLC certain management contracts and certain other assets and liabilities relating to government-owned jails and juvenile facilities. On January 1, 1999, Juvenile and Jail Facility Management Services, LLC merged with JJFMSI. In exchange, Old CCA received 100% of the non-voting membership interest in JJFMSI valued at the implied fair market value of $55.9 million. Prison Realty succeeded to this interest as a result of the 1999 Merger. The sale to JJFMSI generated a deferred gain of $18.0 million.

         On January 1, 1999, Old Prison Realty merged with and into Prison Realty (the "Prison Realty Merger"). In the Prison Realty Merger, Old Prison Realty shareholders received 1.0 share of common stock or series A preferred stock of Prison Realty in exchange for each Old Prison Realty common share or series A preferred share. The Prison Realty Merger was accounted for as a purchase acquisition of Old Prison Realty.

FINANCIAL CONDITION OF CCA AND PRISON REALTY

         CCA is a private prison management company that operates and manages the substantial majority of facilities owned by Prison Realty. As a result of the 1999 Merger and certain contractual relationships existing between Prison Realty and CCA, Prison Realty is dependent on its significant sources of income from CCA. In addition, Prison Realty pays CCA for services rendered to Prison Realty in the development of its correctional and detention facilities. See the information contained in "Information About Prison Realty" for a complete description of the contractual relationships between Prison Realty and CCA and recent amendments to these contractual relationships.

         Prior to completion of the merger and related transactions and the Prison Realty restructuring, Prison Realty's business will be ownership, development and leasing of correctional and detention facilities to qualified third parties and government agencies. As the lessor of correctional and detention facilities, Prison Realty is currently dependent upon the ability of its tenants to make lease payments to Prison Realty. CCA is currently the lessee of a substantial majority of Prison Realty's facilities. At December 31, 1999, CCA leased 34 of the

43 operating properties owned by Prison Realty, and at March 31, 2000, CCA leased 37 of the 46 operating properties owned by Prison Realty. Therefore, Prison Realty is currently dependent for a substantial portion of its revenues on CCA's ability to make the lease payments required under the CCA leases for such facilities. CCA incurred a net loss of $202.9 million for the year ended December 31, 1999 and incurred a net loss of $62.6 million for the three months ended March 31, 2000, and currently has a net working capital deficiency and a net capital deficiency. As more fully described in "Information About Prison Realty--Recent developments," due to CCA's liquidity position, CCA has been unable to make timely rental payments to Prison Realty under the original terms of the CCA leases and has been required to defer the first scheduled payment of accrued interest on the $137.0 million promissory note payable by CCA to Prison Realty. As of December 31, 1999, CCA was in default under the provisions of its bank credit facility, although such events of default were waived subsequent to December 31, 1999, as more fully described in "Information About Prison Realty--Recent developments." As a result of CCA's financial and liquidity condition, the independent public accountants of CCA have indicated in their opinion on CCA's 1999 consolidated financial statements that there is substantial doubt about CCA's ability to continue as a going concern.

         As discussed in "Information About Prison Realty--Recent developments," Prison Realty and CCA have amended the original terms of the CCA leases to defer, with interest, rental payments originally due to Prison Realty during the period from January 2000 to June 2000 until September 30, 2000, with the exception of certain scheduled payments. Pursuant to the terms of this amendment, CCA shall pay interest on such deferred rental payments, at an annual rate equal to the current non-default rate of interest applicable to CCA's credit facility (subject to adjustment if and to the extent that such rate of interest under such existing bank credit is adjusted) from the date each such payment would have been payable under the original terms of the CCA leases until the date such payment is actually paid. CCA's obligation to make payments under the CCA leases is not secured by any of the assets of CCA, although the obligations under the CCA leases are cross-defaulted so that Prison Realty could terminate all of the CCA leases if CCA fails to make required lease payments. Under such circumstances, Prison Realty would be required to find a suitable lessee for Prison Realty's facilities in order to generate revenue and to maintain its ability to qualify as a REIT. Due to the unique nature of correctional and detention facilities, Prison Realty may be unable to locate suitable lessees or to attract such lessees. It is anticipated, however, that upon completion of the merger and related transactions, the leases between Prison Realty and CCA, as amended, will be terminated.

         Continued operating losses by CCA, declarations of events of default and acceleration actions by Prison Realty's and CCA's creditors, the continued inability of CCA to make contractual payments to Prison Realty under the original terms of such agreements, and Prison Realty's limited resources currently available to meet its operating, capital expenditure and debt service requirements will have a material adverse impact on Prison Realty's consolidated financial position, results of operations and cash flows. In addition, these matters concerning Prison Realty and CCA raise substantial doubt about Prison Realty's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of asset carrying amounts or the amounts of liabilities that might result should Prison Realty be unable to continue as a going concern.

         Prison Realty has limited resources currently available to meet its operating, capital and debt service requirements. As a result, Prison Realty currently is, and will continue to be, dependent on its ability to borrow funds under the terms of its bank credit facility to meet these requirements. Due to Prison Realty's financial condition, the availability of borrowings under its bank credit facility is uncertain, notwithstanding the recently obtained waiver and amendment to Prison Realty's bank credit facility . Accordingly, there can be no assurance that Prison Realty will be able to meet its operating, capital expenditure and debt service requirements in the future.

LENDER CONSENTS

         As a result of the financial condition of Prison Realty and CCA, certain existing or potential events of default arose under the provisions of Prison Realty's indebtedness. In addition, certain of the proposed restructuring transactions involving Prison Realty were not permitted under the terms of Prison Realty's indebtedness. As more fully described in "Information About Prison Realty--Recent developments" and in "--Liquidity and capital resources," Prison Realty has obtained waivers of previously existing events of default under, and amendments to, the provisions of its bank credit facility and its convertible, subordinated notes to permit the restructuring transactions and the amendments to the CCA leases and the other contractual arrangements between Prison Realty and CCA. See "Information About Prison Realty--Recent developments." As of July 17, 2000, the waivers and amendments remained in effect, and, as a result, Prison Realty was not in default under the terms of its credit facility or convertible, subordinated notes.

AMENDMENTS TO CCA LEASES AND OTHER AGREEMENTS

         On December 31, 1999, Prison Realty and CCA amended the terms of the CCA leases to change the annual base rent escalation formula with respect to each facility leased to CCA. Previously, each facility's annual base rent was subject to increase each year in an amount equal to a percentage of the total rental payments with respect to each facility, such percentage being the greater of: (i) 4%; or (ii) 25% of the percentage increase of gross management revenue derived from such facility. As a result of this amendment, each facility's annual base rent is subject to increase each year in an amount equal to the lesser of: (i) 4% of the annualized yearly rental payments with respect to such facility; or (ii) 10% of the excess of CCA's aggregate gross management revenues for the prior year over a base amount of $325.0 million.

         In an effort to address the liquidity needs of CCA prior to the completion of the restructuring, and as permitted by the terms of the waiver and amendment to Prison Realty's bank credit facility, Prison Realty and CCA have amended the terms of the CCA leases. As previously described in "Information About Prison Realty--Recent developments" and in "-- Liquidity and capital resources," lease payments under the CCA leases will be due and payable on June 30 and December 31 of each year, instead of monthly. In addition, Prison Realty and CCA have agreed to defer, with interest, and with the exception of certain scheduled payments, the first semi-annual rental payment under the revised terms of the CCA lease agreements, due June 30, 2000, until September 30, 2000.

         As described in "Information About Prison Realty--Recent developments," in connection with the amendments to the CCA leases deferring a substantial portion of the rental payments due to Prison Realty thereunder, the terms of the waiver and amendment to Prison Realty's bank credit facility condition the effectiveness of the waiver and amendment to the bank credit facility upon the deferral of Prison Realty's payment of fees to CCA which would otherwise be payable pursuant to the terms of the amended and restated tenant incentive agreement, the business development agreement and the amended and restated services agreement. Also as described in "Information About Prison Realty--Recent developments," Prison Realty and CCA have deferred, with interest, the payment of such amounts. The terms of CCA's recently amended waiver and amendment to the provisions of its bank credit facility permit the deferral of these payments.

RESULTS OF OPERATIONS

         Prison Realty incurred a net loss for the three months ended March 31, 2000 of $30.0 million and was in default under its senior secured bank credit facility (outstanding balance of $926.7 million at March 31, 2000) until June 9, 2000, when Prison Realty and its senior lenders


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entered into a waiver of existing events of default under, and amendments to, the provisions of Prison Realty's bank credit facility. Prison Realty also was in default under the provisions of the agreements governing Prison Realty's $40.0 million convertible, subordinated notes (outstanding balance of $40.0 million at March 31, 2000), and its $30.0 million convertible, subordinated notes (outstanding balance of $30.0 million at March 31, 2000) until June 30, 1999, when Prison Realty and the holders of such indebtedness executed waivers of existing events of default under, and amendments to, the provisions of such indebtedness. In addition, Prison Realty has significant outstanding shareholder and other litigation matters. For a more complete description of Prison Realty's non-compliance with the terms and covenants of its indebtedness and events of default thereunder, as well as the waivers and amendments recently obtained by Prison Realty, see "Information About Prison Realty--Recent developments."

         Further, CCA, Prison Realty's primary lessee, on which Prison Realty is dependent on for its major sources of income, incurred a net loss of $202.9 million for the year ended December 31, 1999 and a net loss of $62.6 million for the three months ended March 31, 2000, and had a net working capital deficiency and a net capital deficiency at March 31, 2000.

         As of March 31, 2000, approximately $80.2 million of rents due from CCA to Prison Realty under the original terms of the CCA leases were unpaid. Prior to March 31, 2000, CCA paid $12.9 million with respect to 1999. Subsequent to March 31, 2000, CCA paid $11.9 million with respect to 1999. Prior to the amendment of the CCA leases, the original terms of the CCA leases provided that rental payments were due and payable on the 25th day of each month for the current month and that it shall be an event of default if CCA fails to pay any installment of rent within 15 days after notice of nonpayment from Prison Realty. During the period in which the original terms of the CCA leases were in effect, Prison Realty did not provide a notice of nonpayment to CCA with respect to lease payments due and payable by CCA. As previously described in "Information About Prison Realty--Recent developments," the CCA leases have been amended to provide that lease payments under the CCA leases will be due and payable on June 30 and December 31 of each year, instead of monthly. In addition, Prison Realty and CCA have agreed to defer, with interest, and with the exception of certain scheduled payments, CCA's first semi-annual rental payment under the revised terms of the CCA leases until September 30, 2000. Subsequent to March 31, 2000, CCA paid $18.0 million of lease payments related to 2000. At July 17, 2000, $143.8 million of lease payments were accrued but unpaid under the original terms of the CCA leases.

         On April 27, 2000, CCA obtained a waiver of existing events of default under its bank credit facility. These events of default related to CCA's execution of an agreement and plan of merger with respect to a proposed merger of CCA with and into a wholly-owned subsidiary of Prison Realty in connection with the Pacific Life restructuring, the deferral of certain of CCA's lease payments and the payment of fees to CCA by Prison Realty, and a financial covenant relating to CCA's net worth. This waiver, however, was to terminate upon the occurrence of certain events, including the termination of the Pacific Life securities purchase agreement. On June 30, 2000, CCA obtained an amendment to its previous waiver of events of default under, and amendments to, its bank credit facility providing for, among other things, the amendment of


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the CCA leases and other agreements between CCA and Prison Realty, as well as the termination of the Pacific Life securities purchase agreement and CCA's execution of the merger agreement. See "Information About Prison Realty-Recent developments" for a description of this amended waiver and amendment to CCA's credit facility.

         As previously described, as a result of CCA's liquidity position, CCA has also been required to defer the first scheduled payment of accrued interest, totaling approximately $16.4 million, on the $137.0 million promissory note payable by CCA to Prison Realty. Also as a result of CCA's current liquidity position, the independent public accountants of CCA have indicated in their opinion on CCA's 1999 consolidated financial statements that there is substantial doubt about CCA's ability to continue as a going concern.

         Continued operating losses by Prison Realty and CCA, potential declarations of events of default and potential acceleration actions by Prison Realty's and CCA's creditors in the event that either Prison Realty or CCA are unable to maintain in effect existing waivers of events of default, the continued inability of CCA to make contractual payments to Prison Realty under the original terms of such agreements, and Prison Realty's limited resources currently available to meet its operating, capital expenditure and debt service requirements will have a material adverse impact on Prison Realty's consolidated financial position, results of operations and cash flows.

         Three months ended March 31, 2000, as compared to the three months ended March 31, 1999.

         Rental revenues. Rental revenues were $11.5 and $63.6 million for the three months ended March 31, 2000 and 1999, respectively, and were generated from the leasing of correctional and detention facilities. Prison Realty reserved $71.2 million of the $80.2 million in total rental revenue for the three months ended March 31, 2000 due from CCA resulting from the uncertainty regarding the collectibility of the payments.

         Interest income. Interest income was $3.3 and $6.2 million for the three months ended March 31, 2000 and 1999, respectively. This amount was a result of interest earned on the CCA note, cash used to collateralize letters of credit for certain construction projects, direct financing leases and investments of cash prior to the funding of construction projects.

         Interest on the CCA note is payable annually at the rate of 12%. Principal is due in six equal annual installments beginning December 31, 2003. As previously described, as of March 31, 2000, the first scheduled payment of interest, totaling approximately $16.4 million, on the CCA note was unpaid. Prison Realty has fully reserved the $16.4 million of interest accrued under the terms of the CCA note during 1999 as well as the $4.1 million of interest accrued during the first quarter of 2000. The $6.2 million of interest income for the three months ended March 31, 1999 included $4.1 million of interest income related to the CCA note which was reserved for in the fourth quarter of 1999 due to CCA not making the scheduled interest payment.

         Licensing fees. Licensing fees were $2.6 and $2.1 million for the three months ended March 31, 2000 and 1999, respectively. The licensing fees were earned as a result of the trade name use agreement which granted CCA the right to use the name "Corrections Corporation of



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
America" and derivatives thereof subject to specified terms and conditions therein. The fee is based upon gross revenues of CCA, subject to a limitation of 2.75% of the gross revenues of Prison Realty.

         Depreciation and amortization. Depreciation expense was $12.9 and $9.9 million for the three months ended March 31, 2000 and 1999, respectively. Depreciation expense as a percentage of gross rental revenues was 15.6% and 15.6% for the three months ended March 31, 2000 and 1999, respectively. The increase in depreciation expense relates to a greater number of correctional and detention facilities in service. Prison Realty uses the straight-line depreciation method over 50 and five year lives of buildings and machinery and equipment, respectively.

         General and administrative expense. General and administrative expenses were $2.5 and $0.9 million for the three months ended March 31, 2000 and 1999, respectively. General and administrative expense as a percentage of gross rental revenues was 3.1% and 1.4% for the three months ended March 31, 2000 and 1999, respectively. General and administrative expenses consist primarily of management salaries and benefits, legal and other administrative costs. The increase of $1.6 million resulted primarily from an increase of $0.9 million in legal fees and $0.6 million in franchise taxes.

         Write off of amounts under lease arrangements. During the three months ended March 31, 2000, Prison Realty opened one facility that is operated by CCA. Prison Realty has expensed the tenant incentive fees due CCA, totaling $4.0 million, but has made no payments to CCA in 2000 with respect to this agreement.

         Equity in earnings of unconsolidated entities and amortization of deferred gains. Equity in earnings of unconsolidated entities and amortization of deferred gains was $6.1 and $7.7 million for the three months ended March 31, 2000 and March 31, 1999, respectively. For the three months ended March 31, 2000, Prison Realty recognized equity in earnings of PMSI and JJFMSI of $2.1 million and $1.4 million, respectively, and received distributions from PMSI and JJFMSI of $0.6 million and $0.1 million, respectively. For the three months ended March 31, 2000, Prison Realty recognized amortization of deferred gains of PMSI and JJFMSI of $1.8 million and $0.9 million, respectively.

         For the three months ended March 31, 1999, Prison Realty recognized equity in earnings of PMSI and JJFMSI of $1.9 million and $3.1 million, respectively. For the three months ended March 31, 1999, Prison Realty recognized amortization of deferred gains of PMSI and JJFMSI of $1.8 million and $0.9 million, respectively. The decrease in the equity in earnings of PMSI and JJFMSI is attributable to less favorable operating results of PMSI and JJFMSI.

         Interest expense. Interest expense was $31.8 million and $8.3 million for the three months ended March 31, 2000 and 1999, respectively. Interest expense is based on outstanding convertible notes payable balances and borrowings under Prison Realty's bank credit facility and Prison Realty's senior notes, including amortization of loan costs and unused fees. Interest


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expense is reported net of capitalized interest on construction in progress of
$5.2 million and $7.1 million for the three months ended March 31, 2000 and 1999, respectively. The increase in interest expense resulted from increased borrowings of $406.7 million from March 31, 1999 to March 31, 2000, increased interest rates due to rising market rates, the 2.0% default rate on Prison Realty's bank credit facility, the default rate and contingent interest on the $40 million convertible notes and less capitalized interest.

         Provision for change in tax status. Prison Realty, as the successor to Old CCA (a taxable corporation) as the result of the 1999 Merger, intends to elect to change its tax status from a taxable corporation to a REIT effective with the filing of its 1999 federal income tax return. As of December 31, 1998, Prison Realty's balance sheet reflected $83.2 million in gross deferred tax assets. In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), Prison Realty provided a provision for these deferred tax assets, excluding any estimated tax liabilities required for prior tax periods, upon completion of the 1999 Merger and the election to be taxed as a REIT. As such, Prison Realty's results of operations reflect a provision for change in tax status of $83.2 million for the three months ended March 31, 1999.

         Transactions with CCA. Pursuant to the terms of the CCA note, CCA was required to make a scheduled interest payment on December 31, 1999; however, pursuant to the terms of the subordination agreement, CCA is prohibited from making the scheduled interest payments on the CCA note when CCA is not in compliance with certain financial covenants. As of December 31, 1999, CCA was not in compliance with these financial covenants and, consequently, was prohibited from making the scheduled interest payment to Prison Realty. Pursuant to the waiver and amendment to CCA's bank credit facility, CCA continues to be prohibited from making interest payments to Prison Realty. Pursuant to the terms of the subordination agreement between Prison Realty and the agent of CCA's bank credit facility, Prison Realty is prohibited from accelerating payment of the principal amount of the CCA note or taking any other action to enforce its rights under the provisions of the CCA note for so long as CCA's bank credit facility remains outstanding. During the three months ended March 31, 1999, Prison Realty recorded $4.1 million interest accrued under the terms of the CCA note. During December 1999, Prison Realty fully reserved the $16.4 million of interest accrued under the terms of the CCA note during 1999. Prison Realty has also reserved the $4.1 million of interest accrued during the three months ended March 31, 2000.

         CCA failed to make timely contractual payments under the CCA leases. As of December 31, 1999, approximately $24.9 million of rents due from CCA to Prison Realty with respect to 1999 were unpaid. The original terms of the CCA leases provide that such rental payments were due and payable on December 25, 1999. During 2000, CCA has paid such lease payments related to 1999. As described in "Information About Prison Realty--Recent developments," the CCA leases have been amended to defer, with interest, rental payments originally due during the period from January 2000 to June 2000, with the exception of certain installment payments. During 2000, CCA has made installment payments aggregating $18.0 million prior to July 17, 2000 with respect to 2000. For the three months ended March 31, 2000, Prison Realty recognized rental revenue from CCA of $80.2 million and recorded a reserve of $71.2 million resulting in


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
recognition of net rental revenue from CCA of $9.0 million. The reserve was recorded due to the uncertainty regarding the collectibility of the revenue.

         Costs incurred by Prison Realty under the amended and restated services agreement by and between Prison Realty and CCA are capitalized as part of the facilities' development cost. Costs incurred under the amended and restated services agreement and capitalized as part of the facilities' development cost totaled $3.0 million and $12.1 million for the three months ended March 31, 2000 and 1999, respectively. As described in "Information About Prison Realty-- Recent developments," CCA and Prison Realty amended this agreement to defer, with interest, payments to CCA by Prison Realty pursuant to this agreement.

         Costs incurred by Prison Realty under the business development agreement by and between Prison Realty and CCA are capitalized as part of the facilities' development cost. For the three months ended March 31, 2000, no costs were incurred under the business development agreement, and for the three months ended March 31, 1999, $8.6 million were incurred under the business development agreement. As described in "Information About Prison Realty--Recent developments," CCA and Prison Realty have amended this agreement to defer, with interest, payments to CCA by Prison Realty pursuant to this agreement.

         As of March 31, 2000, Prison Realty had recorded a receivable of $25.8 million from CCA. This receivable was comprised primarily of (i) rent due under the CCA leases for the three months ended March 31, 2000 ($80.2 million) and a portion of the month of December 1999 ($11.9 million) and (ii) licensing fees for the fourth quarter of 1999 and the first quarter of 2000 due under the trade name use agreement ($4.8 million). For the three months ended March 31, 2000, Prison Realty recognized rental revenue from CCA of $80.2 million and recorded a reserve of $71.2 million resulting in recognition of net rental revenue from CCA of $9.0 million. The reserve was recorded due to the uncertainty regarding the collectibility of the revenue. Subsequent to March 31, 2000 and through July 17, 2000, CCA has paid obligations under the CCA leases for 2000 and 1999 of $18.0 million and $12.9 million, respectively. In addition, subsequent to March 31, 2000 and through July 17, 2000, CCA has paid $2.2 million for obligations under the trade name use agreement for 1999.

         Year ended December 31, 1999.

         Rental revenues. For the year ended December 31, 1999, rental revenues were $270.1 million and were generated from the leasing of correctional and detention facilities. During the year, Prison Realty began leasing five new facilities, one in February 1999, one in April 1999, one in September 1999 and two in December 1999, respectively, in addition to the 37 facilities which were previously leased as of the beginning of the year.

         Interest income. For the year ended December 31, 1999, interest income was $6.9 million. This amount was a result of interest earned on cash used to collateralize letters of credit for certain construction projects, direct financing leases and investments of cash prior to the funding of construction projects.



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
         In connection with the 1999 Merger, Old CCA received the $137.0 million CCA note. As previously described, as of December 31, 1999, the first scheduled payment of interest, totaling approximately $16.4 million, on the CCA note was unpaid. Prison Realty has fully reserved the $16.4 million of interest accrued under the terms of the CCA note during 1999.

         Licensing fees. For the year ended December 31, 1999, licensing fees were $8.7 million. The licensing fees were earned as a result of the trade name use agreement which granted CCA the right to use the name "Corrections Corporation of America" and derivatives thereof subject to specified terms and conditions therein. The fee is based upon gross revenues of CCA, subject to a limitation of 2.75% of the gross revenues of Prison Realty.

         Depreciation and amortization. For the year ended December 31, 1999, depreciation expense was $44.1 million. Depreciation expense as a percentage of rental revenues for 1999 was 16.3%. Prison Realty uses the straight-line depreciation method over 50 and five year lives of buildings and machinery and equipment, respectively.

         General and administrative expense. For the year ended December 31, 1999, general and administrative expenses were $24.1 million or 8.9% of 1999 rental revenues. General and administrative expenses consist primarily of management salaries and benefits, legal and other administrative costs. Salaries and related benefits represented 12% of general and administrative expenses for the year ended December 31, 1999.

         During 1999, Prison Realty was involved in various litigation including shareholder litigation and other legal matters which are being defended and handled in the ordinary course of business. While the ultimate results of these individual matters cannot be exactly determined, Prison Realty incurred legal expenses of $6.3 million during 1999. See "--Liquidity and capital resources" herein for further discussion of litigation issues, as well as the information contained under the heading "Information About Prison Realty--Recent developments." In connection with the proposed restructuring, Prison Realty incurred $3.9 million of costs representing consulting and legal advisory services prior to the consummation of the proposed transaction.

         As a result of Prison Realty's failure to declare the dividends discussed in "--Liquidity and capital resources" prior to December 31, 1999, and failure to distribute, prior to January 31, 2000, dividends sufficient to distribute 95% of its taxable income for 1999, Prison Realty is subject to excise taxes, which are currently estimated to be $7.1 million and which have been accrued as of December 31, 1999.

         Equity in earnings of unconsolidated entities and amortization of deferred gains. For 1999, equity in earnings of unconsolidated entities and amortization of deferred gains were $22.9 million. For the year ended December 31, 1999, Prison Realty recognized equity in earnings of PMSI and JJFMSI of $4.7 million and $7.5 million, respectively, and received distributions from PMSI and JJFMSI of $11.0 million and $10.6 million, respectively. For 1999, the amortization of


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the deferred gain on the sales of contracts to the PMSI and JJFMSI was $7.1 million and $3.6 million, respectively.

         Interest expense. For the year ended December 31, 1999, interest expense was $51.9 million, respectively. Interest expense is based on outstanding convertible notes payable balances and borrowings under Prison Realty's bank credit facility and Prison Realty's 12% senior notes, including amortization of loan costs and unused fees. Interest expense is reported net of capitalized interest on construction in progress of $37.7 million for 1999.

         Write off of loan costs. As a result of the amendment to the original bank credit facility, Prison Realty incurred a write off of loan costs of $9.0 million for 1999. See "--Liquidity and capital resources" for a discussion of this write off.

         Loss on disposal of assets. In June 1999, Prison Realty incurred a loss of $1.6 million as a result of a settlement with the State of South Carolina for property previously owned by Old CCA. Under the settlement, Prison Realty, as the successor to Old CCA, will receive $6.5 million in three installments by June 30, 2001 for the transferred assets. The net proceeds were approximately $1.6 million less than the surrendered assets' depreciated book value. Prison Realty received $3.5 million of the proceeds during 1999. As of December 31, 1999, Prison Realty has a receivable of $3.0 million related to this settlement.

         In December 1999, Prison Realty incurred a loss of $0.4 million resulting from a sale of a new facility in Florida. Construction on the facility was completed by Prison Realty in May 1999. In accordance with the terms of the management contract between Old CCA and Polk County, Florida, Polk County exercised an option to purchase the facility. Net proceeds of $40.5 million were received by Prison Realty.

         Write off of amounts under lease arrangements. For the year ended December 1999, Prison Realty had paid tenant incentive fees of $68.6 million, with $2.9 million of those fees amortized against rental revenues. During the fourth quarter of 1999, Prison Realty undertook a plan that contemplates merging with CCA and thereby eliminating the CCA leases or amending the CCA leases to significantly reduce the lease payments to be paid by CCA to Prison Realty. Consequently, Prison Realty determined that the remaining deferred tenant incentive fees at December 31, 1999 were not realizable and wrote off fees totaling $65.7 million.

         Impairment loss. SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," requires impairment losses to be recognized for long-lived assets used in operations when indications of impairment are present and the estimate of undiscounted future cash flows is not sufficient to recover asset carrying amounts. In December 1999, the poor financial position, results of operations and cash flows of CCA indicated to management that certain of its correctional and detention facilities might be impaired. In accordance with SFAS 121, Prison Realty estimated the undiscounted net cash flows for each of its properties and compared the sum of those undiscounted net cash flows to Prison Realty's



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investment in that property. Through its analysis, Prison Realty determined that three of its correctional and detention facilities in the state of Kentucky had been impaired. For these three properties, Prison Realty reduced the carrying values of the underlying assets to their estimated fair values, as determined based on anticipated future cash flows discounted at rates commensurate with the risks involved. The resulting impairment loss totaled $76.4 million.

         Provision for change in tax status. Prison Realty, formerly a taxable corporation, intends to elect to change its tax status from a taxable corporation to a REIT effective with the filing of its 1999 federal income tax return. As of December 31, 1998, Prison Realty's balance sheet reflected $83.2 million in gross deferred tax assets. In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), Prison Realty provided a provision for these deferred tax assets, excluding any estimated tax liabilities required for prior tax periods, upon completion of the 1999 Merger and the election to be taxed as a REIT. As such, Prison Realty's results of operations reflect a provision for change in tax status of $83.2 million for the year ended December 31, 1999.

         Year ended December 31, 1998, as compared with year ended December 31, 1997.

         Management and other revenues. Total revenues increased 43.2% in 1998 as compared to 1997, with increases in both management and transportation services. Management revenues increased 44% in 1998, or $197.9 million. This increase was primarily due to the opening of new facilities and the expansion of existing facilities by Old CCA in 1997 and 1998. In 1998, Old CCA opened 10 new facilities with an aggregate design capacity of 9,256 beds, assumed management of eight facilities with an aggregate design capacity of 3,757 beds and expanded seven existing facilities to increase their design capacity by an aggregate of 2,473 beds. Due to the growth in beds, compensated mandays increased 44% in 1998 from 10,524,537 to 15,107,533. Average occupancy improved to 94.4% in 1998 as compared to 93.2% in 1997.

         Transportation revenues increased $1.9 million or 15% in 1998 as compared to 1997. This growth was primarily the result of an expanded customer base and increased compensated mileage realized through the increased utilization of three transportation hubs opened in 1997 and more "mass transports," which are generally moves of 40 or more inmates per trip.

         Operating expenses. Facility operating expenses increased 50.2% to $496.5 million in 1998. There were significant increases in operating expenses realized due to the increased compensated mandays and compensated mileage that Old CCA realized in 1998 as previously mentioned. Also Old CCA adopted the provisions of the AICPA's Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities." The effect of this accounting change for 1998 was a $14.9 million charge to operating expenses. Prior to the adoption of SOP 98-5, project development and facility start-up costs were deferred and amortized on a straight-line basis over the lesser of the initial term of the contract plus renewals or five years. In conjunction with Old CCA terminating five contractual relationships, Old CCA realized approximately $2.0


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million of operating expenses related to transition costs and deferred contract costs. Old CCA also incurred $1.0 million of non-recurring operating expenses related to the 1999 Merger.

         In 1998, Old CCA was subject to a class action lawsuit at one of its facilities regarding the alleged violation of inmate rights which was settled subsequent to the end of the year. Old CCA was also subject to two wrongful death lawsuits at one of its facilities. These lawsuits were assumed by Prison Realty in the 1999 Merger. CCA recognized $2.1 million of expenses in 1998 related to these lawsuits. See "Legal Proceedings."

         Lease expense. Lease expense increased 210.5% in 1998 compared to 1997. Old CCA had entered into leases with Old Prison Realty in July 1997 for the initial nine facilities that Old CCA had sold to Old Prison Realty. Throughout 1997 and 1998, Old CCA sold an additional four facilities and one expansion to Old Prison Realty and, immediately after these sales, leased the facilities back pursuant to long-term, triple net leases. As a result of the U.S. Corrections Corporation acquisition, Old CCA entered into long-term leases for four additional facilities with Old Prison Realty.

         General and administrative. General and administrative expenses increased 78.6% in 1998 over 1997. Included in general and administrative expenses was $1.3 million incurred in the fourth quarter of 1998 for an advertising and employee relations initiative aimed at raising the public awareness of Old CCA and the industry. Also, in connection with the 1999 Merger, CCA became subject to a purported class action lawsuit attempting to enjoin the 1999 Merger and seeking unspecified monetary damages. The lawsuit was settled in principle in November 1998 with the formal settlement being completed in March 1999. Accordingly, Old CCA recognized $3.2 million of expense in 1998 to cover legal fees and the settlement obligation.

         CCA compensation charge. Old CCA recorded a $22.9 million charge to expense in 1998 for the implied fair value of 5.0 million shares of CCA voting common stock issued by CCA to certain employees of Old CCA and Old Prison Realty. The shares were granted to certain founding shareholders of CCA in September 1998. Neither Old CCA nor CCA received any proceeds from the issuance of these shares. The fair value of these common shares was determined at the date of the 1999 Merger based upon the implied value of CCA, derived from $16.0 million in cash investments made by outside investors as of December 31, 1998, as consideration for a 32% ownership interest in CCA.

         Depreciation and amortization. Depreciation and amortization expenses increased 7.4% in 1998 over 1997. The increase was due to the increase in the number of owned facilities operated by Old CCA in 1998 as compared to 1997. Of the 10 new facilities opened by Old CCA in 1998, Old CCA owned six.

         Interest expense. Interest expense for 1998 was $8.6 million as compared to $7.4 million in 1997.




                                      209
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         Interest income. Interest income for 1998 was actually $11.4 million as compared to $10.8 million of interest income in 1997. In 1998, Old CCA was still benefiting from interest earnings on the cash proceeds that Old CCA realized in 1997 when it sold 12 facilities to Old Prison Realty.

         Write off of loan costs. In June 1998, Old CCA expanded its credit facility from $170.0 million to $350.0 million and incurred debt issuance costs that were being amortized over the life of the loan. The credit facility matured at the earlier of the date of the completion of the 1999 Merger or September 1999. Accordingly, upon consummation of the 1999 Merger the credit facility was terminated and the related unamortized issuance costs were expensed. See "-- Liquidity and capital resources" for more detail.

         Cumulative effect of accounting change, net of taxes. As previously discussed, Old CCA adopted the provisions of SOP 98-5 in 1998. As a result, Old CCA recorded a $16.1 million charge as a cumulative effect of accounting change, net of taxes of $10.3 million, on periods through December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

         Substantially all of Prison Realty's revenues are derived from: (i) rents received under triple net leases of correctional and detention facilities, including the CCA leases; (ii) dividends from investments in the non-voting stock of certain subsidiaries; (iii) interest income on the CCA note; and (iv) license fees earned under the terms of the trade name use agreement. As of March 31, 2000, CCA leased 37 of Prison Realty's 46 operating properties pursuant to the CCA leases. Prison Realty, therefore, is dependent for its rental revenues upon CCA's ability to make the lease payments required under the CCA leases for such facilities.


         As discussed in "Information About Prison Realty--Recent developments," Prison Realty and CCA have amended the original terms of the CCA leases to defer, with interest, rental payments originally due to Prison Realty during the period from January 2000 to June 2000 until September 30, 2000, with the exception of certain scheduled payments. Pursuant to the terms of this amendment, CCA shall pay interest on such deferred rental payments, at an annual rate equal to the current non-default rate of interest applicable to CCA's credit facility (subject to adjustment if and to the extent that such rate of interest under such existing bank credit is adjusted) from the date each such payment would have been payable under the original terms of the CCA leases until the date such payment is actually paid. CCA's obligation to make payments under the CCA leases is not secured by any of the assets of CCA, although the obligations under the CCA leases are cross-defaulted so that Prison Realty could terminate all of the CCA leases if CCA fails to make required lease payments. Under such circumstances, Prison Realty would be required to find a suitable lessee for Prison Realty's facilities in order to generate revenue and to maintain its ability to qualify as a REIT. Due to the unique nature of correctional and detention facilities, Prison Realty may be unable to locate suitable lessees or to attract such lessees. It is anticipated, however, that upon the completion of the merger and related transactions, the leases between Prison Realty and CCA, as amended, will be terminated.

         Prison Realty incurred a net loss for the three months ended March 31, 2000 of $30.0 million. Prior to the effectiveness of a waiver of events of default under, and amendments to, its bank


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credit facility, dated as of June 9, 2000, Prison Realty was in default under its senior secured bank credit facility (outstanding balance of $926.7 million at March 31, 2000). In addition, prior to obtaining waivers of events of default under, and amendments to, the provisions of the agreements governing such indebtedness on June 30, 2000, Prison Realty was in default under the provisions of the agreements governing Prison Realty's $40.0 million convertible, subordinated notes (outstanding balance of $40.0 million at March 31, 2000), and its $30.0 million convertible, subordinated notes (outstanding balance of $30.0 million at March 31, 2000). The defaults related to Prison Realty's failure to comply with certain financial covenants, the issuance of a going concern opinion qualification with respect to Prison Realty's 1999 consolidated financial statements, and certain transactions effected by Prison Realty, including the execution of the Pacific Life securities purchase agreement. See "Information About Prison Realty--Recent developments."

         Prison Realty's noncompliance with the provisions of its outstanding obligations could have resulted, and the termination or expiration of the existing waivers and amendments relating to such obligations could result, in Prison Realty's creditors demanding immediate repayment of these obligations. In addition, Prison Realty has significant outstanding shareholder and other litigation matters. For a more complete description of Prison Realty's non-compliance with the terms and covenants of its indebtedness and events of default thereunder, as well as Prison Realty's actions with respect to obtaining waivers of these matters, see "Information About Prison Realty--Recent developments" hereunder.

         CCA incurred a net loss of $202.9 million for the year ended December 31, 1999 and a net loss for the quarter ended March 31, 2000 of $62.6 million, had a net working capital deficiency and a net capital deficiency at December 31, 1999 and as of March 31, 2000, and prior to its execution of a waiver of existing events of default under, and amendments to, its bank credit facility, was in default under the provisions of its credit facility. CCA's default under its revolving credit facility related to a failure to comply with certain financial covenants. In addition, CCA is currently in default under the CCA note as a result of CCA's failure to pay the first scheduled interest payment under the terms of the CCA note. CCA has also not made certain scheduled lease payments to Prison Realty pursuant to the original terms of the CCA leases. As discussed in "Information About Prison Realty--Recent developments," Prison Realty and CCA have amended the original terms of the CCA leases to defer, with interest, rental payments originally due to Prison Realty during the period from January 2000 to June 2000 until September 30, 2000, with the exception of certain scheduled payments.

         In response to the significant losses experienced by Prison Realty and by CCA during 1999 and in response to the then-existing defaults under Prison Realty's debt agreements, Prison Realty had entered into an agreement with Pacific Life with respect to a comprehensive restructuring of Prison Realty. As more fully described in "Information About Prison Realty--Recent developments," Prison Realty, CCA, PMSI and JJFMSI entered into a mutual termination of the Pacific Life securities purchase agreement, and Prison Realty and CCA subsequently entered into an agreement and plan of merger contemplating the merger of CCA with and into a


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wholly owned subsidiary of Prison Realty. The recently obtained waivers and amendments relating to each of Prison Realty's and CCA's indebtedness contemplated these transactions, and, as a result, the termination of the Pacific Life securities purchase agreement and the execution of the agreement and plan of merger did not result in an event of default under the provisions of Prison Realty's and CCA's indebtedness.

         In 1999, Prison Realty's growth strategy included acquiring, developing and expanding correctional and detention facilities as well as other properties. Because Prison Realty was required to distribute to its stockholders at least 95% of its taxable income to qualify as a REIT for 1999, Prison Realty relied primarily upon the availability of debt or equity capital to fund the construction and acquisitions of and improvements to correctional and detention facilities.

         Cash flow from operating, investing and financing activities.

         For the quarter ended March 31, 2000, as compared to the quarter ended March 31, 1999. Prison Realty's cash flow used in operating activities was $20.8 million and cash flow provided by operating activities was $50.5 million for the three months ended March 31, 2000 and 1999, respectively, and represents net income plus depreciation and amortization and other non-cash changes and changes in the various components of working capital. Prison Realty's cash flow used in investing activities was $47.3 million and $225.2 million for the three months ended March 31, 2000 and 1999, respectively, and represents acquisitions of real estate properties and increase in restricted cash. Prison Realty's cash flow used in financing activities was $3.7 million and cash flow provided by financing activities was $154.9 million for the three months ended March 31, 2000 and 1999, respectively, and represents payments of debt, payments of dividends on shares of Prison Realty's preferred and common stock, and proceeds from issuance of debt and common stock.

         For the year ended December 31, 1999. Prison Realty's cash flow provided by operating activities was $79.5 million for 1999 and represents net income plus depreciation and amortization and changes in the various components of working capital. Prison Realty's cash flow used in investing activities was $447.6 million for 1999 and represents acquisitions of real estate properties and payments made under lease arrangements. Prison Realty's cash flow provided by financing activities was $421.4 million for 1999 and represents proceeds from the issuance of common stock, issuance of long-term debt, borrowings under the bank credit facility and the 12% senior notes, payments of debt issuance costs and payments of dividends on shares of Prison Realty's preferred and common stock.

         Debt structure.

         Prison Realty bank credit facility. On January 1, 1999, in connection with the completion of the 1999 Merger, Prison Realty obtained a $650.0 million secured bank credit facility from NationsBank, N.A., as administrative agent, and several U.S. and non-U.S. banks. The Prison Realty bank credit facility included up to a maximum of $250.0 million in tranche B term loans


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and $400.0 million in revolving loans, including a $150.0 million subfacility for letters of credit. The term loan required quarterly principal payments of $625,000 throughout the term of the loan, with the remaining balance maturing on December 31, 2002. The revolving loans mature on January 1, 2002. Interest rates, unused commitment fees and letter of credit fees on the bank credit facility were subject to change based on Prison Realty's senior debt rating. The Prison Realty bank credit facility was secured by mortgages on Prison Realty's real property.

         On August 4, 1999, Prison Realty completed an amendment and restatement of the Prison Realty bank credit facility increasing amounts available to Prison Realty under the original bank credit facility to $1.0 billion through the addition of a $350.0 million tranche C term loan. The tranche C term loan is payable in equal quarterly installments in the amount of $875,000 through the calendar quarter ending September 30, 2002, with the balance to be paid in full on December 31, 2002. The maturity of the term loan under the bank credit facility was changed to December 31, 2002, with the maturity of the revolving loan under the bank credit facility remaining January 1, 2002. Lehman Commercial Paper Inc. replaced NationsBank, N.A. as administrative agent of the bank credit facility.

         The amended Prison Realty bank credit facility, similar to the original bank credit facility, provides for interest rates, unused commitment fees and letter of credit fees to change based on Prison Realty's senior debt rating. Similar to the original terms of the bank credit facility, the bank credit facility, as amended, bears interest at variable rates of interest based on a spread over the base rate or LIBOR (as elected by Prison Realty), which spread is determined by reference to Prison Realty's credit rating. The spread ranges from 0.50% to 2.25% for base rate loans and from 2.00% to 3.75% for LIBOR rate loans. These ranges replaced the original spread ranges of 0.25% to 1.25% for base rate loans and 1.375% to 2.75% for LIBOR rate loans. The term loan portions of the Prison Realty bank credit facility bear interest at a variable rate equal to 3.75% to 4.00% in excess of LIBOR or 2.25% to 2.50% in excess of a base rate. This rate replaced the variable rate equal to 3.25% in excess of LIBOR or 1.75% in excess of a base rate in the bank credit facility.

         The rating on Prison Realty's bank loan debt was lowered from Ba3 to Ba1 during the first quarter of 2000. The rating on Prison Realty's senior unsecured debt was lowered from B1 to B2, and the rating on the Series A Preferred Stock was lowered from Ba3 to B3. As a result of these rating changes, the interest rate applicable to outstanding amounts under the Prison Realty bank credit facility was increased by .50%.

         Upon the lenders' determination that Prison Realty is in default under the terms of the Prison Realty bank credit facility, Prison Realty is required to pay a default rate of interest equal to the rate of interest as determined based on the terms described above, plus 2.00%. As discussed below, prior to the execution of the waiver and amendment to Prison Realty's bank credit facility, Prison Realty was in default under the Prison Realty bank credit facility and, consequently, was subject to the default rate of interest, effective from January 25, 2000 until June 9, 2000. As a result of the execution of the waiver and amendment, however, Prison Realty


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is no longer obligated to continue to pay the applicable default rate of interest with respect to outstanding amounts under the bank credit facility.

         As a result of the waiver and amendment to the Prison Realty bank credit facility, the interest rate applicable to outstanding borrowings under the bank credit facility was increased by 0.50%.

         Prison Realty incurred costs of $59.2 million in consummating the bank credit facility and the bank credit facility transactions, including $41.2 million related to the amendment and restatement. Prison Realty wrote off $9.0 million of expenses related to the bank credit facility upon completion of the amendment and restatement. The effect of these arrangements is recognized in interest expense. Prison Realty also incurred costs of approximately $8.0 million in consummating the June 9, 2000 waiver and amendment to its bank credit facility.

         In accordance with the terms of the Prison Realty bank credit facility, Prison Realty entered into certain swap arrangements guaranteeing that it will not pay an index rate greater than 6.51% on outstanding balances of at least (a) $325.0 million through December 31, 2001 and (b) $200.0 million through December 31, 2002.

         The Prison Realty bank credit facility, as amended, similar to the original terms of the bank credit facility, is secured by mortgages on Prison Realty's real property. Borrowings are limited based on a borrowing base formula that considers, among other things, eligible real estate. Prior to execution of the waiver and amendment, the bank credit facility contained certain financial covenants, primarily: (a) maintenance of leverage, interest coverage, debt service coverage and total indebtedness ratios and (b) restrictions on the incurrence of additional indebtedness. See "Information About Prison Realty--Recent developments" for a discussion of the waiver and amendment to the Prison Realty bank credit facility and the new financial covenants applicable to Prison Realty upon completion of the merger and related transactions and Prison Realty restructuring.

         The Prison Realty bank credit facility also restricted Prison Realty's ability to make the 1999 cash payment of a special dividend unless (a) Prison Realty had liquidity of at least $75.0 million at the dividend declaration date after giving effect to the payment of the special dividend, (b) Prison Realty received at least $100.0 million in cash proceeds for the issuance of equity or similar securities from a new investor receiving representation on Prison Realty's board of directors and (c) CCA received at least $25.0 million in cash proceeds from the issuance of any combination of equity securities and subordinated debt. The Prison Realty bank credit facility also restricts the cash payment of a special dividend in 2000.

         Waivers of events of default under, and amendments to, provisions of the Prison Realty bank credit facility. As a result of: (i) the current financial condition of Prison Realty and CCA; (ii) the transactions undertaken by Prison Realty and CCA in an attempt to resolve current liquidity issues of Prison Realty and CCA; and (iii) the transactions contemplated by the Pacific Life securities purchase agreement, certain existing or potential events of default arose under the provisions of the Prison Realty bank credit facility. These events of default are more fully described in "Information About Prison Realty--Recent developments."


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         Following the approval of the requisite senior lenders under its bank credit facility, Prison Realty, certain of its wholly owned subsidiaries, various lenders and Lehman Commercial Paper Inc., as administrative agent, executed a waiver and amendment, dated as of June 9, 2000, to the provisions of the Prison Realty bank credit facility. As more fully described in "Information About Prison Realty--Recent developments," upon effectiveness the waiver and amendment to the bank credit facility waived all existing events of default under the provisions of the bank credit facility. The waiver and amendment also contained certain amendments to the bank credit facility, as more fully described in "Information About Prison Realty--Recent developments," including the replacement of existing financial ratios contained in the bank credit facility applicable to Prison Realty with new financial ratios following completion of the merger.

         In its pursuit of the waiver and amendment, Prison Realty agreed to complete certain transactions which were incorporated as covenants in the waiver and amendment. The waiver and amendment provides that Prison Realty must complete the following transactions, among others: (i) merge with CCA on or before a specified date, upon terms and conditions specified in the waiver and amendment; (ii) pending requisite shareholder approval, elect not be taxed as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 2000; (iii) restructure existing management; and (iv) pay a dividend, in the form of preferred stock, in satisfaction of Prison Realty's remaining REIT distribution requirements for the fiscal year ending December 31, 1999. These transactions, as well as certain additional transactions required to be completed, are described in more detail in "Information About Prison Realty-- Recent developments."

         The waiver and amendment also provides that Prison Realty may, but is not required to, complete certain transactions and amends the terms of the bank credit facility to permit the following transactions, among others: (i) the amendment of the CCA leases and the other contractual arrangements between Prison Realty and CCA; and (ii) the merger of each of PMSI and JJFMSI with Prison Realty, upon terms and conditions specified in the waiver and amendment. These transactions, as well as certain additional transactions permitted to be completed, are described in more detail in "Information About Prison Realty--Recent developments."

         Prison Realty has limited resources currently available to it to meet its operating, capital expenditure and debt service requirements. As a result, Prison Realty currently is, and will continue to be, dependant on its ability to borrow funds under the terms of the Prison Realty bank credit facility to meet these requirements. As a result of the waiver and amendment, Prison Realty is entitled to borrow up to $55.0 million under the bank credit facility at various times during 2000. However, the effectiveness of the waiver and amendment to the Prison Realty bank credit facility is subject to the satisfaction of certain conditions described above and as more fully set forth in "Information About Prison Realty--Recent developments." If Prison Realty is unable to comply with and maintain the waiver and amendment, Prison Realty would be unable to borrow additional amounts under the Prison Realty bank credit facility until a waiver of such events of default is obtained. Accordingly, there can be no assurance that Prison Realty will


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be able to meet its operating, capital expenditure and debt service requirements in the future. Moreover, if an event of default arises under the terms of the bank credit facility, including as a result of the termination or expiration of the waiver and amendment or as the result of the acceleration of Prison Realty's other indebtedness, the senior lenders under the Prison Realty bank credit facility are entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the Prison Realty bank credit facility.

         In addition, Prison Realty's 12% senior notes, Prison Realty's $40.0 million convertible, subordinated notes and Prison Realty's $30.0 million convertible, subordinated notes contain provisions which allow the holders of these notes to accelerate this debt and seek remedies if Prison Realty has a payment default under the Prison Realty bank credit facility or if the obligations under the Prison Realty bank credit facility have been accelerated. If the senior lenders under the Prison Realty bank credit facility elect to exercise their rights to accelerate Prison Realty's obligations under the bank credit facility, and/or if the senior lenders do not consent to the proposed waivers and amendments (or acceptable alternative waivers and amendments), such events could result in the acceleration of all or a portion of the outstanding principal amount of the senior notes or its convertible, subordinated notes, which would have a material adverse effect on Prison Realty's liquidity and financial position. Prison Realty does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all of Prison Realty's outstanding indebtedness.

         As of July 17, 2000, Prison Realty has made all required principal and interest payments under the bank credit facility.

         12% senior notes. On June 11, 1999, Prison Realty completed its offering of $100.0 million aggregate principal amount of 12% senior notes due 2006. Interest on the 12% senior notes is paid semi-annually in arrears, and the 12% senior notes have a seven year non-callable term due June 1, 2006. Net proceeds from the offering were approximately $95.0 million after deducting expenses payable by Prison Realty in connection with the offering. Prison Realty used the net proceeds from the sale of the 12% senior notes for general corporate purposes and to repay revolving bank borrowings under its bank credit facility.

         Prison Realty believes that it currently is not in default under the terms of the indenture governing its $100.0 million 12% senior notes. The terms of the indenture governing the 12% senior notes restrict amendments to the CCA lease agreements, the amended and restated tenant incentive agreement, the business development agreement and the amended and restated services agreement without the delivery of an opinion as to the fairness, from a financial point of view, to Prison Realty of such amendments, issued by an accounting, appraisal, consulting or investment banking firm of national standing, to the trustee under the indenture of the 12% senior notes. In connection with the amendments to these agreements described in "Information About Prison Realty--Recent developments," Prison Realty has delivered to the trustee under the indenture a fairness opinion meeting the requirements of the indenture.


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         The indenture governing the 12% senior notes, however, contains a provision which allows the holders thereof to accelerate the outstanding principal amount of the 12% senior notes and to seek additional remedies if Prison Realty has a payment default under Prison Realty's bank credit facility or if Prison Realty's obligations under the bank credit facility have been accelerated. However, the amounts outstanding under the 12% senior notes are effectively subordinated to Prison Realty's obligations under the bank credit facility to the extent of the value of the assets securing the bank credit facility. In the event of acceleration of outstanding principal amounts under both the 12% senior notes and the bank credit facility, the lenders under the bank credit facility will be entitled to proceed against the collateral that secures Prison Realty's obligations under the bank credit facility, and such collateral will not be available to satisfy any amounts owed under the 12% senior notes.

         $40.0 million convertible, subordinated notes. On January 29, 1999, Prison Realty issued $20.0 million of convertible, subordinated notes due in December 2008, with interest payable semi-annually at 9.5%, to MDP Ventures IV and affiliated purchasers. This issuance constituted the second tranche of a commitment by Prison Realty to issue an aggregate of $40.0 million of convertible, subordinated notes, with the first $20.0 million tranche issued in December 1998 under substantially similar terms. The $40.0 million convertible, subordinated notes require that Prison Realty revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price. As of March 31, 2000, the conversion price for the $40.0 million convertible, subordinated notes was $23.63 per share as compared to $28.00 per share at issuance. This conversion price of the notes, however, is subject to adjustment in connection with the waiver and amendment to the provisions of the note purchase agreement governing these notes.

         As more fully described in "Information About Prison Realty--Recent developments," certain existing or potential events of default arose under the provisions of the note purchase agreement relating to the $40.0 million convertible, subordinated notes as a result of Prison Realty's financial condition and a "change of control" arising from Prison Realty's execution of the Pacific Life securities purchase agreement. This "change of control" gave rise to a right of the holders of such notes to require Prison Realty to repurchase the notes at a price of 105% of the aggregate principal amount of such notes within 45 days after the provision of written notice by such holders to Prison Realty. In addition, Prison Realty's defaults under the provisions of the note purchase agreement gave rise to the right of the holders of such notes to require Prison Realty to pay an applicable default rate of interest of 20%. In addition to the default rate of interest, as a result of the default, Prison Realty was obligated, under the original terms of the $40.0 million convertible, subordinated notes, to pay the holders of the notes contingent interest sufficient to permit the holders to receive a 15% rate of return, excluding the effect of the default rate of interest, on the $40.0 million principal amount, unless the holders of the notes elect to convert the notes into Prison Realty's common stock under the terms of the note agreement. Such contingent interest is retroactive to the date of issuance of the notes.


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         As more fully described in "Information About Prison Realty--Recent developments," Prison Realty and the holders of the notes executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provides for a waiver of all existing events of default under the provisions of the note purchase agreement. In addition, as more fully described in "Information About Prison Realty--Recent developments," the waiver and amendment to the note purchase agreement amended the economic terms of the notes to increase the applicable interest rate of the notes by 0.5% per annum and adjusted the conversion price of the notes to a price equal to 125% of the average trading price of Prison Realty's common stock during a specified period. In addition, the waiver and amendment to the note purchase agreement provides for the amendment of financial ratios applicable to Prison Realty.

         There can be no assurance that Prison Realty will be able to maintain the effectiveness of this waiver and amendment to the note purchase agreement. If Prison Realty is unable to do so, and if the holders of these notes do not consent to an additional proposed waiver of events of default under, and amendments to, the note purchase agreement, Prison Realty may be required to repurchase or redeem the outstanding principal amount of the notes. If the aggregate principal amount of such convertible, subordinated notes were accelerated, however, the repayment of such amounts would be subordinate to the rights of the senior lenders under Prison Realty's bank credit facility. Any requirement to repurchase or redeem the outstanding principal amount of this indebtedness prior to its stated maturity would also trigger an event of default under the provisions of Prison Realty's other indebtedness, including the provisions of Prison Realty's bank credit facility.

         As of July 17, 2000, Prison Realty has made all required interest payments under the $40.0 million convertible, subordinated notes.

         $30.0 million convertible, subordinated notes. Prison Realty's $30.0 million convertible, subordinated notes issued to PMI Mezzanine Fund, L.P. require that Prison Realty revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price. As of March 31, 2000, the conversion price for the $30.0 million convertible, subordinated notes was $23.63 per share as compared to $27.42 per share at issuance. This conversion price of the notes, however, is subject to adjustment in connection with the waiver and amendment to the provisions of the note purchase agreement governing these notes.

         As more fully described in "Information About Prison Realty--Recent developments," certain existing or potential events of default arose under the provisions of the note purchase agreement relating to the $30.0 million convertible, subordinated notes as a result of Prison Realty's financial condition and as a result of the contemplated restructuring transactions involving Prison Realty.


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         As more fully described in "Information About Prison Realty--Recent developments," Prison Realty and the holder of the notes executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provides for a waiver of all existing events of default under the provisions of the note purchase agreement. In addition, as more fully described in "Information About Prison Realty--Recent developments," the waiver and amendment to the note purchase agreement amended the economic terms of the notes to increase the applicable interest rate of the notes by 0.5% per annum and adjusted the conversion price of the notes to a price equal to 125% of the average trading price of Prison Realty's common stock during a specified period. In addition, the waiver and amendment to the note purchase agreement provides for the amendment of financial ratios applicable to Prison Realty.

         There can be no assurance that Prison Realty will be able to maintain the effectiveness of this waiver and amendment to the note purchase agreement. If Prison Realty is unable to do so, and if the holders of these notes do not consent to an additional proposed waiver of events of default under, and amendments to, the note purchase agreement, Prison Realty may be required to repurchase or redeem the outstanding principal amount of the notes. If the aggregate principal amount of such convertible, subordinated notes were accelerated, however, the repayment of such amounts would be subordinate to the rights of the senior lenders under Prison Realty's bank credit facility. Any requirement to repurchase or redeem the outstanding principal amount of this indebtedness prior to its stated maturity would also trigger an event of default under the provisions of Prison Realty's other indebtedness, including the provisions of Prison Realty's bank credit facility.

         As of July 17, 2000, Prison Realty has made all required interest payments under the $30.0 million convertible, subordinated notes.

         CCA's revolving credit facility. As more fully described in "Information About Prison Realty--Recent developments," CCA previously obtained the consent of the requisite percentage of the lenders under its bank credit facility for a waiver of its bank credit facility's restrictions relating to CCA's violation of a financial covenant and certain transactions effected or to be effected by Prison Realty. However, the terms of this waiver provided that it would expire upon the termination of the Pacific Life securities purchase agreement. Accordingly, as more fully described in "Information About Prison Realty--Recent developments," CCA subsequently obtained an amendment to the waiver and amendment to its bank credit facility which, among other things continued to waive the previously-waived events of default and permitted: (i) the termination of the Pacific Life securities purchase, and the related termination of the merger agreement contemplated by such securities purchase agreement; and (ii) CCA's execution of the agreement and plan of merger with Prison Realty.

         There can be no assurance that CCA will be able to comply with and maintain the waiver and amendment to its bank credit facility. In the event CCA is unable to comply with and maintain the waiver and amendment, the senior lenders under the CCA bank credit facility are


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entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the bank credit facility. If the senior lenders elect to exercise their rights to accelerate CCA's obligations under CCA's bank credit facility, such events would have a material adverse effect on CCA's liquidity and financial position. CCA does not have sufficient working capital in the event of an acceleration of indebtedness under CCA's bank credit facility.

         In addition, as described in "Information About Prison Realty--Recent developments," the terms of the Prison Realty bank credit facility waiver and amendment provide that a condition to the continued effectiveness of the Prison Realty bank credit facility waiver and amendment is conditioned upon the continued effectiveness of a waiver of all existing events of default under CCA's bank credit facility. Prison Realty's bank credit facility, as modified by the Prison Realty bank credit facility waiver and amendment, also provides that the occurrence of an event of default under CCA's bank credit facility will result in an event of default under Prison Realty's bank credit facility. As a result of such an event of default, the senior lenders under Prison Realty's bank credit facility would be entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the bank credit facility.

         Other debt transactions. On March 8, 1999, Prison Realty issued a $20.0 million convertible subordinated note to Sodexho pursuant to a forward contract assumed by Prison Realty from Old CCA in the 1999 Merger. The note bore interest at LIBOR plus 1.35% and was convertible into shares of Prison Realty's common stock at a conversion price of $7.80 per share. On March 8, 1999, Sodexho converted (i) a $7.0 million convertible subordinated note bearing interest at 8.5% into 1.7 million shares of Prison Realty's common stock at a conversion price of $4.09 per share, (ii) a $20.0 million convertible subordinated note bearing interest at 7.5% into 700,000 shares of Prison Realty's common stock at a conversion price of $28.53 per share and (iii) a $20.0 million convertible subordinated note bearing interest at LIBOR plus 1.35% into 2.6 million shares of Prison Realty's common stock at a conversion price of $7.80 per share.

         In 1998, convertible subordinated notes with a face value of $5.8 million were converted into 2.9 million shares of common stock. At December 31, 1999 and 1998, Prison Realty had $16.3 million and $1.6 million in letters of credit, respectively. The letters of credit were issued to secure Prison Realty's construction of one facility and Old CCA's worker's compensation insurance policy, performance bonds and utility deposits. Prison Realty is required to maintain cash collateral for the letters of credit.

         Maturities of long-term debt (excluding acceleration or demand provisions) for the next five years and thereafter are:

                                             (IN THOUSANDS)

  2000                                        $    6,084
  2001                                             6,093
  2002                                           916,337
  2003                                               114
  2004                                               126
  Thereafter                                     170,237
                                              ----------
                                              $1,098,991
                                              ==========

         Prospective restructuring transactions. In order to address the capital and liquidity constraints facing Prison Realty and CCA, as well as concerns regarding the corporate structure and management of Prison Realty, Prison Realty entered into a securities purchase agreement with Pacific Life, pursuant to which Prison Realty was to complete a comprehensive restructuring, including, among other things: (i) the combination of Prison Realty with each of CCA, PMSI and JJFMSI; (ii) a $200.0 million equity investment in Prison Realty; and (iii) a restructuring of Prison Realty's existing board of directors and management. These transactions were intended to serve as an alternative to a series of restructuring transactions provided for under an agreement entered into between Prison Realty and the Fortress/Blackstone investor group.

         As more fully discussed in "Information about Prison Realty--Recent developments," based on certain statements from Pacific Life, the boards of directors of Prison Realty, CCA, PMSI and JJFMSI determinated that it was unclear whether the waiver and amendment to Prison Realty's bank credit facility would satisfy the condition contained in the Pacific Life securities purchase agreement that the renewal of the Prison Realty's bank credit facility would be in a form reasonably acceptable to Pacific Life. Also, given the requirements of the Prison Realty bank credit facility waiver and amendment that a proxy statement be filed by Prison Realty with the SEC by July 1, 2000 with respect to a restructuring, the boards of directors of Prison Realty, CCA, PMSI and JJFMSI approved the execution of an agreement with Pacific Life mutually terminating the securities purchase agreement with Pacific Life. The boards of directors of Prison Realty and CCA subsequently approved the merger and related transactions and the Prison Realty restructuring, including the execution of the merger agreement described herein.

         Equity capital. On January 11, 1999, Prison Realty filed a Registration Statement on Form S-3 (the "Shelf Registration Statement") to register an aggregate of $1.5 billion in value of its common stock, preferred stock, common stock rights, warrants and debt securities for sale to the public. Proceeds from sales under the Shelf Registration Statement have been and will be used for general corporate purposes, including the acquisition and development of correctional and detention facilities. During 1999, Prison Realty issued and sold approximately 6.7 million shares of its common stock under the Shelf Registration Statement, resulting in net proceeds to Prison Realty of approximately $120.0 million.

         On May 7, 1999, Prison Realty registered 10.0 million shares of Prison Realty's common stock for issuance under Prison Realty's Dividend Reinvestment and Direct Stock Purchase Plan (the "DRSPP"). The DRSPP provides a method of investing cash dividends in, and making optional monthly cash purchases of, Prison Realty's common stock, at prices reflecting a discount between 0% and 5% from the market price of the common stock on NYSE. As of December 31, 1999, Prison Realty had issued 1,261,431 shares under the DRSPP, with 1,253,232 of these shares issued under the DRSPP's optional cash feature resulting in proceeds of $12.3 million. Prison Realty has suspended the DRSPP pending the completion of the merger and related transactions and the Prison Realty restructuring.

         Distributions to stockholders. Prison Realty, as a REIT, cannot complete any taxable year with accumulated earnings and profits from a taxable corporation. Accordingly, Prison Realty was required to distribute Old CCA's earnings and profits to which it succeeded in the 1999 Merger (the "Accumulated Earnings and Profits"). During the year ended December 31, 1999, Prison Realty made $217.7 million of distributions related to its common stock and series A preferred stock. Prison Realty met the above-described distribution requirements by designating $152.5 million of the total distributions in 1999 as distributions of the Accumulated Earnings and Profits.

         In addition to distributing the Accumulated Earnings and Profits, Prison Realty, in order to qualify for taxation as a REIT with respect to its 1999 taxable year, is required to distribute 95% of its taxable income for 1999. Although dividends sufficient to distribute 95% of Prison Realty's taxable income for 1999 have not been declared as of March 31, 2000 or July 17, 2000, Prison Realty currently intends to pay sufficient dividends in securities to satisfy its remaining distribution requirements for qualification as a REIT for 1999 and currently estimates that approximately $150.0 million in securities will be distributed in 2000 to meet this requirement. Prison Realty is currently considering the exact timing and method of the payment of these required distributions. Prison Realty may partially satisfy these requirements through the payment of a one-time special dividend (the "Special Dividend"); however, certain provisions of the Prison Realty bank credit facility restrict Prison Realty's ability to pay these required distributions in cash. In January 2000, $2.2 million of distributions relating to the series A preferred stock, which are eligible to reduce the distribution requirement for the taxable year ending December 31, 1999, have been paid. The remaining $147.8 million of distributions that must be paid to shareholders in 2000 in order for

Prison Realty to maintain its status as a REIT for the taxable year ending December 31, 1999 have not been declared by the board of directors and, accordingly, have not been accrued in the accompanying consolidated balance sheets as of March 31, 2000. Currently, Prison Realty's governing instruments require that it operate as a REIT. However, if Prison Realty completes the merger and related transactions and the Prison Realty restructuring following shareholder approval to modify its governing instruments, Prison Realty intends to be taxed as a subchapter C corporation commencing with its taxable year ending December 31, 2000.

         Cash flow related to CCA. As of December 31, 1999, CCA leased 34 of the 42 operating facilities owned by Prison Realty.

         CCA note. In connection with the 1999 Merger, Old CCA received the $137.0 million CCA note due. Prison Realty succeeded to the CCA note as a result of the 1999 Merger. Interest on the CCA note is payable annually at the rate of 12%. Interest only is payable for the first four years of the CCA note. Principal is due in six equal annual installments of approximately $22.8 million, beginning December 31, 2003. In addition, notwithstanding the waiver and amendment to CCA's credit facility, as of December 31, 1999, CCA was, and CCA currently is, prohibited under the terms of its credit facility, and a related subordination agreement, from making the first scheduled interest payment under the terms of the CCA note, totaling approximately $16.4 million. Prison Realty has fully reserved the $16.4 million of interest accrued under the terms of the CCA note during 1999 and the $8.2 million of interest accrued through the first two quarters of 2000.

         CCA leases. For the year ended December 31, 1999, Prison Realty recognized gross rental revenue from CCA of $263.5 million. Based on the CCA leases in effect at December 31, 1999, the future minimum lease payments scheduled to be received by Prison Realty under the original terms of the CCA leases as of January 1, 2000 are as follows:


                                                                 (IN THOUSANDS)
          Years Ending December 31:
          2000                                                      $  310,651
          2001                                                         310,651
          2002                                                         310,651
          2003                                                         310,651
          2004                                                         310,651
          Thereafter                                                 1,890,193
                                                                    -----------
                                                                    $3,443,448
                                                                    ==========

         As of March 31, 2000, approximately $92.1 million of rents due from CCA to Prison Realty under the original terms of the CCA leases were unpaid. Subsequent to March 31, 2000, CCA paid $11.9 million of rents with respect to 1999, representing the remainder of rents to Prison Realty with respect to 1999. The original terms of the CCA leases provide that such rental payments were due and payable on December 25, 1999. Under the terms of the CCA leases, an event of default occurs if CCA fails to pay all required lease payments owed to Prison Realty under the CCA leases within 15 days of receiving a notice of nonpayment from Prison Realty. No such notice of nonpayment was provided by Prison Realty. As described in "Information About Prison Realty -- Recent developments," the CCA leases have been amended to defer, with interest, rental payments originally due during the period from January 2000 to June 2000, with the exception of certain installment payments. Subsequent to March 31, 2000 and through July 17, 2000, CCA paid $18.0 million of lease payments related to 2000 in accordance with the payment schedule previously agreed upon by Prison Realty and CCA. At July 17, 2000, $143.8 million of lease payments were accrued but unpaid under the original terms of the CCA leases.

         In addition, Prison Realty expects that, in connection with the merger and related transactions and the Prison Realty restructuring, the CCA leases will be canceled.

         Amended and restated tenant incentive agreement. For the year ended December 1999, Prison Realty had paid tenant incentive fees of $68.6 million, with $2.9 million of those fees amortized against rental revenues. During the fourth quarter of 1999, Prison Realty undertook a plan that contemplates either merging with CCA and thereby eliminating the CCA leases or amending the CCA leases to reduce the lease payments to be paid by CCA to Prison Realty during 2000. Consequently, Prison Realty determined that the remaining deferred tenant incentive fees under the existing lease arrangements at December 31, 1999 were not realizable and wrote off fees totaling $65.7 million. As described in "Information About Prison Realty -- Recent developments," CCA and Prison Realty amended this agreement to defer, with interest, payments to CCA by Prison Realty pursuant to this agreement. At July 17, 2000, $8.4 million of payments under the amended and restated tenant incentive agreement were accrued but unpaid under the original terms of this agreement. It is anticipated that, in connection with the merger and related transactions and the Prison Realty restructuring, this agreement will be canceled.

         Trade name use agreement. For the year ended December 31, 1999, Prison Realty recognized income of $8.7 million from CCA under the terms of the trade name use agreement. As of December 31, 1999, Prison Realty had recorded a receivable of $2.2 million from CCA for licensing fees due under the trade name use agreement. It is anticipated that, in connection with the merger and related transactions and the Prison Realty restructuring, this agreement will be canceled.

         Amended and restated services agreement. Costs incurred by Prison Realty under the amended and restated services agreement are capitalized as part of the facilities' development cost. Costs incurred under the amended and restated services agreement and capitalized as part of the facilities' development cost totaled $41.6 million for the year ended December 31, 1999. As described in "Information About Prison Realty--Recent developments," CCA and Prison Realty amended this agreement to defer, with interest, payments to CCA by Prison Realty pursuant to this agreement. At July 17, 2000, $0.6 million of payments under the amended and restated services agreement were accrued but unpaid under the original terms of this agreement. It is anticipated that, in connection with the merger and related transactions and the Prison Realty restructuring, this agreement will be canceled.

         Business development agreement. Costs incurred by Prison Realty under the business development agreement are capitalized as part of the facilities' development cost. Costs incurred under the business development agreement and capitalized as part of the facilities' development cost totaled $15.0 million for the year ended December 31, 1999. As described in "Information About Prison Realty--Recent developments," CCA and Prison Realty amended this agreement to defer, with interest, payments to CCA by Prison Realty pursuant to this agreement. At July 17, 2000, $4.3 million of payments under the business development agreement were accrued but unpaid under the original terms of this agreement. It is anticipated that, in connection with the merger and related transactions and the Prison Realty restructuring, this agreement will be canceled.

         CCA operating losses. CCA has utilized cash from borrowings under its revolving credit facility and payments from Prison Realty for tenant incentive arrangements and other services to offset the cash requirements of its operating losses. CCA expects to continue to use these sources of cash to offset its anticipated losses from operations; however, there can be no assurance that amounts presently anticipated to be available to CCA will be sufficient to offset all of CCA's expected future operating losses.

         Commitments and contingencies.

         Litigation. Prison Realty is subject to a variety of legal proceedings, some of which if resolved against Prison Realty, could have a material adverse effect upon the business and financial position of Prison Realty. A complete description of the litigation currently commenced against Prison Realty, including certain shareholder litigation, is set forth herein under the headings "Information About Prison Realty--Recent developments."

         Income tax contingencies. As required by its governing instruments, Prison Realty currently intends to elect to be taxed as a REIT for the year ended December 31, 1999. In order to qualify as a REIT, Prison Realty is required to distribute 95% of its taxable income for 1999. Although dividends sufficient to distribute 95% of Prison Realty's taxable income for 1999 have not been declared as of December 31, 1999, Prison Realty intends to pay sufficient dividends either in cash or in securities to satisfy all distribution requirements for qualification as a REIT for 1999 and estimates that $150.0 million will be distributed in 2000 to meet this requirement. Prison Realty is currently considering the exact timing and method of the payment of these required distributions. As of December 31, 1999, $2.2 million of distributions relating to the series A preferred stock were declared and accrued on Prison Realty's consolidated balance sheets, and such distributions were paid subsequent to December 31, 1999. The remaining $147.8 million of distributions that must be paid to shareholders in 2000 in order for Prison Realty to qualify as a REIT have not been declared by the board of directors and, accordingly, have not been accrued in Prison Realty's consolidated balance sheets. Prison Realty's failure to distribute 95% of its taxable income for 1999 or the failure of Prison Realty to comply with other requirements for REIT qualification under the Code would have a material adverse impact on Prison Realty's consolidated financial position, results of operations and cash flows.

         If Prison Realty elects REIT status for its taxable year ended December 31, 1999, such election will be subject to review by the IRS for a period of three years from the date of filing of its 1999 tax return. Should the IRS review Prison Realty's election to be taxed as a REIT for the 1999 taxable year and reach a conclusion requiring Prison Realty to be treated as a taxable corporation for the 1999 taxable year, Prison Realty would be subject to income taxes and interest on its 1999 taxable income and possibly subject to fines and/or penalties. Income taxes for the year ended December 31, 1999 could exceed $83.5 million, which would have an adverse impact on Prison Realty's consolidated financial position, results of operations and cash flows.

         In connection with the 1999 Merger, Prison Realty assumed the tax obligations of Old CCA resulting from disputes with federal and state taxing authorities related to tax returns filed by Old CCA in 1998 and prior taxable years. The IRS is currently conducting an audit of Old

CCA's federal tax return for the taxable year ending December 31, 1997. Prison Realty currently is unable to predict the ultimate outcome of the IRS's audit of Old CCA's 1997 federal tax return or the ultimate outcome of audits of other tax returns of Prison Realty or Old CCA by the IRS or by other taxing authorities; however, it is possible that such audits will result in claims against Prison Realty in excess of the $5.5 million of income taxes payable and the $32.0 million of deferred tax liability currently recorded by Prison Realty. In addition, to the extent that IRS audit adjustments increase the Accumulated Earnings and Profits of Old CCA, Prison Realty would be required to make timely distribution of the Accumulated Earnings and Profits of Old CCA to shareholders. Such results would have a material adverse impact on Prison Realty's financial position, results of operations and cash flows.

         Guarantees. Prison Realty has guaranteed the bond indebtedness (outstanding balance of $69.1 million at December 31, 1999) and forward purchase agreement (estimated obligation of $6.9 million at December 31, 1999) of a governmental entity for which PMSI currently provides management services at a 302-bed correctional facility. Under the terms of its guarantee agreements, Prison Realty is required to maintain a restricted cash account (balance of $6.9 million at December 31, 1999) to collateralize the guarantee of the forward purchase agreement.

      In September 1997, Old CCA received a discretionary bonus of approximately $4.1 million in connection with its management of a correctional facility located in Hardeman County, Tennessee. The construction of the facility was financed with correction facilities revenue bonds in the total principal amount of approximately $72.7 million. The tax-exempt nature of the bonds is under review by the IRS. Because of the contractual relationship between Old CCA and the correctional facility, in the event the IRS determines that the bonds are taxable, there exists the risk that Prison Realty as the successor to Old CCA may be required to remit all or a portion of the bonus received, or, in the alternative, repurchase the principal amount of the bonds, plus accrued interest. Prison Realty intends to contest this matter vigorously.

         Liquidity and capital resources for the year ended December 31, 1998 as compared to the year ended December 31, 1997. Old CCA's current ratio decreased to .33 in 1998 as compared to 2.41 in 1997. The decrease was due in part to the sale of $95.0 million of net current assets to Old CCA, JJFMSI and PMSI. In addition, during 1998, Old CCA utilized approximately $100.0 million of excess cash on hand at December 31, 1997 from the sale of 12 facilities to Old Prison Realty in 1997.

         Old CCA's cash flow from operations for 1998 was $54.5 million as compared to $92.0 million for 1997. The decrease in cash flow in 1998 was primarily a result of increased lease payments to Old Prison Realty of $39.3 million over 1997. However, cash flow from operations, calculated on a EBITDAR basis, was $112.0 million for 1998 as compared to $115.8 million for 1997. Included in these 1998 cash flow results are two significant non-cash charges, $22.9 million for the Old CCA compensation and $26.5 million for the cumulative effect of accounting change due to the adoption of SOP-98-5. At December 31, 1998, Old CCA had strengthened its cash flow through its expanded business, additional focus on larger, more profitable facilities, the expansion of existing facilities where economies of scale can be realized, and the continuing effort of cost containment.

         On November 4, 1998 Old CCA filed a Registration Statement on Form S-3 that allowed it, over the following two years, to sell Old CCA common stock in one or more offerings up to a total dollar amount of $100.0 million. As of December 31, 1998, Old CCA had sold 2,882,296 shares of Old CCA common stock under this registration statement, generating net proceeds to Old CCA of approximately $65.5 million. Old CCA used the net proceeds from the sale of Old CCA common stock for general corporate purposes including without limitation, repayment of indebtedness, financing capital expenditures and working capital.

         In June 1998, Old CCA increased its revolving credit facility with a group of banks to $350.0 million. The facility matured on the earlier of the date of the completion of the 1999 Merger or September 6, 1999 and was used for general corporate purposes and the issuance of letters of credit. The credit facility bore interest, at the election of Old CCA, at either the bank's prime rate or a rate which was 1.25% above the applicable 30, 60, or 90 day LIBOR rate. Interest was payable quarterly with respect to prime rate loans and at the expiration of the applicable LIBOR period with respect to LIBOR based loans. There were no prepayment penalties associated with the credit facility. The credit facility required Old CCA, among other things, to maintain certain net worth, leverage and debt service coverage ratios. The facility also limited certain payments and distributions. Borrowings on the facility at December 31, 1998 were $222.0 million and letters of credit totaling $98.7 million had been issued as of such date. In connection with the 1999 Merger, JJFMSI and PMSI each assumed $5.0 million of debt related to this facility, resulting in an unused commitment of $19.3 million. In January 1999, PMSI and JJFMSI paid off their portions of the outstanding debt and the credit facility was replaced with a new credit facility as discussed below.

         Old CCA also had a $2.5 million credit facility with a bank that provided for the issuance of letters of credit and which matured on the earlier of the date of the completion of the 1999 Merger or September 6, 1999. At December 31, 1998, letters of credit totaling $1.6 million had been issued leaving an unused commitment of $947,000. On January 1, 1999, in connection with the 1999 Merger, this facility was replaced with Prison Realty's credit facility as discussed herein. In July 1997, Old CCA sold 10 of its facilities to Old Prison Realty for approximately $378.3 million. The proceeds were used to pay off $131.0 million of Old CCA's credit facility debt, $42.2 million of first mortgage debt and $9.4 million of senior secured notes. The remaining proceeds were used to fund existing construction projects and for general working capital purposes. In October 1997, Old CCA sold an additional facility to Old Prison Realty for approximately $38.5 million. In November and December 1997, Old CCA paid $74.4 million for two correctional facilities. Subsequently, Old CCA sold these facilities to Old Prison Realty for $74.4 million in December 1997 and January 1998, respectively.

         Year 2000 compliance. In 1999, Prison Realty completed an assessment of its key information technology systems, including its client server and minicomputer hardware and 76 operating systems and critical financial and non-financial applications, in order to ensure that these date sensitive critical information systems would properly recognize the Year 2000 as a result of the century change on January 1, 2000. Based on this assessment, Prison Realty determined that these key information systems were Year 2000 compliant. Prison Realty also evaluated its non-critical information technology systems for Year 2000 compliance and determined that such non-critical systems were compliant. Prison Realty's systems did not subsequently experience any significant disruptions as a result of the century change on January 1, 2000. In 1999, Prison Realty also completed communications with third parties with whom it has important financial or operational relationships, including CCA, the lessee of the substantial majority of Prison Realty's facilities, to determine the extent to which they were vulnerable to the Year 2000 issue. Based on responses from these third-parties, including CCA, Prison Realty determined that there were no third party related Year 2000 noncompliance issues that would have a material adverse impact on Prison Realty's operations. These third parties, including CCA, did not subsequently experience any significant disruptions as a result of the century change on January 1, 2000 that had a material adverse impact on Prison Realty's operations.

         Prison Realty's information systems were Year 2000 compliant when acquired in the 1999 Merger, and as such, Prison Realty incurred no significant expenses through March 31, 2000, and Prison Realty does not expect to incur any significant costs in connection with the Year 2000 subsequent to March 31, 2000.

         CCA incurred expenses allocable to internal staff, as well as costs for outside consultants, computer systems remediation and replacement and non-information technology systems remediation and replacement (including validation). Through March 31, 2000, CCA spent approximately $6.4 million which included $3.4 million related to the replacement leased equipment, $2.4 million for travel and services and $0.6 million for software. These costs were expensed as incurred. CCA does not expect to incur any significant costs in connection with the Year 2000 subsequent to March 31, 2000.

         Funds from Operations. Management believes Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of Prison Realty to incur and service debt and make capital expenditures. Prison Realty computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of NAREIT in 1995, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs, and accordingly, may not be comparable to such other REITs. The White Paper defines Funds from Operations as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of Prison Realty's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of Prison Realty's liquidity, nor is it indicative of funds available to fund Prison Realty's cash needs, including its ability to make distributions. Prison Realty believes that in order to facilitate a clear understanding of the consolidated operating results of Prison Realty, Funds from Operations should be examined in conjunction with net income as presented in the consolidated financial statements.

         The following table presents Prison Realty's Funds from Operations for the three months ended March 31, 2000 and 1999:


                                                THREE MONTHS     THREE MONTHS
                                                     ENDED           ENDED
                                                MARCH 31, 2000   MARCH 31, 1999
                                                --------------   --------------

                                                   (AMOUNTS IN THOUSANDS)
FUNDS FROM OPERATIONS:
Net loss available to common shareholders          $(29,950)       $(24,755)
Plus: real estate depreciation                       12,924           9,917
Add back: provision for change in tax status           --            83,200
                                                   --------        --------
                                                   $(17,026)       $ 68,362
                                                  ==========       ========

         The following table presents Prison Realty's Funds from Operations for the year ended December 31, 1999:

                                                                       1999
                                                                  (IN THOUSANDS)

Net income available to common
    Shareholders                                                    $ (61,976)
Plus: real estate depreciation                                         44,062
Add back non-recurring items:
Change in tax status                                                   83,200
Write off of loan costs                                                14,567
Loss on disposal of assets                                              1,995
Write off of amounts under lease
    Arrangements                                                       65,677
Impairment loss                                                        76,433
                                                                    ---------
Funds from operations                                               $ 223,958
                                                                    =========


         Inflation. Prison Realty does not believe that inflation has had or will have a direct adverse effect on its operations. The CCA leases generally contain provisions which will mitigate the adverse impact of inflation on net income. These provisions include clauses enabling Prison Realty to pass through to CCA certain operating costs, including real estate taxes, utilities and insurance, thereby reducing Prison Realty's exposure to increases in costs and operating expenses resulting from inflation. Additionally, the CCA leases contain provisions which provide Prison Realty with the opportunity to achieve increases in rental income in the future. It is anticipated that, in connection with the merger and related transactions and the Prison Realty restructuring, this agreement will be canceled.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Prison Realty's primary market risk exposure is to changes in U.S. interest rates. Prison Realty is exposed to market risk related to its bank credit facility and certain other indebtedness as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources." The interest on the Prison Realty bank credit facility and such other indebtedness is subject to fluctuations in the market. If the interest rate for Prison Realty's outstanding indebtedness under the bank credit facility was 100 basis points higher or lower in 1999, Prison Realty's interest expense, net of amounts capitalized, would have been increased or decreased by approximately $5.1 million. If the interest rate for the Prison

Realty bank credit facility debt was 100 basis points higher or lower during the three months ended March 31, 2000, Prison Realty's interest expense net of amounts capitalized would have been increased or decreased by approximately $2.9 million.

         As of December 31, 1999 and March 31, 2000, Prison Realty had outstanding $100.0 million of its 12% senior notes with a fixed interest rate of 12.0%, $40.0 million of convertible notes with a fixed interest rate of 9.5%, $30.0 million of convertible notes with a fixed interest rate of 7.5% and $107.5 million of preferred stock with a fixed dividend rate of 8%. Similarly, as of December 31, 1999 and March 31, 2000, Prison Realty had a note receivable in the amount of $137.0 million with a fixed interest rate of 12%. Because the interest and dividend rates with respect to these instruments are fixed, a hypothetical 10% decrease in market interest rates would not have a material impact on Prison Realty. The Prison Realty bank credit facility required Prison Realty to hedge $325.0 million of its floating rate debt on or before August 16, 1999. Prison Realty has entered into certain swap arrangements guaranteeing that it will not pay an index rate greater than 6.51% on outstanding balances of at least (a) $325.0 million through December 31, 2001 and (b) $200.0 million through December 31, 2002.

         Additionally, Prison Realty may, from time to time, invest its cash in a variety of short- term financial instruments. These instruments generally consist of highly liquid investments with original maturities at the date of purchase between three and 12 months. While these investments are subject to interest rate risk and will decline in value if market interest rates increase, a hypothetical 10% increase in market interest rates would not materially affect the value of these investments.

         Prison Realty also uses, or intends to use, long-term and medium-term debt as a source of capital. These debt instruments, if issued, will typically bear fixed interest rates. When these debt instruments mature, Prison Realty may refinance such debt at then-existing market interest rates which may be more or less than the interest rates on the maturing debt. In addition, Prison Realty may attempt to reduce interest rate risk associated with a forecasted issuance of new debt. In order to reduce interest rate risk associated with these transactions, Prison Realty may occasionally enter into interest rate protection agreements. Prison Realty does not believe it has any other material exposure to market risks associated with interest rates.

         Prison Realty does not use derivative financial instruments in its operations or investment portfolio. Except as described in this paragraph, Prison Realty does not have other material exposures to risks associated with foreign currency fluctuations related to its operations. In connection with the construction and development of Prison Realty's HMP Forrest Bank facility, located in Salford, England, Prison Realty entered into a 25-year lease and recognized a receivable of $89.2 million, which amount represents the discounted cash flows to be received by Prison Realty over the lease term and is included in "Investments in Direct Financing Leases" in Prison Realty's consolidated balance sheet. Under the terms of the agreements relating to such payments, such payments to Prison Realty are denominated in English pounds, rather than in U.S. dollars. As a result, Prison Realty bears the risk of fluctuations in the relative exchange rate between English pounds and U.S. dollars. A hypothetical 10% increase or decrease in the relative exchange rate would have resulted in a $8.9 million increase or decrease in the amount designated on Prison Realty's balance sheet as "Investments in Direct Financing Leases", and, accordingly, Prison Realty would have recognized a $8.9 million gain or loss on foreign currency transactions and a resulting $8.9 million increase or decrease in its results of operation.

BUSINESS OBJECTIVES AND STRATEGIES

GENERAL

         The following discussion outlines the business objectives and strategies related to Prison Realty's current business - the ownership and development of correctional and detention


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facilities - and Prison Realty's operation so as to preserve its ability to qualify as a REIT. The following discussion also outlines the objectives and strategies expected to be adopted by Prison Realty upon the completion of the merger and related transactions and the Prison Realty restructuring.

BUSINESS OBJECTIVES

         As an entity which has operated so as to preserve its ability to qualify as a REIT, Prison Realty's primary business objectives are to generate increasing returns to its shareholders through increases in cash flow available for distribution and to maximize long-term total returns to its shareholders. Prison Realty generally seeks to achieve these objectives by:

         - expanding its existing portfolio of correctional and detention facilities by: (i) designing, building and/or developing correctional and detention facilities for both government entities and qualified third-party operators; and (ii) selectively acquiring correctional and detention facilities that demonstrate potential for significant revenue and cash flow from both private prison managers and government entities;

         - expanding the design capacity of its existing facilities; and

         - leasing its facilities pursuant to leases under which its lessees pay base rent with certain annual escalations and pay certain expenses in connection with the operation of the property, such as real estate taxes, insurance, utilities and services, maintenance and other operating expenses.

         Following the merger and related transactions and the Prison Realty restructuring, Prison Realty's primary business objectives will be to increase revenues and its position as the largest owner, developer and manager of privatized correctional and detention facilities worldwide.

THE INDUSTRY

         Prison Realty believes the United States private corrections industry is in a period of significant growth as governments of all types face continuing pressure to control costs and improve the quality of services. As the number of crimes committed each year, and the corresponding number of arrests, increase, governments are increasingly willing to consider privatization of correctional and detention services as a means of controlling costs and improving the quality of services.

         According to the Private Adult Correctional Facility Census (the "Census"), prepared by Charles W. Thomas, a director of and consultant to Prison Realty, the design capacity of privately managed adult correctional and detention facilities worldwide has increased dramatically since the first privatized facility was opened by Old CCA in 1984. The majority of this growth has occurred since 1989, as the number of privately managed adult correctional and


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detention facilities in operation or under construction worldwide increased from
26 facilities with a design capacity of 10,973 beds in 1989 to 188 facilities with a design capacity of 145,160 beds in 1999. The majority of all private prison management contracts are in the United States. According to the Census, at December 31, 1999, 158 of the 188 private correctional facilities were in the United States, with the remaining 30 divided between Australia, the United Kingdom, South Africa, the Netherlands Antilles and New Zealand. According to the Census, the aggregate capacity of private facilities in operation or under construction rose from 132,572 beds at December 31, 1998, to 145,160 beds at December 31, 1999, an increase of 9.5%.

         The Census reports that at December 31, 1999 there were 30 state jurisdictions, the District of Columbia and Puerto Rico, within which there were private facilities in operation or under construction. Further, all three federal agencies with prisoner custody responsibilities (i.e., the United States Bureau of Prisons (the "BOP"), the U.S. Immigration and Naturalization Service (the "INS") and the U.S. Marshals Service (the "USMS")) continued to contract with private management firms. Management believes that the continued trend is a result of the fact that private companies competing with each other are incentivized to keep costs down and to improve the quality of services. Various industry studies show that cost savings from privately operated prisons may be in the range of 10-15%. Further, based on recidivism rates, the quality of services is generally better in privately operated prisons than in public prisons.

         Management believes that the trend of increasing privatization of the corrections industry will also continue, in large part, because of the general shortage of beds available in United States correctional and detention facilities. According to reports issued by the United States Department of Justice, Bureau of Justice Statistics ("BJS"), the number of inmates housed in United States federal and state prison and jail facilities increased from 744,208 at December 31, 1985 to approximately 1,825,400 at December 31, 1998, a compound annual growth rate of 7.3%. As of December 31, 1998, the BJS reported that one in every 149 United States residents was incarcerated. Further, at December 31, 1998, at least 33 state prison systems, as well as the federal prison system and the District of Columbia system are operating at 100% or more of their highest capacity. Industry reports also indicate that inmates convicted of violent crimes generally serve only one-third of their sentence, with the majority of them being repeat offenders. Accordingly, there is a perceived public demand for, among other things, longer prison sentences, as well as prison terms for juvenile offenders, resulting in even more overcrowding in United States correctional and detention facilities. Finally, numerous courts and other government entities in the United States have mandated that additional services offered to inmates be expanded and living conditions be improved. Many governments do not have the readily-available resources to make the changes necessary to meet such mandates.

GROWTH OPPORTUNITIES

         Prison Realty believes it has a competitive advantage in the development, construction, and acquisition of new private correctional and detention facilities due to, among other things, Prison Realty's ability to finance and build facilities in significantly less time than government


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entities. Prison Realty's operation as a subchapter C corporation commencing with its 2000 taxable year will allow it to reinvest its after-tax revenues in Prison Realty's business. In the event Prison Realty does not complete the restructuring, or cannot otherwise raise the capital required to develop and construct additional facilities or expand existing facilities, Prison Realty will not be able to capitalize on its perceived advantages and grow its business.

         In the event Prison Realty does have access to capital, Prison Realty believes that its competitive advantage will enable it to capitalize on the following opportunities:

         Government managed facilities. Attractive opportunities exist to develop correctional and detention facilities on behalf of various government entities. Historically, government entities have used various methods of construction financing to develop new correctional and detention facilities, including but not limited to the following:
         (i) one-time general revenue appropriations by the government agency for the cost of the new facility; (ii) general obligation bonds that are secured by either a limited or unlimited tax levied by the issuing government entity; or (iii) lease revenue bonds secured by an annual lease payment that is subject to annual or bi-annual legislative appropriation of funds. Many jurisdictions are operating their correctional and detention facilities at well above their rated capacities, and as a result are under federal court orders to alleviate prison overcrowding within a certain time period. These jurisdictions are often not in a position to appropriate funds or obtain financing to construct a correctional and detention facility because of other fiscal demands or requirements for public approval. Accordingly, Prison Realty believes that, in an attempt to address fiscal pressures of matching revenue collections with projected expenses, many such government entities have been and will be forced to consider private ownership with respect to the development of new correctional and detention facilities and sale-leaseback transactions or other financing alternatives with respect to existing correctional and detention facilities. Prison Realty further believes that by privatizing the development and construction of a facility, a government entity can avoid large capital appropriations and voter referendum issues, freeing itself to direct its resources to other competing infrastructure needs, and accordingly, privatization will become even more attractive.

         Expansion opportunities. Prison Realty's growth objectives also focus on the selective expansion of its existing correctional and detention facilities to increase cash flows and property values. Prison Realty is currently developing approximately 1,150 beds through the expansion of three of its currently operating facilities.

         Prison Realty's ability to acquire or develop new facilities or to expand its existing facilities depends on its access to financing. There can be no assurance that Prison Realty will be able to acquire or develop correctional facilities that meet its investment criteria. Moreover, acquisitions and expansions entail risks that acquired or expanded facilities will fail to perform in accordance with expectations.


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
LEASES AND OTHER CONTRACTUAL RELATIONSHIPS WITH CCA

         Prison Realty currently derives a significant portion of its income from its leases and other contractual relationships, including the CCA note and the trade name use agreement, with CCA, its primary tenant. As discussed herein under the heading "Information About Prison Realty," Prison Realty and CCA have amended the terms of the CCA leases to restructure the lease payments due Prison Realty under the CCA leases, and CCA has been required to defer payment of the initial installment of accrued interest due December 31, 1999 under the CCA note. As the result of the restructuring and related transactions, if completed, the CCA leases, as well as the other contractual arrangements between Prison Realty and CCA, will be canceled and of no further force and effect. Notwithstanding the foregoing, the following discussion outlines the terms of the existing CCA leases and certain other contractual relationships between Prison Realty and CCA.

LEASES

         CCA is Prison Realty's primary tenant, leasing 36 of Prison Realty's 45 currently operating facilities. In connection with the 1999 Merger, Prison Realty and CCA entered into the CCA leases with a primary term of 12 years (the "Fixed Term") with respect to each facility currently leased by CCA. Each CCA lease conveys a leasehold interest in the land, the buildings and structures and other improvements thereon, easements, rights and similar appurtenances to such land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the facility and all personal property necessary to operate the facility for its intended purpose (collectively, the "CCA Leased Property"). Each CCA lease permits CCA to operate the CCA Leased Property only as a correctional or detention facility. CCA has the responsibility in each CCA lease to obtain and maintain all licenses, certificates and permits in order to use and operate each facility.

         The rent for the first year for each facility under the CCA leases was initially set at a fixed amount (the "Annual Base Rent") and was scheduled to increase each year by a designated amount (the "Additional Rent"). See "Information About Prison Realty -- Recent developments" for a discussion of the recent amendments to the CCA leases. Under the CCA leases, as amended, Annual Base Rent and Additional Rent for each CCA Leased Property will be payable in semi-annual installments (rather than in monthly installments as set forth in the initial terms of the CCA leases). The obligations of CCA under each CCA lease are cross-defaulted to each of the other CCA leases with respect to payment and certain other defaults. Prison Realty has general recourse to CCA under the CCA leases, although CCA's payment obligations under such CCA leases are not secured by any assets of CCA.

         The CCA lease for each CCA Leased Property may be extended at fair market rates for three additional five-year terms beyond the Fixed Term (the "Extended Terms"), but only upon the mutual agreement of Prison Realty and CCA. Fair market rates for Extended Terms will be determined mutually by Prison Realty and CCA based on their respective analyses of the market


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for the relevant facility. The Fixed Term and Extended Terms under each CCA lease are subject to earlier termination upon the occurrence of certain contingencies described in the CCA lease. Additionally, each CCA lease may be terminated by Prison Realty, at its option, at any time after the first five years of the CCA lease, upon 18 months' written notice to CCA.

         Each CCA lease is what is commonly known as a "triple-net" lease or "absolute net" lease, under which CCA is to pay the Annual Base Rent and all additional charges. Under each CCA lease, CCA must, at its sole cost and expense, maintain each CCA Leased Property in good order, repair and appearance and must make structural improvements or repairs which may be necessary and appropriate to keep such CCA Leased Property in good order, repair and appearance, excluding ordinary wear and tear. CCA, at its sole cost and expense, may make alterations, additions, changes and/or improvements to each CCA Leased Property with the prior written consent of Prison Realty, provided that the value and primary intended use of such CCA Leased Property is not impaired. Each CCA lease provides that, at the request of CCA, Prison Realty may make capital additions. In certain situations, a capital addition to CCA Leased Property may be made directly by CCA and financed by third parties, with the prior written consent of Prison Realty. In the case of a capital addition not undertaken or financed by Prison Realty, Prison Realty will have an option to acquire and lease back to CCA such capital addition for a period of 10 years following the date on which inmates are first received at such capital addition, at a cost equal to the fair market value of such capital addition and at an annual rental rate equal to fair market rental rates.

         The CCA leases provide that CCA may not, without the prior written consent of Prison Realty, assign, sublease, mortgage, pledge, hypothecate, encumber or otherwise transfer any CCA lease or any interest therein with respect to all or any part of the CCA Leased Property.

OTHER CONTRACTUAL RELATIONSHIPS

         In connection with the 1999 Merger, Prison Realty and CCA entered into a right to purchase agreement, whereby Prison Realty has an option to acquire, and lease back to CCA at fair market value, any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of 10 years following the date on which service is commenced with respect to such facility. For facilities acquired pursuant to the right to purchase agreement, the initial annual rental rates will be the fair market rental rates, as determined by Prison Realty and CCA. Additionally, Prison Realty has a right of first refusal in the event CCA obtains an acceptable third party offer to acquire or provide mortgage secured financing to finance more than 90% of the cost of any correctional or detention facility owned by CCA or which is acquired or developed by CCA or its subsidiaries in the future. With respect to a sale of any such facility, if Prison Realty declines to purchase such facility, CCA will be free to sell such facility for a specified period of time at a price at least equal to the price offered to Prison Realty and on terms and conditions substantially consistent with those offered to Prison Realty. With respect to a first mortgage financing of 90% of the cost of any such facility, if Prison Realty declines to provide such financing on the terms set forth in such third party offer, CCA will be free to obtain first


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mortgage financing from a third party on terms and conditions no less favorable to CCA than those contained in the third party offer.

         Prison Realty has also entered into: (i) an amended and restated services agreement with CCA pursuant to which CCA is to serve as a facilitator of the construction and development of additional facilities on behalf of Prison Realty for a term of five years from the date of such agreement; (ii) an amended and restated tenant incentive agreement with CCA pursuant to which Prison Realty will pay to CCA an incentive fee to induce CCA to enter into CCA leases with respect to those facilities developed and facilitated by CCA; and (iii) a business development agreement with CCA pursuant to which CCA will provide marketing and other business development services on behalf of Prison Realty. With respect to the amended and restated services agreement, in consideration of a fee, CCA has agreed to perform, at the direction of Prison Realty, services needed in the construction and development of correctional and detention facilities, including services related to identification of potential additional facilities, preparation of proposals, project bidding, project design, government relations and project marketing. With respect to the amended and restated tenant incentive agreement, Prison Realty has agreed to pay an incentive fee to CCA for each facility leased by CCA for which CCA has served as developer and facilitator. Pursuant to the business development agreement, Prison Realty has agreed to pay CCA a fee for the marketing and business development services provided to Prison Realty. Prison Realty and CCA have amended the terms of these agreements to defer all fees to be paid by Prison Realty to CCA under these agreements until the termination of these agreements at the time of the merger and related transactions. See "Information About Prison Realty--Recent Developments."

GOVERNMENT REGULATION

ENVIRONMENTAL MATTERS

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. As an owner of correctional and detention facilities, Prison Realty has been subject to these laws, ordinances and regulations, and such laws, rules and regulations. In addition, upon the completion of the merger and related transactions and the Prison Realty restructuring, Prison Realty will also be subject to these laws, ordinances and regulations as the result of Prison Realty's, and its subsidiaries', operation and management of the correctional and detention facilities currently managed and operated by CCA. The cost of complying with environmental laws could materially adversely affect Prison Realty's financial condition and results of operations.

         Phase I environmental assessments have been obtained on substantially all of the facilities currently owned by Prison Realty. The purpose of a Phase I environmental assessment is to


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identify potential environmental contamination that is made apparent from historical reviews of such facilities, review of certain public records, visual investigations of the sites and surrounding properties, toxic substances and underground storage tanks. The Phase I environmental assessment reports do not reveal any environmental contamination that Prison Realty believes would have a material adverse effect on Prison Realty's business, assets, results of operations or liquidity, nor is Prison Realty aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which Prison Realty is unaware. In addition, environmental conditions on properties owned by Prison Realty may affect the operation or expansion of facilities located on the properties.

         Under the terms of the existing CCA leases, CCA has made various representations and warranties relating to environmental matters with respect to each CCA Leased Property. Each CCA lease requires CCA to indemnify and hold harmless Prison Realty and any CCA mortgagee from and against all liabilities, costs and expenses imposed upon or asserted against Prison Realty or the CCA Leased Property on account of, among other things, any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment in respect of the CCA Leased Property. Upon completion of the merger and related transactions and the Prison Realty restructuring, the CCA leases will be canceled and will be of no further force and effect.

AMERICANS WITH DISABILITIES ACT

         Prison Realty's properties, and those correctional and detention facilities operated and managed by CCA, are subject to the Americans with Disabilities Act of 1990, as amended (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires that public facilities such as correctional and detention facilities be made accessible to people with disabilities. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and other modifications or capital improvements at the facilities. Noncompliance could result in imposition of fines or an award of damages to private litigants.

         Under Prison Realty's existing leases, including the CCA leases, the lessee is required to make any necessary modifications or improvements to comply with the ADA. However, Prison Realty does not believe that such costs will be material because it believes that relatively few modifications are necessary to comply with the ADA. Upon completion of the merger and related transactions and related Prison Realty restructuring and related transactions, however, the CCA leases will be canceled and will be of no further force and effect and Prison Realty, or a subsidiary of Prison Realty, will be subject to these obligations.


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INSURANCE

         Prison Realty maintains a general liability insurance policy of $2.0 million for all of its operations, as well as insurance in amounts it deems adequate to cover property and casualty risks, workers' compensation and directors and officers liability. In addition, each lease between Prison Realty and its lessees, including the CCA leases, provides that the lessee will maintain insurance on each leased property under the lessee's insurance policies providing for the following coverages: (i) fire, vandalism and malicious mischief, extended coverage perils, and all physical loss perils; (ii) comprehensive general public liability (including personal injury and property damage); and (iii) worker's compensation. Under each of these leases, Prison Realty has the right to periodically review its lessees' insurance coverage and provide input with respect thereto. CCA currently maintains general liability coverage of $80.0 million.

         Upon completion of the merger and related transactions and related Prison Realty restructuring, the CCA leases will be canceled and will be of no further force and effect. As such, Prison Realty will be required to obtain and maintain liability insurance substantially equivalent to that currently held by CCA to cover liabilities arising from the operation, and in some cases, the leasing of correctional and detention facilities currently being operated by CCA.

EMPLOYEES

         At July 17, 2000, Prison Realty had four full-time employees and no part-time employees. Of such full-time employees, all were employed at Prison Realty's corporate offices. None of Prison Realty's employees are subject to a collective bargaining agreement, and Prison Realty has experienced no labor-related work stoppages. Prison Realty generally considers its relations with its personnel to be good.

         Neither CCA, PMSI nor JJFMSI has experienced a strike or work stoppage at any of its facilities. In January 1996, Old CCA reached an agreement with a union to represent 38 non-security personnel at its Shelby Training Center.
This agreement was renewed in April 1998. In September 1997, Old CCA entered into an agreement with a union to represent approximately 60 correctional officers at the Shelby Training Center. In March 1997, Old CCA assumed management of the D.C. Correctional Treatment Facility in Washington, D.C., and Old CCA agreed to recognize organized labor in representing certain employees at this facility. In December 1998, Old CCA finalized an agreement with the union to represent approximately 120 correctional officers and other support services staff. In the opinion of the management of each of CCA, overall employee relations are generally considered good.

LEGAL PROCEEDINGS

         Owners and operators of privatized correctional and detention facilities are subject to a variety of legal proceedings arising in the ordinary course of operating such facilities, including proceedings relating to personal injury and property damage. Such proceedings are generally


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brought against the operator of a correctional facility, but may also be brought against the owner. Prison Realty's lessees, including CCA, as the operators of correctional and detention facilities, are currently parties to such proceedings, and, upon completion of the merger and related transactions and Prison Realty restructuring, Prison Realty and its subsidiary also expect to become parties to such proceedings. Prison Realty does not believe that such litigation, if resolved against its lessees, or Prison Realty and its subsidiaries, would have a material adverse effect upon its business or financial position.

         Prison Realty's existing leases with its lessees, including the CCA leases, generally provide that lessees are responsible for claims based on personal injury and property damage at such facilities and that Prison Realty's lessees maintain insurance for such claims. Upon completion of the merger and related transactions and Prison Realty restructuring, however, the CCA leases will be canceled and will be of no further force and effect. For further discussion of actual and potential legal proceedings affecting Prison Realty and its lessees, see the information contained under the heading "Information About Prison Realty--Litigation" and "Information About CCA--Litigation" herein. For a discussion of specific claims to which Prison Realty and CCA are a party, including certain shareholder litigation commenced against Prison Realty.

COMPETITION

         Prison Realty's existing correctional and detention facilities are, and any additional correctional and detention facilities acquired by Prison Realty, will be, subject to competition for inmates from private prison managers. In addition, the correctional and detention facilities currently managed by CCA are subject to competition for inmates from other private prison managers. In addition, upon the completion of the merger and related transactions and the Prison Realty restructuring, Prison Realty and its subsidiary, as the manager of facilities formerly operated by CCA, will be subject to competition for inmates from other private prison managers. As such, the number of inmates in a particular area could have a material adverse effect on the operating revenues of Prison Realty's facilities. In addition, revenues of the facilities will be affected by a number of factors, including the demand for inmate beds and general economic conditions. Prison Realty will also be subject to competition for the acquisition of correctional and detention facilities with other purchasers of correctional and detention facilities.

PROPERTIES

GENERAL

         At July 17, 2000, Prison Realty owned or was in the process of developing 50 correctional and detention facilities in 17 states, the District of Columbia and the United Kingdom, of which 45 facilities were operating, two were under construction, and three were in the planning stages. At July 17, 2000, Prison Realty leased 36 facilities to CCA, its primary tenant, six facilities to government agencies and three facilities to private operators. Upon the completion of the merger and related transactions and the Prison Realty restructuring, Prison


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Realty will continue to own these correctional and detention facilities and will operate each of the facilities currently leased to CCA. Prison Realty will also continue to own 100% of the non-voting common stock of PMSI and JJFMSI, each of which operate detention facilities owned by various governmental entities.

THE FACILITIES

General

         The facilities owned or under development by Prison Realty can generally be classified according to the level(s) of security at such facility. Minimum security facilities are facilities having open housing within an appropriately designed and patrolled institutional perimeter. Medium security facilities are facilities having either cells, rooms or dormitories, a secure perimeter, and some form of external patrol. Maximum security facilities are facilities having single occupancy cells, a secure perimeter and external patrol or detention services. Multi-security facilities are facilities with various areas encompassing either minimum, medium or maximum security. Prison Realty's facilities can also be classified according to the type(s) of inmates or other detainees held at such facility, or with respect to its juvenile educational facilities, the level of security provided for the students attending educational programs at such facilities. The facilities can, generally be grouped in this manner into the following five facility types:

         - Correctional Facilities. Correctional facilities are used to house inmates on a permanent basis for the duration of their sentences.

         - Detention Facilities. Detention facilities are multi-security level facilities used to house inmates of all levels, including pre-trial and pre-sentence prisoners for the USMS, inmates sentenced but not yet housed in correctional facilities, inmates awaiting trial, sentencing or hearing and persons detained by the INS.

         - Juvenile Educational Facilities. Juvenile educational facilities leased to Community Education Partners, Inc. ("CEP") are used to provide services to at-risk juveniles attending educational programs in a secure setting. These facilities may be generally classified as juvenile/minimum security facilities.

         - Processing Centers. Processing centers are used to house undocumented aliens for the INS and are classified as minimum to medium security facilities.

         - Pre-Parole Transfer Facilities. Pre-parole transfer facilities are used to hold inmates who have been arrested for technical violations of their parole agreements with a State Department of Criminal Justice, Board of Pardons and Paroles. Pre-parole transfer facilities are classified as minimum security facilities.


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         Each of Prison Realty's facilities has been pledged to secure borrowings under Prison Realty's existing bank credit facility. Information regarding each facility owned by Prison Realty as of July 17, 2000 is set forth below, grouped by state:

                                                                        DESIGN           SECURITY                             LEASE
       FACILITIES                               LOCATION                CAPACITY (1)     LEVEL             TENANT             TERM
       ----------                               --------                ---------        -----             ------             ----
DOMESTIC
Eloy Detention Center                          Eloy, Arizona              1,500          medium              CCA              12
Central Arizona Detention Center               Florence, Arizona          2,304           multi              CCA              12
Florence Correctional Facility                 Florence, Arizona          1,600          medium              CCA              12
California Correctional Facility               California City,           2,304          medium              CCA              12
                                               California

Leo Chesney Correctional Center                Live Oak, California         240          minimum     Cornell Corrections      5
San Diego Correctional Facility                San Diego, California      1,200          medium              CCA              12
Kit Carson Correctional Center                 Burlington, Colorado         768          medium              CCA              12
Bent County Correctional Facility              Las Animas, Colorado         700          medium              CCA              12
Huerfano County Correctional Center (2)        Walsenburg, Colorado         752          medium              CCA              12
D.C. Correctional
    Treatment Facility (3)                     Washington, D. C.            866          medium      District of Columbia     20
Coffee Correctional Facility (4)               Nicholls, Georgia          1,524          medium              CCA              12
McRae Correctional Facility                    McRae, Georgia             1,524           medium             CCA              12
Millen Correctional Facility                   Millen, Georgia            1,524          medium              CCA              12
Wheeler Correctional Facility (4)              Alamo, Georgia             1,524          medium              CCA              12
Leavenworth Detention Center                   Leavenworth, Kansas          327 (5)      maximum             CCA              12
Lee Adjustment Center                          Beattyville, Kentucky        756          medium              CCA              12
River City Correctional Center                 Louisville, Kentucky         363          medium              CCA              12
Marion Adjustment Center                       St. Mary, Kentucky           856          minimum             CCA              12
Otter Creek Correctional Center                Wheelwright,                 656          medium              CCA              12
                                               Kentucky

Crossroads Correctional Center (6)             Shelby, Montana              512          medium              CCA              12
Prairie Correctional Facility                  Appleton, Minnesota        1,338          medium              CCA              12
Tallahatchie County Correctional Center        Tallahatchie,              1,104          medium              CCA              12
                                               Mississippi

Southern Nevada Women's
    Correctional Facility                      Las Vegas, Nevada            500          medium       State of Nevada(7)      18

                                                                        DESIGN           SECURITY                             LEASE
       FACILITIES                               LOCATION                CAPACITY (1)     LEVEL             TENANT             TERM
       ----------                               --------                ---------        -----             ------             ----
New Mexico Women's                           Grants, New Mexico            322 (5)        medium              CCA                12
Correctional Facility
Cibola County Corrections Center             Milan, New Mexico            1,012           medium              CCA                12
Torrance County Detention Facility           Estancia, New Mexico           910            multi              CCA                12
Pamlico Correctional Facility (8)            Bayboro, North                 528           medium            State of             12
                                             Carolina                                                  North Carolina(9)
Mountain View Correctional Facility(8)       Spruce Pine,                   528           medium            State of             12
                                             North Carolina                                            North Carolina(9)
Queensgate Correctional Facility             Cincinnati, Ohio               850           medium      Hamilton County, Ohio       5
Northeast Ohio Correctional Center           Youngstown, Ohio             2,016           medium              CCA                12
North Fork Correctional Facility             Sayre, Oklahoma              1,440           medium              CCA                12
Diamondback Correctional Facility            Watonga, Oklahoma            1,440 (5)       medium              CCA                12
Cimarron Correctional Facility (10)          Cushing, Oklahoma              960           medium              CCA                12
Davis Correctional Facility(10)              Holdenville,                   960           medium              CCA                12
                                             Oklahoma

Shelby Training Center (11)                  Memphis, Tennessee             200           medium              CCA                12
West Tennessee Detention Facility            Mason, Tennessee               600            multi              CCA                12
Whiteville Correctional Facility             Whiteville, Tennessee        1,536           medium              CCA                12
Bridgeport PPT Facility                      Bridgeport, Texas              200           minimum             CCA                12
Eden Detention Center                        Eden, Texas                  1,225           medium              CCA                12
Community Education Partners - Dallas        Dallas, Texas                 (12)          juvenile/            CEP                12
County School for Accelerated Learning                                                    minimum
Community Education Partners -               Houston, Texas                (12)          juvenile/            CEP                12
Southeast Houston School for                                                              minimum
Accelerated Learning
Houston Processing Center                    Houston, Texas                 411           medium              CCA                12

Laredo Processing Center                     Laredo, Texas                  258           medium              CCA                12
Webb County Detention Facility               Laredo, Texas                  480           maximum             CCA                12
Mineral Wells PPT Facility                   Mineral Wells, Texas         2,103           minimum             CCA                12
T. Don Hutto Correctional Center             Taylor, Texas                  480           medium              CCA                12
INTERNATIONAL

HMP Forrest Bank                             Salford, England               800           medium      U.K. Detention Services    25
                                                                                                           Limited


(1) Design capacity measures the number of beds, and accordingly, the number of Inmates each facility is designed to accommodate. Management believes design Capacity is an appropriate measure for evaluating prison operations, because the Revenues generated by each facility are based on a per diem or monthly rate per Inmate housed at the facility paid by the corresponding contracting government Entity. The ability of CCA or another private operator to satisfy its financial Obligations under its leases with Prison Realty is based in part on the revenues Generated by the facilities, which in turn depends on the design capacity of Each facility.

(2) The facility is subject to a purchase option held by Huerfano county which Grants Huerfano county the right to purchase the facility upon an early Termination of the lease at a price determined by a formula set forth in the lease agreement.

(3) Ownership of the facility automatically reverts to the District of Columbia upon expiration of the lease term.

(4) The facility is subject to a purchase option held by the Georgia Department of Corrections (the "GDOC") which grants the GDOC the right to purchase the facility for the lesser of the facility's depreciated book value or fair market Value at any time during the term of the management contract between CCA and the GDOC.

(5) The facility is currently being expanded by Prison Realty.

(6) The State of Montana has an option to purchase the facility at fair market value generally at any time during the term of the management contract with CCA.

(7) The State of Nevada has contracted with CCA to manage and operate the facility.

(8) The State of North Carolina has an option to purchase the facility at the end of the sixth year of the lease and at the end of each year of the lease thereafter at a purchase price equal to depreciated book value.

(9) The State of North Carolina has contracted with CCA to manage and operate the facility.

(10) The facility is subject to a purchase option held by the Oklahoma Department of Corrections (the "ODC") which grants the ODC the right to purchase the facility at its fair market value at any time.

(11) Upon the conclusion of the thirty year lease between Prison Realty and Shelby County, Tennessee, the facility will become the property of Shelby County. Prior to such time, (a) if the county terminates the lease without cause, Prison Realty may purchase the property for $150,000; (b) if the state fails to fund the contract, then Prison Realty may purchase the property for $150,000; (c) if Prison Realty terminates the lease without cause, then Prison Realty shall purchase the property for its fair market value as agreed to by the county and Prison Realty; (D) If Prison Realty breaches the lease contract, then Prison Realty may purchase the property for its fair market value as agreed to by the county and Prison Realty; and (e) if the county breaches the lease contract, then Prison Realty may purchase the property for $150,000.

(12) This alternative educational facility is currently configured to accommodate 900 at-risk juveniles and may be expanded to accommodate a total of 1,400 at-risk juveniles. Prison Realty believes that design capacity does not generally apply to educational facilities, and, therefore, the aggregate design capacity of Prison Realty's facilities referred to in this annual report does not include the total number of at-risk juveniles which can be accommodated at this facility.

Facilities under Construction or Development

         In addition to owning the facilities listed in the preceding tables, Prison Realty is currently in the process of planning, developing or constructing three facilities. Set forth below is a brief description of each of the facilities currently under development or construction by Prison Realty, grouped by state. Unless indicated otherwise, upon completion of each of the facilities, pending and subject to the completion of the merger and related transactions and Prison Realty restructuring, each of the facilities will be leased to, and managed by, CCA.

Mendota Correctional Facility. The Mendota Correctional Facility will be located on 265 acres in Mendota, California. The 261,000 square foot, medium security facility will have a design capacity of 1,024 beds and is scheduled to open after 2001.

Stewart County Detention Center. The Stewart County Detention Center will be located in Stewart County, Georgia. The 297,550 square foot medium security facility will have a design capacity of 1,524 beds and is scheduled to open in 2001.

Northeast Indiana Youth Village. The Northeast Indiana Youth Village will be located in Warsaw, Indiana. The juvenile/minimum security facility will have a design capacity of 144 beds upon completion. No timetable for completion has been determined.

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is information regarding each of the six current directors of Prison Realty. Also set forth below is information concerning current and former executive officers of Prison Realty. Upon completion of the merger and related transactions and the Prison Realty restructuring, Prison Realty's board of directors will be restructured by increasing the size of the existing board of directors and appointing one or more additional directors to the newly created vacancies. In addition, certain existing directors are expected to resign, allowing the appointment of one or more new directors to the vacancies created by the resignations. Under Maryland law, each of these new directors must stand for election at the next annual meeting of shareholders following their appointment. It is expected that the Prison Realty 2000 annual meeting will be held in November 2000.

INFORMATION REGARDING MEMBERS OF THE CURRENT BOARD OF DIRECTORS

         Prison Realty's board of directors is currently composed of six directors, divided into three classes (Class I, Class II and Class III). On July 5, 2000, Doctor R. Crants resigned as a member of the board of directors.

         Set forth below is information regarding the current members of the Prison Realty board of directors and the classes in which they serve. The directors listed below as "independent directors" are not directors, officers or employees of Prison Realty, CCA, and are not otherwise affiliated with any tenants of Prison Realty, including CCA, or with PMSI or JJFMSI.

Class I directors  - (Terms to Expire in 2002)

         THOMAS W. BEASLEY, 57, was appointed by Prison Realty's board of directors in December 1999 to serve as a director and as the chairman of Prison Realty's board of directors. Mr. Beasley also currently serves as the chairman of the PMSI board of directors. Mr. Beasley is a co-founder of Old CCA and served as its chairman emeritus from June 1994 to December 31, 1998. From 1974 through 1978, Mr. Beasley served as chairman of the Tennessee Republican Party, and he continues to be active in Tennessee politics. Mr. Beasley graduated from the United States Military Academy at West Point in 1966 and received a Doctor of Jurisprudence degree from Vanderbilt University School of Law in 1973.

         TED FELDMAN, 46, is an independent director and is the chairman of the audit committee of Prison Realty's board of directors. Mr. Feldman served as a trustee of Old Prison Realty from April 1997 to December 1998. Mr. Feldman served as the chief operating officer of StaffMark, Inc. ("StaffMark"), a publicly traded provider of diversified staffing services to business, medical, professional and service organizations and governmental agencies from October 1996 through October 1999. Prior to joining StaffMark, Mr. Feldman founded HRA, Inc., a Nashville provider of staffing services, in 1991 and served as its president and chief executive officer from that time until it merged with StaffMark in October 1996.

Class II director  - (Term to Expire in 2000)

         JOSEPH V. RUSSELL, 59, is an independent director and is the chairman of the independent and compensation committees of Prison Realty's board of directors. Mr. Russell also serves as the chairman of the special committee and served as a trustee of Old Prison Realty from April 1997 to December 1998. Mr. Russell is the President and Chief Financial Officer of Elan-Polo, Inc., a Nashville-based, privately-held, worldwide producer and distributor of footwear. Mr. Russell is also the Vice President of and a principal in RCR Building Corporation, a Nashville- based, privately-held builder and developer of commercial and industrial properties. He also serves on the boards of directors of Community Care Corp., the Footwear Distributors of America Association and US Auto Insurance Company. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

Class III directors - (Terms to Expire in 2001)

         C. RAY BELL, 58, is a director of Prison Realty and served as a trustee of Old Prison Realty from April 1997 to December 1998. Mr. Bell is the President and owner of Ray Bell Construction, Inc., which specializes in the construction of a wide range of commercial buildings, and has constructed approximately 40 correctional and detention facilities, consisting of over 15,000 beds in seven states, on behalf of various government entities and private companies, including Prison Realty and Old CCA. Mr. Bell is a founding member of the Middle Tennessee Chapter of Associated Builders and Contractors. Mr. Bell is a graduate of the University of the South.

         JEAN-PIERRE CUNY, 45, is a director of Prison Realty and served as a director of Old CCA from July 1994 to December 1998. Mr. Cuny serves as the Senior Vice President of The Sodexho Group, a French-based, leading supplier of catering and various other services to institutions and an affiliate of Sodexho. From February 1982 to June 1987, he served as Vice President in charge of Development for the Aluminum Semi-Fabricated Productions Division of Pechiney, a diversified integrated producer of aluminum and other materials. Mr. Cuny graduated from Ecole Polytechnique in Paris in 1977 and from Stanford University Engineering School in 1978. Pursuant to the terms of a contractual arrangement between Sodexho and Prison Realty, Sodexho has designated Mr. Cuny to serve as a director of Prison Realty. Prison Realty and Sodexho are currently negotiating with respect to this contractual agreement.

         CHARLES W. THOMAS, PH.D, 57, is a director of Prison Realty and served as a trustee of Old Prison Realty from April 1997 to December 1998. Dr. Thomas is a private consultant who has taught and written on the criminal justice and private corrections fields for more than 30 years. Until 1999, he was a Professor of Criminology and the Director of the Private Corrections Project of the Center for Studies in Criminology and Law at the University of Florida, Gainesville, positions he held from 1980 and 1989, respectively. While serving as Director of the Center, Dr. Thomas authored the Center's annual Private Adult Correctional Facility Census. In connection with the 1999 Merger, Dr. Thomas performed certain consulting services for each of

Old Prison Realty and Old CCA. Dr. Thomas continues to perform consulting services for CCA relating to its business objectives. Dr. Thomas graduated from McMurry University in 1966 with a B.S. in Secondary Education and from the University of Kentucky with a M.A. in Sociology in 1969 and a Ph.D. in Sociology in 1971.

INFORMATION REGARDING EXECUTIVE OFFICERS OF PRISON REALTY WHO ARE NOT DIRECTORS

         Prison Realty has begun a search for a new chief executive officer and for a new chief financial officer. Several candidates have been identified and interviews have begun. The selection process will be finalized as expeditiously as possible. Doctor R. Crants, the current chief executive officer of Prison Realty, will resign or be terminated once a new chief executive officer has been appointed. The search for the new chief financial officer will be undertaken after the selection of a new chief executive officer. Thomas W. Beasley, the current chairman of Prison Realty's board of directors and a founder of Prison Realty's predecessor company, will continue to serve as chairman.

         DOCTOR R. CRANTS, 55, currently serves as the chief executive officer of Prison Realty. It is expected that Mr. Crants will resign or be terminated as Prison Realty's chief executive officer once a new chief executive officer is appointed. Mr. Crants served as a member of the board of directors of Prison Realty from its inception to July 5, 2000. Mr. Crants also served as its chairman from its inception to December 1999. Mr. Crants also serves as chief executive officer and a director of CCA, and as a director of PMSI and JJFMSI. Prior to the 1999 Merger, Mr. Crants served as chairman, chief executive officer and president of Old CCA, which he co-founded in 1983, as well as chairman of the board of trustees of Old Prison Realty. Mr. Crants also currently serves on the board of directors of Sodexho Marriott Services, Inc., the largest food service and facility management company in North America. Mr. Crants graduated from the United States Military Academy at West Point in 1966 and received a joint Masters in Business Administration and Juris Doctor degree from the Harvard Business School and Harvard Law School, respectively, in 1974.

         J. MICHAEL QUINLAN, 58, has served as president of Prison Realty since December 1999. Mr. Quinlan also serves as the president and chief operating officer of CCA and as a member of CCA's board of directors, positions he has held since June 1999. From January 1999 until May 1999, Mr. Quinlan served as a member of the board of directors of Prison Realty and as vice-chairman of Prison Realty's board of directors. From April 1997 until January 1999, Mr. Quinlan served as a member of the board of trustees and as chief executive officer of Old Prison Realty. From July 1987 to December 1992, Mr. Quinlan served as the Director of the Federal Bureau of Prisons. In such capacity, Mr. Quinlan was responsible for the total operations and administration of a federal agency with an annual budget of more than $2 billion, more than 26,000 employees and 75 facilities. In 1988, Mr. Quinlan received the Presidential Distinguished Rank Award, which is the highest award given by the United States government to civil servants for service to the United States. In 1992, he received the National Public Service Award of the National Academy of Public Administration and the American Society of Public Administration, awarded annually to the top three public administrators in the United States. Mr. Quinlan is a 1963 graduate of Fairfield University with a B.S.S. in History, and he received a J.D. from Fordham University Law School in 1966. He also received an L.L.M. from the George Washington University School of Law in 1970.

         VIDA H. CARROLL, 40, currently serves as Prison Realty's chief financial officer, secretary and treasurer. Ms. Carroll has resigned from each of these positions effective September 15, 2000. Ms. Carroll served as the chief financial officer, secretary and treasurer of Old Prison Realty from its inception until December 1998. From 1991 to 1996, Ms. Carroll, as a sole proprietor, worked as a financial consultant, specializing in accounting conversions and systems design. Prior to this time, she worked in public accounting, including working as an audit manager with KPMG Peat Marwick. Ms. Carroll holds a Bachelor of Science Degree from Tennessee Technological University and is a certified public accountant.

Committees of Prison Realty's board

         Pursuant to the authority granted under Company's bylaws, Prison Realty's board of directors has designated an audit committee, compensation committee and an independent committee. In addition, Prison Realty's board, together with the boards of directors of CCA, formed a special committee to consider the restructuring.

COMPENSATION OF PRISON REALTY'S DIRECTORS

         Currently, Prison Realty pays its directors who are not employees of Prison Realty or one of its lessees or any of their affiliates or subsidiaries an annual retainer of $12,000 for their services. In addition, non-employee directors receive a fee of $1,000 for each meeting of Prison Realty's board which they attend and an additional fee of $500 for each meeting they attend of committees on which they serve. Non-employee members of the independent committee and the special committee, did not, however, receive the $500 fee for their attendance at meetings of these committees relating to the restructuring and related transactions. Instead, they each received a retainer fee of $50,000 for their services, and Mr. Russell received a retainer fee of $75,000 for his services to Prison Realty. Mr. Russell will also receive $50,000 in shares of Prison Realty common stock for his services. In addition, Messrs. Beasley and Bartholomew each received a retainer fee of $50,000 for their services on the special committee. Non-employee directors may elect, on an annual basis, to receive up to 100% of their regular compensation in shares of Common Stock. Non-employee directors are reimbursed for reasonable expenses incurred to attend Prison Realty's board and committee meetings. Non-employee directors also participate in the Non-Employee Directors' Share Option Plan, whereby they receive options to purchase 5,000 shares of Common Stock for each year of service with Prison Realty's board.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain summary information concerning the compensation paid to Doctor R. Crants and the compensation paid to each of Mr. Quinlan, Ms. Carroll, D. Robert Crants, III and Michael W. Devlin, the four most highly compensated executive officers of Prison Realty other than Doctor R. Crants whose annualized compensation exceeded $100,000 (collectively, the "Named Executive Officers"), for the fiscal years ended December 31, 1997, 1998 and 1999. As discussed more fully in "The Merger and Related Transactions and the Prison Realty Restructuring-Interests of directors, officers, affiliates and shareholders in the merger and related transactions and the Prison Realty restructuring," each of Mr. Crants, III and Mr. Devlin resigned from their positions with Prison Realty, effective as of December 31, 1999. In addition, Vida H. Carroll has resigned effective September 15, 2000 and Doctor R. Crants will resign or be terminated as chief executive officer upon the appointment of a new chief executive officer.



                                    Annual Compensation
                                    -------------------




      Name and                                                              Other Annual
      ---------                                                             ------------
  Principal Position        Year        Salary ($)            Bonus ($)     Compensation($)
  ------------------        ----        ----------            ---------     ------------
Doctor R. Crants.......     1999       $ 175,000(1)         $  34,488(2)           --
  Chief Executive           1998         385,933(5)                --              --
  Officer                   1997         359,423(8)                --              --


J. Michael Quinlan ....     1999          79,583(11)               --              --
   President                1998         155,625                   --              --
                            1997                                   --              --
                                         150,000(14)


Vida H. Carroll........    1999         141,667               81,387(16)          --
    Chief Financial         1998          88,813                   --              --
    Officer                 1997          75,000(14)               --              --
    Secretary and
    Treasurer

D. Robert Crants, III...    1999         155,000              113,320(21)          --
   President                1998         103,750                   --              --
                            1997         100,000(14)              (25)             --


Michael W. Devlin ......    1999         155,000              113,320(21)          --
   Chief Operating          1998         103,750                   --              --
   Officer                  1997         100,000(14)              (25)             --




                                              Long-Term Compensation
                                              ----------------------

                                        Awards                         Payouts
                                        ------                         -------

      Name and                                 Securities
      ---------             Restricted         Underlying      LTIP         All Other
  Principal Position       Stock Award($)       Options(#)    Payouts($)   Compensation ($)
  ------------------       -----------          -------       -------      ------------
Doctor R. Crants ....       $103,465(3)         113,750(4)        --             --
  Chief Executive                 --             17,500(6)        --       $  7,450(7)
  Officer                         --            113,125(9)        --          7,450(10)


J. Michael Quinlan ..             --             10,000(12)       --             --
   President                      --                 --           --          5,000(13)
                                  --            375,000(15)       --             --

Vida H. Carroll .....         19,160(17)         26,250(18)       --         42,500(19)
    Chief Financial               --                 --           --          3,000(13)
    Officer                       --             65,000(20)       --             --
    Secretary and
    Treasurer

D. Robert Crants, III        114,961(22)         52,500(23)       --        238,750(24)
   President                      --                 --           --          5,000(13)
                                  --            225,000(26)       --             --


Michael W. Devlin ...        114,961(22)         52,500(23)       --        238,750(24)
   Chief Operating                --                 --           --          5,000(13)
   Officer                        --            225,000(26)       --             --



(1) Represents Mr. Crants' base salary as chief executive officer and chairman of the board of directors of Prison Realty during 1999. Mr. Crants has resigned from his position as chairman and as a member of the board of directors of Prison Realty, but currently continues to serve as chief executive officer of Prison Realty.

(2) Mr. Crants was awarded 1,687 restricted shares of Prison Realty's common stock on March 4, 1999 pursuant to Prison Realty's 1997 Employee Share Incentive Plan, which was assumed by Prison Realty in the 1999 Merger. Pursuant to the terms of a Restricted Stock Agreement between the Company and Mr. Crants, these shares of Prison Realty's common stock were vested immediately upon the award of such shares to Mr. Crants. The value of these shares on the date of award was $34,488, based on the average of the high and low sales prices of Prison Realty's common stock on the NYSE on March 3, 1999, $20.44. As of December 31, 1999, the closing market price of Prison Realty's common stock on the NYSE was $5.06 per share, reducing the aggregate value of the shares awarded to Mr. Crants to $8,536.
(3) Mr. Crants was awarded 5,063 restricted shares of Prison Realty's common stock on March 4, 1999 pursuant to Prison Realty's 1997 Employee Share Incentive Plan. Pursuant to the terms of a Restricted Stock Agreement between Prison Realty and Mr. Crants, such restricted shares vest ratably on each of the first three anniversaries of the date of such award. The value of these shares on the date of award was $103,465, based on the average of the high and low sales prices of Prison Realty's common stock on the NYSE on March 3, 1999, $20.44. As of December 31, 1999, the closing market price of Prison Realty's Common Stock on the NYSE was $5.06 per share, reducing the aggregate value of the shares awarded to Mr. Crants to $25,619.
(4) Pursuant to Prison Realty's 1997 Employee Share Incentive Plan, these options to purchase shares of Prison Realty's common stock vest in 25% increments over a three-year period, with the first such increment having vested on March 4, 1999, and are exercisable at a price of $19.94 per share, the closing market price on the NYSE of Prison Realty's Common Stock on March 4, 1999, the date of grant of these options.
(5) Represents the compensation paid by Old CCA, Prison Realty's predecessor, to such individual for the fiscal year ended December 31, 1999.
(6) These options were granted by Old CCA under Old CCA's 1995 Stock Incentive Plan. In connection with the 1999 Merger, Prison Realty assumed all of the options outstanding under the 1995 Stock Incentive Plan, with all of such options being converted into options exercisable for shares of Prison Realty's common stock, based on the exchange ratio in the 1999 Merger.
(7) Amount represents the contribution by Old CCA, Prison Realty's predecessor, to Old CCA's Amended and Restated Employee Stock Option Plan (the "Old CCA ESOP") during the fiscal year ended December 31, 1998.
(8) Represents the compensation paid by Old CCA, Prison Realty's predecessor, to such individual for the fiscal year ended December 31, 1997.
(9) 13,125 of the options were granted by Old CCA under Old CCA's 1995 Stock Incentive Plan. The balance of the options, which vest in 25% increments over a three-year period, with the first such increment having vested on July 15, 1997, were granted by Old Prison Realty under Old Prison Realty's 1997 Employee Share Incentive Plan. In connection with the 1999 Merger, Prison Realty assumed all of the options outstanding under Old CCA's 1995 Stock Incentive Plan and Old Prison Realty's 1997 Employee Share Incentive Plan, with all of such options being converted into options exercisable for shares of Prison Realty's common stock, based on the exchange ratio in the 1999 Merger.
(10) Amount represents the contribution by Old CCA, Prison Realty's predecessor, to the Old CCA ESOP during the fiscal year ended December 31, 1997.
(11) From January 1, 1999 until May 11, 1999, Mr. Quinlan served as Vice-Chairman of Prison Realty's board of directors. From May 11, 1999 until June 28, 1999, Mr. Quinlan served as Prison Realty's vice-president, special projects. On June 28, 1999, Mr. Quinlan resigned from all positions with Prison Realty to become president and chief operating officer of CCA. Mr.

         Quinlan became president of Prison Realty, effective upon the resignation of D. Robert Crants, III.
(12) Pursuant to Prison Realty's 1997 Employee Share Incentive Plan, these options to purchase shares of Prison Realty's common stock initially were to vest in 25% increments over a three-year period, with the first such increment having vested on March 4, 1999. Upon Mr. Quinlan's resignation from all positions with Prison Realty on June 28, 1999, all outstanding unvested options held by Mr. Quinlan became fully vested upon action by Prison Realty's board of directors. These options are exercisable at a price of $19.94 per share, the closing market price on the NYSE of Prison Realty's common stock on March 4, 1999, the date of grant of these options.
(13) Amount represents the contribution by Old Prison Realty, Prison Realty's predecessor, to Old Prison Realty's Amended and Restated Employee Share Ownership Plan for the fiscal year ended December 31, 1998.
(14) Amounts are annualized salaries for the fiscal year ended December 31, 1997.
(15) All but 25,000 of these options to purchase Prison Realty's Common Stock initially vested in 25% increments over a three-year period with the first such increment having vested on July 15, 1997. The balance of these options initially vested in 25% increments over a three-year period, with the first such increment having vested on December 2, 1997. All of these options were granted under Old Prison Realty's 1997 Employee Share Incentive Plan. In connection with the 1999 Merger, the Company assumed all of the options outstanding under Old Prison Realty's 1997 Employee Share Incentive Plan, with all of such options being converted into options exercisable for shares of Prison Realty's common stock, based on the exchange ratio in the 1999 Merger. Upon Mr. Quinlan's resignation from all positions with Prison Realty on June 28, 1999, all outstanding unvested options held by Mr. Quinlan became fully vested upon action by Prison Realty's board of directors.
(16) Ms. Carroll was awarded 312 restricted shares of Prison Realty's common stock on March 4, 1999 pursuant to Prison Realty's 1997 Employee Share Incentive Plan. Pursuant to the terms of a Restricted Stock Agreement between Prison Realty and Ms. Carroll, these shares were vested immediately upon the award of such shares. The value of these shares on the date of award was $6,387, based on the average of the high and low sales prices of Prison Realty's common stock on the NYSE on March 3, 1999, $20.44. As of December 31, 1999, the closing market price of Prison Realty's common stock on the NYSE was $5.06 per share, reducing the aggregate value of the shares awarded to $1,579. Ms. Carroll also received a cash bonus of $75,000 in March 1999.
(17) Ms. Carroll was awarded 938 restricted shares of Prison Realty's common stock on March 4, 1999 pursuant to Prison Realty's 1997 Employee Share Incentive Plan. Pursuant to the terms of a Restricted Stock Agreement between Prison Realty and Ms. Carroll, such restricted shares vest ratably on each of the first three anniversaries of the date of such award. The value of these shares on the date of award was $19,160, based on the average of the high and low sales prices of Prison Realty's common stock on the NYSE on March 3, 1999, $20.44. As of December 31, 1999, the closing market price of Prison Realty's common stock on the NYSE was $5.06 per share, reducing the aggregate value of the shares awarded to $4,746.
(18) Pursuant to Prison Realty's 1997 Employee Share Incentive Plan, these options to purchase shares of Prison Realty's common stock vest in 25% increments over a three-year period, with the first such increment having vested on March 4, 1999, and are exercisable at a price of $19.94 per share, the closing market price on the NYSE of Prison Realty's common stock on March 4, 1999, the date of grant of these options.

(19) Represents three-months' severance of $37,500 paid in advance to Ms. Carroll and a contribution of $5,000 by Prison Realty to the Prison Realty Trust, Inc. 401(k) Savings and Retirement Plan on Ms. Carroll's behalf during the fiscal year ended December 31, 1999.
(20) All but 15,000 of these options to purchase Prison Realty's Common Stock vest in 25% increments over a three-year period with the first such increment having vested on July 15, 1997. The balance of the options vest in 25% increments over a three-year period with the first such increment having vested on December 2, 1997. All of these options were granted under Old Prison Realty's 1997 Employee Share Incentive Plan. In connection with the 1999 Merger, Prison Realty assumed all of the options outstanding under Old Prison Realty's 1997 Employee Share Incentive Plan, with all of such options being converted into options exercisable for shares of Prison Realty's common stock, based on the exchange ratio in the 1999 Merger.
(21) This individual was awarded 1,875 restricted shares of Prison Realty's Common Stock on March 4, 1999 pursuant to Prison Realty's 1997 Employee Share Incentive Plan. Pursuant to the terms of a Restricted Stock Agreement between Prison Realty and such individual, these shares were vested immediately upon the award of such shares. The value of those shares on the date of award was $38,320, based on the average of the high and low sales prices of Prison Realty's common stock on the NYSE on March 3, 1999, $20.44. As of December 31, 1999, the closing market price of Prison Realty's common stock on the NYSE was $5.06 per share, reducing the aggregate value of the shares awarded to $9,488. This individual also received a cash bonus of $75,000 in March 1999.
(22) This individual was awarded 5,625 restricted shares of Prison Realty's common stock on March 4, 1999 pursuant to Prison Realty's 1997 Employee Share Incentive Plan. Pursuant to the terms of a Restricted Stock Agreement between Prison Realty and the individual, such restricted shares were to vest ratably on each of the first three anniversaries of the date of such award. The value of these shares on the date of award was $114,961, based on the average of the high and low sales prices of Prison Realty's common stock on the NYSE on March 3, 1999, $20.44. As of December 31, 1999, the closing market price of Prison Realty's common stock on the NYSE was $5.06 per share, reducing the aggregate value of the shares awarded to such individual to $28,463. In connection with the individual's resignation from all positions with Prison Realty on December 31, 1999, these shares were forfeited by such individual.
(23) Pursuant to Prison Realty's 1997 Employee Share Incentive Plan, these options to purchase shares of Prison Realty's Common Stock vested in 25% increments over a three-year period, with the first such increment having vested on March 4, 1999, and were exercisable at a price of $19.94 per share, the closing marked price on the NYSE of Prison Realty's Common Stock on March 4, 1999, the date of grant of these options. In connection with the individual's resignation from all positions with Prison Realty on December 31, 1999, these options were forfeited by such individual.
(24) In connection with the individual's resignation from all positions with Prison Realty on December 31, 1999, Prison Realty made a cash payment of $233,750 to the individual, which represented the outstanding amount of Prison Realty's obligations under such individual's employment agreement with Prison Realty. Prison Realty also contributed $5,000 to the Prison Realty Trust, Inc. 401(k) Savings and Retirement Plan on the individual's behalf during the fiscal year ended December 31, 1999.
(25) This individual was awarded 150,000 common shares of Old Prison Realty issued as a development fee and as reimbursement for actual costs incurred with the promotion and formation of Old Prison Realty, the consummation of Old Prison Realty's initial public offering of common shares and Old Prison Realty's purchase of nine correctional and detention facilities from Old CCA.
(26) All but 25,000 of the options initially vested in 25% increments over a three-year period with the first increment having vested on July 15, 1997. The balance of the options initially vested in 25% increments over a three-year period with the first increment having vested on December 2, 1997. All of these options were granted under Old Prison Realty's 1997 Employee Share Incentive Plan. In connection with the 1999 Merger, Prison Realty assumed all of the options outstanding under Old Prison Realty's 1997 Employee Share Incentive Plan, with all of such options being converted into options exercisable for shares of Prison Realty's common stock, based on the exchange ratio in the 1999 Merger. All of these options were forfeited upon the individual's resignation from all positions with Prison Realty on December 31, 1999.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth the options granted with respect to the year ended December 31, 1999 to the chief executive officer and each of Prison Realty's Named Executive Officers.



                                                                                                     Potential Realizable Value at
                                                                                                      Assumed Rates of Stock Price
                                                     Individual Grants                               Appreciation for Option Term(1)
                                                     -----------------                               -------------------------------

                             Number of
                            Securities       Percentage of Total
                            Underlying       Options Granted to
                              Options        Employees in Fiscal      Exercise      Expiration
Name                        Granted(#)             Year(2)            Price(3)         Date            5%($)               10%($)
----                        ----------             -------            --------         ----            -----               ------
Doctor R. Crants......      113,750(4)              35.8%             $ 19.94        03/04/09        $1,428,950          $3,606,398

J. Michael Quinlan....       10,000(5)               3.1%             $ 19.94        03/04/09          125,622             317,046

Vida H. Carroll.......       26,250(4)               8.3%             $ 19.94        03/04/09          329,758             832,245

D. Robert Crants, III.       52,500(6)              16.5%             $ 19.94        03/04/09           0(7)                 0(7)

Michael W. Devlin.....       52,500(6)              16.5%             $ 19.94        03/04/09           0(7)                 0(7)


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Commission and therefore are not intended to forecast future appreciation, if any, of the price of Prison Realty's common stock.
(2) The percentage of total stock options granted to the Chief Executive Officer and each Named Executive Officer is based on the total number of options to purchase Prison Realty's Common Stock granted during 1999, which amounted to options to purchase 317,500 shares.
(3) All options to purchase Prison Realty's common stock granted to Named Executive Officers in 1999 have exercise prices equal to the fair market value (closing price per share of Prison Realty's common stock on the NYSE) on the date of grant, March 4, 1999.

(4) 25% of the options vested on March 4, 1999, the date of grant, and the remainder of the options will vest in equal 25% installments on each of the first three anniversaries of the date of grant.
(5) In connection with Mr. Quinlan's resignation from all positions with Prison Realty on June 28, 1999, all of these options became fully vested upon action by Prison Realty's board of directors.
(6) These options, which were terminated in connection with the resignation of each of D. Robert Crants, III and Michael W. Devlin from all positions with Prison Realty on December 31, 1999, initially were subject to the following vesting schedule: 25% of the options vested on March 4, 1999, the date of grant, and the remainder of the options were to vest in equal 25% installments on each of the first three anniversaries of the date of grant.
(7) All options held by each of D. Robert Crants, III and Michael W. Devlin terminated upon the resignation of Messrs. Crants, III and Devlin from all positions with Prison Realty on December 31, 1999.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table sets forth information with respect to the value of unexercised options to purchase Prison Realty's common stock held by the Named Executive Officers on December 31, 1999.


                                                                  Number of Securities
                                                                  Underlying Unexercised
          Name            Shares Acquired     Value               Options Held at               Value of Unexercised In-the-Money
          ----            on Exercise (#)   Realized(1)           December 31, 1999             Options at December 31, 1999(2)
                          ---------------   -----------           -----------------             -------------------------------
                                                          Exercisable        Unexercisable      Exercisable         Unexercisable
                                                          -----------        -------------      -----------         -------------
Doctor R. Crants              52,500         $435,908        296,563             135,313                  0                     0
J. Michael Quinlan(3)           --              --           393,750                   0                  0                     0
Vida H. Carroll                 --              --            55,312              35,938                  0                     0
D. Robert Crants, III(4)        --              --                 0                   0                  0                     0
Michael W. Devlin(5)            --              --                 0                   0                  0                     0



(1) Represents the market value of the underlying shares of Prison Realty's common stock on the date of exercise, less the applicable exercise price.
(2) As of December 31, 1999 (the last trading date in 1999) the market price of Prison Realty's common stock (the closing price per share of Common Stock on the NYSE) was $5.06 per share. As a result, none of the unexercised options to purchase Prison Realty's common stock were in-the-money at December 31, 1999.
(3) In connection with Mr. Quinlan's resignation from all positions with Prison Realty on June 28, 1999, the Compensation Committee of the board of directors of Prison Realty accelerated the date of exercise of all of Mr. Quinlan's outstanding options to purchase shares of Prison Realty's common stock. Mr. Quinlan was later appointed president of Prison Realty, effective upon the resignation of D. Robert Crants, III.
(4) As a result of the resignation of D. Robert Crants, III, all of his outstanding options to purchase Prison Realty's Common Stock were terminated.
(5) As a result of the resignation of Michael W. Devlin, all of his outstanding options to purchase Prison Realty's Common Stock were terminated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Prison Realty commenced operations on January 1, 1999 following the 1999 Merger. CCA commenced operations on December 31, 1998 as the result of the contribution and assignment of certain facility management contracts and related assets by Old CCA to CCA in connection with the 1999 Merger. Prison Realty currently leases the substantial majority of the correctional and detention facilities owned by it to CCA pursuant to the CCA leases. For a discussion of the amounts paid by CCA to Prison Realty under the terms of the CCA leases, see "Information About Prison Realty-Business and operations" herein. If the merger and related transactions and Prison Realty restructuring are completed, the CCA leases will be canceled and will be of no further force and effect.

         Prison Realty and CCA also entered into a series of additional contractual arrangements in connection with the completion of the 1999 Merger, as described herein. For a discussion of the amounts paid by Prison Realty to CCA under the terms of these agreements, see "Information About Prison Realty-Business and operations." If the merger and related transactions and the Prison Realty restructuring are completed, each of these agreements will be canceled and will be of no further force and effect.

         Also in connection with the 1999 Merger, CCA executed a promissory note in the aggregate principal amount of $137.0 million, which bears interest at a rate of 12% per annum. Ten percent of the outstanding principal amount of the CCA Note is personally guaranteed by Prison Realty's chief executive officer, Doctor R. Crants, who also serves as the chief executive officer and a member of the board of directors of CCA. As of June 30, 2000, the entire original principal amount of the note remained outstanding. Pursuant to the terms of the CCA note, payments of accrued interest are due and payable annually on December 31 of each year, with the first such payment due and payable on December 31, 1999. As a result of CCA's current liquidity position, CCA has been required to defer the first scheduled payment of accrued interest on the CCA note. Pursuant to the terms of the subordination agreement between Prison Realty and CCA's senior lenders, however, Prison Realty is prohibited from accelerating the principal amount of the CCA note or taking any other action to enforce its rights under the provisions of the CCA note for so long as the CCA bank credit facility remains outstanding. If the merger and related transactions and the Prison Realty restructuring are completed, the CCA note will be canceled and will be of no further force and effect. For further discussion on the CCA note and CCA's failure to make interest payments to Prison Realty thereunder, see "Information About Prison Realty."

         Prison Realty owns 100% of CCA's non-voting common stock, which represents approximately 9.5% of CCA's issued and outstanding capital stock. The terms of CCA's non-voting common stock provide for the payment of dividends as and if declared by the CCA board of directors on a parity with shares of CCA's voting common stock. No dividends have been declared or paid to Prison Realty by CCA since its inception. If the merger and related transactions and Prison Realty restructuring are completed, Prison Realty's entire ownership interest in CCA will be canceled.

         As described herein under "Information About Prison Realty," Prison Realty also owns 100% of the outstanding non-voting common stock of each of PMSI and JJFMSI, which entitles Prison Realty to receive cash dividends equal to 95% of each entity's net income, as defined. For a discussion of amounts paid to Prison Realty as cash dividends by PMSI and JJFMSI, respectively, see "Information About Prison Realty" herein.

         Jean-Pierre Cuny, a member of Prison Realty's and CCA's board of directors, is the Senior Vice-President of The Sodexho Group, an affiliate of Sodexho. Sodexho, which beneficially owns approximately 8.8% of Prison Realty's outstanding common stock, has a contractual right to require Prison Realty to nominate Mr. Cuny for election as a director. Sodexho also owns 16.9% of CCA's outstanding capital stock. Prison Realty is currently negotiating with Sodexho with respect to the shares of CCA common stock held by them. Prison Realty has conditioned any purchase by it of CCA common stock held by Sodexho on the elimination of Sodexho's contractual right to have a representative on Prison Realty's board of directors.

         In connection with the merger and related transactions and Prison Realty restructuring, Prison Realty will purchase from Baron all Baron's interest in the voting common stock of CCA, representing approximately 16.9% of CCA's outstanding voting common stock, in exchange for non-cash consideration consisting of shares of Prison Realty common stock valued at $8.0 million, and, as consideration for Baron's consent to the merger, will issue Baron warrants to purchase Prison Realty common stock valued at $3.0 million.

         Doctor R. Crants currently serves as the chief executive officer of Prison Realty. Mr. Crants resigned as a member of the Prison Realty board of directors on July 5, 2000 and will resign or be terminated as Prison Realty's chief operating officer upon the appointment of a new chief executive officer of Prison Realty. Mr. Crants also serves as a member of the board of directors and chief executive officer of CCA and serves as a member of each of the PMSI board and the JJFMSI board. J. Michael Quinlan, President of Prison Realty, is also President of CCA and a member of its board of directors. Thomas W. Beasley, Chairman of the board of directors of Prison Realty, is also chairman of the board of directors of PMSI. C. Ray Bell, a member of Prison Realty's board of directors, is the principal of a construction company which, as a part of its business, builds correctional and detention facilities, including facilities for Prison Realty. In 1999, Mr. Bell's construction company received fees in the amount of $26.5 million for construction services provided to Prison Realty. During 1998, Old CCA and Old Prison Realty paid $40.8 million and $8.7 million, respectively to Mr. Bell's construction company for construction services. During 1999, DC Investment Partners, LLC, a private investment manager of which
D. Robert Crants, III and Michael W. Devlin are principals, leased certain office space from Prison Realty. In connection with the 1999 Merger, Charles W. Thomas, a director of Prison Realty, received a total of $3.0 million from Prison Realty and Old CCA for the provision of certain consulting services to each of Prison Realty and Old CCA.

         Stokes Bartholomew Evans & Petree, P.A. is tax and securities counsel to Prison Realty, and Stokes Bartholomew Evans & Petree, P.A. also provides certain legal services to CCA, PMSI and JJFMSI. Samuel W. Bartholomew, Jr., a shareholder of Stokes Bartholomew Evans & Petree, P.A., is chairman of the board of directors of JJFMSI. Prior to the 1999 Merger, Mr. Bartholomew was a member of the board of directors of Old CCA. Legal fees paid to Stokes & Bartholomew, P.A., the predecessor firm to Stokes Bartholomew Evans & Petree, P.A., related to Old CCA's mergers and acquisitions amounted to $3.0 million and $1.1 million in 1998 and 1997, respectively. During 1999, Prison Realty paid $5.8 million to Stokes & Bartholomew, P.A.

         Joseph F. Johnson, Jr. is a member of the board of directors of JJFMSI and, prior to the 1999 Merger, served as a member of the board of directors of Old CCA. Old CCA paid fees of approximately $1.6 million and $1.3 million in 1998 and 1997, respectively to Mr. Johnson, or an entity controlled by Mr. Johnson, for consulting services related to various contractual relationships and services rendered at one of Old CCA's facilities. No fees were paid to Mr. Johnson by Prison Realty in 1999.

         Pursuant to Prison Realty's Executive Equity Loan Plan, Prison Realty granted a loan in the aggregate principal amount of $1.0 million to each of Doctor R. Crants, D. Robert Crants, III and Michael W. Devlin in May and June 1999. The loans were to be used for the purpose of purchasing shares of Prison Realty's Common Stock. Each loan, which bears interest at a rate of 250 basis points over the thirty-day LIBOR, adjusted quarterly, initially had a term of five years from the date of the grant, with interest payable annually. Pursuant to the terms of a severance agreement by and between Prison Realty and each of
D. Robert Crants, III and Michael W. Devlin, the terms of the loans granted to each of them have been modified. As a result of this modification, the outstanding principal amount of the loans to each of D. Robert Crants, III and Michael W. Devlin as of March 15, 2000 is $547,823 and $546,375, respectively, with interest only payable on such principal amount for a period of three years and with the principal amount, plus interest, payable in equal installments over the following three years. This balance will be reduced to $447,823 for Mr. Crants, III and $446,375 for Mr. Devlin upon application of the proceeds received from each of Messrs. Crants, III and Devlin from the purchase of the CCA common stock held by each of them. Under the original terms of these Severance Agreements, CCA was to purchase a portion of the shares of CCA Common Stock held by each of Messrs. Crants, III and Devlin. However, as a result of restrictions on CCA's ability to purchase these shares, this right and obligation was assigned to and assumed by Doctor R. Crants. In connection with this assignment, Mr. Crants received a loan in the aggregate principal amount of $600,000 from PMSI, the proceeds of which were used to purchase the 300,000 shares of CCA Common Stock owned by Messrs. Crants, III and Devlin. If the shareholders of Prison Realty and CCA approve the merger and related transactions and Prison Realty restructuring, Prison Realty will purchase these shares from Mr. Crants immediately prior to the completion of the transactions. It is expected that Doctor R. Crants will use the proceeds from Prison Realty's purchase of these shares to repay the loan from PMSI on the due date of such loan. For a discussion of the terms of the modifications of the loans to Messrs. Crants, III and Devlin, see "The Merger and Related Transactions and the Prison Realty Restructuring -- Interests of certain persons in the merger and related transactions and the Prison Realty restructuring."

         In connection with Doctor R. Crants' resignation as a member of Prison Realty's board of directors and his agreement to resign or be terminated as Prison Realty's chief executive officer, the terms of Mr. Crants' loans from Prison Realty have been amended whereby the outstanding principal amount of the loan will not become immediately due and payable upon Mr. Crants' resignation or termination as chief executive officer, but rather Mr. Crants will make interest only payments on the loans for the first three years following the modification at a rate of 250 basis points over the thirty day LIBOR rate in effect on such date and 33.3% of the principal amount of the loans, and all accrued and unpaid interest thereon, shall be paid in three equal amounts on the fourth, fifth and sixth anniversaries of the modification. The outstanding principal amount of the loans to Doctor R. Crants as of June 30, 2000 is $1.0 million. See "The Merger and Related Transactions and the Prison Realty Restructuring -- Interests of certain persons in the merger and related transactions and the Prison Realty restructuring."

                                  OTHER MATTERS

         As of the date of this joint proxy statement/prospectus, the board of directors of CCA knows of no matters that will be presented for consideration at the CCA special meeting other than as described in this joint proxy statement/prospectus. If any other matters shall properly come before any of the meetings and be voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of CCA.


                                  LEGAL MATTERS

         Certain legal matters, including the legality of the securities and federal income tax considerations, have been passed upon for Prison Realty by Stokes Bartholomew Evans & Petree, P.A., as corporate, securities and tax counsel. Stokes Bartholomew Evans & Petree, P.A. will rely, as to all matters of Maryland law, upon the opinion of Miles & Stockbridge P.C., Baltimore, Maryland, Sherrard & Roe, PLC, Nashville, Tennessee, has served as counsel to CCA. Stokes Bartholomew Evans & Petree, P.A., Nashville, Tennessee, has served as counsel to PMSI and JJFMSI.


                                     EXPERTS

         The audited financial statements of the companies included in this joint proxy statement/prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports, which include explanatory paragraphs with respect to the uncertainty regarding Prison Realty's and CCA's ability to continue as going concerns as discussed in the notes to the financial statements of the respective companies.

                      WHERE YOU CAN FIND MORE INFORMATION

         As a privately held company, CCA is not subject to the rules and regulations of the SEC. However, as a publicly-traded company, Prison Realty is required to disclose certain information through filings with the SEC. Accordingly, Prison Realty has filed with the SEC a Registration Statement on Form S-4 under the Securities Act, of which this joint proxy statement/prospectus is a part, that registers the shares of Prison Realty common stock to be issued in the merger and related transactions. This Registration Statement on Form S-4, including the attached exhibits and schedules, contains additional relevant information about Prison Realty. The rules and regulations of the SEC allow Prison Realty to omit certain information included in the Registration Statement on Form S-4 from this joint proxy statement/prospectus.

         In addition, Prison Realty has filed, and will continue to file, reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following public reference facilities maintained by the SEC:


Public Reference Room     New York Regional Office     Chicago Regional Office
   Judiciary Plaza         Seven World Trade Center        Citicorp Center
450 Fifth Street, N.W.          13th Floor            500 West Madison Street
     Room 1024              New York, NY 10048              Suite 1400
Washington, DC 20549                                    Chicago, IL 60661-2511

         You may also obtain copies of this information by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, or by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet site on the World Wide Web that contains reports, proxy statements and other information about issuers, including Prison Realty, who file electronically with the SEC. The address of the site is "www.sec.gov."

         You can also inspect reports, proxy statements and other information about Prison Realty at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

         If you would like to request documents from CCA or Prison Realty, please do so by August __, 2000 to receive them before the CCA special meeting. If you request any documents, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

         You should rely only on the information contained in or incorporated by reference in this joint proxy statement/prospectus in considering how to vote your shares at the CCA special meeting. Prison Realty and CCA have not authorized anyone to provide you with information that is different from the information contained in this document. This joint proxy statement/prospectus is dated _____________, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus nor the issuance of shares of Prison Realty common stock to be issued upon completion of the merger and related transactions shall create any implication to the contrary.



                              SELLING SHAREHOLDERS

       After the merger transactions, Baron is expected to beneficially own approximately 3,182,581 shares, or approximately 2.1% on a fully diluted basis, of Prison Realty common stock (assuming a $3.44 per share stock price), and this prospectus will cover the reoffer and resale by Baron of all of such shares. If Baron sold all of such shares, it would beneficially own no shares of Prison Realty common stock after the sale. The full name and address of Baron is Baron Asset Fund, c/o Baron Capital Group, 767 Fifth Avenue, 49th Floor, New York, New York, 10153. A representative of Baron is a member of the CCA board and Baron owns 16.9% of CCA common stock as of July 19, 2000.

INDEX TO FINANCIAL STATEMENTS

                                                                                             PAGE
                                                                                             ----

PRO FORMA FINANCIAL INFORMATION OF PRISON REALTY TRUST, INC.

Pro Forma Combined Balance Sheet (Unaudited) as of March 31, 2000 .........................      F-5
Notes to Pro Forma Combined Balance Sheet (Unaudited) as of March 31, 2000 ................      F-7
Pro Forma Combined Statement of Operations (Unaudited) for the Three
         Months Ended March 31, 2000 ......................................................      F-12
Notes to Pro Forma Combined Statement of Operations (Unaudited) for
         the Three Months Ended March 31, 2000 ............................................      F-13
Pro Forma Combined Statement of Operations (Unaudited) for the Year
         Ended December 31, 1999 ..........................................................      F-17
Notes to Pro Forma Combined Statement of Operations (Unaudited) for
         the Year Ended December 31, 1999 .................................................      F-18


CONSOLIDATED FINANCIAL STATEMENTS OF PRISON REALTY TRUST, INC.

Condensed Consolidated Balance Sheets (Unaudited) as of March 31, 2000
         and December 31, 1999 ............................................................      F-22
Condensed Consolidated Statements of Income (Unaudited) for
         the three months ended March 31, 2000 and 1999 ...................................      F-24
Condensed Consolidated Statements of Cash Flows (Unaudited)
         for three months ended March 31, 2000 and 1999 ...................................      F-25
Notes to Condensed Consolidated Financial Statements (Unaudited) ..........................      F-27


CONSOLIDATED FINANCIAL STATEMENTS OF PRISON REALTY TRUST, INC.

Report of Independent Public Accountants ..................................................      F-52
Consolidated Balance Sheets as of December 31, 1999 and 1998 ..............................      F-53
Consolidated Statements of Operations for the years ended December 31, 1999, 1998
         and 1997 .........................................................................      F-55
Consolidated Statements of Stockholders' Equity for the years
         ended December 31, 1999, 1998 and 1997 ...........................................      F-57
Consolidated Statements of Cash Flows for the years
         December 31, 1999, 1998 and 1997 .................................................      F-59
Notes to the Consolidated Financial Statements ............................................      F-63


CONSOLIDATED FINANCIAL STATEMENTS OF CORRECTIONS CORPORATION OF AMERICA

Condensed Consolidated Balance Sheets (Unaudited) as of March 31, 2000
         and December 31, 1999 ............................................................      F-108
Condensed Consolidated Statements of Operations (Unaudited) for
         the three months ended March 31, 2000 and 1999 ...................................      F-109
Condensed Consolidated Statements of Cash Flows (Unaudited)
         for three months ended March 31, 2000 and 1999 ...................................      F-110
Notes to Condensed Consolidated Financial Statements (Unaudited) ..........................      F-111

CONSOLIDATED FINANCIAL STATEMENTS OF CORRECTIONS CORPORATION OF AMERICA

Report of Independent Public Accountants ....................................................   F-123
Consolidated Balance Sheets as of December 31, 1999 and 1998 ................................   F-124
Consolidated Statement of Operations for the year ended December 31, 1999 ...................   F-125
Consolidated Statements of Stockholders' Equity for the year ended December 31, 1999
         and for the period from September 11, 1998 through December 31, 1998 ...............   F-126
Consolidated Statements of Cash Flows for the year December 31, 1999 and for
         the period from September 11, 1998 through December 31, 1998 .......................   F-127
Notes to Consolidated Financial Statements ..................................................   F-129


                           PRISON REALTY TRUST, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following sets forth the unaudited combined pro forma financial statements as of and for the three months ended March 31, 2000 and for the year ended December 31, 1999.

     The unaudited pro forma combined financial statements as of and for the three months ended March 31, 2000 and for the year ended December 31, 1999 presents the pro forma effects of the merger of Prison Realty and CCA as well as certain effects of the Waiver and Amendment to Prison Realty's bank credit facility and other financing transactions (as discussed below) related to Prison Realty's outstanding $40 million, 9.5% and $30 million, 7.5% convertible notes.

     The merger transactions will be accounted for as the purchase of CCA by Prison Realty. As such, Prison Realty will be treated as the acquiring company for financial reporting purposes. The general provisions of the purchase method of accounting prescribe that: (1) CCA assets and liabilities be recorded at fair market value, as required by Accounting Principles Board Opinion No. 16; and (2) Prison Realty's assets and liabilities be carried forward at historical cost.

     The purchase method of accounting prescribes that the assets and liabilities owned by CCA be adjusted to estimated fair market value with any excess of cost over fair value being recorded as goodwill and other intangible assets to be amortized over the respective life of the intangibles. The fair market values of the assets and liabilities of CCA have been determined based upon preliminary estimates and are subject to change as additional information is obtained. Management does not anticipate that the preliminary allocation of purchase costs based upon the estimated fair market value of the assets and liabilities will materially change; however, the allocation of purchase costs reflected in the following unaudited pro forma combined financial statements is subject to final determination and may differ from the amounts ultimately determined.

     In connection with the proposed merger agreement, Prison Realty has negotiated a Waiver and Amendment to its bank credit facility that, among other terms and requirements discussed herein, removes the existing additional 2% default rate of interest applied to the outstanding balance of Prison Realty's bank credit facility and applies the original interest rates to the bank credit facility subsequent to completion of the merger transactions. In addition, Prison Realty has initiated other financing transactions whereby Prison Realty has negotiated separate waivers of default with its holders of Prison Realty's $40 million, 9.5% and $30 million, 7.5% convertible notes. In connection with the waivers obtained by Prison Realty associated with the 9.5% and 7.5% convertible notes, Prison Realty will not be subject to a significant default rate of interest under the $40 million, 9.5% convertible notes, but Prison Realty will have to pay an additional 0.5% interest rate to the holders of each of the 9.5% and 7.5% convertible notes subsequent to the completion of the merger transactions. Prison Realty incurred approximately $10,356 in additional loan costs to obtain the Waiver and Amendment and to complete the other financing transactions. Due to the expected significant effects of the Waiver and Amendment and other financing transactions to Prison Realty's financial statements subsequent to the merger, Prison Realty has elected to present the pro forma effects of the Waiver and Amendment and other financing transactions as if the bank credit facility, the $40 million, 9.5% convertible notes and the $30 million, 7.5% convertible notes had been refinanced.

     The Unaudited Pro Forma Combined Statements of Operations are presented as if the merger transaction, effects of the Waiver and Amendment and other financing transactions had occurred as of the beginning of the period indicated and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Combined Statements of Operations. The unaudited Pro Forma Combined Balance Sheet is presented as if the merger transaction, effects of the Waiver and Amendment and other financing transactions had occurred on March 31, 2000 and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Combined Balance

Sheet. The pro forma financial statements do not purport to represent what Prison Realty's financial position or results of operations actually would have been had the merger transaction, Waiver and Amendment and other financing transactions, in fact, occurred on such date or at the beginning of the period indicated, or to project Prison Realty's financial position or results of operations at any future date or for any future period.

                           PRISON REALTY TRUST, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                  (UNAUDITED)

                                                                                            PRO FORMA
                                                                                          PRISON REALTY      PRISON REALTY
                                            PRISON REALTY                  PRO FORMA     TRANSACTIONS AND     TRUST, INC.
                                             TRUST, INC.                  ACQUISITION      INTERCOMPANY        PRO FORMA
                                            (HISTORICAL)        CCA       ADJUSTMENTS      ELIMINATIONS           CC
                                            -------------    ---------    -----------    ----------------    -------------
Current assets:
    Cash, cash equivalents and restricted
      cash................................   $   37,475      $   2,504     $  (8,867)C     $    (2,499)S      $   15,596
                                                                                                (2,661)Z
                                                                                               (10,356)BB
    Accounts receivable, net of
      allowances..........................           --         71,710            --                --            71,710
    Prepaid expenses......................           --          3,196            --                --             3,196
    Deferred tax assets...................           --             --         4,166L           36,851V           41,017
    Receivable from CCA...................       25,839             --            --           (25,839)Q              --
    Other current assets..................       14,184          4,798          (600)C              --            18,382
                                             ----------      ---------     ---------       -----------        ----------
        Total current assets..............       77,498         82,208        (5,301)           (4,504)          149,901
                                             ----------      ---------     ---------       -----------        ----------
Property and equipment, net...............    2,153,953         19,453            --                           2,173,406
Other long term assets:
    Note receivable.......................      137,000             --            --          (137,000)P              --
    Investments in direct financing
      leases..............................      162,254             --            --                --           162,254
    Deferred tax assets...................           --             --        10,589L              668V           11,257
    Investments in affiliates and
      others..............................      120,974             --        (4,750)B              --           116,224
    Other assets..........................       46,932          8,097            --            (3,979)R          61,406
                                                                                                10,356BB
    Investments in contracts..............           --         66,160       (66,160)D          22,351U           91,192
                                                                                 600C           (6,951)W
                                                                              26,551A
                                                                               2,290A
                                                                               4,750B
                                                                               8,867C
                                                                             (10,589)L
                                                                             112,472K
                                                                              (4,166)L
                                                                              (1,646)M
                                                                             (63,337)N
                                             ----------      ---------     ---------       -----------        ----------
                                             $2,698,611      $ 175,918     $  10,170       $  (119,059)       $2,765,640
                                             ==========      =========     =========       ===========        ==========

                                                                     (continued)

                           PRISON REALTY TRUST, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                  (UNAUDITED)
                                  (CONTINUED)

                                                                                            PRO FORMA
                                                                                          PRISON REALTY      PRISON REALTY
                                            PRISON REALTY                  PRO FORMA     TRANSACTIONS AND     TRUST, INC.
                                             TRUST, INC.                  ACQUISITION      INTERCOMPANY        PRO FORMA
                                            (HISTORICAL)        CCA       ADJUSTMENTS      ELIMINATIONS           CC
                                            -------------    ---------    -----------    ----------------    -------------
Current liabilities:
    Accounts payable......................   $   37,225      $ 120,234     $ (71,182)F     $   (25,839)Q      $   53,487
                                                                                                (6,951)W
    Accrued salaries and wages............          214          5,658            --                --             5,872
    Accrued property taxes................           --          7,822            --                --             7,822
    Accrued interest......................       21,938         20,539       (20,539)G              --            21,938
    Distributions payable.................        2,150             --            --                --             2,150
    Income taxes payable..................        5,917             --            --                --             5,917
    Other accrued expenses................        7,830         16,518            --            26,350S           54,658
                                                                                                 3,960X
    Current portion of long-term debt.....      997,471        143,180            --          (137,000)P          12,267
                                                                                              (991,384)AA
                                             ----------      ---------     ---------       -----------        ----------
        Total current liabilities.........    1,072,745        313,951       (91,721)       (1,130,864)          164,111
Long-term debt, net of current portion....           --             --            --           991,384AA         991,384
Senior notes..............................      100,000             --            --                --           100,000
Deferred credits..........................           --        105,202      (105,202)E              --                --
Deferred gains on sales of contracts......      103,376             --       (63,337)N              --            40,039
Deferred tax liabilities..................           --             --            --           180,282T          180,282
Other liabilities.........................       32,000             --            --                --            32,000
                                             ----------      ---------     ---------       -----------        ----------
        Total liabilities.................    1,308,121        419,153      (260,260)           40,802         1,507,816
                                             ----------      ---------     ---------       -----------        ----------
Commitments and contingencies
Stockholders' equity:
      Preferred stock- Series A...........      107,500             --            --                --           107,500
      Preferred stock- Series B...........           --             --            --           146,040X          136,210
                                                                                                (7,302)Y
                                                                                                (2,528)Z
      Common stock- Class A...............        1,184             93           (93)H              21Y            1,281
                                                                                  76A
      Common stock- Class B...............           --             10           (10)H              --                --
      Additional paid-in capital..........    1,347,318         25,133        26,475A            1,954O        1,235,185
                                                                               2,290A
                                                                             (66,160)D        (150,000)X
                                                                             105,202E            7,281Y
                                                                                  93H             (133)Z
                                                                                  10H
                                                                              (2,913)I
                                                                            (265,558)J
                                                                              20,539G
                                                                              71,182F
                                                                             112,472K
      Deferred compensation...............           --         (2,913)        2,913I               --            (1,646)
                                                                              (1,646)M
      Treasury stock......................         (242)            --            --                --              (242)
      Retained earnings (deficit).........      (65,270)      (265,558)      265,558J           (1,954)O        (220,464)
                                                                                                22,351U
                                                                                               (28,849)S
                                                                                                37,519V
                                                                                              (180,282)T
                                                                                                (3,979)R
                                             ----------      ---------     ---------       -----------        ----------
        Total stockholders' equity........    1,390,490       (243,235)      270,430          (159,861)        1,257,824
                                             ----------      ---------     ---------       -----------        ----------
                                             $2,698,611      $ 175,918     $  10,170       $  (119,059)       $2,765,640
                                             ==========      =========     =========       ===========        ==========

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000

A To record the effects of the Prison Realty common shares and other consideration to be issued to CCA's shareholders in connection with the merger transactions. Pursuant to the terms of the Agreement and Plan of Merger, the value of Prison Realty common shares and other consideration to be issued is as follows:

        Issuance of Prison Realty common stock for all
          shares of CCA common stock held by CCA and
          Prison Realty management and employee
          shareholders for an aggregate purchase price of
          $10,551. Based on the assumed pro forma common
          share stock price of $3.50 as of the closing
          date, the number of Prison Realty common shares
          to be issued is estimated to be 3,015...........  $10,551
        Issuance of Prison Realty common stock for all
          shares of CCA common stock held by Baron and
          Sodexho for an aggregate purchase price of
          $16,000, or $8,000 each, valued at the lower of
          the June 23, 2000 common share stock price or
          the assumed pro forma common share stock price
          of $3.50 as of the closing date. Based on the
          Prison Realty common stock price of $3.4375 as
          of June 23, 2000, the number of Prison Realty
          common shares to be issued is estimated to be
          4,655...........................................   16,000
                                                            -------
               Prison Realty common stock issued to CCA
                  shareholders............................            $26,551
                                                                      =======
        Prison Realty will also issue to Baron, warrants
          to purchase $2,000 of Prison Realty common stock
          with an exercise price of $0.01. The number of
          common shares to be issued is based upon the
          trading price of Prison Realty's common stock at
          the exercise date. The estimated fair market
          value of the warrants is approximately $2,000.
          Assuming a pro forma common share stock price of
          $3.50, the number of Prison Realty's common
          shares to be issued is estimated to be 571......  $ 2,000
        Prison Realty will also issue to Baron, warrants
          to purchase $1,000 of Prison Realty common
          stock. The number of common shares to be issued
          and the exercise price is based upon the lower
          of the June 23, 2000 Prison Realty stock price
          of $3.4375 or the Prison Realty common stock
          price as of the date the merger is completed.
          The estimated fair market value of the warrants
          is approximately $290. Assuming the stock price
          at June 23, 2000 of $3.4375, the number of
          Prison Realty's common shares to be issued is
          estimated to be 291.............................      290
                                                            -------
               Additional consideration in the form of
                  warrants................................            $ 2,290
                                                                      =======

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                      AS OF MARCH 31, 2000 -- (CONTINUED)

B To record the application of Prison Realty's historical investment in CCA in accordance with the purchase method of accounting as prescribed by APB Opinion No. 16.

C To record the payment of estimated merger costs to be capitalized in accordance with the purchase method of accounting as prescribed by APB Opinion No. 16.

D To eliminate CCA's historical intangible assets related to CCA's investment in contracts against the net equity of CCA. The CCA intangible assets related to the historical investment in contracts originated from the December 31, 1998 purchase of management contracts and related assets from Prison Realty.

E To eliminate CCA's liabilities related to CCA's deferred lease credits against CCA's net equity. CCA's deferred lease credits originated from CCA's income deferral of service and incentive fees received from Prison Realty during 1999.

F To eliminate a portion of CCA's lease payable to Prison Realty against CCA's net equity. This portion of CCA's lease payable had been fully reserved by Prison Realty during the first quarter of 2000.

G       To eliminate CCA's interest payable to PZN against CCA's net equity.

H       To eliminate the historical par value of the CCA common stock.

I To eliminate the unamortized portion of the CCA warden deferred compensation. As discussed in Note M, Prison Realty will issue common shares of Prison Realty as part of the merger transactions in exchange for the CCA common shares currently held by the wardens' restricted stock plan.

J       To eliminate CCA's retained earnings balance.

K Pro forma adjustments D through J reduce the CCA paid in capital balance to an amount representing the net liabilities to be acquired by Prison Realty in the merger transactions. This adjustment records the increase in the investment in contracts related to the combined net liabilities assumed by Prison Realty in the merger transactions in accordance with the purchase method of accounting prescribed by APB Opinion No. 16.

L To record the decrease in the investment in contracts related to certain deferred tax assets acquired from CCA in accordance with the purchase method of accounting as prescribed by APB Opinion No. 16.

M To record the value of the Prison Realty common shares to be issued to the CCA wardens' restricted stock plans in exchange for the CCA shares currently held by those plans. The estimated value is based on a Prison Realty common share price of $3.50.

N To record the reduction in the investment in contracts related to Prison Realty's historical deferred gain on sales of contracts to CCA in accordance with the purchase method of accounting as prescribed by APB Opinion No. 16. Prison Realty's deferred gains originated from the sale of management contracts and other assets to CCA in December 1998.

O To record Prison Realty's compensation expense related to the unamortized portion of deferred stock awards previously granted to certain key CCA employees. Due to the merger transactions, the deferred stock awards become fully vested as of the date of Prison Realty's acquisition of CCA.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                      AS OF MARCH 31, 2000 -- (CONTINUED)

P To eliminate the $137,000 note payable from CCA to Prison Realty subsequent to the merger transactions.

Q To eliminate all remaining intercompany assets and liabilities between Prison Realty, and CCA subsequent to the merger transactions.

R To record write-off of previously capitalized transaction costs that are not applicable to the proposed transactions.

S To record the payment of estimated transactional costs related to the proposed transactions that are not eligible to be capitalized in accordance with the provisions of APB Opinion No. 16 and related interpretations. This adjustment includes an estimated $23,850 to be paid to the Fortress/Blackstone investor group and an estimated $2,500 to be paid to Pacific Life as reimbursement of costs.

T To record the effects of recognizing certain deferred tax liabilities in accordance with SFAS No. 109 related to Prison Realty's change in tax status from a REIT to a C-Corporation. As of March 31, 2000, Prison Realty's fixed asset balances on the balance sheet contained book basis versus tax basis differences arising from Old Prison Realty's acquisition of US Corrections Corporation ("USCC") in April 1998 and Prison Realty's acquisition of Old Prison Realty in January 1999. The adjustment is determined as follows:

    USCC related book versus tax differences at March 31,
      2000....................................................  $171,488
    SFAS No. 121 asset impairment of two USCC facilities
      (limited to actual book versus tax differences existing
      at December 31, 1999 for each facility).................   (71,503)
    Old Prison Realty related book versus tax differences at
      March 31, 2000..........................................   362,278
                                                                --------
              Total book versus tax differences in Prison
                 Realty's fixed asset balances at March 31,
                 2000.........................................   462,263
              Statutory tax rate..............................        39%
                                                                --------
                 Deferred tax liability to be recorded........  $180,282
                                                                ========

U To reverse $22,351 of the January 1999 write-off of Prison Realty's deferred tax assets related to the change in Prison Realty's tax status from a REIT to a C-Corporation in accordance with the provisions of SFAS No. 109. This entry also increases the investment in contracts in accordance with the purchase method of accounting prescribed by APB Opinion No. 16 in relation to Prison Realty's acquisition of CCA. The $22,351 deferred tax asset was originally established in connection with Prison Realty's establishment of the deferred gains on sales of contracts to CCA (See Note N).

V To record Prison Realty's current and long term deferred tax assets in accordance with the provisions of SFAS No. 109.

W To apply Prison Realty's unpaid tenant incentive fees, facility preparation fees and construction development fees against the investment in contract balance as Prison Realty will not be required to pay the liabilities to CCA upon consummation of the merger.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                      AS OF MARCH 31, 2000 -- (CONTINUED)

X To record the issuance of $150,000 of Preferred Series B shares to comply with REIT dividend requirements, offset by $3,960 in foreign taxes applicable to certain foreign shareholders resulting in a net of $146,040 in Preferred Series B shares outstanding.

Y To record the assumed immediate conversion of 5% of Preferred Series B shares into common stock of Prison Realty. Based on an assumed conversion price of $3.50 per common share, the assumed number of common shares issued equals 2,086.

Z To record the payment of the estimated costs of issuing the Preferred Series B shares totaling $2,661. Based on the assumed immediate conversion of 5% of the Preferred Series B shares into common shares, an amount of $133 or 5% of the costs have been allocated to the common shares issued upon conversion. The estimated issuance costs of the Preferred Series B and the common shares have been allocated as a reduction to the carrying value of the Preferred Series B and as a reduction to the common stock additional paid-in capital, respectively.

AA To record the appropriate classification of Prison Realty's debt as if the Waiver and Amendments and other financing transactions had occurred on March 31, 2000.

BB To record the payment of estimated loan costs associated with Prison Realty's recently obtained Waiver and Amendment to its existing credit facility including approximately $9,500 paid to the agent and participating lenders.

CC Among other terms and conditions contained in the Waiver and Amendment to Prison Realty's bank credit facility, the Waiver and Amendment includes the following:

        (a) Allows Prison Realty to borrow up to an additional $55 million under terms consistent with the existing bank credit facility at various times during the 2000 calendar year;

        (b) Requires Prison Realty to use commercially reasonable efforts to complete a rights offering of at least $50 million of common stock on or before December 31, 2000 to Prison Realty's then current shareholders, with 40% of any proceeds to be applied to the repayment of Prison Realty's indebtedness under the bank credit facility;

        (c) Requires Prison Realty to effect an offering of securities by a subsidiary of Prison Realty, backed by lease payments from the U.K. government relating to a prison facility located in Salford, England, yielding net cash proceeds to Prison Realty of at least 45,000 British pounds on or before February 28, 2001;

        (d) Allows Prison Realty to sell its headquarter real estate for cash proceeds of at least $12,000 and subsequently lease such headquarters from the purchaser on satisfactory terms to the senior lenders under the bank credit facility;

        (e) Allows Prison Realty to complete mergers of each PMSI and JJFMSI, upon the terms and conditions specified in the Waiver and Amendment;

        (f) Requires Prison Realty to pay an additional 0.5% interest rate above the otherwise applicable interest rate through and including September 15, 2000;

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                      AS OF MARCH 31, 2000 -- (CONTINUED)

        (g) Requires Prison Realty to pay an additional amendment fee equal to 0.375% of the bank credit facility if the merger transactions with CCA are not completed by September 15, 2000;

        (h) If Prison Realty were to default under the terms and conditions of the Waiver and Amendment, Prison Realty would become subject to a default rate of interest of an additional 2.0% and the lenders could accelerate the maturity of the bank credit facility.

        Due to the subjective nature and uncertainties surrounding the above requirements and that certain of the above requirements are not applicable subsequent to the completion of the merger transactions, Prison Realty has not reflected the pro forma effects of items (a) - (h) in these pro forma financial statements.

                           PRISON REALTY TRUST, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)

                                                                                            PRO FORMA
                                                                                           ACQUISITION,
                                                                                         TRANSACTIONS AND    PRISON REALTY
                                                           PRISON REALTY                   ELIMINATION        TRUST, INC.
                                                            TRUST, INC.                    ADJUSTMENTS         PRO FORMA
                                                            (HISTORICAL)       CCA              QQ            NN, OO, PP
                                                           --------------    --------    ----------------    -------------
Revenues:
    Management and other.................................     $     --       $137,952        $     --          $137,952
    Rental...............................................       11,460             --          (9,000)AA          2,460
    Licensing fees.......................................        2,576             --          (2,576)CC             --
    Interest income......................................        3,312             --          (3,312)EE             --
                                                              --------       --------        --------          --------
                                                                17,348        137,952         (14,888)          140,412
                                                              --------       --------        --------          --------
Expenses:
    Operating............................................           --        105,485              --           105,485
    Lease................................................           --         79,314         (80,204)AA            977
                                                                                                1,435BB
                                                                                                  147BB
                                                                                                  285BB
    General and administrative...........................        2,543          6,159              --             8,702
    Write-off of amounts under lease arrangements........        4,000             --          (4,000)JJ             --
    Impairment loss......................................           --             --              --                --
    Depreciation and amortization........................       12,924          2,170          (1,203)GG         15,909
                                                                                                2,073GG
                                                                                                  (55)HH
    Trade name use.......................................           --          2,576          (2,576)CC             --
                                                              --------       --------        --------          --------
                                                                19,467        195,704         (84,098)          131,073
                                                              --------       --------        --------          --------
Operating income (loss)..................................       (2,119)       (57,752)         69,210             9,339
    Equity earnings in subsidiaries and amortization of
      deferred gain......................................       (6,113)            --              --            (6,113)
    Interest (income) expense............................       31,794          4,888          (4,099)DD         26,566
                                                                                               (3,312)EE
                                                                                               (2,705)FF
    Write-off of loan costs..............................           --             --              --                --
    Loss on disposal of assets...........................           --             --              --                --
                                                              --------       --------        --------          --------
Income (loss) before income taxes........................      (27,800)       (62,640)         79,326           (11,114)
Benefit for income taxes.................................           --             --          (3,146)II         (3,146)
                                                              --------       --------        --------          --------
Net income (loss)........................................      (27,800)       (62,640)         82,472            (7,968)
Dividends to preferred shareholders-A....................        2,150             --              --             2,150
Dividends to preferred shareholders-B....................           --             --           4,662KK           4,662
                                                              --------       --------        --------          --------
Net income (loss) available to common shareholders.......     $(29,950)      $(62,640)       $ 77,810          $(14,780)
                                                              ========       ========        ========          ========
Net loss per common share:
    Basic................................................     $  (0.25)           n/a                          $  (0.12)
    Diluted..............................................     $  (0.25)           n/a                          $  (0.12)
Weighted average common shares outstanding, basic........      118,395                          7,670LL         128,151
                                                                                                2,086MM
Weighted average common shares outstanding, diluted......      118,395                          7,670LL         128,151
                                                                                                2,086MM

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

AA To eliminate the gross rental revenue recognized by Prison Realty and the gross lease expense recognized by CCA pursuant to the lease agreements between Prison Realty and CCA.

BB To eliminate the amortization of deferred fees paid by Prison Realty to CCA pursuant to the Tenant Incentive Agreement, the Business Development Agreement and the Services Agreement.

CC To eliminate the license fee revenue recognized by Prison Realty and the license fee expense recognized by CCA related to licensing fees paid by CCA to Prison Realty.

DD To eliminate the interest expense recognized by CCA related to the interest accrued on the $137,000 CCA Note.

EE To reclassify Prison Realty's historical interest income to conform with the adjusted pro forma presentation.

FF To record the aggregate pro forma decrease in Prison Realty's interest expense related to the following:

        Reduction in pro forma gross interest expense related to
          the pro forma reversal of default rates of interest
          accrued by Prison Realty during the first quarter 2000 as
          if the Waiver and Amendment and other financing
          transactions had occurred on January 1, 2000;............  $(4,577)
        Increase in the pro forma gross interest expense resulting from a pro forma increased interest rate of 0.5% applied
          to Prison Realty's outstanding convertible notes as if
          the other financing transactions associated with the
          convertible notes had occurred on January 1, 2000........       88
        Increase in the pro forma gross interest expense resulting from the pro forma amortization of $10,356 in loan costs
          incurred to obtain the Waiver and Amendment and other
          financing transactions;..................................    1,328
        Increase in the pro forma interest expense due to a pro
          forma decrease in the capitalized interest based on the
          difference between historical and pro forma construction
          in progress balances resulting from the pro forma removal
          of capitalized fees paid to CCA by Prison Realty during
          the first quarter 2000...................................      456
                                                                     -------
          Net pro forma reduction in interest expense..............  $(2,705)
                                                                     =======

        On a pro forma basis for the three months ended March 31, 2000, approximately $4,706 of the combined companies' $34,584 gross interest expense would have been capitalized in construction in progress.

GG To remove the historical amortization of investment in contracts previously recognized by CCA and to record the pro forma amortization of investment in contracts based on the pro forma investment in contracts balance of $91,192 amortized over the pro forma average life (11 years) of the contracts acquired in the merger transactions.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS ENDED MARCH 31, 2000 -- (CONTINUED)

HH To remove the historical depreciation expense recognized by Prison Realty related to capitalized fees paid by Prison Realty to CCA during 2000.

II To adjust Prison Realty's historical income tax provision to reflect the pro forma effective tax rate.

JJ To remove the historical non-recurring write-off of deferred tenant incentive fees recorded by Prison Realty during 2000.

KK To record the effect of the Series B preferred dividends to be accrued as a result of the issuance of $138,738 (net of the assumed conversion of $7,302) of Series B convertible preferred stock as if the equity issuance had occurred on January 1, 1999. The terms of the Series B convertible preferred stock require a 12% PIK dividend during the first three years with a 12% cash dividend thereafter. The 12% PIK dividend results in an increasing dividend payment in each successive quarter.

LL To adjust Prison Realty's outstanding shares for the effects of the new common shares to be issued to CCA shareholders in the merger transactions. The estimated number of Prison Realty common shares to be issued is as follows:

    Value of Prison Realty common shares to be issued......  $10,551
    Estimated share price of Prison Realty common shares at
      the time of issuance.................................  $  3.50
                                                             -------
         Pro forma number of Prison Realty common shares to
           be issued in the merger transactions............             3,015
                                                                       ------
    Value of Prison Realty common shares to be issued......  $16,000
    Estimated share price of Prison Realty common shares at
      the time of issuance.................................  $3.4375
                                                             -------
         Pro forma number of Prison Realty common shares to
           be issued in the merger transactions............             4,655
                                                                       ------
              Total pro forma number of Prison Realty
                 common shares to be issued to CCA
                 shareholders..............................             7,670
                                                                       ======

MM To adjust Prison Realty's outstanding shares for the effects of the assumed immediate conversion of 5% or 2,086 shares of Series C convertible preferred shares into common shares during the conversion periods.

NN Among other terms and conditions contained in the Waiver and Amendment to Prison Realty's bank credit facility, the Waiver and Amendment includes the following:

        (a) Allows Prison Realty to borrow up to an additional $55 million under terms consistent with the existing bank credit facility at various times during the 2000 calendar year;

        (b) Requires Prison Realty to use commercially reasonable efforts to complete a rights offering of at least $50 million of common stock on or before December 31, 2000 to Prison Realty's then current shareholders, with 40% of any proceeds to be applied to the repayment of Prison Realty's indebtedness under the bank credit facility;

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS ENDED MARCH 31, 2000 -- (CONTINUED)

        (c) Requires Prison Realty to effect an offering of securities by a subsidiary of Prison Realty, backed by lease payments from the U.K. government relating to a prison facility located in Salford, England, yielding net cash proceeds to Prison Realty of at least 45,000 British pounds on or before February 28, 2001;

        (d) Allows Prison Realty to sell its headquarter real estate for cash proceeds of at least $12,000 and subsequently lease such headquarters from the purchaser on satisfactory terms to the senior lenders under the bank credit facility;

        (e) Allows Prison Realty to complete mergers of each PMSI and JJFMSI, upon the terms and conditions specified in the Waiver and Amendment;

        (f) Requires Prison Realty to pay an additional 0.5% interest rate above the otherwise applicable interest rate through and including September 15, 2000;

        (g) Requires Prison Realty to pay an additional amendment fee equal to 0.375% of the bank credit facility if the merger transactions with CCA are not completed by September 15, 2000;

        (h) If Prison Realty were to default under the terms and conditions of the Waiver and Amendment, Prison Realty would become subject to a default rate of interest of an additional 2.0% and the lenders could accelerate the maturity of the bank credit facility.

        Due to the subjective nature and uncertainties surrounding the above requirements and that certain of the above requirements are not applicable subsequent to the completion of the merger transactions, Prison Realty has not reflected the pro forma effects of items (a) - (h) in these pro forma financial statements.

OO CCA expects to incur approximately $1,000 in additional loan costs to obtain a waiver of non-compliance under its credit facility through September 15, 2000. Due to the subjective nature and uncertainties surrounding the expected waiver, Prison Realty has not reflected the pro forma effects of this fee in these pro forma financial statements.

PP Pursuant to the terms of the Agreement and Plan of Merger by and among Prison Realty, CCA and Baron, Baron will receive Prison Realty common stock warrants, resulting in an additional potential dilution in common shares as follows:

           Prison Realty will issue to Baron, warrants to purchase $2,000 of Prison Realty common stock with an exercise price of $0.01. The number of common shares to be issued is based upon the trading price of Prison Realty's common stock at the exercise date. Assuming a pro forma common share stock price of $3.50, the number of Prison Realty's common shares to be issued is estimated to be 571.

           Prison Realty will also issue to Baron, warrants to purchase $1,000 of Prison Realty common stock. The number of common shares to be issued and the exercise price is based upon the lower of the June 23, 2000 Prison Realty stock price of $3.4375 or the Prison Realty common stock price as of the date the merger is completed. Assuming the stock price at June 23, 2000 of $3.4375, the number of Prison Realty's common shares to be issued is estimated to be 291.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS ENDED MARCH 31, 2000 -- (CONTINUED)

           As indicated in Note QQ, the effects of the potential dilution have not been reflected in the pro forma financial statements.

QQ The provisions of SFAS No. 128 prohibit the inclusion of the effects of potentially issuable common shares in periods that a company reports losses from continuing operations. As such, the pro forma statement of operations for the three months ended March 31, 2000 does not include the effects of Prison Realty's potentially issuable common shares such as convertible debt and equity securities, options and warrants.

                           PRISON REALTY TRUST, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                                                     PRO FORMA
                                                                                    ACQUISITION,
                                                                                  TRANSACTIONS AND     PRISON REALTY
                                                      PRISON REALTY                 ELIMINATION         TRUST, INC.
                                                       TRUST, INC.                  ADJUSTMENTS          PRO FORMA
                                                      (HISTORICAL)       CCA             UU             RR, SS, TT
                                                      -------------   ---------   ----------------    ---------------
Revenues:
  Management and other..............................    $     --      $ 499,292      $  (8,062)BB        $491,230
  Rental............................................     270,134             --       (263,500)AA           9,580
                                                                                         2,946BB
  Licensing fees....................................       8,699             --         (8,699)CC              --
  Interest income...................................       6,885             --         (6,885)EE              --
                                                        --------      ---------      ---------           --------
                                                         285,718        499,292       (284,200)           500,810
                                                        --------      ---------      ---------           --------
Expenses:
  Operating.........................................          --        376,724          5,634BB          382,358
  Lease.............................................          --        261,546       (263,500)AA           2,473
                                                                                           161BB
                                                                                         4,098BB
                                                                                           168BB
  General and administrative........................      24,125         26,166         (7,100)NN          39,303
                                                                                        (3,888)MM
  Write-off of amounts under lease arrangements.....      65,677             --        (65,677)LL              --
  Impairment loss...................................      76,433             --             --             76,433
  Depreciation and amortization.....................      44,062          8,601         (4,188)HH          56,550
                                                                                         8,290HH
                                                                                          (215)II
  Trade name use....................................          --          8,699         (8,699)CC              --
                                                        --------      ---------      ---------           --------
                                                         210,297        681,736       (334,916)           557,117
                                                        --------      ---------      ---------           --------
Operating income (loss).............................      75,421       (182,444)        50,716            (56,307)
  Equity earnings in subsidiaries and amortization
    of deferred gain................................     (22,886)            --             --            (22,886)
  Interest (income) expense.........................      51,921         20,474        (16,440)DD          52,234
                                                                                        (6,885)EE
                                                                                        (2,706)FF
                                                                                         5,870GG
  Write-off of loan costs...........................      14,567             --             --             14,567
  Loss on disposal of assets........................       1,995             --             --              1,995
                                                        --------      ---------      ---------           --------
Income (loss) before income taxes...................      29,824       (202,918)        70,877           (102,217)
Provision (benefit) for income taxes................      83,200             --        (83,200)JJ         (36,465)
                                                                                       (36,465)KK
                                                        --------      ---------      ---------           --------
Net income (loss)...................................     (53,376)      (202,918)       190,542            (65,752)
Dividends to preferred shareholders -- A............       8,600             --             --              8,600
Dividends to preferred shareholders -- B............          --             --         17,413OO           17,413
                                                        --------      ---------      ---------           --------
Net income (loss) available to common
  shareholders......................................    $(61,976)     $(202,918)     $ 173,129           $(91,765)
                                                        ========      =========      =========           ========
Net loss per common share:
  Basic.............................................    $  (0.54)           n/a                          $  (0.73)
  Diluted...........................................    $  (0.54)           n/a                          $  (0.73)
Weighted average common shares outstanding, basic...     115,097                         7,670PP          124,853
                                                                                         2,086QQ
Weighted average common shares outstanding,
  diluted...........................................     115,097                         7,670PP          124,853
                                                                                         2,086QQ

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

AA To eliminate the gross rental revenue recognized by Prison Realty and the gross lease expense recognized by CCA pursuant to the lease agreements between Prison Realty and CCA.

BB To eliminate the amortization of deferred fees paid by Prison Realty to CCA pursuant to the Tenant Incentive Agreement, the Business Development Agreement and the Services Agreement.

CC To eliminate the license fee revenue recognized by Prison Realty and the license fee expense recognized by CCA related to licensing fees paid by CCA to Prison Realty.

DD To eliminate the interest expense recognized by CCA related to the interest accrued on the $137,000 CCA Note.

EE To reclassify Prison Realty's historical interest income to conform with the adjusted pro forma presentation.

FF To remove the historical non-recurring write-off of loan costs resulting from debt refinancing by CCA during 1999 which was charged to interest expense.

GG To record the aggregate pro forma increase in Prison Realty's interest expense related to the following:

        Increase in the pro forma gross interest expense resulting from a pro forma increased interest rate of 0.5% applied
          to Prison Realty's outstanding convertible notes as if the other financing transactions associated with the
          convertible notes had occurred on January 1, 1999;........     350
        Increase in the pro forma gross interest expense resulting from the pro forma amortization of $10,356 in loan costs
          incurred to obtain the Waiver and Amendment and other
          financing transactions as if the Waiver and Amendment and
          other financing transactions had occurred on January 1,
          1999;.....................................................   5,324
        Increase in the pro forma interest expense due to a pro
          forma decrease in the capitalized interest based on the
          difference between historical and pro forma construction
          in progress balances resulting from the pro forma removal
          of capitalized fees paid to CCA by Prison Realty during
          the year ended December 31, 1999 as if the merger
          transactions had occurred on January 1, 1999..............     196
                                                                      ------
          Net pro forma increase in interest expense................  $5,870
                                                                      ======

        On a pro forma basis for the year ended December 31, 1999, approximately $38,080 of the combined companies' $99,905 gross interest expense would have been capitalized in construction in progress.

HH To remove the historical amortization of investment in contracts previously recognized by CCA and to record the pro forma amortization of investment in contracts based on the pro forma investment in contracts balance of $91,192 amortized over the pro forma average life (11 years) of the contracts acquired in the merger transactions.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

II To remove the historical depreciation expense recognized by Prison Realty related to capitalized fees paid by Prison Realty to CCA during 1999.

JJ To remove the non-recurring effect of the historical write-off of Prison Realty deferred tax assets occurring in January 1999.

KK To adjust Prison Realty's historical income tax provision to reflect the pro forma effective tax rate.

LL To remove the historical non-recurring write-off of deferred tenant incentive fees recorded by Prison Realty during 1999.

MM To remove the historical non-recurring expenses associated with the proposed merger and related transactions that Prison Realty had recorded during 1999.

NN To remove the historical non-recurring effect of the excise tax accrued by Prison Realty as a result of Prison Realty's deferral of the required 1999 dividend payments.

OO To record the effect of the Series B preferred dividends to be accrued as a result of the issuance of $138,738 (net of the assumed conversion of $7,302) of Series B convertible preferred stock as if the equity issuance had occurred on January 1, 1999. The terms of the Series B convertible preferred stock require a 12% PIK dividend during the first three years with a 12% cash dividend thereafter. The 12% PIK dividend results in an increasing dividend payment in each successive quarter.

PP To adjust Prison Realty's outstanding shares for the effects of the new common shares to be issued to CCA shareholders in the merger transactions. The estimated number of Prison Realty common shares to be issued is as follows:

        Value of Prison Realty common shares to be
          issued...........................................  $10,551
        Estimated share price of Prison Realty common
          shares at the time of issuance...................  $  3.50
                                                             -------
             Pro forma number of Prison Realty common
               shares to be issued in the merger
               transactions................................             3,015
                                                                       ------
        Value of Prison Realty common shares to be
          issued...........................................  $16,000
        Estimated share price of Prison Realty common
          shares at the time of issuance...................  $3.4375
                                                             -------
             Pro forma number of Prison Realty common
               shares to be issued in the merger
               transactions................................             4,655
                                                                       ------
             Total pro forma number of Prison Realty common
               shares to be issued to CCA shareholders.....             7,670
                                                                       ======

QQ To adjust Prison Realty's outstanding shares for the effects of the assumed immediate conversion of 5% or 2,086 shares of Series C convertible preferred shares into common shares during the conversion periods.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

RR Among other terms and conditions contained in the Waiver and Amendment to Prison Realty's bank credit facility, the Waiver and Amendment includes the following:

        (a) Allows Prison Realty to borrow up to an additional $55 million under terms consistent with the existing bank credit facility at various times during the 2000 calendar year;

        (b) Requires Prison Realty to use commercially reasonable efforts to complete a rights offering of at least $50 million of common stock on or before December 31, 2000 to Prison Realty's then current shareholders, with 40% of any proceeds to be applied to the repayment of Prison Realty's indebtedness under the bank credit facility;

        (c) Requires Prison Realty to effect an offering of securities by a subsidiary of Prison Realty, backed by lease payments from the U.K. government relating to a prison facility located in Salford, England, yielding net cash proceeds to Prison Realty of at least 45,000 British pounds on or before February 28, 2001;

        (d) Allows Prison Realty to sell its headquarter real estate for cash proceeds of at least $12,000 and subsequently lease such headquarters from the purchaser on satisfactory terms to the senior lenders under the bank credit facility;

        (e) Allows Prison Realty to complete mergers of each PMSI and JJFMSI, upon the terms and conditions specified in the Waiver and Amendment;

        (f) Requires Prison Realty to pay an additional 0.5% interest rate above the otherwise applicable interest rate through and including September 15, 2000;

        (g) Requires Prison Realty to pay an additional amendment fee equal to 0.375% of the bank credit facility if the merger transactions with CCA are not completed by September 15, 2000;

        (h) If Prison Realty were to default under the terms and conditions of the Waiver and Amendment, Prison Realty would become subject to a default rate of interest of an additional 2.0% and the lenders could accelerate the maturity of the bank credit facility.

        Due to the subjective nature and uncertainties surrounding the above requirements and that certain of the above requirements are not applicable subsequent to the completion of the merger transactions, Prison Realty has not reflected the pro forma effects of items (a)-(h) in these pro forma financial statements.

SS CCA expects to incur approximately $1,000 in additional loan costs to obtain a waiver of noncompliance under its credit facility through September 15, 2000. Due to the subjective nature and uncertainties surrounding the expected waiver, Prison Realty has not reflected the pro forma effects of this fee in these pro forma financial statements.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

TT Pursuant to the terms of the Agreement and Plan of Merger by and among Prison Realty, CCA and Baron, Baron will receive Prison Realty common stock warrants resulting in an additional potential dilution in common shares as follows:

           Prison Realty will issue to Baron, warrants to purchase $2,000 of Prison Realty common stock with an exercise price of $0.01. The number of common shares to be issued is based upon the trading price of Prison Realty's common stock at the exercise date. Assuming a pro forma common share stock price of $3.50, the number of Prison Realty's common shares to be issued is estimated to be 571.

           Prison Realty will also issue to Baron, warrants to purchase $1,000 of Prison Realty common stock. The number of common shares to be issued and the exercise price is based upon the lower of the June 23, 2000 Prison Realty stock price of $3.4375 or the Prison Realty common stock price as of the date the merger is completed. Assuming the stock price at June 23, 2000 of $3.4375, the number of Prison Realty's common shares to be issued is estimated to be 291.

           As indicated in Note UU, the effect of the potential dilution have not been reflected the pro forma financial statements.

UU The provisions of SFAS No. 128 prohibit the inclusion of the effects of potentially issuable common shares in periods that a company reports losses from continuing operations. As such, the pro forma statement of operations for the year ended December 31, 1999 does not include the effects of Prison Realty's potentially issuable common shares such as convertible debt and equity securities, options and warrants.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    MARCH 31,      DECEMBER 31,
                                                      2000             1999
                                                   -----------      -----------
ASSETS
Real estate properties:
   Correctional and detention facilities           $ 2,216,662      $ 2,258,281
   Less accumulated depreciation                       (62,709)         (49,785)
                                                   -----------      -----------
         Net real estate properties                  2,153,953        2,208,496

Cash and cash equivalents                               12,753           84,493
Restricted cash                                         24,722           24,409
Note receivable from CCA                               137,000          137,000
Investments in affiliates                              120,974          118,232
Investments in direct financing leases                 162,254           74,059
Receivable from CCA                                     25,839           28,608
Other assets                                            61,116           60,625
                                                   -----------      -----------
         Total assets                              $ 2,698,611      $ 2,735,922
                                                   ===========      ===========


The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

                                   (Continued)

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (CONTINUED)

                                                                                                 MARCH 31,             DECEMBER 31,
                                                                                                    2000                    1999
                                                                                                -----------             -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
   Distributions payable                                                                        $     2,150             $     2,150
   Bank credit facility                                                                             926,734                 928,234
   Senior notes payable                                                                             100,000                 100,000
   Convertible subordinated notes and other debt                                                     70,737                  70,757
   Accounts payable and accrued expenses                                                             67,207                  70,911
   Income taxes payable                                                                               5,917                   5,476
   Deferred gains on sales of contracts                                                             103,376                 106,045
   Other liabilities                                                                                 32,000                  32,000
                                                                                                -----------             -----------
         Total liabilities                                                                        1,308,121               1,315,573
                                                                                                -----------             -----------


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 (one cent) par value; 20,000 shares
      authorized; 4,300 issued and outstanding; stated at
      liquidation preference of $25 (twenty-five dollars)
      per share                                                                                     107,500                 107,500
   Common stock, $.01 (one cent) par value; 300,000
      shares authorized; 118,406 shares issued;
      118,394 shares outstanding, respectively                                                        1,184                   1,184
   Treasury stock, 12 shares, at cost                                                                  (242)                   (242)
   Additional paid-in capital                                                                     1,347,318               1,347,227
   Cumulative net income                                                                              2,024                  29,824
   Accumulated distributions                                                                        (67,294)                (65,144)
                                                                                                -----------             -----------
         Total stockholders' equity                                                               1,390,490               1,420,349
                                                                                                -----------             -----------

         Total liabilities and stockholders' equity                                             $ 2,698,611             $ 2,735,922
                                                                                                ===========             ===========

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                               THREE MONTHS           THREE MONTHS
                                                                                                   ENDED                  ENDED
                                                                                              MARCH 31, 2000         MARCH 31, 1999
                                                                                              --------------         --------------
REVENUES:
    Rental revenues                                                                              $  11,460             $  63,640
    Interest income                                                                                  3,312                 6,214
    Licensing fees                                                                                   2,576                 2,132
                                                                                                 ---------             ---------
                                                                                                    17,348                71,986
                                                                                                 ---------             ---------

EXPENSES:
    Depreciation and amortization                                                                   12,924                 9,917
    General and administrative                                                                       2,543                   882
    Write-off of amounts under lease arrangements                                                    4,000                    --
                                                                                                 ---------             ---------
                                                                                                    19,467                10,799
                                                                                                 ---------             ---------

OPERATING INCOME (LOSS)                                                                             (2,119)               61,187
Equity in earnings of subsidiaries and amortization
of deferred gains                                                                                    6,113                 7,681
Interest expense                                                                                   (31,794)               (8,273)
                                                                                                 ---------             ---------
INCOME (LOSS) BEFORE INCOME TAXES                                                                  (27,800)               60,595
Provision for change in tax status                                                                      --                83,200
                                                                                                 ---------             ---------
NET LOSS                                                                                           (27,800)              (22,605)
DIVIDENDS TO PREFERRED SHAREHOLDERS                                                                 (2,150)               (2,150)
                                                                                                 ---------             ---------
NET LOSS AVAILABLE TO COMMON
   SHAREHOLDERS                                                                                  $ (29,950)            $ (24,755)
                                                                                                 =========             =========
NET LOSS AVAILABLE TO COMMON
   SHAREHOLDERS PER COMMON SHARE:
   BASIC                                                                                         $   (0.25)            $   (0.23)
                                                                                                 =========             =========


   DILUTED                                                                                       $   (0.25)            $   (0.23)
                                                                                                 =========             =========


WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING, BASIC                                                                              118,395               107,282
                                                                                                 =========             =========
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING, DILUTED                                                                            118,395               107,282
                                                                                                 =========             =========

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (UNAUDITED AND AMOUNTS IN THOUSANDS)

                                                                                                 THREE MONTHS        THREE MONTHS
                                                                                                    ENDED               ENDED
                                                                                                MARCH 31, 2000      MARCH 31, 1999
                                                                                                --------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                      $ (27,800)          $ (22,605)
    Adjustments to reconcile net loss to net cash provided by (used in)
        operating activities:
            Depreciation and amortization                                                            12,924               9,917
            Amortization of debt issuance costs                                                       3,321                 962
            Provision for change in tax status                                                         --                83,200
            Equity in earnings of unconsolidated entities and amortization of
                deferred gain                                                                        (6,113)             (7,681)
            Write-off of amounts under lease arrangements                                             4,000                --
            Other noncash items                                                                          90                --
            Changes in assets and liabilities, net
                Receivable from CCA                                                                   2,769                 663
                Other assets                                                                         (2,682)             (9,129)
                Accounts payable and accrued expenses                                                (7,704)              1,963
                Income taxes payable                                                                    441              (6,769)
                                                                                                  ---------           ---------
                    Net cash provided by (used in) operating activities                             (20,754)             50,521
                                                                                                  ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions of property and equipment                                                             (47,799)           (169,958)
    Increase in restricted cash and investments                                                        (313)            (74,393)
    Cash acquired in purchase of CCA Prison Realty Trust                                               --                21,894
    Increase in other assets                                                                         (1,127)             (3,937)
    Distributions from investments in PMSI and JJFMSI                                                   702                --
    Payments received on direct financing leases and notes receivable                                 1,223               1,165
                                                                                                  ---------           ---------
                    Net cash used in investing activities                                           (47,314)           (225,229)
                                                                                                  ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of debt                                                                     --                40,000
    Payments on debt                                                                                    (20)                (53)
    Proceeds from (payments on) bank credit facility, net                                            (1,500)            118,400
    Payment of debt issuance costs                                                                       (2)             (8,328)
    Proceeds from issuance of common stock                                                             --                74,840
    Distributions paid on common shares                                                                --               (67,818)
    Distributions paid on preferred shares                                                           (2,150)             (2,150)
                                                                                                  ---------           ---------
                    Net cash provided by (used in) financing activities                              (3,672)            154,891
                                                                                                  ---------           ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                                           (71,740)            (19,817)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD                                                   84,493              31,141
                                                                                                  ---------           ---------
CASH AND CASH EQUIVALENTS, END OF THE PERIOD                                                      $  12,753           $  11,324
                                                                                                  =========           =========

                                   (CONTINUED)

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (UNAUDITED AND AMOUNTS IN THOUSANDS)
                                   (CONTINUED)

                                                                                               THREE MONTHS       THREE MONTHS
                                                                                                   ENDED              ENDED
                                                                                              MARCH 31, 2000     MARCH 31, 1999
                                                                                              --------------     --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest (net of capitalized amounts of $5.2 million and $7.1 million,
   respectively)                                                                              $       20,895     $          984
                                                                                              ==============     ==============

   Income taxes                                                                               $          522     $        9,220
                                                                                              ==============     ==============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES-INCREASES (DECREASES) TO CASH:
A real estate property was leased subject to a direct financing lease:
   Real estate properties                                                                     $       89,418     $           --
   Investments in direct financing leases                                                            (89,418)                --
                                                                                              --------------     --------------

                                                                                              $           --     $           --
                                                                                              ==============     ==============
Long-term debt was converted into common stock:
   Other assets                                                                               $           --     $        1,161
   Long-term debt                                                                                         --            (47,000)
   Common stock                                                                                           --                 50
   Additional paid-in capital                                                                             --             45,789
                                                                                              --------------     --------------

                                                                                              $           --     $           --
                                                                                              ==============     ==============
The Company acquired CCA Prison Realty Trust's assets and liabilities for stock:
   Restricted cash                                                                            $           --     $      (17,188)
   Property and equipment                                                                                 --         (1,323,100)
   Other assets                                                                                           --             (9,496)
   Accounts payable and accrued expenses                                                                  --             29,248
   Line of credit                                                                                         --            279,600
   Distributions payable                                                                                  --              2,150
   Common stock                                                                                           --                253
   Preferred stock                                                                                        --                 43
   Additional paid-in capital                                                                             --          1,081,161
   Retained earnings                                                                                      --             43,817
   Accumulated distributions                                                                              --            (64,594)
                                                                                              --------------     --------------

        Net cash acquired                                                                     $           --     $       21,894
                                                                                              ==============     ==============


The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED)


1.  ORGANIZATION AND OPERATIONS

BACKGROUND AND FORMATION TRANSACTIONS

Prison Realty Trust, Inc., formerly Prison Realty Corporation, a Maryland corporation (the "Company"), was formed in September 1998. Corrections Corporation of America, a Tennessee corporation ("Old CCA"), and CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty"), merged with and into the Company on December 31, 1998 and January 1, 1999, respectively (collectively, the "1999 Merger"), pursuant to an Amended and Restated Agreement and Plan of Merger by and among Old CCA, Old Prison Realty and the Company, dated as of September 29, 1998.

The 1999 Merger has been accounted for as a reverse acquisition of the Company by Old CCA and as an acquisition of Old Prison Realty by the Company. As such, Old CCA's assets and liabilities have been carried forward at historical cost, and the provisions of reverse acquisition accounting prescribe that Old CCA's historical financial statements be presented as the Company's historical financial statements prior to January 1, 1999. The historical equity section of the financial statements and earnings per share have been retroactively restated to reflect the Company's equity structure, including the exchange ratio and the effects of the differences in par values of the respective companies' common stock. Old Prison Realty's assets and liabilities have been recorded at fair market value, as required by Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16").

OPERATIONS

Since the 1999 Merger, the Company has specialized in acquiring, developing and owning correctional and detention facilities. Corrections Corporation of America ("CCA") is a private prison management company that operates and manages the substantial majority of facilities owned by the Company. As a result of the 1999 Merger and certain contractual relationships existing between the Company and CCA, the Company is dependent on its significant sources of income from CCA. In addition, the Company pays CCA for services rendered to the Company in development of its correctional and detention facilities. See the information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Commission on March 30, 2000 (the "Company's Form 10-K") and Note 11 herein for a description of the contractual relationships between the Company and CCA. As a result of liquidity issues facing CCA and the Company, the parties intend to amend the contractual agreements between the Company and CCA. For a fuller description of the proposed amendments, see Note 11.

As required by its governing instruments and as contemplated by the Pacific Life Restructuring (as defined in Note 2 and more fully described in Note 13 hereof), the Company currently intends to be taxed as a real estate investment trust, or REIT, for federal income tax purposes for the year ended December 31, 1999. In the event the Company completes the Pacific Life Restructuring under its existing terms, following required shareholder approval in 2000, the Company expects to be taxed as a C corporation for the taxable year ending December 31, 2000 and thereafter. See Note 8 for information on the Company's contingent tax liabilities. In the event the Pacific Life Restructuring is not completed, the Company expects that, following required shareholder approval, the Company will nevertheless be taxed as a C corporation with respect to its taxable year ended December 31, 2000 and thereafter.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


2.  GOING CONCERN MATTERS

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company currently is in default under the provisions of its senior secured bank credit facility (outstanding balance of $926.7 million at March 31, 2000) and is in default under the provisions of the agreements governing the Company's outstanding convertible, subordinated notes (outstanding balance of $70.0 million at March 31, 2000). The defaults relate to the Company's failure to comply with certain financial covenants during 1999 and 2000, the issuance of a going concern opinion qualification with respect to the Company's 1999 consolidated financial statements, and certain transactions effected by the Company without the consent of the Company's lenders, including the execution of a securities purchase agreement in connection with a series of proposed transactions led by Pacific Life Insurance Company ("Pacific Life"). See Note 6 for a detailed description of each existing event of default under the provisions of the Company's indebtedness. The Company's noncompliance with the provisions of its outstanding obligations could result in the Company's creditors demanding immediate repayment of these obligations. The existing events of default under the provisions of the Company's bank credit facility and an aggregate of $40.0 million of the Company's convertible, subordinated notes have been formally declared, but no acceleration actions have been taken by the creditors with respect to this indebtedness. The Company has not obtained waivers of these existing events of default. See Note 6 for a description of the Company's attempts to obtain waivers of these existing events of default. Also, the Company has limited resources currently available to meet its operating, capital expenditure and debt service requirements during 2000. In addition, as discussed in Note 8, the Company has significant outstanding shareholder and other litigation matters.

The Company's primary lessee, CCA, on which the Company is dependent for its major sources of income, incurred a net loss of $62.6 million for the three months ended March 31, 2000, and has a net working capital deficiency and a net capital deficiency at March 31, 2000. In connection with the 1999 Merger, the Company and CCA entered into lease agreements with CCA with respect to the correctional and detention facilities owned by the Company and operated by CCA, as well as a series of additional agreements relating to the payment of certain fees by the Company to CCA. As of March 31, 2000, approximately $92.2 million of rents due from CCA to the Company under the master lease agreement and leases with respect to each leased property between CCA and the Company (the "CCA Leases") were unpaid. The terms of the CCA Leases provide that rental payments are due and payable on the 25th day of each month for the current month. The CCA Leases provide that it shall be an event of default if CCA fails to pay any installment of rent within 15 days after notice of nonpayment from the Company. The Company, however, has not provided a notice of nonpayment to CCA with respect to lease payments due and payable by CCA. Subsequent to March 31, 2000, CCA has paid $11.9 million of lease payments related to 1999 and $4.0 million related to 2000.

CCA recently obtained a waiver of existing events of default under its revolving credit facility. These events of default related to CCA's execution of an agreement and plan of merger with respect to a proposed merger of CCA with and into a wholly-owned subsidiary of the Company in connection with the Pacific Life Restructuring (as defined in Note 2 and more fully described in Note 13 hereof), the deferral of certain of CCA's lease payments and the payment of fees to CCA by the Company, and a financial covenant relating to CCA's net worth. This waiver, however, will terminate upon the occurrence of certain events, and the

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


term of the waiver will expire on July 31, 2000. See Note 11 for a description of these events of default and the waiver of such events of default.

As a result of CCA's current liquidity position, CCA has been required to defer the first scheduled payment of accrued interest, totaling approximately $16.4 million, on the $137.0 million promissory note payable by CCA to the Company (the "CCA Note"). Pursuant to the terms of the CCA Note, CCA was required to make the payment on December 31, 1999; however, pursuant to the terms of a subordination agreement, dated as of March 1, 1999, by and between the Company and the agent of CCA's revolving credit facility (the "Subordination Agreement"), CCA is prohibited from making the scheduled interest payments on the CCA Note when CCA is not in compliance with certain financial covenants. As of December 31, 1999, CCA was not, and, notwithstanding the waiver discussed above, CCA currently is not, in compliance with these financial covenants. Consequently, CCA is prohibited from making the scheduled interest payment to the Company. Pursuant to the terms of the Subordination Agreement, the Company is prohibited from accelerating payment of the principal amount of the CCA Note or taking any other action to enforce its rights under the provisions of the CCA Note for so long as CCA's revolving credit facility remains outstanding. Also as a result of CCA's current liquidity position, the independent public accountants of CCA have indicated in their opinion on CCA's 1999 consolidated financial statements that there is substantial doubt about CCA's ability to continue as a going concern.

Continued operating losses by Prison Realty and CCA, declarations of events of default and potential acceleration actions by the Company's and CCA's creditors, the continued inability of CCA to make contractual payments to the Company, and the Company's limited resources currently available to meet its operating, capital expenditure and debt service requirements will have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows. In addition, these matters concerning the Company and CCA raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of asset carrying amounts or the amounts of liabilities that might result should the Company be unable to continue as a going concern.

In response to the significant losses experienced by CCA during 1999 and by the Company and CCA during the three months ended March 31, 2000 and in response to the defaults under the Company's debt agreements, the Company has entered into an agreement with respect to a series of transactions led by Pacific Life intended to provide the Company with additional capital and a restructuring of its indebtedness, as well as a simplification of its corporate structure and a new management team (the "Pacific Life Restructuring"). A complete discussion of the Pacific Life Restructuring and recent developments affecting the Pacific Life Restructuring is included in Note 13.

3.   1999 MERGER TRANSACTIONS

For a complete description of the 1999 Merger Transactions, please see the information contained in the Company's Form 10-K.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


4.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in majority-owned affiliates where control does not exist, including the Company's investments in Prison Management Services, Inc., a Tennessee corporation ("PMSI"), and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation ("JJFMSI"), are accounted for under the equity method. Investments in entities of less than 20% of an entity's outstanding stock and where no significant influence exists, including the Company's investment in CCA, are accounted for under the cost method. All material intercompany transactions and balances have been eliminated in consolidation.

The accompanying interim consolidated financial statements are unaudited. The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in conjunction with the rules and regulations of the Commission. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for this interim period have been included. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. Reference is made to the audited financial statements of the Company included in the Form 10-K with respect to certain significant accounting and financial reporting policies as well as other pertinent information of the Company.

5.  REAL ESTATE PROPERTIES

At March 31, 2000, the Company owned or was in the process of developing 52 real estate properties, including 50 correctional and detention facilities and two corporate office buildings, of which 46 properties were operating, three were under construction or expansion and three were in the planning stages, with a total aggregate cost of $2.2 billion. At March 31, 2000, CCA leased 37 properties from the Company, governmental agencies leased six facilities from the Company, and private operators leased three facilities from the Company. In the event the Pacific Life Restructuring is not completed and/or Prison Realty and CCA do not combine, the Company expects to lease all of the facilities under construction or development to CCA. In the event the Pacific Life Restructuring is completed and/or Prison Realty and CCA combine, all existing leases between Prison Realty and CCA will be cancelled and will be of no further force and effect. See Note 13 for a discussion of the Pacific Life Restructuring.

Eight of the facilities owned by the Company are subject to options that allow various governmental agencies to purchase these facilities. In addition, two of the facilities are constructed on land that the Company leases to governmental agencies under ground leases. Under the terms of those ground leases, the facilities become the property of the governmental agencies upon expiration of the ground leases. The Company depreciates these two properties over the term of the ground lease.

During January 2000, the Company completed construction at a cost of approximately $89.4 million of an 800-bed medium-security prison in Salford, England and entered into a 25-year lease with Agecroft Prison Management, Inc. ("APM"). The Company is accounting for the lease as a direct financing lease.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


APM, a joint venture owned 50% by JJFMSI and 50% by Sodexho Alliance S.A. ("Sodexho"), is managing the operation of the prison for the U.K. government.

6.  DEBT

THE CREDIT FACILITY AND AMENDED CREDIT FACILITY

TERMS AND CONDITIONS. On January 1, 1999, in connection with the completion of the 1999 Merger, the Company obtained a $650.0 million secured credit facility (the "Credit Facility") from NationsBank, N.A., as Administrative Agent, and several U.S. and non-U.S. banks. The Credit Facility included up to a maximum of $250.0 million in tranche B term loans and $400.0 million in revolving loans, including a $150.0 million subfacility for letters of credit. The term loan required quarterly principal payments of $625 throughout the term of the loan with the remaining balance maturing on January 1, 2003. The revolving loans were to mature on January 1, 2002. Interest rates, unused commitment fees and letter of credit fees on the Credit Facility were subject to change based on the Company's senior debt rating. The Credit Facility was secured by mortgages on the Company's real property.

On August 4, 1999, the Company completed an amendment and restatement of the Credit Facility (the "Amended Credit Facility") increasing amounts available to the Company under the original Credit Facility to $1.0 billion through the addition of a $350.0 million tranche C term loan. The tranche C term loan is payable in equal quarterly installments in the amount of $875 through the calendar quarter ending September 30, 2002, with the balance to be paid in full on December 31, 2002. The maturity of the term loan under the Credit Facility was changed to December 31, 2002, with the maturity of the revolving loan under the Credit Facility remaining January 1, 2002. Lehman Commercial Paper Inc. replaced NationsBank, N.A. as Administrative Agent of the Amended Credit Facility.

The Amended Credit Facility, similar to the Credit Facility, provides for interest rates, unused commitment fees and letter of credit fees to change based on the Company's senior debt rating. Similar to the Credit Facility, the Amended Credit Facility bears interest at variable rates of interest based on a spread over the base rate or LIBOR (as elected by the Company), which spread is determined by reference to the Company's credit rating. The spread ranges from 0.50% to 2.25% for base rate loans and from 2.00% to 3.75% for LIBOR rate loans. These ranges replaced the original spread ranges of 0.25% to 1.25% for base rate loans and 1.375% to 2.75% for LIBOR rate loans. The term loan portions of the Amended Credit Facility bear interest at a variable rate equal to 3.75% to 4.00% in excess of LIBOR or 2.25% to 2.50% in excess of a base rate. This rate replaced the variable rate equal to 3.25% in excess of LIBOR or 1.75% in excess of a base rate in the Credit Facility.

The rating on the Company's bank loan debt was lowered from Ba3 to Ba1 during the first quarter of 2000. The rating on the senior unsecured debt was lowered from B1 to B2, and the rating on the Series A Preferred Stock was lowered from Ba3 to B3. As a result of these rating changes, the interest rate applicable to outstanding amounts under the Amended Credit Facility was increased by .50%

Upon the lenders' determination that the Company is in default under the terms of the Amended Credit Facility, the Company is required to pay a default rate of interest equal to the rate of interest as determined based on the terms described above, plus 2.00%. As discussed below, the Company is currently in default under the Amended Credit Facility and, consequently, has been subject to and has been accruing and paying the default rate of interest since January 25, 2000.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


The Company incurred costs of $59.2 million in consummating the Credit Facility and the Amended Credit Facility transactions, including $41.2 million related to the amendment and restatement. The Company wrote off $9.0 million of expenses related to the Credit Facility upon completion of the amendment and restatement.

In accordance with the terms of the Amended Credit Facility, the Company entered into certain swap arrangements guaranteeing that it will not pay an index rate greater than 6.51% on outstanding balances of at least (a) $325.0 million through December 31, 2001 and (b) $200.0 million through December 31, 2002. The effect of these arrangements is recognized in interest expense.

The Amended Credit Facility, similar to the Credit Facility, is secured by mortgages on the Company's real property. Borrowings are limited based on a borrowing base formula that considers, among other things, eligible real estate. The Amended Credit Facility contains certain financial covenants, primarily (a) maintenance of leverage, interest coverage, debt service coverage and total indebtedness ratios and (b) restrictions on the incurrence of additional indebtedness.

The Amended Credit Facility also restricted the Company's ability to make the 1999 cash payment of a special dividend representing the accumulated earnings and profits of Old CCA unless (a) the Company had liquidity of at least $75.0 million at the dividend declaration date after giving effect to the payment of the special dividend, (b) the Company received at least $100.0 million in cash proceeds for the issuance of equity or similar securities from a new investor receiving representation on the Company's Board of Directors and (c) CCA received at least $25.0 million in cash proceeds from the issuance of any combination of equity securities and subordinated debt. The Amended Credit Facility also restricts the cash payment of the special dividend in 2000.

SOLICITATION OF CONSENTS FOR WAIVERS OF EVENTS OF DEFAULT UNDER, AND AMENDMENTS TO, PROVISIONS OF THE COMPANY'S AMENDED CREDIT FACILITY. As a result of: (i) the current financial condition of the Company and CCA as described in Note 2; (ii) the transactions undertaken by the Company and CCA, as described in Note 11, in an attempt to resolve the current liquidity issues of the Company and CCA; and
(iii) the transactions contemplated by the proposed Pacific Life Restructuring, as described in Note 13, certain existing or potential events of default have arisen under the provisions of the Amended Credit Facility. Specifically, the Company is subject to the following existing or potential events of default under the Amended Credit Facility:

- For the fiscal quarters ending December 31, 1999 and March 31, 2000, the Company was not in compliance with certain financial covenants, each as defined in the Amended Credit Facility.

- As a result of the existence of explanatory paragraphs in the reports of each of the Company's and CCA's reports of independent public accountants relating to the Company's and CCA's 1999 consolidated financial statements as to the ability of each of the Company and CCA to continue as a going concern, the Company is in violation of the provisions of the Amended Credit Facility.

- As more fully described below, the Company is in default under the provisions of the note purchase agreement relating to the Company's 9.5% Convertible Notes (as hereinafter defined). Due to the provisions of the Amended Credit Facility, this default under the terms of these subordinated,


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              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


     notes has resulted in an event of default under the Amended Credit Facility since January 25, 2000.

- The declaration and payment of a quarterly dividend on the Company's Series A Preferred Stock for the quarter ended March 31, 2000 constituted an event of default under the Amended Credit Facility.

- The Amended Credit Facility contains restrictions upon the ability of the Company to amend the terms of its agreements with CCA without the consent of the Company's senior lenders, which would be violated upon execution of the proposed amendments to the Company's existing agreements with CCA described in Note 11.

- The Amended Credit Facility contains restrictions upon the ability of the Company to enter into any agreement constituting a "change of control" provision, as defined in the Amended Credit Facility. The appointment of a new Chairman of the Board of Directors and President of the Company in December 1999 constituted a "change of control" of the Company under the terms of the Amended Credit Facility upon the expiration of an applicable period. In addition, the execution and performance of certain conditions contained in the securities purchase agreement with Pacific Life constituted a "change of control" of the Company under the terms of the Amended Credit Facility.

- The Amended Credit Facility provides that any non-compliance by CCA with the provisions of CCA's revolving credit facility would constitute an event of default under the Amended Credit Facility. Although CCA has obtained a waiver of all events of default under its revolving credit facility, as more fully described in Note 11, CCA's non-compliance with the provisions of its revolving credit facility would also constitute an event of default under the Amended Credit Facility.

- As more fully described below, the Company is in violation of certain financial covenants contained in the note purchase agreement relating to the Company's 7.5% Convertible Notes (as defined below). However, the Company is currently not in default under the provisions of this note purchase agreement because the holder of the 7.5% Convertible Notes has not provided the Company with written notice declaring such an event of default. As a result, no event of default currently exists under the provisions of the Amended Credit Facility with respect to the Company's violation of these financial covenants. If, however, the holder of the 7.5% Convertible Notes did provide a notice of default to the Company, upon the expiration of an applicable period, the Company would be in default under the provisions of the note purchase agreement, which would also give rise to an event of default under the Amended Credit Facility.

PROPOSED WAIVERS OF EVENTS OF DEFAULT UNDER, AND AMENDMENTS TO, THE COMPANY'S AMENDED CREDIT FACILITY. The Company, through Lehman Commercial Paper Inc., the Administrative Agent of the Amended Credit Facility, has initiated the process of soliciting the consent of the requisite percentage of the senior lenders under the Amended Credit Facility for a waiver of the existing events of default under the Amended Bank Credit Facility. Specifically, the Company has requested a waiver of the following events of default under the Amended Credit Facility:

- The Company's failure to comply with certain of the financial covenants contained in the Amended Credit Facility for the fiscal quarter ended December 31, 1999, for the fiscal quarter ended March 31, 2000 and for the fiscal quarter ending June 30, 2000.

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              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


- The Company's declaration and payment of its regular quarterly dividend on shares of its Series A Preferred Stock for the fiscal quarter ended March 31, 2000.

- The failure of the Company to deliver annual financial statements of the Company and CCA unqualified as to the ability of each of the Company and CCA to continue as a going concern.

- The existence of certain defaults, as described below, by the Company under the terms of the note purchase agreement relating to the Company's 9.5% Convertible Notes (as defined herein).

The Company plans to request the consent of the requisite percentage of its senior lenders under Amended Credit Facility for a waiver of the Amended Credit Facility's restrictions relating to the proposed amendments of the CCA Leases, the Amended and Restated Tenant Incentive Agreement, the Amended and Restated Service Agreement and the Business Development Agreement (as each are hereinafter defined) providing for the deferral of certain payments with respect to each of these agreements. The Company plans to request the consent of such lenders with respect to an amendment to the Amended Credit Facility changing the definition of the Company's borrowing base under the credit facility to alleviate the adverse effects of the deferred rental payments on the Company's borrowing base. Additionally, the Company plans to request the consent of the requisite percentage of its senior lenders under the Amended Credit Facility to the appointment of a new Chairman of the Board of Directors and President of the Company. The Company plans to request a waiver of the Amended Credit Facility's restrictions upon a "change of control" arising from the execution and performance of certain conditions under the securities purchase agreement with Pacific Life. The Company anticipates that these waivers of the provisions of the Amended Credit Facility would be conditional upon: (i) the completion of the Pacific Life Restructuring; (ii) the termination of the securities purchase agreement with Pacific Life; or (iii) as-yet-undetermined requirements.

The Company currently is also in discussions with Lehman Commercial Paper Inc., the Administrative Agent, to restructure the terms of the Amended Credit Facility to provide that the Amended Credit Facility will continue to remain outstanding following completion of the Pacific Life Restructuring. The Company anticipates that Lehman Commercial Paper Inc. will solicit the consent of the requisite percentage of the senior lenders under the Amended Credit Facility to amend the Amended Credit Facility to provide for the restructuring and "roll-over" of the Amended Credit Facility simultaneously with the solicitation of the proposed waivers of the provisions of the credit facility described above. The Company and Lehman Commercial Paper, Inc. are currently in discussions with respect to certain terms of the restructuring of the Amended Credit Facility, including the applicable rates of interest under the facility and fees to be incurred by the Company in the restructuring, additional covenants, and conditions of default that may be required. It is also anticipated that the terms of the waiver will restrict the Company's ability to declare and pay quarterly cash dividends on the Company's Series A Preferred Stock until the completion of the Pacific Life Restructing.

Management of the Company expects the conditions to the effectiveness of all of the proposed waivers of events of default under, and amendments to, the provisions of the Amended Credit Facility will include, among other conditions:
(i) CCA maintaining in effect a waiver of certain events of default under the provisions of its revolving credit facility; (ii) the Company having delivered to the trustee of the Company's $100.0 million Senior Notes (as defined herein) an opinion as to the fairness, from a financial point of view, to the Company of the amendments to the terms of the CCA Leases and the amendments to the Amended and Restated Tenant Incentive Agreement, the Amended and Restated Services Agreement, and the Business Development Agreement issued by an accounting, appraisal, consulting or investment banking firm of

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              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


national standing; (iii) the completion of the Pacific Life Restructuring; and
(iv) the settlement of outstanding securities litigation for an amount not to exceed the Company's insurance coverage.

The Company has limited resources currently available to it to meet its operating, capital expenditure and debt service requirements. As a result, the Company currently is, and will continue to be, dependant on its ability to borrow funds under the terms of the Amended Credit Facility to meet these requirements. Due to the Company's non-compliance with certain provisions of the Amended Credit Facility, the Company is currently unable to borrow additional amounts under the Amended Credit Facility until a waiver of the existing events of default is obtained. Accordingly, there can be no assurance that the Company will be able to meet its operating, capital expenditure and debt service requirements in the future.

There can also be no assurance that the lenders under the Amended Credit Facility will consent to any proposed waivers of events of default under, and amendments to, the Amended Credit Facility, or will not seek to declare an event of default prior to the execution of any proposed waiver and amendments. Moreover, the effectiveness of the proposed waivers of events of default under, and amendments to, the Amended Credit Facility is subject to the satisfaction of the conditions described above. In the event the Company is unable to obtain the necessary waivers of events of default under, or amendments to, the Amended Credit Facility, or to comply with and maintain the proposed waivers and amendments, or if the Company defaults under the terms of any of its other indebtedness, and such indebtedness is accelerated, the senior lenders under the Amended Credit Facility are entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the Amended Credit Facility.

In addition, the Company's $100.0 million Senior Notes (as defined herein), the Company's 9.5% Convertible Notes (as defined herein) and the Company's 7.5% Convertible Notes (as defined herein) contain provisions which allow the holders of these notes to accelerate this debt and seek remedies if the Company has a payment default under the Amended Credit Facility or if the obligations under the Amended Credit Facility have been accelerated. If the senior lenders under the Amended Credit Facility elect to exercise their rights to accelerate the Company's obligations under the Amended Credit Facility, and/or if the senior lenders do not consent to the proposed waivers and amendments (or acceptable alternative waivers and amendments), such events could result in the acceleration of all or a portion of the outstanding principal amount of the Company's Senior Notes or its convertible, subordinated notes, which would have a material adverse effect on the Company's liquidity and financial position. The Company does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all of the Company's outstanding indebtedness.

As of March 31, 2000, the Company has made all required principal and interest payments under the Amended and Restated Credit Facility.

SENIOR NOTES

On June 11, 1999, the Company completed its offering of $100.0 million aggregate principal amount of 12% Senior Notes due 2006 (the "Senior Notes"). Interest on the Senior Notes is paid semi-annually in arrears, and the Senior Notes have a seven year non-callable term due June 1, 2006. Net proceeds from the offering were approximately $95.0 million after deducting expenses payable by the Company in connection with the offering. The Company used the net proceeds from the sale of the Senior Notes for

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              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


general corporate purposes and to repay revolving bank borrowings under its Credit Facility.

The Company currently is not in default under the terms of the Senior Notes. However, in connection with the proposed amendments to the CCA Leases, the Amended and Restated Tenant Incentive Agreement, the Amended and Restated Services Agreement and the Business Development Agreement providing for the deferral of certain payments with respect to each of these agreements, the terms of the indenture governing the Senior Notes provide that the Company may not effect such amendments without the prior delivery of an opinion as to the fairness, from a financial point of view, to the Company of such amendments issued by an accounting, appraisal, consulting, or investment banking firm of national standing, to the trustee of the Senior Notes. The Company anticipates that it will be able to deliver such an opinion to the trustee under the indenture. In addition, the indenture governing the Senior Notes contains a provision which allows the holders thereof to accelerate the outstanding principal amount of the Senior Notes and to seek additional remedies if the Company has a payment default under the Amended Credit Facility or if the Company's obligations under the Amended Credit Facility have been accelerated.

9.5% CONVERTIBLE, SUBORDINATED NOTES

On January 29, 1999, the Company issued $20.0 million of convertible, subordinated notes due in December 2008, with interest payable semi-annually at 9.5%, to MDP Ventures IV and affiliated purchasers. This issuance constituted the second tranche of a commitment by the Company to issue an aggregate of $40.0 million of convertible, subordinated notes (the "9.5% Convertible Notes"), with the first $20.0 million tranche issued in December 1998 under substantially similar terms. The 9.5% Convertible Notes require that the Company revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price. As of March 31, 2000, the conversion price for the 9.5% Convertible Notes was $23.63 per share as compared to $28.00 per share at issuance.

The provisions of the note purchase agreement relating to the 9.5% Convertible Notes provide that the execution of the securities purchase agreement by the Company in connection with the Pacific Life Restructuring constitutes a "change of control" of the Company. This "change of control" gave rise to a right of the holders of such notes to require the Company to repurchase the notes at a price of 105% of the aggregate principal amount of such notes within 45 days after the provision of written notice by such holders to the Company. To date, the holders of the 9.5% Convertible Notes have not provided notice to the Company that the Company will be required to purchase all or a portion of the notes. In addition, as of February 5, 2000, the Company was no longer in compliance with a financial covenant contained in the note purchase agreement. As a result of the violation of this covenant, the Company is in default under the provisions of the note purchase agreement, and the holders of such notes may, at their option, accelerate all or a portion of the outstanding principal amount of this indebtedness. Moreover, during any period in which the Company is in default under the provisions of the note purchase agreement, the holders of the notes may require the Company to pay an applicable default rate of interest of 20%. In addition to the default rate of interest, as a result of the default, the Company is obligated, under the terms of the 9.5% Convertible Notes, to pay the holders of the notes contingent interest sufficient to permit the holders to receive a 15% rate of return on the $40.0 million principal amount, unless the holders of the notes elect to convert the notes into the Company's common stock under the terms of the note agreement. Such contingent interest is retroactive to the date of issuance of the 9.5%

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                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


Convertible Notes. Lehman Commercial Paper Inc. has notified the holders of the 9.5% Convertible Notes that, under the terms of the Amended Credit Facility, the payment of principal and interest on the notes is subordinated in right of payment to the prior payment in full of amounts due under the Amended Credit Facility and that, as such, the holders of the notes are prohibited from receiving any payment of principal or interest under the terms of the notes until the Company is in compliance with the terms of the Amended Credit Facility.

The Company expects to initiate discussions with the holders of these notes to waive the occurrence of a "change of control" arising from the Company's execution of the securities purchase agreement with Pacific Life, thereby extinguishing the Company's obligation to repurchase the notes at a premium. In addition, the Company has previously requested that the provisions of the note purchase agreement be amended to: (i) remove the financial covenant set forth in the note purchase agreement; (ii) although the Company believes it currently is in compliance with such covenant, remove a covenant requiring the Company to use its best efforts to qualify as a REIT for federal income tax purposes; and (iii) although the Company believes it currently is in compliance with such covenant, remove a covenant restricting the Company's ability to conduct business other than the financing, ownership and development of prisons and other correctional facilities.

There can be no assurance that the holders of the 9.5% Convertible Notes will consent to any proposed waiver of events of default under, and amendments to, the note purchase agreement, or will not seek to declare an event of default prior to the execution of any proposed waiver and amendments. If the holders of these notes do not consent to the proposed waiver of events of default under, and amendments to, the note purchase agreement, the Company may be required to repurchase or redeem the outstanding principal amount of the notes.

7.5% CONVERTIBLE, SUBORDINATED NOTES

The Company's $30.0 million 7.5% convertible, subordinated notes issued to PMI Mezzanine Fund, L.P. (the "7.5% Convertible Notes") require that the Company revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price. As of March 31, 2000, the conversion price for the 7.5% Convertible Notes was $23.63 per share as compared to $27.42 per share at issuance.

The provisions of the note purchase agreement relating to the 7.5% Convertible Notes contain certain financial covenants. As of March 31, 2000, the Company was not in compliance with certain of these financial covenants. However, the Company is currently not in default under the provisions of this note purchase agreement because the holder of the 7.5% Convertible Notes has not provided the Company with written notice declaring such an event of default. As a result, no event of default currently exists under the provisions of the Amended Credit Facility with respect to the Company's violation of these financial covenants. If, however, the holder of the 7.5% Convertible Notes did provide a notice of default to the Company, upon the expiration of an applicable period, the Company would be in default under the provisions of the note purchase agreement, which would also give rise to an event of default under the Amended Credit Facility. Lehman Commercial Paper Inc. has notified the holder of the 7.5% Convertible Notes that, under the terms of the Amended Credit Facility, the payment of principal and interest on the notes is subordinated in right of payment to the prior payment in full of amounts due under the Amended Credit Facility and that, as such, the holder of the notes is prohibited from receiving any

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                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


payment of principal or interest under the terms of the notes until the Company is in compliance with the terms of the Amended Credit Facility.

The Company has initiated discussions with PMI Mezzanine Fund, L.P., the holder of the 7.5% Convertible Notes, to obtain a waiver of events of default under, or amendments to, the financial covenants contained in the note purchase agreement violated by the Company. In addition, although the Company is currently in compliance with such covenant, the Company has requested that the provisions of the note purchase agreement be amended to remove a covenant requiring the Company to elect to be taxed as a REIT for federal income tax purposes.

PMI Mezzanine Fund, L.P. has indicated that, subject to the completion of the Pacific Life Restructuring, it will consent to the proposed waivers of events of default under, and amendments to, the note purchase agreement and will not seek to declare an event of default prior to the execution of the proposed waiver and amendments. If, however, the Pacific Life Restructuring is not completed, there can be no assurance that the holder of the 7.5% Convertible Notes will consent to the proposed waivers of events of default under, or amendments to, the note purchase agreement or that the holder of such notes will not seek to declare an event of default and require the Company to redeem the outstanding principal amount of the notes.

As of March 31, 2000, the Company has made all required interest payments under the 7.5% Convertible Notes.

7.  DISTRIBUTIONS TO STOCKHOLDERS

On March 22, 2000, the Board of Directors declared a quarterly dividend on the Company's 8.0% Series A Cumulative Preferred Stock of $0.50 per share to preferred stockholders of record on March 31, 2000. These dividends were paid on April 17, 2000 and have been accrued in the accompanying consolidated balance sheet as of March 31, 2000.

The Company, as a REIT, cannot complete any taxable year with accumulated earnings and profits from a taxable corporation. Accordingly, the Company was required to distribute Old CCA's earnings and profits to which it succeeded in the 1999 Merger (the "Accumulated Earnings and Profits"). During the year ended December 31, 1999, the Company made $217.7 million of distributions related to its common stock and 8.0% Series A Cumulative Preferred Stock. The Company met the above described distribution requirements by designating $152.5 million of the total distributions in 1999 as distributions of the Accumulated Earnings and Profits.

In addition to distributing the Accumulated Earnings and Profits, the Company, in order to qualify for taxation as a REIT with respect to its 1999 taxable year, is required to distribute 95% of its taxable income for 1999. Although dividends sufficient to distribute 95% of the Company's taxable income for 1999 have not been declared as of March 31, 2000, the Company currently intends to pay sufficient dividends in securities to satisfy its remaining distribution requirements for qualification as a REIT for 1999 and currently estimates that approximately $150.0 million in securities will be distributed in 2000 to meet this requirement. The Company is currently considering the exact timing and method of the payment of these required distributions. See Note 13 for a discussion of the Company's distribution of securities under the terms of the Pacific Life Restructuring in satisfaction of these required distributions. The Company may partially satisfy these requirements through the payment of a one-time special dividend (the "Special Dividend"); however, certain provisions of the Amended Credit Facility restrict the Company's ability to pay these required distributions in cash. In January 2000, $2.2 million of distributions relating to the 8.0% Series A Cumulative Preferred Shares, which are eligible to reduce the

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                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


distribution requirement for the taxable year ended December 31, 1999, have been paid. The remaining $147.8 million of distributions that must be paid to shareholders in 2000 in order for the Company to maintain its status as a REIT for the taxable year ended December 31, 1999 have not been declared by the Board of Directors and, accordingly, have not been accrued in the accompanying consolidated balance sheets as of March 31, 2000. Currently, the Company's governing instruments require that it operate as a REIT. However, if the Company completes the Pacific Life Restructuring following shareholder in 2000 approval to modify its governing instruments, the Company intends to be taxed as a C corporation commencing with its taxable year ending December 31, 2000. In the event that the Pacific Life Restructuring is not completed, the Company expects that, following required shareholder approval, the Company will nevertheless elect to be taxed as a C corporation with respect to its taxable year ending December 31, 2000 and thereafter.

8.  CONTINGENCIES

LITIGATION

On December 29, 1999, a purported class action lawsuit was filed on behalf of the shareholders of the Company in the Chancery Court for Davidson County, Tennessee. The lawsuit, captioned Bernstein v. Prison Realty Trust, et al., names as defendants the Company and its directors, as well certain affiliates of the investor under the Fortress/Blackstone Restructuring (as defined in Note
13). The lawsuit alleges that the directors breached their fiduciary duties to the Company's shareholders by "effectively selling control" of the Company for inadequate consideration and without having adequately considered or explored all other alternatives to the Fortress/Blackstone Restructuring or having taken steps to maximize stockholder value. The plaintiffs seek an injunction preventing the completion of Fortress/Blackstone Restructuring, declaratory relief, and costs and fees. On each of January 4, 2000 and January 12, 2000, nearly identical purported class action lawsuits were filed in the same court on behalf of different purported class representatives. The lawsuits, captioned Hardee v. Prison Realty Trust, et al. and Holle v. Prison Realty Trust, et al., name as defendants the Company and its directors, as well as Fortress/Blackstone. These actions were consolidated on February 18, 2000. See
Note 13 with respect to the Company's agreement to complete the Pacific Life Restructuring and its termination of the agreement providing for the Fortress/Blackstone Restructuring.

On December 30, 1999, a purported class action lawsuit was filed in federal court in the United States District Court for the Middle District of Tennessee, on behalf of the stockholders of the Company. The lawsuit, captioned Neiger v. Doctor Crants, et al., names as defendants the Company, Doctor R. Crants and D. Robert Crants, III. The lawsuit alleges violations of federal securities laws based on the allegation that the defendants knew or should have known that the Company would not make any further dividend payments on its common stock, including the Special Dividend, prior to the date on which it was disclosed to the public that the Company had entered into an agreement with respect to the Fortress/Blackstone Restructuring and proposed not to elect to be taxed as a REIT beginning with its 1999 taxable year and, therefore, certain statements made by them prior to that time were false and misleading. The plaintiffs seek an unspecified amount of monetary damages and costs and fees. On February 4, 2000, a nearly identical purported class action lawsuit was filed in the same court on behalf of different purported class representatives. The lawsuit, captioned Anderson v. Doctor Crants, et al., names as defendants the Company, Doctor R. Crants and D. Robert Crants, III. On February 24, 2000, a nearly identical complaint was filed in the same court on behalf of one plaintiff. The lawsuit, captioned Brody, et al. v. Prison Realty Trust, Inc. et al., names as defendants the Company, Doctor R. Crants, D. Robert Crants, III and Darrell K. Massengale. These three actions were consolidated on March 13, 2000. Additionally, on March 3, 2000, a similar lawsuit was filed on behalf of two plaintiffs in

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                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


the Chancery Court for the State of Tennessee, Twentieth Judicial District. The lawsuit, captioned Buchanan v. Prison Realty Trust, Inc., et al., names as defendants the Company, Doctor R. Crants, D. Robert Crants, III and Darrell K. Massengale and alleges violations of state securities laws based on claims substantially identical to those enumerated above. See Notes 1 and 13 with respect to the Company's expectation that it will elect to be taxed and qualify as a REIT for its 1999 taxable year, and see Notes 7 and 13 with respect to the Company's satisfaction of its remaining 1999 REIT distribution requirements.

The Company is also currently subject to two separate class actions filed in federal court in the United States District Court for the Middle District of Tennessee, alleging securities fraud in connection with the agreements entered into by the Company and CCA in May 1999 to increase payments made by the Company to CCA under the terms of certain agreements. The plaintiffs' class in In re:
Old CCA Securities Litigation consists of former shareholders of Old CCA who acquired shares of the Company as the result of the 1999 Merger. The plaintiffs' class in In re: Prison Realty Securities Litigation consists of former shareholders of Old Prison Realty who acquired shares of the Company as the result of the 1999 Merger and all persons who acquired shares of the Company in the open market prior to May 17, 1999. Each of these actions alleges violations of federal securities laws based on the allegations that the Company and the individual defendants in the actions knew or should have known of the increased payments to CCA prior to the date that they were disclosed to the public, and therefore certain public filings and representations made by the Company and certain of the defendants were false and misleading. These two actions represent the consolidation of sixteen complaints filed in May and June 1999. On March 24, 2000, a purported class action nearly identical to In re: Prison Realty Securities Litigation was filed in the United States District Court for the Middle District of Tennessee. It is anticipated that the lawsuit, captioned Milkovits v. Prison Realty Trust, et. al., will be consolidated with In re:
Prison Realty Securities Litigation. In addition, a purported stockholders' derivative complaint has been filed in the Chancery Court for Davidson County, Tennessee in Nashville, captioned Wanstrath v. Crants, et al., against the Company, CCA and persons who were directors at the time the Company entered into the agreements regarding the increased payments to CCA. The derivative action alleges, among other things, that the directors of the Company violated their fiduciary duties in approving the increased payments to CCA. The plaintiffs in this action have also moved for a preliminary injunction to prevent the payment of certain fees in connection with the Fortress/Blackstone Restructuring the payments to certain parties in connection with the Pacific Life Restructuring.

The Company also is subject to a complaint filed in August 1998 in the Chancery Court for Davidson County, Tennessee, inherited from Old CCA in the 1999 Merger. The lawsuit, captioned Dasburg, S.A. v. Corrections Corporation of America, et al., claims that Old CCA and the individual named defendants violated state law by making false and misleading statements in order to keep Old CCA's stock price at an artificially high level during the period from April 1997 through April 1998, so that the individual named defendants could sell shares of Old CCA stock at inflated prices.

The Company was the subject of a purported class action complaint filed in the Circuit Court for Davidson County, Tennessee, on January 28, 2000. The lawsuit, captioned White v. Prison Realty Trust, Inc., et al., alleged that the defendants engaged in unfair and deceptive practice of permitting telephone service providers exclusive service rights in return for illegal payments and kickbacks, which exclusive agreements allow and require the providers to charge unconscionable fees for phone services. This complaint was subsequently dismissed by the Circuit Court on February 23, 2000. A similar complaint, captioned Hunt v. Prison Realty Trust, Inc., was filed on February 23, 2000 in the Circuit Court for Davidson County, Tennessee, naming as defendants the Company, CCA, JJFMSI and PMSI. Plaintiffs are asking for unspecified treble damages pursuant to the Tennessee Consumer Protection Act plus restitution of the amounts collected by the defendants under such arrangements, as well as a permanent

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              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)

injunction restraining the defendants from engaging in such conduct, in addition to unspecified damages.

The Company is defending vigorously its actions in each of the various shareholder or class action lawsuits. It is possible additional lawsuits will be filed, or that the existing complaints filed in connection with the Fortress/Blackstone Restructuring will be amended, in connection with the Pacific Life Restructuring. It is also possible that the Company's liability in regard to the shareholder or class action lawsuits will exceed the Company's insurance coverage limits and will have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows.

INCOME TAX CONTINGENCIES

As required by its governing instruments, the Company currently intends to elect to be taxed as a REIT for the year ended December 31, 1999. In the event that the Company completes the Pacific Life Restructuring under its existing terms, following required shareholder approval in 2000, the Company expects to be taxed as a C corporation for the taxable year ending December 31, 2000. In the event the Pacific Life Restructuring is not completed, the Company expects that, following required shareholder approval, the Company will nevertheless be taxed as a C corporation with respect to its taxable year ending December 31, 2000 and thereafter. As discussed in Note 7, in order to qualify as a REIT for the taxable year ending December 31, 1999, the Company is required to distribute 95% of its taxable income for 1999. Although dividends sufficient to distribute 95% of the Company's taxable income for 1999 have not been declared as of March 31, 2000, the Company intends to pay sufficient dividends to satisfy all distribution requirements for qualification as a REIT for 1999 and estimates that approximately $150.0 million in securities will be distributed in 2000 to meet this requirement. The Company is currently considering the exact timing and method of the payment of these required distributions. See Note 13 for a discussion of the Company's distribution of securities under the terms of the Pacific Life Restructuring in satisfaction of these required distributions. In January 2000, $2.2 million of distributions relating to the 8.0% Series A Cumulative Preferred Shares, which are eligible to reduce the distribution requirement for the taxable year ending December 31, 1999, have been paid. The remaining $147.8 million of distributions that must be paid to shareholders in 2000 in order for the Company to maintain its status as a REIT for the taxable year ending December 31, 1999 have not been declared by the Board of Directors and, accordingly, have not been accrued in the accompanying consolidated balance sheets as of March 31, 2000. It is likely that the consent of the Company's debt holders would be required for the Company to make these distributions. The Company's failure to distribute 95% of its taxable income for 1999 or the failure of the Company to comply with other requirements for REIT qualification under the Internal Revenue Code of 1986, as amended, would have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows.

The Company's election of REIT status for the taxable year ended December 31, 1999 will be subject to review by the Internal Revenue Service for a period of three years from the date of filing of its 1999 tax return. Should the IRS review the Company's election to be taxed as a REIT for the 1999 taxable year and reach a conclusion requiring the Company to be treated as a taxable corporation for the 1999 taxable year, the Company would be subject to income taxes and interest on its 1999 taxable income and possibly subject to fines and/or penalties. Income taxes, excluding any interest, fines and/or penalties for the year ended December 31, 1999 could exceed $83.5 million, which would have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


In connection with the 1999 Merger, the Company assumed all tax obligations of Old CCA resulting from disputes with federal and state taxing authorities related to tax returns filed by Old CCA in 1998 and prior taxable years. The IRS is currently conducting an audit of Old CCA's federal tax return for the taxable year ending December 31, 1997. The Company currently is unable to predict the ultimate outcome of the IRS's audit of Old CCA's 1997 federal tax return or the ultimate outcome of audits of other tax returns of the Company or Old CCA by the IRS or by other taxing authorities; however, it is possible that such audits will result in claims against the Company in excess of the reserves currently recorded by the Company. In addition, to the extent that IRS audit adjustments increase the Accumulated Earnings and Profits of Old CCA, the Company would be required to make timely distribution of the Accumulated Earnings and Profits of Old CCA to the Company's shareholders. Such results would have a material adverse impact on the Company's financial position, results of operations and cash flows.

9.  EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income (as adjusted) by the weighted average number of common shares after considering the additional dilution related to convertible preferred stock, convertible subordinated notes, options and warrants.

For the three months ended March 31, 2000, the Company's stock options and warrants and convertible subordinated notes were convertible into an additional
3.0 million shares. These incremental shares were excluded from the computation of diluted earnings per share for the three months ended March 31, 2000 as the effect of their inclusion would have been anti-dilutive.

10.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standard requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended by Statement of Financial Accounting Standards No 137, "Deferral of the Effective Date of SFAS 133", is effective for fiscal quarters beginning after June 15, 2000. The Company does not believe that the impact of adoption of SFAS 133 will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

11.  RELATIONSHIP WITH CORRECTIONS CORPORATION OF AMERICA

CCA is a private prison management company that operates and manages the substantial majority of facilities owned by the Company. As a result of the 1999 Merger and certain contractual relationships existing between the Company and CCA, the Company is dependent on its significant sources of income from CCA. In addition, the Company pays CCA tenant incentive fees and fees for services rendered to the Company in the development of its correctional and detention facilities. As of March 31, 2000, CCA leased 37 of the 46 operating properties owned by the Company. See the Company's Form 10-K for detailed information with respect to the contractual relationships between the Company and CCA. The

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                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)

following information under this Note 11 updates the activity or the specific transaction and contractual relationships.

CCA NOTE

Pursuant to the terms of the CCA Note, CCA was required to make the first scheduled payment of interest, totaling approximately $16.4 million, on December 31, 1999; however, pursuant to the terms of the Subordination Agreement, CCA is prohibited from making the scheduled interest payments on the CCA Note when CCA is not in compliance with certain financial covenants. As of December 31, 1999, CCA was not and, notwithstanding the waiver obtained, CCA currently is not, in compliance with these financial covenants. Consequently, CCA is prohibited from making the scheduled interest payments to the Company. Pursuant to the terms of the Subordination Agreement, the Company is prohibited from accelerating payment of the principal amount of the CCA Note or taking any other action to enforce its rights under the provisions of the CCA Note for so long as CCA's revolving credit facility remains outstanding. During the three months ended March 31, 1999, the Company recorded $4.1 million interest accrued under the terms of the CCA Note. During December 1999, the Company fully reserved the $16.4 million of interest accrued under the terms of the CCA Note during 1999. The Company has also reserved the $4.1 million of interest accrued during the three months ended March 31, 2000.

INVESTMENT IN CCA

For the three months ended March 31, 2000 and March 31, 1999, the Company recognized no income or loss related to its stock ownership investment in CCA.

DEFERRED GAIN ON SALE TO CCA

No amortization of the CCA deferred gain occurred during the three months ended March 31, 2000 and 1999.

CCA LEASES

During the three months ended December 31, 1999 and March 31, 2000, CCA has failed to make timely contractual payments under the terms of the CCA Leases. As of December 31, 1999, approximately $24.9 million of rents due from CCA to the Company were unpaid. The terms of the CCA Leases provide that rental payments were due and payable on December 25, 1999. During 2000, CCA has paid the $24.9 million of lease payments related to 1999 and $4.0 million of lease payments related to 2000. For the three months ended March 31, 2000, the Company recognized rental revenue from CCA of $80.2 million and recorded a reserve of $71.2 million resulting in recognition of net rental revenue from CCA of $9.0 million. The reserve was recorded due to the uncertainty regarding the collectiblity of the revenue. In addition, the Company expects that the CCA Leases will be materially impacted by either the Pacific Life Restructuring or by renegotiation of the CCA Leases with CCA.

In an effort to address CCA's liquidity needs prior to the completion of the Pacific Life Restructuring, the Company and CCA intend to amend the terms of the CCA Leases. Pursuant to this amendment, rent is expected to be payable on June 30 and December 31 of each year, instead of monthly. In addition, the amendment is expected to provide that CCA is required to make certain scheduled monthly installment payments of rent to the

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                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


Company. At the time these installment payments are made, it is anticipated that CCA will also be required to pay interest to the Company upon such payments at a rate equal to the then current interest rate under CCA's revolving credit facility. These installment payments represent a portion of CCA's rental payment obligations accruing from January 1, 2000 to June 30, 2000 under the CCA Leases. The Company is required to obtain the consent of its lenders under the terms of the Amended Credit Facility with respect to the amendment of the CCA Leases as discussed in Note 6 herein.

For the three months ended March 31, 1999, the Company recognized rental revenue from CCA of $61.4 million.

TENANT INCENTIVE ARRANGEMENT

For the year ended December 31, 1999, the Company had paid tenant incentive fees of $68.6 million (including $6.6 million during the three months ended March 31, 1999), with $2.9 million of those fees amortized against rental revenues, under the terms of the Amended and Restated Tenant Incentive Agreement by and between the Company and CCA (the "Amended and Restated Tenant Incentive Agreement"). During the fourth quarter of 1999, the Company undertook a plan that contemplates either merging with CCA and thereby eliminating the CCA Leases or amending the CCA Leases to reduce the lease payments to be paid by CCA to the Company during 2000. Consequently, the Company determined that the remaining deferred tenant incentive fees under the existing lease arrangements at December 31, 1999 were not realizable and wrote off fees totaling $65.7 million. During the three months ended March 31, 2000, the Company opened one facility that is operated by CCA. The Company has expensed the tenant incentive fees due CCA, totaling $4.0 million, but has made no payments to CCA in 2000 with respect to this agreement.

CCA TRADE NAME USE AGREEMENT

For the three months ended March 31, 2000 and 1999, the Company recognized income of $2.6 million and $2.1 million, respectively, from CCA under the terms of the Trade Name Use Agreement by and between the Company and CCA (the "Trade Name Use Agreement"). At March 31, 2000, the Company had a receivable from CCA totaling $4.8 million, of which $2.2 million has been collected subsequent to March 31, 2000.

CCA RIGHT TO PURCHASE AGREEMENT

Since January 1, 1999, the Company has not purchased any assets from CCA under the Right to Purchase Agreement by and between CCA and the Company (the "Right to Purchase Agreement").

CCA SERVICES AGREEMENT

Costs incurred by the Company under the Amended and Restated Services Agreement by and between the Company and CCA (the "Amended and Restated Services Agreement") are capitalized as part of the facilities' development cost. Costs incurred under the Amended and Restated Services Agreement and capitalized as part of the facilities' development cost totaled $3.0 million and $12.1 million for the three months ended March 31, 2000 and 1999, respectively.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


CCA BUSINESS DEVELOPMENT AGREEMENT

Costs incurred by the Company under the Business Development Agreement by and between the Company and CCA (the "Business Development Agreement") are capitalized as part of the facilities' development cost. For the three months ended March 31, 2000, no costs were incurred under the Business Development Agreement, and for the three months ended March 31, 1999, costs of $8.6 million were incurred under the Business Development Agreement.

PROPOSED AMENDMENTS TO AGREEMENTS BETWEEN THE COMPANY AND CCA

The Company and CCA intend to amend the terms of the Amended and Restated Tenant Incentive Agreement, the Amended and Restated Services Agreement and the Business Development Agreement to provide for the deferral of the payment of all fees under these agreements by the Company to CCA until September 30, 2000. The Company is required to obtain the consent of its lenders under the terms of the Amended Credit Facility to these amendments as discussed in Note 6 herein.

RECEIVABLE FROM CCA

As of March 31, 2000, the Company had recorded a receivable of $25.8 million from CCA. This receivable was comprised primarily of (i) rent due under the CCA Leases for the three months ended March 31, 2000 ($77.7 million) and a portion of the month of December 1999 rent ($11.9 million) and (ii) licensing fees for the fourth quarter of 1999 and the first quarter of 2000 due under the Trade Name Use Agreement ($4.8 million). For the three months ended March 31, 2000, the Company recognized rental revenue from CCA of $80.2 million and recorded a reserve of $71.2 million resulting in recognition of net rental revenue from CCA of $9.0 million. The reserve was recorded due to the uncertainty regarding the collectibility of the revenue. Subsequent to March 31, 2000, CCA has paid for obligations under the CCA Leases for 2000 and 1999 of $4.0 million and 11.9 million, respectively. In addition, subsequent to March 31, 2000, CCA has paid $2.2 million for obligations due under the Trade Name Use Agreement for 1999.

CCA'S REVOLVING CREDIT FACILITY

The terms of CCA's revolving credit facility provide that CCA shall not amend or modify the terms of the Amended and Restated Tenant Incentive Agreement, the Amended and Restated Services Agreement, and the Business Development Agreement in any manner which would be on terms and conditions less favorable to CCA than are in effect immediately prior to such amendment or modification. If the proposed amendments to these agreements are completed, CCA would be in violation of its revolving credit facility. In addition, CCA's non-payment of amounts due under the CCA Leases has resulted, and the proposed amendments to the CCA Leases would result, in a violation of CCA's revolving credit facility. CCA's revolving credit facility also requires that CCA have a net worth in excess of certain specified amounts. On December 31, 1999 and March 31, 2000, CCA was not, and it currently is not, in compliance with this financial covenant. The terms of CCA's revolving credit facility also provide that CCA's execution of the agreement and plan of merger setting forth the terms of the combination of the Company, CCA, PMSI and JJFMSI contemplated by the Pacific Life Restructuring resulted in an event of default under CCA's revolving credit facility.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


CCA has obtained the consent of the requisite percentage of the senior lenders under its revolving credit facility for a waiver of its credit facility's restrictions relating to:

- The proposed amendments of the terms of the Amended and Restated Tenant Incentive Agreement, the Amended and Restated Services Agreement, and the Business Development Agreement.

- CCA's non-payment of amounts due under the CCA Leases and the proposed amendments to the CCA Leases.

- CCA's violation of the net worth covenant contained in its revolving credit facility.

-    CCA's execution of the agreement and plan of merger.

The terms of the waiver provide that the waiver shall remain in effect until July 31, 2000. The waiver will terminate on a date which is earlier than July 31, 2000 if: (i) the Pacific Life securities purchase agreement is terminated;
(ii) CCA makes any payments to the Company other than as set forth in the proposed amendments to CCA's agreements with the Company; or (iii) the senior lenders under the Company's Amended Credit Facility exercise any rights with respect to any default or event of default under the Amended Credit Facility.

There can be no assurance that CCA will be able to comply with and maintain the waivers. In the event CCA is unable to comply with and maintain the waivers, the senior lenders under CCA's revolving credit facility are entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the revolving credit facility. If the senior lenders elect to exercise their rights to accelerate CCA's obligations under CCA's revolving credit facility, such events would have a material adverse effect on CCA's liquidity and financial position. CCA does not have sufficient working capital in the event of an acceleration of CCA's revolving credit facility. In addition, the terms of the Company's leases with CCA provide that an event of default under CCA's revolving credit facility which results in the acceleration of at least $25.0 million of CCA's indebtedness under the CCA revolving credit facility prior to its stated maturity will result in an event of default under the CCA Leases, which would result in an event of default under the Company's Amended Credit Facility, also triggering defaults under the Company's other indebtedness.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)

CCA FINANCIAL INFORMATION

The following summarized unaudited operating information presents CCA's results of operations for the three months ended March 31, 2000 and 1999:

                                              THREE MONTHS       THREE MONTHS
                                                  ENDED              ENDED
                                             MARCH 31, 2000     MARCH 31, 1999
                                             --------------     --------------
                                            (UNAUDITED AND AMOUNTS IN THOUSANDS)

Revenues                                        $ 137,952          $ 112,363
Net loss before taxes                                  --            (67,124)
Net loss                                          (62,690)           (39,766)


The following summarized unaudited balance sheet information presents CCA's financial position as of March 31, 2000 and December 31, 1999:

                                         MARCH 31, 2000       DECEMBER 31, 1999
                                         --------------       -----------------
                                         (UNAUDITED)
                                              (AMOUNTS IN THOUSANDS)
Current assets                             $ 82,208            $ 88,647
Total assets                                175,918             184,701
Current liabilities                         313,951             258,421
Deferred credits                            105,202             107,070
Total liabilities                           419,153             365,491
Stockholders' equity                       (243,235)           (180,790)

The following summary presents CCA's cash flows for the three months ended March 31, 2000 and 1999:

                                                                              THREE MONTHS         THREE MONTHS
                                                                                  ENDED               ENDED
                                                                             MARCH 31, 2000       MARCH 31, 1999
                                                                             --------------       --------------
                                                                             (UNAUDITED AND AMOUNTS IN THOUSANDS)
Cash flows provided by (used in) operating activities                           $  2,228             $(5,611)
Cash flows used in investing activities                                             (415)             (1,011)
Cash flows used in financing activities                                          (10,034)             (1,517)
                                                                                --------             -------
Net decrease in cash for the three months ended                                 $ (8,221)            $(8,139)
                                                                                ========             =======


During 2000, CCA has utilized cash from the deferral of its lease and other contractual payments to the Company to offset its operating losses. During 1999, CCA used cash from equity issuances and from payments from the Company for tenant incentive arrangements and services provided to the Company to offset its operating losses. CCA expects to continue to use cash from the deferral of its lease and other contractual payments to the Company and its availability under a line of credit to offset its anticipated

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


losses from operations. Cash used in investing activities consists of equipment additions. Cash used in financing activities consists of line of credit issuance fee.

The Company has included additional financial information of CCA for the three months ended March 31, 2000 and 1999 herein under "Results of Operations" contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

12.  INVESTMENTS IN AFFILIATES

In connection with the 1999 Merger, Old CCA received 100% of the non-voting interest in PMSI and JJFMSI valued at the implied fair market values of $67.1 million and $55.9 million, respectively. The Company succeeded to these interests as a result of the 1999 Merger. The Company's ownership interests obligate PMSI and JJFMSI to make distributions to the Company equal to 95% of their net income as determined in accordance with generally accepted accounting principles ("GAAP") plus non-cash expenses, as defined.

The following unaudited operating information presents a combined summary of the results of operations for PMSI and JJFMSI for the three months ended March 31, 2000 and 1999:

                                         THREE MONTHS         THREE MONTHS
                                             ENDED                ENDED
                                        MARCH 31, 2000       MARCH 31, 1999
                                        --------------       --------------
                                        (UNAUDITED AND AMOUNTS IN THOUSANDS)
Revenues                                  $73,967             $69,082
Net income                                  3,625               5,276

The following unaudited balance sheet information presents a combined summary of the financial position for PMSI and JJFMSI as of March 31, 2000 and December 31, 1999:

                                    MARCH 31, 2000        DECEMBER  31, 1999
                                    --------------        ------------------
                                    (UNAUDITED AND AMOUNTS IN THOUSANDS)
Current assets                        $ 62,321                $ 60,741
Total assets                           149,507                 151,167
Current liabilities                     32,707                  31,750
Total liabilities                       33,573                  32,622
Stockholders' equity                   115,934                 118,545

Equity in earnings of unconsolidated entities and amortization of deferred gains was $6.1 and $7.7 million for the three months ended March 31, 2000 and March 31, 1999, respectively. For the three months ended March 31, 2000, the Company recognized equity in earnings of PMSI and JJFMSI of $2.1 million and $1.3 million, respectively, and received distributions from PMSI and JJFMSI of $0.6 million and $0.1 million, respectively. For the three months ended March 31, 2000, the Company recognized amortization of deferred gains of PMSI and JJFMSI of $1.8 million and $0.9 million, respectively.

For the three months ended March 31, 1999, the Company recognized equity in earnings of PMSI and JJFMSI of $1.9 million and $3.1 million, respectively. For the three months ended March 31, 1999, the Company recognized amortization of deferred gains of PMSI and JJFMSI of $1.8 million and $0.9 million, respectively. The decrease in the equity in earnings of PMSI and JJFMSI is attributable to less favorable operating results of PMSI and JJFMSI.

13.  PROSPECTIVE EQUITY INVESTMENT AND RELATED RESTRUCTURING

On April 16, 2000, the Company entered into a definitive agreement with Pacific Life with respect to the Pacific Life Restructuring providing for a restructuring of the Company that includes: (i) the combination

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


of the Company with each of CCA, PMSI and JJFMSI; (ii) a $200.0 million equity investment in the Company; and (iii) a restructuring of the Company's existing board of directors and management, and intending to serve as an alternative to an agreement entered into on December 26, 1999 with a group of investors led by affiliates of The Fortress Investment Group LLC, The Blackstone Group and Bank of America Corporation (collectively, "Fortress/Blackstone") also with respect to a series of restructuring transactions (the "Fortress/Blackstone Restructuring"). In connection with the execution of the agreement with Pacific Life, the Company terminated its agreement with Fortress/Blackstone.

The Fortress/Blackstone securities purchase agreement provided for, as a result of its termination and the execution of the agreement with Pacific Life, the payment by the Company to Fortress/Blackstone of a termination fee of $7.5 million, as well as a $15.2 million commitment fee and certain expenses incurred by Fortress/Blackstone in connection with the proposed transaction. To date, the Company has not paid these fees. These fees totaling $22.7 million, along with approximately $4.4 million of professional fees incurred in connection with the Fortress/Blackstone Restructuring, will be expensed during the three months ending June 30, 2000.

Under the terms of the Company's agreement with Pacific Life, the Company has agreed to raise $200.0 million in additional capital by offering its existing common shareholders transferable rights to purchase up to $200.0 million of its common stock at a price equal to the lower of $4.00 per share and 65% of the average market price of the Company's common stock over three trading days prior to the commencement of the rights offering. In connection with the rights offering, Pacific Life will provide a 100% backstop of up to $200.0 million for any unsubscribed portion of the rights offering and will receive, in exchange for such commitment, warrants to purchase 20.0 million shares of the Company's common stock (or, if greater, warrants to purchase 10% of the Company's outstanding common stock on a fully diluted basis) having a term of eight years. The warrant exercise price will be set at a 20% premium to the average closing market stock price over the five trading days prior to the end of the rights offering. To the extent that the rights to purchase the Company's common stock are not exercised in the rights offering, Pacific Life will purchase shares of the Company's Series B convertible preferred stock equal to the difference between $200.0 million and the gross proceeds received by the Company in the rights offering, subject to a $10.0 million minimum investment in the shares of Series B convertible preferred stock. The Series B convertible preferred stock will provide for cash dividends at a rate of 6% per annum and a paid-in-kind, or PIK, dividend at a rate of 4% per annum for the first three years following the date of issuance, and cash dividends at a rate of 10% per annum thereafter, payable quarterly in arrears. The Series B convertible preferred stock will be convertible into shares of the Company's common stock at a conversion price equal to the rights offering exercise price.

Under the terms of the Company's agreement with Pacific Life, the Company intends to elect to be taxed as a REIT for its taxable year ending 1999 and, in satisfaction of the Company's remaining REIT distribution requirements, will distribute to all common shareholders approximately $150.0 million of 12% PIK Series C convertible preferred stock. The Series C convertible preferred stock will be convertible into shares of the Company's common stock during certain specified periods at prescribed prices based on 100% of an average trading price.

Upon completion of the Pacific Life Restructuring the board of directors of the Company will be fixed at ten members, comprised of four members from the Company's existing board, four members designated by Pacific Life and two independent directors designated jointly by Pacific Life and the Company's

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (CONTINUED)


existing board. An investment committee of the board of directors will also be created, to be comprised of seven directors, with four designated by Pacific Life, one non-executive director, one executive director and one outside director jointly selected by the board of directors and Pacific Life. The investment committee will, among other things, approve the selection of a new chief executive officer and chief financial officer of the Company.

It is a condition to the obligations of Pacific Life under the Pacific Life Restructuring that the existing securities litigation against the Company described in Note 8 be finally settled on terms and conditions satisfactory to Pacific Life or, in the alternative, that liability insurance be obtained by the Company providing coverage for such potential liability. It is also a condition to the obligations of Pacific Life that the Company's existing senior indebtedness be refinanced or "rolled-over" by the existing lending group. The completion of the transactions contemplated by the Pacific Life Restructuring, including the issuance of the Series B convertible preferred stock and the warrant, and the Company's election not to be taxed as a REIT commencing with its 2000 taxable year, is subject to the approval of the Company's shareholders.

There can be no assurance that any or all of such conditions will be met or that, if any of such conditions are not met, Pacific Life will waive such conditions. In the event any such conditions are not met and are not waived by Pacific Life, the Pacific Life Restructuring will not be completed, and the Company's Board of Directors will be required to determine the best alternative for the Company and its shareholders. The Company's Board of Directors expects that if the Pacific Life Restructuring is not completed, the Company will complete the merger with CCA provided (i) each of the Company and CCA obtain the requisite shareholder approval, (ii) the Company is able to restructure the terms of its indebtedness in a satisfactory manner, and (iii) the Board of Directors of each of the companies determines that a combination without additional equity is more favorable to such company and its respective shareholders than seeking protection under the federal bankruptcy laws.

PRISON REALTY TRUST, INC. AND SUBSIDIARIES


Consolidated Financial Statements
As of December 31, 1999 and 1998
Together with Report of Independent Public Accountants

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Prison Realty Trust, Inc:

We have audited the accompanying consolidated balance sheets of PRISON REALTY TRUST, INC. (a Maryland corporation and formerly Prison Realty Corporation - See
Note 1) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Prison Realty Trust, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prison Realty Trust, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that Prison Realty Trust, Inc. will continue as a going concern. As discussed in Notes 2, 12 and 22 to the consolidated financial statements, Prison Realty Trust, Inc. is in default under its secured bank credit facility, is in default under certain of its convertible subordinated notes payable obligations and has significant outstanding shareholder and other litigation matters. Also, Prison Realty Trust, Inc. has limited resources currently available to meet its operating, capital expenditure and debt service requirements during 2000. In addition, as discussed in Notes 2 and 5 to the consolidated financial statements, Prison Realty Trust, Inc.'s primary lessee, Corrections Corporation of America, incurred a net loss of $202.9 million for the year ended December 31, 1999, has a net working capital deficiency and a net capital deficiency at December 31, 1999, is in default under its revolving credit facility and is in default under its promissory note payable to Prison Realty Trust, Inc. Also, the independent public accountants of Corrections Corporation of America have indicated in their opinion on the respective 1999 consolidated financial statements that there is substantial doubt about Corrections Corporation of America's ability to continue as a going concern. These matters concerning Prison Realty Trust, Inc. and Corrections Corporation of America raise substantial doubt about Prison Realty Trust, Inc.'s ability to continue as a going concern. Management's plans in regard to these matters are described in Notes 2 and 23. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of asset carrying amounts or the amounts of liabilities that might result should Prison Realty Trust, Inc. be unable to continue as a going concern.

Nashville, Tennessee                                 ARTHUR ANDERSEN LLP
March 27, 2000

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                 (IN THOUSANDS)


                     ASSETS                          1999                 1998
-----------------------------------------        -----------         -----------
Real estate properties:
    Correctional and detention facilities        $ 2,258,281         $   637,640
    Less accumulated depreciation                    (49,785)            (10,251)
                                                 -----------         -----------
          Net real estate properties               2,208,496             627,389

Cash and cash equivalents                             84,493              31,141
Restricted cash                                       24,409                  --
Note receivable from New CCA                         137,000             137,000
Investments in affiliates                            118,232             127,691
Investments in direct financing leases                74,059              77,809
Deferred tax assets                                       --              51,200
Receivable from New CCA                               28,608                  --
Other assets                                          60,625              38,207
                                                 -----------         -----------
          Total assets                           $ 2,735,922         $ 1,090,437
                                                 ===========         ===========


                                   (Continued)

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                 (IN THOUSANDS)

                                   (Continued)

    LIABILITIES AND STOCKHOLDERS' EQUITY                                                    1999                 1998
-------------------------------------------------------------------------------         -----------         -----------
LIABILITIES:
    Distributions payable                                                               $     2,150         $        --
    Bank credit facility                                                                    928,234             222,000
    Senior notes payable                                                                    100,000                  --
    Convertible subordinated notes and other debt                                            70,757              77,833
    Accounts payable and accrued expenses                                                    70,911              81,200
    Income taxes payable                                                                      5,476              14,966
    Deferred gains on real estate transactions                                                   --             125,751
    Deferred gains on sales of contracts                                                    106,045             116,701
    Other liabilities                                                                        32,000                  --
                                                                                        -----------         -----------
          Total liabilities                                                               1,315,573             638,451
                                                                                        -----------         -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
    Preferred stock - Series A - $.01 (one cent) par value; 20,000 shares authorized; 4,300 shares issued and outstanding at December 31, 1999;
       stated at liquidation preference of $25 (twenty five dollars) per share              107,500                  --
    Common stock - $.01 (one cent) par value; 300,000 shares authorized; 118,406 and 79,956 shares issued and 118,394 and 79,956 shares outstanding at
       December 31, 1999 and 1998, respectively                                               1,184                 800
    Treasury stock, 12 shares, at cost                                                         (242)                 --
    Additional paid-in capital                                                            1,347,227             398,493
    Retained earnings                                                                            --              52,693
    Cumulative net income                                                                    29,824                  --
    Accumulated distributions                                                               (65,144)                 --
                                                                                        -----------         -----------
          Total stockholders' equity                                                      1,420,349             451,986
                                                                                        -----------         -----------
          Total liabilities and stockholders' equity                                    $ 2,735,922         $ 1,090,437
                                                                                        ===========         ===========


  The accompanying notes are an integral part of these consolidated statements.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1999               1998               1997
                                                             ---------         ---------         ---------
REVENUES:
    Rental revenues                                          $ 270,134         $      --         $      --
    Interest income                                              6,885                --                --
    Licensing fees                                               8,699                --                --
    Management and other revenues                                   --           662,059           462,249
                                                             ---------         ---------         ---------
                                                               285,718           662,059           462,249
                                                             ---------         ---------         ---------

EXPENSES:
    Depreciation and amortization                               44,062            14,363            13,378
    General and administrative                                  24,125            28,628            16,025
    Operating                                                       --           496,522           330,470
    Lease                                                           --            58,018            18,684
    Write-off of amounts under lease arrangements               65,677                --                --
    Impairment loss                                             76,433                --                --
    New CCA compensation charge                                     --            22,850                --
                                                             ---------         ---------         ---------
                                                               210,297           620,381           378,557
                                                             ---------         ---------         ---------
OPERATING INCOME                                                75,421            41,678            83,692
                                                             ---------         ---------         ---------
OTHER INCOME (EXPENSE):
    Equity in earnings of unconsolidated entities and
    amortization of deferred gain                               22,886                --                --
    Interest expense                                           (51,921)           (8,619)           (7,368)
    Interest income                                                 --            11,389            10,772
    Write-offs of loan costs                                   (14,567)           (2,043)               --
    Loss on disposals of assets                                 (1,995)               --                --
                                                             ---------         ---------         ---------
                                                               (45,597)              727             3,404
                                                             ---------         ---------         ---------
INCOME BEFORE INCOME TAXES                                      29,824            42,405            87,096
PROVISION FOR CHANGE IN TAX STATUS                              83,200                --                --
PROVISION FOR INCOME TAXES                                          --            15,424            33,141
                                                             ---------         ---------         ---------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING
    CHANGE                                                     (53,376)           26,981            53,955

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAXES
                                                                    --            16,145                --
                                                             ---------         ---------         ---------
NET INCOME (LOSS)                                              (53,376)           10,836            53,955

DIVIDENDS TO PREFERRED SHAREHOLDERS                             (8,600)               --                --
                                                             ---------         ---------         ---------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS           $ (61,976)        $  10,836         $  53,955
                                                             =========         =========         =========


                                   (Continued)

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (Continued)

                                                                      1999              1998               1997
                                                                -----------         -----------        -----------
BASIC NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
    PER COMMON SHARE:
    Before cumulative effect of accounting change               $      (.54)        $       .38        $       .80
    Cumulative effect of accounting change                               --                (.23)                --
                                                                -----------         -----------        -----------
                                                                $      (.54)        $       .15        $       .80
                                                                -----------         -----------        -----------
DILUTED NET INCOME (LOSS) AVAILABLE TO COMMON
    SHAREHOLDERS PER COMMON SHARE:
    Before cumulative effect of accounting change               $      (.54)        $       .34        $       .69
    Cumulative effect of accounting change                               --                (.20)                --
                                                                -----------         -----------        -----------
                                                                $      (.54)        $       .14        $       .69
                                                                -----------         -----------        -----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC                   115,097              71,380             67,568
                                                                ===========         ===========        ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED                 115,097              78,939             78,959
                                                                ===========         ===========        ===========

  The accompanying notes are an integral part of these consolidated statements.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                 (IN THOUSANDS)

                                         PREFERRED STOCK                                    COMMON STOCK
                             --------------------------------------        ------------------------------------------------
                                  SERIES A            SERIES B                    ISSUED                   TREASURY STOCK
                             SHARES    AMOUNT    SHARES      AMOUNT        SHARES        AMOUNT          SHARES      AMOUNT
                             ------    ------    ------      ------        ------        ------          ------      ------
BALANCE, DECEMBER 31, 1996    -        $  --        --     $      --        65,650     $     656           (20)    $    (726)
    Exchange of preferred
      stock for
      acquisition of
      American Corrections    -           --       380           380            --            --          (665)      (32,812)
      Transport
    Stock options and
      warrants exercised      -           --        --            --         3,672            37           (36)       (1,975)
    Stock repurchased         -           --        --            --            --            --          (108)       (5,329)
    Income tax benefits of
      incentive stock
      option exercises        -           --        --            --            --            --            --            --
    Conversion of
      long-term debt          -           --        --            --           879             9            --            --
    Compensation expense
      related to deferred
      stock awards and
      stock options           -           --        --            --            --            --            --            --
    Net income (loss)         -           --        --            --            --            --            --            --
                             ---       -------   ------    ----------     --------     ---------       -------     ---------
BALANCE, DECEMBER 31, 1997    -           --       380           380        70,201           702          (829)      (40,842)
                             ---       -------   ------    ----------     --------     ---------       -------     ---------
    Conversion of
      preferred stock         -           --      (380)         (380)          610             6            --            --
    Stock options and
      warrants exercised      -           --        --            --         5,161            52          (818)      (20,148)
    Stock repurchased         -           --        --            --            --            --          (175)       (7,600)
    Income tax benefits of
      incentive stock
      option exercises        -           --        --            --            --            --            --            --
    Conversion of
      long-term debt          -           --        --            --         1,805            18         1,075        51,029
    Retirement of treasury
      stock                   -           --        --            --          (747)           (7)          747        17,561
    CMSC stock issued to
      Old CCA employees       -           --        --            --            --            --            --            --
    Issuance of common
      stock                   -           --        --            --         2,926            29            --            --
    Compensation expense
      related to deferred
      stock awards and
      stock options           -           --        --            --            --            --            --            --
    Net income                -           --        --            --            --            --            --            --
                             ---       -------   ------    ----------     --------     ---------       -------     ---------
BALANCE, DECEMBER 31, 1998    -        $  --        --     $      --        79,956     $     800            --     $      --
                             ---       -------   ------    ----------     --------     ---------       -------     ---------

                               ADDITIONAL                                                  TOTAL
                                PAID-IN      RETAINED      CUMULATIVE     ACCUMULATED   STOCKHOLDERS'
                                CAPITAL      EARNINGS      NET INCOME    DISTRIBUTIONS     EQUITY
                                -------      --------      ----------    -------------     ------
BALANCE, DECEMBER 31, 1996      $ 239,690     $  42,132     $     --    $      --        $ 281,752
    Exchange of preferred
      stock for
      acquisition of
      American Corrections         32,432            --           --           --               --
      Transport
    Stock options and
      warrants exercised           14,786        (3,612)          --           --            9,236
    Stock repurchased                  --            --           --           --           (5,329)
    Income tax benefits of
      incentive stock
      option exercises              6,328            --           --           --            6,328
    Conversion of
      long-term debt                1,668            --           --           --            1,677
    Compensation expense
      related to deferred
      stock awards and
      stock options                   457            --           --           --              457
    Net income (loss)                  --        53,955           --           --           53,955
                                ---------     ---------     ---------   -----------      ---------
BALANCE, DECEMBER 31, 1997        295,361        92,475           --           --          348,076
                                ---------     ---------     ---------   -----------      ---------
    Conversion of
      preferred stock                 374            --           --           --               --
    Stock options and
      warrants exercised           22,478        (1,733)          --           --              649
    Stock repurchased                  --            --           --           --           (7,600)
    Income tax benefits of
      incentive stock
      option exercises              4,475            --           --           --            4,475
    Conversion of
      long-term debt                3,633       (48,885)          --           --            5,795
    Retirement of treasury
      stock                       (17,554)           --           --           --               --
    CMSC stock issued to
      Old CCA employees            22,850            --           --           --           22,850
    Issuance of common
      stock                        66,119            --           --           --           66,148
    Compensation expense
      related to deferred
      stock awards and
      stock options                   757            --           --           --              757
    Net income                         --        10,836           --           --           10,836
                                ---------     ---------     ---------   -----------      ---------
BALANCE, DECEMBER 31, 1998      $ 398,493     $  52,693     $     --    $      --        $ 451,986
                                ---------     ---------     ---------   -----------      ---------

                                   (Continued)

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                 (IN THOUSANDS)

                                   (Continued)

                                                   PREFERRED STOCK                                  COMMON STOCK
                                           SERIES A               SERIES B                ISSUED              TREASURY STOCK
                                     SHARES       AMOUNT      SHARES  AMOUNT      SHARES        AMOUNT     SHARES        AMOUNT

BALANCE, DECEMBER 31, 1998              --    $        --      $--      --         79,956    $       800       --     $        --

    Acquisition of Old
      Prison Realty                  4,300        107,500       --      --         25,316            253       --              --
    Effect of election of
      status as a real
      estate investment                 --             --       --      --             --             --       --              --
      trust
    Issuance of common
      stock                             --             --       --      --          7,981             79       --              --
    Stock options exercised             --             --       --      --            146              2      (12)           (242)
    Conversion of
      long-term debt                    --             --       --      --          4,975             50       --              --
    Shares issued to                    --             --       --      --              9             --       --              --
      trustees
    Compensation expense
      related to deferred
      stock awards and
      stock options                     --             --       --      --             23             --       --              --
    Net income                          --             --       --      --             --             --       --              --
    Distributions to
      shareholders                      --             --       --      --             --             --       --              --
                                     -----    -----------     ----     ---        -------    -----------      ---     -----------
BALANCE, DECEMBER 31, 1999           4,300    $   107,500     $ --      --        118,406    $     1,184      (12)    $      (242)
                                     =====    ===========     ====     ===        =======    ===========      ===     ===========


                                       ADDITIONAL                                                         TOTAL
                                       PAID-IN          RETAINED       CUMULATIVE     ACCUMULATED      STOCKHOLDERS'
                                       CAPITAL          EARNINGS       NET INCOME    DISTRIBUTIONS       EQUITY

BALANCE, DECEMBER 31, 1998            $   398,493     $    52,693     $        --    $        --     $   451,986

    Acquisition of Old
      Prison Realty                       952,927              --              --             --       1,060,680
    Effect of election of
      status as a real
      estate investment                    52,693         (52,693)             --             --              --
      trust
    Issuance of common
      stock                               131,898              --              --             --         131,977
    Stock options exercised                   406              --              --             --             166
    Conversion of
      long-term debt                       45,789              --              --             --          45,839
    Shares issued to                          125              --              --             --             125
      trustees
    Compensation expense
      related to deferred
      stock awards and
      stock options                           606              --              --             --             606
    Net income                            (83,200)             --          29,824             --         (53,376)
    Distributions to
      shareholders                       (152,510)             --              --        (65,144)       (217,654)
                                      -----------     -----------     -----------    -----------     -----------
BALANCE, DECEMBER 31, 1999            $ 1,347,227     $        --     $    29,824    $   (65,144)    $ 1,420,349
                                      ===========     ===========     ===========    ===========     ===========



The accompanying notes are an integral part of these consolidated statements.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                 (IN THOUSANDS)

                                                                                       1999             1998             1997
                                                                                    ---------        ---------        ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income (loss)                                                            $ (53,376)       $  10,836        $  53,955
       Adjustments to reconcile net income (loss) to net cash provided by operating activities:
          Depreciation and amortization expense                                        44,062           14,363           13,378
          Amortization of debt issuance costs                                           7,901            1,610              715
          Provision for change in tax status                                           83,200               --               --
          Deferred and other noncash income taxes                                          --          (40,719)          (6,329)
          Other noncash items                                                           3,679              757              457
          (Gain) loss on disposals of assets                                            1,995            1,083             (881)
          Equity in earnings of unconsolidated entities and
              amortization of deferred gains                                          (22,886)            (535)            (916)
          Recognized gain on real estate transactions                                      --          (13,984)          (5,906)
          Write-off of amounts under lease arrangements                                65,677               --               --
          Impairment loss                                                              76,433               --               --
          Write-offs of loan costs                                                     14,567            2,043               --
          New CCA compensation charge                                                      --           22,850               --
          Cumulative effect of accounting change                                           --           26,468               --
    Changes in assets and liabilities, net of acquisitions and divestitures:
              Payments under lease arrangements                                       (68,623)              --               --
              Receivable from New CCA                                                 (28,608)              --               --
              Other assets                                                             (2,732)         (39,678)          13,157
              Accounts payable and accrued expenses                                   (32,302)          68,565           11,106
              Income taxes payable                                                     (9,490)             838           13,242
                                                                                    ---------        ---------        ---------
                     Net cash provided by operating activities                         79,497           54,497           91,978
                                                                                    ---------        ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions of property and equipment                                              (528,935)        (417,215)        (297,293)
    (Increase) decrease in restricted cash and investments                             (7,221)              --            4,037
    Cash acquired in purchase of Old Prison Realty                                     21,894               --               --
    Increase in other assets                                                            3,536               --          (17,868)
    Merger costs                                                                           --          (26,270)              --
    Distributions from investments in PMSI and JJFMSI                                  21,668               --               --
    Distributions from investments in affiliates, net                                      --              603            1,707
    Proceeds from disposals of assets                                                  43,959           61,299          457,802
    Investment in notes receivable                                                     (6,117)          (1,549)         (38,156)
    Increase in direct financing leases                                                    --               --          (84,295)
    Payments received on direct financing leases and notes receivable                   3,643            4,713            3,462
    Acquisition of USCC contracts, net of cash acquired                                    --           (9,341)              --
    Cash acquired by New CCA, PMSI and JJFMSI in sales of contracts                        --           (4,754)              --
                                                                                    ---------        ---------        ---------
                 Net cash provided by (used in) investing activities                $(447,573)       $(392,514)       $  29,396
                                                                                    ---------        ---------        ---------


                                   (Continued)

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                 (IN THOUSANDS)

                                   (Continued)

                                                                                1999             1998             1997
                                                                             ---------        ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt                                 $  40,000        $  20,000        $      --
    Payments on long-term debt                                                     (76)            (151)         (57,194)
    Proceeds from line of credit, net                                          426,634          162,000           66,000
    Proceeds from issuance of senior notes                                     100,000               --               --
    Payment of debt issuance costs                                             (59,619)          (9,485)          (2,772)
    Proceeds from issuance of common stock                                     131,977           66,148               --
    Distributions paid on common stock                                        (209,054)              --               --
    Distributions paid on preferred stock                                       (8,600)              --               --
    Proceeds from exercise of stock options and warrants                           166            2,099            9,236
    Purchase of treasury stock                                                      --           (7,600)          (5,329)
                                                                             ---------        ---------        ---------
                 Net cash provided by financing activities                     421,428          233,011            9,941
                                                                             ---------        ---------        ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                                                                53,352         (105,006)         131,315

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    31,141          136,147            4,832
                                                                             ---------        ---------        ---------

CASH AND CASH EQUIVALENTS, END OF YEAR                                       $  84,493        $  31,141        $ 136,147
                                                                             =========        =========        =========

SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION:
       Cash paid during the year for:
          Interest (net of amounts capitalized of $37,700, $11,800 and
              $6,300 in 1999, 1998 and 1997, respectively)                   $  28,022        $   4,424        $   6,579
                                                                             =========        =========        =========
          Income taxes                                                       $   9,490        $  44,341        $  24,351
                                                                             =========        =========        =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
       Long-term debt was converted into common stock:
              Other assets                                                   $   1,161        $       5        $      23
              Long-term debt                                                   (47,000)          (5,800)          (1,700)
              Common stock                                                          50               18                9
              Additional paid-in capital                                        45,789            3,633            1,668
              Treasury stock                                                        --           51,029               --
              Retained earnings                                                     --          (48,885)              --
                                                                             ---------        ---------        ---------
                                                                             $      --        $      --        $      --
                                                                             =========        =========        =========

    Preferred stock was converted into common stock:
          Preferred stock                                                    $      --        $    (380)       $      --
          Common stock                                                              --                6               --
          Additional paid-in capital                                                --              374               --
                                                                             ---------        ---------        ---------
                                                                             $      --        $      --        $      --
                                                                             =========        =========        =========


                                   (Continued)

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                 (IN THOUSANDS)

                                   (Continued)

                                                                                    1999               1998               1997
                                                                                 -----------        -----------        -----------

Property and equipment were acquired through the forgiveness of the direct financing lease receivable and the issuance of a credit toward future management fees:
      Accounts receivable                                                        $        --        $     3,500        $        --
      Property and equipment                                                              --            (16,207)                --
      Investment in direct financing lease                                                --             12,707                 --
                                                                                 -----------        -----------        -----------
                                                                                 $        --        $        --        $        --
                                                                                 -----------        -----------        -----------

Property and equipment were acquired through the forgiveness of a note receivable:
      Note receivable                                                            $        --        $    57,624        $        --
      Property and equipment                                                              --            (58,487)                --
      Long-term debt                                                                      --                863                 --
                                                                                 -----------        -----------        -----------
                                                                                 $        --        $        --        $        --
                                                                                 -----------        -----------        -----------

Stock warrants were exercised for shares of Old CCA's common stock:
      Other assets                                                               $        --        $     1,450        $        --
      Common stock                                                                        --                 38                 --
      Additional paid-in capital                                                          --             15,892                 --
      Treasury stock                                                                      --            (17,380)                --
                                                                                 -----------        -----------        -----------
                                                                                 $        --        $        --        $        --
                                                                                 -----------        -----------        -----------

The Company acquired treasury stock and issued common stock in connection with the exercise of stock options:
      Additional paid-in capital                                                 $       242        $        --        $        --
      Treasury stock, at cost                                                           (242)                --                 --
                                                                                 -----------        -----------        -----------
                                                                                 $        --        $        --        $        --
                                                                                 -----------        -----------        -----------

The Company acquired Old Prison Realty's assets and liabilities for stock:
      Restricted cash                                                            $   (17,188)       $        --        $        --
      Property and equipment                                                      (1,223,370)                --                 --
      Other assets                                                                    22,422                 --                 --
      Accounts payable and accrued expenses                                           23,351                 --                 --
      Deferred gains on real estate transactions                                    (125,751)                --                 --
      Line of credit                                                                 279,600                 --                 --
      Distributions payable                                                            2,150                 --                 --
      Common stock                                                                       253                 --                 --
      Preferred stock                                                                107,500                 --                 --
      Additional paid-in capital                                                     952,927                 --                 --
                                                                                 -----------        -----------        -----------
                                                                                 $    21,894        $        --        $        --
                                                                                 -----------        -----------        -----------


                                   (Continued)

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                 (IN THOUSANDS)

                                  (Continued)


                                                                       1999            1998               1997
                                                                    -----------       ---------        -----------

Sales of contracts to Old CCA, PMSI and JJFMSI:
      Accounts receivable                                           $        --       $ 105,695        $        --
      Prepaid expenses                                                       --           5,935                 --
      Deferred tax assets                                                    --           2,960                 --
      Other current assets                                                   --          14,865                 --
      Property and equipment, net                                            --          63,083                 --
      Notes receivable                                                       --        (135,854)                --
      Investments in affiliates                                              --        (120,916)                --
      Other long-term assets                                                 --          10,124                 --
      Accounts payable                                                       --         (25,559)                --
      Accrued salaries and wages                                             --          (7,401)                --
      Accrued expenses                                                       --         (24,387)                --
      Current portion of deferred gains on sales of contracts                --          16,671                 --
      Long-term debt                                                         --         (10,000)                --
      Deferred gains on sales of contracts                                   --         104,784                 --
                                                                    -----------       ---------        -----------
                                                                    $        --       $      --        $        --
                                                                    ===========       =========        ===========



The accompanying notes are an integral part of these consolidated statements.

                   PRISON REALTY TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997

   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED)


1.     ORGANIZATION AND OPERATIONS

       BACKGROUND AND FORMATION TRANSACTIONS

       Prison Realty Trust, Inc., formerly Prison Realty Corporation, a Maryland corporation (the "Company"), was formed in September 1998. Corrections Corporation of America, a Tennessee corporation ("Old CCA"), and CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty"), merged with and into the Company on December 31, 1998 and January 1, 1999, respectively (collectively, the "1999 Merger"), pursuant to an Amended and Restated Agreement and Plan of Merger by and among Old CCA, Old Prison Realty and the Company, dated as of September 29, 1998.

       The 1999 Merger has been accounted for as a reverse acquisition of the Company by Old CCA and as an acquisition of Old Prison Realty by the Company. As such, Old CCA's assets and liabilities have been carried forward at historical cost, and the provisions of reverse acquisition accounting prescribe that Old CCA's historical financial statements be presented as the Company's historical financial statements prior to January 1, 1999. The historical equity section of the financial statements and earnings per share have been retroactively restated to reflect the Company's equity structure, including the exchange ratio and the effects of the differences in par values of the respective companies' common stock. Old Prison Realty's assets and liabilities have been recorded at fair market value, as required by Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16").

       OPERATIONS

       Prior to the 1999 Merger, Old CCA operated and managed prisons and other correctional and detention facilities and provided prisoner transportation services for governmental agencies. Old CCA also provided a full range of related services to governmental agencies, including managing, financing, developing, designing and constructing new correctional and detention facilities and redesigning and renovating older facilities. Since the 1999 Merger, the Company has specialized in acquiring, developing and owning correctional and detention facilities as a lessor. As required by its governing instruments, the Company currently intends to elect to be taxed as a real estate investment trust ("REIT") for the year ended December 31, 1999. In the event that the Company completes the Fortress/Blackstone Restructuring, as defined in Note 23, under its existing terms following required shareholder approval in 2000, the Company will be required to be taxed as a C corporation commencing with the taxable year ended December 31, 1999. See Note 22 for information on the Company's contingent tax liabilities. In either event, the Company expects that it will be taxed as a C corporation in the taxable year ending December 31, 2000 and thereafter.

       The Company's results of operations for all periods prior to January 1, 1999 reflect the operating results of Old CCA, and the results of operations subsequent to January 1, 1999 reflect the operating results of the Company as a REIT. Management believes the comparison between 1999 and prior years is not meaningful because the prior years' financial condition, results of operations, and cash flows reflect the operations of Old CCA and the 1999 financial condition, results of operations and cash flows reflect the operations of the Company as a REIT.

       The following unaudited pro forma operating information presents a summary of comparable consolidated results of combined operations as a REIT of Old CCA and Old Prison Realty for the year ended December 31, 1998 (excluding (i) Old CCA's historical operations, (ii) the New CCA compensation charge, (iii) the cumulative effect of accounting change,
       (iv) any write off of loan costs, (v) any non-recurring expenses related to the 1999 Merger, (vi) any write-off of amounts under lease arrangements, (vii) any impairment loss, (viii) any loss on disposals of assets, and (ix) any provision for income taxes or change in tax status), as if the 1999 Merger had occurred as of January 1, 1998. The unaudited pro forma operating information is presented for comparison purposes only and does not purport to represent what the Company's results of operations actually would have been had the 1999 Merger, in fact, occurred on January 1, 1998.

                                                              PRO FORMA
                                                            TWELVE MONTHS
                                                                ENDED
                        (UNAUDITED)                       DECEMBER 31, 1998
                                                          -----------------
         Revenues                                              $218,587
         Operating income                                       181,238
         Net income available to common shareholders            174,888
         Net income per common share:
             Basic                                                 1.88
             Diluted                                               1.73

2.     GOING CONCERN MATTERS

       The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in default under its secured bank credit facility (the "Amended Credit Facility", outstanding balance of $928.2 million at December 31, 1999) and is in default under its 9.5% convertible subordinated notes (the "9.5% Convertible Notes", outstanding balance of $40.0 million at December 31, 1999). The defaults relate to failure to comply with certain financial covenants, the issuance of a going concern opinion qualification, and a "change in control" provision, as defined in the agreements. The noncompliance with the requirements under these outstanding obligations could result in the creditors demanding immediate repayment of these obligations. The events of default have not been formally or informally declared and no acceleration actions have been taken by the creditors. The Company has not obtained waivers of the noncompliance issues. Also, Prison Realty Trust, Inc. has limited resources currently available to meet its operating, capital expenditure and debt service requirements during 2000. In addition, as discussed in
       Note 22, the Company has significant outstanding shareholder and other litigation matters.

       The Company's primary lessee, Corrections Corporation of America ("New CCA"), which the Company is dependent on for its major sources of income, incurred a net loss of $202.9 million for the year ended December 31, 1999, has a net working capital deficiency and a net capital deficiency at December 31, 1999, and is in default under its revolving credit facility. New CCA's default under its revolving credit facility relates to failure to comply with certain financial covenants. In addition, New CCA is in default under the $137.0 million promissory note payable by New CCA to the Company (the "CCA Note"). As of December 31, 1999, approximately $24.9 million of rents due from New CCA to the Company under the master lease agreement and leases with respect to each leased property between New CCA and the Company (the "CCA Leases") were unpaid. The terms of the CCA Leases provide that rental payments were due and payable on December 25, 1999. During 2000, New CCA has paid $12.9 million of lease payments related to 1999.

       New CCA's defaults under the CCA Note relate to failure to make timely contractual payments. As of December 31, 1999, the first scheduled payment of interest, totaling approximately $16.4 million, on the CCA Note was unpaid. Pursuant to the terms of the CCA Note, New CCA was required to make the payment on December 31, 1999; however, pursuant to the terms of a subordination agreement, dated as of March 1, 1999, by and between the Company and the agent of New CCA's revolving credit facility, New CCA is prohibited from making the scheduled interest payments on the CCA Note when New CCA is not in compliance with certain financial covenants. New CCA is not in compliance with these financial covenants and, consequently, is prohibited from making the scheduled interest payments to the Company. Pursuant to the terms of the subordination agreement between the Company and the agent of New CCA's revolving credit facility, the Company is prohibited from accelerating payment of the principal amount of the CCA Note or taking any other action to enforce its rights under the provisions of the CCA Note for so long as New CCA's revolving credit facility remains outstanding. Also, the independent public accountants of New CCA have indicated in their opinion on the respective 1999 consolidated financial statements that there is substantial doubt about New CCA's ability to continue as a going concern.

       Continued operating losses by New CCA, declarations of events of default and acceleration actions by the Company's and New CCA's creditors, the continued inability of New CCA to make contractual payments to the Company, and the Company's limited resources currently available to meet its operating, capital expenditure and debt service requirements will have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows. In addition, these matters concerning the Company and New CCA raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of asset carrying amounts or the amounts of liabilities that might result should the Company be unable to continue as a going concern.

       In response to the significant losses experienced by the Company and by New CCA during 1999 and in response to the defaults under the Company's debt agreements, the Company's Board of Directors is considering various capital infusion proposals through one or more strategic investors, as well as various restructurings. A complete discussion of the Company's plan and recent developments affecting the Company's plan is included in
       Note 23.

3.     1999 MERGER TRANSACTIONS

       On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to New CCA all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other assets and liabilities, and entered into a trade name use agreement as described in Note 5. In exchange, Old CCA received the CCA Note and 100% of the non-voting common stock of New CCA. The non-voting common stock represents a 9.5% economic interest in New CCA and was valued at the implied fair market value of $4.8 million. The Company succeeded to these interests as a result of the 1999 Merger. The sale to New CCA generated a deferred gain of $63.3 million. See Note 5 for discussion of the accounting for the CCA Note, the investment in New CCA and the deferred gain and for discussion of ongoing relationships with New CCA.

       On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to a newly-created company, Prison Management Services, LLC ("PMS LLC"), certain management contracts and certain other assets and liabilities relating to government-owned adult prison facilities. On January 1, 1999, PMS LLC merged with Prison Management Services, Inc., a privately-held Tennessee corporation ("PMSI"). In exchange, Old CCA received 100% of the non-voting membership interest in PMSI valued at the implied fair market value of $67.1 million. The Company succeeded to this interest as a result of the 1999 Merger. The sale to PMSI generated a deferred gain of $35.4 million.

       On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to a newly-created company, Juvenile and Jail Facility Management Services, LLC ("JJFMS LLC"), certain management contracts and certain other assets and liabilities relating to government-owned jails and juvenile facilities. On January 1, 1999, JJFMS LLC merged with Juvenile and Jail Facility Management Services, Inc., a privately-held Tennessee corporation ("JJFMSI"). In exchange, Old CCA received 100% of the non-voting membership interest in JJFMSI valued at the implied fair market value of $55.9 million. The Company succeeded to this interest as a result of the 1999 Merger. The sale to JJFMSI generated a deferred gain of $18.0 million.

       On January 1, 1999, Old Prison Realty merged with and into the Company (the "Prison Realty Merger"). In the Prison Realty Merger, Old Prison Realty shareholders received 1.0 share of common stock or 8.0% Series A Cumulative Preferred Stock of the Company in exchange for each Old Prison Realty common share or Series A Cumulative Preferred Share. The Prison Realty Merger was accounted for as a purchase acquisition of Old Prison Realty. Subsequent to the Prison Realty Merger, the Company acquires, develops and leases properties rather than operating and managing prison facilities.

4.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF PRESENTATION

       The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in majority-owned affiliates where control does not exist, including the Company's investments in PMSI and JJFMSI, are accounted for under the equity method. Investments in entities of less than 20% of an entity's outstanding stock and where no significant influence exists, including the Company's investment in New CCA, are accounted for under the cost method. All material intercompany transactions and balances have been eliminated in consolidation.

       REAL ESTATE PROPERTIES

       Property and equipment is carried at cost. Betterments, renewals and extraordinary repairs that extend the life of an asset are capitalized; other repair and maintenance costs are expensed. Interest is capitalized to the asset to which it relates in connection with the construction of major facilities. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed by the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes based upon the estimated useful lives of the related assets of up to 50 years.

       ACCOUNTING FOR THE IMPAIRMENT OF LONG LIVED ASSETS

       In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company continually evaluates the recoverability of the carrying values of its long-lived assets when events suggest that an impairment may have occurred. In these circumstances, the Company utilizes estimates of undiscounted cash flows to determine if an impairment exists. If an impairment exists, it is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

       CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

       RESTRICTED CASH

       Restricted cash at December 31, 1999 was $24.4 million, of which $15.5 million represents cash collateral for an irrevocable letter of credit issued in connection with the construction of a facility and $6.9 million represents cash collateral for a guarantee agreement. The remaining $2.0 million represents cash collateral for outstanding letters of credit securing workers' compensation claims related to Old CCA.

       INVESTMENTS IN DIRECT FINANCING LEASES

       Investments in direct financing leases represent the portion of Old CCA's management contracts with governmental agencies that represent payments on building and equipment leases. The leases are accounted for using the financing method and, accordingly, the minimum lease payments to be received over the term of the leases less unearned income are capitalized as the Company's investments in the leases. Unearned income is recognized as income over the term of the leases using the interest method.

       DEBT ISSUANCE COSTS

       Debt issuance costs are amortized on a straight-line basis over the life of the related debt and reflected as interest expense.

       DEFERRED GAINS ON REAL ESTATE TRANSACTIONS

       Deferred gains on real estate transactions were generated in 1997 and 1998 as a result of the sale of real estate properties to Old Prison Realty by Old CCA. Effective with the Prison Realty Merger on January 1, 1999, the Company eliminated the deferred gains on real estate transactions and reduced the value of the real estate properties received in connection with the Prison Realty Merger.

       DEFERRED GAINS ON SALES OF CONTRACTS

       The Company amortizes these deferred gains into income in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No.
       81. The deferred gain from the sale to New CCA will be amortized over the six year period in which principal payments on the CCA Note will be received. The deferred gains from the sales to PMSI and JJFMSI are being amortized over a five year period commencing January 1, 1999, which represents the average remaining lives of the contracts sold to PMSI and JJFMSI, plus any contractual renewal options.

       RENTAL REVENUES

       Rental revenues are recognized based on the terms of the Company's leases. Tenant incentive fees paid to lessees, including New CCA, are deferred and amortized as a reduction of rental revenue over the term of related leases. The realizability of capitalized tenant incentive fees is continually evaluated.

       INCOME TAXES

       Prior to 1999, income taxes were accounted for under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 generally requires the Company to record deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities. For the year ended December 31, 1999, as required by the Company's governing instruments, the Company currently intends to elect to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the Company will generally not be subject to income tax on its taxable income at corporate rates to the extent it distributes annually at least 95% of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no provision has been made for income taxes in the accompanying 1999 consolidated financial statements. The Company's election of REIT status for the taxable year ended December 31, 1999 will be subject to review by the Internal Revenue Service ("IRS"), for a period of three years from the date of filing of its 1999 tax return. In the event that the Company completes the Fortress/Blackstone Restructuring, as defined in Note 23, under its existing terms following required shareholder approval in 2000, the Company will be required to be taxed as a C corporation commencing with the taxable year ended December 31, 1999. See Note 22 for additional information on the Company's contingent tax liabilities.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"), the Company calculates the fair value of financial instruments using quoted market prices of similar instruments and discounted cash flow techniques. At December 31, 1999 and 1998, there were no differences between the carrying amounts and fair values of the Company's financial instruments, other than as disclosed in this note.

                                                                 DECEMBER 31,
                                            -----------------------------------------------------
                                                       1999                        1998
                                            --------------------------    -----------------------
                                              CARRYING                    CARRYING
                                               AMOUNT       FAIR VALUE      AMOUNT     FAIR VALUE
                                            -----------    -----------    ---------    ----------
         Investments in direct financing
            leases                          $    74,059    $    62,650    $  77,809    $  71,612
         Debt                                (1,098,991)    (1,103,171)    (299,833)    (307,806)
         Interest rate swap arrangement              --          2,407           --           --
         Forward contract for convertible
            subordinated notes                       --             --           --      (51,663)

       USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       CONCENTRATION OF CREDIT RISKS

       The Company's credit risks related primarily to cash and cash equivalents, restricted cash, investments in direct financing leases and notes and other receivables from New CCA. See Notes 2 and 5 for discussion of credit risk related to New CCA. Cash and cash equivalents and restricted cash are primarily held in bank accounts and overnight investments. The Company's investments in direct financing leases represent amounts due from governmental agencies. The Company's financial instruments are subject to the possibility of loss in carrying value as a result of either the failure of other parties to perform according to their contractual obligations or changes in market prices that make the instruments less valuable.

       COMPREHENSIVE INCOME

       In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. The Company's adoption of SFAS 130, effective January 1, 1998, has had no significant impact on the Company's results of operations as comprehensive income (loss) was equivalent to the Company's reported net income (loss) for the years ended December 31, 1999, 1998 and 1997.

       SEGMENT DISCLOSURES

       In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted the provisions of SFAS 131 effective January 1, 1998. However, the Company operates in one industry segment and, accordingly, the adoption of SFAS 131 had no significant effect on the Company.

       START UP COSTS

       Effective January 1, 1998, Old CCA adopted the provisions of the AICPA's Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). As a result, Old CCA recorded a $16.1 million charge as a cumulative effect of accounting change, net of taxes of $10.3 million, for the effect of this change on periods through December 31, 1997. The effect of this accounting change for the year ended December 31, 1998 was a $14.9 million charge reflected in operating expenses. Prior to adoption of SOP 98-5, project development and facility start-up costs were deferred and amortized on a straight-line basis over the lesser of the initial term of the contract plus renewals or five years.

       MANAGEMENT CONTRACTS

       Prior to 1999, Old CCA had maintained contracts with various governmental entities to manage their facilities for fixed per diem rates or monthly fixed rates. Old CCA also maintained contracts with various federal, state and local governmental entities for the housing of inmates in Old CCA owned facilities at fixed per diem rates. These contracts usually contained expiration dates with renewal options ranging from annual to multi-year renewals. Most of these contracts had current terms that required renewal every two to five years. Old CCA expected to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions. Fixed monthly rate revenue has been recorded in the month earned and fixed per diem revenue has been recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. Old CCA recognized development revenue on the percentage-of-completion method and recognized any additional management service revenues when earned or awarded by the respective authorities. As discussed in Note 3, Old CCA sold its management contracts and related net assets on December 31, 1998.

       RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended by Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of SFAS 133", is effective for fiscal quarters beginning after June 15, 2000. The Company does not believe that the impact of adoption of SFAS 133 will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

       RECLASSIFICATIONS

       Certain reclassifications of 1998 and 1997 amounts have been made to conform with the 1999 presentation.

5.     RELATIONSHIP WITH NEW CCA

       New CCA is a private prison management company that operates and manages the substantial majority of facilities owned by the Company. As a result of the 1999 Merger and certain contractual relationships existing between the Company and New CCA, the Company is dependent on its significant sources of income from New CCA. In addition, the Company pays New CCA tenant incentive fees and fees for services rendered to the Company in development of its correctional and detention facilities. As of December 31, 1999, New CCA leased 34 of the 42 operating facilities owned by the Company.

       CCA NOTE

       As discussed in Note 3, in connection with the 1999 Merger, Old CCA received a $137.0 million promissory note due from New CCA. The Company succeeded to the CCA Note as a result of the 1999 Merger. Interest on the CCA Note is payable annually at the rate of 12%. Principal is due in six equal annual installments beginning December 31, 2003. Ten percent of the outstanding principal of the CCA Note is personally guaranteed by the Company's Chief Executive Officer, who also serves as the Chief Executive Officer and a member of the Board of Directors of New CCA. As discussed in Note 2, as of December 31, 1999, the first scheduled payment of interest, totaling approximately $16.4 million, on the CCA Note was unpaid. Pursuant to the terms of the CCA Note, New CCA was required to make the payment on December 31, 1999; however, pursuant to the terms of a subordination agreement, dated as of March 1, 1999, by and between the Company and the agent of New CCA's revolving credit facility, New CCA is prohibited from making the scheduled interest payments on the CCA Note when New CCA is not in compliance with certain financial covenants. New CCA is not in compliance with these financial covenants and, consequently, is prohibited from making the scheduled interest payments to the Company. Pursuant to the terms of the subordination agreement between the Company and the agent of New CCA's revolving credit facility, the Company is prohibited from accelerating payment of the principal amount of the CCA Note or taking any other action to enforce its rights under the provisions of the CCA Note for so long as New CCA's revolving credit facility remains outstanding. The Company has fully reserved the $16.4 million of interest accrued under the terms of the CCA Note during 1999.

       INVESTMENT IN NEW CCA

       As discussed in Note 3, in connection with the 1999 Merger, Old CCA received 100% of the non-voting common stock of New CCA. The Company succeeded to the investment in New CCA as a result of the 1999 Merger. The non-voting common stock represents a 9.5% economic interest in New CCA. The investment in New CCA is valued at $4.8 million and is included in Investments in affiliates in the accompanying consolidated balance sheets. For the year ended December 31, 1999, the Company recognized no income or loss related to its stock ownership investment in New CCA.

       DEFERRED GAIN ON SALE TO NEW CCA

       As discussed in Note 3, the sale to New CCA generated a deferred gain of $63.3 million. The $63.3 million deferred gain is included in deferred gains on sales of contracts in the accompanying consolidated balance sheets. No amortization of the New CCA deferred gain occurred during the year ended December 31, 1999.

       CCA LEASES

       On January 1, 1999, immediately after the 1999 Merger, all existing leases between Old CCA and Old Prison Realty were cancelled and the Company entered into the CCA Leases. The terms of the CCA Leases are for twelve years and may be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and New CCA.

       As of December 31, 1999, the annual base rent with respect to each facility is subject to increase each year in an amount equal to the lesser of: (i) 4% of the annualized yearly rental payment with respect to such facility or (ii) 10% of the excess of New CCA's aggregate gross management revenues for the prior year over a base amount of $325.0 million.

       For the year ended December 31, 1999, the Company recognized gross rental revenue from New CCA of $263.5 million.

       Based on the CCA Leases in effect at December 31, 1999, the future minimum lease payments scheduled to be received by the Company under the CCA Leases as of January 1, 2000 are as follows:

            Years Ending December 31:
            2000                                             $  310,651
            2001                                                310,651
            2002                                                310,651
            2003                                                310,651
            2004                                                310,651
            Thereafter                                        1,890,193
                                                             ----------
                                                             $3,443,448
                                                             ==========

       As discussed in Note 2, New CCA failed to make timely contractual payments under the CCA Leases. As of December 31, 1999, approximately $24.9 million of rents due from New CCA to the Company were unpaid. The terms of the CCA Leases provide that rental payments were due and payable on December 25, 1999. During 2000, New CCA has paid $12.9 million of lease payments related to 1999 and no lease payments related to 2000.

       In addition, the Company expects that the CCA Leases will be materially impacted by either the prospective equity investment and related restructuring discussed in Note 23 or by renegotiation of the CCA Leases with New CCA.

       TENANT INCENTIVE ARRANGEMENT

       On May 4, 1999, the Company and New CCA entered into an amended and restated tenant incentive agreement (the "Amended and Restated Tenant Incentive Agreement"), effective as of January 1, 1999, providing for (i) a tenant incentive fee of up to $4,000 (four thousand dollars) per bed payable with respect to all future facilities developed and facilitated by New CCA, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy, and (ii) an $840 (eight hundred forty dollars) per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 beds, that were not subject to the tenant allowance in the first quarter of 1999. The amount of the amended tenant incentive fee includes an allowance for rental payments to be paid by New CCA prior to the facility reaching stabilized occupancy. The term of the Amended and Restated Tenant Incentive Agreement is four years, unless extended upon the written agreement of the Company and New CCA. The incentive fees with New CCA were deferred and the Company expected to amortize them as a reduction to rental revenues over the respective lease term.

       For the year ended December 1999, the Company had paid tenant incentive fees of $68.6 million, with $2.9 million of those fees amortized against rental revenues. During the fourth quarter of 1999, the Company undertook a plan that contemplates either merging with New CCA and thereby eliminating the CCA Leases or amending the CCA Leases to reduce the lease payments to be paid by New CCA to the Company during 2000. Consequently, the Company determined that the remaining deferred tenant incentive fees under the existing lease arrangements at December 31, 1999 were not realizable and wrote off fees totaling $65.7 million.

       TRADE NAME USE AGREEMENT

       In connection with the 1999 Merger, Old CCA entered into a trade name use agreement with New CCA (the "Trade Name Use Agreement"). Under the Trade Name Use Agreement, which has a term of ten years, Old CCA granted to New CCA the right to use the name "Corrections Corporation of America" and derivatives thereof, subject to specified terms and conditions therein. The Company succeeded to this interest as a result of the 1999 Merger. In consideration for such right under the terms of the Trade Name Use Agreement, New CCA will pay a fee equal to (i) 2.75% of the gross revenues of New CCA for the first three years, (ii) 3.25% of New CCA's gross revenues for the following two years, and (iii) 3.625% of New CCA's gross revenues for the remaining term, provided that after completion of the 1999 Merger the amount of such fee may not exceed (a) 2.75% of the gross revenues of the Company for the first three years, (b) 3.5% of the Company's gross revenues for the following two years, and (c) 3.875% of the Company's gross revenues for the remaining term.

       For the year ended December 31, 1999, the Company recognized income of $8.7 million from New CCA under the terms of the Trade Name Use Agreement.

       CCA RIGHT TO PURCHASE AGREEMENT

       On January 1, 1999, immediately after the 1999 Merger, the Company and New CCA entered into a Right to Purchase Agreement (the "CCA Right to Purchase Agreement") pursuant to which New CCA granted to the Company a right to acquire, and lease back to New CCA at fair market rental rates, any correctional or detention facility acquired or developed and owned by New CCA in the future for a period of ten years following the date inmates are first received at such facility. The initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and New CCA. Additionally, New CCA granted the Company a right of first refusal to acquire any New CCA-owned correctional or detention facility should New CCA receive an acceptable third party offer to acquire any such facility. Since January 1, 1999, the Company has not purchased any assets from New CCA under the CCA Right to Purchase Agreement.

       CCA SERVICES AGREEMENT

       On January 1, 1999, immediately after the 1999 Merger, the Company entered into a services agreement (the "CCA Services Agreement") with New CCA pursuant to which New CCA will serve as a facilitator of the construction and development of additional facilities on behalf of the Company for a term of five years from the date of the CCA Services Agreement. In such capacity, New CCA will perform, at the direction of the Company, such services as are customarily needed in the construction and development of correctional and detention facilities, including services related to construction of the facilities, project bidding, project design, and governmental relations. In consideration for the performance of such services by New CCA, the Company agreed to pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee herein referred to) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 (five hundred sixty dollars) per bed for facility preparation services provided by New CCA prior to the date on which inmates are first received at such facility. The Board of Directors of the Company has authorized payments up to an additional 5% of the total capital expenditures (as determined above) to New CCA if additional services are requested by the Company. A majority of the Company's current development projects have been subject to a fee totaling 10%.

       Costs incurred by the Company under the CCA Services Agreement are capitalized as part of the facilities' development cost. Costs incurred under the CCA Services Agreement and capitalized as part of the facilities' development cost totaled $41.6 million for the year ended December 31, 1999.

       BUSINESS DEVELOPMENT AGREEMENT

       On January 1, 1999, immediately after the 1999 Merger, the Company entered into a four year business development agreement (the "Business Development Agreement") with New CCA, which provides that New CCA will perform, at the direction of the Company, services designed to assist the Company in identifying and obtaining new business. Pursuant to the agreement, the Company has agreed to pay to New CCA a total fee equal to 4.5% of the total capital expenditures (excluding the amount of the tenant incentive fee and the services fee discussed above as well as the 4.5% fee) incurred in connection with the construction and development of each new facility, or the construction and development of an addition to an existing facility, for which New CCA performed business development services.

       Costs incurred by the Company under the Business Development Agreement are capitalized as part of the facilities' development cost. Costs incurred under the Business Development Agreement and capitalized as part of the facilities' development cost totaled $15.0 million for the year ended December 31, 1999.

       RECEIVABLE FROM NEW CCA

       As of December 31, 1999, the Company had recorded a receivable of $28.6 million from New CCA. This receivable was comprised primarily of rent due under the CCA Leases for the month of December 1999 ($24.9 million) and licensing fees due under the Trade Name Use Agreement ($2.2 million).

       NEW CCA FINANCIAL INFORMATION

       The following summarized operating information presents New CCA's results of operations for the year ended December 31, 1999:

             Revenues                                      $ 499,292
             Net loss                                       (202,918)

       The following summarized balance sheet information presents New CCA's financial position as of December 31, 1999:

             Current assets                                $  88,647
             Total assets                                    184,701
             Current liabilities                             258,421
             Deferred credits                                107,070
             Total liabilities                               365,491
             Stockholders' deficit                          (180,790)

       The following summary presents New CCA's cash flows for the year ended December 31, 1999:

             Cash flows used in operating activities       $(16,332)
             Cash flows used in investing activities         (2,091)
             Cash flows provided by financing activities     10,089
                                                           ---------
             Net decrease in cash for 1999                 $ (8,334)
                                                           =========

       New CCA has utilized cash from borrowings under its revolving credit facility, equity issuances and payments from the Company for tenant incentive arrangements and other services to offset the cash requirements of its operating losses. New CCA expects to continue to use these sources of cash to offset its anticipated losses from operations; however, amounts presently anticipated to be available to New CCA will not be sufficient to offset all of New CCA's expected future operating losses.

6.     REAL ESTATE PROPERTIES

       At December 31, 1999, the Company owned or was in the process of developing 52 real estate properties (including 50 correctional and detention facilities and two corporate office buildings), of which 44 properties were operating, five were under construction or expansion and three were in the planning stages, with a total aggregate cost of $2.3 billion. At December 31, 1999, New CCA leased 36 properties from the Company, governmental agencies leased five facilities from the Company and private operators leased three facilities from the Company. The Company expects to lease four of the facilities under construction or development to New CCA.

       Real estate properties as of December 31, 1999 consist of the following:


                                                                             COSTS CAPITALIZED SUBSEQUENT
                                                    INITIAL COST                    TO ACQUISITION
                                            ----------------------------    -----------------------------
                                                           BUILDINGS,                       BUILDINGS,
                                                          IMPROVEMENTS,                    IMPROVEMENTS,
                                                            EQUIPMENT,                       EQUIPMENT,
                                                         CONSTRUCTION IN                  CONSTRUCTION IN
                                               LAND          PROGRESS          LAND          PROGRESS
                                            ----------      ----------      ----------      ----------
       Texas (9 properties)                 $    2,930      $  275,059      $      559      $    4,959
       Oklahoma (4 properties)                     826         225,572            --             7,998
       Kentucky (4 properties)                   1,818          25,028            --            33,489
       Tennessee (5 properties)                 15,485         114,052            --             2,948
       New Mexico (3 properties)                 1,376          88,618             403          23,813
       Arizona (3 properties)                    2,688         401,666            --             1,462
       Colorado (3 properties)                     956          78,978            --            18,665
       Georgia (5 properties)                    1,297         154,058            --              --
       California (4 properties)                 3,699         231,824            --              --
       North Carolina (2 properties)               406          83,448            --              --
       Ohio (2 properties)                       1,507         163,967            --             2,215
       All Other States (7 properties)           3,462         194,026            --               873
       United Kingdom (1 property)                --            88,151            --              --
                                            ----------      ----------      ----------      ----------
                                            $   36,450      $2,124,447      $      962      $   96,422
                                            ==========      ==========      ==========      ==========


                                               TOTAL HISTORICAL COST AT DECEMBER 31, 1999
                                              -------------------------------------------
                                                               BUILDINGS,
                                                             IMPROVEMENTS,
                                                                EQUIPMENT,
                                                            CONSTRUCTION IN                   ACCUMULATED
                                                  LAND          PROGRESS          TOTAL       DEPRECIATION
                                               ----------      ----------      ----------      ----------
       Texas (9 properties)                    $    3,489      $  280,018      $  283,507      $    7,141
       Oklahoma (4 properties)                        826         233,570         234,396           5,599
       Kentucky (4 properties)                      1,818          58,517          60,335           1,293
       Tennessee (5 properties)                    15,485         117,000         132,485           7,197
       New Mexico (3 properties)                    1,779         112,431         114,210           3,166
       Arizona (3 properties)                       2,688         403,128         405,816           7,737
       Colorado (3 properties)                        956          97,643          98,599           4,497
       Georgia (5 properties)                       1,297         154,058         155,355           2,252
       California (4 properties)                    3,699         231,824         235,523             802
       North Carolina (2 properties)                  406          83,448          83,854           2,348
       Ohio (2 properties)                          1,507         166,182         167,689           4,104
       All Other States (7 properties)              3,462         194,899         198,361           3,649
       United Kingdom (1 property)                   --            88,151          88,151            --
                                               ----------      ----------      ----------      ----------
                                               $   37,412      $2,220,869      $2,258,281      $   49,785
                                               ==========      ==========      ==========      ==========

       The following schedule is a reconciliation of the total changes in the historical cost of real estate properties and accumulated depreciation for the Company for the period December 31, 1998 to December 31, 1999:

                                                                                                  ACCUMULATED
                                                                          HISTORICAL COST         DEPRECIATION
                                                                          ---------------       ---------------
             Balance, December 31, 1998                                   $       637,640       $        10,251

             Old Prison Realty Merger                                           1,223,371                    --
             Depreciation expense                                                      --                44,062
             Disposals of assets                                                  (53,586)               (2,882)
             Impairment loss                                                      (78,079)               (1,646)
             Additions of property and equipment                                  528,935                    --
                                                                          ---------------       ---------------
             Balance, December 31, 1999                                   $     2,258,281       $        49,785
                                                                          ===============       ===============

       Pursuant to the 1999 Merger, the Company acquired all of the assets and liabilities of Old Prison Realty on January 1, 1999, including 23 leased facilities and one real estate property under construction. The real estate properties acquired by the Company in conjunction with the acquisition of Old Prison Realty have been recorded at estimated fair market value in accordance with the purchase method of accounting prescribed by APB 16 resulting in a $1.2 billion increase to real estate properties at January 1, 1999.

       SFAS 121 requires impairment losses to be recognized for long-lived assets used in operations when indications of impairment are present and the estimate of undiscounted future cash flows is not sufficient to recover asset carrying amounts. In December 1999, the poor financial position, results of operations and cash flows of New CCA indicated to management that certain of its correctional and detention facilities might be impaired. In accordance with SFAS 121, the Company estimated the undiscounted net cash flows for each of its properties and compared the sum of those undiscounted net cash flows to the Company's investment in that property. Through its analysis, the Company determined that three of its correctional and detention facilities in the state of Kentucky had been impaired. For these three properties, the Company reduced the carrying values of the underlying assets to their estimated fair values, as determined based on anticipated future cash flows discounted at rates commensurate with the risks involved. The resulting impairment loss totaled $76.4 million.

       Eight of the facilities owned by the Company are subject to options that allow various governmental agencies to purchase those facilities. In addition, two of the facilities are constructed on land that the Company leases from governmental agencies under ground leases. Under the terms of those ground leases, the facilities become the property of the governmental agencies upon expiration of the ground leases. The Company depreciates these two properties over the term of the ground lease.

7.       ACQUISITIONS AND DIVESTITURES

       In April 1998, Old CCA acquired all of the issued and outstanding capital stock of eight subsidiaries of U.S. Corrections Corporation ("USCC") (the "USCC Acquisition") for approximately $10.0 million, less cash acquired. The transaction was accounted for as a purchase transaction and the purchase price was allocated to the assets and liabilities acquired based on the fair value of the assets and liabilities acquired. By virtue of the USCC Acquisition, Old CCA acquired contracts to manage four currently operating facilities in Kentucky, each of which was owned by Old Prison Realty at December 31, 1998, one facility in Florida, which is owned by a governmental entity in Florida, as well as one facility in Texas, which is owned by a governmental entity in Texas. During 1998, subsequent to the USCC Acquisition, the contract to manage the Texas facility expired and was not renewed. Old CCA also obtained the right to enter into contracts to manage two North Carolina facilities previously owned by Old Prison Realty, both of which were under construction as of the date of the USCC Merger. During 1998, both North Carolina facilities became operational and Old CCA entered into contracts to manage those facilities upon completion of the construction.

       In April 1999, the Company purchased the Eden Detention Center in Eden, Texas for $28.1 million. The facility has a design capacity of 1,225 beds and is leased to New CCA under lease terms substantially similar to the CCA Leases.

       In June 1999, the Company incurred a loss of $1.6 million as a result of a settlement with the State of South Carolina for property previously owned by Old CCA. Under the settlement, the Company, as the successor to Old CCA, will receive $6.5 million in three installments by June 30, 2001 for the transferred assets. The net proceeds were approximately $1.6 million less than the surrendered assets' depreciated book value. The Company received $3.5 million of the proceeds during 1999. As of December 31, 1999, the Company has a receivable of $3.0 million related to this settlement.

       In December 1999, the Company incurred a loss of $0.4 million resulting from a sale of a new facility in Florida. Construction on the facility was completed by the Company in May 1999. In accordance with the terms of the management contract between Old CCA and Polk County, Florida, Polk County exercised an option to purchase the facility. Net proceeds of $40.5 million were received by the Company.


8.     INVESTMENTS IN AFFILIATES

       As discussed in Note 3, in connection with the 1999 Merger, Old CCA received 100% of the non-voting interest in PMSI and JJFMSI valued at the implied fair market values of $67.1 million and $55.9 million, respectively. The Company succeeded to these interests as a result of the 1999 Merger. The Company's ownership interests obligate PMSI and JJFMSI to make distributions to the Company equal to 95% of their net income as determined in accordance with generally accepted accounting principles ("GAAP") plus non-cash expenses, as defined. For the year ended December 31, 1999, the Company recognized equity in earnings of PMSI and JJFMSI of $4.7 million and $7.5 million, respectively, and received distributions from PMSI and JJFMSI of $11.0 million and $10.6 million, respectively.

       Investments in affiliates consist of the following:

                                                         DECEMBER 31,
                                             ----------------------------------
                                                 1999                1998
                                             ---------------    ---------------
            Investment in PMSI               $        60,756    $        67,059
            Investment in JJFMSI                      52,726             55,882
            Investment in New CCA                      4,750              4,750
                                             ---------------    ---------------
                                             $       118,232    $       127,691
                                             ===============    ===============

      The following operating information presents a combined summary of the results of operations of PMSI and JJFMSI for the year ended December 31, 1999:

             Revenues                       $     288,289
             Net income                            12,851

       The following balance sheet information presents a combined summary of the financial position of PMSI and JJFMSI as of December 31, 1999:

             Current assets                  $      60,741
             Total assets                          151,167
             Current liabilities                    31,750
             Total liabilities                      32,622
             Stockholders' equity                  118,545


9.     INVESTMENTS IN DIRECT FINANCING LEASES

       At December 31, 1999, the Company's investments in direct financing leases represent net receivables under building and equipment leases between the Company and certain governmental agencies. Certain of the agreements contain provisions that allow the governmental agencies to purchase the buildings and equipment for predetermined prices at specific intervals during the term of the agreement.

       A schedule of future minimum rentals to be received under direct financing leases in years subsequent to December 31, 1999, is as follows:

               YEAR                                             AMOUNT
              ------                                        --------------
              2000                                          $        5,101
              2001                                                   5,101
              2002                                                   5,101
              2003                                                   5,101
              2004                                                   5,101
              Thereafter                                            60,293
                                                            --------------
              Total minimum obligation                              85,798
              Less unearned interest income                        (11,739)
                                                            --------------
              Investments in direct financing leases        $       74,059
                                                            ==============

       During the years ended December 31, 1999, 1998 and 1997, the Company recorded interest income of $3.4 million, $3.5 million and $3.3 million, respectively, under these leases.

       In May 1998, the Company agreed to pay a governmental agency $3.5 million in consideration of the governmental agency's relinquishing its rights to purchase a facility. As a result, the Company converted the facility from a direct financing lease to property and equipment.


10.    OTHER ASSETS

       Other assets consist of the following:

                                                                                     DECEMBER 31,
                                                                         ----------------------------------
                                                                             1999                1998
                                                                         ---------------    ---------------
             Debt issuance costs, less accumulated amortization of
                $5,888 and $627, respectively                            $        41,462    $         7,028
             Receivable from Agecroft Prison Management, Inc.
                                                                                   4,665              1,549
             Receivable for South Carolina settlement                              3,000                 --
             Deferred acquisition costs                                            2,514             26,270
             Executive notes receivable                                            2,094                 --
             Receivable from PMSI                                                  1,283                 --
             Other assets                                                          5,607              3,360
                                                                         ---------------    ---------------
                                                                         $        60,625    $        38,207
                                                                         ===============    ===============

       In connection with procuring the Company's $1.0 billion Amended Credit Facility discussed in Note 12, the Company incurred $41.2 million of debt issuance costs, of which $5.1 million has been amortized as of December 31, 1999. In connection with procuring the Company's $100.0 million Senior Notes discussed in Note 12, the Company incurred $5.5 million of debt issuance costs, of which $0.4 million has been amortized as of December 31, 1999.

       In 1998, Old CCA entered into an agreement with Agecroft Prison Management, Inc. ("APM") to loan APM approximately $5.0 million. The Company succeeded to this interest as a result of the 1999 Merger. Interest at 13.367% is payable semi-annually. All principal is due January 2025. APM manages an 800 bed medium-security prison in Salford, England for an agency of the British government.

       In connection with the prospective equity investment and related restructuring discussed in Note 23, the Company has incurred a total of $6.4 million of costs, of which $2.5 million have been deferred as other assets. The Company anticipates it will begin amortization of these deferred costs following the consummation of the prospective equity investment and related restructuring. In the event the proposed transactions are not completed, the Company will expense these costs in the period during which their continuing value is determined to be impaired.

       The executive notes receivable were issued to three key executives. Interest at the thirty day London Interbank Offered Rate ("LIBOR") rates plus 2.5% is payable annually. The original principal amount of the executive notes was $3.0 million. The reduction in principal resulted from payments made during 1999 in relation to severance agreements with two of the executives. The remaining principal payments begin in 2003 and conclude in 2005.

       The receivable from PMSI represents amounts loaned to PMSI on a short-term basis to fund construction costs of PMSI. The loan is non-interest bearing. Principal is due on demand.


 11.   DISTRIBUTIONS TO SHAREHOLDERS

       The Company, as a REIT, cannot complete any taxable year with accumulated earnings and profits from a taxable corporation. Accordingly, the Company was required to distribute Old CCA's earnings and profits to which it succeeded in the 1999 Merger (the "Accumulated Earnings and Profits"). During the year ended December 31, 1999, the Company made $217.7 million of distributions related to its common stock and 8.0% Series A Cumulative Preferred Stock. For purposes of meeting the distribution requirements discussed above, $152.5 million of the total distributions in 1999 have been designated as distributions of the Accumulated Earnings and Profits.

       In addition to distributing the Accumulated Earnings and Profits, the Company, as a REIT, is also required to distribute 95% of its taxable income for 1999. Although dividends sufficient to distribute 95% of the Company's taxable income for 1999 have not been declared as of December 31, 1999, the Company currently intends to pay sufficient dividends either in cash or in securities to satisfy all distribution requirements for qualification as a REIT for 1999 and currently estimates that $143.7 million will be distributed in 2000 to meet this requirement. The Company is currently considering the exact timing and method of the payment of these required distributions. The Company may partially satisfy these requirements through the payment of a one-time special dividend (the "Special Dividend"). Certain provisions of the Amended Credit Facility restrict the Company's ability to pay these required distributions in cash. As of December 31, 1999, $2.2 million of distributions relating to the 8.0% Series A Cumulative Preferred Shares have been declared and accrued in the accompanying consolidated balance sheets. The remaining $141.5 million of distributions that must be paid to shareholders in 2000 in order for the Company to maintain its status as a REIT have not been declared by the Board of Directors and, accordingly, have not been accrued in the accompanying consolidated balance sheets. If the Company completes the Fortress/Blackstone Restructuring, as defined in Note 23, under its existing terms following required shareholder approval in 2000, the Company will be required to be taxed as a C corporation commencing with the taxable year ended December 31, 1999, and no further dividends would be paid on the Company's common stock.

       As a result of the Company's failure to declare, prior to December 31, 1999, and failure to distribute, prior to January 31, 2000, dividends sufficient to distribute 95% of its taxable income for 1999, the Company is subject to excise taxes, which are currently estimated to be $7.1 million and which have been accrued as of December 31, 1999 in accounts payable and accrued expenses in the consolidated balance sheets.

       Quarterly distributions and the resulting tax classification for common stock distributions are as follows:

          Declaration             Record           Payment         Distribution       Ordinary           Return of
             Date                  Date              Date           Per Share          Income             Capital
       ---------------------- ---------------- ----------------- ----------------- ----------------- -------------------
             03/04/99            03/19/99          03/31/99          $0.60            100.0%               0.0%
             05/11/99            06/18/99          06/30/99           0.60            100.0%               0.0%
             08/27/99            09/17/99          09/30/99           0.60            100.0%               0.0%

       Quarterly distributions and the resulting tax classification for the 8.0% Series A Cumulative Preferred Shares are as follows:

          Declaration             Record           Payment         Distribution       Ordinary           Return of
             Date                  Date              Date           Per Share          Income             Capital
       ---------------------- ---------------- ----------------- ----------------- ----------------- -------------------
             03/04/99            03/31/99          04/15/99          $0.50             100.0%               0.0%
             05/11/99            06/30/99          07/15/99           0.50             100.0%               0.0%
             08/27/99            09/30/99          10/15/99           0.50             100.0%               0.0%
             12/22/99            12/31/99          01/15/00           0.50             100.0%               0.0%

 12.   DEBT

       Long-term debt consists of the following:

                                                                                            DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1999                 1998
                                                                                ---------------      ---------------
             Amended Credit Facility, principal payable quarterly with remaining unpaid balances due at maturity in 2002, interest payable
                periodically at a variable rate (10.0% at December
                31, 1999)                                                       $       928,234       $           --
             Senior Notes, principal due at maturity in June 2006, interest
                payable semi-annually at 12%                                            100,000                   --
             9.5% Convertible Subordinated Notes, principal due at maturity in December 2008, interest payable semi-annually at 9.5%
                                                                                         40,000               20,000
             7.5% Convertible Subordinated Notes, principal due at maturity in
                February 2005 with call provisions beginning in February 2003, interest payable quarterly at 7.5%
                                                                                         30,000               30,000
             Old CCA Revolving Credit Facility payable to a group of banks,
                interest at a variable rate, repaid in 1999                                  --              222,000
             Convertible Subordinated Notes, interest at 7.5%, converted in
                1999                                                                         --               20,000
             Convertible Subordinated Notes, interest at 8.5%, converted in
                1999                                                                         --                7,000
             Other                                                                          757                  833
                                                                                ---------------      ---------------
                                                                                $     1,098,991      $       299,833
                                                                                ===============      ===============

       THE CREDIT FACILITY AND AMENDED CREDIT FACILITY

       At December 31, 1998, the Company was successor to Old CCA's outstanding revolving credit borrowings of $222.0 million under a revolving credit facility providing for borrowings up to $350.0 million. The facility bore interest at the bank's prime rate or LIBOR plus 1.25%. In connection with the merger transactions and divestitures discussed in Note 3, PMSI and JJFMSI each assumed $5.0 million of debt related to the Company's revolving credit facility. In January 1999, PMSI and JJFMSI repaid their portions of the outstanding debt balance. Old CCA's revolving credit facility was replaced on January 1, 1999 with a new credit facility discussed below.

       On January 1, 1999, in connection with the completion of the 1999 Merger, the Company obtained a $650.0 million secured credit facility (the "Credit Facility") from NationsBank, N.A., as Administrative Agent, and several U.S. and non-U.S. banks. The Credit Facility included up to a maximum of $250.0 million in tranche B term loans and $400.0 million in revolving loans, including a $150.0 million subfacility for letters of credit. The term loan requires quarterly principal payments of $.625 million throughout the term of the loan with the remaining balance maturing on December 31, 2002. The revolving loans mature on January 1, 2002. Interest rates, unused commitment fees and letter of credit fees on the Credit Facility were subject to change based on the Company's senior debt rating. The Credit Facility was secured by mortgages on the Company's real property.

       On August 4, 1999, the Company completed an amendment and restatement of the Credit Facility (the "Amended Credit Facility") increasing amounts available to the Company under the original Credit Facility to $1.0 billion through the addition of a $350.0 million tranche C term loan. The tranche C term loan is payable in equal quarterly installments in the amount of $0.875 million through the calendar quarter ending September 30, 2002, with the balance to be paid in full on December 31, 2002.
       Under the Amended Credit Facility, Lehman Commercial Paper Inc. replaced NationsBank, N.A. as Administrative Agent.

       The Amended Credit Facility, similar to the Credit Facility, provides for interest rates, unused commitment fees and letter of credit fees to change based on the Company's senior debt rating. Similar to the Credit Facility, the Amended Credit Facility bears interest at variable rates of interest based on a spread over the base rate or LIBOR (as elected by the Company), which spread is determined by reference to the Company's credit rating. The spread ranges from 0.50% to 2.25% for base rate loans and from 2.00% to 3.75% for LIBOR rate loans. These ranges replaced the original spread ranges of 0.25% to 1.25% for base rate loans and 1.375% to 2.75% for LIBOR rate loans. The term loan portions of the Amended Credit Facility bear interest at a variable rate equal to 3.75% to 4.00% in excess of LIBOR or 2.25% to 2.50% in excess of a base rate. This rate replaced the variable rate equal to 3.25% in excess of LIBOR or 1.75% in excess of a base rate in the Credit Facility.

       Upon the lenders' determination that the Company is in default under the terms of the Amended Credit Facility, the Company is required to pay a default rate of interest equal to the rate of interest as determined based on the terms described above, plus 2.00%. As discussed below, the Company is currently in default under the Amended Credit Facility and, consequently, has become subject to the default rate of interest effective on January 25, 2000.

       The Company incurred costs of $59.2 million in consummating the Credit Facility and the Amended Credit Facility transactions, including $41.2 million related to the amendment and restatement. The Company wrote off $9.0 million of expenses related to the Credit Facility upon completion of the amendment and restatement.

       In accordance with the terms of the Amended Credit Facility, the Company entered into certain swap arrangements guaranteeing that it will not pay an index rate greater than 6.51% on outstanding balances of at least (a) $325.0 million through December 31, 2001 and (b) $200.0 million through December 31, 2002. The effect of these arrangements is recognized in interest expense.

       The Amended Credit Facility, similar to the Credit Facility, is secured by mortgages on the Company's real property. Borrowings are limited based on a borrowing base formula that considers, among other things, eligible real estate. The Amended Credit Facility contains certain financial covenants, primarily: (a) maintenance of leverage, interest coverage, debt service coverage and total indebtedness ratios and (b) restrictions on the incurrence of additional indebtedness.

       The Amended Credit Facility also restricted the Company's ability to make the 1999 cash payment of the Special Dividend unless (a) the Company had liquidity of at least $75.0 million at the dividend declaration date after giving effect to the payment of the Special Dividend, (b) the Company received at least $100.0 million in cash proceeds for the issuance of equity or similar securities from a new investor receiving representation on the Company's Board of Directors and (c) New CCA received at least $25.0 million in cash proceeds from the issuance of any combination of equity securities and subordinated debt. The Amended Credit Facility also restricts the cash payment of the Special Dividend in 2000.

       The current financial condition of the Company, the inability of New CCA to make certain of its payment obligations to the Company, the ongoing process surrounding the prospective equity investment and related restructuring, and the actions taken by the Company and New CCA in attempts to resolve current liquidity issues of the Company and New CCA have rendered a series of default or potential default issues under the Amended Credit Facility. These defaults and potential defaults consist of the following:

        - Restrictions upon the ability of the Company to amend the terms of its agreements with New CCA without the consent of its senior lenders create a potential default due to the Company's anticipation of required amendments to alter the timing and amount of payments under the terms of the CCA Leases, as well as interest payments on the CCA Note, as discussed in Note 23.

        - Restrictions upon the ability of the Company to enter into any agreement constituting a "change of control" provision, as defined in the Amended Credit Facility, create the need for a consent based upon the execution of a securities purchase agreement with a prospective equity investor (as discussed in Note 23) and the appointment of a new Chairman of the Board of Directors of the Company and a new President of the Company.

        - For the fiscal quarter ending December 31, 1999, the Company was not in compliance with the following financial covenants, as defined in the Amended Credit Facility: (i) the Company's interest coverage ratio and (ii) the Company's leverage ratio.

        - The existence of explanatory paragraphs in the reports of each of the Company's and New CCA's reports of independent public accountants relating to the Company's and New CCA's financial statements as to the ability of each of the Company and New CCA to continue as a going concern render the Company in violation of the provisions of the Amended Credit Facility requiring unqualified opinions for the Company and New CCA.

        - The March 21, 2000 declaration of the quarterly dividend on the 8.0% Series A Cumulative Preferred Stock for the quarter ended March 31, 2000, payable April 17, 2000, constituted an event of default, based on the Company's unwaived defaults at the time the dividend was declared.

        - New CCA's revolving credit facility requires that New CCA have a net worth in excess of certain specified amounts. On December 31, 1999, New CCA was not, and it currently is not, in compliance with this financial covenant, which is an event of default under the Company's Amended Credit Facility.

        - As of March 31, 2000, the Company projects that it will not be in compliance with the following financial covenants, as defined in the Amended Credit Facility: (i) the Company's debt service coverage ratio; (ii) the Company's interest coverage ratio; (iii) the Company's leverage ratio; and (iv) the Company's ratio of total indebtedness to total capitalization.

        - In addition, as described below, the Company is in default under the provisions of the 9.5% Convertible Notes. Due to cross-default provisions existing between the Amended Credit Facility and the 9.5% Convertible Notes, the Company has been considered in default of this provision of the Amended Credit Facility since January 25, 2000.

       The Company plans to request the consent of the requisite percentage of its senior lenders under the Amended Credit Facility for a waiver of the Amended Credit Facility's restrictions relating to certain amendments of the Company's agreements with New CCA. The Company also plans to request the consent of such lenders with respect to an additional waiver of the Amended Credit Facility's financial covenants described above, as well as a temporary amendment to the Amended Credit Facility changing the definition of the Company's borrowing base to alleviate the adverse effect of the deferred rental payments on the Company's borrowing base. In connection with the waiver of the financial covenants, the Company will request that the calculation of the Company's interest coverage ratio and the Company's leverage ratio as of December 31, 1999 be amended. In addition, the Company anticipates the request of the waiver, subject to certain conditions, of events of default under the provisions of the Amended Credit Facility relating to certain defaults under the 9.5% Convertible Notes. These proposed waivers of, and amendment to, the terms of the Amended Credit Facility would remain in effect only until the earlier to occur of: (i) the completion of a prospective equity investment and related restructuring, (ii) termination of the agreements with the Fortress/Blackstone Investors or (iii) a yet undetermined date.

       Management expects the conditions to the effectiveness of all of the proposed waivers of, and amendment to, the provisions of the Amended Credit Facility will include, among other conditions (i) New CCA having obtained a waiver of, and an amendment to, certain provisions of its revolving credit facility and (ii) the Company having delivered to the trustee of the Company's $100.0 million Senior Notes an opinion as to the fairness, from a financial point of view, to the Company of the amendments to the terms of the CCA Leases and the amendments to the Business Development Agreement, the CCA Services Agreement and the Amended and Restated Tenant Incentive Agreement issued by an accounting, appraisal or investment banking firm of national standing.

       There can be no assurance that the lenders under the Amended Credit Facility will consent to any proposed waiver of, and amendments to, the note agreement, or will not seek to declare an event of default prior to the execution of any proposed waiver and amendments. Moreover, the effectiveness of the proposed waivers of, and amendments to, the Company's bank credit facility is subject to the satisfaction of the conditions described above and the attainment of the waivers of, and amendments to, the applicable provisions of New CCA's bank credit facility. In the event the Company is unable to obtain the necessary waivers or amendments to the bank credit facility, or to comply with and maintain the proposed waivers and amendments, or if the Company defaults under the terms of any of its other indebtedness, and such indebtedness is accelerated, the senior lenders under the Company's bank credit facilities are entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings under the bank credit facility. In addition, the Company's Senior Notes (as defined herein), the $40.0 million 9.5% convertible, subordinated MDP Notes and the $30.0 million 7.5% convertible, subordinated notes payable to PMI contain provisions which allow those creditors to accelerate their debt and seek remedies if the Company has a payment default under its bank credit facility or if the obligations under the Company's bank credit facility have been accelerated. If the senior lenders under the Company's bank credit facility elect to exercise their rights to accelerate the Company's obligations under the bank credit facility, and/or if the senior lenders do not consent to the proposed waivers and amendments (or acceptable alternative waivers and amendments), such events could result in the acceleration of all or a portion of the outstanding principal amount of the Company's Senior Notes (as defined herein) or its convertible, subordinated notes, which would have a material adverse effect on the Company's liquidity and financial position. The Company does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all of the Company's outstanding indebtedness.

       The Company has limited resources currently available to it to meet its operating, capital expenditure and debt service requirements. As a result, the Company currently is, and will continue to be, dependant on its ability to borrow funds under the terms of its bank credit facility to meet these requirements. Due to the Company's financial condition and non-compliance with certain covenants under the terms of its bank credit facility, the availability of borrowing under its bank credit facility is uncertain. Accordingly, there can be no assurance that the Company will be able to meet its operating, capital expenditure and debt service requirement in the future.

       SENIOR NOTES

       On June 11, 1999, the Company completed its offering of $100.0 million aggregate principal amount of 12% Senior Notes due 2006 (the "Senior Notes"). Interest on the Senior Notes is paid semi-annually in arrears, and the Senior Notes have a seven year non-callable term due June 1, 2006. Net proceeds from the offering were approximately $95.0 million after deducting expenses payable by the Company in connection with the offering. The Company used the net proceeds from the sale of the Senior Notes for general corporate purposes and to repay revolving bank borrowings under its Credit Facility.

       As of December 31, 1999, the Company is not in default under the terms of the Senior Notes. However, amendment of the Company's agreements with New CCA without prior delivery of fairness opinions, as described above, to the trustee of the Senior Notes would constitute an event of default.

       In addition, the indenture governing the Senior Notes contains a provision which allows the holders thereof to accelerate the Senior Notes and seek remedies if the Company has a payment default under its bank credit facility or if the obligations under the Company's bank credit facility have been accelerated.

       9.5% CONVERTIBLE SUBORDINATED NOTES

       On January 29, 1999, the Company issued $20.0 million of convertible subordinated notes due in December 2008, with interest payable semi-annually at 9.5%. This issuance constituted the second tranche of a commitment by the Company to issue an aggregate of $40.0 million of convertible subordinated notes, with the first $20.0 million tranche issued in December 1998 under substantially similar terms. The 9.5% Convertible Notes require that the Company revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price. As of December 31, 1999, the conversion price for the 9.5% Convertible Notes was $23.63 per share as compared to $28.00 per share at issuance. This change in conversion price resulted from dividends paid by the Company in 1999 and from the March 8, 1999 conversion of a $7.0 million convertible subordinated note issued to Sodexho into 1.7 million shares of common stock at a conversion price of $4.09 per share and the conversion of a $20.0 million convertible subordinated note issued to Sodexho into 2.6 million shares of common stock at a conversion price of $7.80 per share, as provided in the original terms of the 9.5% Convertible Notes.

       The provisions of the 9.5% Convertible Notes provide that the execution of the securities purchase agreement with the prospective equity investor as discussed in Note 23 by the Company constitutes a "change of control" of the Company. This "change of control" gave rise to a right of the holders of such notes to require the Company to repurchase the notes at a price of 105% of the aggregate principal amount of such notes within 45 days after the provision of written notice by such holder to the Company. In addition, as of February 5, 2000, the Company was no longer in compliance with a financial covenant contained in the note agreement relating to the ratio of the Company's total indebtedness to total capitalization. As a result of the violation of these covenants, the Company is in default under the provisions of the note agreement, and the holders of such notes may, at their option, accelerate all or a portion of the outstanding principal amount of this indebtedness. Moreover, during any period in which the Company is in default under the provisions of the note agreement, the holders of the notes may require the Company to pay an applicable default rate of interest of 20%. In addition to the default rate of interest, as a result of the default, the Company is obligated, under the terms of the 9.5% Convertible Notes, to pay the holders of the notes contingent interest sufficient to permit those note holders to receive a 15% rate of return on the $40.0 million principal amount, unless the holders of the notes elect to convert the notes into the Company's common stock under the terms of the note agreement. Such contingent interest is retroactive to the date of issuance of the 9.5% Convertible Notes. Because the conversion into common stock is at the election of the note holders, the Company has accrued the contingent interest from the date of issuance through December 31, 1999 of approximately $2.1 million.

       The Company has initiated discussions with the holders of these notes to waive the occurrence of a "change of control" arising from the Company's execution of the securities purchase agreement with the prospective equity investor, thereby extinguishing the Company's obligation to repurchase the notes at a premium. In addition, the Company has requested that the provisions of the note agreement be amended to: (i) remove the financial covenant relating to the Company's total indebtedness to total capitalization; (ii) remove a covenant requiring the Company to use its best efforts to qualify as a REIT for federal income tax purposes; and
       (iii) remove a covenant restricting the Company's ability to conduct business other than the financing, ownership and development of prisons and other correctional facilities.

       There can be no assurance that the holders of these notes will consent to any proposed waiver of, and amendments to, the note agreement, or will not seek to declare an event of default prior to the execution of any proposed waiver and amendments.

       7.5% CONVERTIBLE SUBORDINATED NOTES

       The $30.0 million 7.5% Convertible Notes require that the Company revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price. As of December 31, 1999, the conversion price for the note was $23.63 per share as compared to $27.42 per share at issuance. This change in conversion price resulted from dividends paid by the Company in 1999 and from the March 8, 1999 conversion of a $7.0 million convertible subordinated note issued to Sodexho into 1.7 million shares of common stock at a conversion price of $4.09 per share and the conversion of a $20.0 million convertible subordinated note issued to Sodexho into 2.6 million shares of common stock at a conversion price of $7.80 per share, as provided in the original terms of the 7.5% Convertible Notes.

       The provisions of the note agreement contain financial covenants relating to: (i) the Company's debt service coverage ratio; (ii) the Company's interest coverage ratio; and (iii) the Company's ratio of total indebtedness to total capitalization. It is likely that as of March 31, 2000, the Company will not be in compliance with one or more of these financial covenants. If one or more of these covenants are violated, such a violation would result in an event of default under the provisions of the note agreement, and the holder of such notes may, at its option, accelerate all or a portion of the outstanding principal amount of this indebtedness.

       If an event of default occurs under the provisions of the note agreement, the Company will initiate discussions with the holder of such notes and attempt to obtain a waiver of, or amendment to, the financial covenants contained in the note agreement violated by the Company. In addition, in order to prevent an event of default under the note agreement, prior to completion of a prospective equity investment and related restructuring, the Company will be required to amend the provisions of the note agreement to remove a covenant requiring the Company to elect to be taxed as a REIT for federal income tax purposes, if necessary.

       There can be no assurance that the holder of these notes will consent to any proposed waiver of, and amendments to, the note agreement, or will not seek to declare an event of default prior to the execution of any proposed waiver and amendments.

       OTHER DEBT TRANSACTIONS

       On March 8, 1999, the Company issued a $20.0 million convertible subordinated note to Sodexho pursuant to a forward contract assumed by the Company from Old CCA in the 1999 Merger. The note bore interest at LIBOR plus 1.35% and was convertible into shares of the Company's common stock at a conversion price of $7.80 per share. On March 8, 1999, Sodexho converted (i) a $7.0 million convertible subordinated note bearing interest at 8.5% into 1.7 million shares of the Company's common stock at a conversion price of $4.09 per share, (ii) a $20.0 million convertible subordinated note bearing interest at 7.5% into 700,000 shares of the Company's common stock at a conversion price of $28.53 per share and
       (iii) a $20.0 million convertible subordinated note bearing interest at LIBOR plus 1.35% into 2.6 million shares of the Company's common stock at a conversion price of $7.80 per share.

       In 1998, convertible subordinated notes with a face value of $5.8 million were converted into 2.9 million shares of common stock.

       At December 31, 1999 and 1998, the Company had $16.3 million and $1.6 million in letters of credit, respectively. The letters of credit were issued to secure the Company's construction of one facility and Old CCA's worker's compensation insurance policy, performance bonds and utility deposits. The Company is required to maintain cash collateral for the letters of credit.

       The Company capitalized interest of $37.7 million, $11.8 million and $6.3 million in 1999, 1998 and 1997, respectively.

       Maturities of long-term debt (excluding acceleration or demand provisions) for the next five years and thereafter are:

             2000                              $        6,084
             2001                                       6,093
             2002                                     916,337
             2003                                         114
             2004                                         126
             Thereafter                               170,237
                                               --------------
                                               $    1,098,991
                                               ==============

13.    DEFERRED GAINS ON SALES OF CONTRACTS


       Deferred gains on the sales of contracts consist of the following:

                                                                       DECEMBER 31,
                                                            ----------------------------------
                                                                1999                1998
                                                            ---------------    ---------------
             Deferred gain from sale to New CCA             $        63,337    $        63,316
             Deferred gain from sale to PMSI                         28,290             35,363
             Deferred gain from sale to JJMS                         14,418             18,022
                                                            ---------------    ---------------
                                                            $       106,045    $       116,701
                                                            ===============    ===============


       For the year ended December 31, 1999, the Company recognized $7.1 million and $3.6 million of amortization of the deferred gains from the sales to PMSI and JJFMSI, respectively.


 14.   INCOME TAXES

       The Company, formerly a taxable corporation, currently intends to elect to change its tax status from a taxable corporation to a REIT effective with the filing of its 1999 federal income tax return. As of December 31, 1998, the Company's balance sheet reflected $83.2 million in gross deferred tax assets. In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), the Company provided a provision for these deferred tax assets, excluding any estimated tax liabilities required for prior tax periods, upon completion of the 1999 Merger and the election to be taxed as a REIT. As such, the Company's results of operations reflect a provision for change in tax status of $83.2 million for the year ended December 31, 1999.

       The provision for income taxes is comprised of the following components:

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                     -------------------------------------------------
                                                         1999              1998              1997
                                                     -------------     -------------     -------------
       CURRENT PROVISION
         Federal                                     $           -     $      41,904     $      35,930
         State                                                   -             7,914             3,540
                                                     -------------     -------------     -------------
                                                                 -            49,818            39,470
                                                     -------------     -------------     -------------
       INCOME TAXES CHARGED TO EQUITY
         Federal                                                 -             4,016             5,679
         State                                                   -               459               649
                                                     -------------     -------------     -------------
                                                                 -             4,475             6,328
                                                     -------------     -------------     -------------
       DEFERRED PROVISION (BENEFIT)
         Federal                                            74,664           (34,848)          (11,360)
         State                                               8,536            (4,021)           (1,297)
                                                     -------------     -------------     -------------
                                                            83,200           (38,869)          (12,657)
                                                     -------------     -------------     -------------
            Provision for income taxes               $      83,200     $      15,424     $      33,141
                                                     =============     =============     =============

       In addition to the above, the cumulative effect of accounting change for 1998 was reported net of $10.3 million of estimated tax benefit. Of the $10.3 million total tax benefit related to the cumulative effect of accounting change, approximately $4.0 million related to current tax benefit and approximately $6.3 million related to deferred tax benefit.

       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 are as follows:

       CURRENT DEFERRED TAX ASSETS
          Asset reserves and liabilities not yet deductible for tax                 $        2,750
          Deferred revenue                                                                   2,300
          Other                                                                                796
                                                                                    --------------
                Total current deferred tax assets                                            5,846
                                                                                    --------------
       NONCURRENT DEFERRED TAX ASSETS
          Deferred gain on real estate transactions and sales of contracts                  44,779
          Other                                                                              2,055
                                                                                    --------------
                Total noncurrent deferred tax assets                                        46,834
                                                                                    --------------
       NONCURRENT DEFERRED TAX LIABILITIES
          Tax in excess of book depreciation                                                  (411)
          Income items not yet taxable and other                                            (1,069)
                                                                                    --------------
                Total noncurrent deferred tax liabilities                                   (1,480)
                                                                                    --------------
                Net deferred tax assets                                             $       51,200
                                                                                    ==============

       A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pretax income for the years ended December 31, 1998 and 1997 is as follows:

                                                                      1998         1997
                                                                      ----         ----
            Statutory federal rate                                    35.0%        35.0%
            State taxes, net of federal tax benefit                    4.0          4.0
            New CCA compensation charge                               21.0            -
            Deductions not previously benefited                      (29.4)           -
            Other items, net                                           5.8          (.9)
                                                                      ----         ----
                                                                      36.4%        38.1%
                                                                      ====         ====

       In the event that the Company completes the Fortress/Blackstone Restructuring, as defined in Note 23, under its existing terms following required shareholder approval in 2000, the Company will be required to be taxed as a C corporation commencing with the taxable year ended December 31, 1999. See Note 22 for additional information on the Company's contingent tax liabilities.

 15.   NEW CCA COMPENSATION CHARGE

       Old CCA recorded a $22.9 million charge to expense in 1998 for the implied fair value of approximately 5.0 million shares of New CCA voting common stock issued by New CCA to certain employees of Old CCA and Old Prison Realty. The shares were granted to certain founding shareholders of New CCA in September 1998. Neither the Company, Old CCA nor New CCA received any proceeds from the issuance of these shares. The fair value of these common shares was determined at the date of the 1999 Merger based upon the implied value of New CCA derived from $16.0 million in cash investments made by outside investors in December 1998 in return for a 32% ownership interest in New CCA.


 16.   EARNINGS PER SHARE

       The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income (as adjusted) by the weighted average number of common shares after considering the additional dilution related to convertible preferred stock, convertible subordinated notes, options and warrants.

       For the year ended December 31, 1999, the Company's stock options and warrants and convertible subordinated notes were convertible into 0.2 million and 3.2 million shares, respectively. These incremental shares were excluded from the computation of diluted earnings per share for the year ended December 31, 1999 as the effect of their inclusion would have been anti-dilutive.

       In computing diluted earnings per common share, the Company's stock warrants and stock options are considered dilutive using the treasury stock method, and the Series B convertible preferred stock and the various convertible subordinated notes are considered dilutive using the if-converted method for the years ended December 31, 1998 and 1997. The following table presents information necessary to calculate diluted earnings per share for the years ended December 31:

                                                            1999            1998           1997
                                                         ---------       ---------      ---------
       Net income (loss) available to common
          shareholders                                   $ (61,976)      $  10,836      $  53,955
       Interest expense applicable to convertible
          subordinated notes, net of tax
                                                              --               366            700
                                                         ---------       ---------      ---------
       Adjusted net income (loss) available to
          common shareholders                            $ (61,976)      $  11,202      $  54,655
                                                         =========       =========      =========

       Weighted average common shares outstanding
                                                           115,097          71,380         67,568
       Effect of dilutive options and warrants                --             3,689          6,369
       Conversion of preferred stock                          --               481            159
       Conversion of convertible subordinated notes
                                                              --             3,389          4,863
                                                         ---------       ---------      ---------

       Adjusted diluted common shares outstanding          115,097          78,939         78,959
                                                         =========       =========      =========
       Diluted earnings (loss) per share                 $    (.54)      $     .14      $     .69
                                                         =========       =========      =========

 17.   STOCKHOLDERS' EQUITY

       PREFERRED STOCK

       During 1998, the Company authorized 20.0 million shares of $.01 (one cent) par value preferred stock of which 4.3 million shares are designated as 8.0% Series A Cumulative Preferred Stock.

       As discussed in Note 3, in connection with the Prison Realty Merger, Old Prison Realty shareholders received 1.0 share of Series A Cumulative Preferred Stock of the Company in exchange for each Old Prison Realty Series A Cumulative Preferred Share. Consequently, the Company issued 4.3 million shares of its 8.0% Series A Cumulative Preferred Stock on January 1, 1999. The Series A Cumulative Preferred Shares are redeemable at any time by the Company on or after January 30, 2003 at $25 per share, plus dividends accrued and unpaid to the redemption date. The 8.0% Series A Cumulative Preferred Shares have no stated maturity, sinking fund provision or mandatory redemption and are not convertible into any other securities of the Company. Dividends on the 8.0% Series A Cumulative Preferred Shares are cumulative from the date of original issue of such shares and are payable quarterly in arrears on the fifteenth day of January, April, July and October of each year, to shareholders of record on the last day of March, June, September and December of each year, respectively, at a fixed annual rate of 8.0%.

       Old CCA had authorized 400,000 shares of $1 (one dollar) par value Series B convertible preferred stock. During 1997, Old CCA issued approximately 380,000 shares of Series B convertible preferred stock. The preferred stock had the same voting rights as Old CCA's common stock.

       Dividends were to be paid on the preferred stock at a rate equal to two times the dividend being paid on each share of Old CCA's common stock. Each share of the preferred stock was convertible into 1.94 shares of Old CCA's common stock. On October 2, 1998, pursuant to the terms of an Exchange Agreement by and among Old CCA, American Corrections Transport, Inc. ("ACT") and certain shareholders of ACT, and the charter of Old CCA, as amended, Old CCA converted each share of its Series B convertible preferred stock into 1.94 shares of Old CCA's common stock. Old CCA received no cash proceeds as a result of the transaction.

       STOCK OFFERINGS

       On November 4, 1998, Old CCA filed a Registration Statement on Form S-3 to register up to 3.0 million shares of Old CCA common stock for sale on a continuous and delayed basis using a "shelf" registration process. During December 1998, Old CCA sold, in a series of private placements,
       2.9 million shares of Old CCA common stock to institutional investors pursuant to this registration statement. The net proceeds of approximately $65.4 million were utilized by Old CCA for general corporate purposes, including the repayment of indebtedness, financing capital expenditures and working capital.

       On January 11, 1999, the Company filed a Registration Statement on Form S-3 to register an aggregate of $1.5 billion in value of its common stock, preferred stock, common stock rights, warrants and debt securities for sale to the public (the "Shelf Registration Statement"). Proceeds from sales under the Shelf Registration Statement have been and will be used for general corporate purposes, including the acquisition and development of correctional and detention facilities. During 1999, the Company issued and sold approximately 6.7 million shares of its common stock under the Shelf Registration Statement, resulting in net proceeds to the Company of approximately $120.0 million.

       On May 7, 1999, the Company registered 10.0 million shares of the Company's common stock for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides a method of investing cash dividends in, and making optional monthly cash purchases of, the Company's common stock, at prices reflecting a discount between 0% and 5% from the market price of the common stock on the New York Stock Exchange ("NYSE"). As of December 31, 1999, the Company has issued 1,261,431 shares under the Plan, with 1,253,232 of these shares issued under the Plan's optional cash feature resulting in proceeds of $12.3 million.

       STOCK WARRANTS

       Old CCA had issued stock warrants to certain affiliated and unaffiliated parties for providing certain financing, consulting and brokerage services to Old CCA and to stockholders as a dividend. All outstanding warrants were exercised in 1998 for 3.9 million shares of common stock with no cash proceeds received by Old CCA.

       TREASURY STOCK

       Old CCA's Board of Directors approved a stock repurchase program for up to an aggregate of 350,000 shares of Old CCA's stock for the purpose of funding the employee stock options, stock ownership and stock award plans. In September 1997, Old CCA repurchased 108,000 shares of its stock from a member of the Board of Directors of Old CCA at the market price pursuant to this program. In March 1998, the Old CCA repurchased 175,000 shares from its Chief Executive Officer at the market price pursuant to this program.

       On December 31, 1998, all then outstanding treasury stock was retired in connection with the 1999 Merger. Treasury stock was recorded in 1999 related to the cashless exercise of stock options.

       STOCK OPTION PLANS

       The Company has incentive and nonqualified stock option plans under which options were granted to "key employees" as designated by the Board of Directors. The options are granted with exercise prices equal to the market value at the date of grant. In general, one-fourth of the options granted to employees vest immediately, with the remaining options becoming exercisable ratably on the first, second and third anniversary of the dates of grant. Options granted to non-employee trustees vest at the date of grant. The term of such options is ten years from the date of grant.

       In connection with the 1999 Merger, all options outstanding at December 31, 1998 to purchase Old CCA common stock and all options outstanding at January 1, 1999 to purchase Old Prison Realty common stock, were converted into options to purchase shares of the Company's common stock after giving effect to the exchange ratio and carryover of the vesting and other relevant terms. Options granted under Old CCA's stock option plans are exercisable after the later of two years from the date of employment or one year after the date of grant until ten years after the date of grant. Options granted under Old Prison Realty's stock option plans were granted with terms similar to the terms of the Company's plans.

       Stock option transactions relating to the Company's incentive and nonqualified stock option plans are summarized below:


                                                                                         WEIGHTED AVERAGE
                                                                           NUMBER OF       EXERCISE PRICE
                                                                            SHARES           PER SHARE
                                                                         ------------      -------------
             (In thousands, except exercise prices)
             Outstanding at December 31, 1996                                   3,276      $       10.76
                Granted                                                           397              27.23
                Exercised                                                        (943)              8.69
                Cancelled                                                         (23)             29.95
                                                                         ------------      -------------
             Outstanding at December 31, 1997                                   2,707              13.73
                                                                         ------------      -------------
                Granted                                                           467              38.55
                Exercised                                                      (1,393)              6.21
                Cancelled                                                         (51)             28.23
                                                                         ------------      -------------
             Outstanding at December 31, 1998                                   1,730              26.08
                                                                         ------------      -------------
                Old Prison Realty options                                       1,222              22.92
                Granted                                                           397              19.93
                Exercised                                                        (144)              2.82
                Cancelled                                                        (783)             24.21
                                                                         ------------      -------------
             Outstanding at December 31, 1999                                   2,422      $       25.48
                                                                         ============      =============
             Available for future grant                                           781               -
                                                                         ============      =============
             Exercisable                                                        2,142      $       26.04
                                                                         ============      =============

       The weighted average fair value of options granted during 1999, 1998 and 1997 was $3.88, $16.43, and $11.59 per option, respectively, based on the estimated fair value using the Black-Scholes option-pricing model.

       Stock options outstanding at December 31, 1999 are summarized below:

                                                   WEIGHTED AVERAGE
                                   OPTIONS             REMAINING                                  OPTIONS
             EXERCISE          OUTSTANDING AT      CONTRACTUAL LIFE     WEIGHTED AVERAGE      EXERCISABLE AT
              PRICE           DECEMBER 31, 1999       (IN YEARS)         EXERCISE PRICE      DECEMBER 31, 1999
        -----------------     -----------------    -----------------    -----------------    -----------------
              $1.46                      7               2.17              $      1.46                  7
          $2.21 - $2.43                 42               3.78              $      2.23                 42
          $4.75 - $6.50                148               5.05              $      5.88                148
              $10.04                    24               5.42              $     10.04                 24
         $16.71 - $23.00             1,065               7.83              $     20.49                796
         $27.71 - $40.00             1,136               7.36              $     34.05              1,125
                              -----------------                                               -----------------
                                     2,422                                                          2,142
                              =================                                               =================

       During 1995, Old CCA authorized the issuance of 295,000 shares of common stock to certain key employees as a deferred stock award. The award becomes fully vested ten years from the date of grant based on continuous employment with the Company. The Company is expensing the $3.7 million of awards over the vesting period.

       During 1997, Old CCA granted 70,000 stock options to a member of the Board of Directors of Old CCA to purchase Old CCA's common stock. The options were granted with an exercise price less than the market value on the date of grant and were exercisable immediately. As of December 31, 1998, Old CCA had recognized $0.5 million of compensation expense related to the issuance of these stock options.

       During 1999, the Company authorized the issuance of 23,000 shares of common stock to four executives as deferred stock awards. The value of the awards on the date of grant was approximately $0.5 million. The awards vested 25% immediately upon date of the grant with the remaining shares vesting 25% on each anniversary date of the grant in each of the next three years. Effective December 31, 1999, two of the executives that received the awards resigned from the Company. All unvested shares issued to those two executives were forfeited upon their resignation. The Company expensed $0.1 million related to the shares in 1999.

       The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and accounts for stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. As a result, no compensation cost has been recognized for the Company's stock option plans under the criteria established by SFAS 123. Had compensation cost for the stock option plans been determined based on the fair value of the options at the grant date for awards in 1999, 1998 and 1997 consistent with the provisions of SFAS 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                                               1999              1998             1997
                                                           ------------      ------------     -----------
       Net income (loss) - as reported                     $    (61,976)     $     10,836     $    53,955
       Net income (loss) - pro forma                            (64,974)            6,769          48,911

       Net income (loss) per share - Basic -
          as reported                                      $      (.54)      $       .15      $       .80
       Net income (loss) per share - Basic -
          pro forma                                               (.56)              .09              .72

       Net income (loss) per share - Diluted -
          as reported                                      $      (.54)      $       .14      $       .69
       Net income (loss) per share - Diluted -
          pro forma                                               (.56)              .09              .62

       Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of that to be expected in future years.

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               1999              1998             1997
                                                             --------          --------         --------
       Expected dividend yield                                  9.0%              0.0%             0.0%
       Expected stock price volatility                         49.1%             47.7%            40.4%
       Risk-free interest rate                                  5.4%              4.6%             5.3%
       Expected life of options                              10 YEARS           4 years          4 years

       PRISON REALTY TRUST 401(k) SAVINGS AND RETIREMENT PLAN

       On December 17, 1998, the Company's Board of Directors adopted the Prison Realty Trust, Inc. 401(k) Savings and Investment Plan (the "401(k) Plan"). Effective January 1, 1999, in conjunction with the 1999 Merger, the Employee Savings and Stock Ownership Plan (the "ESOP") of Old Prison Realty was replaced by the 401(k) Plan. The 401(k) Plan is a voluntary compensation deferral plan under Section 401(k) of the Code. All employees of the Company are eligible to participate upon reaching age 18 and completing six months of qualified service, as defined in the 401(k) Plan. Eligible employees may elect to defer from 1% to 15% of their compensation. The Company will match a discretionary percentage of the employees' salary deferral, and the deferrals are invested securities and investments as permitted by the 401(k) Plan and directed by each employee. For the year ended December 31, 1999, the Company contributed $.037 million to the 401(k) Plan.


 18.   REVENUES AND EXPENSES

       Approximately 95% of the Company's revenues for the year ended December 31, 1999 relates to amounts earned under lease arrangements from tenants, primarily New CCA. See Note 5 for discussion of lease arrangements with New CCA.

       Approximately 96% and 98% of Old CCA's revenues for the years ended December 31, 1998 and 1997, respectively, relate to amounts earned from federal, state and local governmental management and transportation contracts. Old CCA had revenues of 18% and 21% from the federal government and 65% and 59% from state governments for the years ended December 31, 1998 and 1997, respectively. One state government accounted for revenues of 10% and 13% for the years ended December 31, 1998 and 1997, respectively. In 1997, Old CCA recognized $7.9 million of additional management service revenues. Old CCA recognized after tax development fee income of $2.5 million in 1997 related to a contract to design, construct and equip a managed detention facility.

       Accounts payable at December 31, 1999 and 1998, consists of the following:

                                            1999                1998
                                         ----------         -----------
       Trade                             $   10,099         $    21,999
       Construction                          32,252              44,665
                                         ----------         -----------
                                         $   42,351         $    66,664
                                         ==========         ===========

       Salaries and related benefits represented 12% of general and administrative expenses for the year ended December 31, 1999. Salaries and related benefits represented 61% and 66% of operating expenses for the years ended December 31, 1998 and 1997, respectively.

19.    SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

       Selected quarterly financial information for each of the quarters in the years ended December 31, 1999 and 1998 is as follows:

                                             MARCH 31,           JUNE 30,         SEPTEMBER 30,      DECEMBER 31,
                                               1999                1999               1999               1999
                                          ---------------    ---------------     ---------------    ---------------
       Revenues                           $        71,986    $        73,841     $        74,975    $        64,916
       Operating income (loss)                     61,187             61,614              61,772           (109,152)
       Net income (loss)                          (22,605)            60,423              48,145           (139,339)
       Net income (loss) available to
          common shareholders
                                                  (24,755)            58,273              45,995           (141,489)
       Net income (loss) per common
          share - Basic                            (0.23)              0.50                0.39              (1.20)
       Net income (loss) per common
          share - Diluted                          (0.23)              0.50                0.39              (1.20)

                                             MARCH 31,           JUNE 30,         SEPTEMBER 30,      DECEMBER 31,
                                               1998                1998               1998               1998
                                          ---------------    ---------------     ---------------    ---------------
       Revenues                           $       141,298    $       164,071     $       179,136    $       177,554
       Operating income (loss)                     22,143             26,198              28,534            (35,197)
       Income (loss) before cumulative
          effect of accounting change
                                                   18,443             21,088              21,102            (33,652)
       Cumulative effect of accounting
          change, net of taxes
                                                        -                  -                   -             16,145
       Net income (loss)                           18,443             21,088              21,102            (49,797)
       Net income (loss) available to
          common shareholders
                                                   18,443             21,088              21,102            (49,797)
       Net income (loss) per common
          share - Basic                             0.27               0.30                0.30               (.67)
       Net income (loss) per common
          share - Diluted                           0.23               0.27                0.27               (.67)

 20.   INTERNATIONAL ALLIANCE

       Old CCA entered into an International Alliance (the "Alliance") with Sodexho to pursue prison management business outside the United States. In conjunction with the Alliance, Sodexho purchased an equity position in Old CCA by acquiring several instruments. In 1994, Old CCA sold Sodexho
       2.5 million shares of common stock at $4.29 per share and a $7.0 million convertible subordinated note bearing interest at 8.5%. Sodexho also received warrants that were exercised in 1998 for 3.9 million shares of common stock. In consideration of the placement of the aforementioned securities, Old CCA paid Sodexho $4.0 million over a four-year period ending in 1998. These fees include debt issuance costs and private placement equity fees. These fees have been allocated to the various instruments based on the estimated cost to Old CCA of raising the various components of capital and are charged to debt issuance costs or equity as the respective financings are completed.

       In 1995, Old CCA and Sodexho entered into a forward contract whereby Sodexho would purchase up to $20.0 million of convertible subordinated notes at any time prior to December 1997. In 1997, Old CCA and Sodexho extended the expiration date of this contract to December 1999. As discussed in Note 12, on March 8, 1999, the Company issued the $20.0 million convertible, subordinated notes to Sodexho. The notes bore interest at LIBOR plus 1.35% and were convertible into shares of the Company's common stock at a conversion price of $7.80 per share.

       In 1996, Old CCA sold $20.0 million of convertible notes to Sodexho pursuant to their contractual preemptive right. The notes had an interest rate of 7.5% and were convertible into common shares at a conversion price of $28.53 per share.

       As discussed in Note 12, on March 8, 1999, Sodexho converted (i) the $7.0 million convertible subordinated note bearing interest at 8.5% into 1.7 million shares of the Company's common stock at a conversion price of $4.09 per share, (ii) the $20.0 million convertible subordinated note bearing interest at 7.5% into 700,000 shares of the Company's common stock at a conversion price of $28.53 per share and (iii) the $20.0 million convertible subordinated note bearing interest at LIBOR plus 1.35% into 2.6 million shares of the Company's common stock at a conversion price of $7.80 per share.


 21.   RELATED PARTY TRANSACTIONS

       Old CCA paid legal fees to a law firm of which one of the partners is a stockholder of the Company and had been a member of the Old CCA Board of Directors. Legal fees, including fees related to Old CCA's mergers and acquisitions, paid to the law firm amounted to $3.0 million and $1.1 in 1998 and 1997, respectively. The Company paid $5.8 million to this law firm during 1999.

       Old CCA paid $0.3 million and $0.4 million in 1998 and 1997, respectively, to a member of the Old CCA Board of Directors for consulting services related to various contractual relationships. The Company did not make any payments to this individual during 1999.

       Old CCA paid $1.3 million and $0.9 million in 1998 and 1997, respectively, to a company that is majority-owned by an individual that was a member of the Old CCA Board of Directors, for services rendered at one of its facilities. The Company did not make any payments to this individual during 1999.

       During 1999, the Company paid $26.5 million to a construction company that is owned by a member of the Company's Board of Directors, for services rendered in the construction of facilities. During 1998, Old CCA paid $40.8 million and Old Prison Realty paid $8.7 million to this construction company.

       During 1998, the Company paid $3.0 million in 1998 to a member of the Company's Board of Directors for consulting services rendered in connection with the merger transactions discussed in Note 3. The Company did not make payments to this individual during 1999 other than Board of Director fees.


 22.   COMMITMENTS AND CONTINGENCIES

       LITIGATION

       As a result of the 1999 Merger, the Company became subject to a variety of legal proceedings outstanding as of December 31, 1998 against Old CCA arising in the ordinary course of Old CCA's business, including certain claims brought by and on behalf of inmates and employees of facilities managed and operated by Old CCA prior to the 1999 Merger. The Company does not believe that such litigation, if resolved against the Company, would have a material adverse effect upon its consolidated financial position, results of operations and cash flows. Also, as a result of the 1999 Merger, the Company became subject to certain legal proceedings outstanding as of January 1, 1999 against Old Prison Realty arising in the ordinary course of Old Prison Realty's business, including certain claims arising in connection with the construction and development of its facilities. The Company does not believe that such litigation, if resolved against the Company, would have a material adverse effect upon its consolidated financial position, results of operations and cash flows.

       At December 31, 1998, Old CCA was a party to two inmate lawsuits at the Northeast Ohio Correctional Center for wrongful deaths. These lawsuits were assumed by the Company in the 1999 Merger. While the outcome of these lawsuits is not determinable, the Company does not believe that such litigation, if resolved against the Company, would have a material adverse effect upon its consolidated financial position, results of operations and cash flows.

       On December 29, 1999, a purported class action lawsuit was filed on behalf of the shareholders of the Company in the Chancery Court for Davidson County, Tennessee. The lawsuit, captioned Bernstein v. Prison Realty Trust, et al., names as defendants the Company and its directors, as well as the investors in the prospective equity investment and related restructuring discussed in Note 23. The lawsuit alleges that the directors breached their fiduciary duties to the Company's shareholders by "effectively selling control" of the Company for inadequate consideration and without having adequately considered or explored all other alternatives to the prospective equity investment and related restructuring or having taken steps to maximize stockholder value. The plaintiffs seek an injunction preventing the completion of the equity investment and related restructuring, declaratory relief, and costs and fees. On each of January 4, 2000 and January 12, 2000, nearly identical purported class action lawsuits were filed in the same court on behalf of different purported class representatives. The lawsuits, captioned Hardee
       v. Prison Realty Trust, et al. and Holle v. Prison Realty Trust, et al., name as defendants the Company and its directors, as well as the investors. The plaintiffs in these three actions have moved for consolidation.

       On December 30, 1999, a purported class action lawsuit was filed in federal court in the United States District Court for the Middle District of Tennessee, on behalf of the stockholders of the Company. The lawsuit, captioned Neiger v. Doctor Crants, et al., names as defendants the Company, Doctor R. Crants and D. Robert Crants, III. The lawsuit alleges violations of federal securities laws based on the allegation that the defendants knew or should have known that the Company would not make any further dividend payments on its common stock, including the Special Dividend prior to the date on which it was disclosed to the public and therefore certain statements made by them prior to that time were false and misleading. The plaintiffs seek an unspecified amount of monetary damages and costs and fees. On February 4, 2000, a nearly identical purported class action lawsuit was filed in the same court on behalf of different purported class representatives. The lawsuit, captioned Anderson v. Doctor Crants, et al., names as defendants the Company, Doctor R. Crants and D. Robert Crants, III. On February 24, 2000, a nearly identical complaint was filed in the same court on behalf of one plaintiff. The lawsuit, captioned Brody, et al. v. Prison Realty Trust, Inc. et al., names as defendants the Company, Doctor R. Crants, D. Robert Crants, III and Darrell K. Massengale. Additionally, on March 3, 2000, a similar lawsuit was filed on behalf of two plaintiffs in the Chancery Court for the State of Tennessee, Twentieth Judicial District. The lawsuit, captioned Buchanan v. Prison Realty Trust, Inc., et al., names as defendants the Company, Doctor R. Crants, D. Robert Crants, III and Darrell K. Massengale and alleges violations of state securities laws based on claims substantially identical to those enumerated above.

       The Company is also currently subject to two separate class actions filed in federal court in the United States District Court for the Middle District of Tennessee, alleging securities fraud in connection with the agreements entered into by the Company and New CCA in May 1999 to increase payments made by the Company to New CCA under the terms of certain agreements. The plaintiffs' class in In re Old CCA Securities Litigation consists of former shareholders of Old CCA who acquired shares of the Company as the result of the 1999 Merger. The plaintiffs' class in In re Prison Realty Securities Litigation consists of former shareholders of Old Prison Realty who acquired shares of the Company as the result of the 1999 Merger and all persons who acquired shares of the Company in the open market prior to May 17, 1999. Each of these actions alleges violations of federal securities laws based on the allegations that the Company and the individual defendants in the actions knew or should have known of the increased payments to New CCA prior to the date that they were disclosed to the public, and therefore certain public filings and representations made by the Company and certain of the defendants were false and misleading. These two actions represent the consolidation of sixteen complaints filed in May and June 1999. In addition, a purported stockholders' derivative complaint has been filed in the Chancery Court for Davidson County, Tennessee in Nashville, captioned Wanstrath v. Crants, et al., against the Company, New CCA and persons who were directors at the time the Company entered into the agreements regarding the increased payments to New CCA. The derivative action alleges, among other things, that the directors of the Company violated their fiduciary duties in approving the increased payments to New CCA. The plaintiffs in this action have also moved for a preliminary injunction to prevent the completion of the proposed equity investment and restructuring.

       The Company also is subject to a complaint filed in August 1998 in the Chancery Court for Davidson County, Tennessee, inherited from Old CCA in the 1999 Merger. The lawsuit, captioned Dasburg, S.A. v. Corrections Corporation of America, et al., claims that Old CCA and the individual named defendants violated state law by making false and misleading statements in order to keep Old CCA's stock price at an artificially high level during the period from April 1997 through April 1998, so that the individual named defendants could sell shares of Old CCA stock at inflated prices.

       The Company was the subject of a purported class action complaint filed in the Circuit Court for Davidson County, Tennessee, on January 28, 2000. The lawsuit, captioned White v. Prison Realty Trust, Inc., et al., alleged that the defendants engaged in unfair and deceptive practice of permitting telephone service providers exclusive service rights in return for illegal payments and kickbacks, which exclusive agreements allow and require the providers to charge unconscionable fees for phone services. This complaint was subsequently dismissed by the Circuit Court on February 23, 2000. A similar complaint, captioned Hunt v. Prison Realty Trust, Inc., was filed on February 23, 2000 in the Circuit Court for Davidson County, Tennessee, naming as defendants the Company, New CCA, JJFMSI and PMSI. Plaintiffs are asking for unspecified treble damages pursuant to the Tennessee Consumer Protection Act plus restitution of the amounts collected by the defendants under such arrangements, as well as a permanent injunction restraining the defendants from engaging in such conduct, in addition to unspecified damages.

       The Company is defending vigorously its actions in each of the various shareholder or class action lawsuits. It is possible additional lawsuits will be filed in connection with the proposed equity investment and related restructuring. It is also possible that the Company's liability in regard to the shareholder or class action lawsuits will exceed the Company's insurance coverage limits and will have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows.

       With the exception of the foregoing matters, the Company is not presently subject to any material litigation nor, to the Company's knowledge, is any litigation threatened against the Company, other than routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance, and all of which collectively is not expected to have a material adverse effect on the consolidated financial statements of the Company.

       INCOME TAX CONTINGENCIES

       As required by its governing instruments, the Company currently intends to elect to be taxed as a REIT for the year ended December 31, 1999. In the event that the Company completes the Fortress/Blackstone Restructuring, as defined in Note 23, under its existing terms following required shareholder approval in 2000, the Company will be required to be taxed as a C corporation commencing with the taxable year ended December 31, 1999. As discussed in Note 11, in order to qualify as a REIT, the Company is required to distribute 95% of its taxable income for 1999. Although dividends sufficient to distribute 95% of the Company's taxable income for 1999 have not been declared as of December 31, 1999, the Company intends to pay sufficient dividends either in cash or in securities to satisfy all distribution requirements for qualification as a REIT for 1999 and estimates that $143.7 million will be distributed in 2000 to meet this requirement. The Company is currently considering the exact timing and method of the payment of these required distributions. As of December 31, 1999, $2.2 million of distributions relating to the 8.0% Series A Cumulative Preferred Shares have been declared and accrued in the accompanying consolidated balance sheets. The remaining $141.5 million of distributions that must be paid to shareholders in 2000 in order for the Company to maintain its status as a REIT have not been declared by the Board of Directors and, accordingly, have not been accrued in the accompanying consolidated balance sheets. It is likely that the Company's debt holders would be required to consent to the Company's payment of these distributions. The Company's failure to distribute 95% of its taxable income for 1999 or the failure of the Company to comply with other requirements for REIT qualification under the Code would have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows.

       The Company's election of REIT status for the taxable year ended December 31, 1999 will be subject to review by the IRS for a period of three years from the date of filing of its 1999 tax return. Should the IRS review the Company's election to be taxed as a REIT for the 1999 taxable year and reach a conclusion requiring the Company to be treated as a taxable corporation for the 1999 taxable year, the Company would be subject to income taxes and interest on its 1999 taxable income and possibly subject to fines and/or penalties. In the event that the Company completes the

       Fortress/Blackstone Restructuring, as defined in Note 23, under its existing terms following required shareholder approval in 2000, the Company will be required to be taxed as a C corporation commencing with the taxable year ended December 31, 1999. Income taxes for the year ended December 31, 1999 could exceed $83.5 million, which would have an adverse impact on the Company's consolidated financial position, results of operations and cash flows.

       In connection with the 1999 Merger, the Company assumed any tax obligations of Old CCA resulting from disputes with federal and state taxing authorities related to tax returns filed by Old CCA in 1998 and prior taxable years. The IRS is currently conducting an audit of Old CCA's federal tax return for the taxable year ending December 31, 1997. The Company currently is unable to predict the ultimate outcome of the IRS's audit of Old CCA's 1997 federal tax return or the ultimate outcome of audits of other tax returns of the Company or Old CCA by the IRS or by other taxing authorities; however, it is possible that such audits will result in claims against the Company in excess of the reserves currently recorded by the Company. In addition, to the extent that IRS audit adjustments increase the Accumulated Earnings and Profits of Old CCA, the Company would be required to make timely distribution of the Accumulated Earnings and Profits of Old CCA to shareholders. Such results would have a material adverse impact on the Company's financial position, results of operations and cash flows.

       GUARANTEES

       The Company has guaranteed the bond indebtedness (outstanding balance of $69.1 million at December 31, 1999) and forward purchase agreement (estimated obligation of $6.9 million at December 31, 1999) of a governmental entity for which PMSI currently provides management services at a 302-bed correctional facility. Under the terms of its guarantee agreements, the Company is required to maintain a restricted cash account (balance of $6.9 million at December 31, 1999) to collateralize the guarantee of the forward purchase agreement.


23.    PROSPECTIVE EQUITY INVESTMENT AND RELATED RESTRUCTURING

       RESTRUCTURING AND RELATED TRANSACTIONS

       During the third quarter of 1999, the Company and New CCA retained Merrill Lynch & Co. ("Merrill Lynch") as their financial advisor to assist them in completing a sale of equity and/or debt securities as required by the Amended Credit Facility in order to make the Special Dividend payment in cash. Following extensive analysis by Merrill Lynch concerning the Company's capital structure, liquidity, and potential investor candidates, the advisor recommended that the Board of Directors consider more comprehensive investment alternatives.

       In order to address the capital and liquidity constraints facing the Company and New CCA and concerns regarding the corporate structure and management of the Company, the Company intends to complete a comprehensive restructuring (the "Restructuring") pursuant to which it is currently anticipated that the Company will:

       - merge with each of New CCA, PMSI and JJFMSI and operate under the name "Corrections Corporation of America" as a taxable corporation, rather than a REIT, for federal income tax purposes (the "Combination");

       -  raise additional equity (the "Equity Investment");

       - refinance all or a portion of its existing indebtedness, including its existing $1.0 billion Amended Credit Facility; and

       -     incorporate changes to existing executive management.

       PROPOSED RESTRUCTURING LED BY AFFILIATES OF FORTRESS AND BLACKSTONE

       On December 26, 1999, the Company entered into a series of agreements concerning a proposed Restructuring led by a group of institutional investors (the "Fortress/Blackstone Investors") consisting of an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group, together with an affiliate of Bank of America Corporation (the "Fortress/Blackstone Restructuring"). Under the terms of the Fortress/Blackstone Restructuring, the Company would:

       - complete the Combination and operate as a taxable corporation commencing with the Company's 1999 taxable year;

       - raise up to $350.0 million by selling shares of convertible preferred stock and warrants to purchase shares of common stock to the Fortress/Blackstone Investors in a private placement and to the Company's existing common stockholders in a $75.0 million rights offering;

       -     obtain a new $1.2 billion credit facility;

       - incorporate changes to existing management through a newly constituted Board of Directors and executive management team; and

       - amend the Company's existing charter and bylaws to accommodate the Fortress/Blackstone Restructuring.

       Approval of the holders of the Company's common stock will be required in order to complete the Fortress/Blackstone Restructuring and related transactions. In this regard, on February 17, 2000, the Company filed a preliminary proxy statement with the Securities and Exchange Commission to be used in connection with a special meeting of the Company's stockholders expected to be held during 2000.

       In connection with the Fortress/Blackstone Restructuring, through December 31, 1999, the Company has incurred a total of $6.4 million of costs and expenses. In addition to these costs and expenses already incurred, the Company will incur certain costs and expenses in 2000 related to the performance of various parties under contractual agreements. Regardless of whether or not the Fortress/Blackstone Restructuring is completed, the Company is presently obligated to pay to the Fortress/Blackstone Investors a $15.7 million transaction fee, which is payable upon the earlier of (i) the issuance of the convertible preferred stock and warrants to purchase shares of common stock described above, (ii) four months from December 26, 1999, or (iii) the completion of an alternative Restructuring.

       If the Fortress/Blackstone Restructuring is completed, the Company will bear all costs and expenses, including the fees and expenses of advisors, accountants, attorneys, consultants and other parties engaged by the Company and by the Fortress/Blackstone Investors in connection with the evaluation, negotiation and consummation of Fortress/Blackstone Restructuring. Under the terms of the Fortress/Blackstone Restructuring, these costs and expenses will include an annual monitoring fee of $1.5 million to be paid to the Fortress/Blackstone Investors until a newly constituted executive management team, which has been approved by the Company's Board of Directors and the Fortress/Blackstone Investors, is in place.

       In addition, if prior to the consummation of the Fortress/Blackstone Restructuring or during a period of one year following any termination of the Fortress/Blackstone Restructuring, the Company, New CCA, PMSI or JJFMSI enters into any agreement with a third party without the consent of the Fortress/Blackstone Investors providing for the issuance of equity or convertible securities with proceeds in excess of $100.0 million or providing for any merger, consolidation, transfer of substantial assets, any tender or exchange offer, or similar transactions involving the Company, New CCA, PMSI or JJFMSI, then the Company must pay a $7.5 million break-up fee to the Fortress/Blackstone Investors.

       PROPOSED RESTRUCTURING LED BY PACIFIC LIFE

       On February 23, 2000, the Board of Directors of the Company received an unsolicited proposal from Pacific Life Insurance Company ("Pacific Life") regarding a proposed Restructuring intending to serve as an alternative to the Fortress/Blackstone Restructuring (the "Pacific Life Restructuring"). In connection with the receipt of the unsolicited proposal regarding the Pacific Life Restructuring, the Company's Board of Directors determined, after reviewing the proposal with its financial and legal advisors, that it is appropriate for the Company and its financial advisors to commence negotiations with Pacific Life regarding a potential Restructuring led by Pacific Life.

       TRANSACTIONS BETWEEN THE COMPANY AND NEW CCA

       As of December 31, 1999, approximately $24.9 million of December 1999 rents due from New CCA to the Company were unpaid. In an effort to address the liquidity needs of the Company and New CCA prior to the Restructuring, the Company and New CCA currently intend to amend the terms of the CCA Leases. Pursuant to this proposed amendment, rent will be payable on each June 30 and December 31, instead of monthly. In addition, the proposed amendment provides that New CCA is required to make certain scheduled monthly installment payments to the Company from January 1, 2000 through June 30, 2000. Approximately $12.9 million of the balance outstanding at December 31, 1999 was paid February 14, 2000, and the Company expects that the remaining $12.0 million of 1999 rents will be received during the second quarter of 2000. In regard to rent accruing from January 1, 2000 through June 30, 2000, the Company and New CCA are currently negotiating the scheduled monthly installment payments that are to occur during the second quarter of 2000. At the time these installment payments are made, New CCA will also be required to pay interest to the Company upon such payments at a rate equal to the then current interest rate under the Amended Credit Facility.

       The Company and New CCA also intend to amend the terms of certain other agreements between the Company and New CCA (the Business Development Agreement, the CCA Services Agreement, and the Amended and Restated Tenant Incentive Agreement) to provide for the deferral of the payment of all fees under these agreements by the Company to New CCA until September 30, 2000.

       LENDER CONSENTS

       The proposed amendments to the contractual agreements between the Company and New CCA as described above are subject to the consent of the Company's and New CCA's lenders. The consummation of the Restructuring, absent a refinancing of the Company's debt, also is subject to the consent of the Company's and New CCA's lenders.

       No assurance can be given that the Restructuring and related transactions will be consummated. In addition, no assurance can be given that the amendment of the various contractual agreements between the Company and New CCA and the various lenders' consent to such amendments will be obtained and be sufficient to address the liquidity needs of the Company and New CCA prior the Restructuring. The failure to consummate the Restructuring and/or the failure to amend the various contractual agreements between the Company and New CCA and to gain the various lenders' consent to such amendments could have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows.

       CURRENT STATUS

       The Company is currently in discussion with each of the Fortress/Blackstone Investors and representatives from Pacific Life with respect to the terms of the proposed Restructuring. In the event the Company is unable to reach an agreement with these parties or complete a Restructuring with another third party, the Company and New CCA will be forced to pursue certain standalone alternatives not involving a third party investor and such alternatives have significant drawbacks. In connection with such standalone alternatives, the Company will be forced to restructure or renegotiate its existing indebtedness which may not be possible or, if possible, obtained on significantly less favorable terms, given New CCA's recent operating performance and failure to meet its projected results. No assurance, however, can be given that any debt restructuring or renegotiation could be accomplished. Further, a standalone combination would not address the Company's capital needs with respect to the construction and expansion of correctional and detention facilities as well as its financial ability to expand its existing and perspective business opportunities.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                      MARCH 31, 2000 AND DECEMBER 31, 1999


                                                                                    MARCH 31, 2000   DECEMBER 31, 1999
                                                                                    --------------   -----------------
ASSETS                                                                             (UNAUDITED AND AMOUNTS IN THOUSANDS)
CURRENT ASSETS:
    Cash and cash equivalents                                                         $    2,504         $   10,725
    Accounts receivable, net of allowances                                                71,710             66,414
    Prepaid expenses                                                                       3,196              3,733
    Other current assets                                                                   4,798              7,775
                                                                                      ----------         ----------
            Total current assets                                                          82,208             88,647

PROPERTY AND EQUIPMENT, NET                                                               19,453             19,959

OTHER ASSETS:
    Investment in contracts                                                               66,160             67,363
    Other                                                                                  8,097              8,732
                                                                                      ----------         ----------
            Total assets                                                              $  175,918         $  184,701
                                                                                      ==========         ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                                                                  $   23,319         $   28,938
    Lease and trade name use payables to Prison Realty                                    96,915             27,080
    Accrued salaries and wages                                                             5,658              5,842
    Accrued property taxes                                                                 7,822              9,393
    Accrued interest to Prison Realty                                                     20,539             16,440
    Other accrued expenses                                                                16,518             17,514
    Short-term debt                                                                        6,180             16,214
    Promissory note to Prison Realty                                                     137,000            137,000
                                                                                      ----------         ----------
        Total current liabilities                                                        313,951            258,421
DEFERRED LEASE INCENTIVES AND SERVICE FEES RECEIVED FROM PRISON REALTY                   105,202            107,070
                                                                                      ----------         ----------
        Total liabilities                                                                419,153            365,491
                                                                                      ----------         ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Common stock- Class A; $0.01 (one cent) par value; 100,000 shares
        authorized; 9,349 issued and outstanding                                              93                 93
    Common stock- Class B; $0.01 (one cent) par value;
        100,000 shares authorized; 981 issued and outstanding                                 10                 10
    Additional paid-in capital                                                            25,133             25,133
    Deferred compensation                                                                 (2,913)            (3,108)
    Retained deficit                                                                    (265,558)          (202,918)
                                                                                      ----------         ----------
        Total stockholders' equity                                                      (243,235)          (180,790)
                                                                                      ----------         ----------
        Total liabilities and stockholders' equity                                    $  175,918         $  184,701
                                                                                      ==========         ==========


  The accompanying notes are an integral part of these consolidated statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                       THREE MONTHS ENDED    THREE MONTHS ENDED
                                         MARCH 31, 2000        MARCH 31, 1999
                                       ------------------    ------------------
                                         (UNAUDITED AND AMOUNTS IN THOUSANDS)
REVENUES                                   $   137,952         $      112,363
                                           -----------         --------------
EXPENSES:
    Operating                                  105,485                 82,170
    Trade name use agreement                     2,576                  2,139
    Lease                                       79,314                 80,735
    General and administrative                   6,159                  5,775
    Depreciation and amortization                2,170                  2,062
                                           -----------         --------------
                                               195,704                172,881
                                           -----------         --------------
OPERATING LOSS                                 (57,752)               (60,518)
Interest expense, net                            4,888                  6,606
                                           -----------         --------------
LOSS BEFORE INCOME TAXES                       (62,640)               (67,124)
BENEFIT FOR INCOME TAXES                          --                  (27,358)
                                           -----------         --------------

NET LOSS                                   $   (62,640)        $      (39,766)
                                           ===========         ==============

  The accompanying notes are an integral part of this consolidated statement.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                                                                          THREE MONTHS           THREE MONTHS
                                                                                             ENDED                   ENDED
                                                                                         MARCH 31, 2000         MARCH 31, 1999
                                                                                         --------------         --------------
                                                                                          (UNAUDITED AND AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                $(62,640)              $(39,766)
    Adjustments to reconcile net loss to net cash provided by (used in)
        operating activities
            Depreciation and amortization                                                      2,170                  2,062
            Amortization of lease incentives and service fees received from
                Prison Realty                                                                 (1,868)                  (160)
            Deferred income taxes                                                               --                  (27,358)
            Lease incentives and service fees received from Prison Realty                      1,421                 59,259
            Other noncash items                                                                  786                    195
            Write-off of debt issuance costs                                                    --                    2,706
            Gain on sale of asset                                                                 (2)                  --
            Changes in assets and liabilities, net:
                Trade accounts receivable                                                     (5,296)                 6,244
                Prepaid expenses                                                                 537                    149
                Other current assets                                                           1,556                (16,872)
                Other assets                                                                    --                      172
                Accounts payable                                                              (5,619)                 1,867
                Lease and trade name use payables to Prison Realty                            69,835                   --
                Accrued salaries and wages                                                      (184)                 3,634
                Accrued property taxes                                                        (1,571)                  (316)
                Accrued interest to Prison Realty                                              4,099                  4,110
                Other accrued expenses                                                          (996)                (1,537)
                                                                                            --------               --------
                    Net cash provided by (used in) operating activities                        2,228                 (5,611)
                                                                                            --------               --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Property and equipment additions, net                                                       (472)                (1,020)
    Proceeds from sale of assets                                                                  23                   --
    Payments received on note receivable                                                          34                      9
                                                                                            --------               --------

                    Net cash used in investing activities                                       (415)                (1,011)
                                                                                            --------               --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Payment of debt issuance costs                                                              --                   (1,517)
    Payments on short-term debt, net                                                         (10,034)                  --
                                                                                            --------               --------

                    Net cash used in financing activities                                    (10,034)                (1,517)
                                                                                            --------               --------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                     (8,221)                (8,139)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                10,725                 19,057
                                                                                            --------               --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                    $  2,504               $ 10,918
                                                                                            ========               ========

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                  (UNAUDITED)

1.       ORGANIZATION AND FORMATION TRANSACTIONS

         Correctional Management Services Corporation, a Tennessee corporation, was formed on September 11, 1998, and changed its name to Corrections Corporation of America in 1999 (the "Company"). The Company was formed in anticipation of the expected merger transaction (the "1999 Merger") between Corrections Corporation of America ("Old CCA"), CCA Prison Realty Trust ("Old Prison Realty") and Prison Realty Trust, Inc. ("Prison Realty", formerly Prison Realty Corporation). On September 22, 1998, the Company issued 5.0 million shares of Class A voting common stock to certain founding shareholders at par value. Additionally, on September 22, 1998, the Company issued 0.8 million restricted shares of Class A voting common stock to certain wardens of Old CCA facilities at the implied fair value of $3.9 million. Immediately prior to the acquisition of management contracts discussed in Note 2, the Company issued 3.5 million shares of Class A voting common stock to outside investors in consideration of cash proceeds totaling $16.0 million. The Company operates and manages prisons and other correctional facilities and provides prisoner transportation services for governmental agencies.

2.       ACQUISITION OF MANAGEMENT CONTRACTS AND OTHER
         RELATIONSHIPS WITH PRISON REALTY

         Immediately after the issuance of the Class A voting common stock discussed in Note 1, on December 31, 1998, the Company acquired all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other related assets and liabilities of Old CCA, and entered into a trade name use agreement with Old CCA, as described below. In exchange, the Company issued an installment promissory note in the principal amount of $137.0 million that bears interest at 12% per annum and is payable over 10 years (the "Promissory Note") and 1.0 million shares of the Company's Class B non-voting common stock, which represents 9.5% of the Company's outstanding stock. The Class B non-voting common stock was valued at the implied fair market value of $4.75 million.

         The acquisition of the capital stock, the management contracts and related assets and liabilities was accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations," and the aggregate purchase price of $141.8 million was allocated to the assets and liabilities acquired based on management's estimates of the fair value of the assets and liabilities acquired. An amount of $67.8 million was initially assigned to the value of the management contracts acquired and is being amortized over a fifteen-year period, which represents the average remaining lives of the contracts acquired plus any contractual renewal options. During 1999, the Company continued to evaluate the values assigned to the management contracts and the assets and liabilities acquired. As a result, the Company increased the value of the management contracts by approximately $4.4 million.

         TRADE NAME USE AGREEMENT

         On December 31, 1998, immediately prior to the 1999 Merger in connection with the transactions described above, the Company entered into a trade name use agreement with Old CCA (the "Trade Name Use Agreement"). Under the Trade Name Use Agreement, which has a term of ten years, the Company obtained the right to use the name, "Corrections Corporation of America" and derivatives thereof, subject to specified terms and conditions therein. In consideration for such right, the Company agreed to pay a fee equal to (i) 2.75% of the Company's gross revenues for the first three years of the Trade Name Use Agreement,
         (ii) 3.25% of the Company's gross revenues for the following two years of the Trade Name Use Agreement, and (iii) 3.625% of the Company's gross revenues for the remaining term of the Trade Name Use Agreement, provided that the amount of such fee may not exceed (a) 2.75% of Prison Realty's gross revenues for the first three years of the Trade Name Use Agreement, (b) 3.5% of Prison Realty's gross revenues for the following two years of the Trade Name Use Agreement, and (c) 3.875% of Prison Realty's gross revenues for the remaining term of the Trade Name Use Agreement. The Company incurred $2.6 million and $2.1 million of expenses under this agreement for the three months ended March 31, 2000 and 1999, respectively. At March 31, 2000, the Company had a payable to Prison Realty totaling $4.8 million related to expense under this agreement.

         CCA LEASES

         On January 1, 1999, the Company entered into a master lease agreement and leases with respect to the thirty-six leased properties with Prison Realty (the "CCA Leases"). The initial terms of the CCA Leases are 12 years and may be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and Prison Realty. As of March 31, 2000, the Company leased thirty-seven properties with Prison Realty.

         On December 31, 1999, Prison Realty and the Company amended the terms of the CCA Leases to change the annual base rent escalation formula with respect to each facility leased to the Company. Previously, the annual base rent payable with respect to each facility was subject to increase each year in an amount equal to a percentage of the total rental payments with respect to each facility, such percentage being the greater of (i) 4%; or (ii) 25% of the percentage increase of gross management revenue derived from such facility. As a result of this amendment, the annual base rent with respect to each facility is subject to increase each year in an amount equal to the lesser of (i) 4% of the annualized yearly rental payments with respect to such facility; or (ii) 10% of the excess of the Company's aggregate gross management revenues for the prior year over a base amount of $325.0 million.

         During the three months ended March 31, 2000, the Company has failed to make timely contractual payments under the terms of the CCA Leases. As of March 31, 2000 and December 31, 1999, approximately $92.1 million and $24.9 million of rents were payable to Prison Realty, respectively. For the three months ended March 31, 2000, the Company incurred gross lease expense of $80.2 million. During the first three quarters of 1999, the Company recognized lease expense on a straight-line basis over the life of the lease. As previously discussed, the Company leases were amended in the fourth quarter of 1999, and the Company records actual lease expense as incurred. Gross lease expense disregarding straight-line rent accruals was $62.6 million for the three months ended March 31, 1999.

         CCA RIGHT TO PURCHASE AGREEMENT

         Effective January 1, 1999, the Company and Prison Realty entered into a Right to Purchase Agreement (the "CCA Right to Purchase Agreement") pursuant to which the Company granted to Prison Realty the right to acquire and lease back to the Company at fair market rental rates, any correctional or detention facility acquired or developed and owned by the Company in the future for a period of ten years following the date inmates are first received at such facility. The initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and Prison Realty. Additionally, the Company granted Prison Realty the right of first refusal to acquire any Company-owned correctional or detention facility should the Company receive an acceptable third party offer to acquire any such facility. The Company has sold no facilities to Prison Realty under the CCA Right to Purchase Agreement.

         CCA SERVICES AGREEMENT

         On January 1, 1999, immediately after the 1999 Merger, the Company entered into a services agreement (the "CCA Services Agreement") with Prison Realty pursuant to which the Company agreed to serve as a facilitator of the construction and development of additional facilities on behalf of Prison Realty for a term of five years from the date of the CCA Services Agreement. In such capacity, the Company will perform, at the direction of Prison Realty, such services as are customarily needed in the construction and development of correctional and detention facilities, including services related to construction of the facilities, project bidding, project design and governmental relations. In consideration for the performance of such services by the Company, Prison Realty agreed to pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee herein referred to) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 (five hundred sixty dollars) per bed for facility preparation services provided by the Company prior to the date on which inmates are first received at such facility. The Company may receive payments up to an additional 5% of the total capital expenditures (as determined above) from Prison Realty if additional services are requested by Prison Realty. The Company has received a fee of 10% on a majority of the construction and development services provided to Prison Realty. Amounts that exceed the reimbursement of actual costs incurred by the Company on facilities the Company will lease from Prison Realty are being deferred and amortized as reductions in lease expense over the terms of the respective leases. For the three months ended March 31, 2000, the Company collected $2.2 million of the amounts billed in 1999, billed $3.0 million and recognized $0.3 million as a reduction of lease expense. As a result of the uncertainty regarding the collectibility of the $3.0 million billed in 2000 due to the financial condition of Prison Realty, the Company has recorded a reserve for the entire amount and has not recognized any revenue or reductions to lease expense related to this amount.

         TENANT INCENTIVE AGREEMENT

         On January 1, 1999, immediately after the 1999 Merger, the Company entered into a tenant incentive agreement with Prison Realty pursuant to which Prison Realty agreed to pay the Company an incentive fee to induce the Company to enter into leases with respect to those facilities developed and facilitated by the Company. The amount of the incentive fee was initially set at $840 (eight hundred forty dollars) per bed for each facility leased by the Company where the Company has served as developer and facilitator. On May 4, 1999, Prison Realty and the Company entered into an amended and restated tenant incentive agreement (the "Amended and Restated Tenant Incentive Agreement"), effective as of January 1, 1999, providing for: (i) a tenant incentive fee of up to $4,000 (four thousand dollars) per bed payable with respect to all future facilities developed and facilitated by the Company, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy, and
         (ii) an $840 (eight hundred forty dollars) per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 (twenty-one thousand five hundred) beds, that were not subject to the tenant allowance in the first quarter of 1999. The term of the Amended and Restated Tenant Incentive Agreement is four years unless extended upon the written agreement of the Company and Prison Realty. The incentive fees received by the Company are being deferred and amortized as reductions in lease expense over the terms of the respective leases. For the three months ended March 31, 2000, the Company billed $4.0 million and recognized $1.1 million as reductions to lease expense relating to amounts billed and collected in 1999. As a result of the uncertainty regarding the collectibility of the $4.0 million billed in 2000 due to the financial condition of Prison Realty, the Company has recorded a reserve for the entire amount and has not recognized any reductions to lease expense related to this amount.

         BUSINESS DEVELOPMENT AGREEMENT

         Effective January 1, 1999, the Company entered into a business development agreement (the "Business Development Agreement") with Prison Realty which provides that the Company will perform, at the direction of Prison Realty, services designed to assist Prison Realty in identifying and obtaining new business. Such services include, but are not limited to, marketing and other business development services designed to increase awareness of Prison Realty and the facility development and construction services its offers, identifying potential facility sites and pursuing all applicable zoning approvals related thereto, identifying potential tenants for Prison Realty's facilities and negotiation agreements related to the acquisition of the new facility management contract for Prison Realty's tenants. Pursuant to the Business Development Agreement, Prison Realty will also reimburse the Company for expenses related to third-party entities providing government and community relations services to the Company, in connection with the provisions of the business development services described above. In consideration for the Company's performance of the business development services, and in order to reimburse the Company for the third-party government and community relations expenses described above, Prison Realty has agreed to pay the Company a total fee equal to 4.5% of the total capital expenditures (excluding the amount of the tenant incentive fee and the services fee discussed above as well as the 4.5% fee referred to herein) incurred in connection with the construction and development of each new facility, or the construction and development of an addition to an existing facility, for which the Company performed business development services. The term of the Business Development Agreement is four years unless extended upon the written agreement of the Company and Prison Realty. The business development fees received by the Company are being deferred and amortized as reductions in lease expense over the terms of the respective leases. For the three months ended March 31, 2000, the Company recognized $0.1 million as a reduction in lease expense.

3.       GOING CONCERN MATTERS

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. In addition, the consolidated financial statements do not include any adjustments relating to recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The company incurred a net loss of $62.6 million for the three months ended March 31, 2000, and currently has a net working capital deficiency and a net capital deficiency. As of March 31, 2000, the Company was in violation of certain provisions of its revolving credit facility ("New Credit Facility") including failure to comply with a financial covenant pertaining to the Company's net worth. The amount outstanding under the New Credit Facility at March 31, 2000 was $6.2 million. As a result of the Company's financial and liquidity condition at December 31, 1999, the independent public accountants of the Company indicated in their opinion on the Company's 1999 consolidated financial statements that there is substantial doubt about the Company's ability to continue as a going concern.

         The Company is Prison Realty's primary lessee and Prison Realty's major source of income. Prison Realty currently is in default under the provisions of its senior secured bank credit facility and is in default under the provisions of the agreements governing Prison Realty's outstanding convertible, subordinated notes. The defaults relate to Prison Realty's failure to comply with certain financial convenants during 1999 and 2000, the issuance of a going concern opinion qualification with respect to Prison Realty's 1999 consolidated financial statements, and certain transactions effected by Prison Realty without the consent of Prison Realty's lenders, including the execution of a securities purchase agreement with Pacific Life Insurance Company ("Pacific Life") in connection with a series of proposed transactions ("Pacific Life Restructuring").

         Due to the Company's liquidity position, the Company has been unable to make timely rental payments to Prison Realty under the original terms of the CCA lease agreements. As of March 31, 2000, approximately $92.1 million of rents due from the Company to Prison Realty under the CCA Leases were unpaid. The terms of the CCA Leases provide that rental payments are due and payable on the 25th day of each month for the current month. The CCA Leases provide that it shall be an event of default if the Company fails to pay any installment of rent within 15 days after notice of nonpayment from Prison Realty. Approximately $12.0 million in unpaid rentals related to 1999 exist as of March 31, 2000 as well as approximately $80.2 million in unpaid rentals related to periods subsequent to December 31, 1999. The terms of the CCA Leases provide that Prison Realty could require the Company to relinquish the leased facilities in the event of default. However, Prison Realty has not provided a notice of nonpayment to the Company with respect to lease payments due and payable by the Company.

         Also as a result of the Company's liquidity position, CCA has been required to defer the first scheduled payment of accrued interest, totaling approximately $16.4 million, on the $137.0 million promissory note payable by the Company to Prison Realty. Pursuant to the terms of the $137.0 million note, the Company was required to make the payment on December 31, 1999; however, pursuant to the terms of a subordination agreement, dated as of March 1, 1999, by and between Prison Realty and the agent of the Company's new credit facility, the Company is prohibited from making scheduled interest payments on the $137.0 million note when the Company is not in compliance with certain financial covenants set forth in the new credit facility. As a result of the events of default under the new credit facility, notwithstanding the waiver obtained on April 27, 2000 as discussed below, the Company is prohibited from making the scheduled interest payment to Prison Realty. Pursuant to the terms of the subordination agreement, Prison Realty is prohibited from accelerating payment of the principal amount of the $137.0 million note or taking any other action to enforce its rights under the provisions of the $137.0 million note for so long as the new credit facility remains outstanding. However, the amount due under the $137.0 million note has been classified as a current liability in the accompanying consolidated balance sheet at March 31, 2000, since the Company is in default under the $137.0 million note's existing terms. At March 31, 2000, interest under the $137.0 million note totaling $20.5 million was unpaid.

         On April 27, 2000, the Company obtained the consent of the requisite percentage of the lenders under its new credit facility for a waiver of the new credit facility's restrictions relating to:

               - Prison Realty's and the Company's amendments of the original terms of the CCA lease agreements, the amended and restated tenant incentive agreement, the business development agreement and the amended and restated services agreement.

               - The Company's violation of a net worth covenant contained in its new credit facility.

               - The Company's execution of an agreement and plan of merger with respect to a merger of each of CCA, PMSI and JJFMSI with and into wholly owned subsidiaries of Prison Realty, in connection with the proposed Fortress/Blackstone restructuring.

         The terms of the waiver provided that the waiver would remain in effect until the earlier of (i) July 31, 2000; (ii) the date the securities purchase agreement with Pacific Life was terminated; (iii) the date the Company makes any payments to Prison Realty other than as set forth in the amendments to the Company's agreements with Prison Realty; or (iv) the date the lenders under Prison Realty's bank credit facility exercise any rights with respect to any default or event of default under Prison Realty's bank credit facility.

         Continued operating losses by the Company and Prison Realty, declarations of events of default and potential acceleration actions by the Company's and Prison Realty's creditors, the continued inability of the Company to make contractual payments to Prison Realty, and the Company's limited resources currently available to meet its operating, capital expenditure and debt service requirements will have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows. In addition, these matters concerning the Company and Prison Realty raise substantial doubt about the Company's ability to continue as a going concern.

         In response to the significant losses experienced by the company during 1999 and by the Company and Prison Realty during the three months ended March 31, 2000 and in response to the defaults under the Company's and Prison Realty's debt agreements, Prison Realty has entered into an agreement with respect to a series of transactions led by Pacific Life that include the proposed combination of the Company and Prison Realty. A complete discussion of the Pacific Life Restructuring and recent developments affecting the Pacific Life Restructuring is included in
         Note 8.

4.       BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

         BASIS OF PRESENTATION

         The Company had no operations prior to January 1, 1999. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances have been eliminated in consolidation. The accompanying interim consolidated financial statements are unaudited. The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in conjunction with the rules and regulations of the SEC. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for this interim period have been included. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. Reference is made to the audited financial statements of the Company included in the Prison Realty 1999 Form 10-K with respect to other pertinent information of the Company.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

         DEBT ISSUANCE COSTS

         Debt issuance costs are amortized on a straight-line basis over the life of the related debt. This amortization is charged to interest expense.

         PROPERTY AND EQUIPMENT

         Property and equipment is carried at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed by the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes based upon the estimated useful lives of the related assets.

         INCOME TAXES

         Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement generally requires the Company to record deferred income taxes for the differences between book and tax bases of its assets and liabilities.

         MANAGEMENT CONTRACTS

         In connection with the acquisition of management contracts discussed in
         Note 2, the Company obtained contracts with various governmental entities to manage their facilities for fixed per diem rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. The Company expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions. Fixed per diem revenue is recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. The Company recognizes any additional management service revenues when earned or awarded by the respective authorities.

         START-UP COSTS

         In accordance with the AICPA's Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," the Company expenses all start-up costs as incurred in operating expenses.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         To meet the reporting requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments using quoted market prices.

         USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

         In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," the Company continually evaluates the recoverability of the carrying values of its long-lived assets when events suggest that an impairment may have occurred. In these circumstances, the Company utilizes estimates of undiscounted cash flows to determine if an impairment exists.

         COMPREHENSIVE INCOME

         SFAS No. 130, "Reporting Comprehensive Income," requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. The provisions of SFAS No. 130 had no impact on the Company's results of operations as comprehensive loss was equivalent to the Company's reported net loss.

         SEGMENT DISCLOSURES

         SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises or other enterprises that are required to file financial statements with the SEC report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company operates in one industry segment and the provisions of SFAS No. 131 have no significant effect on the Company's disclosures.

         NEWLY ISSUED ACCOUNTING STANDARD

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective, as amended, for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be recognized in the statement of financial position and to be measured at fair value. The Company anticipates adopting the provisions of SFAS No. 133 effective January 1, 2001, and does not believe the adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial position or results of operations.

5.       PROMISSORY NOTE AND CREDIT FACILITY

         The Promissory Note of $137.0 million is payable to Prison Realty over 10 years and bears interest at 12% per annum. Interest only is payable for the first four years and the principal is payable over the following six years. The chief executive officer of the company has personally guaranteed payment of 10% of the outstanding principal amount. The original contractual maturities of the Promissory Note for the next five years and thereafter are: 2001 - $0; 2002 - $0; 2003 - $22.8 million, 2004 - $22.8 million, 2005 - $22.8 million and thereafter - $68.5 million; however, due to the existing default, these maturities may be accelerated as discussed in Note 3.

         On March 1, 1999, the Company obtained a new credit facility which provides for borrowings up to $100.0 million and bears interest at Prime plus 2.5%. The new credit facility replaced the $30.0 million old credit facility in place at December 31, 1998. Prior to obtaining the new credit facility, the Company had made no draws under the old credit facility. The deferred debt issuance costs totaling $2.7 million related to the old credit facility were charged to interest expense upon replacement of that credit facility. Borrowings outstanding under the new credit facility are considered short-term obligations as the new credit facility requires the Company to maintain a lock-box with the lender whereby all receipts are applied to reduce any borrowings outstanding. At March 31, 2000, there was $6.2 million outstanding on the new credit facility.

         As of March 31, 2000, the Company was not, and, notwithstanding the waiver of certain events of default under the new credit facility, the Company currently is not in compliance with these financial covenants. As discussed more fully in Note 3, on April 27, 2000, CCA obtained the consent of the requisite percentage of the senior lenders under its bank credit facility for an initial waiver of certain of its restrictions.

6.       INCOME TAXES

         During the first quarter of 1999, the Company was recording income tax benefits relating to its losses. During the third quarter of 1999, the Company made the decision that the income tax benefits should be fully reserved after considering the Company's ability to generate taxable income within the net operating loss carryforward period. Thus, no income tax benefit was recorded in the first quarter of 2000.


7.       COMMITMENTS AND CONTINGENCIES

         The Company has been named as one of the defendants in a purported class action lawsuit filed by a Prison Realty shareholder against Prison Realty, the Company and Prison Realty's directors. The lawsuit alleges, among other things, certain violations of the Prison Realty directors' fiduciary duties in connection with the approval of certain payments to the Company. The Company is continuing to investigate the allegations and an outcome is not determinable as of May 15, 2000.

         The Company has been named as one of the defendants in a purported class action lawsuit alleging that the telephone services at prisons owned or run by the defendants result in charges for collect calls placed by inmates that are unconscionably high. Due to the recent filing of this purported class action lawsuit, an outcome is not determinable as of May 15, 2000.

         In February 2000, a complaint was filed in federal court in the United States District Court for the Western District of Texas against TransCor, the Company's wholly-owned inmate transportation subsidiary. The lawsuit, captioned Cheryl Schoenfeld v. TransCor America, Inc., et. al., names as defendants TransCor and its directors. The lawsuit alleges that two drivers sexually assaulted and raped the plaintiff during her transportation to a facility in Texas. While the case is in the very early stages of discovery, the plaintiff recently submitted a $21.0 million settlement demand. The Company and TransCor intend to defend the action vigorously. It is expected that a portion of any liabilities resulting from this litigation will be covered by liability insurance.

        In addition to the litigation described above, owners and operators of privatized correctional and detention facilities are subject to a variety of legal proceedings arising in the ordinary course of operating such facilities, including proceedings relating to personal injury and property damage. Such proceedings are generally brought against the operator of a correctional facility. Accordingly, the Company expects that, in connection with the operation of correctional and detention facilities, it will be a party to such proceedings. The Company does not believe that such litigation, if resolved against it, would have a material adverse effect upon its business or financial position.

8.      PROPOSED MERGER

        On April 16, 2000, Prison Realty entered into a definitive agreement with Pacific Life with respect to the Pacific Life Restructuring providing for a restructuring of Prison Realty that includes: (i) the combination ("Proposed Merger") of Prison Realty with each of the Company, Prison Management Services, Inc. ("PMSI") and Juvenile and Jail Facility Management Services, Inc. ("JJFMSI"); (ii) a $200.0 million equity investment in Prison Realty; and intending to serve as an alternative to an agreement entered into on December 26, 1999 with a group of investors led by affiliates of The Fortress Investment Group LLC, The Blackstone Group and Bank of America Corporation (collectively, "Fortress/Blackstone") also with respect to a series of restructuring transactions (the "Fortress/Blackstone Restructuring"). In connection with the execution of the agreement with Pacific Life, Prison Realty terminated its agreement with Fortress/Blackstone. The Company's Board of Directors have approved the Proposed Merger and related transactions pursuant to which the Company will combine with Prison Realty with the Company merging into a wholly-owned subsidiary of Prison Realty. The boards of directors of PMSI, JJFMSI and Prison Realty have also approved the Proposed Merger. Following the combination, the restructured company intends to operate under the Corrections Corporation of America name as a taxable subchapter C corporation, rather than as a real estate investment trust.

        The completion of the transactions contemplated by the Pacific Life Restructuring, is subject to the approval of the Company's shareholders. There can be no assurance that any or all of such conditions will be met or that, if any of such conditions are not met, Pacific Life will waive such conditions. In the event any such conditions are not met and are not waived by Pacific Life, the Pacific Life Restructuring will not be completed, and the Company's Board of Directors will be required to determine the best alternative for the Company and its shareholders. The Company's Board of Directors expects that if the Pacific Life Restructuring is not completed, the Company will complete the Proposed Merger provided (i) each of the Company and Prison Realty obtain the requisite shareholder approval, (ii) Prison Realty is able to restructure the terms of its indebtedness in a satisfactory manner, and
        (iii) the Board of Directors of each of the companies determines that a combination without additional equity is more favorable to such company and its respective shareholders than seeking protection under the federal bankruptcy laws.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Corrections Corporation of America:

We have audited the accompanying consolidated balance sheets of CORRECTIONS CORPORATION OF AMERICA (a Tennessee corporation and formerly Correctional Management Services Corporation) AND SUBSIDIARIES as of December 31, 1999 and 1998, the related consolidated statement of operations for the year ended December 31, 1999, and the related consolidated statements of stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from September 11, 1998 (inception) through December 31, 1998. These consolidated financial statements are the responsibility of Corrections Corporation of America's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corrections Corporation of America and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations for the year ended December 31, 1999, and their cash flows for the year ended December 31, 1999 and for the period from September 11, 1998 (inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Corrections Corporation of America will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, Corrections Corporation of America and Subsidiaries have incurred significant net losses for the year ended December 31, 1999, are in default of their revolving credit facility, are in default under their promissory note with Prison Realty Trust, Inc., have not made certain required lease payments to Prison Realty Trust, Inc., and have a net working capital deficiency and a net capital deficiency at December 31, 1999, all of which raise substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters, including the Proposed Merger of Corrections Corporation of America with Prison Realty Trust, Inc., the possibility of obtaining waivers related to their revolving credit facility and the possibility of deferring certain payments to Prison Realty Trust, Inc., are also described in Note 3. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should Corrections Corporation of America be unable to continue as a going concern.

                                                             ARTHUR ANDERSEN LLP

Nashville, Tennessee
March 29, 2000

             CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1999 AND 1998

                                (IN THOUSANDS)

                            ASSETS                           1999             1998
                                                          ---------        ---------
CURRENT ASSETS:
   Cash and cash equivalents                              $  10,725        $  19,059
   Accounts receivable, net of allowances                    66,414           64,077
   Prepaid expenses                                           3,733            4,602
   Other current assets                                       7,775            7,103
                                                          ---------        ---------
       Total current assets                                  88,647           94,841

PROPERTY AND EQUIPMENT, NET                                  19,959           24,668

OTHER ASSETS:
   Investment in contracts                                   67,363           67,795
   Other                                                      8,732            8,977
                                                          ---------        ---------
       Total assets                                       $ 184,701        $ 196,281
                                                          =========        =========

          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                       $  28,938        $  15,766
   Lease and trade name use payables to Prison               27,080               --
   Realty
   Accrued salaries and wages                                 5,842            4,419
   Accrued property taxes                                     9,393            4,301
   Accrued interest to Prison Realty                         16,440               --
   Other accrued expenses                                    17,514           13,444
   Short-term debt                                           16,214               --
   Promissory note to Prison Realty                         137,000               --
                                                          ---------        ---------
       Total current liabilities                            258,421           37,930

PROMISSORY NOTE TO PRISON REALTY                                 --          137,000

DEFERRED LEASE INCENTIVES AND SERVICE FEES RECEIVED
   FROM PRISON REALTY                                       107,070               --
                                                          ---------        ---------
       Total liabilities                                    365,491          174,930
                                                          ---------        ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock - Class A - $0.01 (one cent) par
     value; 100,000 shares authorized, 9,349 shares              93               93
     issued and outstanding
   Common stock - Class B - $0.01 (one cent) par
     value; 100,000 shares authorized, 981 shares                10               10
     issued and outstanding
   Additional paid-in capital                                25,133           25,133
   Deferred compensation                                     (3,108)          (3,885)
   Retained deficit                                        (202,918)              --
                                                          ---------        ---------
       Total stockholders' equity                          (180,790)          21,351
                                                          ---------        ---------
       Total liabilities and stockholders' equity         $ 184,701        $ 196,281
                                                          =========        =========

The accompanying notes are an integral part of these consolidated statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                 (IN THOUSANDS)

REVENUES                                                            $  499,292
                                                                    ----------
EXPENSES:
   Operating                                                           376,724
   Trade name use agreement                                              8,699
   Lease                                                               261,546
   General and administrative                                           26,166
   Depreciation and amortization                                         8,601
                                                                    ----------
                                                                       681,736
                                                                    ----------
OPERATING LOSS                                                        (182,444)

INTEREST EXPENSE, NET                                                   20,474
                                                                    ----------
NET LOSS                                                            $ (202,918)
                                                                    ==========


 The accompanying notes are an integral part of this consolidated statement.

             CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

       FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE PERIOD FROM
         SEPTEMBER 11, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

                              (IN THOUSANDS)



                                               COMMON STOCK                ADDITIONAL                                    TOTAL
                                 --------------------------------------
                                       CLASS A             CLASS B          PAID-IN      DEFERRED       RETAINED      STOCKHOLDERS'
                                 ------------------   -----------------
                                  SHARES     AMOUNT   SHARES     AMOUNT     CAPITAL    COMPENSATION      DEFICIT         EQUITY
                                 -------     ------   -------    ------    ----------  ------------     ----------    -------------
   Issuance of common stock       9,349       $93       981       $10       $24,532       $(3,885)       $      --     $  20,750
   Issuance of stock warrants        --        --        --        --           601            --               --           601
                                  -----       ---       ---       ---       -------       -------        ---------     ---------
BALANCE, DECEMBER 31, 1998        9,349        93       981        10        25,133        (3,885)              --        21,351

   Net loss                          --        --        --        --            --            --         (202,918)     (202,918)
   Amortization of
     deferred compensation           --        --        --        --            --           777               --           777
                                  -----       ---       ---       ---       -------       -------        ---------     ---------
BALANCE, DECEMBER 31, 1999        9,349       $93       981       $10       $25,133       $(3,108)       $(202,918)    $(180,790)
                                  =====       ===       ===       ===       =======       =======        =========     =========


 The accompanying notes are an integral part of these consolidated statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE PERIOD FROM SEPTEMBER
                 11, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

                                 (IN THOUSANDS)

                                                                              1999           1998
                                                                           ---------        -------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                               $(202,918)       $    --
    Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization                                        8,601             --
          Lease incentives and service fees received from Prison
    Realty                                                                   109,349             --
          Amortization of lease incentives and service fees received
    from Prison Realty                                                        (4,427)
          Other noncash items                                                  2,861             --
          Write-off of debt issuance costs                                     2,706             --
          Gain on sale of assets                                                 (22)            --
          Changes in assets and liabilities, net:
              Accounts receivable                                               (654)            --
              Prepaid expenses                                                   869             --
              Other current assets                                            (2,062)            --
              Other assets                                                     1,541             --
              Accounts payable                                                14,375             --
              Lease and trade name use payables to Prison Realty              27,080
              Accrued salaries and wages                                       1,423             --
              Accrued property taxes                                           5,092             --
              Accrued interest to Prison Realty                               16,440             --
              Other accrued expenses                                           3,414             --
                                                                           ---------        -------
                 Net cash used in operating activities                       (16,332)            --
                                                                           ---------        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of assets                                                 657             --
    Property and equipment additions, net                                     (2,748)            --
    Cash acquired in purchase of contracts and related net assets                 --          3,059
                                                                           ---------        -------
                 Net cash provided by (used in) investing activities          (2,091)         3,059
                                                                           ---------        -------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from borrowings on short-term debt, net                          16,214             --
    Payment of debt issuance costs                                            (6,125)            --
    Proceeds from issuance of common stock                                        --         16,000
                                                                           ---------        -------
                 Net cash provided by financing activities                    10,089         16,000
                                                                           ---------        -------


                                   (Continued)

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE
                   PERIOD FROM SEPTEMBER 11, 1998 (INCEPTION)
                            THROUGH DECEMBER 31, 1998

                                 (IN THOUSANDS)

                                   (Continued)


                                                                             1999             1998
                                                                           --------        ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       $ (8,334)       $  19,059

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                               19,059               --
                                                                           --------        ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                   $ 10,725        $  19,059
                                                                           ========        =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

       Cash paid during the period for:
          Interest                                                         $  1,111        $      --
                                                                           ========        =========
          Income taxes                                                     $     --        $      --
                                                                           ========        =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
       Purchase of management contracts and related net assets
           through issuance of the promissory note and common stock
           to Prison Realty:
          Accounts receivable, net of allowances                           $     --        $ (64,077)
          Prepaid expenses                                                       --           (4,602)
          Other current assets                                                   --           (7,103)
          Property and equipment                                                 --          (24,668)
          Investment in contracts                                                --          (70,854)
          Other assets                                                           --           (8,376)
          Accounts payable                                                       --           15,766
          Accrued salaries and wages                                             --            4,419
          Accrued property taxes                                                 --            4,301
          Other accrued expenses                                                 --           13,444
          Promissory note to Prison Realty                                       --          137,000
          Common stock                                                           --            4,750
                                                                           --------        ---------
                                                                           $     --        $      --
                                                                           ========        =========

       Issuance of stock warrants for financing services:
          Other assets                                                     $     --        $     601
          Additional paid-in capital                                             --             (601)
                                                                           --------        ---------
                                                                           $     --        $      --
                                                                           ========        =========

The accompanying notes are an integral part of these consolidated statements.

             CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998



1.  ORGANIZATION AND FORMATION TRANSACTIONS

    Correctional Management Services Corporation, a Tennessee corporation, was formed on September 11, 1998, and changed its name to Corrections Corporation of America (the "Company") in 1999. The Company was formed in anticipation of the expected merger transactions (the "1999 Merger") between Corrections Corporation of America ("Old CCA"), CCA Prison Realty Trust ("Old Prison Realty") and Prison Realty Trust, Inc. ("Prison Realty", formerly Prison Realty Corporation). On September 22, 1998, the Company issued 5.0 million shares of Class A voting common stock to certain founding shareholders at par value. Additionally, on September 22, 1998, the Company issued 0.8 million restricted shares of Class A voting common stock to certain wardens of Old CCA facilities at the implied fair value of $3.9 million. Immediately prior to the acquisition of management contracts discussed in Note 2, the Company issued 3.5 million shares of Class A voting common stock to outside investors in consideration of cash proceeds totaling $16.0 million. The Company operates and manages prisons and other correctional facilities and provides prisoner transportation services for governmental agencies. In addition, the Chief Executive Officer of the Company is also the Chief Executive Officer of Prison Realty.


2.  ACQUISITION OF MANAGEMENT CONTRACTS AND OTHER RELATIONSHIPS WITH PRISON
    REALTY

    Immediately after the issuance of the Class A voting common stock discussed in Note 1, on December 31, 1998, the Company acquired all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other related assets and liabilities of Old CCA, and entered into a trade name use agreement with Old CCA, as described below. In exchange, the Company issued an installment promissory note in the principal amount of $137.0 million that bears interest at 12% per annum and is payable over 10 years (the "Promissory Note") and 1.0 million shares of the Company's Class B non-voting common stock, which represents 9.5% of the Company's outstanding stock. The Class B non-voting common stock was valued at the implied fair market value of $4.75 million.

    The acquisition of the capital stock, the management contracts and related assets and liabilities was accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations," and the aggregate purchase price of $141.8 million was allocated to the assets and liabilities acquired based on management's estimates of the fair value of the assets and liabilities acquired. An amount of $67.8 million was initially assigned to the value of the management contracts acquired and is being amortized over a fifteen-year period, which represents the average remaining lives of the contracts acquired plus any contractual renewal options. During 1999, the Company continued to evaluate the values assigned to the management contracts and the assets and liabilities acquired. As a result, the Company increased the value of the management contracts by approximately $4.4 million.

    TRADE NAME USE AGREEMENT

    On December 31, 1998, immediately prior to the 1999 Merger and in connection with the transactions described above, the Company entered into a trade name use agreement with Old CCA (the "Trade Name Use Agreement"). Under the Trade Name Use Agreement, which has a term of ten years, the Company obtained the right to use the name, "Corrections Corporation of America" and derivatives thereof, subject to specified terms and conditions therein. In consideration for such right, the Company agreed to pay a fee equal to (i) 2.75% of the Company's gross revenues for the first three years of the Trade Name Use Agreement, (ii) 3.25% of the Company's gross revenues for the following two years of the Trade Name Use Agreement, and (iii) 3.625% of the Company's gross revenues for the remaining term of the Trade Name Use Agreement, provided that the amount of such fee may not exceed (a) 2.75% of the gross revenues of Prison Realty for the first three years of the Trade Name Use Agreement, (b) 3.5% of Prison Realty's gross revenues for the following two years of the Trade Name Use Agreement, and (c) 3.875% of Prison Realty's gross revenues for the remaining term of the Trade Name Use Agreement. The Company incurred $8.7 million of operating expenses under the Trade Name Use Agreement for the year ended December 31, 1999, of which $6.5 million had been paid as of December 31, 1999.

    CCA LEASES

    On January 1, 1999, the Company entered into a master lease agreement and leases with respect to the thirty-six leased properties with Prison Realty (the "CCA Leases"). The initial terms of the CCA Leases are 12 years and may be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and Prison Realty. The Company incurred $263.5 million in gross lease expense under the CCA Leases for the year ended December 31, 1999, of which $238.6 million had been paid as of December 31, 1999.

    On December 31, 1999, Prison Realty and the Company amended the terms of the CCA Leases to change the annual base rent escalation formula with respect to each facility leased to the Company. Previously, the annual base rent payable with respect to each facility was subject to increase each year in an amount equal to a percentage of the total rental payments with respect to each facility, such percentage being the greater of (i) 4%; or (ii) 25% of the percentage increase of gross management revenue derived from such facility. As a result of this amendment, the annual base rent with respect to each facility is subject to increase each year in an amount equal to the lesser of: (i) 4% of the annualized yearly rental payments with respect to such facility; or (ii) 10% of the excess of the Company's aggregate gross management revenues for the prior year over a base amount of $325.0 million.

    CCA RIGHT TO PURCHASE AGREEMENT

    Effective January 1, 1999, the Company and Prison Realty entered into a Right to Purchase Agreement (the "CCA Right to Purchase Agreement") pursuant to which the Company granted to Prison Realty the right to acquire and lease back to the Company at fair market rental rates, any correctional or detention facility acquired or developed and owned by the Company in the future for a period of ten years following the date inmates are first received at such facility. The initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and Prison Realty. Additionally, the Company granted Prison Realty the right of first refusal to acquire any Company-owned correctional or detention facility should the Company receive an acceptable third party offer to acquire any such facility. The Company sold no facilities to Prison Realty during the year ended December 31, 1999 under the CCA Right to Purchase Agreement.

    CCA SERVICES AGREEMENT

    On January 1, 1999, immediately after the 1999 Merger, the Company entered into a services agreement (the "CCA Services Agreement") with Prison Realty pursuant to which the Company agreed to serve as a facilitator of the construction and development of additional facilities on behalf of Prison Realty for a term of five years from the date of the CCA Services Agreement. In such capacity, the Company will perform, at the direction of Prison Realty, such services as are customarily needed in the construction and development of correctional and detention facilities, including services related to construction of the facilities, project bidding, project design and governmental relations. In consideration for the performance of such services by the Company, Prison Realty agreed to pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee herein referred to) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 (five hundred sixty dollars) per bed for facility preparation services provided by the Company prior to the date on which inmates are first received at such facility. The Company may receive payments up to an additional 5% of the total capital expenditures (as determined above) from Prison Realty if additional services are requested by Prison Realty. The Company has received a fee of 10% on a majority of the construction and development services provided to Prison Realty. Amounts that exceed the reimbursement of actual costs incurred by the Company on facilities the Company will lease from Prison Realty are being deferred and amortized as reductions in lease expense over the terms of the respective leases. The Company billed $41.6 million in fees under the CCA Services Agreement for the year ended December 31, 1999, of which $39.4 million had been collected as of December 31, 1999. The Company recognized $8.1 million as revenues for services provided on projects where the Company does not lease the facility from Prison Realty, $5.6 million as a reduction in operating expenses, and deferred $27.9 million as deferred credits, of which $0.1 million was amortized as a reduction in lease expense.

    TENANT INCENTIVE AGREEMENT

    On January 1, 1999, immediately after the 1999 Merger, the Company entered into a tenant incentive agreement with Prison Realty pursuant to which Prison Realty agreed to pay the Company an incentive fee to induce the Company to enter into leases with respect to those facilities developed and facilitated by the Company. The amount of the incentive fee was initially set at $840 (eight hundred forty dollars) per bed for each facility leased by the Company where the Company has served as developer and facilitator. On May 4, 1999, Prison Realty and the Company entered into an amended and restated tenant incentive agreement (the "Amended and Restated Tenant Incentive Agreement"), effective as of January 1, 1999, providing for (i) a tenant incentive fee of up to $4,000 (four thousand dollars) per bed payable with respect to all future facilities developed and facilitated by the Company, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy, and (ii) an $840 (eight hundred forty dollars) per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 (twenty-one thousand five hundred) beds, that were not subject to the tenant allowance in the first quarter of 1999. The term of the Amended and Restated Tenant Incentive Agreement is four years unless extended upon the written agreement of the Company and Prison Realty. The incentive fees received by the Company are being deferred and amortized as reductions in lease expense over the terms of the respective leases. The Company received $68.6 million in tenant incentive fees under the Amended and Restated Tenant Incentive Agreement for the year ended December 31, 1999. The Company amortized $4.1 million as reductions in lease expense, with $64.5 million remaining in deferred credits at December 31, 1999.

    BUSINESS DEVELOPMENT AGREEMENT

    Effective January 1, 1999, the Company entered into a business development agreement (the "Business Development Agreement") with Prison Realty which provides that the Company will perform, at the direction of Prison Realty, services designed to assist Prison Realty in identifying and obtaining new business. Such services include, but are not limited to, marketing and other business development services designed to increase awareness of Prison Realty and the facility development and construction services it offers, identifying potential facility sites and pursuing all applicable zoning approvals related thereto, identifying potential tenants for Prison Realty's facilities and negotiating agreements related to the acquisition of the new facility management contract for Prison Realty's tenants. Pursuant to the Business Development Agreement, Prison Realty will also reimburse the Company for expenses related to third-party entities providing government and community relations services to the Company, in connection with the provision of the business development services described above. In consideration for the Company's performance of the business development services, and in order to reimburse the Company for the third-party government and community relations expenses described above, Prison Realty has agreed to pay the Company a total fee equal to 4.5% of the total capital expenditures (excluding the amount of the tenant incentive fee and the services fee discussed above as well as the 4.5% fee referred to herein) incurred in connection with the construction and development of each new facility, or the construction and development of an addition to an existing facility, for which the Company performed business development services. The term of the Business Development Agreement is four years unless extended upon the written agreement of the Company and Prison Realty. The business development fees received by the Company are being deferred and amortized as reductions in lease expense over the terms of the respective leases. The Company received $15.0 million in fees under the Business Development Agreement for the year ended December 31, 1999. The Company amortized $0.2 million as reductions in lease expense, with $14.8 million remaining in deferred credits at December 31, 1999.


3.  LIQUIDITY CONCERNS AND PROPOSED MERGER

    The Company incurred a net loss of $202.9 million for the year ended December 31, 1999, has negative working capital of $169.8 million at December 31, 1999 and has a net stockholders' deficit of $180.8 million at December 31, 1999.

    At December 31, 1999, the Company was in violation of certain provisions of its revolving credit facility (the "New Credit Facility"), including failure to comply with a financial covenant pertaining to the Company's net worth. The default could cause further borrowings under the New Credit Facility to be limited or totally suspended and the due date of the outstanding borrowings may be accelerated. The amount outstanding under the New Credit Facility at December 31, 1999 was $16.2 million.

    Rental payments of $24.9 million due to Prison Realty from the Company under the CCA Leases were unpaid as of December 31, 1999, while the terms of the CCA Leases provide that rental payments were due and payable on December 25, 1999. The terms of the CCA Leases provide that it shall be an event of default if the Company fails to pay any installment of rent within 15 days after notice of nonpayment from Prison Realty. The terms of the CCA Leases provide that Prison Realty has certain rights in the event of default, including the right to require the Company to relinquish the leased facilities. As of March 29, 2000, Prison Realty has not provided a notice of nonpayment to the Company and the amount of unpaid rentals related to 1999 totals $12.0 million. In addition, unpaid rentals related to periods subsequent to December 31, 1999 total approximately $77.7 million (unaudited) at March 29, 2000.

    As a result of the Company's current liquidity position, the Company has been required to defer the first scheduled payment of accrued interest on the $137.0 million Promissory Note payable to Prison Realty by the Company, which was due on December 31, 1999. Pursuant to the terms of a subordination agreement, dated as of March 1, 1999, by and between Prison Realty and the agent of the Company's New Credit Facility, the Company is prohibited from making scheduled interest payments on the Promissory Note if certain financial covenants relating to the Company's liquidity position are not met. On December 31, 1999, the Company was not in compliance with these financial covenants. Accordingly, the Company was prohibited from making the scheduled interest payment. Pursuant to the terms of the subordination agreement, Prison Realty is prohibited from accelerating the principal amount of the Promissory Note or taking any other action to enforce its rights under the provisions of the Promissory Note for so long as the New Credit Facility remains outstanding. However, the amount due under the Promissory Note has been classified as a current liability in the accompanying consolidated balance sheet at December 31, 1999, since the Company is in default under the Promissory Note's existing terms.

    Prison Realty, the Company's lessor, is also not in compliance with certain of its debt convenants. In order to address the liquidity and capital needs of both the Company and Prison Realty, the boards of directors of the Company and Prison Realty, as well as the boards of directors of two related service companies, Prison Management Services, Inc. ("PMSI") and Juvenile and Jail Facility Management Services, Inc. ("JJFMSI") approved the formation of a special coordinating committee to monitor the financial situation of both Prison Realty and the Company and to coordinate with the companies' advisors regarding the consideration of strategic alternatives. Based on the strategic alternatives considered, (i) the Company's Board of Directors has approved a proposed merger with Prison Realty, (ii) the Company and Prison Realty currently intend to amend the terms of the CCA Leases and the terms of various other agreements between the Company and Prison Realty, and (iii) the Company is negotiating to obtain waivers of the default under the New Credit Facility, all of which are discussed in more detail below. In addition, Prison Realty is in separate negotiations with one or more groups of investors to make an equity investment in Prison Realty (the "Potential Prison Realty Equity Investment"), and currently expects that the completion of the proposed merger will be a condition to the Potential Prison Realty Equity Investment.

    As discussed above, the Company's Board of Directors has approved a proposed merger and related transactions pursuant to which the Company will combine with Prison Realty, and the two related service companies, PMSI and JJFMSI (the "Proposed Merger"). The boards of directors of Prison Realty, PMSI, and JJFMSI have also approved the Proposed Merger, which is subject to shareholder approval by each entity's stockholders.

    The terms of the Proposed Merger specify that non-outside investor shareholders of the Company will obtain the right to receive shares of Prison Realty common stock valued at approximately $10.6 million in exchange for shares of the Company that those shareholders own at the consummation of the Proposed Merger. Immediately prior to the Proposed Merger, the outside investors holding shares of the Company will receive approximately $16.0 million in cash from Prison Realty for the sale of shares of the Company common stock held by those outside investors. Additionally, the terms of the Proposed Merger specify that the $137.0 million Promissory Note due to Prison Realty will be valued at the carrying amount as consideration in the Proposed Merger.

    Approval of the Proposed Merger requires the affirmative vote of 80% of the outstanding shares of the Company's common stock (class A and class B voting together as a single class). Management anticipates that a special meeting of the shareholders of the Company will be held for the purpose of voting upon the Proposed Merger. In addition, pursuant to the terms of an agreement between the Company and a shareholder, Baron Capital Group, Inc, ("Baron"), the Proposed Merger must be approved separately by Baron. A purported class action lawsuit has been filed against Prison Realty seeking an injunction preventing the completion of the Proposed Merger and the Potential Prison Realty Equity Investment.

    In an effort to address the Company's liquidity needs prior to the Proposed Merger, Prison Realty and the Company currently intend to amend the terms of the CCA Leases. Pursuant to this proposed amendment, rent will be payable on each June 30 and December 31, instead of monthly. In addition, the proposed amendment provides that the Company is required to make certain scheduled monthly installment payments to Prison Realty from January 1, 2000 through June 30, 2000. Approximately $12.9 million was paid February 14, 2000, and future payments are anticipated to be $12.0 million due in April 2000, $4.0 million due April 30, 2000, $6.0 million due May 31, 2000 and $8.0 million due June 30, 2000. At the time these installment payments are made, the Company will also be required to pay interest to Prison Realty upon such payments at a rate equal to the then current interest rate under the New Credit Facility. These installment payments represent the Company's December 1999 lease payments and a portion of the rent accruing from January 1, 2000 to June 30, 2000. The accrued but unpaid rent which will have accrued at June 30, 2000, totaling $137.3 million, shall be due and payable on June 30, 2000.

    Prison Realty and the Company also currently intend to amend certain agreements (the Business Development Agreement, the CCA Services Agreement and the Amended and Restated Tenant Incentive Agreement) between Prison Realty and the Company to provide for the deferral of the payment of all fees under these agreements by Prison Realty to the Company until September 30, 2000.

    The terms of the Company's New Credit Facility provide that the Company shall not amend or modify the terms of the CCA Services Agreement, the Amended and Restated Tenant Incentive Agreement and the Business Development Agreement in any manner which is on terms and conditions less favorable to the Company than are in effect immediately prior to such amendment or modification. If the proposed amendments to these agreements are completed, these actions will be in violation of the New Credit Facility. The terms of the New Credit Facility also provide that the execution of the Proposed Merger agreement in December 1999 resulted in an event of default under the New Credit Facility.

    The Company has initiated discussions with the agent of the New Credit Facility, and has requested the consent of the requisite percentage of its participating lenders for a waiver of the restrictions relating to: (i) the amendment of Prison Realty's agreements with the Company; (ii) the execution of the Proposed Merger, (iii) the Company's deferral of certain payments under the CCA Leases and (iv) the financial covenants concerning the Company's net worth. The Company has requested that the waivers remain in effect until the earlier of July 31, 2000 or the completion of the Potential Prison Realty Equity Investment and Proposed Merger.

    There can be no assurance that the requisite participating lenders under the New Credit Facility will consent to the proposed waivers of the New Credit Facility or will not seek to declare an event of default prior to such date. In the event the Company is unable to obtain the necessary waivers or to comply with and maintain the proposed waivers, the participating lenders are entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings and suspension of further borrowings under the New Credit Facility. Upon the occurrence and during the continuation of a default, the terms of the New Credit Facility allow the lenders to increase the current interest rate (Prime plus 2.5%) by an additional 3.0% to a default rate. As of March 29, 2000, the lenders have not notified the Company of an event of default, and the Company is not currently subject to the default rate. If the participating lenders elect to exercise their rights to accelerate the Company's obligations under the New Credit Facility, and/or if the participating lenders do not consent to the proposed waivers, such events would have a material adverse effect on the Company's liquidity and financial position. The Company does not have sufficient working capital in the event of an acceleration of the due dates of the New Credit Facility.

    In addition to requiring the consent of the Company's lenders, the completion of the proposed amendments described above are also subject to the consent of Prison Realty's lenders. No assurance can be given that such consents will be obtained or that Prison Realty's lenders will not seek to declare an event of default prior to the effectiveness of the consents. If Prison Realty does not obtain the proposed waivers and consents, Prison Realty's lenders could exercise certain remedies including the acceleration of Prison Realty's outstanding borrowings.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's outstanding amounts due to Prison Realty, recent net losses, negative cash flows from operations, negative working capital and net stockholders' deficit, along with existing defaults under its New Credit Facility and the Promissory Note raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


4.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The Company had no operations prior to January 1, 1999. As such, the accompanying consolidated financial statements represent the Company's consolidated financial position as of December 31, 1999 and 1998, the related consolidated statement of operations for the year ended December 31, 1999, and the Company's consolidated cash flows and consolidated activity in stockholders' equity for the year ended December 31, 1999, and for the period from September 11, 1998 (inception) through December 31, 1998. All material intercompany balances have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

    DEBT ISSUANCE COSTS

    Debt issuance costs are amortized on a straight-line basis over the life of the related debt. This amortization is charged to interest expense.

    PROPERTY AND EQUIPMENT

    Property and equipment is carried at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed by the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes based upon the estimated useful lives of the related assets.

    INCOME TAXES

    Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement generally requires the Company to record deferred income taxes for the differences between book and tax bases of its assets and liabilities.

    MANAGEMENT CONTRACTS

    In connection with the acquisition of management contracts discussed in Note 2, the Company obtained contracts with various governmental entities to manage their facilities for fixed per diem rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. The Company expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions. Fixed per diem revenue is recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. The Company recognizes any additional management service revenues when earned or awarded by the respective authorities.

    START-UP COSTS

    In accordance with the AICPA's Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," the Company expenses all start-up costs as incurred in operating expenses.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    To meet the reporting requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments using quoted market prices. At December 31, 1999, there were no material differences in the book values of the Company's financial instruments and their related fair values as compared to similar financial instruments.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    ACCOUNTING FOR THE IMPAIRMENT OF LONG LIVED ASSETS

    In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," the Company continually evaluates the recoverability of the carrying values of its long-lived assets when events suggest that an impairment may have occurred. In these circumstances, the Company utilizes estimates of undiscounted cash flows to determine if an impairment exists.

    COMPREHENSIVE INCOME

    SFAS No. 130, "Reporting Comprehensive Income," requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. The provisions of SFAS No. 130 had no impact on the Company's results of operations as comprehensive loss was equivalent to the Company's reported net loss for the year ended December 31, 1999.

    SEGMENT DISCLOSURES

    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises or other enterprises that are required to file financial statements with the Securities & Exchange Commission report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company operates in one industry segment and the provisions of SFAS No. 131 have no significant effect on the Company's disclosures.

    NEWLY ISSUED ACCOUNTING STANDARD

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective, as amended, for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be recognized in the statement of financial position and to be measured at fair value. The Company anticipates adopting the provisions of SFAS No. 133 effective January 1, 2001 and does not believe the adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial position or results of operations.

    RECLASSIFICATIONS

    Certain reclassifications of 1998 amounts have been made to conform with the 1999 presentation.


 5. PROPERTY AND EQUIPMENT

    Property and equipment, at cost, consist of the following:

                                                        DECEMBER 31,
                                                  -----------------------
                                                   1999             1998
                                                  --------        -------
                                                     (IN THOUSANDS)

Land                                              $  4,303        $ 4,303
Building improvements                                6,815         10,348
Equipment                                            9,629          6,689
Office furniture and fixtures                        2,888          2,585
Construction in progress                                79            743
                                                  --------        -------
                                                    23,714         24,668
Less accumulated depreciation                       (3,755)            --
                                                  --------        -------
                                                  $ 19,959        $24,668
                                                  ========        =======

    Depreciation expense was $3.8 million for the year ended December 31, 1999.


6.  OTHER ASSETS

    Other assets consist of the following:

                                              DECEMBER 31,
                                          -------------------
                                           1999         1998
                                          ------       ------
                                            (IN THOUSANDS)

Debt issuance costs                       $3,442       $2,619
Prepaid rent to a government entity        3,116        4,477
Other assets                               2,174        1,881
                                          ------       ------
                                          $8,732       $8,977
                                          ======       ======

 7. PROMISSORY NOTE AND CREDIT FACILITY

    The Promissory Note of $137.0 million is payable to Prison Realty over 10 years and bears interest at 12% per annum. Interest only is payable for the first four years and the principal is payable over the following six years. The Chief Executive Officer of the Company has personally guaranteed payment of 10% of the outstanding principal amount. The original contractual maturities of the Promissory Note for the next five years and thereafter are: 2000 - $0; 2001 - $0; 2002 - $0; 2003 - $22.8 million, 2004 - $22.8 million and thereafter - $91.3 million; however, due to the existing default, these maturities may be accelerated as discussed in Note 3.

    At December 31, 1998, the Company had obtained a revolving credit facility (the "Old Credit Facility") providing for borrowings up to $30.0 million. The Old Credit Facility's terms required interest at LIBOR plus 4.0%. The Old Credit Facility could be used for working capital and letters of credit. The Company had made no draws under the Old Credit Facility as of December 31, 1998.

    On March 1, 1999, the Company obtained the New Credit Facility which provides for borrowings up to $100.0 million and bears interest at Prime plus 2.50%. The New Credit Facility replaced the $30.0 million Old Credit Facility in place at December 31, 1998. Prior to obtaining the New Credit Facility, the Company had made no draws under the Old Credit Facility. The deferred debt issuance costs totaling $2.7 million related to the Old Credit Facility were charged to interest expense upon replacement of that credit facility. Borrowings outstanding under the New Credit Facility are considered short-term obligations as the New Credit Facility requires the Company to maintain a lock-box with the lender whereby all receipts are applied to reduce any borrowings outstanding. At December 31, 1999, there was $16.2 million outstanding on the New Credit Facility. The New Credit Facility expires on June 1, 2002.

    As discussed in Note 3, at December 31, 1999, the Company was in violation of several provisions of the New Credit Facility including failure to comply with a financial covenant which required the Company's net worth to be greater than negative $105.0 million and the execution of the Proposed Merger agreement. The defaults could cause repayment of the Company's outstanding borrowings to be accelerated and could result in a higher default rate of interest, as discussed in Note 3. The Company has initiated discussions with the agent of the New Credit Facility, and has requested the consent of the requisite percentage of its participating lenders for a waiver of the restrictions relating to: (i) the amendment of Prison Realty's agreements with the Company, (ii) the execution of the Proposed Merger, and
    (iii) the Company's deferral of certain payments under the CCA Leases. The Company has also requested the consent of such lenders with respect to a waiver of the financial covenant concerning the Company's net worth described above. The Company has requested that the waiver remain in effect until the earlier of July 31, 2000 or the completion of the Potential Prison Realty Equity Investment and the Proposed Merger.

    Interest expense, net, is comprised of the following for the year ended December 31, 1999 (in thousands):

             Interest expense                              $  20,974
             Interest income                                    (500)
                                                           ---------
                                                           $  20,474
                                                           =========

 8. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes. Significant components of the Company's deferred tax assets at December 31, 1999 are as follows (in thousands):

Current Deferred Tax Assets:
   Asset reserves and liabilities not yet deductible for tax       $  3,059
                                                                   --------
     Total current deferred tax assets                                3,059
   Less valuation allowance                                          (3,059)
                                                                   --------
         Net current deferred tax assets                           $     --
                                                                   ========
Noncurrent Deferred Tax Assets:
   Deferred lease incentives and service fees                      $ 41,757
   Tax over book basis of certain assets                                927
   Net operating loss carryforwards                                  32,588
                                                                   --------
     Total noncurrent deferred tax assets                            75,272
   Less valuation allowance                                         (75,272)
                                                                   --------
         Net noncurrent deferred tax assets                        $     --
                                                                   ========

    Due to the Company's recent operating losses, there is significant uncertainty about the Company's ability to generate sufficient taxable income in the future to realize the deferred tax assets. In accordance with SFAS No. 109, the Company has provided a valuation allowance at December 31, 1999 to fully reserve the deferred tax assets. At December 31, 1999, the Company had net operating loss carryforwards for income taxes totaling $83.6 million available to offset future taxable income.
    The carryforward period expires in 2019.

    The following summarizes the change in the valuation allowance for the year ended December 31, 1999 (in thousands):

      Valuation allowance at January 1, 1999               $      --
      Valuation allowance at December 31, 1999                78,331
                                                           ---------
        Increase in valuation allowance                    $  78,331
                                                           =========

 9. ADMINISTRATIVE SERVICES AGREEMENTS

    On January 1, 1999, the Company entered into administrative service agreements with two separately owned, newly formed companies, PMSI and JJFMSI, pursuant to which employees of the Company's administrative departments perform administrative services (including, but not limited to operational support, legal, finance, management information systems and government relations services), as needed, for each of the two companies. In connection therewith, the Company granted each of the two companies the right to use the name "Corrections Corporation of America" in connection with the servicing of management contracts. As consideration for the foregoing, the Company received administrative service fees of $0.25 million per month from each company for a total of $6.0 million for the year ended December 31, 1999. The Company has recognized these amounts as revenues in the statement of operations.


 10.STOCKHOLDERS' EQUITY

    Preferred Stock -

    During 1998, the Company authorized 50.0 million shares of $0.01 (one cent) par value preferred stock. At December 31, 1999 and 1998, no preferred stock was issued or outstanding.

    Common Stock  -

    On September 22, 1998, the Company issued 5.0 million shares of Class A voting common stock to certain employees of Old CCA and Prison Realty who were also founding shareholders of the Company. Neither the Company nor Old CCA received any proceeds from the issuance of these shares. However, Old CCA recorded compensation expense of $22.9 million in 1998 for the implied fair value of the 5.0 million common shares. The fair value of these common shares was determined at the date of the 1999 Merger based upon the fair value of the Company derived from the $16.0 million cash investments in the Company made by outside investors at December 31, 1998, as discussed in Note 1.

    Additionally, on September 22, 1998, the Company issued 0.8 million restricted shares of Class A voting common stock to certain wardens of Old CCA facilities. The shares held by the wardens are restricted and will vest if, and only if, the wardens remain employees of the Company through December 31, 2003. The Company is expensing the implied fair value (approximately $3.9 million) of these restricted securities over the respective vesting period. The implied fair value of these common shares was also derived from the $16.0 million cash investments in the Company made by outside investors at December 31, 1998, as discussed in Note 1.

    As discussed in Note 1, the Company sold 3.5 million shares of Class A voting common stock to outside investors immediately prior to the 1999 Merger. The net proceeds of $16.0 million were used for general working capital purposes.

    Stock Warrants -

    In connection with the Company's Old Credit Facility, on December 31, 1998, the Company issued 0.5 million warrants to purchase Class A common shares as part of the debt issuance costs associated with obtaining the Old Credit Facility. The warrants were issued with an exercise price of $4.57 per warrant and an expiration date of December 31, 2008. The warrants are exercisable from the date of issuance. The Company determined the fair value of the warrants issued to be approximately $0.6 million utilizing the Black-Scholes option-pricing model and recorded the cost as debt issuance cost within other noncurrent assets on the accompanying consolidated balance sheets. These debt issuance costs were charged to interest expense upon replacement of the Old Credit Facility as described in
    Note 7. At December 31, 1999 and 1998, all stock warrants remained outstanding.


 11.RETIREMENT PLAN

    On December 28, 1998, the Company adopted a 401(k) plan (the "Plan") for all eligible employees as defined in the plan documents. The Board of Directors has discretion in establishing the amount of the Company's contributions. The Company's contributions become 40% vested after four years of service and 100% vested after five years of service, and the vested portions are paid on death, retirement or termination. The CCA Employee Stock Ownership Plan merged with the Plan in 1999. The Company's contributions to the Plan amounted to $4.6 million for the year ended December 31, 1999.


 12.COMMITMENTS AND CONTINGENCIES

    All of the Company's leases of its facilities and certain equipment from Prison Realty are under long-term operating leases expiring through the year 2011. The contractual minimum lease commitments (excluding acceleration or demand provisions) under existing terms for noncancelable leases are as follows (in thousands):

      YEAR                                   AMOUNT
      ----                                   ------

      2000                                  $  310,651
      2001                                     310,651
      2002                                     310,651
      2003                                     310,651
      2004                                     310,651
      Thereafter                             1,890,193
                                            ----------
      Total                                 $3,443,448
                                            ==========


    As discussed in Note 3, the terms of the CCA Leases provide that it shall be an event of default if the Company fails to pay any installment of rent within 15 days after notice of nonpayment from Prison Realty. Approximately $12.0 million in unpaid rentals related to 1999 exist as of March 29, 2000 as well as approximately $77.7 million (unaudited) in unpaid rentals related to periods subsequent to December 31, 1999. The terms of the CCA Leases provide that Prison Realty could require the Company to relinquish the leased facilities in the event of default. However, as of March 29, 2000, Prison Realty has not provided a notice of nonpayment to the Company.

    The Company has been named as one of the defendants in a purported class action lawsuit filed by a Prison Realty shareholder against Prison Realty, the Company and Prison Realty's directors. The lawsuit alleges, among other things, certain violations of the Prison Realty directors' fiduciary duties in connection with the approval of certain payments to the Company. The Company is continuing to investigate the allegations and an outcome is not determinable as of March 29, 2000.

    Subsequent to year end, the Company was named as one of the defendants in a purported class action lawsuit alleging that the telephone services at prisons owned or run by the defendants result in charges for collect calls placed by inmates that are unconscionably high. Due to the recent filing of this purported class action lawsuit, an outcome is not determinable as of March 29, 2000.

    In addition to the above legal matters, the nature of the Company's business results in claims and litigation alleging that the Company is liable for damages arising from the conduct of its employees or others. In the opinion of management, other than the outstanding litigation discussed above, there are no pending legal proceedings that would have a material effect on the consolidated financial position or results of operations of the Company for which the Company has not established adequate reserves.

    Each of the Company's management contracts and the statutes of certain states require the maintenance of insurance. The Company maintains various insurance policies including employee health, worker's compensation, automobile liability and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded by the Company. Reserves are provided for estimated incurred claims within the deductible amounts.

 13.CONCENTRATION OF CREDIT RISK

    Approximately 97% of the Company's revenues for the year ended December 31, 1999, relate to amounts earned from federal, state and local governmental management and transportation contracts.

    The Company had revenues of 25% from the federal government and 62% from state governments for the year ended December 31, 1999 for management contracts. Two federal agencies accounted for revenues of 11% and 10% and one state government accounted for revenues of 11% for the year ended December 31, 1999 for management contracts.

    Substantially all of the Company's accounts receivable are due from federal, state and local governments at December 31, 1999 and 1998.

    Salaries and related benefits represented 58% of operating expenses for the year ended December 31, 1999.

 14. QUARTERLY INFORMATION (UNAUDITED)

    Selected quarterly financial information for each of the quarters in the year ended December 31, 1999 is as follows (in thousands):

                       FIRST            SECOND           THIRD              FOURTH
                      QUARTER          QUARTER          QUARTER             QUARTER              TOTAL
                     ---------        ---------        ---------           ---------           ---------
Revenues             $ 112,363        $ 122,985        $ 129,874           $ 134,070           $ 499,292
Operating loss         (60,518)         (55,923)         (63,512)             (2,491)(b)        (182,444)
                     ---------        ---------        ---------           ---------           ---------
Net loss             $ (39,766)       $ (37,262)       $(118,346)(a)       $  (7,544)(b)       $(202,918)
                     =========        =========        =========           =========           =========


(a) The net loss in the third quarter reflects the Company's decision that previously reported income tax benefits of $50.3 million related to its 1999 losses should be fully reserved.

(b) The operating loss and net loss in the fourth quarter were substantially lower than the first three quarters due to changes in the terms of the CCA Leases which allowed the Company to reverse previously recorded straight line rent accruals of $56.9 million.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 30, 2000,

                                  BY AND AMONG

            PRISON REALTY TRUST, INC. AND CCA ACQUISITION SUB, INC.,

                                      AND

                      CORRECTIONS CORPORATION OF AMERICA.

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE I -- THE MERGER.....................................................   A-2
  Section 1.01  The Merger..................................................   A-2
  Section 1.02  Closing.....................................................   A-2
  Section 1.03  Effective Time..............................................   A-2
  Section 1.04  Effects of the Merger.......................................   A-2
  Section 1.05  Constituent Documents.......................................   A-2
  Section 1.06  Directors...................................................   A-2
  Section 1.07  Officers....................................................   A-2
ARTICLE II -- EFFECT OF THE MERGER ON THE CAPITAL SHARES, INDEBTEDNESS AND
              AGREEMENTS OF THE CONSTITUENT ENTITIES; EXCHANGE OF
              CERTIFICATES..................................................   A-3
  Section 2.01  Effect on Capital Shares, Indebtedness and Agreements.......   A-3
  Section 2.02  Exchange of Certificates....................................   A-3
  Section 2.03  Qualified Plans.............................................   A-4
  Section 2.04  Restricted Stock Plans......................................   A-5
  Section 2.05  Warrants to Purchase CCA Common Stock.......................   A-5
  Section 2.06  Fractional Shares...........................................   A-5
  Section 2.07  Lost Certificates...........................................   A-5
ARTICLE III -- REPRESENTATIONS AND WARRANTIES...............................   A-6
  Section 3.01  Representations and Warranties of Prison Realty.............   A-6
  Section 3.02  Representations and Warranties of CCA Sub...................  A-21
  Section 3.03  Representations and Warranties of CCA.......................  A-23
ARTICLE IV -- COVENANTS RELATING TO CONDUCT OF BUSINESS.....................  A-32
  Section 4.01  Covenants of Prison Realty..................................  A-32
  Section 4.02  Covenants of CCA Sub........................................  A-32
  Section 4.03  Covenants of CCA............................................  A-32
  Section 4.04  No Solicitation by Prison Realty............................  A-34
  Section 4.05  No Solicitation by CCA......................................  A-35
ARTICLE V -- ADDITIONAL AGREEMENTS..........................................  A-36
  Section 5.01  Preparation of the Proxy Statement and Registration
                Statement...................................................  A-36
  Section 5.02  Access to Information.......................................  A-37
  Section 5.03  Shareholders' Meetings......................................  A-37
  Section 5.04  Reasonable Best Efforts.....................................  A-38
  Section 5.05  Benefits Matters............................................  A-38
  Section 5.06  Fees and Expenses...........................................  A-38
  Section 5.07  Indemnification, Exculpation and Insurance..................  A-38
  Section 5.08  Transfer Taxes..............................................  A-39
  Section 5.09  Stock Exchange Listing......................................  A-39
  Section 5.10  Tax-Free Reorganization.....................................  A-39
  Section 5.11  Shareholders' Agreement.....................................  A-39
  Section 5.12  Lock-Up Agreement...........................................  A-39
  Section 5.13  Equity Incentive Plan.......................................  A-39
  Section 5.14  Change of Corporate Name....................................  A-39

                                                                              PAGE
                                                                              ----
ARTICLE VI -- CONDITIONS PRECEDENT..........................................  A-40
  Section 6.01  Conditions to Each Party's Obligation To Effect the
                Merger......................................................  A-40
  Section 6.02  Conditions to Obligation of Prison Realty and CCA Sub To
                Effect the Merger...........................................  A-40
  Section 6.03  Conditions to Obligation of CCA To Effect the Merger........  A-41
  Section 6.04  Frustration of Closing Conditions...........................  A-41
ARTICLE VII -- TERMINATION AND AMENDMENT....................................  A-42
  Section 7.01  Termination.................................................  A-42
  Section 7.02  Effect of Termination.......................................  A-43
  Section 7.03  Amendment...................................................  A-43
  Section 7.04  Extension; Waiver...........................................  A-43
  Section 7.05  Procedure for Termination, Amendment, Extension or Waiver...  A-43
ARTICLE VIII -- GENERAL PROVISIONS..........................................  A-43
  Section 8.01  Nonsurvival of Representations and Warranties...............  A-43
  Section 8.02  Notices.....................................................  A-43
  Section 8.03  Definitions; Interpretation.................................  A-44
  Section 8.04  Counterparts................................................  A-45
  Section 8.05  Entire Agreement; No Third-Party Beneficiaries; Rights of
                Ownership...................................................  A-45
  Section 8.06  Governing Law...............................................  A-45
  Section 8.07  Publicity...................................................  A-45
  Section 8.08  Assignment..................................................  A-45
  Section 8.09  Enforcement.................................................  A-46

                          EXHIBITS TO MERGER AGREEMENT

Exhibit A   --  Form of Lock-Up Agreement

                         SCHEDULES TO MERGER AGREEMENT

Schedule 1.06    --  Directors of Surviving Company
Schedule 1.07    --  Officers of Surviving Company
Schedule 3.01    --  Prison Realty Disclosure Schedule
Schedule 3.03    --  CCA Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2000 (the "Agreement"), is by and among PRISON REALTY TRUST, INC., a Maryland corporation ("Prison Realty"), CCA ACQUISITION SUB, INC., a Tennessee corporation and a wholly-owned subsidiary of Prison Realty ("CCA Sub"), and CORRECTIONS CORPORATION OF AMERICA, a Tennessee corporation ("CCA").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of CCA, CCA Sub and Prison Realty have approved the merger of CCA with and into CCA Sub (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Merger requires the approval by the affirmative vote of the holders of eighty percent (80%) of the Class A common stock, $0.01 par value per share (the "CCA Class A Common Stock"), and the Class B common stock, $0.01 par value per share (the "CCA Class B Common Stock" and, together with the CCA Class A Common Stock, the "CCA Common Stock"), of CCA, voting together as a single class, as well as the separate consent of Baron Asset Fund ("Baron"), a Massachusetts business trust and holder of approximately sixteen and nine-tenths percent (16.9%) of the CCA Class A Common Stock (collectively, the "CCA Shareholder Approval");

     WHEREAS, in connection with the Merger, Prison Realty intends to amend and restate its charter and intends to alter its operating structure such that Prison Realty will not qualify as a real estate investment trust (a "REIT") as defined by the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 2000, which actions require approval by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of common stock, $0.01 par value per share, of Prison Realty (the "Prison Realty Common Stock") (the "Prison Realty Stockholder Approval");

     WHEREAS, Prison Realty, CCA Sub and CCA desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization with respect to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01 The Merger. At the Effective Time (as defined in Section 1.03 herein) and subject to and upon the terms and conditions of this Agreement, and in accordance with the Tennessee Business Corporation Act (the "TBCA"), CCA shall be merged with and into CCA Sub, whereupon the separate corporate existence of CCA shall cease and CCA Sub shall continue as the surviving company. Following the Merger, CCA Sub (the "Surviving Company") shall succeed to and assume all the rights and obligations of CCA in accordance with the TBCA.

     Section 1.02 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the fifth business day following the satisfaction or waiver of all the conditions set forth in Article VI herein which by their terms are capable of being satisfied prior to the Closing (the "Closing Date"), at the offices of Stokes & Bartholomew, P.A. in Nashville, Tennessee, unless another time, date or place is agreed to by the parties hereto.

     Section 1.03 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, articles of merger and all other appropriate documents (in any such case, the "Articles of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the TBCA with the Secretary of State of the State of Tennessee (the "Tennessee Secretary of State"). The Merger shall become effective on the Closing Date at the time of day specified in the Articles of Merger filed with the Tennessee Secretary of State (the "Effective Time").

     Section 1.04 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 48-21-108 of the TBCA. Without limiting the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of CCA and CCA Sub shall vest in the Surviving Company, and all debts, liabilities and duties of CCA and CCA Sub shall become the debts, liabilities and duties of the Surviving Company.

     Section 1.05 Constituent Documents.

     (a) Charter. The charter of CCA Sub as in effect immediately prior to the Effective Time shall continue to be the charter of the Surviving Company (with such amendments as may be set forth in the Articles of Merger in accordance with this Agreement) until thereafter changed or amended as provided therein or by applicable law.

     (b) Bylaws. The bylaws of CCA Sub as in effect immediately prior to the Effective Time shall continue to be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

     Section 1.06 Directors. The persons named in Schedule 1.06 attached hereto shall be the directors of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.07 Officers. The persons named in Schedule 1.07 attached hereto shall be the officers of the Surviving Company, serving in such capacity as is set forth on Schedule 1.07 until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL SHARES, INDEBTEDNESS AND AGREEMENTS OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

     Section 2.01 Effect on Capital Shares, Indebtedness and Agreements. By virtue of the Merger and without any action on the part of Prison Realty, CCA Sub, CCA or the holders of the Constituent Capital Stock (as defined herein):

          (a) Cancellation of Certain Shares, Indebtedness and Agreements. As of the Effective Time: (i) each share of Constituent Capital Stock that is owned by any of the parties hereto or their Subsidiaries (as defined in Section 8.03 herein) (except for any shares of Prison Realty Stock (as defined in Section 3.01(c) herein) owned by CCA Sub which are to be delivered as the CCA Merger Consideration) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; (ii) any indebtedness between any of the parties hereto shall be canceled and shall cease to exist and no consideration shall be delivered therefor; and (iii) all agreements between any of the parties hereto shall be canceled and shall cease to exist. For purposes hereof, the term "Constituent Capital Stock" means collectively the Prison Realty Stock and the CCA Common Stock.

          (b) Conversion of CCA Common Stock. As of the Effective Time, each issued and outstanding share of CCA Common Stock (other than shares canceled pursuant to subparagraph (a) above) shall be converted into the right to receive that number of shares of Prison Realty Common Stock (collectively, the "CCA Merger Consideration") determined by: (i) multiplying $20,000,000 by a fraction, the numerator of which shall be the total number of shares of CCA Common Stock outstanding immediately prior to the Effective Time which are not to be canceled pursuant to subparagraph
     (a) above, and the denominator of which shall be the total number of shares of CCA Common Stock outstanding immediately prior to the Effective Time, inclusive of shares which are to be canceled pursuant to subparagraph (a) above; (ii) dividing the amount determined under clause (i) by the Prison Realty Closing Price (as herein defined); and (iii) dividing the amount determined under clause (ii) by the total number of shares of CCA Common Stock outstanding immediately prior to the Effective Time which are not to be canceled pursuant to subparagraph (a) above. All computations made in accordance with the preceding sentence shall be rounded to two decimal places. As of the Effective Time, each issued and outstanding share of CCA Common Stock converted into Prison Realty Common Stock in accordance herewith shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of CCA Common Stock shall cease to have any rights with respect thereto except the right to receive the CCA Merger Consideration, without interest thereon. Shares of Prison Realty Common Stock that are issued in exchange for shares of CCA Common Stock which are subject to forfeiture under the CCA Restricted Stock Plan (as defined in
     Section 2.04 herein) shall become subject to the terms and restrictions of the Prison Realty Restricted Stock Plan (as defined in Section 2.04 herein) in accordance with Section 2.04. All remaining shares of Prison Realty Common Stock issued in the CCA Merger shall be subject to the terms and conditions of a Lock-Up Agreement (as defined in Section 5.12 herein). For purposes hereof, the term "Prison Realty Closing Price" means the average closing price of Prison Realty Common Stock over the five trading days ending two trading days prior to the Closing Date.

     Section 2.02 Exchange of Certificates.

     (a) Exchange. Immediately after the Effective Time, Prison Realty shall exchange certificates representing CCA Common Stock (each, a "CCA Certificate" and, collectively, the "CCA

Certificates") for the CCA Merger Consideration. Promptly after the Effective Time, Prison Realty shall send to each holder of shares of CCA Common Stock (other than Prison Realty or any of its Subsidiaries) at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the CCA Certificates to Prison Realty) and instructions for use in effecting the surrender of the CCA Certificates for payment therefor.

     (b) Exchange of Certificates. Each holder of shares of CCA Common Stock that have been converted into the right to receive the CCA Merger Consideration will be entitled to receive, upon surrender to Prison Realty of a CCA Certificate, together with a properly completed letter of transmittal, the CCA Merger Consideration in respect of each share of CCA Common Stock represented by such CCA Certificate. Until so surrendered, each such CCA Certificate shall, after the Effective Time, represent for all purposes only the right to receive such CCA Merger Consideration.

     (c) Form of Certain Transfers. If any portion of the CCA Merger Consideration is to be paid to a person (as defined in Section 8.03 herein) other than the person in whose name a CCA Certificate is registered, it shall be a condition to such payment that the CCA Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to Prison Realty any transfer or other taxes required as a result of such payment to a person other than the registered holder of such CCA Certificate or establish to the satisfaction of Prison Realty that such tax has been paid or is not payable.

     (d) Transfers After the Effective Time. After the Effective Time, there shall be no further registration of transfers of shares of CCA Common Stock. If, after the Effective Time, CCA Certificates are presented to Prison Realty or the Surviving Company, they shall be canceled and promptly exchanged for the consideration provided for, in accordance with the procedures set forth in this Article.

     (e) Unclaimed Shares. Neither Prison Realty nor the Surviving Company shall be liable to any holder of CCA Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

     (f) Dividends. No dividends, interest or other distributions with respect to securities of Prison Realty constituting part of the CCA Merger Consideration shall be paid to the holder of any unsurrendered CCA Certificates until such CCA Certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the securities of Prison Realty have been registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

     Section 2.03 Qualified Plans. As of the Effective Time, Prison Realty shall adopt the Corrections Corporation of America 401(k) Savings and Retirement Plan (the "CCA 401(k) Plan"), and shall cause benefits under the Prison Realty 401(k) Savings and Retirement Plan (the "Prison Realty 401(k) Plan") to cease to accrue. After the Effective Time, the Prison Realty 401(k) Plan and the CCA Prison Realty Trust Employee Savings and Stock Ownership Plan (the "Prison Realty ESOP") (the benefits under which ceased to accrue as of December 31,
1998) may, at the discretion of Prison Realty, be maintained as frozen plans in compliance with applicable law. Prior to the Effective Time, Prison Realty and CCA shall take all actions (including, if appropriate, amending the terms of the CCA 401(k) Plan, the Prison Realty 401(k) Plan and the Prison Realty ESOP) that are necessary to give effect to the transactions contemplated by this Section.

     Section 2.04 Restricted Stock Plans. As of the Effective Time, the Correctional Management Services Corporation 1998 Restricted Stock Plan (the "CCA Restricted Stock Plan") shall be merged into a new restricted stock plan (the "Prison Realty Restricted Stock Plan") with terms and conditions similar to those of the CCA Restricted Stock Plans, except that any shares forfeited under the Prison Realty Restricted Stock Plan shall be forfeited to all plan participants. Prison Realty, CCA Sub and CCA shall take all actions that are necessary to give effect to the transactions contemplated by this Section.

     Section 2.05 Warrants to Purchase CCA Common Stock. At the Effective Time, each warrant to purchase shares of CCA Common Stock (the "CCA Warrants"), whether or not exercisable, shall be deemed to constitute a warrant to acquire, on substantially the same terms and conditions as were applicable to the original warrant to which it relates (a "Substitute Warrant"), the same number of shares of Prison Realty Common Stock as the holder of such warrant would have been entitled to receive pursuant to the Merger had such holder exercised such CCA Warrant in full immediately prior to the Effective Time, at a price per share of Prison Realty Common Stock computed in compliance with the terms of such CCA Warrant; provided, however, that the number of shares of Prison Realty Common Stock that may be purchased upon exercise of such Substitute Warrant shall not include any fractional share. Prior to the Effective Time, CCA will use its best efforts to obtain such consents, if any, as may be necessary to give effect to the transactions contemplated by this Section. In addition, prior to the Effective Time, CCA will use its best efforts to make any amendments to the terms of the CCA Warrants that are necessary to give effect to the transactions contemplated by this Section. Except as contemplated by this Section, CCA will not, after the date hereof, without the written consent of Prison Realty, amend any outstanding CCA Warrants. Prison Realty, CCA Sub and CCA shall take all actions that are necessary to give effect to the transactions contemplated by this Section, including without limitation such actions, if any, as are described in the CCA Warrants.

     Section 2.06 Fractional Shares. No fractional shares of Prison Realty Common Stock shall be issued to shareholders of CCA in connection with the Merger, but in lieu thereof each holder of shares of CCA Common Stock otherwise entitled to receive as a result of the Merger a fractional share of Prison Realty Common Stock shall be entitled to receive a cash payment (without interest), rounded to the nearest cent, representing such holder's proportionate interest in the net proceeds resulting from the sale (after deduction of all expenses resulting from such sale) on the New York Stock Exchange ("NYSE") through one or more of its member firms of the fractional shares of Prison Realty Common Stock all holders of shares of CCA Common Stock would otherwise be entitled to receive as a result of the Merger.

     Section 2.07 Lost Certificates. If any CCA Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CCA Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such CCA Certificate, Prison Realty (or its duly appointed transfer agent) will issue in exchange for such lost, stolen or destroyed CCA Certificate the CCA Merger Consideration to be paid in respect of the shares represented by such CCA Certificates as contemplated by this Article.

                                  Article III

                         REPRESENTATIONS AND WARRANTIES

     Section 3.01 Representations and Warranties of Prison Realty. Except as set forth in Prison Realty SEC Documents (as defined in Section 3.01(e) herein) filed with the Securities and Exchange Commission (the "SEC") and publicly available prior to the date hereof (the "Prison Realty Filed SEC Documents") or on the Disclosure Schedule delivered by Prison Realty to CCA prior to the execution of this Agreement (the "Prison Realty Disclosure Schedule"), which Prison Realty Disclosure Schedule constitutes a part hereof and is true and correct in all material respects, Prison Realty hereby represents and warrants to CCA as follows:

          (a) Organization and Authority. Prison Realty is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Maryland with full corporate power and authority to own its properties and conduct its business as now conducted and is duly qualified or authorized to do business and is in good standing in all jurisdictions where the failure to so qualify could have a material adverse effect (as defined in Section 8.03 herein). Prison Realty has all requisite corporate power and authority, and has been duly authorized by all necessary consents, approvals, authorizations, orders, registrations, qualifications, licenses and permits of and from all public, regulatory or governmental agencies and bodies, to own, lease and operate its assets and properties and to conduct its business as it is now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to do so could have a material adverse effect upon the conduct of its business or the ownership or leasing of property by it in such jurisdiction.

          (b) Subsidiaries.

             (i) Except for CCA Sub, the only direct or indirect Subsidiaries of Prison Realty are those listed in Section 3.01(b) of the Prison Realty Disclosure Schedule. Except for Prison Realty's ownership of all of the issued and outstanding common stock of CCA Sub and except for the ownership interests set forth in Section 3.01(b) of the Prison Realty Disclosure Schedule, Prison Realty does not own or control, directly or indirectly, a 50% or greater capital stock interest in a corporation, a general partnership interest or a 50% or greater limited partnership interest in a partnership, or a managing membership interest or a 50% or greater membership interest in a limited liability company, association or other entity or project.

             (ii) Except for CCA Sub or the entities listed in Section 3.01(b) of the Prison Realty Disclosure Schedule, Prison Realty does not hold, directly or indirectly, any equity interest or equity investment in any corporation, partnership, association or other entity.

             (iii) Except as set forth in Section 3.01(b) of the Prison Realty Disclosure Schedule, all of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Prison Realty have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by Prison Realty free and clear of any Liens (as hereinafter defined) and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any Subsidiary of Prison Realty to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

          (c) Capital Structure of Prison Realty. The authorized stock of Prison Realty consists of 300,000,000 shares of Prison Realty Common Stock and 20,000,000 shares of preferred stock, $0.01 par value per share, of Prison Realty, of which 4,300,000 shares have been designated Series A Preferred Stock (the "Prison Realty Series A Preferred Stock" and, collectively with the Prison Realty Common Stock, the "Prison Realty Stock"). At the close of business on June 22, 2000, (A) 118,409,619 shares of Prison Realty Common Stock were outstanding, (B) 4,300,000 shares of Prison Realty Series A Preferred Stock were outstanding, (C) options ("Prison Realty Options") to acquire 2,396,734 shares of Prison Realty Common Stock from Prison Realty pursuant to Prison Realty's equity incentive plans ("Prison Realty Stock Plans") listed on the Prison Realty Disclosure Schedule were outstanding, (D) 294,897 deferred share awards ("Prison Realty Deferred Share Awards") granted pursuant to Prison Realty Stock Plans were outstanding, (E) subordinated notes ("Prison Realty Notes") convertible into 2,962,336 shares of Prison Realty Common Stock were outstanding, and (F) options to purchase 70,000 shares of Prison Realty Common Stock not granted under any equity incentive plan to Joseph
     F. Johnson, Jr. (the "Johnson Option"), as set forth in Section 3.01(c) of the Prison Realty Disclosure Schedule, were outstanding. Other than as set forth above, at the close of business on June 22, 2000, there were outstanding no shares of Prison Realty Stock or any other class or series of stock of Prison Realty or options, warrants or other rights to acquire Prison Realty Stock or any other class or series of stock of Prison Realty from Prison Realty. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Prison Realty may vote are issued or outstanding, except the Prison Realty Notes.

     All outstanding shares of Prison Realty Stock are, and any shares of Prison Realty Common Stock which may be issued upon the exercise of Prison Realty Options, the vesting of the Prison Realty Deferred Share Awards, the conversion of the Prison Realty Notes or the exercise of the Johnson Option when issued will be, duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, mortgages, deeds of trust, charges, liens, encumbrances, pledges or security interests of any kind or nature whatsoever (collectively, "Liens") and are not now in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities and conform to the description thereof in the Prison Realty Filed SEC Documents. Other than as set forth above, and except for this Agreement, the Prison Realty Stock Plans, the Prison Realty Options, the Prison Realty Deferred Share Awards, the Prison Realty Notes and the Johnson Option, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements or undertakings of any kind to which Prison Realty or any of its Subsidiaries is a party or by which Prison Realty or any of its Subsidiaries is bound obligating Prison Realty or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Prison Realty or of any Subsidiary of Prison Realty or obligating Prison Realty or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement or undertaking. There are no outstanding obligations of Prison Realty or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Prison Realty or any of its Subsidiaries and, to the knowledge of the executive officers of Prison Realty, as of the date hereof, no irrevocable proxies have been granted with respect to shares of Prison Realty Common Stock or equity of Subsidiaries of Prison Realty.

          (d) Authorization. Prison Realty has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Prison Realty Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Prison Realty, subject to obtaining the Prison Realty Stockholder Approval. This Agreement has been duly executed and delivered by

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     Prison Realty and constitutes a valid and binding obligation of Prison
     Realty, enforceable against Prison Realty in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws from time to time in effect. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancellation or acceleration of any obligation under, or the creation of a Lien pursuant to, (i) any provision of the charter (or similar organizational documents) or bylaws of Prison Realty or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the following sentence, any loan or credit agreement, note, mortgage, indenture, lease, Prison Realty Stock Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Prison Realty or any of its Subsidiaries or their respective properties or assets, in any case under this clause (ii) which would, individually or in the aggregate, have a material adverse effect on Prison Realty. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to Prison Realty or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Prison Realty or the consummation by Prison Realty of the transactions contemplated hereby, the failure of which to be obtained or made would, individually or in the aggregate, have a material adverse effect on Prison Realty or would prevent or materially delay the consummation of the transactions contemplated hereby, except for (A) the filing with the SEC of: (i) a proxy statement relating to the consideration of the transaction contemplated by this Agreement at a meeting of the stockholders of Prison Realty (the "Prison Realty Stockholders' Meeting") duly called and convened to consider the approval of such transaction, as amended or supplemented from time to time (the "Proxy Statement"); (ii) a registration statement relating to the issuance of shares of Prison Realty Stock in the Merger, which shall also contain a proxy statement-prospectus relating to the consideration of the transaction contemplated by this Agreement at a meeting of the shareholders of CCA (the "CCA Shareholders' Meeting") duly called and convened to consider the approval of such transaction, as amended and supplemented from time to time (the "Registration Statement"); and (iii) such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transaction contemplated hereby, (B) the filing of the Articles of Merger with the Tennessee Secretary of State and appropriate documents with the relevant authorities of other states in which Prison Realty is qualified to do business, (C) filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (D) filings necessary to satisfy the applicable requirements of state securities or "blue sky" laws, (E) filings required under the rules and regulations of the New York Stock Exchange (the "NYSE") and (F) filings required pursuant to Prison Realty's leases and related agreements with Governmental Entities, which are set forth on the Prison Realty Disclosure Schedule (collectively, the "Required Filings").

          (e) SEC Documents; Financial Statements. Prison Realty has timely filed all forms, reports, schedules, registration statements, definitive proxy statements and other documents required to be filed by Prison Realty with the SEC since January 1, 1999 (the "Prison Realty SEC Documents"). As of their respective dates, the Prison Realty SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act, as

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     the case may be, applicable to such Prison Realty SEC Documents. None of the Prison Realty SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prison Realty and its Subsidiaries are not parties to or otherwise subject to any contracts or other agreements that were or are required to be filed as exhibits to, or otherwise disclosed in, the Prison Realty Filed SEC Documents and have not been so filed or disclosed. The financial statements of Prison Realty included in the Prison Realty SEC Documents (the "Prison Realty Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved and fairly present in all material respects the consolidated financial position of Prison Realty and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Prison Realty Filed SEC Documents (including any item accounted for in the financial statements contained in the Prison Realty Filed SEC Documents or set forth in the notes thereto) and except for the effect of the contemplated transactions under this Agreement and related agreements, since March 31, 2000, (i) neither Prison Realty nor any of its Subsidiaries has incurred any claims, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a material adverse effect on Prison Realty (other than claims, liabilities or obligations contemplated by this Agreement or expressly permitted to be incurred pursuant to this Agreement), and (ii) Prison Realty and each of its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

          (f) Information Supplied. None of (i) the information supplied or to be supplied by Prison Realty specifically for inclusion or incorporation by reference in the Proxy Statement, at the date it is first mailed to stockholders of Prison Realty or at the time of the Prison Realty Stockholders' Meeting, and (ii) the information supplied or to be supplied by Prison Realty specifically for inclusion or incorporation by reference in the Registration Statement, at the date the proxy statement-prospectus comprising a portion of the Registration Statement is first mailed to shareholders of CCA or at the time of the CCA Shareholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in each case no representation or warranty is made by Prison Realty with respect to statements made or incorporated by reference therein based on information supplied by CCA, Prison Management Services, Inc., a Tennessee corporation ("PMSI"), or Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation ("JJFMSI"), specifically for inclusion or incorporation by reference therein. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, except that in each case no representation or warranty is made by Prison Realty with respect to statements made or incorporated by reference therein based on information supplied by CCA, PMSI or JJFMSI for inclusion or incorporation by reference therein. If at any time prior to the date of the Prison Realty Stockholders' Meeting or the CCA Shareholders' Meeting, any event with respect to Prison Realty, or with respect to information supplied by Prison Realty specifically for inclusion in the Proxy Statement or the Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Registration Statement, such event shall be so described by Prison Realty.

          (g) Proxy Statement and Registration Statement. The Proxy Statement and Registration Statement to be filed with the SEC with respect to the Merger and the offering of Prison Realty

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     Stock in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act. At the time the Proxy Statement, or any amendment or supplement thereto, is cleared by the SEC and at the time the Registration Statement, or any amendment or supplement thereto, becomes effective, and at the Effective Time, the Proxy Statement and the Registration Statement, each as amended or supplemented, if applicable, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Proxy Statement or the Registration Statement or any amendment or supplement thereto based upon information furnished by CCA for use therein.

          (h) Absence of Certain Changes or Events. Except for the effect of the contemplated transaction under this Agreement and related agreements, subsequent to March 31, 2000, neither Prison Realty nor any Subsidiary has sustained any material loss or interference with its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, which is not disclosed in the Prison Realty Disclosure Schedule; and subsequent to the respective dates as of which information is given in the Prison Realty Filed SEC Documents, (i) neither Prison Realty nor any Subsidiary has incurred any material liabilities or obligations, direct or contingent, or entered into any transactions not in the ordinary course of business consistent with past practice, and (ii) there has not been any issuance of options, warrants or rights to purchase Prison Realty Stock or any interests therein, or any adverse change, in the general affairs, management, business, prospects, financial position, net worth or results of operations of Prison Realty or any Subsidiary.

          (i) Compliance with Laws; Litigation. Except as described in the Prison Realty Disclosure Schedule or the Prison Realty Filed SEC Documents, there are no claims, actions, suits, arbitration, grievances, proceedings or investigations pending or, to Prison Realty's knowledge, threatened, against Prison Realty or any Subsidiary, or any properties or rights of Prison Realty or any Subsidiary, or any officers or directors of Prison Realty or any Subsidiary in their capacity as such, by or before any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Prison Realty or prevent, materially delay or intentionally delay the ability of Prison Realty to consummate the transactions contemplated hereby. Neither Prison Realty nor its Subsidiaries is subject to any judgment, order or decree which could reasonably be expected to result in a material adverse effect.

          Prison Realty and its Subsidiaries have at all times operated and currently operate their business in conformity in all material respects with all applicable statutes, common laws, ordinances, decrees, orders, rules and regulations of Governmental Entities. Prison Realty and each of its Subsidiaries has all licenses, approvals or consents to operate its businesses in all locations in which such businesses are currently being operated, and to its knowledge is not aware of any existing or imminent matter which may materially adversely impact its operations or business prospects other than as specifically disclosed in the Prison Realty Filed SEC Documents or the Prison Realty Disclosure Schedule. None of Prison Realty or its Subsidiaries have failed to file with the applicable regulatory authorities any material statements, reports, information or forms required by all applicable laws, regulations or orders; all such filings or submissions were in material compliance with applicable laws when filed, and no material deficiencies have been asserted by any regulatory commission, agency or authority with respect to such filings or submissions. None of Prison Realty or its Subsidiaries have failed to maintain in full force and effect any material licenses, registrations or permits necessary or proper for the

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

     conduct of its business, or received any notification that any revocation or limitation thereof is threatened or pending, and there is not to the knowledge of Prison Realty pending any change under any law, regulation, license or permit which would materially adversely affect the business, operations, property or business prospects of Prison Realty. None of Prison Realty or its Subsidiaries have received any notice of violation of or been threatened with a charge of violating or are under investigation with respect to a possible violation of any provision of any law, regulation or order. Neither Prison Realty nor any of its Subsidiaries has at any time
     (i) made any unlawful contribution to any candidate for domestic or foreign office or failed to disclose fully any contribution in violation of law or
     (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

          (j) Taxes.

             (i) Prison Realty has timely filed (or there have been filed on its behalf) all Tax Returns required to be filed by it under applicable law, and all such Tax Returns were and are true, complete and correct in all material respects. Except to the extent adequately reserved for in accordance with GAAP and reflected on the most recent balance sheets of Prison Realty contained in the Prison Realty Filed SEC Documents, all Taxes due and payable by Prison Realty have been timely paid in full.

             (ii) There are no Tax liens upon the assets of Prison Realty except liens for Taxes not yet due.

             (iii) Prison Realty has complied with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld, collected and paid over to the proper governmental authorities all amounts required.

             (iv) No audits or other administrative proceedings or court proceedings are presently pending or, to the knowledge of Prison Realty, asserted with regard to any Taxes or Tax Returns of Prison Realty.

             (v) Prison Realty has not received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes with any taxing authority.

             (vi) Except with respect to Prison Realty's election to be taxed as a REIT with respect to its taxable year ended December 31, 1999, Prison Realty has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

             (vii) Prison Realty has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Prison Realty, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of Prison Realty. To the knowledge of Prison Realty, the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method.

             (viii) Prison Realty has not joined in the filing of a consolidated return for federal income tax purposes. Prison Realty is not and has never been subject to the provisions of Section 1503(f) of the Code.

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

             (ix) Prison Realty is not a party to any agreement providing for the allocation or sharing of Taxes or indemnification by Prison Realty of any other person in respect of Taxes.

             (x) Prison Realty is not a party to any agreement, contract, or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

             (xi) To the knowledge of Prison Realty, Prison Realty does not have, nor has it ever had, any income which is includable in computing the taxable income of a United States person (as determined under Section 7701 of the Code) under Section 951 of the Code. To the knowledge of Prison Realty, none of the Subsidiaries of Prison Realty is or has ever been a "passive foreign investment company" within the meaning of Section 1297 of the Code. To the knowledge of Prison Realty, Prison Realty is not and never has been a "personal holding company" within the meaning of Section 542 of the Code. To the knowledge of Prison Realty, there are no gain recognition agreements, within the meaning of Treasury Regulation 1.367(a)-8 or any predecessor provision, between Prison Realty, on one hand, and a stockholder of Prison Realty, on the other. There is no pending or, to the knowledge of Prison Realty, threatened, action, proceeding or investigation by any taxing authority for assessment or collection of Taxes with respect to Prison Realty in any jurisdiction where Prison Realty has not filed a Tax Return. All dealings and arrangements between and among Prison Realty and its Subsidiaries are at arm's length and consistent with arm's length dealings and arrangements between or among unrelated, uncontrolled taxpayers.

             (xii) Each Subsidiary which is a partnership, joint venture or limited liability company has been treated since its formation, and continues to be treated for federal income tax purposes, as a partnership or as a disregarded entity, and not as a corporation or as an association taxable as a corporation.

             (xiii) For purposes of this Section 3.01(j), other than Section 3.01(j)(xii), all representations and warranties with respect to Prison Realty are deemed to include and to apply to each of its Subsidiaries and predecessors (and the Subsidiaries of such predecessors). For purposes of this Section 3.01(j), the term "predecessors" shall include, without limitation, Corrections Corporation of America, a Tennessee corporation ("Old CCA"), and CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty"), which entities merged with and into Prison Realty on December 31, 1998 and January 1, 1999, respectively.

             (xiv) For each of its taxable years, Old Prison Realty was organized, operated and duly qualified as a REIT under Section 856 of the Code.

             (xv) As used in this Agreement, (A) the term "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, and (B) the term "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns.

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

          (k) No Defaults. Except for violations or defaults which, individually or in the aggregate, would not have a material adverse effect, or for which valid waivers have been obtained by Prison Realty or its Subsidiaries, neither Prison Realty nor any of its Subsidiaries is in violation or default under any provision of its charter, by-laws, partnership agreements or other governing or organizational documents, or is in breach of or default with respect to any provision of any note, bond, agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and there does not exist any state of facts which would constitute an event of default on the part of any of Prison Realty or its Subsidiaries as defined in such documents which, with notice or lapse of time or both, would constitute a default. Neither Prison Realty nor any of its Subsidiaries is a party to any contract (other than leases) containing any covenant restricting its ability to conduct its business as currently conducted except for any such covenants that would not, individually or in the aggregate, have a material adverse effect on Prison Realty.

          (l) Properties.

             (i) Prison Realty Real Property. For purposes of this Agreement, "Prison Realty Permitted Liens" means (a) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business for sums not yet due and payable and such Liens as are being contested by Prison Realty in good faith, (b) Liens for current Taxes not yet due or payable, (c) any covenants, conditions, restrictions, reservations, rights, Liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on Prison Realty's title insurance policies and/or title commitments or reports which have been made available to CCA and (d) any other covenants, conditions, restrictions, reservations, rights, non-monetary Liens, easements, encumbrances, encroachments and other matters affecting title which would not individually or in the aggregate, be reasonably expected to have a material adverse effect. "Prison Realty Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Prison Realty or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property other than the Prison Realty Owned Real Property, or interests therein necessary for the conduct of, or otherwise material to, the business of Prison Realty and its Subsidiaries as it is currently conducted. "Prison Realty Leased Real Property" means all interests in real property pursuant to the Prison Realty Leases. "Prison Realty Owned Real Property" means the real property owned in fee by Prison Realty and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of Prison Realty and its Subsidiaries as it is currently conducted. "Prison Realty Real Property" means, collectively, the Prison Realty Owned Real Property and the Prison Realty Leased Real Property. The Prison Realty Filed SEC Documents describe all material Prison Realty Real Property. Except as disclosed therein, or in the title insurance policies relating to the Prison Realty Real Property or in the Prison Realty Disclosure Schedule, each of Prison Realty and its Subsidiaries has good, valid and marketable title to the Prison Realty Real Property free of all Liens, in each case except Prison Realty Permitted Liens. Except as set forth in Section 3.01(l)(i) of the Prison Realty Disclosure Schedule, there are no outstanding contracts for the sale of any of the Prison Realty Real Property, except those contracts relating to Prison Realty Real Property the value in respect of which does not exceed $5,000,000 individually or $15,000,000 in the aggregate. Except for such exceptions as would not, in the aggregate, have a material adverse effect, (a) each Prison Realty Lease is valid and binding upon Prison Realty and its Subsidiaries and in full force and effect and grants the lessee under the Prison Realty Lease the exclusive right to use and occupy the premises, and (b) either Prison Realty or its Subsidiaries has good and valid title to the leasehold estate or other interest created under

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

        the Prison Realty Leases. No non-monetary defaults exist under the Prison Realty Leases which, individually or in the aggregate, would have a material adverse effect. The use and operation of the Prison Realty Real Property in the conduct of the business of Prison Realty and its Subsidiaries does not violate any instrument of record or agreement affecting the Prison Realty Real Property, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. Valid policies of title insurance have been issued insuring Prison Realty's or, if applicable, its Subsidiary's, fee simple title to the Prison Realty Owned Real Property owned by it, subject only to Prison Realty Permitted Liens, except where the failure of such policies to be in full force and effect would not reasonably be expected, in the aggregate, to have a material adverse effect. To the best knowledge of Prison Realty, such policies are, at the date hereof, in full force and effect, except where the failure to have such valid policies of title insurance would not reasonably be expected, in the aggregate, to have a material adverse effect. To the best knowledge of Prison Realty, no material claim has been made against any such policy. Except as provided in Schedule 3.01(l) of the Prison Realty Disclosure Schedule, Prison Realty and its Subsidiaries have no knowledge (a) that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Prison Realty Real Property or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Prison Realty Real Property or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Prison Realty Real Property has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of the same which would have a material adverse effect, (b) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement issued by any Governmental Entity having a material adverse effect, (c) of any structural defects relating to any Prison Realty Real Property which would have a material adverse effect, (d) of any Prison Realty Real Property whose building systems are not in working order so as to have a material adverse effect, or (e) of any physical damage to any Prison Realty Real Property which would have a material adverse effect for which there is no insurance in effect covering the cost of the restoration. "Prison Realty Space Lease" means each lease or other right of occupancy affecting or relating to a property in which Prison Realty or its Subsidiaries (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of a lease agreement or as successor to any prior landlord. No default exists under any Prison Realty Space Lease, except for such defaults as would, individually or in the aggregate, not reasonably be expected to have a material adverse effect.

             (ii) Improvements Under Construction. With respect to those Improvements (as defined herein) being constructed or under development and located on any Prison Realty Real Property as set forth in the Prison Realty Disclosure Schedule, to the knowledge of Prison Realty:
        (a) the budget for the construction of the Improvements fairly and accurately reflects Prison Realty's good faith estimate of the costs and expenses shown thereon reasonably necessary to develop and construct the Improvements in accordance with the plans and specifications therefor, and Prison Realty has strictly adhered to said budget in all material respects and has permitted no material deviations from said budget or the plans and specifications for the Improvements; (b) the plans and specifications for the Improvements have been approved by all applicable Governmental Entities having jurisdiction over the Prison Realty Real Property, the development and construction of the Improvements and the use and occupancy thereof for its intended purposes, and/or any utility services to the Prison Realty Real Property; (c) all utility services necessary for the development and construction of the Improvements and the use and occupancy thereof for

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        its intended purposes are available through public or private easements or rights-of-way at the boundaries of the Prison Realty Real Property, including, without limitation, sanitary sewer, electricity, gas, water, telephone, and storm water drainage; (d) all roads necessary for ingress and egress to the Prison Realty Real Property, and for the full utilization of the Prison Realty Real Property for its intended purposes, have either been completed pursuant to public or private easements, or the necessary rights-of-way therefor have been dedicated to public use and accepted by the appropriate Governmental Entity; (e) all building permits, curb cuts, sewer and water taps, and other permits, licenses, approvals, authorizations and consents required for the development and construction of the Improvements have been obtained;
        (f) the plans and specifications for the Improvements, the development and construction of the Improvements pursuant thereto, and the use and occupancy of the Improvements for their respective intended purposes comply and will comply with all applicable zoning ordinances, building regulations, restrictive covenants and governmental laws, rules, regulations and ordinances, and comply and will comply with all applicable requirements, standards and regulations of appropriate supervising boards of fire underwriters and similar agencies, authorities or boards; (g) Prison Realty has: (A) diligently pursued the development, construction and installation of the Improvements; and (B) performed such duties as may be necessary to complete the development, construction and installation of the Improvements in accordance with the plans and specifications and without Liens, claims or assessments, actual or contingent, asserted against Prison Realty Real Property for any material, labor or other items furnished in connection therewith, and all in full compliance with all construction, use, building, zoning and other similar laws, ordinances, rules, regulations, codes and restrictions of any applicable Governmental Entities or authorities or otherwise applicable thereto; (h) Prison Realty has complied with all laws, ordinances, rules, regulations, judgments, orders, injunctions, writs and decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any of them, applicable to the construction of the Improvements, and has paid when due all taxes and assessments upon the Improvements or Prison Realty Real Property, and all claims for labor or materials, rents, and other obligations that, if unpaid, will or might become a Lien against the Improvements or the Prison Realty Real Property; (i) Prison Realty has maintained, in sufficient amount, and in satisfactory form and sub stance, and with satisfactory insurers: (A) builder's risk insurance, all-risk nonreporting completed value form, insuring the Improvements against fire, theft, extended coverage, vandalism, and such other hazards in full force and effect at all times until the completion of construction of all of the Improvements; and (B) such other insurance, in such amounts and for such terms, as may from time to time be reasonably required insuring against such other casualties or losses which at the time are commonly insured against in the case of premises similarly situated; and (j) the Improvements have been constructed in accordance with the plans and specifications therefor, and in compliance with all laws, ordinances, rules and regulations applicable thereto, and in a good and workmanlike manner. For the purposes of this Agreement "Improvements" shall mean all buildings, improvements, structures and fixtures now or on the Closing Date located on the Prison Realty Real Property, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called "infrastructure" improvements.

          (m) Environmental Matters.

             (i) To the knowledge of Prison Realty, the Prison Realty Real Property and the Improvements thereon (the "Prison Realty Facilities") are presently operated in compliance in all material respects with all Environmental Laws (as defined below).

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             (ii) There are no Environmental Laws requiring any material remediation, clean up, repairs, constructions or capital expenditures (other than normal maintenance) with respect to the Prison Realty Facilities.

             (iii) There are no (A) notices of any violation or alleged violation of any Environmental Laws relating to the Prison Realty Facilities or their uses that have been received by Prison Realty, or
        (B) writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending, or, to the knowledge of Prison Realty, threatened, relating to the ownership, use, maintenance or operation of the Prison Realty Facilities.

             (iv) To the knowledge of Prison Realty, there are no past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, or plans relating to Prison Realty and its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Environmental Laws or which may give rise to any liability under the Environmental Laws.

             (v) All material permits and licenses required under any Environmental Laws in respect of the operations of the Prison Realty Facilities have been obtained, and the Prison Realty Facilities and Prison Realty are in compliance, in all material respects, with the terms and conditions of such permits and licenses.

             (vi) For purposes of this Agreement, "Environmental Laws" mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health, the environment, or worker or public health and safety as in effect as of the date hereof, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials (as defined herein), substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, including by way of illustration and not by way of limitation,
        (A) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec.sec. 960111 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. sec.sec. 69011 et seq.), the Clean Air Act (42 U.S.C. sec.sec. 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. sec.sec. 1251), the Safe Drinking Water Act (42 U.S.C. sec.sec. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. sec.sec. 2601 et seq.), the Endangered Species Act (16 U.S.C. sec.sec. 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. sec.sec. 11001 et seq.) and (B) analogous state and local provisions.

             (vii) For purposes of this Agreement, "Hazardous Material" means any chemical substance:

                (A) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action or policy, administrative request or civil complaint under any of the foregoing or under common law; or

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

                (B) which is defined as a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation or ordinance or amendments thereto as in effect as of the date hereof, or as hereafter amended, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec.sec. 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. sec.sec. 6901 et seq.); or

                (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, or any state or any political subdivision thereof having or asserting jurisdiction over any of the Prison Realty Facilities; or

                (D) the presence of which on any of the Prison Realty Facilities causes a nuisance upon such facilities or to adjacent properties or poses a hazard to the health or safety of persons on or about any of the Prison Realty Facilities; or

                (E) the presence of which on adjacent properties constitutes a trespass by any owner or operator of the Prison Realty Facilities; or

                (F) which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos or asbestos-containing materials or urea formaldehyde foam insulation, or lead-based paint, solder or other building materials; or

                (G) radon gas.

          (n) Benefit Plans.

             (i) All "employee benefit plans" (as defined in Section 3(3) of ERISA) and all other compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plans, agreements, arrangements or understandings that are maintained or contributed to (or previously contributed to) for the benefit of any current or former employee, officer or director of Prison Realty or any of its Subsidiaries and with respect to which Prison Realty or any of its Subsidiaries would reasonably be expected to have direct or contingent liability are defined as the "Prison Realty Benefit Plans." Prison Realty has heretofore delivered or made available to CCA true and complete copies of all Prison Realty Benefit Plans and, with respect to each Prison Realty Benefit Plan, true and complete copies of the following documents: the most recent actuarial report, if any; the most recent annual report, if any; any related trust agreement, annuity contract or other funding instrument, if any; the most recent determination letter, if any; and the most recent summary plan description, if any.

             (ii) Except as disclosed in Section 3.01(n) of the Prison Realty Disclosure Schedule: (A) none of the Prison Realty Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or is otherwise subject to Title IV of ERISA; (B) none of the Prison Realty Benefit Plans promises or provides retiree medical or life insurance benefits to any person; (C) neither Prison Realty nor any of its Subsidiaries has any obligation to adopt or has taken any corporate action to adopt, any new Prison Realty Benefit Plan or, except as required by law, to amend any existing Prison Realty Benefit Plan; (D) Prison Realty and its Subsidiaries are in compliance in all material respects with and each Prison Realty Benefit Plan is and has been administered in all material respects in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws, rules

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        and regulations except for any failures to so administer any Prison
        Realty Benefit Plan as would not have a material adverse effect on Prison Realty; (E) each Prison Realty Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, to Prison Realty's knowledge, has been determined by the IRS to be so qualified, and no circumstances exist that could reasonably be expected to result in the revocation of any such determination; (F) each Prison Realty Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits; (G) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any Prison Realty Benefit Plan, and which could give rise to liability on the part of Prison Realty, any of its Subsidiaries, any Prison Realty Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to Prison Realty or would be material to Prison Realty if it were its liability; (H) neither Prison Realty nor any entity required to be treated as a single employer with Prison Realty under Section 414 of the Code has any unsatisfied liability under Title IV of ERISA that would have a material adverse effect on Prison Realty; (I) other than funding obligations and benefits claims payable in the ordinary course, to Prison Realty's knowledge, no event has occurred and no circumstance exists with respect to any Prison Realty Benefit Plan that could give rise to any material liability arising under the Code, ERISA or any other applicable law, or under any indemnity agreement to which Prison Realty or any of its Subsidiaries is a party, excluding liability relating to benefit claims and funding obligations payable in the ordinary course, whether directly or by reason of its affiliation with any entity required to be treated as a single employer with Prison Realty under Section 414 of the Code; (J) as of the date hereof there are no pending or, to the knowledge of the executive officers of Prison Realty, threatened investigations, claims or lawsuits in respect of any Prison Realty Benefit Plan that would have a material adverse effect on Prison Realty; (K) other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA or otherwise as provided by state law, none of the Prison Realty Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service; (L) no amount payable pursuant to a Prison Realty Benefit Plan or any other plan, contract or arrangement of Prison Realty would be considered an "excess parachute payment" under Section 280G of the Code; and (M) no Prison Realty Benefit Plan exists that could result in the payment to any current or former employee, officer or director of Prison Realty any money or other property or accelerate or provide any other rights or benefits as a result of the transactions contemplated by this Agreement which would constitute an excess parachute payment within the meaning of Section 280G of the Code.

          (o) Material Contracts. There are no contracts or other documents required by the Securities Act to be described in or to be filed as exhibits to the Prison Realty Filed SEC Documents which have not been described or filed as required. All such contracts to which Prison Realty or any of its Subsidiaries is a party have been duly authorized, executed and delivered by Prison Realty or such Subsidiary, constitute valid and binding agreements of Prison Realty or such Subsidiary and are enforceable against Prison Realty or such Subsidiary in accordance with the terms thereof. Each of Prison Realty and its Subsidiaries has performed all material obligations required to be performed by it, and is neither in default in any material respect nor has it received notice of any default or dispute under, any such contract or other material instrument to which it is a party or by which its property is bound or affected. To the

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     best knowledge of Prison Realty, no other party under any such contract or other material instrument to which it or any of its Subsidiaries is a party is in default in any material respect thereunder.

          (p) No Undisclosed Liabilities. Except (a) as set forth in the Prison Realty Filed SEC Documents, (b) as set forth in Section 3.01(p) of the Prison Realty Disclosure Schedule, (c) as incurred in the ordinary course of the business of Prison Realty subsequent to March 31, 2000 which would, individually or in the aggregate, not have, or be reasonably expected not to have, a material adverse effect, (d) for any expenses incurred in connection with transactions contemplated by this Agreement or for liabilities or obligations relating to contractual obligations, indebtedness, litigation or other matters which are covered by other representations and warranties in this Agreement or otherwise identified in the Prison Realty Disclosure Schedule, neither Prison Realty nor any of its Subsidiaries has any liabilities or obligations (direct or indirect, contingent or fixed, known or unknown, matured or unmatured accrued or unaccrued), whether arising out of contract, tort, statute or otherwise, and whether or not required by GAAP to be reflected on or in footnotes to the Prison Realty Financial Statements.

          (q) Investment Company Act. Neither Prison Realty nor any of the Subsidiaries is (i) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a holding company or an "affiliate" thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to regulation under the Federal Power Act or the Interstate Commerce Act.

          (r) Reporting. Prison Realty is subject to Section 13 of the Exchange Act and is in compliance in all material respects with the provisions of such section.

          (s) Labor Matters. Except as set forth in Section 3.01(s) of the Prison Realty Disclosure Schedule: (i) neither Prison Realty nor its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) to the knowledge of Prison Realty, no union claims to represent the employees of Prison Realty and its Subsidiaries currently exist; (iii) none of the employees of Prison Realty or its Subsidiaries is represented by any labor organization and Prison Realty has no knowledge of any current union organizing activities among the employees of Prison Realty or its Subsidiaries, nor does any question concerning representation exist concerning such employees; neither Prison Realty nor its Subsidiaries is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iv) there is no strike, work stoppage, lockout or other labor dispute involving Prison Realty or its Subsidiaries pending or threatened; (v) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the knowledge of Prison Realty, threatened, against Prison Realty or its Subsidiaries; (vi) to the knowledge of Prison Realty, no grievance is threatened against Prison Realty or its Subsidiaries; (vii) neither Prison Realty nor its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (viii) there are no written personnel policies, rules or procedures applicable to employees of Prison Realty or its Subsidiaries, other than those set forth in Section 3.01(s) of the Prison Realty Disclosure Schedule, true and correct copies of which have heretofore been delivered or made available to CCA; (ix) Prison Realty and its Subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and

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     occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (x) since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), neither Prison Realty nor its Subsidiaries has effectuated (A) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Prison Realty or its Subsidiaries; or (B) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any of Prison Realty or its Subsidiaries, in either case, other than in substantial compliance with the WARN Act; nor has Prison Realty or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation; and (xi) neither Prison Realty nor any of its Subsidiaries is aware that it has any liability or potential liability under the Multi-Employer Pension Plan Act.

          (t) Insurance. Prison Realty and its Subsidiaries maintain primary, excess and umbrella insurance of types and amounts customary for their business against general liability, fire, workers' compensation, products liability, theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect and with respect to property insurance for assets for which it is customary to have replacement cost coverage or there are coinsurance provisions, the amount of such insurance is sufficient to provide for such coverage or to prevent the application of the coinsurance provision.
     Section 3.01(t) of the Prison Realty Disclosure Schedule sets forth a complete list of the insurance policies maintained by Prison Realty and its Subsidiaries.

          (u) Affiliate Transactions. Except as set forth in Section 3.01(u) of the Prison Realty Disclosure Schedule, there is no transaction and no transaction is now proposed, to which Prison Realty or its Subsidiaries is or is to be a party in which any current stockholder (holding in excess of 5% of the Prison Realty Common Stock or any securities convertible into or exchangeable for Prison Realty Common Stock), general partner, limited partner (holding in excess of 5% of the limited partnership interests), director or executive officer of Prison Realty or its Subsidiaries has a direct or indirect interest.

          (v) Internal Accounting Controls. Prison Realty's system of internal accounting controls is sufficient to meet the broad objectives of internal accounting controls insofar as those objectives pertain to the prevention or detection of errors or irregularities in amounts that would be material in relation to Prison Realty's financial statements.

          (w) Board Recommendation. Prior to the date hereof with respect to this Agreement, the Board of Directors of Prison Realty, at a meeting duly called and held, by the majority vote of the directors present at such meeting and voting, (i) determined that such Agreement and the Merger and the other transactions contemplated hereby or thereby are fair to and in the best interests of the shareholders of Prison Realty, (ii) adopted such Agreement and approved the Merger and (iii) approved the delivery of the CCA Merger Consideration to the holders of CCA Certificates pursuant to the terms and conditions of this Agreement.

          (x) Maryland Law on Business Combinations and Control Shares. None of the parties to the Merger is an interested stockholder (as defined in Section 3-601 of the Maryland General Corporation Law (the "MGCL")) of Prison Realty or an affiliate (as defined in Section 3-601 of the MGCL) of an interested stockholder who was not exempted from the provisions of
     Section 3-602 of the MGCL prior to the most recent date on which such person became an interested stockholder. None of the shares of Prison Realty Stock issued in the Merger constitute "control shares" as such term is defined in Section 3-701 of the MGCL. The approval of the

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     Merger, and the issuance of the Prison Realty Stock in connection therewith, by the Board of Directors of Prison Realty referred to in
     Section 3.01(w) constitutes approval of the Merger and the issuance of the Prison Realty Stock and related transactions for purposes of Sections 3-602 and 3-702 of the MGCL.

          (y) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. ("Merrill Lynch") and Wasserstein Perella & Co., Inc. ("Wasserstein Perella"), the fees and expenses of which will be paid by Prison Realty, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Prison Realty. Prison Realty's arrangements with Merrill Lynch and Wasserstein Perella have been disclosed to CCA prior to the date hereof.

          (z) Share Ownership. Prison Realty owns 981,393 shares of the issued and outstanding Class B Common Stock of CCA. All of such shares shall be canceled in connection with the Merger as set forth in Section 2.01 (a) hereof.

     Section 3.02 Representations and Warranties of CCA Sub. CCA Sub hereby represents and warrants, severally and not jointly and with respect to itself only, to CCA as follows:

          (a) Organization and Authority. CCA Sub is a corporation duly incorporated and validly existing in good standing under the laws of the State of Tennessee with full corporate power and authority to own its properties and conduct its business as now conducted and is duly qualified or authorized to do business and is in good standing in all jurisdictions where the failure to so qualify could have a material adverse effect. CCA Sub does not have a direct or indirect ownership interest in any subsidiary corporation, joint venture, partnership or other entity. CCA Sub has made available to CCA complete and correct copies of its charter and bylaws, in each case as amended to the date of this Agreement. CCA Sub is a newly-formed entity and, except for activities incident to the Merger and the transactions contemplated hereby, CCA Sub has not engaged in any business activity of any type or kind whatsoever prior to the date hereof.

          (b) Capital Structure. The authorized capital stock of CCA Sub consists of 10,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding.

          (c) Authorization. CCA Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CCA Sub. This Agreement has been duly executed and delivered by CCA Sub and constitutes a valid and binding obligation of CCA Sub, enforceable against CCA Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws from time to time in effect. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancellation or acceleration of any obligation under, or the creation of a Lien pursuant to, (i) any provision of the charter (or similar organizational documents) or bylaws of CCA Sub or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the following sentence, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CCA Sub or its respective properties or assets, in any

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     case under this clause (ii) which would, individually or in the aggregate, have a material adverse effect on CCA Sub. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CCA Sub in connection with the execution and delivery of this Agreement by CCA Sub or the consummation by CCA Sub of the transactions contemplated hereby, the failure of which to be obtained or made would, individually or in the aggregate, have a material adverse effect on CCA Sub or would prevent or materially delay the consummation of the transactions contemplated hereby, except for (A) the filing of the Articles of Merger with the Tennessee Secretary of State and appropriate documents with the relevant authorities of other states in which CCA Sub is qualified to do business, (B) filings required pursuant to the HSR Act, and (C) filings necessary to satisfy the applicable requirements of state securities or "blue sky" laws.

          (d) Information Supplied. None of (i) the information supplied or to be supplied by CCA Sub specifically for inclusion or incorporation by reference in the Proxy Statement, at the date it is first mailed to stockholders of Prison Realty or at the time of the Prison Realty Stockholders' Meeting, and (ii) the information supplied or to be supplied by CCA Sub specifically for inclusion or incorporation by reference in the Registration Statement, at the date the proxy statement-prospectus comprising a portion of the Registration Statement is first mailed to shareholders of CCA or at the time of the CCA Shareholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in each case no representation or warranty is made by CCA Sub with respect to statements made or incorporated by reference therein based on information supplied by CCA, PMSI or JJFMSI specifically for inclusion or incorporation by reference therein. If at any time prior to the date of the Prison Realty Stockholders' Meeting or the CCA Shareholders' Meeting, any event with respect to CCA Sub, or with respect to information supplied by CCA Sub specifically for inclusion in the Proxy Statement or the Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Registration Statement, such event shall be so described by CCA Sub.

          (e) Certain Agreements. CCA Sub is not in default under any material agreement, commitment, lease or other instrument to which it or any of its properties is subject, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by CCA Sub or, to the knowledge of the executive officers of CCA Sub, a default thereunder by any other party thereto, except in all cases where such defaults, individually or in the aggregate, would not have a material adverse effect on CCA Sub. CCA Sub is not in breach in any material respect under its charter, bylaws or other organizational documents.

          (f) Board Recommendation. Prior to the date hereof with respect to this Agreement, the Board of Directors of CCA Sub, at a meeting duly called and held, by the majority vote of the directors present at such meeting and voting, (i) determined that such Agreement and the Merger and the other transactions contemplated hereby or thereby are fair to and in the best interests of the shareholders of CCA Sub, (ii) adopted such Agreement and approved the Merger and (iii) resolved to recommend that its shareholder approve the Agreement and the Merger.

          (g) Tennessee Business Combination Act. The approval of the Merger by the Board of Directors of CCA Sub referred to in Section 3.02(f) constitutes approval of the Merger for purposes of the TBCA and represents all the actions necessary to ensure that Sections 48-103-201, et seq., of the TBCA do not apply to the Merger.

     Section 3.03 Representations and Warranties of CCA. Except as set forth in the Prison Realty Filed SEC Documents or on the Disclosure Schedule delivered by CCA to Prison Realty prior to the execution of this Agreement (the "CCA Disclosure Schedule"), which CCA Disclosure Schedule constitutes a part hereof and is true and correct in all material respects, CCA represents and warrants to Prison Realty and CCA Sub as follows:

          (a) Organization and Authority. CCA is duly formed and validly existing and in good standing under the laws of the State of Tennessee with full power and authority to own its properties and conduct its business as now conducted and is duly qualified or authorized to do business and is in good standing in all jurisdictions where the failure to so qualify could have a material adverse effect on CCA. CCA has all requisite corporate power and authority, and has been duly authorized by all necessary consents, approvals, authorizations, orders, registrations, qualifications, licenses and permits of and from all public, regulatory or governmental agencies and bodies, to own, lease and operate its assets and properties and to conduct its business as it is now being conducted and is duly qualified or licensed to do business in each jurisdiction in which the failure to do so could have a material adverse effect upon the conduct of its business or the ownership or leasing of property by it in such jurisdiction.

          (b) Subsidiaries.

             (i) The only direct or indirect Subsidiaries of CCA are those listed in Section 3.03(b) of the CCA Disclosure Schedule. Except for the ownership interests set forth in Section 3.03(b) of the CCA Disclosure Schedule, CCA does not own or control, directly or indirectly, a 50% or greater capital stock interest in a corporation, a general partnership interest or a 50% or greater limited partnership interest in a partnership, or a managing membership interest or a 50% or greater membership interest in a limited liability company, association or other entity or project.

             (ii) Except for the entities listed in Section 3.03(b) of the CCA Disclosure Schedule, CCA does not hold, directly or indirectly, any equity interest or equity investment in any corporation, partnership, association or other entity.

             (iii) Except as set forth in Section 3.03(b) of the CCA Disclosure Schedule, all of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of CCA have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by CCA free and clear of any Liens and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any Subsidiary of CCA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

             (iv) CCA's Subsidiaries do not own or operate or possess any material assets, licenses, management contracts, or franchises or other rights nor are such Subsidiaries liable with respect to any material indebtedness, obligations, liabilities, or claims. For purposes of this section, "material" means with respect to assets, licenses, management contracts, franchises or rights of the Subsidiaries that the aggregate value of such items for the Subsidiaries taken as a whole does not exceed 5.0% of the aggregate value of such items for CCA and its Subsidiaries taken as a whole; and with respect to indebtedness, obligations, liabilities, and claims of the Subsidiaries, that the aggregate amount of such items for the Subsidiaries taken as a whole does not exceed 5.0% of the aggregate amount of such items for CCA and its Subsidiaries taken as a whole.

          (c) Capital Structure. The authorized capital stock of CCA consists of 100,000,000 shares of CCA Class A Common Stock, 100,000,000 shares of CCA Class B Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share. At the close of business on June 22, 2000, (A) 9,349,061 shares of CCA Class A Common Stock were outstanding, (B) 981,393 shares of CCA Class B Common Stock were outstanding, (C) no shares of preferred stock were outstanding and (D) warrants to acquire 546,729 shares of CCA Class A Common Stock were outstanding. Other than as set forth above, at the close of business on June 22, 2000, there were outstanding no shares of CCA Common Stock or any other class or series of stock of CCA or options, warrants or other rights to acquire shares of CCA Common Stock or any other class or series of stock of CCA from CCA. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of CCA may vote are issued or outstanding.

          All outstanding shares of CCA Common Stock are duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of Liens and will not be in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Other than as set forth above, and except for this Agreement and for certain contractual preemptive rights granted to each of Prison Realty, Sodexho (as defined herein) and Baron, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements or undertakings of any kind to which CCA or any Subsidiary of CCA is a party or by which CCA or any Subsidiary of CCA is bound obligating CCA or any Subsidiary of CCA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of CCA Common Stock or other equity or voting securities of CCA or of any Subsidiary of CCA or obligating CCA or any Subsidiary of CCA to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement or undertaking. There are no outstanding obligations of CCA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of CCA Common Stock or any of its Subsidiaries and, to the knowledge of the executive officers of CCA, as of the date hereof, no irrevocable proxies have been granted with respect to shares of CCA Common Stock or equity of Subsidiaries of CCA.

          (d) Authorization. CCA has all requisite power and authority to enter into this Agreement and, subject to obtaining the CCA Shareholder Approval with respect to the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CCA, subject to obtaining CCA Shareholder Approval with respect to the Merger. This Agreement has been duly executed and delivered by CCA and constitutes a valid and binding obligation of CCA, enforceable against CCA in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws from time to time in effect. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancellation or acceleration of any obligation under, or the creation of a Lien pursuant to, (i) any provision of the charter (or similar organizational documents) or bylaws of CCA or any Subsidiary of CCA or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the following sentence, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CCA or any Subsidiary of CCA or their respective properties or assets, in any case under this clause (ii) which would, individually or in the aggregate, have a material adverse effect on CCA. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CCA or any Subsidiary of CCA in connection with the execution and delivery of this Agreement by CCA or the consummation by CCA of the transactions contemplated hereby, the failure of which to be obtained or made would, individually or in the aggregate, have a material adverse effect on CCA or would prevent or materially delay the consummation of the transactions contemplated hereby, except for (A) the filing of the Articles of Merger with the Tennessee Secretary of State and appropriate documents with the relevant authorities of other states in which CCA is qualified to do business, (B) filings required pursuant to the HSR Act, (C) filings necessary to satisfy the applicable requirements of state securities or "blue sky" laws, and those required pursuant to CCA's agreements or management contracts with Governmental Entities.

          (e) Information Supplied. None of (i) the information supplied or to be supplied by CCA specifically for inclusion or incorporation by reference in the Proxy Statement, at the date it is first mailed to stockholders of Prison Realty or at the time of the Prison Realty Stockholders' Meeting, and (ii) the information supplied or to be supplied by CCA specifically for inclusion or incorporation by reference in the Registration Statement, at the date the proxy statement-prospectus comprising a portion of the Registration Statement is first mailed to shareholders of CCA or at the time of the CCA Shareholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in each case no representation or warranty is made by CCA with respect to statements made or incorporated by reference therein based on information supplied by Prison Realty, CCA Sub, PMSI or JJFMSI specifically for inclusion or incorporation by reference therein. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, except that in each case no representation or warranty is made by CCA with respect to statements made or incorporated by reference therein based on information supplied by Prison Realty, CCA Sub, PMSI or JJFMSI for inclusion or incorporation by reference therein. If at any time prior to the date of the Prison Realty Stockholders' Meeting or the CCA Shareholders' Meeting, any event with respect to CCA, or with respect to information supplied by CCA specifically for inclusion in the Proxy Statement or the Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Registration Statement, such event shall be so described by CCA.

          (f) Absence of Certain Changes or Events. Subsequent to March 31, 2000, neither CCA nor any Subsidiary has sustained any material loss or interference with its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, which is not disclosed; and subsequent to March 31, 2000 (i) neither CCA nor any Subsidiary has incurred any material liabilities or obligations, direct or contingent, or entered into any transactions not in the ordinary course of business consistent with past practice, and (ii) there has not been any issuance of options, warrants or rights to purchase CCA Common Stock, or any interests therein, or any adverse change, or any development involving a prospective adverse change, in the general affairs, management, business, prospects, financial position, net worth or results of operations of CCA or any Subsidiary.

          (g) Compliance with Laws; Litigation. Except as described in the CCA Disclosure Schedule or in the Prison Realty Filed SEC Documents, there are no claims, actions, suits, arbitration, grievances, proceedings or investigations pending or, to CCA's knowledge, threatened, against CCA or any Subsidiary, or any properties or rights of CCA or any Subsidiary, or any officers or directors of CCA or any Subsidiary in their capacity as such, by or before any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a material adverse effect on CCA or prevent, materially delay or intentionally delay the ability of CCA to consummate the transactions contemplated hereby. Neither CCA nor its Subsidiaries is subject to any judgment, order or decree which could reasonably be expected to result in a material adverse effect.

          Each of CCA and its Subsidiaries has at all times operated and currently operates its business in conformity in all material respects with all applicable statutes, common laws, ordinances, decrees, orders, rules and regulations of Governmental Entities. Each of CCA and its Subsidiaries has all licenses, approvals or consents to operate its businesses in all locations in which such businesses are currently being operated, and to its knowledge is not aware of any existing or imminent matter which may materially adversely impact its operations or business prospects other than as specifically disclosed in the CCA Disclosure Schedule. CCA and each Subsidiary have not failed to file with the applicable regulatory authorities any material statements, reports, information or forms required by all applicable laws, regulations or orders, all such filings or submissions were in material compliance with applicable laws when filed, and no material deficiencies have been asserted by any regulatory commission, agency or authority with respect to such filings or submissions. CCA and each Subsidiary have not failed to maintain in full force and effect any material licenses, registrations or permits necessary or proper for the conduct of its or their business, or received any notification that any revocation or limitation thereof is threatened or pending, and there is not to the knowledge of CCA pending any change under any law, regulation, license or permit which would materially adversely affect the business, operations, property or business prospects of CCA. CCA and each Subsidiary have not received any notice of violation of or been threatened with a charge of violating and are not under investigation with respect to a possible violation of any provision of any law, regulation or order. Neither CCA nor any of its Subsidiaries has at any time (i) made any unlawful contribution to any candidate for domestic or foreign office or failed to disclose fully any contribution in violation of law or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

          (h) Taxes.

             (i) CCA has timely filed (or there have been filed on its behalf) all Tax Returns required to be filed by it under applicable law, and all such Tax Returns were and are true, complete and correct in all material respects. Except to the extent adequately reserved for in accordance with GAAP and reflected on the most recent balance sheets of CCA, all Taxes due and payable by CCA have been timely paid in full.

             (ii) There are no Tax liens upon the assets of CCA except liens for Taxes not yet due.

             (iii) CCA has complied with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld, collected and paid over to the proper governmental authorities all amounts required.

             (iv) No audits or other administrative proceedings or court proceedings are presently pending or, to the knowledge of CCA, asserted with regard to any Taxes or Tax Returns of CCA.

             (v) CCA has not received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes with any taxing authority.

             (vi) Except as described on the CCA Disclosure Schedule, CCA has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

             (vii) CCA has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of CCA, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of CCA. To the knowledge of CCA, the IRS has not proposed any such adjustment or change in accounting method.

             (viii) CCA has not joined in the filing of a consolidated return for federal income tax purposes. CCA is not and has never been subject to the provisions of Section 1503(f) of the Code.

             (ix) CCA is not a party to any agreement providing for the allocation or sharing of Taxes or indemnification by CCA of any other person in respect of Taxes.

             (x) CCA is not a party to any agreement, contract, or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

             (xi) To the knowledge of CCA, CCA does not have, nor has it ever had, any income which is includable in computing the taxable income of a United States person (as determined under Section 7701 of the Code) under Section 951 of the Code. To the knowledge of CCA, none of the Subsidiaries of CCA is or has ever been a "passive foreign investment company" within the meaning of Section 1297 of the Code. To the knowledge of CCA, CCA is not and never has been a "personal holding company" within the meaning of Section 542 of the Code. To the knowledge of CCA, there are no gain recognition agreements, within the meaning of Treasury Regulation 1.367(a)-8 or any predecessor provision, between CCA, on one hand, and a stockholder of the CCA, on the other. There is no pending or, to the knowledge of CCA, threatened, action, proceeding or investigation by any taxing authority for assessment or collection of Taxes with respect to CCA in any jurisdiction where CCA has not filed a Tax Return. All dealings and arrangements between and among CCA and its Subsidiaries are at arm's length and consistent with arm's length dealings and arrangements between or among unrelated, uncontrolled taxpayers.

             (xii) For purposes of this Section 3.03(h), all representations and warranties with respect to CCA are deemed to include and to apply to each of its Subsidiaries and predecessors.

          (i) No Defaults. Except for violations or defaults which, individually or in the aggregate, would not have a material adverse effect, or for which valid waivers have been obtained by CCA or its Subsidiaries, neither CCA nor any of its Subsidiaries is in violation or default under any provision of its charter, by-laws, partnership agreements or other organizational documents, or is in breach of or default with respect to any provision of any note, bond, agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and there does not exist any state of facts which would constitute an event of default on the part of any of CCA or its Subsidiaries as defined in such documents which, with notice of lapse of time or both, would constitute a default. Neither CCA nor any of its Subsidiaries is a party to any contract (other than leases) containing any covenant restricting its ability to conduct its business as currently conducted except for any such covenants that would not, individually or in the aggregate, have a material adverse effect on CCA.

          (j) Environmental Matters.

             (i) To the knowledge of CCA, the correctional and detention facilities operated or managed by CCA (the "CCA Facilities") are presently operated in compliance in all material respects with all Environmental Laws.

             (ii) There are no Environmental Laws requiring any material remediation, clean up, repairs, constructions or capital expenditures (other than normal maintenance) with respect to the CCA Facilities.

             (iii) There are no (A) notices of any violation or alleged violation of any Environmental Laws relating to the CCA Facilities or their uses that have been received by CCA, or (B) writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending, or, to the knowledge of CCA, threatened, relating to the ownership, use, maintenance or operation of the CCA Facilities.

             (iv) To the knowledge of CCA, there are no past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, or plans relating to CCA and its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Environmental Laws or which may give rise to any liability under the Environmental Laws.

             (v) All material permits and licenses required under any Environmental Laws in respect of the operations of the CCA Facilities have been obtained, and the CCA Facilities and CCA are in compliance, in all material respects, with the terms and conditions of such permits and licenses.

          (k) Benefit Plans.

             (i) All "employee benefit plans" (as defined in Section 3(3) of ERISA) and all other compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plans, agreements, arrangements or understandings that are maintained or contributed to (or previously contributed to) for the benefit of any current or former employee, officer or director of CCA or any of its Subsidiaries and with respect to which CCA or any of its Subsidiaries would reasonably be expected to have direct or contingent liability are defined as the "CCA Benefit Plans." CCA has heretofore delivered or made available to Prison Realty true and complete copies of all CCA Benefit Plans and, with respect to each CCA Benefit Plan, true and complete copies of the following documents: the most recent actuarial report, if any; the most recent annual report, if any; any related trust agreement, annuity contract or other funding instrument, if any; the most recent determination letter, if any; and the most recent summary plan description, if any.

             (ii) Except as disclosed in Section 3.03(k) of the CCA Disclosure
        Schedule: (A) none of the CCA Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or is otherwise subject to Title IV of ERISA; (B) none of the

        CCA Benefit Plans promises or provides retiree medical or life insurance benefits to any person; (C) neither CCA nor any of its Subsidiaries has any obligation to adopt or has taken any corporate action to adopt, any new CCA Benefit Plan or, except as required by law, to amend any existing CCA Benefit Plan; (D) CCA and its Subsidiaries are in compliance in all material respects with and each CCA Benefit Plan is and has been administered in all material respects in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations except for any failures to so administer any CCA Benefit Plan as would not have a material adverse effect on CCA; (E) each CCA Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, to CCA's knowledge, has been determined by the IRS to be so qualified, and no circumstances exist that could reasonably be expected to result in the revocation of any such determination; (F) each CCA Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits; (G) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any CCA Benefit Plan, and which could give rise to liability on the part of CCA, any of its Subsidiaries, any CCA Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to CCA or would be material to CCA if it were its liability; (H) neither CCA nor any entity required to be treated as a single employer with CCA under Section 414 of the Code has any unsatisfied liability under Title IV of ERISA that would have a material adverse effect on CCA; (I) other than funding obligations and benefits claims payable in the ordinary course, to CCA's knowledge, no event has occurred and no circumstance exists with respect to any CCA Benefit Plan that could give rise to any liability arising under the Code, ERISA or any other applicable law, or under any indemnity agreement to which CCA or any of its Subsidiaries is a party, excluding liability relating to benefit claims and funding obligations payable in the ordinary course, whether directly or by reason of its affiliation with any entity required to be treated as a single employer with CCA under Section 414 of the Code; (J) as of the date hereof there are no pending or, to the knowledge of the executive officers of CCA, threatened investigations, claims or lawsuits in respect of any CCA Benefit Plan that would have a material adverse effect on CCA; (K) other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA or otherwise as provided by state law, none of the CCA Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service; (L) no amount payable pursuant to a CCA Benefit Plan or any other plan, contract or arrangement of CCA would be considered an "excess parachute payment" under Section 280G of the Code; and (M) no CCA Benefit Plan exists that could result in the payment to any current or former employee, officer or director of CCA any money or other property or accelerate or provide any other rights or benefits as a result of the transactions contemplated by this Agreement which would constitute an excess parachute payment within the meaning of Section 280G of the Code.

          (l) Material Contracts. All contracts to which CCA or any Subsidiary is a party have been duly authorized, executed and delivered by CCA or any Subsidiary, constitute valid and binding agreements of CCA or any Subsidiary and are enforceable against CCA or any Subsidiary in accordance with the terms thereof. Each of CCA and each Subsidiary has performed all material obligations required to be performed by it, and is neither in default in any material respect nor has it received notice of any default or dispute under, any such contract or other material instrument to which it is a party or by which its property is bound or affected. To the best knowledge of CCA, no other party under any such contract or other material instrument to which it is a party is in default in any material respect thereunder.

          (m) No Undisclosed Liabilities. Except (a) as set forth in the Prison Realty Filed SEC Documents, (b) as set forth in Section 3.03(m) of the CCA Disclosure Schedule, (c) as incurred in the ordinary course of the business of CCA subsequent to March 31, 2000 which would, individually or in the aggregate, not have, or be reasonably expected not to have, a material adverse effect, (d) for any expenses incurred in connection with transactions contemplated by this Agreement or for liabilities or obligations relating to contractual obligations, indebtedness, litigation or other matters which are covered by other representations and warranties in this Agreement or otherwise identified in the CCA Disclosure Schedule, neither CCA nor any of its Subsidiaries has any liabilities or obligations (direct or indirect, contingent or fixed, known or unknown, matured or unmatured accrued or unaccrued), whether arising out of contract, tort, statute or otherwise, and whether or not required by GAAP to be reflected on or in footnotes to the financial statements of CCA.

          (n) Labor Matters. Except as set forth in Section 3.03(n) of the CCA Disclosure Schedule: (i) neither CCA nor its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) to the knowledge of CCA, no union claims to represent the employees of CCA and its Subsidiaries; (iii) none of the employees of CCA or its Subsidiaries is represented by any labor organization and CCA has no knowledge of any current union organizing activities among the employees of CCA or its Subsidiaries, nor does any question concerning representation exist concerning such employees; neither CCA nor its Subsidiaries is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iv) there is no strike, work stoppage, lockout or other labor dispute involving CCA or its Subsidiaries pending or threatened; (v) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the knowledge of CCA, threatened against CCA or its Subsidiaries; (vi) to the knowledge of CCA, no grievance is threatened against CCA or its Subsidiaries; (vii) neither CCA nor its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices;
     (viii) there are no written personnel policies, rules or procedures applicable to employees of CCA or its Subsidiaries, other than those set forth in Section 3.03(n) of the CCA Disclosure Schedule, true and correct copies of which have heretofore been delivered or made available to Prison Realty, PMSI and JJFMSI; (ix) CCA and its Subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (x) since the enactment of the WARN Act, neither CCA nor its Subsidiaries has effectuated (A) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of CCA or its Subsidiaries; or
     (B) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any of CCA or its Subsidiaries, in either case, other than in substantial compliance with the WARN Act; nor has CCA or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation; and

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

     (xi) neither CCA nor any of its Subsidiaries is aware that it has any liability or potential liability under the Multi-Employer Pension Plan Act.

          (o) Insurance. CCA and its Subsidiaries maintain primary, excess and umbrella insurance of types and amounts customary for their business against general liability, fire, workers' compensation, products liability, theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect and with respect to property insurance for assets for which it is customary to have replacement cost coverage or there are coinsurance provisions, the amount of such insurance is sufficient to provide for such coverage or to prevent the application of the coinsurance provision.
     Section 3.03(o) of the CCA Disclosure Schedule sets forth a complete list of the insurance policies maintained by CCA and its Subsidiaries.

          (p) Affiliate Transactions. Except as set forth in Section 3.03(p) of the CCA Disclosure Schedule, there is no transaction and no transaction is now proposed, to which CCA or its Subsidiaries is or is to be a party in which any current stockholder (holding in excess of 5% of the CCA's Common Stock or any securities convertible into or exchangeable for Common Stock), general partner, limited partner (holding in excess of 5% of the limited partnership interests), director or executive officer of CCA or its Subsidiaries has a direct or indirect interest.

          (q) Internal Accounting Controls. CCA's system of internal accounting controls is sufficient to meet the broad objectives of internal accounting controls insofar as those objectives pertain to the prevention or detection of errors or irregularities in amounts that would be material in relation to CCA's financial statements.

          (r) Vote Required. The CCA Shareholder Approval is the only vote of the holders of any class or series of CCA's securities necessary to approve this Agreement and the transactions contemplated hereby.

          (s) Board Recommendation. On the date hereof with respect to this Agreement, the Board of Directors of CCA, at a meeting duly called and held, by the majority vote of the directors present at such meeting, (i) determined that such Agreement and the Merger and the other transactions contemplated hereby and thereby are fair to and in the best interests of the shareholders of CCA, (ii) adopted such Agreement and approved the Merger and (iii) resolved to recommend that the holders of CCA Common Stock approve such Agreement and the Merger.

          (t) Tennessee Business Combination Act. CCA has received the opinion of Sherrard & Roe, PLC, counsel to CCA, that the approval of the Merger by the Board of Directors of CCA referred to in Section 3.03(s) constitutes approval of the Merger for purposes of the TBCA and represents all the actions necessary to ensure that Sections 48-103-201, et seq., of the TBCA do not apply to the Merger.

          (u) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, the fees and expenses of which will be paid by Prison Realty, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCA.

          (v) Stock Ownership. CCA does not, directly or indirectly, own any shares of Prison Realty Stock other than shares, if any, held in CCA Benefit Plans.

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

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.01 Covenants of Prison Realty.  Except as set forth in Section
4.01 of the Prison Realty Disclosure Schedule or as otherwise contemplated by this Agreement and the transactions related thereto, during the period from the date of this Agreement until the Effective Time, Prison Realty agrees that:

          (a) Ordinary Course. Prison Realty and its Subsidiaries shall carry on their respective businesses only in the usual, regular and ordinary course consistent with past practice in all material respects and use their reasonable best efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired at the Effective Time.

          (b) REIT Qualification. Prison Realty shall conduct its operations in a manner so as to continue to qualify as a REIT under the Code.

          (c) Other Actions. Prison Realty shall not take any action that would result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Merger set forth in
     Article VI not being satisfied.

          (d) Structure of Transactions. Prison Realty shall advise CCA from time to time of the proposed structure of Prison Realty and its Subsidiaries and affiliated entities at and after the Effective Time for purposes of CCA's evaluation of the Merger.

          (e) Advice of Changes; Filings. Prison Realty shall advise CCA of any change or event which would cause or constitute a material breach of any of its representations or warranties contained herein. Prison Realty shall file all reports required to be filed by it with the SEC or the NYSE between the date of this Agreement and the Effective Time and shall deliver to CCA copies of all such reports promptly after the same are filed.

     Section 4.02 Covenants of CCA Sub. During the period from the date of this Agreement until the Effective Time, CCA Sub agrees that it shall not take any action that would result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Merger set forth in Article VI herein not being satisfied.

     Section 4.03 Covenants of CCA. Except as set forth in Section 4.03 of the CCA Disclosure Schedule or as otherwise contemplated by this Agreement and the transactions related thereto, during the period from the date of this Agreement through and including the Effective Time, CCA shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, shall use reasonable efforts to preserve intact their current business organizations and use reasonable efforts to preserve their relationships with those persons having business dealings with them. Without limiting the generality of the foregoing, except as set forth in Section 4.03 of the CCA Disclosure Schedule or as otherwise contemplated by this

Agreement, during the period from the date of this Agreement through the Effective Time, CCA shall not, and shall not permit any of its Subsidiaries to:

          (a) Dividends; Changes in Stock. Other than dividends and distributions by a direct or indirect wholly owned Subsidiary to CCA or one of their wholly owned Subsidiaries, (i) declare, set aside or pay any dividends (payable in cash, stock, property or otherwise) on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any capital stock of CCA or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) Issuance of Securities. Issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any of its shares of capital stock or any other voting securities or any securities convertible into, exercisable for or exchangeable with, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

          (c) Governing Documents. Amend its charter, bylaws or other comparable organizational documents;

          (d) No Acquisitions. Acquire any business (whether by merger, consolidation, purchase of assets or otherwise) or acquire any equity interest in any person not an affiliate (whether through a purchase of stock, establishment of a joint venture or otherwise);

          (e) No Dispositions. Other than the obligations for capital commitments set forth in Section 4.03 of the CCA Disclosure Schedule, (A) sell, lease, exchange, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its real properties or other assets, (B) enter into any new joint ventures or similar projects, or (C) enter into any new development projects;

          (f) Accounting Methods. Change its methods of accounting (or underlying assumptions) in effect at December 31, 1999, except as required by changes (i) in generally accepted accounting principles ("GAAP"), (ii) in law or regulation, or (iii) due to events subsequent to March 31, 2000 related or consequential to the execution of this Agreement or consummation of the Merger and related transactions (including, but not limited to, the effects of any changes required by the SEC as part of its review of the Prison Realty Filed SEC Documents, the Proxy Statement or the Registration Statement); or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of CCA for the taxable years ended December 31, 1999, except as required by changes in law or regulation;

          (g) No Settlements. Effect any settlement or compromise of any pending or threatened proceeding in respect of which CCA is or could have been a party, unless such settlement (i) includes an unconditional written release of CCA, in form and substance reasonably satisfactory to CCA, from all liability on claims that are the subject matter of such proceeding,
     (ii) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of CCA and (iii) is less than $100,000;

          (h) No Cancellation. Other than the obligations for capital commitments set forth in Section 4.03 of the CCA Disclosure Schedule, create, renew, amend, terminate or cancel, or take any other action that could reasonably be expected to result in the creation, renewal,

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

     amendment, termination or cancellation of any agreement or instrument that is material to CCA and its respective Subsidiaries, taken as a whole;

          (i) Indebtedness. Other than the obligations for capital commitments set forth in Section 4.03 of the CCA Disclosure Schedule and any indebtedness incurred by CCA in connection with this Agreement and the transactions related thereto, and except for an increase in amounts outstanding under its revolving credit agreement and/or the renewal or refinancing of its existing revolving credit facility, incur any indebtedness for borrowed money;

          (j) No Commitments. Other than the obligations for capital commitments set forth in Section 4.03 of the CCA Disclosure Schedule, enter into any new capital or take out commitments or increase any existing capital or take out commitments;

          (k) Compensation. Except pursuant to agreements or arrangements in effect on the date hereof, (A) grant to any current or former director, executive officer or other key employee of CCA or any Subsidiary any increase in compensation, bonus or other benefits (other than increases in base salary in the ordinary course of business consistent with past practice or arising due to a promotion or other change in status and consistent with generally applicable compensation practices), (B) grant to any such current or former director, executive officer or other employee any increase in severance or termination pay, (C) amend or adopt any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, or (D) amend, adopt or terminate any CCA Benefit Plan, except as may be required to retain qualification of any such plan under Section 401(a) of the Code;

          (l) Related Party Transactions. Except pursuant to agreements or arrangements in effect on the date hereof or as otherwise contemplated by this Agreement which have been disclosed in Section 4.03 of the CCA Disclosure Schedule, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or purchase any properties or assets, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or the immediate family members or associates of any of its officers or directors, other than payment of compensation at current salary, incentive compensation and bonuses and other than properly authorized business expenses in the ordinary course of business, in each case consistent with past practice;

          (m) Insurance. Permit any material insurance policy naming CCA or any Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated;

          (n) Advise of Changes. Neglect or fail to advise Prison Realty of any change or event which would cause or constitute a material breach of any of the representations or warranties of CCA contained herein; or

          (o) Other Actions. Authorize, or commit or agree to take, any of the foregoing actions.

     Section 4.04 No Solicitation by Prison Realty.

     (a) Prison Realty shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Prison Realty or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate the submission of any alternative proposal or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any alternative proposal; provided, however, that prior to the receipt of the Prison Realty Stockholder Approval, Prison Realty may, in response to a bona fide alternative proposal that constitutes a superior proposal (as defined in Section 4.04(b) herein) and that was made after the date hereof (and not solicited by Prison Realty after the date hereof) by any person, and subject to compliance with Section 4.04(c) herein, (A) furnish information with respect to Prison Realty and its Subsidiaries to such person and its representatives pursuant to a customary confidentiality agreement and discuss such information with such person and its representatives and (B) participate in negotiations regarding such alternative proposal. For purposes of this Section 4.04, the term "alternative proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets (based on the fair market value thereof) of Prison Realty and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement, or of 10% or more of any class of equity securities of Prison Realty or any of its Subsidiaries or any tender offer or exchange offer (including by Prison Realty or any of its Subsidiaries) that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Prison Realty or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Prison Realty or any of its Subsidiaries other than the transactions contemplated by this Agreement.

     (b) Except as set forth in this Section 4.04, the Board of Directors of Prison Realty shall not (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to CCA, the approval or recommendation by such Board of Directors of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any alternative proposal or (iii) cause or agree to cause Prison Realty to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any alternative proposal. Notwithstanding the foregoing, if the Board of Directors of Prison Realty receives a superior proposal, such Board of Directors may, prior to the receipt of the Prison Realty Stockholder Approval, withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a superior proposal or terminate this Agreement, but in each case only at a time that is at least five business days after receipt by CCA of written notice advising CCA that the Board of Directors of Prison Realty has resolved to accept a superior proposal if it continues to be a superior proposal at the end of such five business day period. For purposes of this Section 4.04, the term "superior proposal" means any bona fide alternative proposal (which, for purposes of Section 4.04(a) only, may be subject to a due diligence condition), which proposal was not solicited by Prison Realty after the date of execution of this Agreement, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 10% of the shares of capital stock of Prison Realty then outstanding or all or substantially all the assets of Prison Realty and its Subsidiaries and otherwise on terms which the Board of Directors of Prison Realty determines in good faith (after consultation with its financial advisor) to be more favorable to Prison Realty's stockholders than the Merger and the issuance of securities pursuant to the Securities Purchase Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of such Board of Directors, is reasonably capable of being financed by such third party.

     (c) In addition to the obligations of Prison Realty set forth in paragraphs
(a) and (b) above, Prison Realty promptly shall advise CCA orally and in writing of any request for information or of any alternative proposal, the material terms and conditions of such request or alternative proposal and the identity of the person making any such request or alternative proposal and any determination by the Board of Directors of Prison Realty that a alternative proposal is or may be a superior proposal. Prison Realty will keep CCA informed as to the status and material details (including amendments or proposed amendments) of any such request or alternative proposal.

     Section 4.05 No Solicitation by CCA. Without the prior written consent of Prison Realty, (a) CCA shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, CCA or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate the submission of any alternative proposal or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any alternative proposal. For purposes of this Section 4.05, the term "alternative proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets (based on the fair market value thereof) of CCA and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement, or of 10% or more of any class of equity securities of CCA or any of its Subsidiaries or any tender offer or exchange offer (including by CCA or any of its Subsidiaries) that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of CCA or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving CCA or any of its Subsidiaries other than the transactions contemplated by this Agreement.

     (b) Except as set forth in this Section 4.05, the Board of Directors of CCA shall not (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Prison Realty, the approval or recommendation by such Board of Directors of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any alternative proposal or (iii) cause or agree to cause CCA to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any alternative proposal.

     (c) In addition to the obligations of CCA set forth in paragraphs (a) and
(b) above, CCA promptly shall advise Prison Realty orally and in writing of any request for information or of any alternative proposal, the material terms and conditions of such request or alternative proposal and the identity of the person making any such request or alternative proposal and any determination by the Board of Directors of CCA that an alternative proposal is or may be a superior proposal. CCA will keep Prison Realty informed as to the status and material details (including amendments or proposed amendments) of any such request or alternative proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     Section 5.01 Preparation of the Proxy Statement and Registration
Statement. As promptly as practicable following the date of this Agreement, Prison Realty, CCA Sub and CCA shall prepare and file with the SEC the Proxy Statement and the Registration Statement. Each party hereto will cooperate with the other party in connection with the preparation of the Proxy Statement and the Registration Statement, including, but not limited to, furnishing all information as may be required to be disclosed therein. The Proxy Statement shall contain the recommendation of the Board of Directors of Prison Realty that the stockholders of Prison Realty approve this Agreement and the transaction contemplated hereby. The proxy statement-prospectus which constitutes a portion of the Registration Statement shall contain the recommendation of the Board of Directors of CCA that the shareholders of CCA approve this Agreement and the transaction contemplated hereby. Each of Prison Realty, CCA Sub and CCA shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and to have the proxy statement-prospectus which constitutes a portion of the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Each party hereto will use its reasonable best efforts to cause the Proxy Statement and the proxy statement-prospectus which constitutes a portion of the Registration Statement to be mailed to its shareholders as promptly as practicable after the clearance of the Proxy Statement by the SEC and the declaration of the effectiveness of the Registration Statement by the SEC under the Securities

Act. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by any party hereto without providing the other parties and their Boards of Directors the opportunity to review and comment thereon and to approve the same, provided that such approvals shall not be unreasonably withheld. Each party hereto will advise the other parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to any of the parties hereto or any of their respective affiliates, officers or directors, should be discovered by a party hereto which should be set forth in an amendment or supplement to the Proxy Statement or Registration Statement, so that the Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, such amended or supplemented Proxy Statement or the proxy statement-prospectus which constitutes a portion of such amended or supplemented Registration Statement, as applicable, disseminated to the shareholders of Prison Realty and CCA.

     Section 5.02 Access to Information. Each party shall, and shall cause each of its Subsidiaries to, afford to the other party hereto and to its officers, employees, accountants, counsel and other representatives (including environmental consultants), reasonable access, during normal business hours during the period prior to the Effective Time, to their respective properties, books, records and personnel and, during such period, each party hereto shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party hereto (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) such other information concerning its business, properties and personnel as the other party may reasonably request. With respect to matters disclosed in the Prison Realty Disclosure Schedule or the CCA Disclosure Schedule, respectively, each party agrees to supplement from time to time the information set forth therein.

     Section 5.03 Shareholders' Meetings. Prison Realty shall, as promptly as practicable after the date hereof, (a) duly call, give notice of, convene and hold a Stockholders' Meeting for the purpose of obtaining the Prison Realty Stockholder Approval, and (b) subject in the case of Prison Realty to Section 4.04, through its respective Board of Directors, recommend to its stockholders that they grant the Prison Realty Stockholder Approval. Prison Realty shall use all reasonable efforts to solicit from its stockholders proxies in favor of Prison Realty Stockholder Approval and shall take all other action necessary or, in the reasonable opinion of such party, advisable to secure Prison Realty Stockholder Approval. CCA shall vote, or cause to be voted, in favor of the transactions for which Prison Realty is seeking Prison Realty Stockholder Approval, all shares of Prison Realty Common Stock directly or indirectly beneficially owned by it.

     CCA shall, as promptly as practicable after the date hereof, (a) duly call, give notice of, convene and hold a Shareholders' Meeting for the purpose of obtaining the CCA Shareholder Approval, and (b) through its respective Board of Directors, recommend to its shareholders that they grant the CCA Shareholder Approval. CCA shall use all reasonable efforts to solicit from its shareholders proxies in favor of CCA Shareholder Approval and shall take all other action necessary or, in the reasonable opinion of such party, advisable to secure CCA Shareholder Approval. Prison Realty shall vote, or cause to be voted, in favor of the transactions for which CCA is seeking CCA Shareholder Approval, all shares of CCA Common Stock directly or indirectly beneficially owned by it.

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

     Section 5.04 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party hereto shall, and shall cause its Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement (provided that no party to this Agreement shall pay or agree to pay any material amount to obtain a consent without the prior approval of the remaining parties, which approval shall not be unreasonably withheld or delayed), and the making or obtaining of all necessary filings and registrations with respect thereto, (ii) the defending of any lawsuits or other legal proceedings challenging this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     Section 5.05 Benefits Matters. Except as otherwise provided herein, following the Effective Time, Prison Realty shall honor, or cause to be honored, all obligations under employment agreements, Prison Realty Benefit Plans and all other employee benefit plans, programs, policies and arrangements of any of the parties hereto in accordance with the terms thereof. Nothing herein shall be construed to prohibit Prison Realty from amending or terminating such agreements, programs, policies and arrangements in accordance with the terms thereof and with applicable law.

     Section 5.06 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

     Section 5.07 Indemnification, Exculpation and Insurance.

     (a) From and after the Effective Time, Prison Realty shall indemnify, defend and hold harmless to the fullest extent permitted by applicable federal and state law each person who is on the date hereof, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of CCA or was serving at the request of CCA as a director or officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnities") arising out of CCA's Charter or Bylaws in effect at the Effective Time against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed), of CCA.

     (b) In the event Prison Realty or any of its successors or assigns: (i) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each case, to the extent necessary, proper provisions shall be made so that the successors and assigns of Prison Realty assume the obligations set forth in this Section 5.07.

     (c) Prison Realty shall maintain in effect for not less than two (2) years from the Effective Time the policies of directors' and officers' liability insurance most recently maintained by CCA; provided, however, that Prison Realty may substitute therefor policies with reputable and financially sound carriers for substantially similar coverage containing terms and conditions which are no less advantageous for so long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or relating to matters occurring prior to the Effective Time. Prison Realty shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided for in this Section 5.07.

     (d) The provisions of this Section 5.07 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee and their respective heirs and representatives.

     Section 5.08 Transfer Taxes. All state, local, foreign or provincial sales, use, real property transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto, but not including any shareholder-level taxes based upon net income) attributable to the Merger shall be timely paid by Prison Realty.

     Section 5.09 Stock Exchange Listing. The Surviving Company and Prison Realty shall each use their reasonable best efforts to cause the Prison Realty Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, if applicable.

     Section 5.10 Tax-Free Reorganization. Prior to the Effective Time, each party shall use its reasonable best efforts to cause the Merger to qualify as a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 5.11 Shareholders' Agreement. As of the Effective Time, the Shareholders' Agreement, dated September 22, 1998, among certain shareholders of CCA shall each be terminated and shall no longer have any force or effect.

     Section 5.12 Lock-Up Agreement. As of the Effective Time, each of the holders of shares of CCA Common Stock whose shares are not subject to forfeiture under the CCA Restricted Stock Plan shall enter into a lock-up agreement with Prison Realty (the "Lock-Up Agreement"), a form of which is attached hereto as Exhibit A, pursuant to which each such holder shall agree not to sell, assign or otherwise transfer (collectively, a "Transfer") any shares of Prison Realty Common Stock received in connection with the Merger (the "Shares"), nor enter into any agreement regarding the same, for a period of one hundred eighty (180) days (the "180-Day Period") following the date of closing of the Merger, and further agrees not to Transfer such Shares thereafter except as follows: (i) after expiration of the 180-Day Period, a holder may Transfer up to twenty-five percent (25%) of the aggregate amount of the Shares; (ii) after December 31, 2001, a holder may Transfer up to fifty percent (50%) of the aggregate amount of the Shares; (iii) after December 31, 2002, a holder may Transfer up to seventy-five percent (75%) of the aggregate amount of the Shares; and (iv) after December 31, 2003, a holder may Transfer up to one hundred percent (100%) of the aggregate amount of the Shares.

     Section 5.13 Equity Incentive Plan. Following the consummation of the Merger and the related transactions, Prison Realty shall adopt a new equity incentive plan pursuant to which it will have the authority to grant options to purchase shares of Prison Realty Common Stock and other types of equity-based incentive compensation, on such terms and conditions as are approved by the Board of Directors of Prison Realty following the consummation of the Merger.

     Section 5.14 Change of Corporate Name. In connection with the Merger and the related transactions, Prison Realty shall amend its charter, bylaws and organizational documents to change the name of the corporation to "Corrections Corporation of America" and the business and affairs of Prison Realty following the consummation of the Merger and the related transactions shall be conducted using the name "Corrections Corporation of America."

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     Section 6.01 Conditions to Each Party's Obligation To Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) No Injunctions or Restraints; Illegality. No statute, rule, regulation, judgment, writ, decree, order, temporary restraining order, preliminary or permanent injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity of competent jurisdiction enjoining or otherwise preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use its reasonable best efforts to prevent the entry of any such injunction or other order or decree and to cause any such injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect.

          (c) Listing of Merger Consideration. The Prison Realty Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, if applicable.

          (d) Proxy Statement and Registration Statement. The Proxy Statement and Registration Statement shall be satisfactory in all material respects to Prison Realty and CCA, the Proxy Statement shall have been cleared by the SEC, and the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the use of the Proxy Statement or the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

          (e) Tax-Free Reorganization. The receipt by each of Prison Realty and CCA of an opinion of its respective tax counsel to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

     Section 6.02 Conditions to Obligation of Prison Realty and CCA Sub To Effect the Merger. The obligation of Prison Realty and CCA Sub to effect the Merger is subject to the satisfaction of the following conditions unless waived by Prison Realty and CCA Sub:

          (a) Shareholder Approval. The Prison Realty Stockholder Approval and the CCA Shareholder Approval shall have been obtained.

          (b) Representations and Warranties. The representations and warranties of CCA set forth in this Agreement shall be true and correct, except that this condition shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a material adverse effect on CCA as of the date of this Agreement and as of the Closing Date, except as otherwise contemplated by this Agreement, and Prison Realty and the CCA Sub shall have received a certificate to such effect signed on the Closing Date on behalf of CCA by the Chief Executive Officer and Secretary.

          (c) Performance of Obligations of Other Parties. CCA shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Prison Realty shall have received a certificate to such effect signed on behalf of each party by its Chief Executive Officer or Chief Financial Officer.

          (d) Consents, etc. Prison Realty shall have received evidence, in form and substance reasonably satisfactory to it, that such consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, other than those the failure of which to be obtained, individually or in the aggregate, would not have a material adverse effect on Prison Realty or CCA.

          (e) Consents to Assignment of Management Contracts. To the extent required by applicable law and the provisions of the contracts, CCA shall have obtained all necessary written consents of governmental authorities to the performance of their respective facility management contracts by Prison Realty and/or CCA Sub after the Merger.

          (f) Purchase of CCA Common Stock Held by Baron. Prison Realty shall have purchased the CCA Common Stock held by Baron pursuant to the terms and conditions reasonably acceptable to Prison Realty.

          (g) Execution of Lock-Up Agreements. The Lock-Up Agreements shall have been executed and delivered in accordance with Section 5.12.

     Section 6.03 Conditions to Obligation of CCA To Effect the Merger. The obligation of CCA to effect the Merger is subject to the satisfaction of the following conditions unless waived by CCA:

          (a) Representations and Warranties. The representations and warranties of Prison Realty set forth in this Agreement shall be true and correct, except that this condition shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a material adverse effect on Prison Realty as of the date of this Agreement and as of the Closing Date, except as otherwise contemplated by this Agreement, and CCA shall have received a certificate to such effect signed on the Closing Date on behalf of Prison Realty by its Chief Executive Officer and Secretary.

          (b) Performance of Obligations of Prison Realty. Prison Realty shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CCA shall have received a certificate to such effect signed on behalf of Prison Realty by its Chief Executive Officer or Chief Financial Officer.

          (c) Shareholder Approval. The Prison Realty Stockholder Approval and the CCA Shareholder Approval shall have been obtained.

     Section 6.04 Frustration of Closing Conditions. No party to this Agreement may rely on the failure of any condition set forth in Sections 6.01 through 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Prison Realty Stockholder Approval and the CCA Shareholder Approval are received:

          (a) by mutual written consent of the parties hereto;

          (b) by Prison Realty or CCA upon written notice to the other parties:

             (i) if any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other order or decree enjoining or otherwise preventing the consummation of the Merger and such injunction or other order or decree shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used its reasonable best efforts to prevent or contest the imposition of, or seek the lifting or stay of, such injunction, order or decree;

             (ii) if the Merger shall not have been consummated on or before October 31, 2000, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

             (iii) if, upon a vote at a duly held Prison Realty Stockholders' Meeting or any adjournment thereof, the Prison Realty Stockholder Approval shall not have been obtained;

          (c) by Prison Realty upon written notice to CCA if, upon a vote at a duly held CCA Shareholders' Meeting or any adjournment thereof, the CCA Shareholder Approval shall not have been obtained;

          (d) by Prison Realty upon written notice to CCA, if the Board of Directors of CCA or any committee thereof shall have withdrawn or modified in a manner adverse to Prison Realty its approval or recommendation of the Merger or this Agreement or resolved to do so;

          (e) by CCA upon written notice to Prison Realty, if the Board of Directors of Prison Realty or any committee thereof shall have withdrawn or modified in a manner adverse to such terminating party its approval or recommendation of the Merger or this Agreement or resolved to do so;

          (f) unless CCA is in material breach of its obligations hereunder, by CCA upon written notice to Prison Realty if Prison Realty breaches or fails to perform any of its representations, warranties, covenants or other agreements hereunder, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03 hereof and (B) is incapable of being cured by Prison Realty or is not cured within thirty
     (30) days after CCA gives written notice of such breach to Prison Realty and such a cure is not effected during such period; or

          (g) unless Prison Realty is in material breach of its obligations hereunder, by Prison Realty upon written notice to CCA if CCA breaches or fails to perform any of its representations, warranties, covenants or other agreements hereunder, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02 hereof and (B) is incapable of being cured by CCA or is not cured within thirty (30) days after Prison Realty gives written notice of such breach to the breaching party and such a cure is not effected during such period.

     Section 7.02 Effect of Termination. In the event of termination of this Agreement by Prison Realty or CCA as provided in Section 7.01 herein, this Agreement shall forthwith become void and have no effect and, except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, there shall be no liability or obligation on the part of Prison Realty or CCA except with respect to Section 5.06, this Section 7.02 and Article VIII hereof, which provisions shall survive such termination.

     Section 7.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after the Prison Realty Stockholder Approval and the CCA Shareholder Approval is received, provided that after receipt of the Prison Realty Stockholder Approval or the CCA Shareholder Approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require action by the Board of Directors, or the duly authorized committee of such Board to the extent permitted by law, of the party authorizing such action.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 8.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                          if to Prison Realty, to:

                                          Prison Realty Trust, Inc.
                                          10 Burton Hills Boulevard, Suite 100
                                          Nashville, Tennessee 37215
                                          Attention: Thomas W. Beasley, Chairman
                                                     of the
                                                     Board of Directors
                                          Facsimile: (615) 263-0234
                                          with a copy to:

                                          Stokes & Bartholomew, P.A.
                                          424 Church Street, Suite 2800
                                          Nashville, Tennessee 37219-2323
                                          Attention: Elizabeth E. Moore, Esq.
                                          Facsimile: (615) 259-1470

                                          if to CCA, to:

                                          Corrections Corporation of America
                                          10 Burton Hills Boulevard
                                          Nashville, Tennessee 37215
                                          Attention: J. Michael Quinlan,
                                                     President and
                                                     Chief Operating Officer
                                          Facsimile: (615) 263-3010

                                          with a copy to:

                                          Sherrard & Roe, PLC
                                          424 Church Street, Suite 2000
                                          Nashville, Tennessee 37219
                                          Attention: John R. Voigt, Esq.
                                          Facsimile: (615) 742-4239

     Section 8.03 Definitions; Interpretation.

     (a) As used in this Agreement:

          (i) unless otherwise expressly provided herein, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise;

          (ii) "business day" means any day on which banks are not required or authorized to close in the City of New York;

          (iii) "material adverse effect" means any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or financial condition of a party hereto or its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of
     (A) the economy or securities markets in general, (B) this Agreement or the transactions contemplated hereby or the announcement thereof, including, but not limited to, changes in methods of accounting with respect to the financial statements of a party hereto or its Subsidiaries as precipitated by this Agreement or the transactions contemplated hereby or by the review of the SEC of the Prison Realty Filed SEC Documents, the Proxy Statement or the Registration Statement, or (C) private corrections industry in general, and not specifically relating to the parties hereto or their Subsidiaries;

          (iv) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (v) "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are not such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

     (b) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     Section 8.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 8.05 Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than Section
5.07 of this Agreement, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any principles of conflicts of law of such State.

     Section 8.07 Publicity. Except as otherwise permitted by this Agreement or required by law or the rules of the NYSE, so long as this Agreement is in effect, no party to this Agreement shall, or shall permit any of its affiliates to, issue or cause the publication of any press release or other public announcement or statement with respect to this Agreement or the transactions contemplated hereby without first obtaining the consent of the other parties hereto. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void; provided that, if necessary or advisable under applicable provisions of corporate or tax law, Prison Realty may assign its rights hereunder to any of its Subsidiaries or affiliates to cause CCA to merge with a Subsidiary or affiliate of Prison Realty, but no such assignment shall relieve Prison Realty of its obligations hereunder including the obligations to deliver the CCA Merger Consideration. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Tennessee or in any Tennessee state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Tennessee or any Tennessee state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

                          [SIGNATURE PAGES TO FOLLOW]

     Accepted and agreed to this 30th day of June, 2000.
                                          PRISON REALTY TRUST, INC.

                                          By: /s/ Thomas W. Beasley
                                          Name: Thomas W. Beasley
                                          Title: Chairman of the Board of
                                          Directors
                                          CCA ACQUISITION SUB, INC.

                                          By: /s/ Darrell K. Massengale
                                          Name: Darrell K. Massengale
                                          Title: Chief Executive Officer and
                                          President
                                          CORRECTIONS CORPORATION OF AMERICA

                                          By: /s/ Darrell K. Massengale
                                          Name: Darrell K. Massengale
                                          Title: Chief Financial Officer and
                                          Secretary

                                                                       EXHIBIT A

                           FORM OF LOCK-UP AGREEMENT

                                          , 2000

Prison Realty Trust, Inc.
10 Burton Hills Boulevard, Suite 100
Nashville, Tennessee 37215

Re: Shares of Common Stock to be Issued by Prison Realty Trust, Inc. in Connection with the Merger of Corrections Corporation of America with and into Prison Realty Trust, Inc.

Ladies and Gentlemen:

     The undersigned understands that as a result of the merger (the "Merger") of Corrections Corporation of America, a Tennessee corporation formerly known as Correctional Management Services Corporation ("CCA"), with and into CCA Acquisition Sub, Inc., a Tennessee corporation and wholly-owned subsidiary of Prison Realty Trust, Inc. (the "Company"), shares of capital stock held by the undersigned in CCA will be exchanged or converted into shares of common stock (the "Common Stock") of the Company. In consideration of the foregoing and in connection with the Merger, the undersigned hereby agrees that the undersigned will not, without the prior written approval of the Board of Directors of the Company, offer for sale, sell, transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly (collectively, a "Transfer"), any shares of Common Stock received in connection with the Merger (the "Shares"), nor enter into any agreement regarding the same, for a period of one hundred eighty (180) days (the "180-Day Period") following the date of closing of the Merger, and further agrees not to Transfer such Shares thereafter except as follows: (i) after expiration of the 180-Day Period, a holder may Transfer up to twenty-five percent (25%) of the aggregate amount of the Shares; (ii) after December 31, 2001, a holder may Transfer up to fifty percent (50%) of the aggregate amount of the Shares; (iii) after December 31, 2002, a holder may Transfer up to seventy-five percent (75%) of the aggregate amount of the Shares; and (iv) after December 31, 2003, a holder may Transfer up to one hundred percent (100%) of the aggregate amount of the Shares.

     The foregoing agreements shall be binding on the undersigned and the undersigned's respective heirs, personal representatives, successors and assigns.

     It is understood that if the Merger is not consummated this agreement shall terminate.

                                          Sincerely,

                                          Signature:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                                                      APPENDIX B

                           PRISON REALTY TRUST, INC.

                     ARTICLES OF AMENDMENT AND RESTATEMENT

This is to certify that:

     FIRST: Prison Realty Trust, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its Charter as currently in effect and as hereinafter amended.

     SECOND: The following provisions are all the provisions of the Charter of the Corporation currently in effect and as hereinafter amended:

                                   ARTICLE I

                                      NAME

     The name of this corporation shall be Corrections Corporation of America (the "Corporation").

                                   ARTICLE II

                                    PURPOSE

     The purpose for which this Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law as now or hereinafter in force. The Corporation also shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law that are appropriate to promote and attain its purpose.

                                  ARTICLE III

                      PRINCIPAL OFFICE AND RESIDENT AGENT

     The address of the principal office of the Corporation is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and the address of the resident agent is 300 East Lombard Street, Baltimore, Maryland 21202.

                                   ARTICLE IV

                                   DIRECTORS

     A. General Powers. The business and affairs of the Corporation shall be managed by its Board of Directors and, except as otherwise expressly provided by law, the Bylaws of the Corporation or this Charter, all of the powers of the Corporation shall be vested in the Board of Directors. This Charter shall be construed with the presumption in favor of the grant of power and authority to the directors.

     B. Number of Directors. The Board of Directors shall consist of such number of directors as shall be determined from time to time by resolution of the Board of Directors in accordance with the Bylaws of the Corporation, except as otherwise required by the Charter; provided that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The Board of Directors shall initially consist of six (6) directors, at least two (2) of which must be Independent Directors. An Independent Director is defined to be an individual who qualifies as a director under the Bylaws of the Corporation but who: (i) is not an officer or employee of the Corporation; (ii) is not the beneficial owner of five percent (5%) or more of any class of equity securities of the Corporation, or any officer, employee or "affiliate" (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such stockholder of the Corporation; or (iii) does not have any economic relationship requiring disclosure under the Exchange Act with the Corporation. The names of the directors of the Corporation are Thomas W. Beasley, C. Ray Bell, Jean-Pierre Cuny, Ted Feldman, Joseph V. Russell and Charles W. Thomas, PhD. A director need not be a stockholder of the Corporation.

     C. Effect of Increase or Decrease in Directors. In the event of any increase or decrease in the number of directors pursuant to the first sentence of Paragraph B above, each director then serving shall nevertheless continue as a director until the expiration of his term and until his successor is duly elected and qualified or his prior death, retirement, resignation or removal.

     D. Service of Directors. Notwithstanding the provisions of this Article IV, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal.

     E. Removal of Directors. Subject to the rights, if any, of any class or series of stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the votes represented by the shares then entitled to vote in the election of such director. At least thirty (30) days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal shall be sent to the director whose removal will be considered at the meeting.

     F. Directors Elected by Holders of Preferred Stock. During any period when the holders of any series of Preferred Stock (as defined in Article V hereof) have the right to elect additional directors, as provided for or fixed pursuant to the provisions of Article V hereof, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total and authorized number of directors of the Corporation shall automatically be increased by the number of such additional directors, and such holders of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.

                                   ARTICLE V

                                 CAPITAL STOCK

     The total number of shares of stock which the Corporation shall have authority to issue is four hundred fifty million (450,000,000), of which four hundred million (400,000,000) shares are of a class denominated common stock, $0.01 par value per share (the "Common Stock") and fifty million (50,000,000) shares are of a class denominated preferred stock, $0.01 par value per share (the

"Preferred Stock"). The aggregate par value of all shares of all classes is $4,500,000. Four million three hundred thousand (4,300,000) shares of the Preferred Stock shall be designated as "8.0% Series A Cumulative Preferred Stock" (the "Series A Preferred Stock").

     The Board of Directors may authorize the issuance by the Corporation from time to time of shares of any class of stock of the Corporation or securities convertible or exercisable into shares of stock of any class or classes for such consideration as the Board of Directors determines, or, if issued as a result of a stock dividend or stock split, without any consideration, and all stock so issued will be fully paid and non-assessable by the Corporation. The Board of Directors may create and issue rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities or property. The Board of Directors may classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

     The Corporation reserves the right to make any amendment to the Charter of the Corporation, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter of the Corporation, of any outstanding shares of stock.

     Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

     The following is a description of each of the classes of stock of the Corporation and a statement of the powers, preferences and rights of such stock, and the qualifications, limitations and restrictions thereof:

     A. Common Stock.

          1. Voting Rights. Each holder of Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the stockholders of the Corporation. Notwithstanding the foregoing, (i) holders of Common Stock shall not be entitled to vote on any proposal to amend provisions of the Charter of the Corporation setting forth the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of a class or series of Preferred Stock if the proposed amendment would not alter the contract rights of the Common Stock, and (ii) holders of Common Stock shall not be entitled to notice of any meeting of stockholders at which the only matters to be considered are those as to which such holders have no vote by virtue of this Article V, Section A.1.

          2. Dividends and Rights Upon Liquidation. After the provisions with respect to preferential dividends of any series of Preferred Stock, if any, shall have been satisfied, and subject to any other conditions that may be fixed in accordance with the provisions of this Article V, then, and not otherwise, all Common Stock will participate equally in dividends payable to holders of shares of Common Stock when and as declared by the Board of Directors at their discretion out of funds legally available therefor. In the event of voluntary or involuntary dissolution or liquidation of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock, the holders of Common Stock shall, subject to the additional rights, if any, of the holders of Preferred Stock fixed in accordance with the provisions of this
     Article V, be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

     B. Preferred Stock.

          1. Authorization and Issuance. The Preferred Stock may be issued from time to time upon authorization by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors, except as otherwise set forth in the Charter.

          2. Voting Rights. The holders of Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings, except as required by law, as expressly provided for in the Charter, or as expressly provided in the resolution establishing any series thereof.

     C. Series A Preferred Stock.

          1. Designation and Amount; Fractional Stock; Par Value. There shall be a class of Preferred Stock of the Corporation designated as "8.0% Series A Cumulative Preferred Stock," and the number of shares of stock constituting such series shall be 4,300,000. The Series A Preferred Stock is issuable solely in whole stock and shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and dividends and to have the same benefits as all other holders of Series A Preferred Stock as set forth in this Charter. The par value of each share of Series A Preferred Stock shall be $0.01.

          2. Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

          3. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation, rank: (i) senior to all classes or series of Common Stock of the Corporation and to all equity securities ranking junior to the Series A Preferred Stock; (ii) on a parity with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Corporation; and (iii) junior to all existing and future indebtedness of the Corporation. The term "equity securities" does not include convertible debt and securities which rank senior to the Series A Preferred Stock prior to conversion.

          4. Dividends. Holders of the Series A Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of eight percent (8.0%) per annum of the Liquidation Preference, as hereinafter defined. Such dividends shall be cumulative from the date of original issuance and shall be payable quarterly in arrears on the fifteenth day of January, April, July and October of each year (each, a "Dividend Payment Date"), or, if not a business day, the next succeeding business day. Dividends will accrue from the date of original issuance to the first Dividend Payment Date and thereafter from each Dividend Payment Date to the subsequent Dividend Payment Date. A dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last business day of March, June, September and December, respectively, or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date"). The Series A Preferred Stock will rank senior to the Corporation's Common Stock with respect to the payment of dividends.

     No dividends on Series A Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement to which the Corporation is a party, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are declared. The accrued but unpaid dividends on the Series A Preferred Stock will not bear interest, and holders of shares of Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above.

     Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a distribution in stock of the Corporation's Common Stock or on stock of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends authorized per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such series of Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Stock or other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock, or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such stock which remains payable.

     5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all stock of other classes or series of Preferred Stock of the Corporation ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of shares of the Series A Preferred Stock and all other such classes or series of Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     Holders of shares of Series A Preferred Stock will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other trust, corporation or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

     6. Redemption. Shares of the Series A Preferred Stock are not redeemable prior to January 30, 2003. On and after January 30, 2003, the Corporation, at its option upon not less than thirty (30) nor more than sixty (60) days' written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. Holders of shares of Series A Preferred Stock to be redeemed shall surrender any certificates representing such shares of Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such stock will terminate, except the right to receive the redemption price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional stock) or by any other equitable method determined by the Corporation.

     Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two (2) successive weeks commencing not less than thirty (30) nor more than sixty (60) days prior to the redemption date. A similar notice will be mailed by the Corporation, postage prepaid, not less than thirty (30) nor more than sixty
(60) days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed;
(iv) the place or places where the certificates representing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the stock to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

     Immediately prior to any redemption of shares of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock which are redeemed.

     7. Voting Rights. Holders of the shares of Series A Preferred Stock will not have any voting rights, except as set forth below.

     Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for four or more quarterly periods (a "Preferred Dividend Default"), the holders of such Series A Preferred Stock (voting together as a class with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least twenty percent (20%) of the shares of Series A Preferred Stock and the holders of record of at least twenty percent (20%) of the shares of any series of Parity Preferred so in arrears (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at such subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon affirmative vote of a plurality of the shares of Series A Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the shares of Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable (voting together as a class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

     So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of shares of stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of stock, or (b) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the shares of Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the shares of Series A Preferred Stock and provided further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     8. Conversion. Shares of the Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

     9. Definitions. Terms defined in this Article V, Paragraph C shall apply only in respect of the Series A Preferred Stock.

                                   ARTICLE VI

              LIMITATION ON PERSONAL LIABILITY AND INDEMNIFICATION
                           OF DIRECTORS AND OFFICERS

     To the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption or amendment of any other provision of the charter or the Bylaws of the Corporation inconsistent with this provision, shall limit or eliminate in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                  ARTICLE VII

                              OTHER CONSTITUENCIES

     In considering the effect of a potential acquisition of control of the Corporation, the Board of Directors of the Corporation may, but shall not be required to, consider the effect of the potential acquisition of control on: (i) stockholders, employees, suppliers, customers and creditors of the Corporation; and (ii) communities in which offices or other establishments of the Corporation are located.

     THIRD: The amendment to and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors of the Corporation, has been approved by a majority of the entire Board of Directors and has been approved by the stockholders of the Corporation.

     FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

     FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

     SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV, Section B of the foregoing amendment and restatement of the charter.

     SEVENTH: Immediately before the amendments to the charter of the Corporation as hereinabove set forth, the total number of shares of stock of all classes that the Corporation had authority to issue was three hundred twenty million (320,000,000), of which three hundred million (300,000,000) were common stock, $0.01 par value per share, and twenty million (20,000,000) were preferred stock, $0.01 par value per share. The aggregate par value of all shares of all classes was $3,200,000. After the amendments to the charter, the total number of shares of stock of all classes that the Corporation has authority to issue is four hundred fifty million (450,000,000), of which four hundred million (400,000,000) shares are common stock, $.01 par value per share, and fifty million (50,000,000) are preferred stock, $0.01 par value per share. The aggregate par value of all shares of all classes is $4,500,000. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemptions of each class were not changed by the amendments.

     EIGHTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation, and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury. yes

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and
attested to by its Secretary on this        day of           , 2000.

ATTEST:                                      PRISON REALTY TRUST, INC.
By:                                          By:
------------------------------------------   ------------------------------------------ (seal)
    Title: Secretary                             Title: President

                                                                   APPENDIX C

CHAPTER 23 OF THE TENNESSEE BUSINESS CORPORATION ACT

DISSENTERS' RIGHTS

TENNESSEE CODE ANNOTATED
TITLE 48.  CORPORATIONS AND ASSOCIATIONS
CHAPTER 23.  BUSINESS CORPORATIONS -- DISSENTERS' RIGHTS
PART 1 -- RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         SECTION 48-23-101.  DEFINITIONS

         As used in this chapter, unless the context otherwise requires:

         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

         (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

         (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six
                  (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.


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         48-23-102.  RIGHT TO DISSENT

         (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

                  (1) Consummation of a plan of merger to which the corporation is a party:

                           (A) If shareholder approval is required for the merger by Section 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

                           (B) If the corporation is a subsidiary that is merged with its parent under Section 48-21-105;

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                  (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

                           (A) Alters or abolishes a preferential right of the shares;

                           (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                           (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                           (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or


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                           (E)      Reduces the number of shares owned by the
                                    shareholder to a fraction of a share, if the fractional share is to be acquired for cash under Section 48-16-104; or

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

         SECTION 48-23-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

                  (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.


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         SECTION 48-23-201.  NOTICE OF DISSENTERS' RIGHTS

         (a)      If proposed corporate action creating dissenters' rights under
                  Section 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (b) If corporate action creating dissenters' rights under Section 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 48-23-203.

         (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

         SECTION 48-23-202.  NOTICE OF INTENT TO DEMAND PAYMENT

         (a)      If proposed corporate action creating dissenters' rights under
                  Section 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

                  (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

                  (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by Section 48-23201.

         (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

         SECTION 48-23-203.  DISSENTERS' NOTICE

         (a)      If proposed corporate action creating dissenters' rights under
                  Section 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 48-23-202.

         (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:


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                  (1)      State where the payment demand must be sent and where
                           and when certificates for certificated shares must be deposited;

                  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

                  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one
                           (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

                  (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201.

         SECTION 48-23-204.  DUTY TO DEMAND PAYMENT

         (a) A shareholder sent a dissenters' notice described in Section 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to
                  Section 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

         (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.


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         SECTION 48-23-205.  SHARE RESTRICTIONS

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under Section 48-23-207.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

         SECTION 48-23-206.  PAYMENT

         (a) Except as provided in Section 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with Section 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

         (b)      The payment must be accompanied by:

                  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (2) A statement of the corporation's estimate of the fair value of the shares;

                  (3)      An explanation of how the interest was calculated;

                  (4) A statement of the dissenter's right to demand payment under Section 48-23-209; and

                  (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201 or Section 48-23-203.

         SECTION 48-23-207.  FAILURE TO TAKE ACTION

         (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.


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         (b)      If, after returning deposited certificates and releasing
                  transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under
                  Section 48-23-203 and repeat the payment demand procedure.

         SECTION 48-23-208.  AFTER-ACQUIRED SHARES

         (a)      A corporation may elect to withhold payment required by
                  Section 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under
                  Section 48-23-209.

         SECTION 48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

         (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under Section 48-23-206 or reject the corporation's offer under Section 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if;

                  (1)      The dissenter believes that the amount paid under
                           Section 48-23-206 or offered under Section 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

                  (2) The corporation fails to make payment under Section 48-23-206 within two (2) months after the date set for demanding payment; or

                  (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

         (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing


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
         under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

         SECTION 48-23-301.  COURT ACTION

         (a) If a demand for payment under Section 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment:

                  (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

                  (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 48-23-208.


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         SECTION 48-23-302.  COURT COSTS AND COUNSEL FEES

         (a) The court in an appraisal proceeding commenced under Section 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 48-23-209.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

                  (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

                  (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.


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PROXY                                                                      DRAFT
                       CORRECTIONS CORPORATION OF AMERICA
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER __, 2000

         The undersigned hereby appoints J. Michael Quinlan and Darrell K. Massengale, or either of them, with full power of substitution, as proxies, and hereby authorizes them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Tennessee corporation ("CCA"), held by the undersigned on July__, 2000, at the Special Meeting of Shareholders to be held at the Lowes Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee, on _______, September ___, 2000, at ___________, local time, and any adjournment(s) or postponement(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

         1. To approve and adopt an Agreement and Plan of Merger dated as June 30, 2000 by and among CCA, Prison Realty Trust, Inc., a Maryland corporation ("Prison Realty"), and a wholly owned subsidiary of Prison Realty, pursuant to which CCA will combine with Prison Realty through the merger of CCA with and into Prison Realty's wholly owned subsidiary. As part of the merger, each share of CCA common stock outstanding at the time of the merger (other than shares owned by Prison Realty) will be converted into the right to receive a certain number of shares of Prison Realty common stock, as described in the Agreement and Plan of Merger. Immediately prior to the merger, shares of CCA common stock held by the Baron Asset Fund will be purchased by Prison Realty for non-cash consideration consisting of shares of Prison Realty common stock. Immediately prior to the merger, Prison Realty may also purchase shares of CCA common stock held by Sodexho Alliance, S.A. for non-cash consideration consisting of shares of Prison Realty common stock. In addition, Prison Realty will issue warrants to purchase shares of its common stock to Baron as consideration for its consent to the merger. Prison Realty will also purchase shares of CCA common stock held by former executive officers of Prison Realty for cash pursuant to the terms of certain severance agreements with such officers.

                       / /     FOR         / /     AGAINST         / /   ABSTAIN

         In their discretion, the proxies are authorized to vote upon such business as may properly come before this meeting.

         THIS PROXY WHEN PROPERTY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

                                    Dated:________________________________, 2000

                                    Signature:__________________________________

                                    Signature if Held Jointly: _________________

                                    Please sign exactly as name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by authorized person.

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The charter of Prison Realty currently provides for indemnification of directors and officers to the fullest extent permitted by the laws of the State of Maryland. Section 2-418 of the MGCL generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that: (i) the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by the director in connection with the proceeding; but, if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

         Following the merger and related transactions and the restructuring, the charter provisions pertaining to indemnification will be removed. Under the provisions of Prison Realty's bylaws, as in effect upon completion of the merger and related transactions and the restructuring, Prison Realty will be required to indemnify a current or former director or officer for reasonable expenses incurred if such individual has been successful, on the merits or otherwise, in defense of any proceeding arising out of such individual's official capacity. Under the provisions of its bylaws in effect after the merger and related transactions and the restructuring, Prison Realty also will be required to indemnify any current or former director, or any current or former officer in any proceeding arising out of such individual's official capacity unless it is established that:

         - the proceeding involves an act or omission of such individual which was material to the matter giving rise to the proceeding and was either (i) committed in bad faith; or (ii) was the result of active and deliberate dishonesty;

         - the individual actually received an improper personal benefit in money, property or services; or



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
         - in the case of a criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful.

In addition, under Maryland law, Prison Realty is required to indemnify a current or former director or officer in any proceeding arising out of such individual's official capacity if a court of appropriate jurisdiction determines such individual is entitled to indemnification.

         Under Maryland law, any such indemnification may be against judgments, penalties, settlements and reasonable expenses actually incurred in connection with the proceeding. However, if the proceeding is one by or in the right of the corporation, Prison Realty may not provide indemnification with respect of any proceeding in which the individual is adjudged liable to the corporation. In addition, if the proceeding is one charging improper personal benefit to the individual whether or not involving action in the director's official capacity, indemnification is not permitted if the director is adjudged to be liable on the basis that personal benefit was improperly received.

         Under Prison Realty's bylaws, Prison Realty shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a current or former director or officer, if such individual affirms in good faith that he or she has satisfied the applicable standard of conduct necessary for indemnification and agrees to repay amounts paid to such individual if it is determined that such standard is not met. Under Prison Realty's bylaws, Prison Realty may also provide to directors or officers additional indemnification or payment or reimbursement of expenses to the fullest extent permitted by Maryland law for directors of Maryland corporations.

         Indemnification under the provisions of Maryland law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, bylaws, any resolution of stockholders or directors, any agreement or otherwise.

         The statute permits a Maryland corporation to indemnify its officers, employees and agents to the same extent as its directors. Prison Realty's charter currently provides for indemnification of its officers, employees or agents to the fullest extent permitted by law. Following the merger and related transactions and the restructuring, the charter provisions pertaining to indemnification will be removed. Following the merger and related transactions and the restructuring, Prison Realty's bylaws will provide that Prison Realty may, with the approval of its board of directors, indemnify any employee or agent of Prison Realty (or a predecessor) to the extent to which Prison Realty is required to indemnify its directors and officers and will provide that Prison Realty must indemnify its officers to the same extent it indemnifies directors.

         Prison Realty has entered into indemnification agreements ("the Indemnification Agreements") with its directors and certain of its executive officers. The Indemnification Agreements are intended to provide indemnification to the maximum extent allowable by or not in violation of any law of the State of Maryland. Each Indemnification Agreement provides that Prison Realty shall indemnify a director or officer who is a party to the agreement (the "Indemnitee"), if he or she was or is a party to or was or is otherwise involved in any proceeding

(other than a derivative proceeding) by reason of the fact that he or she was or is a director or officer of Prison Realty, against losses incurred in connection with the defense or settlement of such proceeding. The indemnification provided under each Indemnification Agreement is limited to instances where the act or omission giving rise to the claim for which indemnification is sought was not otherwise indemnified by Prison Realty or insurance maintained by Prison Realty, was not established to have been committed in bad faith or the result of active and deliberate dishonesty, did not involve receipt of improper personal benefit, did not result in a judgment of liability to Prison Realty in a proceeding by or in the right of Prison Realty did not involve an accounting of profits pursuant to Section 16(b) of the Exchange Act, and, with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful.

         Prison Realty has obtained directors and officers liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

         (a) The following exhibits are filed as a part of this registration statement or incorporated herein by reference:

NUMBER            DESCRIPTION

2.1 Agreement and Plan of Merger, dated as of April 17, 1998, by and among CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty") and USCC Corporation, a wholly-owned Kentucky subsidiary of Old Prison Realty, and U.S. Corrections Corporation, a Kentucky corporation (previously filed as Exhibit 2.2 to Old Prison Realty's Current Report on Form 8-K (Commission File no. 1-13049), filed with the U.S. Securities and Exchange Commission (the "Commission") on April 22, 1998 and incorporated herein by reference).

2.2 Amended and Restated Agreement and Plan of Merger, dated as of September 29, 1998, by and among the old Corrections Corporation of America, a Tennessee corporation ("Old CCA"), Old Prison Realty and Prison Realty Trust, Inc., formerly Prison Realty Corporation and a Maryland corporation ("Prison Realty")(previously filed as Appendix A to the Prospectus filed pursuant to Rule 424(b)(4) included in the Company's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998, as declared effective on October 16, 1998, and incorporated herein by reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from that filing, and the Company has agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

2.3 Agreement and Plan of Merger, dated as of December 26, 1999, by and among Prison Realty, CCA Acquisition Sub, Inc., a Tennessee corporation ("CCA Sub"), PMSI Acquisition Sub, Inc., a Tennessee corporation, and JJFMSI Acquisition Sub, Inc , a Tennessee corporation, and Corrections Corporation of America, a Tennessee corporation ("CCA"), Prison Management Services, Inc., a Tennessee corporation ("PMSI"), and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation("JFMSI") (previously filed as Exhibit 2.1 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on December 28, 1999 and incorporated herein by reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from that filing, and Prison Realty has agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

2.4 Agreement and Plan of Merger, dated as of June 30, 2000, by and among Prison Realty, CCA Sub, and CCA, (previously filed as Exhibit 2.1 to Prison Realty's current Report on Form 8-K (File no. 0-25245) filed with the Commission on June 30, 2000 and incorporated herein by reference.)

4.2 Specimen of certificate representing Prison Realty's Common Stock (previously filed as Exhibit 4.2 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

4.3 Specimen of certificate representing Prison Realty's 8.0% Series A Preferred Stock (previously filed as Exhibit 4.3 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

4.4 Note from Prison Realty made payable to MDP Ventures IV LLC, dated as of December 31, 1998, in the principal amount of $20.0 million (previously filed as Exhibit 4.7 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

4.5 Notes from Prison Realty made payable to MDP Ventures IV LLC, and certain other purchasers, dated as of January 29, 1999, in the aggregate principal amount of $20.0 million (previously filed as Exhibit 4.21 to Prison Realty's Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on March 30, 1999 and incorporated herein by reference).

4.6 Prison Realty Trust, Inc. Dividend Reinvestment and Stock Purchase Plan (previously filed as Exhibit 4.1 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1999 (Commission File No. 0-25245), filed with the Commission on May 14, 1999 and incorporated herein by reference).

4.7 Indenture, dated as of June 10, 1999, by and between Prison Realty and State Street Bank and Trust Company, as trustee, relating to the issuance of debt securities (previously filed as Exhibit 4.1 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1999 (Commission File No. 0-25245), filed with the Commission on August 17, 1999 and incorporated herein by reference).

4.8 First Supplemental Indenture, by and between Prison Realty and State Street Bank and Trust Company, as trustee, dated as of June 11, 1999, relating to the $100.0 million aggregate principal amount of Prison Realty's 12% Senior Notes due 2006 (previously filed as Exhibit 4.2 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1999 (Commission File No. 0-25245), filed with the Commission on August 17, 1999 and incorporated herein by reference).

5.1 Opinion of Stokes Bartholomew Evans & Petree, P.A. regarding the validity of the Prison Realty common stock being offered hereby.

5.2 Opinion of Miles & Stockbridge P.C. regarding the validity of the Prison Realty common stock being offered hereby.

8.1 Opinion of Stokes Bartholomew Evans & Petree, P.A. regarding certain federal income tax consequences of the merger of CCA with and into CCA Sub (the "Merger").

10.1 Master Agreement to Lease, dated as of January 1, 1999, by and between Prison Realty, USCC, Inc. and CCA (previously filed as Exhibit 10.1 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.2 Form of Lease Agreement by and between Prison Realty and CCA (previously filed as Exhibit 10.2 to Prison Realty's Current Report on Form 8-K (Commission File no. 0- 25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.3 Right to Purchase Agreement, dated as of January 1, 1999, by and between Prison Realty and CCA (previously filed as Exhibit 10.3 to Prison Realty's Current Report on Form 8- K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.4 Service Mark and Trade Name Use Agreement, dated as of December 31, 1998, by and between Old CCA and CCA (previously filed as Exhibit 10.4 to Prison Realty's Current

         Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.5 Service Mark and Trade Name Use Agreement, dated as of December 31, 1998, by and between CCA and Prison Management Services, LLC (previously filed as Exhibit 10.5 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.6 Service Mark and Trade Name Use Agreement, dated as of December 31, 1998, by and between CCA and Juvenile and Jail Facility Management Services, LLC (previously filed as Exhibit 10.6 to Prison Realty's Current Report on Form 8-K (Commission File no. 0- 25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.7 Promissory Note, dated as of December 31, 1998, executed by CCA made payable to Old CCA in the principal amount of $137.0 million (previously filed as Exhibit 10.7 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.8 Guaranty Agreement, dated as of December 31, 1998, executed and delivered by Doctor R. Crants to Old CCA (previously filed as Exhibit
         10.8 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.9 Assignment Agreement, dated as of December 31, 1998, by and between Old CCA and Corrections Partners, Inc. and related Bill of Sale (previously filed as Exhibit 10.9 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.10 Assignment Agreement, dated as of December 31, 1998, by and among Corrections Partners, Inc., Concept Incorporated, TransCor America, Inc., certain other subsidiaries of Old CCA, and CCA and related Bill of Sale (previously filed as Exhibit 10.10 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.11 Contribution Agreement, dated as of December 31, 1998, by and between Old CCA and CCA (previously filed as Exhibit 10.11 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.12 Contribution Agreement, dated as of December 31, 1998, by and between Old CCA and Prison Management Services, LLC (previously filed as
         Exhibit 10.12 to Prison Realty's

         Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.13 Contribution Agreement, dated as of December 31, 1998, by and between Old CCA and Juvenile and Jail Facility Management Services, LLC (previously filed as Exhibit 10.13 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.14 Assignment and Assumption Agreement, dated as of December 31, 1998, by and among Old CCA, Corrections Partners, Inc., Gadsden Correctional Institution, Inc., and Prison Management Services, LLC (previously filed as Exhibit 10.14 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.15 Assignment and Assumption Agreement, dated as of December 31, 1998, by and among Old CCA, Concept Incorporated, Corrections Partners, Inc. and Juvenile and Jail Facility Management Services, LLC (previously filed as Exhibit 10.15 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.16 Services Agreement, dated as of January 1, 1999, by and between Prison Realty and CCA (previously filed as Exhibit 10.16 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.17 Tenant Incentive Agreement, dated as of January 1, 1999, by and between Prison Realty and CCA (previously filed as Exhibit 10.17 to Prison Realty's Current Report on Form 8- K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.18 Note Purchase Agreement, dated as of January 1, 1999, by and between CCA and PMI Mezzanine Fund, L.P., including, as Exhibit R-1 thereto, Registration Rights Agreement, dated as of January 1, 1999, by and between CCA and PMI Mezzanine Fund, L.P. (previously filed as Exhibit
         10.22 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.19 Agreement in Principle by and among Sodexho, Old CCA and Old Prison Realty (previously filed as Exhibit 10.13 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.20 1998 Amendment to 1994 Securities Purchase Agreement by and between Old CCA and Sodexho S.A., dated as of December 30, 1998 (previously filed as Exhibit 10.86 to Prison Realty's Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on March 30, 1999 and incorporated herein by reference).

10.21 Agreement in Principle, dated as of October 15, 1998, by and between Baron Asset Fund, and all series thereof, on behalf of itself and one or more mutual funds managed by it, or its affiliates, Old CCA, Old Prison Realty and CCA (previously filed as Exhibit 10.14 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017) Amendment no. 4, filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.22 Administrative Services Agreement, dated as of January 1, 1999, by and between CCA and PMSI (previously filed as Exhibit 10.26 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.23 Administrative Services Agreement, dated as of January 1, 1999, by and between CCA and JJFMSI (previously filed as Exhibit 10.27 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.24 Employment Agreement, dated as of January 1, 1999, by and between Doctor R. Crants and Prison Realty (previously filed as Exhibit 10.28 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.25 Employment Agreement, dated as of January 1, 1999, by and between Doctor R. Crants and CCA (previously filed as Exhibit 10.29 to Prison Realty's Current Report on Form 8- K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.26 Form of Officer and Director Indemnification Agreement by and between Prison Realty and its officers and directors (previously filed as Exhibit 10.48 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.27 Amended and Restated Charter of CCA (previously filed as Exhibit 10.50 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.28 Bylaws of CCA (previously filed as Exhibit 10.51 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.29 Amended and Restated Charter of PMSI (previously filed as Exhibit 10.31 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.30 Bylaws of PMSI (previously filed as Exhibit 10.53 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.31    Amended and Restated Charter of JJFMSI (previously filed as Exhibit
         10.32 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.32 Bylaws of JJFMSI (previously filed as Exhibit 10.55 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.33 Credit Agreement, dated as of January 1, 1999, by and among Prison Realty and certain of its subsidiaries and NationsBank, N.A., as Administrative Agent, Lehman Commercial Paper, Inc., as Documentation Agent, and the Bank of Nova Scotia, as Syndication Agent (previously filed as Exhibit 10.33 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.34 Note Purchase Agreement, dated as of December 31, 1998, by and between Prison Realty and MDP Ventures IV LLC (previously filed as Exhibit
         10.36 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.35 Registration Rights Agreement, dated as of December 31, 1998, by and between Prison Realty and MDP Ventures IV LLC (previously filed as
         Exhibit 10.37 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.36 Preemptive Rights Agreement, dated as of January 1, 1999, by and between Prison Realty and CCA (previously filed as Exhibit 10.38 to Prison Realty's Current Report on Form 8- K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.37 REIT Management Agreement, dated as of July 21, 1997, by and between Old Prison Realty and Prison Realty Management, Inc. (previously filed as Exhibit 10(hh) to Old Prison Realty's Annual Report on Form 10-K (Commission File no. 1-13049), filed with the Commission on March 18, 1998 and incorporated herein by reference).

10.38 Old Prison Realty's 1997 Employee Share Incentive Plan (previously filed as Exhibit 10.25 to Old Prison Realty's Quarterly Report on Form 10-Q (Commission File no. 1- 13049), filed with the Commission on August 25, 1997 and incorporated herein by reference).

10.39 Old Prison Realty's Non-Employee Trustees' Share Option Plan, as amended (previously filed as Exhibit 10.26 to Old Prison Realty's Quarterly Report on Form 10-Q (Commission File no. 1-13049), filed with the Commission on August 25, 1997 and incorporated herein by reference).

10.40 Old Prison Realty's Non-Employee Trustees' Compensation Plan (previously filed as Exhibit 4.3 to Old Prison Realty's Registration Statement on Form S-8 (Commission File no. 333-58339), filed with the Commission on July 1, 1998 and incorporated herein by reference).

10.41 Old CCA's Option Plan, dated as of January 23, 1985, as amended by First Amendment to Old CCA's Stock Option Plan, together with forms of Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement (previously filed as Exhibit 10(c) to Old CCA's Registration Statement on Form S-1 (Commission File no. 33-8052), filed with the Commission on August 15, 1986 and incorporated herein by reference).

10.42 Non-Qualified Stock Option Plan of Old CCA, dated as of January 16, 1986, and related form of Non-Qualified Stock Option Agreement (previously filed as Exhibit 10(d) to Old CCA's Registration Statement on Form S-1 (Commission File no. 33-8052), filed with the Commission on August 15, 1986 and incorporated herein by reference).

10.43 Old CCA's 1988 Flexible Stock Option Plan (previously filed as Exhibit A to Old CCA's definitive Proxy Statement relating to Old CCA's 1988 Annual Meeting of Shareholders (Commission File no. 0-15719), filed with the Commission on April 29, 1988 and incorporated herein by reference).

10.44 Second Amendment to Old CCA's Stock Option Plan, dated as of March 27, 1987, together with form of Incentive Stock Option Agreement (previously filed as Exhibit 10(aa) to Old CCA's Annual Report on Form 10-K (Commission File no. 0-15719), filed with the Commission on March 31, 1987 and incorporated herein by reference).

10.45 Third Amendment to Old CCA's Stock Option Plan, dated as of March 18, 1988 (previously filed as Exhibit B to Old CCA's definitive Proxy Statement relating to Old CCA's 1988 Annual Meeting of Shareholders (Commission File no. 0-15719), filed with the Commission on April 29, 1988 and incorporated herein by reference).

10.46 Old CCA's 1989 Stock Bonus Plan (previously filed as Exhibit 10(zz) to Old CCA's Annual Report on Form 10-K (Commission File no. 0-15719), filed with the Commission on March 30, 1990 and incorporated herein by reference).

10.47 First Amendment to Old CCA's 1988 Flexible Stock Option Plan, dated as of June 8, 1989 (previously filed as Exhibit 10(mmm) to Old CCA's Annual Report on Form 10-K Commission File no. 0-15719), filed with the Commission on March 30, 1990 and incorporated herein by reference).

10.48 First Amendment to Old CCA's Non-Qualified Stock Option Plan, dated as of June 8, 1989 (previously filed as Exhibit 10(nnn) to Old CCA's Annual Report on Form 10-K (Commission File no. 0-15719), filed with the Commission on March 30, 1990 and incorporated herein by reference).

10.49    Amended and Restated Employee Stock Ownership Plan (previously filed as
         Exhibit 10(iiii) to Old CCA's Annual Report on Form 10-K (Commission File no. 0-15719), filed with the Commission on March 30, 1992 and incorporated herein by reference).

10.50    Old CCA's Non-Employee Director Stock Option Plan (previously filed as
         Exhibit 10(yyyy) to Old CCA's Annual Report on Form 10-K (Commission File no. 0-15719), filed with the Commission on March 31, 1994 and incorporated herein by reference).

10.51 First Amendment to Old CCA's 1991 Flexible Stock Option Plan, dated as of March 11, 1994 (previously filed as Exhibit 10.102 to Old CCA's Annual Report on Form 10-K (Commission File no. 1-13049), filed with the Commission on March 31, 1995 and incorporated herein by reference).

10.52 Amendments to the Amended and Restated Old CCA Employee Stock Ownership Plan, dated as of June 3, 1994 (previously filed as Exhibit 10.109 to Old CCA's Annual Report on Form 10-K (Commission File no. 1-13049), filed with the Commission on March 31, 1995 and incorporated herein by reference).

10.53 Amended and Restated Old CCA 1989 Stock Bonus Plan, dated as of February 20, 1995 (previously filed as Exhibit 10.138 to Old CCA's Annual Report on Form 10-K (Commission File no. 1-13560), filed with the Commission on March 31, 1995 and incorporated herein by reference).

10.54 Old CCA's 1995 Employee Stock Incentive Plan, effective as of March 20, 1995 (previously filed as Exhibit 4.3 to Old CCA's Registration Statement on Form S-8 (Commission File no. 33-61173), filed with the Commission on July 20, 1995 and incorporated herein by reference).

10.55 First Amendment to Amended and Restated Old CCA 1989 Stock Bonus Plan, dated as of November 3, 1995 (previously filed as Exhibit 10.153 to Old CCA's Annual Report on Form 10-K (Commission File no. 1-13560), filed with the Commission on March 29, 1996 and incorporated herein by reference).

10.56 Option Agreement, dated March 31, 1997, by and between Old CCA and Joseph F. Johnson, Jr. relating to the grant of an option to purchase 80,000 shares of Old CCA Common Stock (previously filed as Appendix B to Old CCA's definitive Proxy Statement relating to Old CCA's 1998 Annual Meeting of Shareholders (Commission File no. 0-15719), filed with the Commission on March 31, 1998 and incorporated herein by reference).

10.57 Old CCA's Non-Employee Directors' Compensation Plan (previously filed as Appendix A to Old CCA's definitive Proxy Statement relating to Old CCA's 1998 Annual Meeting of Shareholders (Commission File no. 0-15719), filed with the Commission on March 31, 1998 and incorporated herein by reference).

10.58 Amended and Restated Tenant Incentive Agreement by and between Prison Realty and CCA (previously filed as Exhibit 10.1 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly ended March 31, 1999 (Commission File no. 0-25245), filed with the Commission on May 14, 1999 and incorporated herein by reference).

10.59 Business Development Agreement by and between Prison Realty and CCA (previously filed as Exhibit 10.2 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly ended March 31, 1999 (Commission File no. 0-25245), filed with the Commission on May 14, 1999 and incorporated herein by reference).

10.60 Amended and Restated Credit Agreement, dated as of August 4, 1999, by and among Prison Realty, as Borrower, certain subsidiaries of Prison Realty, as Guarantor, the several lenders from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent, Societe Generale, as Documentation Agent, The Bank of Nova Scotia, as Syndication Agent, SouthTrust Bank, N.A., as Co-Agent, and Lehman Brothers Inc., as Advisor, as Lead Arranger, and as Book Manager (previously filed as Exhibit 10.1 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly ended June 30, 1999 (Commission File no. 0-25245), filed with the Commission on August 17, 1999 and incorporated herein by reference).

10.61 Securities Purchase Agreement, dated as of December 26, 1999, by and between Prison Realty, CCA, PMSI, and JJFMSI, on the one hand, and Prison Acquisition Company, L.L.C., on the other hand, including: (i) as Exhibit A thereto, the Agreement and Plan of Merger; (ii) as Exhibit B thereto, the Form of Articles of Amendment and Restatement of Prison Realty; (iii) as Exhibit C thereto, the Amended and Restated Bylaws of Prison Realty; (iv) as Exhibit D thereto, the Form of Articles Supplementary for Series B Cumulative Convertible Preferred Stock; (v) as Exhibit E thereto, the Form of Warrant; (vi) as Exhibit F thereto, the Form of Articles Supplementary for Series C Cumulative Convertible Preferred Stock; (vii) as Exhibit G thereto, the Form of Registration Rights Agreement; and (viii) as Exhibit H thereto, the Financing Commitment Letter (previously filed as Exhibit 10.1 to Prison Realty's Current Report on Form 8-K (Commission File no. 0- 25245), filed with the Commission on December 28, 1999 and incorporated herein by reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from that filing, and Prison Realty agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

10.62 First Amendment to Master Agreement to Lease, dated as of December 31, 1999, by and between Prison Realty and CCA. (previously filed as Exhibit 10.67 to Prison Realty's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File no. 0-25245), filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.63 Master Amendment to Lease Agreements, dated as of December 31, 1999, by and between Prison Realty and CCA (previously filed as Exhibit 10.68 to Prison Realty's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File no. 0-25245), filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.64 Severance Agreement, dated as of December 31, 1999, by and among D. Robert Crants, III, Prison Realty and CCA (previously filed as Exhibit
         10.69 to Prison Realty's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File no. 0-25245), filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.65 Severance Agreement, dated as of December 31, 1999, by and among Michael W. Devlin, Prison Realty and CCA (previously filed as Exhibit
         10.70 to Prison Realty's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File no. 0-25245), filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.66 First Amendment to Securities Purchase Agreement, dated as of February 28, 2000, by and among Prison Realty, CCA, PMSI, and JJFMSI, on the one hand, and Prison Acquisition Company, L.L.C., a Delaware limited liability company, on the other hand (previously filed as Exhibit 10.1 to Prison Realty's Current Report on Form 8-K filed with the Commission on March 1, 2000 and incorporated herein by this reference).

10.67 Securities Purchase Agreement as executed by Prison Realty, CCA, PMSI and JJFMSI, on the one hand, and Pacific Life Insurance Company ("Pacific Life"), on the other hand, on April 16, 2000 with the following exhibits attached: (i) as Exhibit A thereto, Agreement and Plan of Merger, dated as of December 26, 1999, by and among Prison Realty, CCA Acquisition Sub, Inc., PMSI Acquisition Sub, Inc. and JJFMSI Acquisition Sub, Inc., and CCA, PMSI and JJFMSI; (ii) as Exhibit B thereto, the Form of Articles of Amendment and Restatement of Prison Realty; (iii) as Exhibit C thereto, the Amended and Restated Bylaws of Prison Realty; (iv) as Exhibit D thereto, the Form of Articles Supplementary for Series C Cumulative Convertible Preferred Stock; (v) as Exhibit E thereto, the Form of Articles Supplementary for Series B Cumulative Convertible Preferred Stock; (vi) as Exhibit F thereto, the Form of Warrant; and (vii) as Exhibit G thereto, the Form of Registration Rights Agreement (the Securities Purchase Agreement, together with items (i), (iii), (iv), (v), (vi), (vii), have been previously filed as Exhibit 10.1 to Prison Realty's Current Report on Form 8-K filed with the Commission on April 18, 2000 and incorporated herein by this reference, with the Agreement and Plan of Merger having been previously filed as Exhibit 2.1 to Prison Realty's Current Report on Form 8-K filed with the Commission on December 28, 1999 and incorporated herein by this reference).

10.68 Waiver and Amendment, dated as of June 9, 2000, by and among Prison Realty, as Borrower, certain of Prison Realty's subsidiaries as Subsidiary Guarantors, the Lenders, and Lehman Commercial Paper Inc., as Administrative (previously filed as Exhibit 10.1 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 12, 2000 and incorporated herein by reference).

10.69 Second Master Amendment to Lease Agreements, dated June 9, 2000, by and between Prison Realty and Corrections Corporation of America ("CCA") (previously filed as Exhibit 10.2 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 12, 2000 and incorporated herein by reference).

10.70 Amendment Number One to Amended and Restated Tenant Incentive Agreement, dated June 9, 2000, by and between Prison Realty and CCA (previously filed as Exhibit 10.3 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 12, 2000 and incorporated herein by reference).

10.71 Amendment Number One to Business Development Agreement, dated June 9, 2000, by and between Prison Realty and CCA (previously filed as Exhibit
         10.4 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 12, 2000 and incorporated herein by reference).

10.72 Amendment Number One to Amended and Restated Services Agreement, dated June 9, 2000, by and between Prison Realty and CCA (previously filed as
         Exhibit 10.5 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 12, 2000 and incorporated herein by reference).

10.73 Mutual Termination and Release Agreement dated June 30, 2000, by and among Prison Realty, CCA, PMSI, and JJFMSI, on the one hand, and Pacific Life, on the other hand (previously filed as Exhibit 10.1 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 30, 2000 and incorporated herein by reference).

10.74 Mutual Written Consent to Terminate Agreement and Plan of Merger, dated as of June 30, 2000, by and among Prison Realty, CCA Sub, PMSI Acquisition Sub, Inc., JJFMSI Acquisition Sub, Inc., CCA, PMSI, and JJFMSI (previously filed as Exhibit 10.2 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 30, 2000 and incorporated herein by reference).

10.75 Stock Purchase Agreement, dated as of June 30, 2000, by and between Prison Realty and Baron Asset Fund, and all series thereof, on behalf of itself and one or more mutual funds managed by it, or its affiliates (previously filed as Exhibit 10.3 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 30, 2000 and incorporated herein by reference).

10.76 Waiver and Amendment, dated as of June 30, 2000, by and between Prison Realty and MDP Ventures IV LLC, with form of replacement note and PIK note attached thereto as Exhibit B and C, respectively (previously filed as Exhibit 10.4 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 30, 2000 and incorporated herein by reference).

10.77 Waiver and Amendment, dated as of June 30, 2000, by and between Prison Realty and PMI Mezzanine Fund, L.P., with form of replacement note attached thereto as Exhibit B (previously filed as Exhibit 10.5 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 30, 2000 and incorporated herein by reference).

12 Statement re: computation of ratios (included in this joint proxy statement/prospectus).

21       Subsidiaries of Prison Realty.

23.1     Consent of Arthur Andersen LLP with respect to Prison Realty.

23.2     Consent of Arthur Andersen LLP with respect to CCA.

24       Powers of Attorney (included on signature pages).

         (b) All schedules for which provision is made in Regulation S-X and
Item 14(e), Item 17(a) or Item 17(b)(9) of Form S-4 are either not required to be included herein or the related information is included in the footnotes to the applicable financial statements included or incorporated by reference in the joint proxy statement/prospectus contained in this registration statement.

ITEM 22.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (b)(2) The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         (e) The undersigned Registrant hereby undertakes to supply means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

         (f)(1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (f)(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f)(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on July 19, 2000.

                                        PRISON REALTY TRUST, INC.
                                                 Registrant

                                        By: /s/ Thomas W. Beasley
                                           ------------------------------------
                                            Chairman of the Board of Directors


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints J. Michael Quinlan and Vida H. Carroll, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement relating to the same offering as the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                           TITLE                                   DATE
         ---------                                           -----                                   ----
   /s/ Thomas W. Beasley                             Chairman of the Board                       July 19, 2000
------------------------------------------------     of Directors and Director
         Thomas W. Beasley


   /s/ J. Michael Quinlan                            President                                   July 19, 2000
------------------------------------------------     (Principal Executive Officer)
         J. Michael Quinlan

         SIGNATURE                                           TITLE                                   DATE
         ---------                                           -----                                   ----
    /s/ Vida H. Carroll
-----------------------------------------------      Chief Financial Officer                     July 19, 2000
         Vida H. Carroll                             Principal Financial and
                                                     Accounting Officer),
                                                     Secretary and Treasurer


-----------------------------------------------      Director                                    July   , 2000
         C. Ray Bell


-----------------------------------------------      Director                                    July   , 2000
         Jean-Pierre Cuny


     /s/ Ted Feldman
-----------------------------------------------      Director                                    July 19, 2000
         Ted Feldman


     /s/ Joseph V. Russell
-----------------------------------------------      Director                                    July 19, 2000
         Joseph V. Russell


     /s/ Charles W. Thomas
-----------------------------------------------      Director                                    July 19, 2000
         Charles W. Thomas

                                  EXHIBIT INDEX

                       REGISTRATION STATEMENT ON FORM S-4

NUMBER        DESCRIPTION
------        -----------

2.1 Agreement and Plan of Merger, dated as of April 17, 1998, by and among CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty") and USCC Corporation, a wholly-owned Kentucky subsidiary of Old Prison Realty, and U.S. Corrections Corporation, a Kentucky corporation (previously filed as Exhibit
              2.2 to Old Prison Realty's Current Report on Form 8-K (Commission File no. 1-13049), filed with the U.S. Securities and Exchange Commission (the "Commission") on April 22, 1998 and incorporated herein by reference).

2.2 Amended and Restated Agreement and Plan of Merger, dated as of September 29, 1998, by and among the old Corrections Corporation of America, a Tennessee corporation ("Old CCA"), Old Prison Realty and Prison Realty Trust, Inc., formerly Prison Realty Corporation and a Maryland corporation ("Prison Realty")(previously filed as Appendix A to the Prospectus filed pursuant to Rule 424(b)(4) included in the Company's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998, as declared effective on October 16, 1998, and incorporated herein by reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from that filing, and the Company has agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

2.3 Agreement and Plan of Merger, dated as of December 26, 1999, by and among Prison Realty, CCA Acquisition Sub, Inc., a Tennessee corporation ("CCA Sub"), PMSI Acquisition Sub, Inc., a Tennessee corporation, and JJFMSI Acquisition Sub, Inc , a Tennessee corporation, and Corrections Corporation of America, a Tennessee corporation ("CCA"), Prison Management Services, Inc., a Tennessee corporation ("PMSI"), and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation("JFMSI") (previously filed as Exhibit 2.1 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on December 28, 1999 and incorporated herein by reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from that filing, and Prison Realty has agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

2.4 Agreement and Plan of Merger, dated as of June 30, 2000, by and among Prison Realty, CCA Sub, and CCA, (previously filed as
              Exhibit 2.1 to Prison Realty's
              current Report on Form 8-K (File no. 0-25245) filed with the Commission on June 30, 2000 and incorporated herein by reference.)

4.2 Specimen of certificate representing Prison Realty's Common Stock (previously filed as Exhibit 4.2 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

4.3 Specimen of certificate representing Prison Realty's 8.0% Series A Preferred Stock (previously filed as Exhibit 4.3 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

4.4 Note from Prison Realty made payable to MDP Ventures IV LLC, dated as of December 31, 1998, in the principal amount of $20.0 million (previously filed as Exhibit 4.7 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

4.5 Notes from Prison Realty made payable to MDP Ventures IV LLC, and certain other purchasers, dated as of January 29, 1999, in the aggregate principal amount of $20.0 million (previously filed as Exhibit 4.21 to Prison Realty's Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on March 30, 1999 and incorporated herein by reference).

4.6 Prison Realty Trust, Inc. Dividend Reinvestment and Stock Purchase Plan (previously filed as Exhibit 4.1 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1999 (Commission File No. 0-25245), filed with the Commission on May 14, 1999 and incorporated herein by reference).

4.7 Indenture, dated as of June 10, 1999, by and between Prison Realty and State Street Bank and Trust Company, as trustee, relating to the issuance of debt securities (previously filed as Exhibit 4.1 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1999 (Commission File No. 0-25245), filed with the Commission on August 17, 1999 and incorporated herein by reference).

4.8 First Supplemental Indenture, by and between Prison Realty and State Street Bank and Trust Company, as trustee, dated as of June 11, 1999, relating to the $100.0 million aggregate principal amount of Prison Realty's 12% Senior Notes due 2006 (previously filed as Exhibit 4.2 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1999 (Commission File No. 0-25245), filed with the Commission on August 17, 1999 and incorporated herein by reference).

5.1 Opinion of Stokes Bartholomew Evans & Petree, P.A. regarding the validity of the Prison Realty common stock being offered hereby.

5.2 Opinion of Miles & Stockbridge P.C. regarding the validity of the Prison Realty common stock being offered hereby.

8.1 Opinion of Stokes Bartholomew Evans & Petree, P.A. regarding certain federal income tax consequences of the merger of CCA with and into CCA Sub (the "Merger").

10.1 Master Agreement to Lease, dated as of January 1, 1999, by and between Prison Realty, USCC, Inc. and CCA (previously filed as
              Exhibit 10.1 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.2 Form of Lease Agreement by and between Prison Realty and CCA (previously filed as Exhibit 10.2 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.3 Right to Purchase Agreement, dated as of January 1, 1999, by and between Prison Realty and CCA (previously filed as Exhibit 10.3 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.4 Service Mark and Trade Name Use Agreement, dated as of December 31, 1998, by and between Old CCA and CCA (previously filed as Exhibit 10.4 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.5 Service Mark and Trade Name Use Agreement, dated as of December 31, 1998, by and between CCA and Prison Management Services, LLC (previously filed as Exhibit 10.5 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.6 Service Mark and Trade Name Use Agreement, dated as of December 31, 1998, by and between CCA and Juvenile and Jail Facility Management Services, LLC (previously filed as Exhibit 10.6 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.7 Promissory Note, dated as of December 31, 1998, executed by CCA made payable to Old CCA in the principal amount of $137.0 million (previously filed as Exhibit 10.7 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.8 Guaranty Agreement, dated as of December 31, 1998, executed and delivered by Doctor R. Crants to Old CCA (previously filed as
              Exhibit 10.8 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.9 Assignment Agreement, dated as of December 31, 1998, by and between Old CCA and Corrections Partners, Inc. and related Bill of Sale (previously filed as Exhibit 10.9 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.10 Assignment Agreement, dated as of December 31, 1998, by and among Corrections Partners, Inc., Concept Incorporated, TransCor America, Inc., certain other subsidiaries of Old CCA, and CCA and related Bill of Sale (previously filed as Exhibit 10.10 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.11 Contribution Agreement, dated as of December 31, 1998, by and between Old CCA and CCA (previously filed as Exhibit 10.11 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.12 Contribution Agreement, dated as of December 31, 1998, by and between Old CCA and Prison Management Services, LLC (previously filed as Exhibit 10.12 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.13 Contribution Agreement, dated as of December 31, 1998, by and between Old CCA and Juvenile and Jail Facility Management Services, LLC (previously filed as Exhibit 10.13 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.14 Assignment and Assumption Agreement, dated as of December 31, 1998, by and among Old CCA, Corrections Partners, Inc., Gadsden Correctional Institution, Inc., and Prison Management Services, LLC (previously filed as Exhibit 10.14 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.15 Assignment and Assumption Agreement, dated as of December 31, 1998, by and among Old CCA, Concept Incorporated, Corrections Partners, Inc. and Juvenile and Jail Facility Management Services, LLC (previously filed as Exhibit 10.15 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.16 Services Agreement, dated as of January 1, 1999, by and between Prison Realty and CCA (previously filed as Exhibit 10.16 to Prison Realty's Current Report on Form 8- K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.17 Tenant Incentive Agreement, dated as of January 1, 1999, by and between Prison Realty and CCA (previously filed as Exhibit 10.17 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.18 Note Purchase Agreement, dated as of January 1, 1999, by and between CCA and PMI Mezzanine Fund, L.P., including, as Exhibit R-1 thereto, Registration Rights Agreement, dated as of January 1, 1999, by and between CCA and PMI Mezzanine Fund, L.P. (previously filed as Exhibit 10.22 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.19 Agreement in Principle by and among Sodexho, Old CCA and Old Prison Realty (previously filed as Exhibit 10.13 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.20 1998 Amendment to 1994 Securities Purchase Agreement by and between Old CCA and Sodexho S.A., dated as of December 30, 1998 (previously filed as Exhibit 10.86 to Prison Realty's Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on March 30, 1999 and incorporated herein by reference).

10.21 Agreement in Principle, dated as of October 15, 1998, by and between Baron Asset Fund, and all series thereof, on behalf of itself and one or more mutual funds managed by it, or its affiliates, Old CCA, Old Prison Realty and CCA (previously filed as Exhibit 10.14 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017) Amendment no. 4, filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.22 Administrative Services Agreement, dated as of January 1, 1999, by and between CCA and PMSI (previously filed as Exhibit 10.26 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.23 Administrative Services Agreement, dated as of January 1, 1999, by and between CCA and JJFMSI (previously filed as Exhibit 10.27 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.24 Employment Agreement, dated as of January 1, 1999, by and between Doctor R. Crants and Prison Realty (previously filed as Exhibit
              10.28 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.25 Employment Agreement, dated as of January 1, 1999, by and between Doctor R. Crants and CCA (previously filed as Exhibit 10.29 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.26 Form of Officer and Director Indemnification Agreement by and between Prison Realty and its officers and directors (previously filed as Exhibit 10.48 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.27         Amended and Restated Charter of CCA (previously filed as Exhibit
              10.50 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.28 Bylaws of CCA (previously filed as Exhibit 10.51 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.29         Amended and Restated Charter of PMSI (previously filed as Exhibit
              10.31 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.30 Bylaws of PMSI (previously filed as Exhibit 10.53 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.31         Amended and Restated Charter of JJFMSI (previously filed as
              Exhibit 10.32 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.32 Bylaws of JJFMSI (previously filed as Exhibit 10.55 to Prison Realty's Registration Statement on Form S-4 (Commission File no. 333-65017), filed with the Commission on September 30, 1998 and incorporated herein by reference).

10.33 Credit Agreement, dated as of January 1, 1999, by and among Prison Realty and certain of its subsidiaries and NationsBank, N.A., as Administrative Agent, Lehman Commercial Paper, Inc., as Documentation Agent, and the Bank of Nova Scotia, as Syndication Agent (previously filed as Exhibit 10.33 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.34 Note Purchase Agreement, dated as of December 31, 1998, by and between Prison Realty and MDP Ventures IV LLC (previously filed as
              Exhibit 10.36 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.35 Registration Rights Agreement, dated as of December 31, 1998, by and between Prison Realty and MDP Ventures IV LLC (previously filed as Exhibit 10.37 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.36 Preemptive Rights Agreement, dated as of January 1, 1999, by and between Prison Realty and CCA (previously filed as Exhibit 10.38 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by reference).

10.37 REIT Management Agreement, dated as of July 21, 1997, by and between Old Prison Realty and Prison Realty Management, Inc. (previously filed as Exhibit 10(hh) to Old Prison Realty's Annual Report on Form 10-K (Commission File no. 1-13049), filed with the Commission on March 18, 1998 and incorporated herein by reference).

10.38 Old Prison Realty's 1997 Employee Share Incentive Plan (previously filed as Exhibit 10.25 to Old Prison Realty's Quarterly Report on Form 10-Q (Commission File no. 1- 13049), filed with the Commission on August 25, 1997 and incorporated herein by reference).

10.39 Old Prison Realty's Non-Employee Trustees' Share Option Plan, as amended (previously filed as Exhibit 10.26 to Old Prison Realty's Quarterly Report on Form 10-Q (Commission File no. 1-13049), filed with the Commission on August 25, 1997 and incorporated herein by reference).

10.40 Old Prison Realty's Non-Employee Trustees' Compensation Plan (previously filed as Exhibit 4.3 to Old Prison Realty's Registration Statement on Form S-8 (Commission File no. 333-58339), filed with the Commission on July 1, 1998 and incorporated herein by reference).

10.41 Old CCA's Option Plan, dated as of January 23, 1985, as amended by First Amendment to Old CCA's Stock Option Plan, together with forms of Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement (previously filed as Exhibit 10(c) to Old CCA's Registration Statement on Form S-1 (Commission File no. 33-8052), filed with the Commission on August 15, 1986 and incorporated herein by reference).

10.42 Non-Qualified Stock Option Plan of Old CCA, dated as of January 16, 1986, and related form of Non-Qualified Stock Option Agreement (previously filed as Exhibit 10(d) to Old CCA's Registration Statement on Form S-1 (Commission File no. 33- 8052), filed with the Commission on August 15, 1986 and incorporated herein by reference).

10.43 Old CCA's 1988 Flexible Stock Option Plan (previously filed as Exhibit A to Old CCA's definitive Proxy Statement relating to Old CCA's 1988 Annual Meeting of Shareholders (Commission File no. 0-15719), filed with the Commission on April 29, 1988 and incorporated herein by reference).

10.44 Second Amendment to Old CCA's Stock Option Plan, dated as of March 27, 1987, together with form of Incentive Stock Option Agreement (previously filed as Exhibit 10(aa) to Old CCA's Annual Report on Form 10-K (Commission File no. 0-15719), filed with the Commission on March 31, 1987 and incorporated herein by reference).

10.45 Third Amendment to Old CCA's Stock Option Plan, dated as of March 18, 1988 (previously filed as Exhibit B to Old CCA's definitive Proxy Statement relating to Old CCA's 1988 Annual Meeting of Shareholders (Commission File no. 0-15719), filed with the Commission on April 29, 1988 and incorporated herein by reference).

10.46 Old CCA's 1989 Stock Bonus Plan (previously filed as Exhibit 10(zz) to Old CCA's Annual Report on Form 10-K (Commission File no. 0-15719), filed with the Commission on March 30, 1990 and incorporated herein by reference).

10.47 First Amendment to Old CCA's 1988 Flexible Stock Option Plan, dated as of June 8, 1989 (previously filed as Exhibit 10(mmm) to Old CCA's Annual Report on Form 10-K Commission File no. 0-15719), filed with the Commission on March 30, 1990 and incorporated herein by reference).

10.48 First Amendment to Old CCA's Non-Qualified Stock Option Plan, dated as of June 8, 1989 (previously filed as Exhibit 10(nnn) to Old CCA's Annual Report on Form 10- K (Commission File no. 0-15719), filed with the Commission on March 30, 1990 and incorporated herein by reference).

10.49 Amended and Restated Employee Stock Ownership Plan (previously filed as Exhibit 10(iiii) to Old CCA's Annual Report on Form 10-K (Commission File no. 0-15719), filed with the Commission on March 30, 1992 and incorporated herein by reference).

10.50 Old CCA's Non-Employee Director Stock Option Plan (previously filed as Exhibit 10(yyyy) to Old CCA's Annual Report on Form 10-K (Commission File no. 0- 15719), filed with the Commission on March 31, 1994 and incorporated herein by reference).

10.51 First Amendment to Old CCA's 1991 Flexible Stock Option Plan, dated as of March 11, 1994 (previously filed as Exhibit 10.102 to Old CCA's Annual Report on Form 10-K (Commission File no. 1-13049), filed with the Commission on March 31, 1995 and incorporated herein by reference).

10.52 Amendments to the Amended and Restated Old CCA Employee Stock Ownership Plan, dated as of June 3, 1994 (previously filed as
              Exhibit 10.109 to Old CCA's Annual Report on Form 10-K (Commission File no. 1-13049), filed with the Commission on March 31, 1995 and incorporated herein by reference).

10.53 Amended and Restated Old CCA 1989 Stock Bonus Plan, dated as of February 20, 1995 (previously filed as Exhibit 10.138 to Old CCA's Annual Report on Form 10-K (Commission File no. 1-13560), filed with the Commission on March 31, 1995 and incorporated herein by reference).

10.54 Old CCA's 1995 Employee Stock Incentive Plan, effective as of March 20, 1995 (previously filed as Exhibit 4.3 to Old CCA's Registration Statement on Form S-8 (Commission File no. 33-61173), filed with the Commission on July 20, 1995 and incorporated herein by reference).

10.55 First Amendment to Amended and Restated Old CCA 1989 Stock Bonus Plan, dated as of November 3, 1995 (previously filed as Exhibit
              10.153 to Old CCA's Annual Report on Form 10-K (Commission File no. 1-13560), filed with the Commission on March 29, 1996 and incorporated herein by reference).

10.56 Option Agreement, dated March 31, 1997, by and between Old CCA and Joseph F. Johnson, Jr. relating to the grant of an option to purchase 80,000 shares of Old CCA Common Stock (previously filed as Appendix B to Old CCA's definitive Proxy

              Statement relating to Old CCA's 1998 Annual Meeting of Shareholders (Commission File no. 0-15719), filed with the Commission on March 31, 1998 and incorporated herein by reference).

10.57 Old CCA's Non-Employee Directors' Compensation Plan (previously filed as Appendix A to Old CCA's definitive Proxy Statement relating to Old CCA's 1998 Annual Meeting of Shareholders (Commission File no. 0-15719), filed with the Commission on March 31, 1998 and incorporated herein by reference).

10.58 Amended and Restated Tenant Incentive Agreement by and between Prison Realty and CCA (previously filed as Exhibit 10.1 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly ended March 31, 1999 (Commission File no. 0-25245), filed with the Commission on May 14, 1999 and incorporated herein by reference).

10.59 Business Development Agreement by and between Prison Realty and CCA (previously filed as Exhibit 10.2 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly ended March 31, 1999 (Commission File no. 0-25245), filed with the Commission on May 14, 1999 and incorporated herein by reference).

10.60 Amended and Restated Credit Agreement, dated as of August 4, 1999, by and among Prison Realty, as Borrower, certain subsidiaries of Prison Realty, as Guarantor, the several lenders from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent, Societe Generale, as Documentation Agent, The Bank of Nova Scotia, as Syndication Agent, SouthTrust Bank, N.A., as Co-Agent, and Lehman Brothers Inc., as Advisor, as Lead Arranger, and as Book Manager (previously filed as Exhibit 10.1 to Prison Realty's Quarterly Report on Form 10-Q for the quarterly ended June 30, 1999 (Commission File no. 0-25245), filed with the Commission on August 17, 1999 and incorporated herein by reference).

10.61 Securities Purchase Agreement, dated as of December 26, 1999, by and between Prison Realty, CCA, PMSI, and JJFMSI, on the one hand, and Prison Acquisition Company, L.L.C., on the other hand, including: (i) as Exhibit A thereto, the Agreement and Plan of Merger; (ii) as Exhibit B thereto, the Form of Articles of Amendment and Restatement of Prison Realty; (iii) as Exhibit C thereto, the Amended and Restated Bylaws of Prison Realty; (iv) as Exhibit D thereto, the Form of Articles Supplementary for Series B Cumulative Convertible Preferred Stock; (v) as Exhibit E thereto, the Form of Warrant; (vi) as Exhibit F thereto, the Form of Articles Supplementary for Series C Cumulative Convertible Preferred Stock; (vii) as Exhibit G thereto, the Form of Registration Rights Agreement; and (viii) as Exhibit H thereto, the Financing Commitment Letter (previously filed as Exhibit 10.1 to Prison Realty's Current Report on Form 8-K (Commission File no. 0- 25245), filed with the Commission on December 28, 1999 and incorporated herein by reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from that filing, and Prison Realty agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

10.62 First Amendment to Master Agreement to Lease, dated as of December 31, 1999, by and between Prison Realty and CCA. (previously filed as Exhibit 10.67 to Prison Realty's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File no. 0-25245), filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.63 Master Amendment to Lease Agreements, dated as of December 31, 1999, by and between Prison Realty and CCA (previously filed as Exhibit 10.68 to Prison Realty's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File no. 0-25245), filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.64         Severance Agreement, dated as of December 31, 1999, by and among
              D. Robert Crants, III, Prison Realty and CCA (previously filed as
              Exhibit 10.69 to Prison Realty's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File no. 0-25245), filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.65 Severance Agreement, dated as of December 31, 1999, by and among Michael W. Devlin, Prison Realty and CCA (previously filed as
              Exhibit 10.70 to Prison Realty's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File no. 0-25245), filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.66 First Amendment to Securities Purchase Agreement, dated as of February 28, 2000, by and among Prison Realty, CCA, PMSI, and JJFMSI, on the one hand, and Prison Acquisition Company, L.L.C., a Delaware limited liability company, on the other hand (previously filed as Exhibit 10.1 to Prison Realty's Current Report on Form 8-K filed with the Commission on March 1, 2000 and incorporated herein by this reference).

10.67 Securities Purchase Agreement as executed by Prison Realty, CCA, PMSI and JJFMSI, on the one hand, and Pacific Life Insurance Company ("Pacific Life"), on the other hand, on April 16, 2000 with the following exhibits attached: (i) as Exhibit A thereto, Agreement and Plan of Merger, dated as of December 26, 1999, by and among Prison Realty, CCA Acquisition Sub, Inc., PMSI Acquisition Sub, Inc. and JJFMSI Acquisition Sub, Inc., and CCA, PMSI and JJFMSI; (ii) as Exhibit B thereto, the Form of Articles of Amendment and Restatement of Prison Realty; (iii) as Exhibit

              C thereto, the Amended and Restated Bylaws of Prison Realty ; (iv) as Exhibit D thereto, the Form of Articles Supplementary for Series C Cumulative Convertible Preferred Stock; (v) as Exhibit E thereto, the Form of Articles Supplementary for Series B Cumulative Convertible Preferred Stock; (vi) as Exhibit F thereto, the Form of Warrant; and (vii) as Exhibit G thereto, the Form of Registration Rights Agreement (the Securities Purchase Agreement, together with items (i), (iii), (iv), (v), (vi), (vii), have been previously filed as Exhibit 10.1 to Prison Realty's Current Report on Form 8-K filed with the Commission on April 18, 2000 and incorporated herein by this reference, with the Agreement and Plan of Merger having been previously filed as Exhibit 2.1 to Prison Realty's Current Report on Form 8-K filed with the Commission on December 28, 1999 and incorporated herein by this reference).

10.68 Waiver and Amendment, dated as of June 9, 2000, by and among Prison Realty, as Borrower, certain of Prison Realty's subsidiaries as Subsidiary Guarantors, the Lenders, and Lehman Commercial Paper Inc., as Administrative (previously filed as
              Exhibit 10.1 to Prison Realty's Current Report on Form 8-K (Commission File no. 0- 25245), filed with the Commission on June 12, 2000 and incorporated herein by reference).

10.69 Second Master Amendment to Lease Agreements, dated June 9, 2000, by and between Prison Realty and Corrections Corporation of America ("CCA") (previously filed as Exhibit 10.2 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 12, 2000 and incorporated herein by reference).

10.70 Amendment Number One to Amended and Restated Tenant Incentive Agreement, dated June 9, 2000, by and between Prison Realty and CCA (previously filed as Exhibit 10.3 to Prison Realty's Current Report on Form 8-K (Commission File no. 0- 25245), filed with the Commission on June 12, 2000 and incorporated herein by reference).

10.71 Amendment Number One to Business Development Agreement, dated June 9, 2000, by and between Prison Realty and CCA (previously filed as Exhibit 10.4 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 12, 2000 and incorporated herein by reference).

10.72 Amendment Number One to Amended and Restated Services Agreement, dated June 9, 2000, by and between Prison Realty and CCA (previously filed as Exhibit 10.5 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 12, 2000 and incorporated herein by reference).

10.73 Mutual Termination and Release Agreement dated June 30, 2000, by and among Prison Realty, CCA, PMSI, and JJFMSI, on the one hand, and Pacific Life, on the other hand (previously filed as Exhibit
              10.1 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 30, 2000 and incorporated herein by reference).

10.74 Mutual Written Consent to Terminate Agreement and Plan of Merger, dated as of June 30, 2000, by and among Prison Realty, CCA Sub, PMSI Acquisition Sub, Inc., JJFMSI Acquisition Sub, Inc., CCA, PMSI, and JJFMSI (previously filed as Exhibit 10.2 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 30, 2000 and incorporated herein by reference).

10.75 Stock Purchase Agreement, dated as of June 30, 2000, by and between Prison Realty and Baron Asset Fund, and all series thereof, on behalf of itself and one or more mutual funds managed by it, or its affiliates (previously filed as Exhibit 10.3 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 30, 2000 and incorporated herein by reference).

10.76 Waiver and Amendment, dated as of June 30, 2000, by and between Prison Realty and MDP Ventures IV LLC, with form of replacement note and PIK note attached thereto as Exhibit B and C, respectively (previously filed as Exhibit 10.4 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 30, 2000 and incorporated herein by reference).

10.77 Waiver and Amendment, dated as of June 30, 2000, by and between Prison Realty and PMI Mezzanine Fund, L.P., with form of replacement note attached thereto as Exhibit B (previously filed as Exhibit 10.5 to Prison Realty's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 30, 2000 and incorporated herein by reference).

12 Statement re: computation of ratios (included in this joint proxy statement/prospectus).

21            Subsidiaries of Prison Realty.

23.1          Consent of Arthur Andersen LLP with respect to Prison Realty.

23.2          Consent of Arthur Andersen LLP with respect to CCA.

24            Powers of Attorney (included on signature pages).